As filed with the U.S. Securities and Exchange Commission on September 27, 2021.

Registration No. 333-257367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Austerlitz Acquisition Corporation I

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1583472
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1701 Village Center Circle

Las Vegas, NV 89134

Telephone: (702) 323-7330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Gravelle

General Counsel and Corporate Secretary

1701 Village Center Circle

Las Vegas, NV 89134

Telephone: (702) 323-7330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael J. Aiello Sachin Kohli Weil, Gotshal & Manges LLP 767 5th Avenue New York, NY 10153 Telephone: (212) 310-8000	Craig S. Billings Chief Executive Officer and President Wynn Interactive Ltd. 3131 Las Vegas Boulevard South Las Vegas, NV 89109 Telephone: (702) 770-7555	Eric L. Schiele, P.C. Jonathan Davis, P.C. Robert M. Hayward, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Non-accelerated filer	☒
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

*

The Registrant intends, subject to shareholder approval, to effect a domestication under Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised), pursuant to which the Registrant’s jurisdiction of incorporation shall be Bermuda.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A ordinary shares exchanged as part of the Domestication (as defined below)	83,785,715(1)	$9.97(2)	$835,343,579	$91,135.98
Class V ordinary shares issued in connection with the Merger (as defined below)	300,000,000(3)	$10.00	$3,000,000,000	$327,300.00
Class A ordinary shares to be issued on conversion of the Class C ordinary shares	14,785,715	$10.00	$147,857,150	$16,131.22
Warrants to purchase Class A ordinary shares	27,783,333(4)	—	—(5)	—
Total	—	—	$3,983,200,729	$434,567.20(6)

*

The Registrant intends, subject to shareholder approval, to effect a domestication under Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised), pursuant to which the Registrant’s jurisdiction of incorporation shall be Bermuda.

This registration statement relates to the registration of securities that will be issued by Austerlitz Acquisition Corporation I (“Austerlitz”) in connection with a series of transactions that comprise the business combination described in this registration statement and the accompanying proxy statement/prospectus, including securities that may be issued in the future upon the exercise, exchange or conversion of certain of the securities issued in the business combination as described herein.

(1)

Represents the number of WBET Class A common shares that will be issued pursuant to the Domestication (as defined below), including (i) 69,000,000 WBET Class A common shares on a one-for-one basis in exchange for outstanding Austerlitz Class A ordinary shares and (ii) 14,785,715 WBET Class A common shares that will be issued on a one-for-one in exchange for outstanding Austerlitz Class B ordinary shares.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Austerlitz on the NYSE on June 18, 2021 (such date being within five business days of the date the registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(3)	Assumes no redemptions by Austerlitz shareholders.
(4)	The number of warrants to acquire Austerlitz Class A ordinary shares being registered represents (i) 17,250,000 public warrants and (ii) 10,533,333 private placement warrants.
(5)	No fee pursuant to Rule 457(g).
(6)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF AUSTERLITZ ACQUISITION CORPORATION I

AND

PROSPECTUS FOR

398,571,430 CLASS A ORDINARY SHARES, 27,783,333 WARRANTS AND 300,000,000 CLASS V ORDINARY SHARES OF AUSTERLITZ ACQUISITION CORPORATION I (AFTER ITS DOMESTICATION AS AN EXEMPTED COMPANY LIMITED BY SHARES REGISTERED BY CONTINUATION IN BERMUDA, WHICH WILL BE RENAMED WYNN INTERACTIVE LIMITED IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

Dear Austerlitz Acquisition Corporation I Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“Austerlitz”) at [●], at [●] Eastern Time, on [●], 2021. Rather than attending in person, you may also attend via live webcast on the internet by visiting [●].

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the Closing Date prior to the Effective Time (as described below), among other things, (i) Austerlitz will change its name to “Wynn Interactive Limited” (“WBET”), (ii) all of the issued and outstanding shares of Austerlitz will be converted into common shares of a Bermuda exempted company limited by shares and (iii) the governing documents of Austerlitz will be amended and restated. As used in the accompanying proxy statement/prospectus, “WBET” refers to Austerlitz after giving effect to the Domestication and the Business Combination.

At the Extraordinary General Meeting, Austerlitz shareholders will be asked to consider and vote upon a proposal to approve and adopt that certain business combination agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of May 10, 2021, by and among Austerlitz, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct wholly owned subsidiary of Austerlitz (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (collectively, the “Business Combination Proposal”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

On the Closing Date, prior to the time at which the Effective Time occurs, Austerlitz will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands to Bermuda and registering as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), upon which Austerlitz will change its name to “Wynn Interactive Limited” (for further details, see the section entitled “Proposal No. 2—The Domestication Proposal”). We refer to Wynn Interactive Limited following the Domestication as “WBET.”

(b)	Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication, the “Business Combination”), with the Company as the surviving company in the

Merger and, after giving effect to such Merger, the Company will become a wholly-owned subsidiary of WBET. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of the Company (other than treasury shares and any dissenting shares under the Bermuda Companies Act) will be exchanged for WBET Class A common shares (“WBET Class A Shares”) or Class V common shares (“WBET Class V Shares”), and outstanding Company options to purchase shares of the Company (whether vested or unvested) will be exchanged for comparable options to purchase WBET Class A Shares. The Current Company Equityholders (as defined in the following proxy statement/prospectus) will not receive any of the WBET Class C common shares (“WBET Class C Shares”), which will be held solely by Sponsor and certain Sponsor Persons. As of the date of this proxy statement/prospectus, there are 14,785,715 Austerlitz Class C ordinary shares issued and outstanding, which are held solely by Sponsor and certain Sponsor Persons, and will be converted into WBET Class C Shares (subject to the Class C Forfeiture, as defined below) on a one-for-one basis on the Closing Date. For further details see the section entitled “Proposal No. 1—The Business Combination Proposal—Consideration to the Company Equityholders in the Business Combination.”

In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae Holdings, Inc. (“Cannae”) entered into a Backstop Agreement whereby Cannae has agreed, subject to the terms and conditions included therein, immediately prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), to subscribe for Austerlitz Class A ordinary shares in order to fund redemptions by shareholders of Austerlitz in connection with the Business Combination, in an amount of up to $690,000,000 (the “Cannae Backstop”).

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (a) a proposal to approve that the Amended and Restated Memorandum and Articles of Association of Austerlitz currently in effect (the “Austerlitz Organizational Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the WBET Memorandum of Continuance and the WBET Bye-Laws (a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, the “WBET Bye-Laws”)) including the authorization of the change of name to ‘Wynn Interactive Limited’, in each case effective upon the Domestication (the “Bye-Laws Proposal”), (b) the proposals to approve certain governance provisions in the WBET Bye-Laws , which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Non-Binding Governance Proposals”), (c) a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of ordinary shares of Austerlitz in connection with the consummation of the transactions contemplated by the Business Combination Agreement (the “Share Issuance Proposal”), (d) a proposal to approve the Wynn Interactive Limited 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex L (the “Omnibus Incentive Plan Proposal”) and (e) a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Austerlitz Shareholders (as defined herein) or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient ordinary shares of Austerlitz represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting (the “Adjournment Proposal”). Certain shareholders of Austerlitz will also be asked to consider and vote upon (x) a proposal to approve that Austerlitz be transferred by way of continuation from the Cayman Islands to Bermuda and registered as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act and, immediately upon being de-registered in the Cayman Islands, Austerlitz be continued and registered as an exempted company limited by shares under the laws of Bermuda (the “Domestication Proposal”) and (y) a proposal to approve the election of nine directors as described in the accompanying proxy statement/prospectus (the “Director Election Proposal”).

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Bye-Laws Proposal, the Omnibus Incentive Plan Proposal, and the Share Issuance Proposal (collectively, the “Required Austerlitz Approvals”) are approved at the Extraordinary General Meeting.

The Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Requisite Austerlitz Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

In connection with the signing of the Business Combination, certain related agreements were entered into, including the Sponsor Agreement, the Backstop Agreement and the Company Support Agreement (each as defined in the accompanying proxy statement/prospectus). Certain additional agreements will be entered in connection with the Closing of the Business Combination, including the Investor Rights Agreement, the Amended and Restated Registration Rights Agreement, the Statutory Merger Agreement and the Amended and Restated Commercial Intercompany Agreements (each as defined in the accompanying proxy statement/prospectus). See the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Austerlitz Organizational Documents, a holder of Austerlitz’s public shares (a “public shareholder”) may request that Austerlitz redeem all or a portion of such public shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Austerlitz will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of Austerlitz’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [•], 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of WBET that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Austerlitz Shareholders—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Austerlitz amended and restated that certain letter agreement, dated March 2, 2021, between Austerlitz and Austerlitz Acquisition Sponsor, LP I, a Cayman Islands exempted limited partnership (the “Sponsor”), and certain of its directors and officers (the “Insiders”), and entered into the Sponsor Agreement with the Sponsor, Cannae and certain of the Insiders (together, the “Sponsor Persons”). Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (i) to vote any Austerlitz securities in favor of the Business Combination and other Austerlitz shareholder matters, (ii) not to seek redemption of any Austerlitz shares and (iii) not to transfer any Austerlitz securities for the period beginning on the Closing Date until the earlier of (x) one (1) year following the Closing Date or (y) if the volume weighted average price of the WBET Class A Shares equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period commencing 150 days after the Closing Date, and (iv) to be bound to certain other obligations as described therein. Additionally, (i) the Sponsor and certain Insiders have also agreed to forfeit up to 3,696,429 Austerlitz Class B ordinary shares and up to 3,696,429 Austerlitz Class C ordinary shares (“Class C Forfeiture”), in accordance with the terms of the Sponsor Agreement (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Backstop is utilized), and (ii) in the event that the Austerlitz transaction expenses exceed

$34,150,000 (such excess the “Expenses Overage”), certain Sponsor Persons shall forfeit and surrender to Austerlitz a number of Austerlitz Class B ordinary shares equal to the Expenses Overage divided by 10.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Austerlitz redeem public shares in an amount that would cause WBET’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Cannae Backstop.

Concurrently with the consummation of the Business Combination, WBET, WSI Investment, LLC (“Wynn Investment”), Sponsor and Cannae (if applicable) will enter into an investor rights agreement (the, “Investor Rights Agreement”), relating to among other things, the composition of the WBET board of directors (the “WBET Board”) and certain consent rights for Wynn Investments. Pursuant to the terms of the Investor Rights Agreement, effective as of the Closing Date, it is anticipated that the WBET Board will be comprised of nine directors as follows: (i) one director designated by Sponsor, (ii) five directors designated by Wynn Investment, and (iii) three directors designated by the Company after consultation with Austerlitz.

In addition, for so long as Wynn Resorts, Limited (“Wynn Parent”) and its affiliates have a “Continuing Ownership Percentage” (as described in the proxy statement/prospectus) of 50% or more, WBET will not take, and will not permit WBET’s subsidiaries to take, and the WBET Board shall not authorize or approve, certain actions without the prior written approval of Wynn Investment, including increasing or decreasing the size of the WBET Board, amending or changing WBET’s organizational documents in any manner that modifies any specific rights of Wynn Parent or certain of its affiliates or materially and adversely affects Wynn Parent or certain of its affiliates in their capacity as shareholders of WBET, acquiring equity, assets, properties or business or disposing assets or properties of up to a certain threshold, incurring indebtedness that would increase the leverage beyond a certain threshold, terminating or replacing certain executive officers of WBET, declaring and paying dividend and redeeming, repurchasing or acquiring any shares of WBET. For additional details, see “Proposal No. 1—Business Combination Proposal—Related Agreements—Approval Rights.”

Austerlitz’s units trade on the New York Stock Exchange (“NYSE”) (each of which consists of one share of Austerlitz Class A ordinary share and one-fourth of one redeemable warrant to acquire a share of Austerlitz Class A ordinary share) and are currently listed and trade under the symbol “AUS.U” while the Austerlitz Class A ordinary shares and warrants are listed under the symbols “AUS” and “AUS.WS,” respectively. Austerlitz intends to apply for listing on the NASDAQ, effective upon the completion of the Business Combination, of the WBET Class A Shares and WBET warrants under the proposed symbols “WBET” and “WBET.WS” respectively.

WBET will have three classes of shares: (i) WBET Class A Shares, (ii) WBET Class C Shares, and (iii) WBET Class V Shares. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger, the consideration to be paid to the existing shareholders of the Company will be, in the aggregate, a number of WBET Class A Shares and WBET Class V Shares (the “Merger Consideration”) equal to (a) the quotient obtained by dividing (i) the agreed company equity value of $3,000,000,000 by (ii) ten dollars ($10.00), minus (b) a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (i) the number of WBET Class A Shares purchased by Cannae pursuant to the Backstop Agreement divided by sixty-nine million (69,000,000), by (ii) 3,696,429; provided that in no event will the number of shares deducted pursuant to clause (b) exceed 3,696,429. At the effective time of the Merger, the common shares of the Company will be converted into the right to receive, in the aggregate, the Merger Consideration.

The Company will have the right to determine the allocation of the aggregate equity consideration as between WBET Class A Shares and WBET Class V Shares (including the determination that the aggregate equity consideration may consist solely of WBET Class V Shares). The Company will give all Current Company

Equityholders WBET Class V Shares unless a Current Company Equityholder requests delivery of a WBET Class A Share and agrees to a twelve-month post-closing contractual lock-up. The Company does not currently expect any Current Company Equityholder to request WBET Class A Shares. The WBET Class A Shares are voting and economic interests in the Company and will be entitled to one vote per share. The WBET Class V Shares are voting and economic interests in the Company and will be entitled to ten votes per share.

Immediately following the completion of the Business Combination, the ownership of WBET shall be as follows in a No Redemptions scenario (excluding Dilutive Securities (as defined herein) and assuming that all Current Company Equityholders receive WBET Class V Shares): (i) Sponsor is expected to have a 2.92% economic interest and 0.36% voting interest; (ii) Existing Austerlitz Shareholders are expected to have a 18.15% economic interest and 2.24% voting interest; (iii) Wynn Parent is expected have a 58.44% economic interest and 72.12% voting interest; (iv) other current Company equityholders (other than Wynn Parent) are expected to have a 20.49% economic interest and 25.28% voting interest; and (v) Cannae is expected to have a 0% economic interest and 0% voting interest. Based on the voting power held by Wynn Parent immediately following the completion of the Business Combination, Wynn Parent will control all decisions put to stockholders of WBET. For additional information and details regarding the assumptions made in calculating the foregoing interests, see “Proposal No. 1—The Business Combination Proposal—Ownership of WBET Immediately Following the Business Combination.”

Austerlitz is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

Austerlitz (and WBET, following the Business Combination) will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Austerlitz IPO, (b) in which Austerlitz or WBET, as applicable, has total annual gross revenue of at least $1.07 billion, or (c) in which Austerlitz or WBET, as applicable, is deemed to be a large accelerated filer, which means the market value of Austerlitz Shares or WBET Shares, as applicable, that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Austerlitz or WBET, as applicable, has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Following the Business Combination, Wynn Parent will own a majority of the voting power of WBET’s Shares. As a result, WBET will be a “controlled company” under NASDAQ rules. As a controlled company, WBET will be exempt from certain corporate governance requirements, including those that would otherwise require the WBET Board to have a majority of independent directors and require that WBET either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of WBET’s executive officers and nominees of directors are determined or recommended to the WBET Board by independent members of the WBET Board. Because WBET intends to avail itself of the “controlled company” exception under the NASDAQ rules, WBET may choose to rely upon these exemptions and, as a result, holders of WBET Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Austerlitz is providing the accompanying proxy statement/prospectus and accompanying proxy card to Austerlitz’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Austerlitz’s shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of Austerlitz’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Austerlitz has approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Austerlitz’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Austerlitz, you should keep in mind that Austerlitz’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal-—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Bye-Laws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Non-Binding Governance Proposals and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination only the holders of Austerlitz Class B ordinary shares and Austerlitz Class C ordinary shares are entitled to vote on the Domestication Proposal and the Director Election Proposal.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO AUSTERLITZ’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Austerlitz’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Richard N. Massey
Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES OR GAMING AUTHORITY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated             , 2021 and is first being mailed to shareholders on or about             , 2021.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2021

AUSTERLITZ ACQUISITION CORPORATION I

1701 Village Center Circle

Las Vegas, NV 89134

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2021

TO THE SHAREHOLDERS OF AUSTERLITZ ACQUISITION CORPORATION I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Extraordinary General Meeting”) of Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“Austerlitz”), will be held at              Eastern Time, on             , 2021 at             . Only shareholders of Austerlitz (“Austerlitz Shareholders”) of record as of             , the record date for the Extraordinary General Meeting, are entitled to notice of and to attend and vote at the Extraordinary General Meeting. Cayman Islands law requires there to be a physical location for the Extraordinary General Meeting. However, given the ongoing global pandemic, the Extraordinary General Meeting will also be held virtually via live webcast. Such Austerlitz Shareholders may attend the Extraordinary General Meeting by visiting the Extraordinary General Meeting website at [•], where they will be able to listen to the meeting live and vote during the meeting. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Austerlitz Shareholders and Austerlitz, and (ii) to protect the health and safety of our shareholders. You are cordially invited to attend the Extraordinary General Meeting, which will be held for the following purposes:

1.

Proposal No. 1—The Business Combination Proposal—a proposal to approve Austerlitz’s entry into the Business Combination Agreement, dated as of May 10, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Austerlitz, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda. (the “Company”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and register as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and (ii) Merger Sub will merge with and into the Company (the “Merger” and together with the Domestication the “Business Combination”), with the Company being the surviving company of the Merger.

2.

Proposal No. 2—The Bye-Laws Proposal—a proposal to approve that the Amended and Restated Memorandum and Articles of Association of Austerlitz currently in effect (the “Austerlitz Organizational Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the WBET Memorandum of Continuance and WBET Bye-Laws (a copy of which is attached to this proxy statement/prospectus as Annex B) (together, the “WBET Organizational Documents”) including the authorization of the change of name to ‘Wynn Interactive Limited’ in each case effective upon the Domestication.

3.

Proposal No. 3 – The Non-Binding Governance Proposals—the proposals to approve the following governance provisions in the WBET Bye-Laws, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis to give shareholders the opportunity to present their separate views on important corporate governance provisions:

•

Proposal 3A: Multi-Class Shares: To approve a multi-class share structure in the WBET Bye-Laws, in which holders of WBET Class A Shares and WBET Class C Shares will be entitled to cast one vote per WBET Class A Share or WBET Class C Share on each matter submitted to the shareholders, and holders of WBET Class V Shares will be entitled to cast ten votes per WBET Class V Share on each matter submitted to the shareholders.

•

Proposal 3B: Election, Number and Removal of Directors: To approve provisions of the WBET Bye-Laws relating to director election, removal and number of directors to other similarly situated public companies, including to provide for the election of directors by shareholders.

•

Proposal 3C: Powers of Directors: To allow Wynn Parent to continue to execute on WBET’s long-term strategy in respect of certain matters, for so long as it owns the requisite threshold of WBET Shares that it held immediately following the Closing.

•

Proposal 3D: Approval of Business Combinations: To approve provisions of WBET Bye-Laws that enables WBET to consummate a merger or other form of business combination with the approval of at least a majority of the WBET shareholders if such merger or business combination is approved by the WBET Board, instead of a two-thirds majority as currently provided in Austerlitz Organizational Documents. The approval of a two-third majority is still required if the WBET Board does not approve the merger or business combination.

•

Proposal 3E: Provisions relating to Gaming Operations: To provide for certain restrictions to control the gaming operations of WBET, including to ensure proper compliance with Gaming Laws where applicable.

4.

Proposal No. 4—The Share Issuance Proposal—a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of ordinary shares of Austerlitz in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

5.

Proposal No. 5—The Adjournment Proposal—a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Austerlitz Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Austerlitz ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

6.

Proposal No. 6—The Domestication Proposal—a proposal to approve that Austerlitz be transferred by way of continuation from the Cayman Islands to Bermuda and registered as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act and, immediately upon being de-registered in the Cayman Islands, Austerlitz be continued and registered as an exempted company limited by shares under the laws of Bermuda. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Domestication Proposal.

7.

Proposal No. 7—The Director Election Proposal—a proposal to approve the election of nine director nominees as described in the proxy statement/prospectus. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Director Election Proposal.

8.

Proposal No. 8—The Omnibus Incentive Plan Proposal—a proposal to approve the Wynn Interactive Limited 2021 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex L.

Each of the Business Combination Proposal, the Bye-Laws Proposal, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, and the Domestication Proposal (such proposals, together the “Required Austerlitz Proposals”) is conditioned on the approval and adoption of each of the other Required Austerlitz Proposals. The Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Required Austerlitz Proposals. The Adjournment Proposal is not conditioned on any other approval.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

This proxy statement/prospectus and accompanying proxy card is being provided to Austerlitz’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of Austerlitz’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of this proxy statement/prospectus.

After careful consideration, the board of directors of Austerlitz has approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Austerlitz’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Austerlitz, you should keep in mind that Austerlitz’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Austerlitz Organizational Documents, an Austerlitz shareholder may request that Austerlitz redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Austerlitz’s transfer agent, in which you (i) request that Austerlitz redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(ii)	deliver your public shares to Continental, Austerlitz’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Austerlitz will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Austerlitz’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 8, 2021, this would have amounted to approximately $9.93 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is Class A common shares of WBET that will be redeemed. See “Extraordinary General Meeting of Austerlitz Shareholders—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Austerlitz amended and restated (a) that certain letter agreement, dated March 2, 2021, between Austerlitz and Austerlitz Acquisition Sponsor, LP I, a Cayman Islands exempted limited partnership (the “Sponsor”), and (b) that certain letter agreement, dated as of March 2, 2021, by and between Austerlitz and each of the Sponsor and certain of its directors and officers (the “Insiders”), and entered into the Sponsor Agreement with the Sponsor, Cannae and the Insiders (together, the “Sponsor Persons”). Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (i) to vote any Austerlitz securities in favor of the Business Combination and Austerlitz shareholder matters, (ii) not to seek redemption of any Austerlitz shares and (iii) not to transfer any Austerlitz securities for the period beginning on the Closing Date until the earlier of (x) one (1) year following the Closing Date or (y) if the volume weighted average price of the WBET Class A Shares equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period commencing 150 days after the Closing Date, and (iv) to be bound to certain other obligations as described therein. Additionally, the Sponsor and certain Insiders have also agreed to forfeit (i) up to 3,696,429 AUS Class B Shares and up to 3,696,429 AUS Class C Shares, respectively, in accordance with the terms of the Sponsor Agreement (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Backstop is utilized), and (ii) in the event that the Austerlitz transaction expenses exceed $34,150,000 (such excess the “Expenses Overage”), certain Sponsor Persons shall forfeit and surrender to Austerlitz a number of AUS Class B Shares equal to the Expenses Overage divided by 10.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Austerlitz redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

The approval of each of the Domestication Proposal and the Bye Laws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Non-Binding Governance Proposals and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The Business Combination will be consummated only if the Required Austerlitz Proposals are approved at the Extraordinary General Meeting. Each of the Requisite Austerlitz Proposals is cross-conditioned on the approval of each other. The Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Required Austerlitz Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary

General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact             .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Austerlitz Acquisition Corporation I,

Richard N. Massey
Chief Executive Officer and Director

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO AUSTERLITZ’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Austerlitz, constitutes a prospectus under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to certain securities of the Company to be issued in connection with the Business Combination described below and a notice of meeting and a proxy statement of Austerlitz under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the Extraordinary General Meeting of Austerlitz Shareholders to be held in connection with the Business Combination and at which Austerlitz Shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, among other matters.

This registration statement and this proxy statement/prospectus is available without charge to shareholders of Austerlitz upon written or oral request. This document and other filings by Austerlitz with the SEC may be obtained by either written or oral request to Austerlitz Acquisition Corporation I, 1701 Village Center Circle, Las Vegas, NV, 89134 or by telephone at (702) 323-7330.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you are an Austerlitz Shareholder and have questions about the proposals to be considered at the Extraordinary General Meeting or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing AUS.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of this proxy statement/ prospectus for further information.

This proxy statement/prospectus incorporates by reference important business and financial information about Austerlitz that is not included in or delivered with the document.

Information contained on the Austerlitz website, the Wynn Interactive Ltd. website or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary General Meeting, or no later than [●], 2021.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, all references in this proxy statement/prospectus to “we,” “us” or “our” refer to (i) Austerlitz prior to the consummation of the Business Combination and to (ii) the Post-Closing Company following the consummation of the Business Combination.

Definitions

The following terms used in this document have the meaning set forth below:

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Amended and Restated Registration Rights Agreement” means the registration rights agreement to be entered into on the Closing Date by and among the Post-Closing Company, Wynn Parent, the Sponsor, Cannae and certain of the Insiders, in substantially the form attached hereto as Annex D.

“AUS Class A Shares” means Class A ordinary shares, par value $0.0001 per share, of Austerlitz.

“AUS Class B Shares” means Class B ordinary shares, par value $0.0001 per share, of Austerlitz.

“AUS Class C Shares” means Class C ordinary shares, par value $0.0001 per share, of Austerlitz.

“Austerlitz” means Austerlitz Acquisition Corporation I, a Cayman Islands exempted company.

“Austerlitz Board” means the board of directors of Austerlitz.

“Austerlitz IPO” means the initial public offering of Austerlitz, which was consummated on March 2, 2021.

“Austerlitz Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of Austerlitz.

“Austerlitz Parties” means Austerlitz and Merger Sub.

“Austerlitz Public Shares” means AUS Class A Shares purchased in the Austerlitz IPO.

“Austerlitz Public Shareholders” means those Austerlitz Shareholders who hold Austerlitz Public Shares.

“Austerlitz Public Warrants” means each one-fourth of one redeemable warrant purchased in the Austerlitz IPO.

“Austerlitz Shareholder Matters” refers to collectively, (1) the Business Combination Proposal, (2) the Bye-Laws Proposal, (3) the non-binding Governance Proposals, (4) the Share Issuance Proposal, (5) the Adjournment Proposal, (6) the Domestication Proposal, (7) the Director Election Proposal, and (8) the Omnibus Incentive Plan Proposal.

“Austerlitz Shareholders” means the holders of Austerlitz Shares.

“Austerlitz Shareholder Redemption” means Austerlitz Public Shareholder’s election to redeem AUS Class A Shares (effective upon the consummation of the Transactions) in respect of such shares not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Extraordinary General Meeting.

“Austerlitz Shares” means the AUS Class A Shares, AUS Class B Shares and AUS Class C Shares, taken together.

“Austerlitz Units” means the 69,000,000 units offered in the Austerlitz IPO, at $10.00 per unit, with each unit consisting of (i) one AUS Class A Share and (ii) one-fourth of one redeemable Austerlitz Public Warrant.

“Backstop Agreement” means that certain backstop facility agreement, dated as of May 10, 2021, between Austerlitz and Cannae.

“BCA Gaming Approvals” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws that are required to effectuate the Business Combination.

“Bermuda Companies Act” means the Bermuda Companies Act 1981, as amended.

“BetBull” means BetBull Limited, a Malta based corporation.

“Business Combination” means, together, the Domestication and the Merger.

“Business Combination Agreement” means that certain business combination agreement, dated as of May 10, 2021, by and among Merger Sub, the Company and Austerlitz.

“Cannae” means Cannae Holdings, Inc., a Delaware corporation.

“Cannae Backstop” means the backstop agreement by Cannae, as set forth in the Backstop Agreement, to subscribe for up to 69,000,000 AUS Class A Shares, for a purchase price of up to $690,000,000, in order to fund redemptions by the Austerlitz Shareholders in connection with the Business Combination.

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (as revised).

“Closing” means the closing of the Transactions.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda.

“Company Board” means the board of directors of the Company.

“Company Class A Shares” means Class A common shares, par value $0.0001 per share, of the Company.

“Company Class B Shares” means Class B common shares, par value $0.0001 per share, of the Company.

“Company Class C Shares” means Class C common shares, par value $0.0001 per share, of the Company.

“Company Class D Shares” means Class D common shares, par value $0.0001 per share, of the Company.

“Company Shares” means the Company Class A Shares, the Company Class B Shares, the Company Class C Shares and the Company Class D Shares, taken together.

“Company Written Consent” means the written resolution of the shareholders of the Company approving the Business Combination Agreement and the consummation of the Transactions.

“Confidentiality Agreement” means that certain Letter Agreement, dated as of April 20, 2021, by and between the Company and Austerlitz.

“Current Company Equityholders” means the holders of Company Shares as of immediately prior to the Effective Time.

“Domestication” means the transfer of Austerlitz by way of continuation from the Cayman Islands to Bermuda and registration as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act.

“Effective Time” means the time that the Merger becomes effective, which time shall be provided for in the certificate of merger and shall be on the Closing Date following the Domestication.

“Expenses Overage” means the amount by which the Austerlitz transaction expenses exceed $34,150,000.

“Extraordinary General Meeting” means the extraordinary meeting of the shareholders of Austerlitz.

“Forward Purchase Agreement” means the forward purchase agreement, dated as of February 25, 2021, between Austerlitz and Cannae Holdings, Inc.

“FNF” means Fidelity National Financial, Inc.

“Founder Share Forfeiture” means the forfeiture by the Sponsor and certain Insiders of up to 3,696,429 AUS Class B Shares and up to 3,696,429 AUS Class C Shares, subject to adjustment as described herein under the heading “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” commencing on page [●].

“Gaming Approvals” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws that are required of the Company, its equityholders, officers, directors and employees to operate the business of the Company in accordance with applicable Gaming Laws.

“Gaming Authorities” means any Governmental Authority with regulatory control or jurisdiction over gambling, betting and/or gaming activities and operations (if any).

“Gaming Laws” means all applicable laws, statutes, regulations, bye-laws, subordinate legislation and regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Authority) which are relevant to the Company and its Subsidiaries and which, in each case, have a binding legal effect.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any Gaming Authority.

“Insiders” means William P. Foley, II, Hugh R. Harris, Mark D. Linehan, Erika Meinhardt, Richard N. Massey, Dexter Fowler, David W. Ducommun, Bryan D. Coy, Ryan R. Caswell and Michael L. Gravelle.

“Investor Rights Agreement” means the investor rights agreement to be entered into on the Closing Date by and among the Post-Closing Company, Wynn Investment, the Sponsor and Cannae, in substantially the form attached hereto as Annex C.

“IRS” means the U.S. Internal Revenue Service.

“Merger” means the merger of Merger Sub with and into the Company, with the Company being the surviving company, on the terms and subject to the conditions set forth in the Business Combination Agreement.

“Merger Sub” means Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct, wholly owned subsidiary of Austerlitz.

“Omnibus Incentive Plan” means the Wynn Interactive Limited 2021 Omnibus Incentive Plan.

“Post-Closing Company” or “WBET” means Wynn Interactive Limited, a Bermuda exempted company limited by shares (f/k/a Austerlitz), from and after the Effective Time.

“Requisite Gaming Approvals” means all BCA Gaming Approvals issued (or required to be issued) by any Gaming Authority to Austerlitz, the Company or any of their respective Subsidiaries or any of their respective officers, directors or employees, in each case which are necessary to operate the business of the Company in accordance with applicable Gaming Laws.

“RRA Parties” means the Sponsor, certain equityholders of the Company, and certain other parties signatory to the Registration Rights Agreement.

“Sponsor” means Austerlitz Acquisition Sponsor, LP I, a Cayman Islands exempted limited partnership.

“Sponsor Agreement” means that certain amended and restated sponsor agreement, dated as of May 10, 2021, by and among Austerlitz, Sponsor, Cannae, the Insiders and the Company.

“Sponsor Persons” means Cannae together with certain Insiders and the Sponsor.

“Subsidiaries” means with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Transaction Agreements” means the Business Combination Agreement, the Amended and Restated Registration Rights Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Backstop Agreement, the Company Support Agreement, the WBET Bye-Laws and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by the Business Combination Agreement, including the Business Combination.

“Trust Account” means that certain U.S.-based trust account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee, following the closing of the Austerlitz IPO.

“WBET” means the “Post-Closing Company”.

“WBET Board” means the board of directors of WBET.

“WBET Bye-Laws” means the proposed bye-laws of the Post-Closing Company, in substantially the form attached hereto as Annex B.

“WBET Class A Shares” means Class A common shares, par value $0.0001 per share, of the Post-Closing Company.

“WBET Class C Shares” means Class C common shares, par value $0.0001 per share, of the Post-Closing Company.

“WBET Class V Shares” means Class V common shares, par value $0.0001 per share, of the Post-Closing Company.

“WBET Memorandum of Continuance” means the memorandum of continuance of WBET.

“WBET Organizational Documents” means the WBET Bye-Laws and the WBET Memorandum of Continuance.

“WBET Shares” means the WBET Class A Shares, WBET Class C Shares and WBET Class V Shares, taken together.

“WBET Warrants” means the public warrants following of the Post-Closing Company.

“WIL” means the Company.

“WR Loan” means, collectively, each promissory note, if any, entered into after the date hereof but prior to the Closing pursuant to which Wynn Parent has the ability to fund the operations of the Company prior to the Closing in the form of a loan bearing interest at the applicable federal rate (as determined under Section 1274(d) of the Code (as defined below)) and that is to be repaid by the Company at Closing

“Wynn Investment” means WSI Investment, LLC, a Nevada limited liability company.

“Wynn Parent” means Wynn Resorts, Limited, a Nevada corporation.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes market and industry data and forecasts that the Company has derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and the Company’s internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although Austerlitz is responsible for all of the disclosure contained in this proxy statement/prospectus and believes that these third-party sources are reliable, neither Austerlitz nor the Company can guarantee the accuracy or completeness of this information, and neither Austerlitz nor the Company has independently verified this information. Some market data and statistical information are also based on the Company’s good faith estimates, which are derived from Company management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this proxy statement/prospectus, including the size of certain markets and the Company’s size or position and the positions of the Company’s competitors within these markets, including the Company’s offerings relative to its competitors, are based on estimates of the Company’s management. These estimates have been derived from Company management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, the Company’s customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which the Company operates and have not been verified by independent sources. Unless otherwise noted, all of the Company’s market share and market position information presented in this proxy statement/prospectus are an approximation. The Company’s market share and market position in each of its lines of business, unless otherwise noted, is based on the Company’s revenue relative to the estimated revenue in the markets it served. References herein to the Company being a leader in a market or product category refer to the Company’s belief that it has a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on the Company’s internal analysis of its operations as compared to the Company’s estimates of the operation of its competitors.

The Company’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which the Company operates and Company management’s understanding of industry conditions. Although the Company believes that such information is reliable, the Company has not had this information verified by any independent sources. The estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to the Company and to WBET Following the Business Combination” and elsewhere in this proxy statement/prospectus.

TRADEMARKS AND SERVICE MARKS

Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, business strategies or expectations for our business, and the timing and ability of Austerlitz and the Company to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	the future financial and operational performance of, and anticipated financial impact on, WBET following the Business Combination; and

•	expansion plans and opportunities.

Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Austerlitz and the Company managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Austerlitz, the Company and their respective directors, officers and affiliates. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page [●] of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Austerlitz’s or the Company’s views as of any subsequent date. Neither Austerlitz nor the Company undertakes any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Austerlitz Shareholders should not place undue reliance on these forward-looking statements in deciding how to vote (or instruct the voting of) their shares in connection with the Business Combination. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•

the outcome of any known or unknown litigation or regulatory proceedings, including legal proceedings that may be instituted against Austerlitz or the Company following announcement of the proposed Business Combination;

•

the inability to complete the Business Combination, including due to the failure to obtain approval from Austerlitz Shareholders of the Required Austerlitz Proposals, or the failure to meet any other conditions to closing in the Business Combination Agreement;

•	Austerlitz has no operating history and may not attain profitable operations and the management may not succeed in achieving Austerlitz’ business objectives;

•	Austerlitz did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination;

•	the results of operations of the Post-Closing Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus;

•	the amount of redemptions made by Austerlitz Shareholders;

•	the inability to maintain the listing of the AUS Class A Shares on the NYSE or the failure to receive approval to list WBET Class A Shares on the NYSE or NASDAQ following the Business Combination;

•	the risk that the proposed Business Combination disrupts the plans and operations of Austerlitz or the Company as a result of the announcement and consummation of the Transactions described herein;

•

the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of WBET to grow and manage growth profitably and retain its key employees;

•	changes in applicable laws or regulations;

•	costs related to the Business Combination;

•	the inability of WBET to develop and maintain effective internal controls;

•	the COVID-19 pandemic and future outbreak of any other highly infectious or contagious disease, including the global economic uncertainty and measures taken in response;

•	the possibility that WBET may be adversely affected by other economic, business or competitive factors;

•	risks associated with WBET’s international operations;

•	risks associated with competition with WBET’s competitors and WBET’s failure to apply and develop new technologies as quickly as WBET’s competitors;

•	risks associated with changes in regulations that could have an adverse effect on WBET’s business;

•	the inability to adequately protect key intellectual property rights or proprietary technology;

•	the diversion of management’s attention and consumption of resources as a result of the proposed Business Combination or any potential acquisitions of other companies;

•

risks associated with past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•

cyber attacks and security vulnerabilities and other significant disruptions in WBET’s information technology systems and networks that could expose WBET to legal liability, impair its reputation or negative effect on WBET’s results of operations;

•

the potential for conflicts of interest arising out of any of WBET’s executive officers and members of WBET Board allocating their time to other businesses, including Wynn Parent, and not exclusively to WBET, and that Bermuda law does not require that directors present potential business opportunities to WBET, if such opportunities do not arise in the course of the directors acting as directors of WBET;

•	the possibility of a decline in economic activity that could impact WBET’s results of operations;

•	the inability to obtain or maintain Requisite Gaming Approvals and/or certain other Gaming Approvals; and

•	other risks and uncertainties indicated in this proxy statement prospectus, including those set forth under the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented, including with respect to the proposed Business Combination. The following questions and answers do not include all of the information that is important to Austerlitz Shareholders. Austerlitz Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and Annexes attached hereto and the other documents referred to herein.

Questions and Answers about the Austerlitz Extraordinary General Meeting and the Business Combination

Q. Why am I receiving this proxy statement/prospectus?

A. Austerlitz Shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and register as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), upon which time Austerlitz will change its name to “Wynn Interactive Limited” and (ii) Merger Sub will merge with and into the Company (the “Merger”, and together with the Domestication, the “Business Combination”), with the Company being the surviving company of the Merger. See the section titled “Proposal No. 1—The Business Combination Proposal” commencing on page [●] for further information.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

In connection with the Domestication, on the Closing Date prior to the Effective Time, each issued and outstanding AUS Class A Share, AUS Class B Share and AUS Class C Share will be converted into WBET Shares. See the section titled “Proposal No. 6—The Domestication Proposal” commencing on page [●] for further information.

The provisions of the WBET Bye-Laws will differ in certain material respects from the Austerlitz Organizational Documents. See “—What amendments will be made to the current constitutional documents of Austerlitz?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q. What proposals are shareholders of Austerlitz being asked to vote upon?

A. At the Extraordinary General Meeting, Austerlitz is asking shareholders to consider and vote upon eight (8) separate proposals:

•	(1) The Business Combination Proposal: a proposal to approve and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	(2) The Bye-Laws Proposal: a proposal to approve the WBET Bye-Laws;

•

(3) The Non-Binding Governance Proposal: the proposals to approve certain governance provisions in the WBET Bye-Laws, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis;

•

(4) The Share Issuance Proposal: a proposal to approve for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of ordinary shares of Austerlitz in connection with the consummation of the transactions contemplated by the Business Combination Agreement;

•

(5) The Adjournment Proposal: a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting;

•	(6) The Domestication Proposal: a proposal to approve the Domestication; and

•	(7) The Director Election Proposal: a proposal to approve and adopt the election of nine director nominees.

•	(8) The Omnibus Incentive Plan Proposal: a proposal to approve and adopt the Omnibus Incentive Plan.

The approval of each of the Domestication Proposal and the Bye Laws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, the Director Election Proposal, the Non-Binding Governance Proposals and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination, only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Domestication Proposal and the Director Election Proposal.

Proposals 1, 2, 4 and 6 are, collectively, the Required Austerlitz Proposals. If our shareholders do not approve each of the Required Austerlitz Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated.

For more information, see the sections titled “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Bye-Laws Proposal,” “The Proposal No. 3—Non-Binding Governance Proposal,” “The Proposal No. 4— Share Issuance Proposal,” “Proposal No. 5—The Adjournment Proposal,” “Proposal No. 6—The Domestication Proposal,” “Proposal No. 7—The Director Election Proposal,” and “Proposal No. 8—The Omnibus Incentive Plan Proposal.”

Austerlitz will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of Austerlitz should read it carefully.

After careful consideration, the Austerlitz Board has determined that (1) the Business Combination Proposal, (2) the Bye-Laws Proposal, (3) the Non-Binding Governance Proposals (4) the Share Issuance Proposal, (5) the Adjournment Proposal, (6) the Domestication Proposal (7) the Director Election Proposal, and (8) the Omnibus Incentive Plan Proposal and are in the best interests of Austerlitz and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Austerlitz’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q. Why is Austerlitz proposing the Business Combination?

A. Austerlitz is a blank check company incorporated on December 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Austerlitz’s efforts to identify a prospective target were not limited to any particular industry, it focused on identifying a prospective target business in financial technology or information and business services, which acts as an essential utility to industries that are core to the economy.

Austerlitz has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Austerlitz has sought to acquire companies that: have the opportunity to become an industry utility with a defensible market position that can benefit from Mr. Foley’s leadership and guidance; are at a critical strategic inflection point, such as requiring additional management expertise or access to capital to launch a new phase of growth or corporate/business model evolution; exhibit unrecognized value or other characteristics that Mr. Foley can optimize over the long-run to produce outsized investor returns; exhibit desirable returns on capital and a need for capital to achieve the company’s growth strategy, which we believe have been misevaluated by the marketplace based on our analysis and due diligence review; will offer an attractive risk-adjusted return for our shareholders, similar to Mr. Foley’s historical achievements, having realized large investment successes with minimal failures of meaningful size; and have been materially impacted by possible current market dislocations but are fundamentally sound businesses whose products and/or services are necessary to the continuing function of a core economic industry or service.

Based on its due diligence investigations of the Company and the industry in which it operates, including the financial and other information provided by the Company in the course of negotiations, the Austerlitz Board believes that the Company meets the criteria and guidelines listed above. However, there is no assurance of this. See the section titled “Proposal No. 1—The Business Combination Proposal—The Austerlitz Board’s Reasons for the Business Combination.”

Although the Austerlitz Board believes that the Business Combination with the Company presents a unique business combination opportunity and is in the best interests of Austerlitz and its shareholders, the Austerlitz Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections titled “Proposal No. 1—The Business Combination Proposal—The Austerlitz Board’s Reasons for the Business Combination” commencing on page [•] for further information and “Risk Factors-Risks Related to the Business Combination and Austerlitz” commencing on page [•] for further information.

Q. Did the Austerlitz Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A. No. The Austerlitz Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Austerlitz have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Austerlitz’s financial and other advisors regarding the market opportunity, current landscape, growth plans and regulatory structure of Austerlitz, enabled them to perform the necessary analyses and make determinations regarding the Business Combination. As a result, Austerlitz Shareholders will be relying solely on the judgment of the Austerlitz Board, taking into account the information and advice received from Austerlitz management, in valuing the Company’s business, and assuming the risk that the Austerlitz Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of Austerlitz Shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash. See the sections titled “Proposal No. 1—Business Combination Proposal—Background to the Business Combination” and “Proposal No. 1—The Austerlitz Board’s Reasons for the Business Combination” commencing on page [●] for further information.

Q. What will Current Company Equityholders receive in return for the Business Combination with Austerlitz?

A. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, the consideration to be paid to the Current Company Equityholders will be, in the aggregate, a number of WBET Class A Shares and WBET Class V Shares (the “Merger Consideration”) equal to (a) the quotient obtained by dividing (i) the agreed company equity value of $3,000,000,000 by (ii) ten dollars ($10.00), minus (b) a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (i) the number of WBET Class A Shares purchased by Cannae pursuant to the Backstop Agreement divided by sixty-nine million (69,000,000), by (ii) 3,696,429; provided that in no event will the number of shares deducted pursuant to clause (b) exceed 3,696,429. The Company will have the right to determine the allocation of the aggregate equity consideration with respect to the Current Company Equityholders (including Wynn Parent) as between WBET Class A Shares and WBET Class V Shares (including the determination that the aggregate equity consideration may consist solely of WBET Class V Shares). The Company will give all Current Company Equityholders WBET Class V Shares unless a Current Company Equityholder requests delivery of a WBET Class A Share and agrees to a twelve-month post-closing contractual lock-up. The Company does not currently expect any Current Company Equityholder to request WBET Class A Shares. The WBET Class A Shares are voting and economic interests in the Company and will be entitled to one vote per share. The WBET Class V Shares are voting and economic interests in the Company and will be entitled to ten votes per share. The allocation between WBET Class A Shares and WBET Class V Shares will therefore have an impact on the voting power of the shareholders of WBET, including Austerlitz Public Shareholders, following the Business Combination. Allocation of WBET Class V Shares will dilute the voting power of the shareholders of WBET, other than the Current Company Equityholders receiving such Class V Shares.

The Current Company Equityholders will not receive any of the WBET Class C Shares, which will be held solely by Sponsor and certain Sponsor Persons. As of the date of this proxy statement/prospectus, there are 14,785,715 AUS Class C Shares issued and outstanding, which are held solely by Sponsor and certain Sponsor Persons, and will be converted into WBET Class C Shares (subject to the Class C Forfeiture, as defined below) on a one-for-one basis on the Closing Date.

At the Effective Time, the Company Shares will be converted into the right to receive, in the aggregate, the Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holder thereof, option to acquire Company Shares under the existing Company equity plan (whether vested or unvested) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be substituted with an option, granted under the Omnibus Incentive Plan to acquire (i) a number of WBET Class A Shares equal to the product of (A) the number of Company Shares subject to such option, multiplied by (B) the Exchange Ratio (as defined in the following sentence), (ii) at an exercise price per WBET Class A Share (rounded to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Company Share applicable to such option by (B) the Exchange Ratio. The Exchange Ratio means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the number of Company Shares issued and outstanding immediately prior to the Effective Time.

Q. How will the Post-Closing Company be managed following the Business Combination?

A. Following the Closing, it is expected that the current management of the Company will become the management of WBET, and the WBET Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with each class initially consisting of three (3) directors. See the section titled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Investor Rights Agreement” commencing on page [●] below for additional information and a summary of the WBET Board following the Effective Time.

Pursuant to the Business Combination Agreement, the WBET Board is anticipated to initially be comprised of nine directors as follows: (i) one director designated by Sponsor (the “Sponsor Director”), (ii) five directors designated by Wynn Investment (each, a “Wynn Director”), and (iii) three directors designated by the Company after consultation with Austerlitz (each, a “Initial Independent Director”), each of whom will be an independent director under applicable SEC and the rules of the national securities exchange on which WBET’s securities are listed. See the section titled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Investor Rights Agreement” commencing on page [●] for further information.

Q. What equity stake will current Austerlitz Shareholders and Current Company Equityholders hold in WBET immediately after the consummation of the Business Combination?

A. As of the date of this proxy statement/prospectus, there are 98,571,430 Austerlitz Shares issued and outstanding, which includes 69,000,000 AUS Class A Shares, 14,785,715 AUS Class B Shares, and 14,785,715 AUS Class C Shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the issuance of the Merger Consideration in connection with the Business Combination and assuming that none of Austerlitz’s outstanding Austerlitz Public Shares are redeemed in connection with the Business Combination), Austerlitz’s share capital would be 80,089,286 Austerlitz Shares (excluding the potential dilutive effect of the 14,785,715 AUS Class C Shares and exercise of Austerlitz Public Warrants and Private Placement Warrants).

The following tables illustrate varying ownership levels in WBET Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Austerlitz Public Shareholders and the following additional assumptions: (i) under the No Redemptions scenario, 300.0 million WBET Shares are issued to the Current Company Equityholders at Closing, which would be the number of WBET Shares issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 296.3 million WBET Shares are issued to the Current Company Equityholders at Closing, which would be the number of WBET Shares issued to these holders assuming Maximum Redemptions; and (iii) no options to purchase WBET Shares outstanding as of [●], 2021 have been exercised. Based on these assumptions, there would be approximately 380.1 million WBET Shares outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in WBET will be different.

The following tables present ownership percentages in WBET assuming the exclusion or inclusion of certain dilutive securities (together, the “Dilutive Securities”), which include:

(i)

39,402,737 WBET Class V Shares under the No Redemptions scenario and 38,917,239 WBET Class V Shares under the Maximum Redemptions scenario, which represent vested and unvested options of the Company that are rolled over pursuant to the Business Combination Agreement;

(ii)	17,250,000 AUS Class A Shares subject to the Austerlitz Public Warrants;
(iii)	10,533,333 AUS Class A Shares subject to the Private Placement Warrants; and
(iv)

11,089,286 AUS Class C Shares under the No Redemptions scenario and 14,785,715 AUS Class C Shares under the Maximum Redemptions scenario that convert into WBET Class C Shares in connection with the Closing, and which subsequently convert into WBET Class A Shares at the earlier of (i) a time after the completion of the Business Combination in which the last reported sale price of WBET Class A Shares for any 20 trading days within a 30-trading day period equals or exceeds $15.25 if occurring before the third anniversary of the Business Combination, $23.00 if occurring before the sixth anniversary of the Business Combination or $35.00 if occurring before the ninth anniversary of the Business Combination, and (ii) subsequent to the completion of the Business Combination, the date on which Austerlitz completes a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of its public shareholders having the right to exchange their WBET Class A Shares for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment.

Scenario 1 — Excluding Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders	18.15%	0%
Sponsor (and certain Sponsor Persons)(2)	2.92%	3.89%
Cannae(3)	0%	18.15%
Current Company Equityholders	78.93%	77.96%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below).

(3)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.

Scenario 2 — Including Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders(2)	18.82%	3.74%
Sponsor (and certain Sponsor Persons)(3)	7.14%	8.69%
Cannae(4)	0%	14.95%
Current Company Equityholders(5)	74.04%	72.62%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)	Includes the 17,250,000 AUS Class A Shares subject to the Austerlitz Public Warrants.
(3)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below). Includes 11,089,286 AUS Class C Shares under the No Redemptions scenario and 14,785,715 AUS Class C Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons that convert into WBET Class C Shares in connection with the Closing, where the subsequent conversion of such WBET Class C Shares to WBET Class A Shares following the Closing is subject to certain earnout conditions; if such earnout conditions are not met before the ninth anniversary of Closing, such WBET Class C Shares shall be returned for cancellation. Includes 10,533,333 AUS Class A Shares subject to the Private Placement Warrants, under each of the No Redemptions and Maximum Redemptions scenarios.

(4)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.
(5)

Includes 39,402,737 and 38,917,239 vested and unvested options of the Company under the No Redemptions and Maximum Redemptions scenarios, respectively, that are rolled over and converted to WIL Replacement Options pursuant to the Business Combination Agreement.

For further details, see “Proposal No. 1—The Business Combination Proposal—Consideration to the Company Equityholders in the Business Combination.”

Q. Why is Austerlitz proposing the Domestication?

A. The Austerlitz Board believes that there are significant advantages to Austerlitz that will arise as a result of a change of domicile to Bermuda. Further, Austerlitz Board believes that any direct benefit that the Bermuda Companies Act provides to a company also indirectly benefits its shareholders, who are the owners of the corporation. The Austerlitz Board believes that there are several reasons why a continuance in Bermuda is in the best interests of Austerlitz and its shareholders. Each of the foregoing are discussed in greater detail in the section titled “Proposal No. 6—Domestication Proposal-Reasons for the Domestication” commencing on page [●] for further information.

To effect the Domestication, Austerlitz will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file with the Registrar of Companies in Bermuda a memorandum of continuance, together with the necessary accompanying documents, and making all filings required to be made with the Cayman Islands Registrar of Companies and the Registrar of Companies in Bermuda to effect the Domestication. If approved, the Domestication will occur on the Closing Date prior to the consummation of the Business Combination.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination, only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Domestication Proposal.

Q. What amendments will be made to the current constitutional documents of Austerlitz?

A. In addition to voting on the Business Combination, Austerlitz Shareholders also are being asked to consider and vote upon proposals to replace the Austerlitz Organizational Documents, under Cayman Islands law with the WBET Organizational Documents under Bermuda (the Bye-Laws Proposal) and to approve certain governance provision in the WBET Bye-Laws, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the Non-Binding Governance Proposals). See the section titled “Proposal No. 3—The Non-Binding Governance Proposals” commencing on page [●] for details.

Q. How will the Domestication affect my Austerlitz Shares?

A. The Domestication will result in, among other things, the following, each of which will occur on the Closing Date in connection with the Domestication prior to the Effective Time on the Closing Date:

•	each issued and outstanding AUS Class A Share will be converted into one WBET Class A Share;

•	each issued and outstanding AUS Class B Share will be converted into one WBET Class A Share (subject to the Class B Forfeiture);

•	each issued and outstanding AUS Class C Share will be converted into one WBET Class C Share (subject to the Class C Forfeiture); and

•

the Austerlitz Organizational Documents will be amended and restated with the WBET Organizational Documents as described in this proxy statement/prospectus and Austerlitz’s name will change to “Wynn Interactive Limited”.

See the section titled “Proposal No. 6—The Domestication Proposal” commencing on page [●] for further details regarding the Domestication.

Q. How will the Domestication affect my Austerlitz Public Warrants?

A. The Domestication will result in, the conversion of Austerlitz Public Warrants into WBET Warrants exercisable for WBET Shares in accordance with their terms and the Business Combination Agreement.

Q. Do I have redemption rights?

A. If you are a holder of Austerlitz Shares, you have the right to request that we redeem all or a portion of your Austerlitz Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Austerlitz Public Shareholders may elect to redeem all or a portion of the Austerlitz Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “—How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Austerlitz Public Shareholder, together with any affiliate of such Austerlitz Public Shareholder or any other person with whom such Austerlitz Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Austerlitz Public Shares with respect to more than an aggregate of 15% of the Austerlitz Public Shares. Accordingly, if a Austerlitz Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the aggregate number of Austerlitz Public Shares that were issued as part of the Austerlitz Units in connection with the Austerlitz IPO, without the consent of Austerlitz, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor Persons have agreed to waive their redemption rights with respect to all of their AUS Class A Shares in connection with the consummation of the Business Combination.

Q. How do I exercise my redemption rights?

A. If you are a holder of AUS Class A Shares and wish to exercise your right to have your AUS Class A Shares redeemed, you must:

•

submit a written request to Continental Stock Transfer & Trust Company, Austerlitz’s transfer agent at: Attention: Mark Zimkind, 1 State Street, 30th Floor, New York, New York 10004; or at mzimkind@continentalstock.com, in each case no later than 5:00 pm Eastern Time on [●], 2021 (two business days prior to the Extraordinary General Meeting), in which you (a) request that Austerlitz redeem all or a portion of your AUS Class A Shares for cash in connection with the Business Combination and (b) identify yourself as the beneficial holder of the shares and provide your legal name, phone number and address; and

•

deliver your shares, either physically or electronically using Depository Trust Company’s (“DTC”) DWAC System, to Continental Stock Transfer & Trust Company no later than 5:00 pm Eastern Time on [●], 2021 (two business days prior to the Extraordinary General Meeting).

The address for Continental Stock Transfer & Trust Company, Austerlitz’s transfer agent, is: 1 State Street, 30th Floor, New York, New York 10004.

Austerlitz Shareholders who hold their shares in street name will have to coordinate with their broker to have their shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed and will not be converted into cash.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. Austerlitz’s transfer agent will typically charge the tendering broker a fee of approximately $100 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated, shares will not be redeemed and this may result in an additional cost to shareholders for the return of their shares.

Any request by an Austerlitz Public Shareholder to have their shares redeemed may be withdrawn at any time up to two business days prior to the vote on the Business Combination Proposal at the Extraordinary General Meeting. If an Austerlitz Public Shareholder delivers any shares for redemption and later decides prior to the Extraordinary General Meeting that it does not want to have such shares redeemed, the shareholder may request that Austerlitz consent to the return of its shares. Such a request must be made by contacting Continental Stock Transfer & Trust Company, Austerlitz’s transfer agent, at the phone number, email, or address set out elsewhere in this proxy statement/prospectus.

See the section titled “Extraordinary General Meeting of Austerlitz Shareholders—Redemption Rights” commencing on page [●] for further details regarding the exercise of redemption rights by the Austerlitz Shareholders.

Holders must complete the procedures for electing to redeem their Austerlitz Public Shares in the manner described above no later than 5:00 pm Eastern Time on [●], 2021 (two business days prior to the Extraordinary General Meeting) in order for their shares to be redeemed.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

A. Subject to the “passive foreign investment company” rules described below under “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders,” it is expected that a U.S. Holder (as defined in the section titled “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its AUS Class A Shares generally will be treated as selling such AUS Class A Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of AUS Class A Shares that such U.S. Holder owns or is deemed to own (including potentially through the ownership of warrants or other constructive ownership) prior to and following the redemption. For more information on the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights on their AUS Class A Shares.”

Additionally, because the Domestication will occur immediately prior to the redemption of holders exercising redemption rights, holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q. What are the U.S. federal income tax consequences of the Business Combination, including the Domestication, to U.S. holders of AUS Class A Shares and Austerlitz Public Warrants?

A. As described more fully under “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders,” and subject to the “passive foreign investment company” rules described therein, it is intended that the Domestication constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal

Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section titled “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders”) of AUS Class A Shares and Austerlitz Public Warrants should not recognize gain or loss on the exchange of AUS Class A Shares or Austerlitz Public Warrants for WBET Class A Shares or WBET Warrants, respectively, in the Domestication.

The tax consequences of the Domestication will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For more information on the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Effects of the Domestication to U.S. Holders.”

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A. Following the closing of our initial public offering, an amount equal to $690,000,000 of the net proceeds from our initial public offering, the sale of the private placement shares and the exercise in full by our underwriters of their over-allotment option was placed in the Trust Account. As of June 30, 2021, funds in the Trust Account totaled approximately $690,000,000. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the Austerlitz Public Shares if we are unable to complete a business combination by March 2, 2023, subject to applicable law.

Q. What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A. The Austerlitz Public Shareholders are not required to vote “FOR” or “AGAINST” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Austerlitz Public Shares are reduced as a result of redemptions by Austerlitz Public Shareholders. In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, on the Closing Date (immediately prior to the Closing and prior to the Domestication), to subscribe for AUS Class A Shares in order to fund redemptions by shareholders of Austerlitz in connection with the Business Combination, in an amount of up to $690,000,000 (the “Cannae Backstop”).

In no event will Austerlitz or WBET redeem Austerlitz Public Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Cannae Backstop or if we would not have funds legally available therefor.

Additionally, as a result of redemptions, the trading market for the WBET Shares may be less liquid than the market for the Austerlitz Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NASDAQ or another national securities exchange.

Q. What conditions must be satisfied to complete the Business Combination?

A. The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions, among other things:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	receipt of the Requisite Gaming Approvals;

•	no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination being in force;

•	Austerlitz having at least $5,000,001 of net tangible assets as of the closing of the Business Combination;

•	receipt of the approval of each of the other Required Austerlitz Proposals at the Extraordinary General Meeting;

•

this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•

that (i) the AUS Class A Shares and Austerlitz Public Warrants shall continue to be listed on the NYSE as of immediately prior to the Closing and the WBET Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof, or (ii) the AUS Class A Shares and Austerlitz Public Warrants shall be approved for listing on NASDAQ such that the WBET Shares and Austerlitz Public Warrants issued and outstanding prior to Closing and the AUS Class A Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof; and

•	customary bring down conditions related to the parties’ respective representations, warranties and pre-Closing covenants in the agreement and a delivery of certificates with respect thereto.

The obligations of the Austerlitz Parties to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by Austerlitz of the following further conditions, among other things:

•

the Company delivering to Austerlitz executed counterparts to each of the Investor Rights Agreement and the Amended and Restated Registration Rights Agreement duly executed by the applicable holders of Company Shares party thereto;

•	the Company Written Consent having been obtained and delivered to Austerlitz by holders of the requisite majority of the Company Shares; and

•	there having been no material adverse event.

The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Company, among other things:

•

Austerlitz delivering to the Company executed counterparts to each of the Investor Rights Agreement and the Amended and Restated Registration Rights Agreement as well as the counterparts to each of the foregoing to be entered into by the Sponsor or Cannae (and their respective equityholders, to the extent party thereto), duly executed by the applicable parties thereto; and

•

the Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to the Company a copy of the certificate of continuation issued by the Registrar in relation thereto.

For more information about conditions to the consummation of the Business Combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Conditions to Closing of the Business Combination” commencing on page [●] for further information.

Q. When do you expect the Business Combination to be completed?

A. It is currently expected that the Business Combination will be consummated by the end of 2021. This date depends, among other things, on the approval of the proposals to be put to Austerlitz Shareholders at the Extraordinary General Meeting and the Requisite Gaming Approvals. However, such Extraordinary General Meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Extraordinary General Meeting and we elect to adjourn the Extraordinary General Meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Austerlitz Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Austerlitz Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting. For a description of the conditions for the completion of the Business Combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Conditions to Closing of the Business Combination” commencing on page [●] for further information.

Q. What happens if the Business Combination is not consummated?

A. Austerlitz will not complete the Domestication or consummate the Business Combination unless all conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement.

If Austerlitz is not able to consummate the Business Combination with the Company nor able to complete another business combination by March 2, 2023, in each case, as such date may be extended pursuant to the Austerlitz Organizational Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Austerlitz Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest if such funds are held in an interest-bearing account (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Austerlitz Public Shares, which redemption will completely extinguish Austerlitz Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Austerlitz Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q. Do I have appraisal rights in connection with the proposed Merger and the proposed Domestication?

A. Austerlitz Shareholders have no appraisal rights in connection with the Merger or the Domestication under the Cayman Islands Companies Act or under the Bermuda Companies Act.

Q. What do I need to do now?

A. We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Austerlitz Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of Austerlitz Shares as of the Record Date, you may vote your shares (a) in person at the Extraordinary General Meeting or electronically during the Extraordinary General Meeting by visiting the Extraordinary General Meeting website at: [●] or (b) by signing and returning the enclosed proxy card for the Extraordinary General Meeting. The Extraordinary General Meeting will be held in person and also conducted via live webcast on the Internet. Austerlitz Shareholders of record that do not attend in person can elect to attend the Extraordinary General Meeting virtually and vote electronically during the meeting by visiting the virtual meeting website at [●] and entering the control number included on their proxy card.

If you hold your shares beneficially in “street name” through a bank, broker or other nominee you will need to (a) provide the broker, bank or nominee with instructions as to how to vote your shares or (b) if you wish to attend the meeting and vote, obtain a specific control number and further instructions from your bank, broker or nominee. You should contact your bank, broker or nominee for further instructions and to ensure that votes related to the shares that you beneficially own are properly cast.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. No. We believe that all of the proposals to be voted on at the Extraordinary General Meeting will be considered “non-routine” matters under the applicable rules of the various securities exchanges. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Extraordinary General Meeting without your instruction.

Additionally, because all of the proposals to be voted on at the Extraordinary General Meeting are “non-routine” matters, Austerlitz does not expect there to be any broker non-votes at the Extraordinary General Meeting. A broker non-vote occurs when a bank, broker or nominee has discretionary authority to vote on one or more “routine” proposals at a meeting, but does not receive instruction to vote on a “non-routine” proposal at the same meeting.

Q. When and where will the Extraordinary General Meeting be held?

A. The Extraordinary General Meeting will be held on [●], 2021, at [●], Eastern Time, at [●]. Cayman Islands law requires there be a physical location for the meeting. However, given the ongoing global pandemic the Extraordinary General Meeting will also be conducted via live webcast. Austerlitz Shareholders will be able to attend the Extraordinary General meeting remotely, vote and submit questions during the extraordinary general meeting by visiting [●] and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Austerlitz Shareholders and Austerlitz, and protect the health and safety of our shareholders. The virtual meeting format allows attendance from any location in the world.

Q. Can I attend the Extraordinary General Meeting in person?

A. Yes. Austerlitz Shareholders will be able to attend the Extraordinary General Meeting in person, which will be held on [●], 2021, at [●], Eastern Time, at [●]. However, given the global pandemic, Austerlitz will also be hosting the Extraordinary General Meeting remotely via live webcast on the Internet and Austerlitz Shareholders will also be able to attend the Extraordinary General Meeting remotely.

Austerlitz Shareholders who elect to attend the Extraordinary General Meeting remotely may vote their shares electronically during the Extraordinary General Meeting by visiting the virtual meeting website at [•] and entering the control number included on their proxy card. See the question below titled “—How do I vote?” for additional information on how to vote your shares at the Extraordinary General Meeting.

Q. Will shareholders of Austerlitz be able to ask questions during the Extraordinary General Meeting?

A. Austerlitz Shareholders of record can attend the Extraordinary General Meeting and ask questions about the Business Combination in person, or by visiting the virtual meeting website at [●] and entering the control number included on their proxy card.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided by your bank, broker or nominee and obtain a control number in order to attend the Extraordinary General Meeting.

Q. Who is entitled to vote at the Extraordinary General Meeting?

A. We have fixed [●], 2021 as the Record Date for the Extraordinary General Meeting. If you were a shareholder of Austerlitz at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting for which you are entitled to vote in accordance with the Austerlitz Organizational Documents.

Q. How many votes do I have?

A. Austerlitz Shareholders are entitled to one vote at the Extraordinary General Meeting for each Austerlitz Share held of record as of the Record Date for each matter that such shareholder is entitled to vote on in accordance with the Austerlitz Organizational Documents. As of the close of business on the Record Date for the Extraordinary General Meeting, there were [●] Austerlitz Shares issued and outstanding, of which [●] were issued and outstanding Austerlitz Public Shares.

Q. What constitutes a quorum?

A. A quorum of Austerlitz Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are in attendance in person, via the virtual meeting website, and/or represented by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, [●] Austerlitz Shares would be required to achieve a quorum.

Q. What vote is required to approve each proposal at the Extraordinary General Meeting?

A. The following votes are required for each proposal at the Extraordinary General Meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Bye-Laws Proposal: The approval of the Bye-Laws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter at the Extraordinary General Meeting.

•

Non-Binding Governance Proposals: The approval, on a non-binding advisory basis, of each of the Non-Binding Governance Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Share Issuance Proposal: The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination, only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Domestication Proposal.

•

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Director Election Proposal.

•

Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The Sponsor Persons have agreed to vote their Austerlitz Shares in favor of all the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor Persons collectively own approximately 30% of the issued and outstanding Austerlitz Shares as a result of such Sponsor Persons’ ownership of all of the outstanding AUS Class B Shares and AUS Class C Shares. The Sponsor Persons and Austerlitz’s management team also may from time to time purchase AUS Class A Shares prior to Austerlitz’s initial business combination.

As noted above, the approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law. As a result, in addition to the AUS Class B Shares and AUS Class C Shares held by the Sponsor Persons, Austerlitz would need the affirmative vote of 19,714,286 shares, or 28.57% (assuming all issued and outstanding shares are voted), or no additional shares (assuming only the minimum number of shares representing a quorum are voted), in each case, of the 69,000,000 Austerlitz Class A Shares held by the public shareholders, to be voted in favor of the Business Combination Proposal in order for that proposal to be approved.

Additionally, as noted above, only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Domestication Proposal and the Director Election Proposal. As a result, given that 100% of the AUS Class B Shares and AUS Class C Shares are held by the Sponsor Persons, Austerlitz will not need the affirmative vote of any additional shares in order for the Domestication Proposal and the Director Election Proposal to be approved.

Q. What are the recommendations of the Austerlitz Board?

A After careful consideration, the Austerlitz Board has determined that the (1) the Business Combination Proposal, (2) the Bye-Laws Proposal, (3) the Non-Binding Governance Proposals (4) the Share Issuance Proposal, (5) the Adjournment Proposal, (6) the Domestication Proposal (7) the Director Election Proposal, and (8) the Omnibus Incentive Plan Proposal are in the best interests of Austerlitz and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Q. How do the Sponsor Persons intend to vote their shares?

A. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Insiders have agreed to vote all their shares in favor of all the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor Persons (including certain Insiders) collectively own approximately 30% of the issued and outstanding Austerlitz Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor Persons and/or their directors, officers, advisors or respective affiliates may purchase Austerlitz Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Austerlitz Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Austerlitz Public Shares or vote their Austerlitz Public Shares in favor of the Required Austerlitz Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor Persons and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Austerlitz Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Non-Binding Governance Proposals, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, the Director Election Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter and (ii) the Domestication Proposal and the Bye Laws Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Entering into any such arrangements may have a depressive effect on the Austerlitz Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q. What happens if I sell my Austerlitz ordinary shares before the Extraordinary General Meeting?

A The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Austerlitz Public Shares after the applicable record date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. If you give a proxy, you may revoke it at any time before it is voted at the Extraordinary General Meeting by doing any one of the following:

•	delivering a written notice of revocation to the corporate secretary of Austerlitz that is received no later than [●];

•	mailing a new, subsequently dated proxy card that is received no later than the close of business on [●]; or

•	voting at the Extraordinary General Meeting in person or via webcast.

Q. What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A. If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder of WBET. If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Austerlitz. However, if you fail to vote with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Austerlitz Public Shares in connection with the Business Combination.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q. Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A. Austerlitz will pay the cost of soliciting proxies for the Extraordinary General Meeting. Austerlitz has engaged Morrow Sodali to assist in the solicitation of proxies for the Extraordinary General Meeting. Austerlitz has agreed to pay Morrow Sodali a fee of $35,000, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Austerlitz will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of AUS Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of AUS Class A Shares and in obtaining voting instructions from those owners. Austerlitz’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q. Where can I find the voting results of the Extraordinary General Meeting?

A. The preliminary voting results will be announced at the Extraordinary General Meeting. Austerlitz will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q. Who can help answer my questions?

A.

If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or need a new proxy card, you should contact Austerlitz’s proxy solicitor as follows:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call: (203) 658-9400

Email: AUS.info@investor.morrowsodali.com

If you have questions regarding the separation of your Austerlitz Units or delivery of your AUS Class A Shares for redemption, please contact Austerlitz’s transfer agent as follows:

Continental Stock Transfer & Trust Company

Attention: Mark Zimkind

1 State Street, 30th Floor

New York, New York 10004

mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but does not contain all of the information that may be important to you. To better understand the Business Combination and the proposals to be considered at the Extraordinary General Meeting, including the Business Combination Proposal, you should read this entire document, including the financial information and Annexes hereto and the section entitled “Risk Factors” herein, carefully, whether or not you plan to attend the Extraordinary General Meeting.

The Parties to the Business Combination

The Company

Wynn Interactive is the digital gaming subsidiary of Wynn Resorts, Limited (NASDAQ:WYNN) (Wynn Parent), offering a collection of real money online gaming (or “iGaming”) and sports betting options to consumers across the U.S. and U.K. Wynn Interactive’s digital gaming products are designed to deliver the legendary quality, service and customer experience Wynn Parent is known for, backed by its trusted legacy as one of the world’s premier international casino operators. Wynn Interactive has developed and assembled a robust portfolio of digital gaming products that expand across iGaming and sports betting, retail sportsbooks and social game offerings for discerning players who range from novice and casual bettors to experts.

Wynn Parent formed Wynn Interactive in October 2020 following the merger of its U.S. online sports betting and iGaming business, WynnBET, its social casino business, Wynn Slots, and its strategic partner, BetBull Limited (“BetBull”). The combination positions Wynn Interactive to scale in North America’s rapidly expanding online sports betting and iGaming markets, which Wall Street analysts expect to grow at a CAGR of approximately 32% over the next ten years. By combining Wynn Parent’s brand and operational expertise with BetBull’s operational and technological capabilities, Wynn Interactive is able to deliver unique experiences in digital gaming. These experiences have the potential to drive enhanced user acquisition, customer retention, and gaming margins through unique social betting mechanics, a proprietary technology stack and high-quality user interface.

Since the U.S. Supreme Court declared the Professional and Amateur Sports Protection Act (“PASPA”) unconstitutional in May 2018, 22 states, including the District of Columbia, have legalized online sports betting. In addition, six states have legalized iGaming. These states represent approximately 46% and 12% of the total U.S. adult population, respectively, based on current U.S. census data. Wynn Interactive has secured varying degrees of market access in 18 states, covering approximately 56% of the U.S. adult population and expects to gain access to additional key states, resulting in its footprint covering approximately 77% of the U.S. adult population. Wynn Interactive is committed to expanding its market access and launching in new markets upon legalization and regulatory approvals.

Wynn Interactive operates under the WynnBET and BetBull brands in its iGaming and sports betting segment and the Wynn Slots brand in its social games segment. WynnBET is the Company’s flagship U.S. sports betting and iGaming product that was selected as the top-scoring new app according to Eilers & Krejcik OSB performance testing in March 2021. WynnBET is currently live in six U.S. states, including Colorado, Indiana, Virginia and Tennessee for online sports betting, and New Jersey and Michigan for both online sports betting and iGaming. Wynn Interactive has secured an online sports betting license in Arizona and anticipates accepting its first wagers on September 9, 2021, which is the first day wagers are permitted in Arizona. WynnBET is poised for continued expansion in 2021 with plans to launch in additional key markets through year-end and Wynn Interactive intends to continue pursuing additional market access opportunities beyond its current pipeline. BetBull was launched in 2017 and is the Company’s U.K. online sports betting and iGaming brand. The product continues to thrive in the U.K. digital gaming market, providing differentiated user experiences with its gamification and social betting mechanics along with an intuitive user interface. Wynn Slots is the Company’s free-to-play social casino app, which provides player engagement and cross-selling opportunities to the Company’s core WynnBET product. Additionally, a subsidiary of Wynn Interactive is expected to be the exclusive manager of the retail sportsbooks at Wynn and Encore Las Vegas and upon the passage of sports betting legislation in Massachusetts, Encore Boston Harbor, enhancing Wynn Interactive’s omnichannel strategy and further differentiating Wynn Interactive from its peers.

Wynn Interactive has invested significant capital and company resources implementing the foundational strategic elements needed to succeed in the online sports betting and iGaming markets. Wynn Interactive has a detailed plan in the lead-up to the NFL 2021 season that involves continued product enhancements and a broad marketing campaign. On the product side, Wynn Interactive has developed a product roadmap to achieve competitive parity with the top competing apps by NFL 2021 with frequent new feature releases. Second, while Wynn Interactive currently has a successful web app available in Michigan, Wynn Interactive plans to launch web apps in other states as a significant portion of trial activity occurs on a web browser. Lastly, Wynn Interactive is in the process of fully integrating its Wynn Rewards loyalty program with the WynnBET app in order to provide connectivity to Wynn Parent’s 13-million person high-value database. On the marketing side, Wynn Interactive continues to expand its customer acquisition funnel. The Company plans to launch a large-scale marketing campaign with name brand sports and Hollywood talent in order to strengthen the association between WynnBET and sports. The Company also continues to advance its partnership strategy with super affiliates and sponsorships. These include Blue Wire podcasts, Minute Media, Cumulus Media, the Detroit Pistons, Detroit Lions, Colorado Rockies and NASCAR to name a few, and the Company plans to finalize other exciting partnerships as well.

Overall, Wynn Interactive believes that it is well-positioned for strong long-term growth in its interactive business. Wynn Interactive expects the combination of a large $45 billion total addressable market (per Wall Street analyst estimates), its unique product-led strategy, the powerful Wynn brand, and the omni-channel connectivity to Wynn Parent’s market-leading resorts in Las Vegas and Boston, to drive growth for Wynn Interactive over the coming years.

For more information about Wynn Interactive, see “Information About the Company” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company.”

Austerlitz Acquisition Corporation I

Austerlitz is a blank check company incorporated on December 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Austerlitz’s efforts to identify a prospective target were not limited to any particular industry, it focused on identifying a prospective target business in financial technology or information and business services, which acts as an essential utility to industries that are core to the economy.

On March 2, 2021, Austerlitz consummated its IPO of 69,000,000 Austerlitz Units, at a price of $10.00 per Austerlitz Unit, including 9,000,000 Austerlitz Units sold pursuant to the fuller exercise of the underwriters’ option to purchase additional Austerlitz Units to cover over-allotments. Each such unit consisted of one AUS Class A Share and one-fourth of one redeemable warrant (each, a “Austerlitz Public Warrant”). Each whole Austerlitz Public Warrant entitles the holder to purchase one AUS Class A Share at an exercise price of $11.50 following consummation of the Business Combination.

Simultaneously with the closing of the Austerlitz IPO, Austerlitz consummated the sale of 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to Sponsor, generating gross proceeds of $15,800,000. Following the consummation of the Austerlitz IPO on March 2, 2021, an amount of $690,000,000 from the net proceeds of the sale of the Austerlitz Units in the Austerlitz IPO and the sale of the Private Placement Warrants was placed in the Trust Account.

Prior to the IPO, Austerlitz entered into the Forward Purchase Agreement with Cannae. Pursuant to the Forward Purchase Agreement, Cannae agreed to purchase 5,000,000 AUS Class A Shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one AUS Class A Share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one AUS Class A Shares and one-fourth of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. On May 10, 2021, the Forward Purchase Agreement was terminated in connection with the proposed Business Combination with the Company.

Austerlitz Units, AUS Class A Shares and Austerlitz Public Warrants are listed on the NYSE under the symbols “AUS.U,” “AUS,” and “AUS.WS,” respectively. The mailing address of Austerlitz’s principal executive office is 1701 Village Center Circle, Las Vegas, NV 89134.

Wave Merger Sub Limited

Merger Sub is an exempted company limited by shares incorporated in Bermuda on May 4, 2021. Merger Sub is a direct, wholly owned subsidiary of Austerlitz, solely formed for the purposes of effectuating the Merger described herein. Merger Sub owns no material assets and does not operate any business. After the consummation of the Business Combination, Merger Sub will cease to exist.

The mailing address of Merger Sub’s registered office is Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda and Austerlitz’s telephone number is (702) 770-7555.

Emerging Growth Company

Austerlitz is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statement/prospectus, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Austerlitz’s securities less attractive as a result, there may be a less active trading market for Austerlitz’s securities and the prices of its securities may be more volatile.

Austerlitz (and WBET, following the Business Combination) will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Austerlitz IPO, (b) in which Austerlitz or WBET, as applicable, has total annual gross revenue of at least $1.07 billion, or (c) in which Austerlitz or WBET, as applicable, is deemed to be a large accelerated filer, which means the market value of Austerlitz Shares or WBET Shares, as applicable, that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Austerlitz or WBET, as applicable, has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The Business Combination

Structure of the Business Combination

Pursuant to the Business Combination Agreement, among other things, the following transactions will occur on the Closing Date: (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and register as an exempted company limited by shares, upon which time Austerlitz will change its name to “Wynn Interactive Limited” and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company of the Merger.

Consideration to be Received in the Business Combination

The following is a summary of the consideration to be received by the Current Company Equityholders under the Business Combination Agreement.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, the consideration to be paid to the Current Company Equityholders will be, in the aggregate, a number of WBET Class A Shares and WBET Class V Shares (the “Merger Consideration”) equal to (a) the quotient obtained by dividing (i) the agreed company equity value of $3,000,000,000 by (ii) ten dollars ($10.00), minus (b) a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (i) the number of WBET Class A Shares purchased by Cannae pursuant to the Backstop Agreement divided by sixty-nine million (69,000,000), by (ii) 3,696,429; provided that in no event will the number of shares deducted pursuant to clause (b) exceed 3,696,429. The Company will have the right to determine the allocation of the aggregate equity consideration with respect to the Current Company Equityholders (including Wynn Parent) as between WBET Class A Shares and WBET Class V Shares (including the determination that the aggregate equity consideration may consist solely of WBET Class V Shares). The Company will give all Current Company Equityholders WBET Class V Shares unless a Current Company Equityholder requests delivery of a WBET Class A Share and agrees to a twelve-month post-closing contractual lock-up. The Company does not currently expect any Current Company Equityholder to request WBET Class A Shares. The WBET Class A Shares are voting and economic interests in the Company and will be entitled to one vote per share. The WBET Class V Shares are voting and economic interests in the Company and will be entitled to ten votes per share. The allocation between WBET Class A Shares and WBET Class V Shares will therefore have an impact on the voting power of the shareholders of WBET, including Austerlitz Public Shareholders, following the Business Combination. Allocation of WBET Class V Shares will dilute the voting power of the shareholders of WBET, other than the Current Company Equityholders receiving such Class V Shares.

The Current Company Equityholders will not receive any of the WBET Class C Shares, which will be held solely by Sponsor and certain Sponsor Persons. As of the date of this proxy statement/prospectus, there are 14,785,715 AUS Class C Shares issued and outstanding, which are held solely by Sponsor and certain Sponsor Persons, and will be converted into WBET Class C Shares (subject to the Class C Forfeiture) on a one-for-one basis on the Closing Date.

At the effective time of the Merger, the Company Shares will be converted into the right to receive, in the aggregate, the Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holder thereof, each option to acquire Company Shares under the existing Company equity plan (whether vested or unvested) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be substituted with an option, granted under the Omnibus Incentive Plan to acquire (i) a number of WBET Class A Shares equal to the product of (A) the number of Company Shares subject to such option, multiplied by (B) the Exchange Ratio (as defined in the following sentence), (ii) at an exercise price per WBET Class A Share (rounded to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Company Share applicable to such option by (B) the Exchange Ratio. The Exchange Ratio means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the number of Company Shares issued and outstanding immediately prior to the Effective Time.

Certain Agreements Related to the Business Combination

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Austerlitz entered into the Sponsor Agreement with the Sponsor, Cannae and the other Sponsor Persons. Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (i) to vote any Austerlitz Shares in favor of the Business Combination and other Austerlitz Shareholder Matters, (ii) not to seek redemption of any Austerlitz Shares and (iii) not to transfer any Austerlitz securities for the period beginning on the Closing Date until the earlier of (x) one (1) year following the Closing Date or (y) if the volume weighted average price of the WBET Class A Shares equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period commencing 150 days after the Closing Date, and (iv) to be bound to certain other obligations as described therein. Additionally, the Sponsor and certain Insiders have also agreed to forfeit (i) up to 3,696,429 AUS Class B Shares (the “Class B Forfeiture”) and up to 3,696,429 AUS Class C Shares (the “Class C Forfeiture”), in accordance with the terms of the Sponsor Agreement (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Backstop (as defined below) is utilized), and (ii) in the event that the Austerlitz transaction expenses exceed the Expenses Overage, the Sponsor Persons shall additionally forfeit and surrender to Austerlitz a number of AUS Class B Shares equal to the Expenses Overage divided by 10.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” and the Sponsor Agreement attached hereto as Annex G.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, on the Closing Date (immediately prior to the Closing and prior to the Domestication), to subscribe for AUS Class A Shares in order to fund redemptions by shareholders of Austerlitz in connection with the Business Combination, in an amount of up to $690,000,000.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Backstop Agreement” and the Backstop Agreement attached hereto as Annex H.

Investor Rights Agreement

Concurrently with the consummation of the Business Combination, WBET, Wynn Investment, Sponsor and Cannae (if applicable) will enter into the Investor Rights Agreement relating to, among other things, the composition of the WBET Board and certain consent rights for Wynn Investments. Pursuant to the terms of the Investor Rights Agreement, effective as of the Closing Date, it is anticipated that the WBET Board will be comprised of nine directors as follows: (i) one Sponsor Director, (ii) five Wynn Directors, and (iii) three Initial Independent Directors. In addition, for so long as Wynn Parent and its affiliates have a Continuing Ownership Percentage (as defined below) of 50% or more, WBET will not take, and will not permit WBET’s Subsidiaries to take, and the WBET Board shall not authorize or approve, certain actions without the prior written approval of Wynn Investment, including increasing or decreasing the size of the WBET Board, amending or changing the WBET Organizational Documents in any manner that modifies any specific rights of Wynn Parent or certain of its affiliates or materially and adversely affects Wynn Parent or certain of its affiliates in their capacity as shareholders of WBET, acquiring equity, assets, properties or business or disposing assets or properties of up to a certain threshold, incurring indebtedness that would increase the leverage beyond a certain threshold, terminating or replacing certain executive officers of WBET, declaring and paying dividend and redeeming, repurchasing or acquiring any WBET Shares.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreement—Investor Rights Agreement” and the form of the Investor Rights Agreement attached hereto as Annex C.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, concurrently with the Closing, the RRA Parties will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, WBET is required, as soon as practicable, but in any event within thirty (30) days after the Closing Date, to file a Registration Statement to permit the public resale of all the Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act.

In addition, upon the request of any RRA Party, to the extent a registration statement is not available to exercise a proposed transaction, WBET will be required to facilitate a non-shelf registered offering of Registrable Securities requested by such RRA Party to be included in such offering. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering. Whenever WBET proposes to offer or sell securities, whether for its own account or the account of one or more shareholders, any RRA Party may choose to exercise their related piggyback rights in accordance with the Amended and Restated Registration Rights Agreement. In addition, the Amended and Restated Registration Rights Agreement will entitle the RRA Parties to demand and be included in a shelf registration when WBET is eligible to sell its Registerable Securities in a secondary offering on a delayed or continuous basis.

Pursuant to the Amended and Restated Registration Rights Agreement Wynn Parent will agree not to transfer its WBET Shares, subject to certain permitted transfers, until the first anniversary of the Closing.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreement—Amended and Restated Registration Rights Agreement” and the Amended and Restated Registration Rights Agreement attached hereto as Annex D.

Statutory Merger Agreement

In connection with the Business Combination, concurrently with the Closing, the Company, Austerlitz and Merger Sub will enter into the Statutory Merger Agreement in accordance with section 105 of the Bermuda Companies Act, pursuant to which, in accordance with section 104H of the Bermuda Companies Act, Merger Sub will merge with and into the Company, with the Company being the surviving company of the Merger.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreement—Statutory Merger Agreement” and the form of Statutory Merger Agreement attached hereto as Annex E.

Amended and Restated Intercompany Commercial Agreements

In connection with the Business Combination, concurrently with the Closing, the Company, certain of the Company’s subsidiaries, Wynn Parent and certain of Wynn Parent’s subsidiaries will enter into certain new intercompany agreements or amendments to existing intercompany agreements, as applicable, as further described under “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—Company.”

Company Support Agreement

Immediately following the execution of the Business Combination Agreement, Austerlitz, the Company and Wynn Investment entered into shareholder support agreements (the “Company Support Agreement”), pursuant to which, among other things, Wynn Investment agreed to (i) irrevocably and unconditionally approve the Business Combination Agreement and the Transactions contemplated thereby (including the Business Combination), (ii) waive and agree not to assert any appraisal rights in connection with the Business Combination Agreement and the Transactions, and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers prior to the Effective Time with respect the Company Shares owned by him, her or it.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreement—Company Support Agreement” and the Company Support Agreement attached hereto as Annex I.

Termination of the Cannae Forward Purchase Agreement

In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into a mutual termination agreement (the “FPA Termination Agreement”) to terminate that certain forward purchase agreement dated as of February 25, 2021 (the “Forward Purchase Agreement”), pursuant to which Cannae agreed to purchase, immediately prior to the closing of Austerlitz’s initial business combination transaction, an aggregate of 5,000,000 AUS Class A Shares and 1,250,000 Austerlitz Public Warrants. It is a condition to the Business Combination Agreement that the Forward Purchase Agreement be terminated and the Forward Purchase Agreement was terminated on May 10, 2021.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreement—Termination of the Cannae Forward Purchase Agreement” and the Forward Purchase Agreement Mutual Termination Agreement attached hereto as Annex J.

Organizational Structure

The diagrams below depict simplified versions of the current organizational structure of Austerlitz and the Company, respectively:

Austerlitz (Current Structure)

Wynn Interactive, Ltd. (Current Structure)

The diagram below depicts a simplified version of the organizational structure of WBET immediately following the completion of the Business Combination. This diagram is provided for illustrative purposes only and does not represent all legal entities of WBET and its subsidiaries. The voting and economic ownership percentages shown in the diagram (i) assume that there are No Redemptions by Austerlitz Public Shareholders, (ii) does not include the impact of the Dilutive Securities, (iii) includes the 11,089,286 AUS Class B Shares held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), (iv) excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor, and (v) assumes that WBET Shares issued to Current Company Equityholders as Merger Consideration will be WBET Class V Shares. For additional information, see “Proposal No. 1—The Business Combination Proposal—Ownership of WBET Immediately Following the Business Combination.”

*

The voting and economic ownership percentages of Sponsor are estimated to be 0.93% and 7.15% if the potential impact of all of the Dilutive Securities are assumed to have occurred immediately following the completion of the Business Combination.

Based on the voting power held by Wynn Parent immediately following the completion of the Business Combination, Wynn Parent will control all decisions put to stockholders of WBET.

For additional information, see “Proposal No. 1—The Business Combination Proposal—Structure of the Business Combination” and the Company Support Agreement attached hereto as Annex J.

Ownership of the Post-Closing Company Upon Completion of the Business Combination

Upon completion of the Business Combination, WBET will have outstanding:

•

WBET Class A Shares: WBET Class A Shares, which are voting and economic interests in the Company, will be entitled to one vote per share held. WBET Class A Shares will be held by the Current Company Equityholders, the Sponsor, and certain Sponsor Persons, and pursuant to the Cannae

Backstop, as applicable. WBET Class C Shares and WBET Class V Shares may also convert into WBET Class A Shares, as discussed below. WBET Class A Shares will be publicly traded.

•

WBET Class C Shares: WBET Class C Shares, which are voting and economic interests in the Company, will be entitled to one vote per share held. WBET Class C Shares will be held by the Sponsor and certain Sponsor Persons, and will automatically convert into WBET Class A Shares on a one-for-one basis subject to satisfying certain earnout conditions. WBET Class C Shares will not be publicly traded.

•

WBET Class V Shares: WBET Class V Shares, which are voting and economic interests in the Company, will be entitled to ten votes per share held. The Company will have the right to determine the allocation of the aggregate equity consideration with respect to the Current Company Equityholders (including Wynn Parent) as between WBET Class A Shares and WBET Class V Shares. The Company will give all Current Company Equityholders WBET Class V Shares unless a Current Company Equityholder requests delivery of a WBET Class A Share and agrees to a twelve-month post-closing contractual lock-up. The Company does not currently expect any Current Company Equityholder to request WBET Class A Shares. WBET Class V Shares will be held by the Current Company Equityholders. WBET Class V Shares will be exchangeable for an equal number of shares of WBET Class A Shares at the option of the holder or upon transfer to third parties. WBET Class V Shares will not be publicly traded.

•	WBET Warrants: Warrants to purchase WBET Class A Shares issued in exchange for outstanding Austerlitz Public Warrants and Private Placement Warrants.

For further details, see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination”.

The following tables sets forth illustrative examples of the anticipated economic ownership of the Company upon consummation of the Business Combination assuming No Redemptions and Maximum Redemptions:

Scenario 1 – Excluding Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders	18.15%	0%
Sponsor (and certain Sponsor Persons)(2)	2.92%	3.89%
Cannae(3)	0%	18.15%
Current Company Equityholders	78.93%	77.96%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture.

(3)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.

Scenario 2 – Including Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders(2)	18.82%	3.74%
Sponsor (and certain Sponsor Persons)(3)	7.14%	8.69%
Cannae(4)	0%	14.95%
Current Company Equityholders(5)	74.04%	72.62%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)	Includes the 17,250,000 AUS Class A Shares subject to the Austerlitz Public Warrants.
(3)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below). Includes 11,089,286 AUS Class C Shares under the No Redemptions scenario and 14,785,715 AUS Class C Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons, which shall be subject to the Class C Forfeiture, and that convert into WBET Class C Shares in connection with the Closing, where the subsequent conversion of such WBET Class C Shares to WBET Class A Shares following the Closing is subject to certain earnout conditions; if such earnout conditions are not met before the ninth anniversary of Closing, such WBET Class C Shares shall be returned for cancellation. Includes 10,533,333 AUS Class A Shares subject to the Private Placement Warrants, under each of the No Redemptions and Maximum Redemptions scenarios.

(4)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.
(5)

Includes 39,402,737 and 38,917,239 vested and unvested options of the Company under the No Redemptions and Maximum Redemptions scenarios, respectively, that are rolled over and converted to WIL Replacement Options pursuant to the Business Combination Agreement.

See the section entitled “Beneficial Ownership of Securities” for additional information as well as the risk factors contained in the section entitled “Risk Factors” for information about risks related to the Company’s organizational structure and ownership, including the risk factor titled “Wynn Parent will continue to own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval.”

The Proposals to be Submitted at the Austerlitz Extraordinary General Meeting

The following is a summary of the proposals to be considered at the Extraordinary General Meeting.

Proposal No. 1 – The Business Combination Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated by the Business Combination Agreement, including the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal” and the Business Combination Agreement, which is attached hereto as Annex A.

Proposal No. 2 – The Bye-Laws Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to adopt the WBET Bye-Laws, effective upon the Domestication becoming effective. See the section entitled “Proposal No. 2—The Bye-Laws Proposal” and the WBET Bye-Laws, which is attached hereto as Annex B.

Proposal No. 3 – The Non-Binding Governance Proposals

Austerlitz Shareholders will be asked to consider and vote upon separate proposals to approve, by a non-binding advisory vote, each of the following proposals to approve certain governance provisions in the WBET Bye-Laws:

(a) Governance Proposal No. 3A: To authorize a multi-class share structure in the WBET Bye-Laws, in which holders of WBET Class A Shares and WBET Class C Shares will be entitled to cast one vote per WBET Class A Share or WBET Class C Share on each matter submitted to the shareholders, and holders of WBET Class V Shares will be entitled to cast ten votes per WBET Class V Share on each matter submitted to the shareholders.

(b) Governance Proposal No. 3B: To include a formal election and removal process for directors and require a minimum of nine directors.

(c) Governance Proposal No. 3C: To approve changes such that (i) Wynn Parent will have approval rights for certain actions proposed to be taken by WBET, for so long as it owns 50% or more of the WBET Shares that it held immediately following the Closing, and (ii) WBET will not make any material change to product branding or take any action that negatively impacts the quality of product offerings, for so long as Wynn Parent owns 20% or more of the WBET Shares that it held immediately following the Closing.

(d) Governance Proposal No. 3D: To approve changes to the supermajority approval requirements for business combinations, such that (i) where such proposed business combination has been approved by the WBET Board, the affirmative vote of at least a majority of the votes cast by shareholders at a general meeting at which a quorum of two or more persons present in person or by proxy representing in excess of 50% of the total voting rights of all outstanding WBET Shares is present is required, or (ii) where such proposed business combination has not been approved by the WBET Board, the affirmative vote of at least 66 2/3% of the outstanding WBET Shares is required.

(e) Governance Proposal No. 3E: To approve certain gaming specific provisions and restrictions, including that WBET will (i) not carry on any gaming or gaming activities, (ii) comply with all applicable gaming laws, and (iii) redeem any shares held by a person found to be unsuitable or disqualified pursuant to applicable SEC and gaming laws.

See the section entitled “Proposal No. 3—The Non-Binding Governance Proposals”.

Proposal No. 4 – The Share Issuance Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to approve, assuming the other Required Austerlitz Proposals are approved, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of more than 20% of the issued and outstanding AUS Class A Shares pursuant to the transactions contemplated by the Business Combination Agreement, including the issuance of WBET Class A Shares in the Merger and the issuance of WBET Class A Shares to Cannae pursuant to the Backstop Agreement. See the section entitled “Proposal No. 4—The Share Issuance Proposal”.

Proposal No. 5 – The Adjournment Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to allow the Austerlitz Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Austerlitz Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Austerlitz ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (ii) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting. See the section entitled “Proposal No. 5—The Adjournment Proposal”.

Proposal	No. 6 – The Domestication Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to approve the Domestication Proposal. In connection with the Domestication, on the Closing Date prior to the Effective Time, among other things (a) each AUS Class B Share that is issued and outstanding immediately prior to the Domestication will be converted, on a one-for-one basis, into a WBET Class A Share, (b) the WBET Bye-Laws will be adopted and the excerpts of the WBET Bye-Laws that are required to be filed with the Registrar of Companies in Bermuda pursuant to the Bermuda Companies Act will be delivered and the WBET Memorandum of Continuance pursuant to the Bermuda Companies Act and the WBET Bye-Laws will become the governing documents of WBET and (c) Austerlitz will change its name to “Wynn Interactive Limited,” or such other name mutually agreed to by Austerlitz and the Company. See the section entitled “Proposal No. 6—The Domestication Proposal”.

Proposal No. 7 – The Director Election Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to elect nine directors to serve, effective as of the Closing, on the Austerlitz Board until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification, removal or an earlier determination by the applicable Gaming Authorities that there is reasonable cause to believe such individual may not be qualified to hold such position. These nine nominees will be elected, subject to obtaining necessary regulatory approval of the applicable Gaming Authorities, if the Required Austerlitz Proposals are approved by the shareholders at the Extraordinary General Meeting. See the section entitled “Proposal No. 7—The Director Election Proposal”.

Proposal No. 8 – The Omnibus Incentive Plan Proposal

Austerlitz Shareholders will be asked to consider and vote upon a proposal to approve and adopt the Wynn Interactive Limited 2021 Omnibus Incentive Plan, which is attached to this proxy statement/prospectus as Annex L. See the section entitled “Proposal No. 8—The Omnibus Incentive Plan Proposal”.

Redemption Rights

Holders of AUS Class A Shares may seek to have their shares redeemed for cash, regardless of whether they vote “FOR” or “AGAINST”, or whether they abstain from voting on, the Business Combination Proposal. Any Austerlitz shareholder who properly seeks redemption in accordance with the procedures described in this section will be entitled to receive such shareholder’s full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated date of the consummation of the Business Combination. The amount of cash held in the Trust Account was $690,000,000 as of [●], 2021, the record date for the Austerlitz Extraordinary General Meeting, which would result in a redemption price of $10.00 per share (the “Redemption Price”).

If an Austerlitz Shareholder properly seeks redemption in accordance with the procedures described in this section and the Business Combination is consummated, Austerlitz will redeem the applicable shares for the shareholder’s pro rata portion of the funds deposited in the Trust Account, and the holder of such shares will no longer own such shares following the consummation of the Business Combination nor be entitled to receive AUS Class A Shares or any other form of consideration in connection with the Business Combination.

Austerlitz Shareholders may not elect to redeem their shares in connection with the Business Combination following the date that is two business days prior to the date of the vote on the Business Combination at the Austerlitz Extraordinary General Meeting, including in the event that the Termination Date for the Business Combination is subsequently extended under the Business Combination Agreement (see the section entitled “Proposal No. 1—The Business Combination Proposal—Termination” for a description of the circumstances under which the Termination Date may be extended).

Limitations on Redemption Rights

A holder of AUS Class A Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act) may not seek to have shares redeemed in an amount in excess of 15% of the aggregate number of outstanding AUS Class A Shares that were issued as part of the Austerlitz Shares in connection with the IPO, without the consent of Austerlitz.

The Sponsor Persons have agreed not to seek redemption of any Austerlitz Shares owned by them.

Exercise and Withdrawal of Redemption Rights

Holders of AUS Class A Shares who wish to exercise their right to have their AUS Class A Shares redeemed are required to:

•

submit their redemption request in writing to Continental Stock Transfer & Trust Company, Austerlitz’s transfer agent at: 1 State Street, 30th Floor, New York, New York 10004 or mzimkind@continentalstock.com; and

•

deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company no later than 5:00 pm Eastern Time on [●], 2021 (two business days prior to the Austerlitz Extraordinary General Meeting).

Austerlitz Shareholders who hold their shares in street name will have to coordinate with their broker to have their shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed and will not be converted into cash.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a fee of approximately $100 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated, shares will not be redeemed and this may result in an additional cost to shareholders for the return of their shares.

Any request by an Austerlitz Public Shareholder to have their shares redeemed may be withdrawn at any time up to two business days prior to the vote on the Business Combination Proposal at the Austerlitz Extraordinary General Meeting. If a holder of AUS Class A Shares delivers any shares for redemption and later decides prior to the Austerlitz Extraordinary General Meeting that it does not want to have such shares redeemed, the shareholder may request that Austerlitz consent to the return of its shares. Such a request must be made by contacting Continental Stock Transfer & Trust Company, Austerlitz’s transfer agent, at the phone number or address set out elsewhere in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Austerlitz Public Shareholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed and will not be entitled to receive their pro rata portion of the Trust Account. Austerlitz will thereafter promptly return any shares delivered by Austerlitz Public Shareholders. In such case, Austerlitz Public Shareholders may only share in the assets of the Trust Account upon the liquidation of Austerlitz. This may result in Austerlitz Public Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

The closing price of AUS Class A Shares on the Record Date was $[●]. The cash held in the Trust Account on such date was approximately $690,000,000 (or approximately $10.00 per AUS Class A Share). Prior to exercising redemption rights, Austerlitz Public Shareholders should verify the market price of AUS Class A Shares as they may receive higher proceeds from the sale of their AUS Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Austerlitz cannot assure its shareholders that they will be able to sell their AUS Class A Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in Austerlitz’s securities when Austerlitz shareholders wish to sell their shares.

Recommendation of the Austerlitz Board to Austerlitz Shareholders; Reasons for the Approval of the Business Combination

The Austerlitz Board recommends that Austerlitz Shareholders vote:

“FOR” the Business Combination Proposal

“FOR” the Bye-Laws Proposals

“FOR” the Non-Binding Governance Proposals

“FOR” the Share Issuance Proposal

“FOR” the Adjournment Proposal

“FOR” the Domestication Proposal

“FOR” the Director Election Proposal

“FOR” the Omnibus Incentive Plan Proposal

In considering the Business Combination and reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby and to recommend the adoption of the Business Combination Agreement and the approval of the transactions contemplated thereby to Austerlitz Shareholders, the Austerlitz Board considered a wide variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Austerlitz Board determined that the Business Combination with the Company, a leading cloud-based provider of mission-critical integrated digital human capital and business solutions, presents a highly attractive business combination opportunity and is advisable and in the best interests of Austerlitz and its shareholders. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Austerlitz Board’s Reasons for the Approval of the Business Combination” for additional information regarding the reasons for the Austerlitz Board’s approval and recommendation. The consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, each of the Bye-Laws Proposals, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, and the Domestication Proposal. If any of these proposals are not approved, the Business Combination Agreement may be terminated and the Business Combination may not be consummated unless certain conditions in the Business Combination Agreement are waived by the applicable parties.

The Austerlitz Board’s Reasons for the Approval of the Business Combination

In considering the Business Combination, the members of the Austerlitz Board considered a number of factors pertaining to the Business Combination as generally supporting their decision to enter into the Business Combination Agreement and approve the transactions contemplated thereby, including, but not limited to, the following factors:

•

Reasonableness of Merger Consideration. Following a review of the financial data provided to Austerlitz, including the Company’s historical financial statements and certain unaudited prospective financial information and Austerlitz’s due diligence review of the Company’s business, the Austerlitz Board determined that the consideration was reasonable in light of such data and financial information;

•

Due Diligence. Austerlitz’s management and advisors conducted due diligence examinations of the Company, including: conducting commercial due diligence, conducting financial and legal, gaming and regulatory due diligence, and conducting discussions with the Company’s management and Austerlitz’s management team and legal advisors concerning such due diligence examination of the Company;

•

Industry and Trends. The Company’s business is based in an industry and addressable market that has seen substantial growth in recent periods and that the Austerlitz Board considers attractive, and which, following a review of industry trends and other industry factors, the Austerlitz Board believes has continued growth potential in the United States and Canada in future periods;

•

Technology-Enabled, Leading Online Sports Betting and Gaming Platform. The Company developed its online platform and app with a particular focus on creating a differentiated, innovative product and superior user experience, which drives enhanced user acquisition and retention;

•

Brand Recognition and High Quality Customer Base. The Company leverages the brand recognition associated with Wynn Parent’s high quality products and services and similarly invests in producing premium, high quality products in order to attract and retain high quality customers and build deep, long-term customer relationships;

•

Commitment of the Company’s Owners. The Current Company Equityholders will own approximately 78.93% of the Post-Closing Company assuming No Redemptions. The Austerlitz Board believes that the Current Company Equityholders continuing to own a substantial percentage of the Post-Closing Company on a pro forma basis reflects such shareholders’ belief in and commitment to the continued growth prospects of the Company going forward;

•

Lock-Up. The agreement by the Sponsor Persons, as well as Wynn Parent, to be subject to a post-Closing lockup in respect of their WBET Shares, subject to certain customary exceptions (including the attainment of certain trading price thresholds), which will provide important stability to the leadership and governance of the Company;

•

Financial Condition. The Austerlitz Board also considered factors such as the Company’s historical financial results, outlook and financial plan as a result of the Business Combination. In considering these factors, the Austerlitz Board reviewed the Company’s recent performance, the current prospects for growth if the Company achieves its business plans and various historical and current balance sheet items;

•

Experienced and Proven Management Team. The Company has an experienced management team with a proven record and diverse experience in the gaming industry that Austerlitz management had the opportunity to engage with and evaluate in the course of its due diligence review. In addition, the senior management of the Company intends to remain with the Company following the Business Combination, which the Austerlitz Board believes will provide helpful continuity in advancing the Company’s strategic and growth goals;

•

Other Alternatives. After a review of other business combination opportunities reasonably available to Austerlitz, the Austerlitz Board believes that the proposed Business Combination represents the best potential business combination for Austerlitz taking into consideration, among other things, the industry in which the Company operates, the experience of Mr. Foley in owning a professional sport team, and Austerlitz management’s ability to evaluate and assess the business plan and potential future performance of the Company relative to other potential business combination transactions;

•

Negotiated Transaction. The terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both the Company and Austerlitz to complete the Business Combination. The Austerlitz Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Austerlitz and the Company;

•

Cannae Backstop. The fact that Cannae had agreed to provide the Cannae Backstop, to backstop potential redemptions by Austerlitz Public Shareholders, in exchange for a placement fee payment of $3.45 million; and

•

Post-Closing Governance. The fact that Austerlitz’s Sponsor (together with Cannae) had negotiated the right to nominate one member of the WBET Board following the Business Combination, and that William P. Foley II is intended to initially serve in that role, which the Austerlitz Board believed would allow for WBET to benefit from Mr. Foley’s knowledge of the Company’s industry, as well as his tactical, operational and organizational experience and also to benefit from the Sponsor’s professional relationships to identify potential Austerlitz Board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for stockholders.

See the section entitled “Proposal No. 1—The Business Combination Proposal—The Austerlitz Board’s Reasons for the Approval of the Business Combination” for additional information regarding the reasons for the Austerlitz Board’s approval and recommendation.

Controlled Company Exemption

Following the Business Combination, Wynn Parent will own a majority of the voting power of WBET’s Shares. As a result, WBET will be a “controlled company” under NASDAQ rules. As a controlled company, WBET will be exempt from certain corporate governance requirements, including those that would otherwise require the WBET Board to have a majority of independent directors and require that WBET either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of WBET’s executive officers and nominees of directors are determined or recommended to the WBET Board by independent members of the WBET Board. Because WBET intends to avail itself of the “controlled company” exception under the NASDAQ rules, WBET may choose to rely upon these exemptions and, as a result, holders of WBET Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Interests of Austerlitz’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Austerlitz Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Austerlitz’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Austerlitz Shareholders generally. These interests include, among other things, the interests listed below:

•

If the Business Combination or another initial business combination is not consummated by March 2, 2023 (or any extension of such date if approved by Austerlitz Shareholders), Austerlitz will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding AUS Class A Shares for cash and, subject to the approval of its remaining shareholders and the Austerlitz Board, dissolving and liquidating. In such event, the 14,785,715 AUS Class B Shares and 14,785,715 AUS Class C Shares held by the Sponsor and certain Sponsor Persons would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares would have had an aggregate market value of approximately $[●] based upon the closing price of the AUS Class A Shares on the NYSE of $[●] per share on [●], 2021, the Record Date for the Austerlitz Extraordinary General Meeting.

•

The Sponsor purchased an aggregate of 10,533,333 Private Placement Warrants from Austerlitz for an aggregate purchase price of $15,800,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Austerlitz IPO. A portion of the proceeds Austerlitz received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $[●] based upon the closing price of the Austerlitz Public Warrants on the NYSE of $[●] per warrant on [●], 2021, the Record Date for the Austerlitz Extraordinary General Meeting. The Private Placement Warrants will become worthless if Austerlitz does not consummate a business combination by March 2, 2023 (or any extension of such date if approved by Austerlitz Shareholders).

•

William P. Foley, II will become a director of the Post-Closing Company after the closing of the Business Combination. As such, in the future Mr. Foley will receive any cash fees, and/or equity or equity-based shares awards that the WBET Board determines to pay to its non-executive directors

•

Austerlitz and/or the Company have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Austerlitz and Cannae in connection with the Business Combination (as described below). Certain of the directors of Austerlitz, including Mr. Massey, and Austerlitz’s former Chairman and current strategic advisor, Mr. Foley, also serve as directors of Cannae Holdings and each of the officers of Austerlitz is also an officer of Cannae Holdings. Upon completion of the Business Combination, Cannae will hold approximately between 0.28% direct or indirect voting interest (assuming No Redemptions) and 17.85% direct or indirect voting interest (assuming Maximum Redemptions and assuming that the Current Company Equityholders receive WBET Class A Shares as Merger Consideration), which figures include Cannae’s interest in each class of WBET Shares as applicable, and include the WBET Class C Shares.

•

The fact that Austerlitz and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Austerlitz Shareholders in connection with the Business Combination, in an amount of up to $690,000,000 (at a purchase price of $10.00 per share). In connection with the Cannae Backstop, Austerlitz has agreed to pay to Cannae a placement fee of $3,450,000.

•

The fact that if Austerlitz is unable to complete a business combination by March 2, 2023 (as such date may be extended with the approval of Austerlitz Shareholders), the Sponsor has agreed to be liable to Austerlitz if and to the extent any claims by a third party, including claims of target businesses or claims of vendors or other entities that are owed money by Austerlitz for services rendered or contracted for or products sold to Austerlitz (other than Austerlitz’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Austerlitz Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.00 per share due to reductions in the value of the trust assets), in each case net of the interest that may be withdrawn to pay Austerlitz’s taxes (if any). If Austerlitz consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Austerlitz’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Austerlitz’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Austerlitz fails to consummate a business combination within the by March 2, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, Austerlitz may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by March 2, 2023.

•	The continued indemnification of Austerlitz’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Investor Rights Agreement, the Sponsor will have the right to designate up to one director (and to jointly with Wynn designate the Initial Independent Directors) to the WBET Board, subject to certain conditions and certain step-down provisions.

•

Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions with respect to the WBET Shares held by them from time to time.

•

The fact that, due to the nature of the Austerlitz securities that are held by the Sponsor and Sponsor Persons, the Sponsor and Sponsor Persons could earn a positive rate of return on its investment, even if other Austerlitz shareholders experience a negative rate of return on their investment in Austerlitz or WBET.

•

The fact that, based on the closing price of AUS Class A Shares on                     , 2021, of $                    , the Sponsor and Sponsor Persons’ interest in WBET immediately following the Closing would be worth approximately $                     million, as a result of the Sponsor and Sponsor Persons’ holdings of 11,089,286 AUS Class B Shares (under the No Redemptions scenario).

•

The fact that the Sponsors have incurred approximately $737,400 of expenses in connection with the formation and search for Austerlitz’s initial business combination that are subject to reimbursement by Austerlitz, of which approximately $488,000 remained unpaid as of June 30, 2021.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Austerlitz or our securities, the Sponsor, the Insiders and/or their directors, officers, advisors or respective affiliates may purchase Austerlitz Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Austerlitz Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Austerlitz Public Shares or vote their Austerlitz Public Shares in favor of the Required Austerlitz Proposals.

Appraisal Rights

Austerlitz Shareholders have no appraisal rights in connection with the Merger or the Domestication under the Cayman Islands Companies Act or under the Bermuda Companies Act.

Material U.S. Federal Income Tax Considerations to Austerlitz Shareholders

For a description of the material U.S. federal income tax considerations of the Domestication and exercise of redemption rights, see the section titled “Material U.S. Federal Income Tax Considerations For Austerlitz Shareholders” commencing on page [●].

Material U.S. Federal Income Tax Consideration to Company Shareholders

For a description of the material U.S. federal income tax considerations to the Company’s shareholders, see the section titled “Material U.S. Federal Income Tax Consideration to Company Shareholders” commencing on page [●].

Regulatory Matters; Requisite Gaming Approvals

The consummation of the Business Combination is subject to certain required regulatory approvals, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) and the receipt of the Requisite Gaming Approvals to be issued by certain Gaming Authorities to Austerlitz and certain other persons. The parties to the Business Combination Agreement have agreed to use their respective reasonable best efforts to obtain all such required regulatory approvals, and Austerlitz has agreed to, and has agreed to cause certain other persons to, take any and all such actions necessary to obtain such approvals. On May 21, 2021, the Company and Austerlitz filed Notification and Report Forms under the HSR Act with the U.S. Department of Justice (“DOJ”). The waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on June 21, 2021. See “Proposal No. 1—The Business Combination Proposal—Regulatory Matters; Requisite Gaming Approvals” for additional information.

Market Price and Dividend Information

Austerlitz Units, AUS Class A Shares and Austerlitz Public Warrants are listed on the NYSE under the symbols “AUS.U,” “AUS,” and “AUS.WS,” respectively.

The closing price of the Austerlitz Units, AUS Class A Shares and Austerlitz Public Warrants on September 8, 2021, was $10.26, $9.93, and $1.40, respectively. As of [●], the Record Date for the Extraordinary Meeting, the most recent closing price for Austerlitz Units, AUS Class A Shares and Austerlitz Public Warrants was $[●], $[●] and $[●], respectively.

Holders of the Austerlitz Units, AUS Class A Shares and Austerlitz Public Warrants should obtain current market quotations for their securities. The market price of Austerlitz’s securities could vary at any time before the Business Combination.

Holders

As of [●], the Record Date for the Extraordinary Meeting, there were [●] holders of record of Austerlitz Units, [●] holders of record of Austerlitz Units, [●] holders of record of AUS Class A Shares, [●] holders of record of AUS Class B Shares, [●] holders of record of AUS Class C Shares, [●] holders of record of Private Placement Warrants, and [●] holders of record of Austerlitz Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Austerlitz Units, AUS Class A Shares and Austerlitz Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Austerlitz has not paid any cash dividends on its AUS Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon WBET’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the merger will be within the discretion of the WBET Board at such time. WBET’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

Company

Historical market price information for the Company is not provided because there is no public market for the Company’s common shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” beginning on page [●] of this proxy statement/prospectus.

RISK FACTOR SUMMARY

Austerlitz’s and the Company’s business and their ability to execute their strategies, including the proposed Business Combination and the transactions contemplated by the Transaction Agreements, are subject to risks and uncertainties, many of which are beyond Austerlitz’s and the Company’s control and will be beyond the control of the Post-Closing Company. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by the forward-looking statements. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the Post-Closing Company, including, but not limited to, the following factors and those discussed under “Risk Factors.” References below to Austerlitz shall be deemed to also refer to the Post-Closing Company, as the context requires or as appropriate.

Risk Factors Relating to WIL’s Business and Industry

•	The COVID-19 pandemic and future outbreak of any other highly infectious or contagious disease, including the global economic uncertainty and measures taken in response.

•	The inability to adequately protect key intellectual property rights or proprietary technology.

•	Risks associated with changes in applicable laws or regulations, including but not limited to Gaming Laws, that could have an adverse effect on WBET’s business.

•	The possibility that WBET may be adversely affected by other economic, business or competitive factors.

•	Risks associated with WBET’s international operations.

•	Risks associated with competition with WBET’s competitors and WBET’s failure to apply and develop new technologies as quickly as WBET’s competitors.

•

Risks associated with past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions.

•	Failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows.

•	Failure to obtain or maintain certain Gaming Approvals.

•

Cyber-attacks and security vulnerabilities and other significant disruptions in WBET’s information technology systems and networks that could expose WBET to legal liability, impair its reputation or negative effect on WBET’s results of operations.

Risks Following the Business Combination

•	The results of operations of the Post-Closing Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

•	The inability of WBET to develop and maintain effective internal controls.

•

The inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of WBET to grow and manage growth profitably and retain its key employees.

•	The possibility of a decline in economic activity that could impact WBET’s results of operations.

•

The potential for conflicts of interest arising out of any of WBET’s executive officers and members of WBET Board allocating their time to other businesses, including Wynn Parent, and not exclusively to WBET, and that Bermuda law does not require that directors present potential business opportunities to WBET, if such opportunities do not arise in the course of the directors acting as directors of WBET.

•

Following the Business Combination, WBET will be a “controlled company” under NASDAQ rules. As a controlled company, WBET will be exempt from certain corporate governance requirements. Because WBET intends to avail itself of the “controlled company” exception under the NASDAQ rules, WBET may choose to rely upon these exemptions and, as a result, holders of WBET Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Risks Related to the Business Combination

•

Austerlitz has no operating history and if it fails to consummate the Business Combination, it may not attain profitable operations and the management may not succeed in achieving Austerlitz’ business objectives.

•

The inability to complete the Business Combination, including due to the failure to obtain approval from Austerlitz Shareholders of the Required Austerlitz Proposals, or the failure to meet any other conditions to closing in the Business Combination Agreement.

•	The occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement.

•	The amount of redemptions made by Austerlitz Shareholders.

•	Costs related to the Business Combination.

•	The fact that Austerlitz did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

•

The outcome of any known or unknown litigation or regulatory proceedings, including legal proceedings that may be instituted against Austerlitz or the Company following announcement of the proposed Business Combination.

•	The inability to obtain or maintain Requisite Gaming Approvals and/or certain other Gaming Approvals.

•	The inability to maintain the listing of the AUS Class A Shares on the NYSE or the failure to receive approval to list WBET Class A Shares on the NYSE or NASDAQ following the Business Combination.

•	The risk that the proposed Business Combination disrupts the plans and operations of Austerlitz or the Company as a result of the announcement and consummation of the Transactions described herein.

•	The diversion of management’s attention and consumption of resources as a result of the proposed Business Combination or any potential acquisitions of other companies.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

The following table shows summary historical financial information of the Company for the periods and as of the dates indicated.

The summary historical financial information of the Company as of December 31, 2020 and 2019, and for the years ended December 31, 2020, and 2019 was derived from the audited historical consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus. The summary historical financial information of the Company as of June 30, 2021, and for the six months ended June 30, 2021 and 2020 was derived from the unaudited interim historical financial statements of the Company included elsewhere in this proxy statement/prospectus.

The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace the Company’s consolidated financial statements and the related notes. The Company’s historical results are not necessarily indicative of the Company’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to the Company, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of future results.

	For the six months ended June 30,		For the years ended December 31,
	2021	2020	2020	2019
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Statement of Operations Data
Revenues	$26,299	$4,669	$14,597	$4,607
Net loss	$(108,158)	$(1,372)	$(19,704)	$(5,393)
Weighted average common shares outstanding	740,777	—	716,768	—
Basic and diluted net loss attributable to shareholders (1)	$(146.01)	$—	$(20.68)	$—
Statement of Cash Flows Data
Net cash (used in) provided by operating activities	$(76,041)	$88	$(12,255)	$(5,535)
Net cash used in investing activities	$(21,218)	$(1,686)	$(1,148)	$(6,066)
Net cash provided by financing activities	$115,000	$1,222	$75,859	$11,827

	As of June 30,	As of December 31,
	2021	2020	2019
Balance Sheet Data
Total assets	$313,537	$263,380	$24,334
Total liabilities	$48,015	$15,541	$1,515
Total stockholders’ equity	$265,522	$247,839	$22,819

(1)

For the year ended December 31, 2020, the basic and diluted net loss per share is based on the period from October 23, 2020 to December 31, 2020, the period when the Company had outstanding common shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BETBULL

The following table shows summary historical financial information of BetBull for the periods and as of the dates indicated.

The summary historical financial information of BetBull as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, was derived from the audited historical consolidated financial statements of BetBull included elsewhere in this proxy statement/prospectus. The summary historical financial information of BetBull as of September 30, 2020, and for the nine-months ended September 30, 2020 and 2019 was derived from the unaudited interim historical financial statements of BetBull included elsewhere in this proxy statement/prospectus.

The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “BetBull’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace BetBull’s financial statements and the related notes. BetBull’s historical results are not necessarily indicative of BetBull’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to BetBull, prior to and without giving pro forma effect to the impact of the Business Combination or the acquisition by the Company on October 23, 2020 and, as a result, the results reflected in this section may not be indicative of the results of BetBull going forward.

	For the nine months ended September 30,		For the years ended December 31,
	2020	2019	2019	2018
	(in thousands)		(in thousands)
Statement of Operations Data
Revenue (including related-party revenues)	$11,314	$7,552	$10,474	$4,366
Net loss attributable to BetBull	$(9,257)	$(7,127)	$(9,828)	$(10,678)
Statement of Cash Flows Data
Net cash used in operating activities	$(2,372)	$(7,912)	$(10,206)	$(7,654)
Net cash used in investing activities	$(387)	$(621)	$(876)	$(403)
Net cash provided by financing activities	$4,501	$—	$—	$20,574

	As of September 30,	As of December 31,
	2020	2019	2018
Balance Sheet Data
Total assets	$8,327	$9,177	$17,912
Total liabilities	$11,662	$5,387	$4,377
Total stockholders’ (deficit) equity	$(3,335)	$3,790	$13,535

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Transactions and the BetBull Acquisition (as defined in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”). The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Austerlitz will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization will be treated as the equivalent of the Company issuing stock for the net assets of Austerlitz, accompanied by a recapitalization. The net assets of Austerlitz will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of the Company. The Company’s acquisition of BetBull was treated as a business combination under Financial Accounting Standards Board’s ASC 805, and was accounted for using the acquisition method of accounting. The Company recorded the fair value of assets acquired and liabilities assumed from BetBull. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives pro forma effect to the Transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations data give pro forma effect to the Transactions and the BetBull Acquisition as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Austerlitz, the Company and BetBull and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of AUS Class A Shares:

•

Assuming No Redemptions: This presentation assumes that no public shareholders of Austerlitz exercise redemption rights with respect to their AUS Class A Shares for a pro rata share of the funds in Austerlitz’s Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that shareholders holding 69.0 million AUS Class A Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share, after minor adjustments for interest earned) of the funds in Austerlitz’s Trust Account. In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, on the Closing Date (immediately prior to the Closing and prior to the Domestication), to subscribe for AUS Class A Shares in order to fund redemptions by shareholders of Austerlitz in connection with the Business Combination, in an amount of up to $690,000,000.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2021
Revenues	$26,299	$26,299
Net loss	$(118,754)	$(118,754)
Basic and diluted net loss per share, WBET Class A Shares and WBET Class V Shares	$(0.31)	$(0.31)
Weighted-average shares outstanding – basic and diluted	380,089,286	380,089,286

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2020
Revenues	$22,779	$22,779
Net loss attributable to the Company	$(54,123)	$(54,071)
Basic and diluted net loss per share, WBET Class A Shares and WBET Class V Shares	$(0.14)	$(0.14)
Weighted-average shares outstanding – basic and diluted	380,089,286	380,089,286

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021
Total assets	$945,428	$945,428
Total liabilities	$97,747	$97,747
Total stockholders’ equity	$847,681	$847,681

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative per share information of Austerlitz, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming No Redemptions and Maximum Redemptions, respectively.

	Austerlitz Acquisition Corp. I	Wynn Interactive, Ltd.	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands except share and per share amounts)
Six Months Ended June 30, 2021
Net loss	$(13,635)	$(108,158)	$(118,754)	$(118,754)
Book value per share(1)	$0.05	$358.44	$2.23	$2.23
Austerlitz Public Shares
Basic and diluted weighted average outstanding AUS Class A Shares	69,000,000	n/a	n/a	n/a
Basic and diluted net loss per share, AUS Class A Shares	$—	n/a	n/a	n/a
AUS Class B Shares and AUS Class C Shares
Basic and diluted weighted average of AUS Class B Shares and AUS Class C Shares	29,571,430	n/a	n/a	n/a
Basic and diluted net loss per share, AUS Class B Shares and AUS Class C Shares	$(0.46)	n/a	n/a	n/a
Company Common Stock
Basic and diluted weighted average common shares outstanding	n/a	740,777	n/a	n/a
Basic and diluted net loss per share	n/a	$(146.01)	n/a	n/a
WBET Common Stock(2)
Basic and diluted weighted average common shares outstanding	n/a	n/a	380,089,286	380,089,286
Basic and diluted net loss per share, WBET Class A Shares and WBET Class V Shares	n/a	n/a	$(0.31)	$(0.31)

(1)	Book value per share is calculated as (Total equity excluding non-controlling interest)/weighted average shares outstanding.
(2)

The above table does not include the 14,785,715 AUS Class C Shares held by the Sponsor and certain Sponsor Persons that are converted into 14,785,715 WBET Class C Shares which may subsequently convert to WBET Class A shares, subject to certain earnout conditions; which, if not met before the ninth anniversary of Closing, shall be returned for cancellation.

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information and information in the section entitled “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary”, before deciding how to vote or instruct your vote to be cast with respect to the Austerlitz Shareholder Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Post-Closing Company’s business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Post-Closing Company’s securities and could result in you losing all or part of your investment. The risk factors described below are not necessarily exhaustive. We may face additional risks and uncertainties that are not presently known to us, or that we deem to be immaterial, which may also impair our business or financial condition. You are encouraged to perform your own investigation with respect to the businesses of Austerlitz and the Company.

Risk Factors Relating to WIL’s Business and Industry

Throughout this section, references to “we,” “us,” “our” and the “Company” refer to WIL and its consolidated subsidiaries unless the context requires otherwise.

Competition within the broader entertainment industry is intense and our existing and potential customers may be attracted to competing forms of entertainment, such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings are not popular, our business could be harmed.

We operate in the global entertainment and gaming industries within the broader entertainment industry with our business-to-consumer offerings such as our online sports betting and online casino games. Our customers face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and land based casinos, are more well-established and may be perceived by our customers to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our customers. If we are unable to sustain sufficient interest in our online sportsbook and online casino offerings in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors, whether licensed or not, may enter the online sports betting and online casino industries. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, acquire our key partners or third party providers, decrease cost per user acquisition, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings are not accepted by the markets in which we operate, our business could suffer.

We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

Significant outbreaks of contagious diseases, and other adverse public health developments, could have a material impact on our business operations and operating results. Since the global outbreak of COVID-19, nearly every country has throughout the world have been affected by the spread of the virus, including the United States, the United Kingdom, Malta, Turkey and Gibraltar, and has implemented various emergency measures to contain the virus outbreak, including travel restrictions, restrictions on public gatherings and required in-home quarantine. As we have a presence in these locations, these measures could affect the health of our employee and ability to travel and work remotely.

Suspensions, postponements and cancellations of major sports seasons and sporting events during the COVID-19 pandemic have negatively impacted our sports betting business. On the other hand, business closures or capacity limitations, stay-at-home orders and other measures imposed in light of the COVID-19 pandemic have resulted in a significant increase in our sports betting and online casino business, as our offerings are well suited for the current environment and consumers’ other options for leisure and entertainment are limited. As the threat of the COVID-19 pandemic has somewhat diminished, and businesses are otherwise able to return to operations at or near pre-pandemic levels, we face competition for consumers’ discretionary time and income from many more forms of entertainment that were unavailable, or available on a limited basis, during the COVID-19 pandemic. As a result, our growth may slow as consumers, including incremental players acquired during the pandemic, have more choices for entertainment. Our accelerated growth during 2020 and the first portion of 2021 may not continue, and our results for such periods should not be considered a reliable indicator of our future results of operations.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our financial performance is subject to global, U.K., European Union and U.S. economic conditions and their impact on levels of spending by customers and advertisers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. Due to international trade and monetary policy and other changes, there appears to be an increasing risk of a recession. If the national and international economic recovery slows or stalls, these economies experience another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce customers’ disposable income. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our customers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as sports betting and online casino games. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases could lead to a further reduction in discretionary spending on leisure activities, such as gaming. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.

We may experience fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below expectations.

Our financial results have fluctuated in the past and we expect our financial results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.

Our financial results in any given quarter may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, our betting results, and the other risks and uncertainties set forth herein. In particular, we may experience an atypical amount of successful parlay bets in any given period, which could result in short-term volatility in betting win margins given the high margins associated with such wagers. Furthermore, our betting operations have significant exposure to, and may be materially impacted by, sporting events and seasons, which can result in short-term volatility in betting win margins and customer engagement, thus impacting revenues. Consumer engagement in our sports betting and online casino services may decline or fluctuate as a result of a number of factors, including the popularity of the underlying sports, the customer’s level of satisfaction with our platforms, our ability to improve and innovate, our ability to adapt our platform, outages and disruptions of online services, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.

In our online casino game offerings, operator losses are limited per stake to a maximum payout. When looking at bets across a period of time, however, these losses can potentially be significant. Our financial results may also fluctuate based on whether we pay out any jackpots to our online casino customers during the relevant quarter. As part of our online casino offering, we may, in the future, offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the customer would be contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we may maintain a provision for these progressive jackpots, the cost of the progressive jackpot payout would be a cash outflow for the business in the period in which it is won with a potentially significant adverse effect on our financial condition and cash flows. Because winning is underpinned by a random mechanism, we cannot predict with absolute certainty when a jackpot will be won. In addition, we may not insure against random outcomes or jackpot wins.

Our projections will be subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different jurisdictions, which are uncertain. In addition, due to our limited operating history, the ability to compare our projections against historic operating trends is limited. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described above under “—Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Our operations may fluctuate due to seasonal trends and other factors. We believe that significant sporting events, such as the playoffs and championship games tend to impact, among other things, revenues from operations, key metrics and customer activity, and as such, our historical revenues generally have been highest in soccer, tennis and basketball. A majority of our current sports betting and revenue is generated from bets placed on, or contests relating to, soccer and we expect that soccer, tennis, basketball, football and other popular U.S. and European sports will represent a significant portion of our sports betting revenue, and as each has its own respective off-seasons, we may experience decreases in our future revenues during such periods. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation or postponement of sporting events and races. In addition, certain individuals or teams advancing or failing to advance and their scores and other results within specific tournaments, games or events may impact our financial performance.

The success, including win or hold rates, of our online sportsbook and online casino products depends on a variety of factors and is not completely controlled by us.

We employ theoretical win rates to estimate what certain type of sports bet or online casino game, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our sports betting and online casino wagers we offer to our customers. We use the hold percentage as an indicator of a sports bet’s or online casino game’s performance against its expected outcome. Although each sports bet or online casino game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In particular, we focus on realizing the high margins associated with parlay bets. While parlay bets typically fall within a defined statistical range of outcomes, an atypical amount of successful parlay bets in any given period could have short-term material impact on our operations. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as a customer’s skill, experience and behavior, the mix of games played, the financial resources of customers, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our sports bets and online casino games may differ from the theoretical win rates we have estimated and could result in the winnings of our sportsbook’s or online casino game’s customers exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.

Our success also depends in part on our ability to anticipate and satisfy customer preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products are subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our customers’ needs and improve and enhance our existing platforms to maintain or increase our customer engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and offerings and to customer satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and customer information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We may in the future experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, we have not had a material impact from such disruptions; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects. Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when customers attempt to access it or navigation through our platforms is slower than they expect, customers may be unable to place their bets or set their line-ups in time and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our customers, harm our reputation, cause our customers to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.

If our customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events. We believe that if our customers have a negative experience with our offerings, or if our brand or reputation is negatively affected, customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to customers, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business.

The secure maintenance and transmission of customer information is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our customers’ information may be lost, disclosed, accessed or taken without our customers’ consent. We cannot provide assurance that we will not experience any cyberattacks in the future and such cyberattacks may have a material impact on our operations or financial results.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of customer information, including customers’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a customer’s password could access the customer’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on third-party service providers with respect to our platform and to deliver our offerings to customers on our platform, and any disruption of or interference with our use of such services could adversely affect our business, financial condition, results of operations and prospects.

We currently host our sports betting and online casino platforms and support our operations using our private cloud infrastructure, which is built using third-party platform and datacenter providers. In addition, as we continue to enter new jurisdictions, we may rely on third-party providers of cloud infrastructure services. We do not, and will not, have control over the operations of the facilities or infrastructure of any third-party service providers, including third-party platform providers, that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance will be critical to our success. We have experienced, and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our customers. As our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases.

In the event that any of our agreements with these third-party service providers are terminated, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new platform providers, data site providers or cloud infrastructure service providers. Although alternative providers could host our platform on a substantially similar basis, such transition could potentially be disruptive and we could incur significant one-time costs.

Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant loss of revenue, increase our costs and impair our ability to attract new customers, any of which could adversely affect our business, financial condition and results of operations.

Our growth prospects and market potential will depend on our ability to obtain and maintain Gaming Approvals to operate in a number of jurisdictions and if we fail to obtain and maintain such Gaming Approvals our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain Gaming Approvals to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain Gaming Approvals in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our customer base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain Gaming Approvals necessary to conduct our online sports betting and online casino operations. Any failure to obtain and maintain Gaming Approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, even if such Gaming Approvals are obtained and/or maintained, certain states’ sports betting laws limit online sports betting to a finite number of retail operators, such as casinos, tribes or tracks. A “skin” is a legal authorization from a state that provides a market access opportunity for mobile operators to offer online sports betting services pursuant to a relationship with a casino, tribe or track. The entities that control those “skins,” and the numbers of “skins” available, are typically determined by a state’s sports betting law. In most of the jurisdictions in which we offer or may offer sports betting and our online casino, we currently and in the future may rely on a retail/physical casino, tribe or track to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where online operators are required to have a retail relationship. We will be dependent on strategic relationships with certain retail operators in order to be able to offer our products in such states. If we cannot establish, renew or manage our relationships, our relationships could terminate and we would not be allowed to operate in those jurisdictions unless and until we enter into new relationships. As a result, our business, financial condition and results of operations could be adversely affected.

Our business strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

A core element of our business strategy is to expand our operations into new markets, primarily the United States, as regulations approving online sports betting and casinos are implemented. We will be required to add infrastructure, expand our systems and harden our control processes to accommodate this increased scale. This geographic expansion will require us to comply with additional regulatory regimes, secure Gaming Approvals, build additional equipment, develop new and expand existing strategic relationships and maintain human resources to service customers in those markets.

Our growth is expected to place a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•	implement additional management information systems;

•	further develop our operating, administrative, legal, financial and accounting systems and controls;

•	hire additional personnel;

•	develop additional levels of management within our Company;

•	locate additional office space in various countries; and

•	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.

Failure to accomplish any of these requirements could adversely affect our ability to deliver our product and service offerings in a timely fashion, fulfill existing customer commitments or attract and retain new customers.

In addition, as we continue to expand our business in the United States, we will face risks associated with expanding in markets where we have limited or no experience and where we may be less well-known or have fewer local resources. If we fail to execute our expansion strategy, we may be subject to a variety of risks inherent in doing business internationally, including:

•	political, social and economic instability of each foreign jurisdiction where we operate;

•	fluctuations in currency exchange rates;

•	compliance challenges due to different laws and regulatory environments, particularly in the case of gaming regulation, privacy and data security;

•	potential non-compliance with tax regulations in multiple tax jurisdictions;

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risks related to the overall legal and regulatory environment in the United States, including with respect to privacy, difficulties understanding and ensuring compliance with multiple, conflicting and changing laws, rules and regulations by both our employees and our business partners, over whom we exert no control, and unexpected changes in law, regulatory requirements and enforcement;

•	potential damage to our brand and reputation due to compliance with local laws, including potential censorship and/or requirements to provide user information to local authorities;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure and compliance costs associated with multiple international locations; and

•	differing levels of technology development in different countries, including third party payment platforms.

As we expand further into new and existing countries, regions and markets, these risks could intensify, and efforts we make to expand our businesses and operations internationally may not be successful. Failure to expand internationally and manage the complexity of our global operations successfully could materially and adversely affect our business, financial condition and results of operations

We have business operations located in many countries and a significant level of operations outside of the United States, which subjects us to additional costs and risks that could adversely affect our operating results.

A significant portion of our operations is located outside of the United States. In addition to the customer base and operations in the United Kingdom, we have operations in Malta and Gibraltar, with a significant portion of our software development personnel located in Turkey.

Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business. As a result of our international operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

•	challenges caused by distance as well as language and cultural differences;

•	general economic conditions in each country or region;

•	regulatory changes;

•	political unrest, terrorism and the potential for other hostilities;

•	public health risks, particularly in areas in which we have significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	overlapping or changes in tax regimes;

•	difficulties in transferring funds from certain countries;

•	laws such as the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials; and

•	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations, we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, and results of operations.

We rely on third-party providers to validate the identity and identify the location of our customers, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential customers received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our customers. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition and results of operations could be adversely affected.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

We rely on third-party payment processors to process deposits and withdrawals made by our customers into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our customers into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to customers on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our customers. Moreover, if we are unable to maintain our existing contracts with third-party payment processors or to replace them with equivalent third parties, particularly as we enter into new jurisdictions, we may be unable to process payments for our day-to-day operations and our business, financial condition and results of operations could be adversely affected.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to customers that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our customers, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our customers. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we are subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will continue to expand. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some customers, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the customers on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We rely on third-party sports data providers to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how bets are settled. We have experienced, and may continue to experience, errors in this data feed, which may result in us incorrectly settling bets. If we cannot adequately resolve the issue with our customers, our customers may have a negative experience with our offerings, our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service would harm our reputation, business and operating results. Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame.

In addition, certain countries’ and U.S. states’ sports betting laws require sports betting providers to use designated “official” third-party sports data providers, which are typically affiliated with official sports leagues. To the extent we enter into any jurisdictions with such restrictions, we may need to find an alternative provider, and we may not be able to secure similar terms to our existing third-party data providers. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

Our product platform and offerings must integrate with a variety of third-party operating systems, software, device and web browsers, and our business may be materially and adversely affected if we are unable to ensure that our platform and offerings interoperates with such third-party operating systems, device, software and web browsers.

We are dependent on the ability of our product platform and offerings to integrate with a variety of third-party operating systems, software and devices, particularly those including those associated with third-party online casino games and payment services, as well as web browsers that we do not control. Any changes in these systems that degrade the functionality of our or our platforms or products, impose additional costs or requirements on us, or give preferential treatment to competitive services, could materially and adversely affect usage of our platforms or products. In addition, system integrators may show insufficient appetite to enable our platform or products to integrate with a variety of operating systems, software and devices. In the event that it is difficult for our customers to access and use our platform or products, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Moreover, we may migrate our operations to alternative third party platform providers in the future. Any migration of our data and operations from an existing server to a new server may cause us to experience some duplication and incur additional costs. If our data migration is not successful, or if any third party platform provider unexpectedly terminates our agreement, we would be forced to incur additional expenses to locate an alternative provider and may experience outages or disruptions to our service. Any service disruption affecting our platform during such migration or while operating on the third party platform could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business.

We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with other third-party service providers. For example, we rely on third parties for content delivery, load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our customers may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

If we fail to detect fraud or theft, including by our customers and employees, our reputation may suffer which could harm our brand and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

We may incur losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a customer and attempted payments by customers with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and customer experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects. Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

We are, from time to time, subject to various legal proceedings which, if adversely determined, could cause us to incur substantial losses. An adverse outcome in one or more of such proceedings could adversely affect our business.

From time to time, during the normal course of operating our business, we are subject to various legal proceedings. Because we cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements, some of which may not be covered under our insurance policies. Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, legal expenses and liabilities. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. See “—We rely on third-party service providers with respect to our platform and to deliver our offerings to customers on our platform, and any disruption of or interference with our use of such services could adversely affect our business, financial condition, results of operations and prospects.” We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as during the COVID-19 pandemic or other public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our customers to access our platform or offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online sports betting and online casino and gaming industries and our customers. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (such as lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our customers’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause customers to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth may depend, in part, on the success of our current and future strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We may, in the future, rely on relationships with sports leagues and teams, professional athletes and athlete organizations, advertisers, casinos and other third parties in order to attract customers to our platform. These relationships would, along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses, direct consumers to our platform. In addition, many of the parties with whom we may have advertising arrangements provide advertising services to other companies, including other gaming platforms with whom we compete. While we believe there are other third parties that could drive customers to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

Our success depends upon our ability to acquire and retain customers, as well as adapt to and offer products that keep pace with changing technology and evolving industry standards. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key customers and our revenue and results of operations may decline.

Our ability to acquire and retain customers is largely driven by our success in maintaining and increasing the quantity and quality of products on our platform. To satisfy customers, we need to continue to improve their online gaming experience and innovate and introduce product offerings that our customers find more rewarding to play than those of our competitors. This will require us to, among other things, continue to improve our technology, game mechanics, and procedures to optimize search results for our sports betting products and online casino games, tailor our sports betting products and third party online casino game offerings to additional geographic and demographic market segments, and improve the user-friendliness of our platform.

The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology to invest in to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our customer base and to increase our revenue will depend heavily on our ability to successfully modify our offerings or create new offerings, both independently and together with third parties. For example, given our focus on customer engagement, our online sports betting and online casino game platform relies heavily on our ability to tailor the gaming experience to the individual customer’s preferences. If we are delayed in adapting new optimization tools, such as innovate artificial intelligence that can enhance tailoring of our gameplay, we may fail to acquire and retain our customers. In addition, we may introduce significant changes to our existing platforms and offerings or develop and introduce new and unproven products, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by customers, even if well-reviewed and of high quality. If we are unable to develop technology and products that address customers’ needs or enhance and improve our existing platforms and offerings in a timely manner, that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our customers or partners, we may fail to attract or retain customers or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative.

Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our customers’ wallets in a manner that could negatively impact their ecosystem. Furthermore, such expansion of our business increases the complexity of our business and places a significant strain on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our platforms, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.

Any new offerings may also require our customers to utilize new skills to use our platform. This could create a lag in adoption of new offerings and new customer additions related to any new offerings. To the extent that future customers are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our customer growth or engagement could be affected, and our business could be harmed. We may develop new products that increase customer engagement and costs without increasing revenue.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose customers or customers may decrease their spending on our platforms. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our platforms or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.

Our growth will depend on our ability to attract and retain customers, and the loss of our customers, failure to attract new customers in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new customers to our offerings, retain existing customers of our offerings and reactivate customers in a cost-effective manner. Achieving growth in our community of customers may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We expect to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. If the search engines on which we rely modify their algorithms, change their terms around gaming, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer customers may click through to our website. If links to our website are not displayed prominently in online search results, if fewer customers click through to our website, if our other digital marketing campaigns are not effective, of it the costs of attracting customers using any of our current methods significantly increase, then our ability to efficiently attract new customers could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.

In addition, our ability to increase the number of customers of our offerings will depend on continued customer adoption of online sportsbooks, online casino games and the online sports betting industry generally. Growth in the online sports betting industry and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

Additionally, as technological or regulatory standards change and we modify our platform to comply with those standards, we may need customers to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Customers may stop using our product offerings at any time, including if the quality of the customer experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.

Negative events or negative media coverage relating to, or a declining popularity of, sports betting, the underlying sports or athletes, online sports betting or online casino games in particular, or other negative coverage may adversely impact our ability to retain or attract customers, which could have an adverse impact on our business.

Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of sports betting and online casino games by the public or by politicians, lobbyists or others could affect future legislation of sports betting and online casino games, which could cause jurisdictions to abandon proposals to legalize sports betting and online casino games, thereby limiting the number of jurisdictions in which we can operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of online casino games or online sports betting in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower customer growth rates, which could seriously harm our business.

Our business model depends upon the continued compatibility between our app and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store prevent customers from downloading our apps or block advertising from being delivered to our customers, our ability to grow our revenue, profitability and prospects may be adversely affected.

The substantial majority of our customers access our product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to our long-term success. Our business model depends upon the continued compatibility between our app and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices. In addition, we rely upon third-party platforms for distribution of our product offerings. The Wynn Interactive product offering is delivered as a free application through both the Apple App Store and the Google Play Store and is also accessible via mobile and traditional websites. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution and operation of our app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers. To the extent Google or Apple restrict our product offerings from their distribution platforms, or if they implement a policy restricting online sports betting or online casino applications in general, we would have to find alternative distribution platforms to provide customers access to our product offerings to customers. Any such restrictions would have an adverse effect on our product usage and monetization on mobile devices.

There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device customers will continue to use our product offerings rather than competing products. We are dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

Moreover, our products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our customer growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, our product offerings must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platforms, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects. Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our customers to access and use our platform on their mobile devices, if our customers choose not to access or use our platform on their mobile devices, or if our customers choose to use mobile products that do not offer access to our platform, our customer growth, retention, and engagement could be seriously harmed.

In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations or prospects.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we may make acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

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the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

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incurrence of indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

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entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

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diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

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the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing common shares to fund an acquisition would cause economic dilution to existing shareholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our common shares unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

We are generally subject to laws and regulations relating to sports betting and online casino games in the jurisdictions in which we conduct our business and those jurisdictions in which we offer our services, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit sports betting and/or online gaming, while others have taken the position that such activities should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions in which we operate Social Games could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

We have the necessary Gaming Approvals to operate in each of the jurisdictions in which we offer sports betting or online casino games.

In May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992, or PASPA. This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states and Washington D.C. have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary Gaming Approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Information About the Company—Government Regulation” To expand into new jurisdictions, we may need Gaming Approvals and approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining Gaming Approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. For example, in certain jurisdictions, we may be required to hold a certain threshold of funds in escrow to protect against successful bets. To the extent future legislative or regulatory action increases the amount required to be held in escrow, our liquidity could be adversely impacted and it may have a material impact on our operations and financial results. In addition, governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable Gaming Approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the sports betting and online casino industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the sports betting and online casino industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a Gaming Approval may be costly for us to obtain and/or such Gaming Approval may contain other commercially undesirable conditions.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions and legalization may not occur in as many jurisdictions as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary Gaming Approvals to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of jurisdictions have legalized, or are currently considering legalizing, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon legalization of real money gaming. Our business plan is partially based upon the legalization of real money gaming for a specific percent of the population on a yearly basis and the legalization may not occur as we have anticipated. Additionally, with regard to the U.S. market, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary Gaming Approvals to operate online sports betting or online casino websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and online casino games could be materially impaired.

As we enter into new jurisdictions, even if jurisdictions legalize real money gaming, certain jurisdictions may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain jurisdictions require us to have a relationship with a land-based, licensed casino for online access, which tends to increase our costs of revenue. See “Our growth prospects and market potential will depend on our ability to obtain and maintain Gaming Approvals to operate in a number of jurisdictions and if we fail to obtain and maintain such Gaming Approvals our business, financial condition, results of operations and prospects could be impaired.”

In addition, certain countries and U.S. states that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports betting and online casino revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate sports betting or online casinos, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a Gaming Approval applied for in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of Gaming Approval applications or cancelation of existing Gaming Approvals in other jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our customers, or otherwise to deliver and promote our services.

Compliance with the various regulations applicable to real money gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of real money gaming operations and may revoke, suspend, condition or limit our real money Gaming Approvals, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.

Any real money Gaming Approvals could be revoked, suspended or conditioned at any time. The loss of a Gaming Approval in one jurisdiction could trigger the loss of a Gaming Approval or affect our eligibility for such Gaming Approval in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all Gaming Approvals, and could incur fines or experience delays related to the approval process, which could adversely affect our operations. Our delay or failure to obtain or maintain Gaming Approvals in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the Gaming Approvals necessary to conduct our sports betting and online casino operations. Any failure to maintain or renew Gaming Approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have been the subject of governmental inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business.

Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.

Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained fairly constant. However, there can be significant variation in gross win percentage event-by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.

Obvious errors in sportsbook odds making occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with obvious errors or to correct the odds, there is no guarantee regulators will approve voiding obvious errors moving forward in every case.

Our sportsbook offers a spectrum of betting markets across a number of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the platform constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In the United States, it is unclear long term if state-by-state regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void obvious errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, we could be subject to covering significant liabilities.

We follow the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe this practice is beneficial overall, because if it were not possible, the betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of platform errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulation will always allow operators to execute limits at the individual customer level, or at their sole discretion.

We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming businesses. Consequently, those businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain our bank accounts or our customers were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.

Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including our Chief Executive Officer, President and Executive Director, Craig Billings, our co-founder, director and Chief Product Officer, Sadok Kohen, and our Chief Financial Officer, Alp Guler. The leadership of our current executive officers has been a critical element in building our operations, and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business.

In addition, certain of our other employees have made significant contributions to their growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly analysts and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

The unexpected loss of services of one or more of these key employees could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain our entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.

In some jurisdictions our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

As part of obtaining real money gaming Gaming Approvals, the responsible Gaming Authority will generally determine suitability of certain directors, officers, employees and, significant shareholders. The criteria used by Gaming Authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming Authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any Gaming Authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such Gaming Authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects. See “Information About the Company—Government Regulation.” Additionally, Gaming Authorities may refuse to issue or renew a Gaming Approval or restrict or condition the same, based on our past or present activities, or the past or present activities of our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. For example, Gaming Authorities may restrict us from accepting wagers on certain professional sporting events if any of our shareholders, officers, directors or employees also hold an interest in a professional team participating in the event or may cause any person holding such interest in the professional team to cease to be a person required to be found suitable. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of our operations. To date, we have obtained all Gaming Approvals necessary for our operations. However, we can give no assurance that any additional Gaming Approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and significant shareholders. Any failure to renew or maintain our Gaming Approvals or to receive new Gaming Approvals when necessary would have a material adverse effect on us.

Due to the nature of our business, we are subject to taxation in several jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our financial condition and results of operations.

Our tax obligations will be varied and include U.S. federal, state and non-U.S. taxes due to the nature of our business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may in the future require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As our results of operations fluctuate in the future and as regulations and guidance evolve with respect to the TCJA, our consolidated financial statements may be materially affected.

Additionally, several legislative proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include a potential increase in the U.S. corporate income tax rate from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase in such taxes or fees, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

The application globally of indirect taxes, such as sales and use tax, value-added tax, provincial taxes, goods and services tax, digital tax, business tax and gross receipt tax, to our business is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations. A number of jurisdictions globally have introduced (or are looking to introduce) additional reporting, record-keeping, calculation, collection and remittance obligations in respect of indirect taxes on businesses like ours that are engaged in e-commerce.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by U.S. and non-U.S. tax authorities. Tax authorities may disagree with certain positions we have taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition and results of operations.

We rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, Wynn Parent and its affiliates have filed various applications to protect aspects of their intellectual property, and currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our online casino product offerings or platforms are accessible. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could seriously harm our business.

We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We will rely on products, technologies and intellectual property that we license from third parties, for use in our online sportsbook and online casino offerings. Substantially all of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some Gaming Authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Our insurance may not provide adequate levels of coverage against claims.

We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

We are subject to risks related to corporate social responsibility, responsible gaming, reputation and ethical conduct.

Many factors influence our reputation and the value of our brands, including the perception held by our customers, business partners, investors, other key stakeholders and the communities in which we operate, such as our social responsibility, corporate governance and responsible gaming practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy and support for local communities. Any harm to our reputation could impact employee engagement and retention, and the willingness of customers and partners to do business with us, which could have a materially adverse effect on our business, results of operations and cash flows. Illegal, unethical or fraudulent activities perpetrated by any of our directors, officers, senior management, employees, other personnel and third-party suppliers and partners could expose us to potential reputational damage and financial loss.

Compliance with evolving data privacy regulations may cause us to incur additional expenses, and any violation could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data.

We collect and process information relating to our employees, our customers, and others for various business purposes, including payment processing, marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted by the various states, the United States and other jurisdictions around the world. Privacy laws and regulations continue to evolve and on occasion may be inconsistent between jurisdictions. Various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning privacy, data retention, data transfer, and data protection. For example, the European Union has adopted a data protection regulation known as the General Data Protection Regulation, which became fully enforceable in May 2018, that includes operational and compliance requirements with significant penalties for non-compliance. In addition, certain states in which we operate have enacted and others are in the process of enacting, new privacy law, such as the Virginia Consumer Data Protection Act of 2021 or the Colorado Privacy Act of 2021, which took effect in 2020 and provide some of the strongest privacy requirements in the United States. Following Brexit, the UK has adopted its own data protection and direct marketing laws (the “UK data protection laws”) which are currently based on the corresponding EU legislation. Our UK-facing operations may therefore be subject to specific compliance obligations under the UK data protection laws. In our efforts to comply with these requirements, we rely on positions and interpretations of the law that have yet to be fully tested before the relevant courts and regulators. While the UK data protection laws are currently similar to the corresponding EU laws, it is possible that those laws will diverge in the future; to the extent that those laws do diverge, then that may increase the costs of maintaining regulatory compliance.

Given the increased number of jurisdictions in which we intend to operate, we may experience delays in the licensing application and approval process, depending on the regulatory requirements in each relevant jurisdiction.

Applications for Gaming Approvals frequently involve an in-depth suitability review of the applicant’s business and associated individuals including certain officers, directors, key employees and significant shareholders. These applications take substantial time to prepare and submit, often requiring the production of multiple years’ worth of business and personal financial records and disclosures which take considerable time to compile, followed by the regulator’s investigatory process which may take months or even years to complete. Due to the increased number of jurisdictions in which we plan to operate, as well as additional jurisdictions which may pass laws authorizing and requiring licensure to operate sports betting or online casino games, we may experience delays in the application and approval process due to the volume of application materials we must prepare and submit and the number of jurisdictions for which information is required.

Risks Related to WBET’s Relationship with Wynn Parent

Throughout this section, references to “we,” “us,” “our” and the “Company” refer to WIL and its consolidated subsidiaries unless the context requires otherwise.

Wynn Parent will continue to own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval.

After this offering, Wynn Parent will beneficially own, in the aggregate, approximately 72% of the voting power represented by all our outstanding classes of common shares, assuming No Redemptions. See “Principal Shareholders.” Wynn Parent and its affiliates will have significant influence over the management and affairs of our company, as well as the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances. The interests of Wynn Parent may not always coincide with, and in some cases may conflict with, our interests and the interests of our other shareholders. For instance, Wynn Parent could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their common shares. This concentration of ownership may also affect the prevailing market price of our common shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in your best interests. So long as Wynn Parent continues to own a significant amount of our equity, it will continue to be able to strongly influence and effectively control our decisions.

Wynn Parent’s interests may conflict with our interests and the interests of our shareholders. Conflicts of interest between Wynn Parent and us could be resolved in a manner unfavorable to us and our public shareholders.

Various conflicts of interest between us and Wynn Parent could arise. Ownership interests of directors or officers of Wynn Parent in our common shares and ownership interests of our directors and officers in Wynn Parent’s common stock, or a person’s service either as a director or officer of both companies, could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions relating to our company. These decisions could include:

•	corporate opportunities;

•	the impact that operating decisions for our business may have on Wynn Parent’s consolidated financial statements;

•	differences in tax positions between Wynn Parent and us;

•	future, potential commercial arrangements between Wynn Parent and us or between Wynn Parent and third parties;

•	business combinations involving us;

•	our dividend policy;

•	management stock ownership; and

•	the intercompany agreements between Wynn Parent and us.

Furthermore, disputes may arise between Wynn Parent and us relating to our past and ongoing relationship and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

•	tax, employee benefits, indemnification and other matters arising from this offering;

•	the nature, quality and pricing of services Wynn Parent agrees to provide to us; and

•	business combinations involving us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. We may not have the leverage to negotiate amendments to our agreements with Wynn Parent, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Certain of our directors and executive officers may have actual or potential conflicts of interest because of their positions with Wynn Parent.

Following this offering, Matt Maddox, Craig Billings and Ellen Whittemore will serve on our board of directors and retain their positions with Wynn Parent. Mr. Billings will also serve as our Chief Executive Officer and President. In addition, such individuals may own Wynn Parent’s common stock, options to purchase Wynn Parent’s common stock or other Wynn Parent’s equity awards. These individuals’ holdings of Wynn Parent’s common stock, options to purchase Wynn Parent’s common stock or other equity awards may be significant for some of these persons compared to these persons’ total assets. Their positions at Wynn Parent and the ownership of any Wynn Parent’s equity or equity awards creates, or may create the appearance of, conflicts of interest when these individuals are faced with decisions that could have different implications for Wynn Parent than the decisions have for us.

If Wynn Parent becomes the subject of litigation, regulatory proceedings or other claims, or is subject to remedies in respect of such litigation or proceedings, even if not directly related to us, our business, operating results and financial condition could be adversely impacted.

We rely on Wynn Parent for a number of services, including legal, accounting, human resources, public relations, information services, and other corporate support services. Furthermore, we rely on our access to, and the value of, Wynn Parent’s intellectual property and brand. Wynn Parent and its subsidiaries are subject to extensive international, federal, state and local regulation, and licensing, gaming and other regulatory authorities have significant influence over Wynn Parent’s and its subsidiaries’ operations. Certain of these regulatory authorities also have extensive power to license and oversee the operations of Wynn Parent and could take action against Wynn Parent and its related licensees, including action that could affect the ability or terms upon which Wynn Parent’s subsidiaries hold their Gaming Approvals. Any such action taken against Wynn Parent may also have an impact on our operations, which could be material and adversely impact our business, operating results and financial condition.

Furthermore, if Wynn Parent becomes subject to litigation, regulatory proceedings or other claims, including proceedings with Gaming Authorities, or is subject to remedies in respect of such litigation or proceedings, we may also be affected, directly or indirectly, whether or not related to our operations. Any negative publicity or increased regulatory scrutiny related to Wynn Parent could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure for us or adversely affect our ability to acquire or maintain Gaming Approvals which effects could be material on our business, operating results and financial condition. Third parties may also seek to hold us responsible for Wynn Parent’s liabilities and, if we are ultimately held liable for them, we cannot assure you that we will be able to recover any resulting losses from Wynn Parent which could adversely affect our financial condition.

We rely on our access to Wynn Parent’s brands and reputation and some of Wynn Parent’s relationships.

We believe the association with Wynn Parent has contributed to our building relationships with our customers due to its recognized brands and products, as well as resources such as Wynn Parent’s intellectual property and access to third parties’ intellectual property. Any perceived loss of Wynn Parent’s scale, capital base and financial strength as a result of this offering, or any actual loss in the future, may prompt business partners to reprice, modify or terminate their relationships with us. In addition, a significant reduction of Wynn Parent’s ownership of our company may cause some of our existing agreements and licenses to be terminated. We cannot predict with certainty the effect that this offering will have on our business.

The services that we receive from Wynn Parent may not be sufficient for us to operate our business, and we would likely incur significant incremental costs if we lost access to Wynn Parent’ services.

We will need to obtain services from Wynn Parent relating to many important corporate functions under an intercompany services agreement. Following this offering, many of these services will be governed by an intercompany services agreement between us and Wynn Parent, or the Intercompany Services Agreement. Under the Intercompany Services Agreement, we will be able to use these Wynn Parent services for a fixed term established on a service-by-service basis. We generally will have the right to terminate a service before its stated termination date if we give notice to Wynn Parent. Partial reduction in the provision of any service requires Wynn Parent’s consent. In addition, either party will be able to terminate the Intercompany Services Agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods. We will pay Wynn Parent mutually agreed-upon fees for these services, which will be based on Wynn Parent’s costs of providing the services.

If we lost access to the services provided to us by Wynn Parent under the Intercompany Services Agreement, we would need to replicate or replace certain functions, systems and infrastructure. We may also need to make investments or hire additional employees to operate without the same access to Wynn Parent’s existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs could be subject to change.

We may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we have received in the past and will continue to receive from Wynn Parent under the Intercompany Services Agreement. Additionally, if the Intercompany Services Agreement is terminated, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Wynn Parent. If we have to operate these functions separately, if we do not have our own adequate systems and business functions in place or if we are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from Wynn Parent, which may not be addressed in our Intercompany Services Agreement. The level of this informal support could diminish or be eliminated following this offering.

We may not have the leverage to negotiate amendments to our agreements with Wynn Parent, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Following the Business Combination, WBET will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. To the extent WBET relies on such exemptions, WBET’s shareholders will not have the same protections afforded to shareholders of companies that are not controlled companies.

Following the Business Combination, Wynn Parent will own a majority of the voting power of WBET’s Shares. As a result, WBET will be a “controlled company” under NASDAQ rules. As a controlled company,

WBET will be exempt from certain corporate governance requirements, including those that would otherwise require the WBET Board to have a majority of independent directors and require that WBET either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of WBET’s executive officers and nominees of directors are determined or recommended to the WBET Board by independent members of the WBET Board. Because WBET intends to avail itself of the “controlled company” exception under the NASDAQ rules, WBET may choose to rely upon these exemptions and, as a result, holders of WBET Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing offerings and features, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

Risks Related to the Company and to WBET Following the Business Combination

Throughout this section, references to “we,” “us,” “our” and the “Company” refer to WIL and its consolidated subsidiaries unless the context requires otherwise.

WBET may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

If WBET is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section titled “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders”) of WBET securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. WBET’s actual PFIC status for its current taxable year or any future taxable year will not be determinable until after the end of such taxable year, subject to the application of the PFIC start-up exception (as described below in the section titled “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Passive Foreign Investment Company Considerations”). Accordingly, there can be no assurances with respect to WBET’s status as a PFIC for the taxable year of the Business Combination or any subsequent taxable year. In addition, we cannot provide any assurances, in the event that WBET is treated as a PFIC for any taxable year, that we will timely provide any required information that a U.S. Holder would need in order to make certain elections that could mitigate such adverse U.S. federal income tax consequences. U.S. Holders of WBET securities, including WBET Class A Shares and WBET Warrants, are urged to consult their own tax advisors regarding the possible application of the PFIC rules to them. For a more detailed explanation of the U.S. federal income tax consequences of potential PFIC classification of WBET to U.S. Holders, see the section titled “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Passive Foreign Investment Company Considerations”.

U.S. persons that will own, actually or constructively, 10% or more of the vote or value of WBET Shares following the Business Combination may suffer adverse tax consequences because WBET (and each of its non-U.S. subsidiaries) is expected to be characterized as a “controlled foreign corporation,” or a “CFC,” under Section 957(a) of the Code.

A non-U.S. corporation is generally considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, and/or (2) the total value of the stock of such corporation, is owned, or is considered as owned by applying certain constructive ownership rules, by “United States shareholders” (generally, U.S. persons who own, actually or constructively, stock representing 10% or more of the vote and/or 10% or more of the value of such non-U.S. corporation) on any day during the taxable year of such non-U.S. corporation. For such purpose, constructive ownership of WBET Shares would generally include WBET Class A Shares that could be acquired pursuant to the exercise of WBET Warrants. Certain United States shareholders of a CFC generally are required to include currently in gross income such shareholders’ share of the CFC’s “Subpart F income,” a portion of the CFC’s earnings to the extent the CFC holds certain U.S. property, and a portion of the CFC’s “global intangible low-taxed income” (as defined under Section 951A of the Code). Such United States shareholders are subject to current U.S. federal income tax with respect to such items, even if the CFC has not made an actual distribution to such shareholders. “Subpart F income” includes, among other things, certain passive income (such as income from dividends, interests, royalties, rents and annuities or gain from the sale of property that produces such types of income) and certain sales and services income arising in connection with transactions between the CFC and a person related to the CFC. “Global intangible low-taxed income” may include most of the remainder of a CFC’s income over a deemed return on its tangible assets.

Austerlitz believes that Austerlitz is, and anticipates that WBET and its non-U.S. subsidiaries will continue to be following the Business Combination, classified as CFCs. For U.S. persons who actually or constructively hold 10% or more of the vote or value of WBET Shares following the Business Combination, this may result in adverse U.S. federal income tax consequences, including those described above and being subject to certain reporting requirements with the U.S. Internal Revenue Service. Any such U.S. person who is an individual generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. corporation. Holders should consult their own tax advisors regarding the U.S. federal, state, and local tax consequences of acquiring, owning, or disposing of WBET Shares and WBET Warrants as a result of the CFC rules, including impacts of the 2017 United States Tax Cuts and Jobs Act.

The requirements of being a public company may strain WBET’s resources and distract its management, which could make it difficult to manage its business, particularly after WBET is no longer an “emerging growth company.”

Following the completion of the Business Combination, WBET will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to WBET and could have a negative effect on WBET’s results of operations, financial condition or business.

As a public company, WBET will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on WBET’s systems and resources. The Exchange Act requires that WBET file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires that WBET implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of its disclosure controls and procedures, WBET will need to commit significant resources, hire additional staff and provide additional management oversight. WBET will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining its growth also will require WBET to commit additional management, operational and financial resources to identify new professionals to join it and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on WBET’s results of operations, financial condition or business.

Following the completion of the business combination, WBET will qualify as an “emerging growth company” as defined in the JOBS Act, and WBET intends to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements. WBET may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

WBET’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the combined company’s internal control over financial reporting until the later of its second annual report or the first annual report required to be filed with the SEC following the date the combined company is no longer an “emerging growth company” as defined in the JOBS Act.

When these exemptions cease to apply, WBET expects to incur additional expenses and devote increased management effort toward ensuring compliance with them. WBET cannot predict or estimate the amount of additional costs it may incur as a result of becoming a public company or the timing of such costs.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following August 3, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Austerlitz Shares or WBET Shares, as applicable, that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find Austerlitz Shares or WBET Shares, as applicable, less attractive because we rely on these exemptions. If some investors find Austerlitz Shares or WBET Shares, as applicable, less attractive as a result, there may be a less active trading market and our stock price may be more volatile.

Upon consummation of the Business Combination, WBET will continue to be an emerging growth company and intends to continue to take advantage of the exemptions described above for as long as it continues to be an emerging growth company.

Risks Related to Austerlitz and the Business Combination

Austerlitz has no operating history and its results of operations and those of the Post-Closing Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

Austerlitz is a blank check company, and it has no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Closing Company. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheets of Austerlitz and the Company on a pro forma basis as if the Transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of Austerlitz, the Company, and BetBull for such periods on a pro forma basis as if the Transactions and the BetBull Acquisition had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is based upon, and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, the audited financial statements of Austerlitz and related notes, the Company’s audited condensed consolidated financial statements and related notes, the sections of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Austerlitz” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company,” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company following the consummation of the Business Combination. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how the Austerlitz Public Shareholders vote.

In connection with the Business Combination, the Sponsor Persons have each agreed to vote all of the Austerlitz Shares that they own in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor Persons (including the Insiders) collectively own approximately 30% of the outstanding Austerlitz Shares as a result of such Sponsor Persons’ ownership of all of the outstanding AUS Class B Shares. Accordingly, it is more likely that the Business Combination Proposal and the other Required Austerlitz Shareholder Approvals will be approved than would be the case if such Sponsor Persons agreed to vote their Austerlitz Shares in proportion to the votes cast by the other holders of AUS Class A Shares.

Austerlitz may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Austerlitz would cease all operations, except for the purpose of winding up and Austerlitz would redeem the AUS Class A Shares and liquidate.

If Austerlitz does not complete an initial business combination by March 2, 2023, it must cease operation and redeem 100% of the outstanding AUS Class A Shares. Austerlitz may not be able to consummate the Business Combination or any other business combination by such date. If Austerlitz has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the AUS Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding AUS Class A Shares, which redemption will completely extinguish the rights of holders of AUS Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Austerlitz’s remaining shareholders and board of directors, dissolve and liquidate, subject in each case to Austerlitz’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, certain members of the Austerlitz Board and certain Austerlitz officers have interests in the Business Combination that are different from or are in addition to those of other Austerlitz shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the Austerlitz Board to vote in favor of approval of the Business Combination Proposal and the other proposals, Austerlitz shareholders should keep in mind that the Sponsor and the Austerlitz Insiders have interests in such proposals that are different from, or in addition to, those of Austerlitz shareholders generally. In particular:

•

If the Business Combination or another initial business combination is not consummated by March 2, 2023 (or any extension of such date if approved by Austerlitz Shareholders), Austerlitz will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding AUS Class A Shares for cash and, subject to the approval of its remaining shareholders and the Austerlitz Board, dissolving and liquidating. In such event, the 14,785,715 AUS Class B Shares and 14,785,715 AUS Class C Shares held by the Sponsor and certain Sponsor Persons would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares would have had an aggregate market value of approximately $[●] based upon the closing price of the AUS Class A Shares on the NYSE of $[●] per share on [●], 2021, the record date for the Austerlitz Extraordinary General Meeting.

•

The Sponsor purchased an aggregate of 10,533,333 Private Placement Warrants from Austerlitz for an aggregate purchase price of $15,800,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Austerlitz IPO. A portion of the proceeds Austerlitz received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $[●] based upon the closing price of the Austerlitz Public Warrants on the NYSE of $[●] per warrant on [●], 2021, the record date for the Austerlitz Extraordinary General Meeting. The Private Placement Warrants will become worthless if Austerlitz does not consummate a business combination by March 2, 2023 (or any extension of such date if approved by Austerlitz Shareholders).

•

William P. Foley, II will become a director of the Post-Closing Company after the closing of the Business Combination. As such, in the future Mr. Foley will receive any cash fees, and/or equity or equity-based stock awards that the WBET Board determines to pay to its non-executive directors. Mr. Foley also serves as a director of Cannae Holdings.

•

Austerlitz and/or the Company have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Austerlitz and Cannae in connection with the Business Combination (as described below). Certain of the directors of Austerlitz, including Mr. Massey, and Austerlitz’s former Chairman and current strategic advisor, Mr. Foley, also serve as directors of Cannae Holdings and each of the officers of Austerlitz is also an officer of Cannae Holdings. Upon completion of the Business Combination, Cannae will hold approximately between 0.28% direct or indirect voting interest (assuming No Redemptions) and 17.85% direct or indirect voting interest (assuming Maximum Redemptions and assuming that the Current Company Equityholders receive WBET Class A Shares as Merger Consideration), which figures include Cannae’s interest in each class of WBET Shares as applicable, and include the WBET Class C Shares.

•

The fact that Austerlitz and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Austerlitz Shareholders in connection with the Business Combination, in an amount of up to $690,000,000 (at a purchase price of $10.00 per share). In connection with the Cannae Backstop, Austerlitz has agreed to pay to Cannae a placement fee of $3,450,000.

•

The fact that if Austerlitz is unable to complete a business combination within by March 2, 2023 (as such date may be extended with the approval of Austerlitz Shareholders), the Sponsor has agreed to be liable to Austerlitz if and to the extent any claims by a third party, including claims of target businesses or claims of vendors or other entities that are owed money by Austerlitz for services rendered or contracted for or products sold to Austerlitz (other than Austerlitz’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Austerlitz Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.00 per share due to reductions in the value of the trust assets), in each case net of the interest that may be withdrawn to pay Austerlitz’s taxes (if any). If Austerlitz consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Austerlitz’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Austerlitz’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Austerlitz fails to consummate a business combination by March 2, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, Austerlitz may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by March 2, 2023.

•	The continued indemnification of Austerlitz’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Investor Rights Agreement, the Sponsor will have the right to designate up to one director (and to, jointly with Wynn designate the Initial Independent Directors) to the WBET Board, subject to certain conditions and certain step-down provisions.

•

Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions with respect to the WBET Shares held by them from time to time.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require the Company, Austerlitz and/or WBET to incur significant costs and draw the attention of the Company’s and Austerlitz’s and WBET’s management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The Business Combination is subject to the satisfaction of certain conditions, which may not be satisfied on a timely basis, if at all.

The consummation of the Business Combination is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

receipt of the Requisite Gaming Approvals by any Gaming Authority to Austerlitz, the Company or any of their respective subsidiaries or any of their respective officers, directors, employees or significant shareholders, in each case which are necessary to operate the business of the Company in accordance with applicable Gaming Laws;

•	no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination being in force;

•	Austerlitz having at least $5,000,001 of net tangible assets as of the closing of the Business Combination;

•	approval of each of the Requisite Austerlitz Proposals;

•

this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•

that (i) the AUS Class A Shares and Austerlitz Public Warrants shall continue to be listed on the NYSE as of immediately prior to the Closing and the WBET Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof, or (ii) the AUS Class A Shares and Austerlitz Public Warrants shall be approved for listing on NASDAQ such that the AUS Class A Shares and Austerlitz Public Warrants issued and outstanding prior to Closing and the WBET Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof; and

•	customary bring down conditions related to the parties’ respective representations, warranties and pre-Closing covenants in the agreement and a delivery of certificates with respect thereto.

Additionally, the obligations of the Austerlitz Parties to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by Austerlitz of the following further conditions, among other things:

•

the Company delivering to Austerlitz executed counterparts to each of the Investor Rights Agreement and the Registration Rights Agreement duly executed by the applicable holders of Company Shares party thereto;

•	the Company Written Consent shall have been obtained and delivered to Austerlitz by holders of the requisite majority of the Company Shares; and

•	there has been no material adverse event.

Additionally, the obligations of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Company, among other things:

•

Austerlitz delivering to the Company executed counterparts to each of the Investor Rights Agreement and the Registration Rights Agreement as well as the Company counterparts to each of the foregoing to be entered into by the Sponsor or Cannae (and their respective equityholders, to the extent party thereto), duly executed by the applicable parties thereto; and

•

the Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to the Company a copy of the certificate of continuation issued by the Registrar in relation thereto.

See “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination” for additional information.

The grant and future exercise of registration rights may adversely affect the market price of the WBET Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination, which is described in the section of this proxy statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Registration Rights Agreement”, the RRA Parties can each demand that WBET register their registrable securities under certain circumstances. Each will also have piggyback registration rights for their registrable securities in connection with certain registrations of securities that WBET undertakes. In addition, following the consummation of the Business Combination, WBET is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of WBET. The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the WBET Shares post-Business Combination.

Austerlitz did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The Austerlitz Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Austerlitz, including Austerlitz’s former Chairman Mr. Foley, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Austerlitz’s financial and other advisors and their consultation with a leading consulting firm regarding the market opportunity, current landscape, growth plans and regulatory structure of the Company, enabled them to perform the necessary analyses and make determinations regarding the Business Combination. As a result, Austerlitz shareholders will be relying solely on the judgment of the Austerlitz Board, taking into account the information and advice received from Austerlitz management and Austerlitz’s advisors, in valuing the Company’s business, and assuming the risk that the Austerlitz Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of Austerlitz shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Austerlitz’s ability to consummate the Business Combination.

The Austerlitz Public Warrants become exercisable for AUS Class A Shares upon completion of the Business Combination, which will increase the number of AUS Class A Shares eligible for future resale in the public market and result in dilution to Austerlitz shareholders as shareholders of the combined company.

Austerlitz issued 69,000,000 Austerlitz Units as part of its IPO, which each consisted of one AUS Class A Share and one-fourth of one redeemable Austerlitz Public Warrant. Upon the consummation of the Business Combination, the Austerlitz Public Warrants will be converted into WBET Warrants exercisable for WBET Shares in accordance with their terms and the Business Combination Agreement. To the extent such WBET Warrants are exercised, additional WBET will be issued, which will result in dilution to then existing holders of WBET Shares and increase the number of share eligible for resale in the public market. Sales of a substantial number of AUS Class A Shares in the public market could also adversely affect the market price of the AUS Class A Shares post-Business Combination.

Austerlitz Public Shareholders may experience dilution as a consequence of, among other transactions, the issuance of WBET Class A Shares and WBET Class V Share as the Merger Consideration in the Business Combination and the Cannae Backstop. Having a minority share position may reduce the influence that Austerlitz Public Shareholders have on the management of the Company following the Business Combination.

Under the Business Combination Agreement, Austerlitz Shareholders will exchange their AUS Class A Shares for an equal number of WBET Class A Shares. The Current Company Equityholders will receive additional WBET Class A Shares and WBET Class V Shares as Merger Consideration in the Business Combination and, to the extent the Cannae Backstop is utilized, Cannae will receive WBET Class A Shares in the Cannae Backstop, and as a result, the Austerlitz Public Shareholders will experience dilution.

It is anticipated that the concentration of voting interests in WBET immediately following the consummation of the Business Combination will be as follows:

Scenario 1 – Excluding Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders	18.15%	0%
Sponsor (and certain Sponsor Persons)(2)	2.92%	3.89%
Cannae(3)	0%	18.15%
Current Company Equityholders	78.93%	77.96%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below).

(3)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.

Scenario 2 – Including Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders(2)	18.82%	3.74%
Sponsor (and certain Sponsor Persons)(3)	7.14%	8.69%
Cannae(4)	0%	14.95%
Current Company Equityholders(5)	74.04%	72.62%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)	Includes the 17,250,000 AUS Class A Shares subject to the Austerlitz Public Warrants.
(3)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below). Includes 11,089,286 AUS Class C Shares under the No Redemptions scenario and 14,785,715 AUS Class C Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons that convert into WBET Class C Shares in connection with the Closing, where the subsequent conversion of such WBET Class C Shares to WBET Class A Shares following the Closing is subject to certain earnout conditions; if such earnout conditions are not met before the ninth anniversary of Closing, such WBET Class C Shares shall be returned for cancellation. Includes 10,533,333 AUS Class A Shares subject to the Private Placement Warrants, under each of the No Redemptions and Maximum Redemptions scenarios.

(4)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.
(5)

Includes 39,402,737 and 38,917,239 vested and unvested options of the Company under the No Redemptions and Maximum Redemptions scenarios, respectively, that are rolled over and converted to WIL Replacement Options pursuant to the Business Combination Agreement.

If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages set forth above will change and be different, including the percentage ownership retained by Austerlitz’s existing shareholders in Austerlitz.

The exercise of Austerlitz’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in best interest of Austerlitz shareholders.

Under the Business Combination Agreement, the Company is required to use commercially reasonable efforts to operate its business in the ordinary course of business prior to Closing and is specifically restricted from taking certain actions without Austerlitz’s prior written consent (which Austerlitz cannot unreasonably condition, withhold, delay or deny). In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Austerlitz to consider whether to provide consent to certain actions proposed to be taken by the Company because such actions would otherwise be prohibited by the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Covenants—Covenants of the Company” for a description of the Company’s obligations with respect to the operation of their respective businesses prior to Closing and the specific restrictions that they are subject to and may give rise to a consent request. The closing of the Business Combination is subject to the satisfaction or (to the extent permitted by applicable law) waiver of certain conditions to Closing, including conditions to Austerlitz’s obligation to complete the transaction related to the accuracy of the Company’s respective representations and warranties, their compliance with their respective covenants in the Business Combination Agreement in all material respects and the delivery of the Company Written Consent, as described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination.” Prior to the Closing, the Company may request Austerlitz to waive rights that Austerlitz is entitled to under the Business Combination Agreement, including its right not to close the Business Combination if these conditions are not satisfied or to terminate the Business Combination Agreement in certain circumstances (as described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination”), or that Austerlitz otherwise agree to amend the terms of the Business Combination Agreement. However, the existence of the financial and personal interests of the directors described in the preceding risk factors and in the section of this proxy statement/prospectus entitled “Certain Relationships and Related Person Transactions” may result in a conflict of interest on the part of one or more of the Austerlitz directors between what they may believe is best for Austerlitz and what they may believe is best for themselves in determining whether or not to take the requested action.

Austerlitz will promptly notify Austerlitz Shareholders if there has been a material amendment to the Business Combination Agreement or if a material condition to the Business Combination Agreement has been waived through the filing of a current report on Form 8-K.

The sale of a substantial number of WBET Shares in the public market following the Business Combination could adversely affect the market price of Austerlitz.

The market price of WBET Shares could decline as a result of sales of a substantial number of WBET Shares, particularly sales by the Austerlitz’s significant shareholders, a large number of WBET Shares becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the Business Combination, it is anticipated that we will have at least 380.1 million WBET Shares outstanding, and if all WBET Warrants were exchanged for WBET Shares in order for the holders of Austerlitz Public Warrants to have the flexibility to sell their ownership interests in Austerlitz, we could have approximately 397.3 million WBET Shares.

Under the Sponsor Agreement, the Austerlitz shares held by the Sponsor Persons will be subject to a lock-up restriction that prohibits the sale or transfer of such shares (subject to certain exceptions set forth therein) for a period beginning on the Closing Date until the earlier of (a) one year thereafter, or (b) if the volume weighted average price of the WBET Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days, 150 days thereafter. In addition to such restrictions, Sponsor Persons may not sell, during any individual trading day, an amount equal to more than 10% of the number of WBET Shares beneficially owned by it on the immediately preceding trading day and shall structure execution of the sale of its WBET Shares in a manner that would not reasonably be expected to have a material and adverse impact on the trading price of the WBET Shares. Under the Registration Rights Agreement, Wynn Parent has agreed to a lock up restriction that prohibits the sale or transfer of WBET shares, other than in customary permitted transfers, until the first anniversary of the Closing.

Upon completion of the Business Combination, the Sponsor, the Current Company Equityholders and, subject to the completion of the Cannae Backstop, Cannae, will beneficially own a significant equity interest in WBET and may take actions that conflict with the interests of the Austerlitz Public Shareholders.

The interests of the Sponsor, the Current Company Equityholders and, subject to the completion of the Cannae Backstop, Cannae may not align with the interests of the Austerlitz Public Shareholders or WBET’s other shareholders in the future. The Sponsor and Cannae are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Austerlitz. The Sponsor, the Current Company Equityholders and Cannae, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to WBET’s business and, as a result, those acquisition opportunities may not be available to Austerlitz. See also “––Risks Related to Our Relationship with Wynn Parent––Wynn Parent’s interests may conflict with our interests and the interests of our shareholders. Conflicts of interest between Wynn Parent and us could be resolved in a manner unfavorable to us and our public shareholders.”

In addition, the Sponsor and the Current Company Equityholders may have an interest in WBET pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to WBET and its shareholders. See the risk factors below titled “––Wynn Parent will continue to own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval” for a discussion of potential risks related to the influence of the Sponsor and the Current Company Equityholders following the Business Combination.

If Austerlitz Shareholders fail to properly demand redemptions rights, they will not be entitled to redeem their Austerlitz Shares for a pro rata portion of the Trust Account.

Austerlitz Shareholders may demand that Austerlitz redeem their Austerlitz Shares for a pro rata portion of the Trust Account in connection with the completion of the Business Combination, with such pro rata portion being calculated as of two (2) business days prior to the anticipated closing date of the Business Combination. In order to exercise their redemption rights, Austerlitz Shareholders must deliver their Austerlitz Shares (either physically or electronically) to Austerlitz’s transfer agent at least two (2) business days prior to the vote on the Business Combination at the Extraordinary General Meeting. Any Austerlitz Public Shareholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. Once such deadline has past, Austerlitz Shareholders will not have a new opportunity to exercise their redemptions rights if the Termination Date for the Business Combination is subsequently extended (see the section entitled “Proposal No. 1—The Business Combination Proposal—Termination” for a description of the circumstances under which the Termination Date may be extended under the Business Combination Agreement). See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Austerlitz Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your Austerlitz Shares for cash.

Even if Austerlitz consummates the Business Combination, there is no guarantee that the Austerlitz Public Warrants will ever be in the money, and they may expire worthless.

The exercise price of the Austerlitz Public Warrants is (and the exercise price of the WBET Warrants following the Business Combination will be) $11.50 per AUS Class A Share or WBET Class A Share, as applicable. There is no guarantee that the Austerlitz Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If Austerlitz is unable to complete an initial business combination, the Austerlitz Public Warrants may expire worthless.

It Austerlitz is unable to complete the Business Combination or another initial business combination, the Austerlitz Public Warrants may expire worthless.

If Austerlitz’s due diligence investigation of the Company’s business was inadequate, then Austerlitz shareholders (as shareholders of the Post-Closing Company following the business combination) could lose some or all of their investment.

Even though Austerlitz conducted a due diligence investigation of the Company, Austerlitz cannot be sure that this diligence uncovered all material issues that may be present with respect to the Company’s business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s business and outside of its control will not later arise that could adversely affect its business, financial condition or results of operations.

Unaffiliated investors may not have the same benefits as an investor in an underwritten public offering.

WBET will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of WBET’s securities, and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence traditionally performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. WBET investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of WBET’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of WBET securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of WBET securities or helping to stabilize, maintain or affect the public price of WBET securities following the Closing. Moreover, WBET will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the WBET securities that will be outstanding immediately following the Closing. In addition, since WBET will become public through a merger, securities analysts of major brokerage firms may not provide coverage of WBET since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on WBET’s behalf. All of these differences from an underwritten public offering of WBET’s securities could result in a more volatile price for the WBET’s securities.

In addition, the Sponsor, certain members of the Austerlitz Board, and their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of WBET’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of WBET’s securities. Such interests may have influenced the Austerlitz Board in making their recommendation that Austerlitz Shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if WBET became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

Austerlitz Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Austerlitz shareholders may therefore be forced to redeem or sell their Austerlitz Shares or Warrants in order to liquate their investment, potentially at a loss.

Austerlitz Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) two business days prior to Austerlitz’s completion of the Business Combination, and then only in respect of those AUS Class A Shares that such shareholder properly elected to redeem, in accordance with the procedures and subject to the limitations described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Austerlitz Shareholders—Redemption Rights”, and (ii) the redemption of all of the outstanding Austerlitz Shares if Austerlitz is unable to complete an initial business combination by March 2, 2023, subject to applicable law and as further described herein. In addition, if Austerlitz plans to redeem the Austerlitz Shares because Austerlitz is unable to complete a business combination by March 2, 2023, for any reason, compliance with Cayman Islands law may require that Austerlitz submit a plan of dissolution to Austerlitz’s then-existing shareholders for approval prior to the distribution of the proceeds held in Austerlitz’s Trust Account. In that case, Austerlitz Shareholders may be forced to wait beyond March 2, 2023, before they receive funds from the Trust Account. In no other circumstances will Austerlitz Shareholders have any right or interest of any kind in the Trust Account. Accordingly, in order for Austerlitz Shareholders to liquidate their investment, they may be forced to sell their Austerlitz Shares or Warrants, potentially at a loss.

Austerlitz is relying on the availability of the funds from the Cannae Backstop to be used as part of the consideration in the Business Combination. If the purchases under the Cannae Backstop fail to close, Austerlitz may lack sufficient funds to complete the Business Combination.

The funds from the Cannae Backstop will be used to provide cash for working capital and other purposes in the Post-Closing Company. The obligations under the Cannae Backstop are intended to provide Austerlitz with a minimum funding level for the Business Combination. However, if the Cannae Backstop does not close, Austerlitz may lack sufficient funds to complete the Business Combination.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Austerlitz Board may not have the ability to adjourn the Austerlitz Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Adjournment Proposal seeks approval to adjourn the Austerlitz Extraordinary General Meeting to a later date or dates if, at the time of the Austerlitz Extraordinary General Meeting there are insufficient votes to approve the Business Combination Proposal or any of the other Requisite Austerlitz Proposals. If the Adjournment Proposal is not approved, the Austerlitz Board may not have the ability to adjourn the Austerlitz Extraordinary General Meeting to a later date and, therefore, may not have more time to solicit votes to approve the Business Combination. If the Business Combination Proposal, or any of the Required Austerlitz Shareholder Approvals, are not approved, the Business Combination would not be completed.

Austerlitz has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Austerlitz’s ability to report its results of operations and financial condition accurately and in a timely manner.

Following issuance of the April 12, 2021 SEC statement (the “SEC Statement”), Austerlitz reevaluated its accounting for the Austerlitz Public Warrants and concluded that, in light of the SEC Statement, it was appropriate to revise the value and classification of the Austerlitz Public Warrants as liabilities rather than equity.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Austerlitz became aware of the need to change the classification of the Austerlitz Public Warrants when the SEC Statement was issued on April 12,

2021. As a result, management, including our Chief Executive Officer and Chief Financial Officer, concluded that there was a material weakness in internal control over financial reporting as of June 30, 2021. This material weakness resulted in a material misstatement of the Austerlitz Public Warrant liabilities, change in fair value of Austerlitz Public Warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.

Austerlitz has implemented a remediation plan to remediate the material weakness surrounding its historical presentation of the Austerlitz Public Warrants but can give no assurance that the measures Austerlitz has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Austerlitz has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of Austerlitz’s financial statements.

Maintaining effective internal control over financial reporting is necessary for Austerlitz, and following the business combination, WBET, to produce reliable financial reports and is important in helping to prevent financial fraud. If following the business combination WBET is unable to maintain adequate internal controls over financial reporting, its business and operating results could be harmed.

There have been and may in the future be changes to the interpretation of accounting practices applicable to instruments customary for SPACs, which could result in changes to our financial statements and disclosures, and which could have a material adverse impact on our financial statements.

Recently, there have been changes to the historically accepted accounting for instruments customary in the structure of SPACs. For example, on April 12, 2021, the staff of the SEC issued the SEC Warrant Accounting Statement, which resulted in the warrants and other related instruments issued by many SPACs, including Austerlitz, being classified as liabilities rather than equity. Further changes in the accepted accounting treatment of features related to SPACs may occur in the future. Changes or differing interpretations in the accepted accounting practices related to SPACs could result in the determination that there are accounting errors in previously issued financial statements, restatements of our previously issued financial statements, the filing of notices that previously issued financial statements may not be relied upon, and/or findings of material weaknesses in our internal controls over financial reporting, all or any of which could have a material adverse impact on our results of operations or financial condition.

The Domestication may give rise to a taxable event for U.S. Holders of AUS Class A Shares and Public Warrants, including U.S. Holders exercising redemption rights.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Effects of the Domestication to U.S. Holders” and “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—U.S. Federal Income Tax Consequences of Owning WBET Class A Shares or WBET Warrants—Passive Foreign Investment Company Considerations” below, the Domestication is intended to be tax-deferred to U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders”) of AUS Class A Shares and Austerlitz Public Warrants for U.S. federal income tax purposes, except to the extent that U.S. Holders of AUS Class A Shares receive cash pursuant to the exercise of redemption rights. However, the failure to meet the applicable requirements could result in the exchange of AUS Class A Shares and Austerlitz Public Warrants pursuant to the Domestication being a taxable event for U.S. federal income tax purposes. In the event the Domestication results in a taxable event to U.S. Holders of AUS Class A Shares and Austerlitz Public Warrants for U.S. federal income tax purposes, Austerlitz does not intend to make any cash distributions to its shareholders to pay such taxes. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to AUS Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication.

See the section entitled “Material U.S. Federal Income Tax Considerations for Austerlitz Shareholders—U.S. Holders—Effects of the Domestication to U.S. Holders.” If you are a U.S. Holder exchanging AUS Class A Shares or Austerlitz Public Warrants in the Domestication, you are urged to consult your tax advisor to determine the tax consequences thereof in your particular circumstances.

EXTRAORDINARY GENERAL MEETING OF AUSTERLITZ SHAREHOLDERS

General

Austerlitz is furnishing this proxy statement/prospectus to the Austerlitz Shareholders as part of the solicitation of proxies by the Austerlitz Board for use at the Extraordinary General Meeting to be held on [•], 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to the Austerlitz Shareholders on or about [•], 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides the Austerlitz Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held at [•] a.m., Eastern Time, on [•], 2021, at [•] as well as via live webcast on the Internet available at [•], unless the Extraordinary General Meeting is adjourned.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Austerlitz is asking Austerlitz Shareholders to consider and vote upon:

•

Proposal No. 1 – The Business Combination Proposal - a proposal to approve Austerlitz’s entry into the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the Domestication and Business Combination will occur, with the Company being the surviving company of the Merger.

•

Proposal No. 2 – The Bye-Laws Proposal - a proposal to approve that the Austerlitz Organizational Documents be amended and restated by the deletion in their entirety and the substitution in their place of the WBET Memorandum of Continuance and the WBET Bye-Laws (a copy of which is attached to this proxy statement/prospectus as Annex B) including the authorization of the change of name to ‘Wynn Interactive Limited’ in each case effective upon the Domestication.

•

Proposal No. 3 – The Non-Binding Governance Proposals - the proposals to approve certain governance provisions in the WBET Bye-Laws , which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis.

•

Proposal No. 4 – The Share Issuance Proposal - a proposal to approve for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of ordinary shares of Austerlitz in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

•

Proposal No. 5 – The Adjournment Proposal - a proposal to approve that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Austerlitz Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Austerlitz ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

•

Proposal No. 6 – The Domestication Proposal - a proposal to approve that Austerlitz be transferred by way of continuation from the Cayman Islands to Bermuda and registered as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act and, immediately upon being de-registered in the Cayman Islands, Austerlitz be continued and registered as an exempted company limited by shares under the laws of Bermuda. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination, only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Domestication Proposal.

•

Proposal No. 7 – The Director Election Proposal—a proposal to approve the election of nine director nominees as described in this proxy statement/prospectus. In accordance with the Austerlitz Organizational Documents, prior to the consummation of Austerlitz’s initial business combination, only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote on the Director Election Proposal.

•

Proposal No. 8 – The Omnibus Incentive Plan Proposal—a proposal to approve the Wynn Interactive Limited 2021 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex L.

Proposals 1, 2, 4, and 6 are, collectively, the Required Austerlitz Proposals. If our shareholders do not approve each of the Required Austerlitz Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated. Each of the Required Austerlitz Proposals is conditioned on the approval and adoption of each of the other Required Austerlitz Proposals. The Non-Binding Governance are conditioned on the approval of the Required Austerlitz Proposals. The Adjournment Proposal is not conditioned on any other approval.

Recommendation of the Austerlitz Board

The Austerlitz Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Austerlitz and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Bye-Laws Proposal, “FOR” each of the Non-Binding Governance Proposals, “FOR” the Share Issuance Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Adjournment Proposal, “FOR” the Domestication Proposal and “FOR” the Director Election Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Austerlitz Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Austerlitz Shares at the close of business on [•], 2021, which is the “Record Date” for the Extraordinary General Meeting. Shareholders will have one vote for each Austerlitz Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were [•] Austerlitz Shares issued and outstanding, of which [•] were Austerlitz Public Shares.

Quorum

A quorum of Austerlitz Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Austerlitz Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, [•] Austerlitz Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Austerlitz but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Required Austerlitz Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Bye-Laws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Non-Binding Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Pursuant to the Austerlitz Organizational Documents, only the holders of the AUS Class B Shares and the AUS Class C Shares are entitled to vote on the Domestication Proposal.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Pursuant to the Austerlitz Organizational Documents, only the holders of the AUS Class B Shares and the AUS Class C Shares are entitled to vote on the Director Election Proposal.

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Bye-Laws Proposal, the Share Issuance Proposal, the Omnibus Incentive Plan Proposal, and the Domestication Proposal is conditioned on the approval and adoption of each of the other Required Austerlitz Proposals. The Non-Binding Governance Proposals and the Director Election Proposal are conditioned on the approval of the Required Austerlitz Proposals. The Adjournment Proposal is not conditioned on any other approval.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Austerlitz Shares at the Extraordinary General Meeting:

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Austerlitz Board “FOR” the Business Combination Proposal, “FOR” the Bye-Laws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Share Issuance Proposal, “FOR” the Adjournment Proposal, “FOR” the Domestication Proposal, “FOR” the Director Election Proposal, and “FOR” the Omnibus Incentive Plan Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

You can attend the Extraordinary General Meeting in person or via internet webcast and vote electronically.

Revoking Your Proxy

If you are an Austerlitz Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Austerlitz’s general counsel in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary General Meeting in person or electronically, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Austerlitz Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Austerlitz Shares, you may call Morrow Sodali, Austerlitz’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing AUS.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Austerlitz Organizational Documents, an Austerlitz Shareholder may request of Austerlitz that Austerlitz redeem all or a portion of its Austerlitz Public Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Austerlitz Public Shares, you will be entitled to receive cash for any Austerlitz Public Shares to be redeemed only if you:

(i)	hold Austerlitz Public Shares;

(ii)

submit a written request to Continental, Austerlitz’s transfer agent, in which you (i) request that Austerlitz redeem all or a portion of your Austerlitz Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Austerlitz Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Austerlitz Public Shares to Continental, Austerlitz’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Austerlitz Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Austerlitz Public Shareholders may elect to redeem all or a portion of the Austerlitz Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Austerlitz Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if an Austerlitz Public Shareholder properly exercises its right to redeem all or a portion of the Austerlitz Public Shares that it holds and timely delivers its shares to Continental, Austerlitz’s transfer agent, Austerlitz will redeem such Austerlitz Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [•], 2021, this would have amounted to approximately $10.00 per issued and outstanding Austerlitz Public Share. If an Austerlitz Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Austerlitz Public Shares for cash and will no longer own Austerlitz Public Shares. The redemption takes place following the Domestication and accordingly it is WBET Shares that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Austerlitz Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Austerlitz Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting. If you deliver your shares for redemption to Continental, Austerlitz’s transfer agent, and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that Austerlitz’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Austerlitz’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Austerlitz’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s Austerlitz Public Shares have been delivered (either physically or electronically) to Continental, Austerlitz’s agent, at least two business days prior to the vote at the Extraordinary General Meeting.

Notwithstanding the foregoing, a Austerlitz Public Shareholder, together with any affiliate of such Austerlitz Public Shareholder or any other person with whom such Austerlitz Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Austerlitz Public Shares with respect to more than an aggregate of 15% of the Austerlitz Public Shares. Accordingly, if an Austerlitz Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Austerlitz Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor Persons have, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of their Austerlitz Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to such Austerlitz Shares in connection with the consummation of the

Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons own approximately 30% of the issued and outstanding ordinary shares. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” in this proxy statement/prospectus for more information related to the Sponsor Agreement.

The closing price of Austerlitz Public Shares on September 8, 2021 was $9.93. For illustrative purposes, as of [●], 2021, funds in the Trust Account plus accrued interest thereon totaled approximately $690,000,000 or $10.00 per issued and outstanding Austerlitz Public Share.

Prior to exercising redemption rights, Austerlitz Public Shareholders should verify the market price of the Austerlitz Public Shares as they may receive higher proceeds from the sale of their Austerlitz Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Austerlitz cannot assure its shareholders that they will be able to sell their Austerlitz Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Austerlitz Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or Bermuda law.

Proxy Solicitation Costs

Austerlitz is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Austerlitz and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Austerlitz will bear the cost of the solicitation.

Austerlitz has hired Morrow Sodali to assist in the proxy solicitation process. Austerlitz will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-Trust Account funds.

Austerlitz will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Austerlitz will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. Austerlitz Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. See “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Austerlitz may consummate the Transactions (including the Business Combination) only if the Business Combination Proposal is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy and entitled to vote on such matter. Additionally, if any of the Business Combination Proposal, the Bye-Laws Proposal, the Share Issuance Proposal, the Domestication Proposal, the Director Election Proposal, or the Omnibus Incentive Plan Proposal (such proposals, together the “Required Austerlitz Proposals”) is not approved, the Business Combination will not be completed. Each of the Required Austerlitz Proposals are cross-conditioned on the approval of each other.

Structure of the Business Combination

On May 10, 2021, Austerlitz entered into a Business Combination Agreement, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the following transactions will occur on the Closing Date: (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and register as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), upon which time Austerlitz will change its name to “Wynn Interactive Limited” and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company of the Merger.

The Business Combination Agreement and the transactions contemplated thereby were approved by the Austerlitz Board (with Mr. Massey abstaining). See the section titled “—Background to the Business Combination” beginning on page [●].

The diagrams below depict simplified versions of the current organizational structure of Austerlitz and the Company, respectively:

Austerlitz (Current Structure)

Wynn Interactive, Ltd. (Current Structure)

The diagram below depicts a simplified version of the organizational structure of WBET immediately following the completion of the Business Combination. This diagram is provided for illustrative purposes only and does not represent all legal entities of WBET and its subsidiaries. The voting and economic ownership percentages shown in the diagram assume that (i) there are No Redemptions by Austerlitz Public Shareholders, (ii) does not include the impact of the Dilutive Securities, (iii) includes the 11,089,286 AUS Class B Shares held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), (iv) excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor, and (v) that all WBET Shares issued to Current Company Equityholders as Merger Consideration will be WBET Class V Shares, all WBET Shares issued to Wynn Parent and the Current Company Equityholders will be WBET Class V Shares with ten votes per share, and (iii) WBET Class C Shares are included while the WBET Warrants that will be outstanding following the Business Combination and may be exercised for WBET Shares at a later date, are not accounted for.

*

The voting and economic ownership percentages of Sponsor are estimated to be 0.93% and 7.15% if the potential impact of all of the Dilutive Securities are assumed to have occurred immediately following the completion of the Business Combination.

Based on the voting power held by Wynn Parent immediately following the completion of the Business Combination, Wynn Parent will control all decisions put to stockholders of WBET.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Austerlitz, Sponsor, the Company or any other matter.

In connection with the Business Combination, certain related agreements have been entered into, or will be entered into or adopted on or prior to the closing of the Business Combination, including the Amended and Restated Registration Rights Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Backstop Agreement, the Company Support Agreement and the WBET Bye-Laws. See the section titled “—Related Agreements” commencing on page [●] for more information.

Effect of the Domestication on Existing Austerlitz Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur on the Closing Date in connection with the Domestication prior to the Effective Time on the Closing Date:

•	each issued and outstanding AUS Class A Share will be converted into one WBET Class A Share;

•	each issued and outstanding AUS Class B Share will be converted into one WBET Class A Share (subject to the Class B Forfeiture);

•	each issued and outstanding AUS Class C Share will be converted into one WBET Class C Share (subject to the Class C Forfeiture); and

•

the Austerlitz Organizational Documents will be amended and restated with the WBET Bye-Laws as described in this proxy statement/prospectus and Austerlitz’s name will change to “Wynn Interactive Limited”.

Consideration to the Company Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, the consideration to be paid to the existing shareholders of the Company will be, in the aggregate, a number of WBET Class A Shares and WBET Class V Shares (the “Merger Consideration”) equal to (a) the quotient obtained by dividing (i) the agreed company equity value of $3,000,000,000 by (ii) ten dollars ($10.00), minus (b) a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (i) the number of WBET Class A Shares purchased by Cannae pursuant to the Backstop Agreement divided by sixty-nine million (69,000,000), by (ii) 3,696,429; provided that in no event will the number of shares deducted pursuant to clause (b) exceed 3,696,429. The Company will have the right to determine the allocation of the aggregate equity consideration with respect to the Current Company Equityholders (including Wynn Parent) as between WBET Class A Shares and WBET Class V Shares (including the determination that the aggregate equity consideration may consist solely of WBET Class V Shares). The Company will give all Current Company Equityholders WBET Class V Shares unless a Current Company Equityholder requests delivery of a WBET Class A Share and agrees to a twelve-month post-closing contractual lock-up. The Company does not currently expect any Current Company Equityholder to request WBET Class A Shares. The Current Company Equityholders will not receive any of the WBET Class C Shares, which will be held solely by Sponsor and certain Sponsor Persons. As of the date of this proxy statement/prospectus, there are 14,785,715 AUS Class C Shares issued and outstanding, which are held solely by Sponsor and certain Sponsor Persons, and will be converted into WBET Class C Shares (subject to the Class C Forfeiture) on a one-for-one basis on the Closing Date.

At the effective time of the Merger, the Company Shares will be converted into the right to receive, in the aggregate, the Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holder thereof, each option to acquire Company Shares under the existing Company equity plan (whether vested or unvested) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be substituted with an option, granted under the Omnibus Incentive Plan to acquire (i) a number of WBET Class A Shares equal to the product of (A) the number of Company Shares subject to such option, multiplied by (B) the Exchange Ratio (as defined in the following sentence), (ii) at an exercise price per WBET Class A Share (rounded to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Company Share applicable to such option by (B) the Exchange Ratio. The Exchange Ratio means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the number of Company Shares issued and outstanding immediately prior to the Effective Time.

Available Cash Amount

The “Available Cash Amount” will be all available cash and cash equivalents of Austerlitz and its Subsidiaries, including (a) the proceeds available from the Trust Account (after reduction for the aggregate amount of any payments required to be made in connection with the Austerlitz Public Shareholder redemptions) and (b) the Cannae Backstop Amount (if any). The Available Cash Amount will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than 9:00 a.m. Eastern Time on the third business day, following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable law) waived at the Closing) or at such other place, time or date as Austerlitz and the Company may mutually agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions, among other things:

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	receipt of the Requisite Gaming Approvals (see the heading “—Regulatory Matters; Requisite Gaming Approvals” commencing on page [●]);

•	no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination being in force;

•	Austerlitz having at least $5,000,001 of net tangible assets as of the closing of the Business Combination;

•	receipt of the approval of each of the other Required Austerlitz Proposals at the Extraordinary General Meeting;

•

this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•

that (i) the AUS Class A Shares and Austerlitz Public Warrants shall continue to be listed on the NYSE as of immediately prior to the Closing and the AUS Class A Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof, or (ii) the AUS Class A Shares and Austerlitz Public Warrants shall be approved for listing on NASDAQ such that the AUS Class A Shares and Austerlitz Public Warrants issued and outstanding prior to Closing and the AUS Class A Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof; and

•	customary bring down conditions related to the parties’ respective representations, warranties and pre-Closing covenants in the agreement and a delivery of certificates with respect thereto.

Other Conditions to the Obligations of the Austerlitz Parties

The obligations of the Austerlitz Parties to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by Austerlitz of the following further conditions, among other things:

•

the Company delivering to Austerlitz executed counterparts to each of the Investor Rights Agreement and the Amended and Restated Registration Rights Agreement duly executed by the applicable holders of Company Shares party thereto;

•	the Company Written Consent shall have been obtained and delivered to Austerlitz by holders of the requisite majority of the Company Shares; and

•	there has been no material adverse event.

Other Conditions to the Obligations of the Company

The obligations of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Company, among other things:

•

Austerlitz delivering to the Company executed counterparts to each of the Investor Rights Agreement and the Amended and Restated Registration Rights Agreement as well as the Company counterparts to each of the foregoing to be entered into by the Sponsor or Cannae (and their respective equityholders, to the extent party thereto), duly executed by the applicable parties thereto; and

•

the Domestication having been consummated on the Closing Date prior to the Effective Time, including delivery to the Company a copy of the certificate of continuation issued by the Registrar in relation thereto.

Representations and Warranties

Under the Business Combination Agreement, the Company made customary representations and warranties to Austerlitz relating to, among other things: organization; Subsidiaries; due authorization; no conflict; governmental authorities; consents; current capitalization; capitalization of Subsidiaries; financial statements; litigation and proceedings; compliance with laws; intellectual property; data privacy; absence of changes; brokers’ fees; no undisclosed liabilities; tax matters; compliance with Gaming Laws; and status of the Company.

Under the Business Combination Agreement, the Austerlitz Parties made customary representations and warranties to the Company relating to, among other things: corporate organization; due authorization; no conflict; litigation and proceedings; governmental authorities, consents; compliance with laws; financial ability, Trust Account; brokers’ fees; SEC reports; financial statements; Sarbanes-Oxley Act of 2002; business activities; capitalization; status of Austerlitz Parties; NYSE stock market listing; Cannae Backstop; Sponsor Agreement; Investment Company Act; compliance with Gaming Laws; and tax matters.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the Company are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means with respect to the Company, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change or proposed change in applicable laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Mergers or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 of the Business Combination Agreement and, to the extent related thereto, the condition in Section 10.02(a) of the Business Combination Agreement), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Business Combination Agreement or the taking of any action required or contemplated by the Business Combination Agreement or with the prior written consent of Austerlitz (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 of the Business Combination Agreement and, to the extent related thereto, the condition in Section 10.02(a) of the Business Combination Agreement), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, riots, protests, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), and (i) COVID-19 or any law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement or the Company or any of its Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f), and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

Under the Business Combination Agreement, certain representations and warranties of the Austerlitz Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of the Austerlitz Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Covenants of the Parties

Covenants of the Company

The Company and its Subsidiaries made certain covenants under the Business Combination Agreement, including, among others, the following:

•

subject to certain exceptions or as consented to in writing by Austerlitz (such consent not to be unreasonably conditioned, withheld, delayed or denied), prior to the Closing, the Company will and will cause its subsidiaries to, use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business);

•

subject to certain exceptions, prior to the Closing, the Company will and will cause its Subsidiaries to, not do any of the following without Austerlitz’s consent (such consent not to be unreasonably conditioned, withheld, delayed or denied):

•	change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents, except as otherwise required by law;

•

issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of, or membership or ownership interests in, the Company or any of its Subsidiaries, except in the ordinary course of business or in connection with the hiring of new employees, in each case to the extent permitted under the terms of any benefit plan;

•

issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of or ownership interests in the Company or any of its Subsidiaries, or convertible into or exercisable or exchangeable for such securities or interests, except in the ordinary course of business or in connection with the hiring of new employees, in each case to the extent permitted under the terms of any benefit plan;

•	redeem, purchase or otherwise acquire, any shares of capital stock (or other equity or ownership interests) of the Company or any of its Subsidiaries;

•

adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of any shares of capital stock or other equity or ownership interests in or securities of the Company;

•

make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•

make, revoke or change any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax Return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•	change its residence for any tax purposes;

•

directly or indirectly, incur, or modify in any material respect the terms of, or cancel or forgive any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness, in each case, other than indebtedness for borrowed money under the WR Loan; or

•	enter into any contract to do any of the above actions prohibited under the Business Combination Agreement.

•

as promptly as practicable, provide the following in connection with the filing of this proxy statement/prospectus with the SEC: (i) audited financial statements, including consolidated statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 2020 and 2019 and consolidated balance sheets as of December 31, 2020 and 2019, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), prepared in accordance with GAAP and Regulation S-X; and (ii) unaudited financial statements, including a consolidated statement of income, members’ equity and cash flows of the Company and its Subsidiaries for the fiscal quarters ended March 31, 2021 and 2020 and a consolidated balance sheets as of March 31, 2021 and 2020, in each case, prepared in accordance with GAAP and Regulation S-X; and

•

at least 24 hours prior to the Company’s solicitation of the Company Written Consent, the Company shall prepare and deliver to all holders of Company Shares a written notice in accordance with the Company’s bye-laws notifying of the intended taking of such action (together with a reasonably detailed description of the actions taken thereby and any information required to be provided under applicable law or such entity’s governing documents), which notice(s) shall be in form and substance reasonably acceptable to Austerlitz.

Covenants of Austerlitz

Austerlitz made certain covenants under the Business Combination Agreement, including, among others, the following:

•

subject to certain exceptions or as consented to in writing by the Company (such consent not to be unreasonably conditioned, withheld, delayed or denied), prior to the Closing, Austerlitz will, and will cause its Subsidiaries to, not do any of the following:

•	change, modify or amend the Trust Agreement or the Austerlitz Organizational Documents;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Austerlitz;

•	split, combine or reclassify any capital stock of, or other equity interests in, Austerlitz;

•

other than in connection with Austerlitz Shareholder Redemption or as otherwise required by the Austerlitz Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Austerlitz;

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or change its residence for any tax purposes;

•	acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

•	adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Austerlitz (including any Austerlitz Preferred Shares) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of Austerlitz Shares in connection with the Backstop Agreement as set forth therein;

•

amend, modify or waive any of the terms or rights set forth in, any Austerlitz Public Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•

take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the intended tax treatment; or

•	authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

•

Austerlitz and its Subsidiaries will comply with and continue performing under, as applicable, the Austerlitz Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Austerlitz or its Subsidiaries may be a party;

•

Austerlitz shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of or provide consent to (including consent to termination) any provision or remedy under, or any replacements of, the Backstop Agreement. Austerlitz shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Backstop Agreement on the terms and conditions described therein, including maintaining in effect the Backstop Agreement;

•

Austerlitz shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. Austerlitz shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Austerlitz in the Sponsor Agreement and otherwise comply with its obligations thereunder and, without limiting the Company’s rights thereunder or pursuant to Section 12.13 of the Business Combination Agreement, to enforce its rights under each such agreement;

•

Austerlitz shall use reasonable best efforts to ensure Austerlitz remains listed as a public company on, and for AUS Class A Shares and Austerlitz Public Warrants to be listed on, the NYSE. In connection with the consummation of the transactions contemplated hereby, Austerlitz shall use its reasonable best efforts to cause the AUS Class A Shares and Austerlitz Public Warrants to be listed for trading on the NASDAQ, including by submitting prior to the Closing an initial listing application with the NASDAQ;

•

Austerlitz will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

prior to the Effective Time, Austerlitz shall take all commercially reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of any equity securities of Austerlitz (or the Company), respectively, or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters;

•

prior to the Effective Time, Austerlitz shall, subject to obtaining the approval of the Austerlitz Shareholders, adopt an Omnibus Incentive Plan in the form to be mutually agreed upon by Parent and Austerlitz;

•

Austerlitz shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Austerlitz to not qualify as an “emerging growth company” within the meaning of the JOBS Act; and

•

prior to the Closing, Austerlitz shall terminate the Forward Purchase Agreement and shall take all actions necessary to effectuate the foregoing. The Forward Purchase Agreement was terminated on May 10, 2021.

Mutual Covenants of the Parties

The Business Combination Agreement also contains additional covenants of the parties, including, among other things, covenants providing:

•

that each of the parties cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and governmental orders necessary to consummate the Transactions;

•

that each of the parties cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable antitrust laws, Gaming Laws or other applicable laws, or (ii) requested by a Governmental Authority pursuant to applicable antitrust laws or Gaming Laws) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions (including the Requisite Gaming Approvals);

•

that if any objections are asserted with respect to the Transactions under any applicable law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable law, each of the parties shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the Business Combination Agreement (and the Transactions); and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of the Business Combination Agreement (and the Transactions);

•

that Austerlitz shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any governmental filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions;

•

that Austerlitz shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate) (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a governmental order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such governmental order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions;

•	that Austerlitz shall pay, or cause to be paid, all filing fees payable by any Party pursuant to antitrust laws in connection with the Transactions;

•

that none of Austerlitz or any of its representatives, without the prior written consent of the Company, shall take, or agree with any Governmental Authority to take, any action contemplated by Section 9.01 of the Business Combination Agreement or otherwise if such action, individually or in the aggregate with any other such actions contemplated by Section 9.01 of the Business Combination Agreement or otherwise, would reasonably be expected to adversely affect the business, financial condition or results of operations of the Company or its Subsidiaries in any material respect;

•

that the parties shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any party or its respective controlled Affiliates is required to obtain in order to consummate the Transactions, provided that the Company and Austerlitz shall not be required to pay any consideration or incur any costs, fees or expenses in connection with obtaining any such consents or approvals; and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party set forth in Article X of the Business Combination Agreement or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable;

•

the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Austerlitz and/or any of its Affiliates or representatives) concerning any purchase of all or a material portion of the Company’s voting, economic or other equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or as permitted pursuant to Section 7.01 of the Business Combination Agreement (and any disclosures in the Company Schedules relating thereto)) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business;

•

that Austerlitz shall not take, nor shall it permit any of its Affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and its equityholders and/or any of their Affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “New Business Combination Proposal”) other than with the Company and its equityholders, Affiliates and representatives. Austerlitz shall, and shall cause its Affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a New Business Combination Proposal;

•

that the parties shall use reasonable best efforts to cause each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code or otherwise use reasonable best efforts to restructure the Merger to so qualify;

•	that the parties shall keep certain information confidential in accordance with the existing non-disclosure agreements;

•

that none of the parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding the Business Combination or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company, in the case of the Austerlitz Parties, or Austerlitz , in the case of the Company and its Affiliates;

•

that each of the parties shall execute and deliver to the other parties the Investor Rights Agreement, the Amended and Restated Registration Rights Agreement, and the other Transaction Agreements to which it is contemplated to be a party;

•

that the Company will (or will cause its applicable Subsidiaries to) execute and deliver to Wynn Parent duly executed counterparts to those certain intercompany agreements attached to this proxy statement/prospectus as Annex F, with such changes as the Company (acting reasonably and in good faith) and Wynn Parent deem necessary or advisable; and

•

that the Company and Austerlitz shall cause each person serving and not continuing as a member of the board of directors of the Company and Austerlitz to resign from such position, effective upon the Effective Time. The Company and Austerlitz shall elect or otherwise cause the persons to comprise the entire board of directors of Austerlitz, effective upon the Effective Time.

WBET Board of Directors

Following the Closing, it is expected that the current management of the Company will become the management of WBET, and the WBET Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with each class initially consisting of three (3) directors. See “—Related Agreements—Investor Rights Agreement” below for additional information and a summary of the WBET Board following the Effective Time.

Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Austerlitz and the Company;

•

by Austerlitz, subject to certain exceptions, if any of the representations or warranties made by the Company are not true and correct or if the Company fails to perform any of its respective covenants or agreements under the Business Combination Agreement such that certain conditions to the obligations of Austerlitz, as described in the section entitled “Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) Termination Date (as defined below) or the Extended Termination Date (as defined below), as applicable;

•

by the Company, subject to certain exceptions, if any of the representations or warranties made by the Austerlitz Parties are not true and correct or if any Austerlitz Party fails to perform any of its covenants or agreements under the Business Combination Agreement such that the condition to the obligations of the Company, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date or the Extended Termination Date, as applicable;

•

by either Austerlitz or the Company, subject to certain exceptions, if the Closing has not occurred on or before February 10, 2022 (as such date may be extended pursuant to clause (A)(I) of the following proviso, the “Termination Date”); provided that (A) (I) if on the Termination Date, the condition to consummate the Transactions in Section 10.01(b) of the Business Combination Agreement shall not have been satisfied, and (II) each of the other conditions described in the section entitled “—Conditions to Closing of the Business Combination” have been satisfied, waived or remain capable of satisfaction as of such date, then the Termination Date shall automatically be extended (on no more than two (2) occasions) for a period of ninety (90) days, and (B) if any Action for specific performance or other equitable relief by the Company with respect to the Business Combination Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any party until the date that is thirty (30) days following the date on which a final, non-appealable governmental order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of the Business Combination Agreement (as the Termination Date may be extended pursuant to clause (B), the “Extended Termination Date”).

•	by either Austerlitz or the Company, subject to certain exceptions:

•	if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation;

•	if the Required Austerlitz Proposals are not obtained at the Extraordinary General Meeting (subject to any adjournment, postponement or recess of the meeting); or

•

by Austerlitz, if the Company Written Consent is not delivered to Austerlitz by holders of the requisite majority of the Company Shares within two (2) Business Days of Austerlitz notifying the Company that the registration statement attached to this proxy statement/prospectus has become effective.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except (i) in the case of a material willful breach of any representation or warranty or covenant or agreement under the Business Combination Agreement, (ii) for customary obligations that survive the termination thereof (such as confidentiality obligations) and (iii) for any person’s liability under the Confidentiality Agreement.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that if the

Closing occurs, Austerlitz shall bear and pay, or cause to be paid, at or promptly after Closing, all of the Transaction Expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to any laws that might otherwise govern under applicable principles of conflicts or choice of law or otherwise (except to the extent that (i) any provisions relate to the exercise of a director’s or officer’s fiduciary duties and/or similarly, statutory duties or obligations, in each case, of the Company and/or (ii) statutory provisions or other laws of Bermuda are mandatorily applicable to the Merger and the Domestication, such provisions shall be governed by and in accordance with the laws of Bermuda).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by Austerlitz, Merger Sub and the Company.

Ownership of WBET Immediately Following the Business Combination

As of the date of this proxy statement/prospectus, there are 98,571,430 Austerlitz Shares issued and outstanding of Austerlitz, which includes an aggregate of 69,000,000 AUS Class A Shares, 14,785,715 AUS Class B Shares, and 14,785,715 AUS Class C Shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the issuance of the Merger Consideration in connection with the Business Combination and assuming that none of Austerlitz’s outstanding Austerlitz Public Shares are redeemed in connection with the Business Combination), Austerlitz’s share capital would be 80,089,286 Austerlitz Shares (excluding the potential dilutive effect of the 14,785,715 AUS Class C Shares and exercise of Austerlitz Public Warrants).

The following table illustrates varying ownership levels in WBET Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Austerlitz Public Shareholders and the following additional assumptions: (i) under the No Redemptions scenario, 300.0 million WBET Shares are issued to the Current Company Equityholders at Closing, which would be the number of WBET Shares issued to these holders assuming No Redemptions; (ii) under the Maximum Redemptions scenario, 296.3 million WBET Shares are issued to the Current Company Equityholders at Closing, which would be the number of WBET Shares issued to these holders assuming Maximum Redemptions; and (iii) no options to purchase WBET Shares outstanding as of [•], 2021 have been exercised. Based on these assumptions, there would be approximately 380.1 million WBET Shares outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in WBET will be different.

Scenario 1 – Excluding Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders	18.15%	0%
Sponsor (and certain Sponsor Persons)(2)	2.92%	3.89%
Cannae(3)	0%	18.15%
Current Company Equityholders	78.93%	77.96%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below).

(3)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.

Scenario 2 – Including Dilutive Securities

	Share Ownership in WBET
	No Redemptions	Maximum Redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Austerlitz Public Shareholders(2)	18.82%	3.74%
Sponsor (and certain Sponsor Persons)(3)	7.14%	8.69%
Cannae(4)	0%	14.95%
Current Company Equityholders(5)	74.04%	72.62%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)	Includes the 17,250,000 AUS Class A Shares subject to the Austerlitz Public Warrants.
(3)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture (as defined below). Includes 11,089,286 AUS Class C Shares under the No Redemptions scenario and 14,785,715 AUS Class C Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons that convert into WBET Class C Shares in connection with the Closing, where the subsequent conversion of such WBET Class C Shares to WBET Class A Shares following the Closing is subject to certain earnout conditions; if such earnout conditions are not met before the ninth anniversary of Closing, such WBET Class C Shares shall be returned for cancellation. Includes 10,533,333 AUS Class A Shares subject to the Private Placement Warrants, under each of the No Redemptions and Maximum Redemptions scenarios.

(4)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.
(5)

Includes 39,402,737 and 38,917,239 vested and unvested options of the Company under the No Redemptions and Maximum Redemptions scenarios, respectively, that are rolled over and converted to WIL Replacement Options pursuant to the Business Combination Agreement.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Agreement, the Backstop Agreement, the form of Investor Rights Agreement, the form of Amended and Restated Registration Rights Agreement, the form of Statutory Merger Agreement, the forms of Amended and Restated Commercial Intercompany Agreements, the Company Support Agreement, and the Mutual Termination Agreement are attached hereto as Annex G, Annex H, Annex C, Annex D, Annex E, Annex F, Annex I, and Annex J, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Austerlitz amended and restated (a) that certain letter agreement, dated March 2, 2021, between Austerlitz and the Sponsor and (b) that certain letter agreement, dated as of March 2, 2021, by and between Austerlitz and each of the Sponsor and Insiders, and entered into the Sponsor Agreement with the Sponsor, Cannae and the other Sponsor Persons. Pursuant to the Sponsor Agreement, among other things, the Sponsor Persons agreed (i) to vote any Austerlitz Shares in favor of the Business Combination and other Austerlitz Shareholder Matters, (ii) not to seek redemption of any Austerlitz Shares and (iii) not to transfer any Austerlitz securities for the period beginning on the Closing Date until the earlier of (x) one (1) year following the Closing Date or (y) if the volume weighted average price of the WBET Class A Shares equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period commencing 150 days after the Closing Date, and (iv) to be bound to certain other obligations as described therein. Additionally, the Sponsor and certain Insiders have also agreed to forfeit (i) up to 3,696,429 AUS Class B Shares (the “Class B Forfeiture”) and up to 3,696,429 AUS Class C Shares (the “Class C Forfeiture”), in accordance with the terms of the Sponsor Agreement (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Backstop (as defined below) is utilized), and (ii) in the event that the Austerlitz transaction expenses exceed the Expenses Overage, the Sponsor Persons shall additionally forfeit and surrender to Austerlitz a number of AUS Class B Shares equal to the Expenses Overage divided by 10. The Sponsor Agreement is attached hereto as Annex G.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, on the Closing Date (immediately prior to the Closing and prior to the Domestication), to subscribe for AUS Class A Shares in order to fund redemptions by shareholders of Austerlitz in connection with the Business Combination, in an amount of up to $690,000,000 (the “Cannae Backstop”). The Backstop Agreement attached hereto as Annex H.

Investor Rights Agreement

Concurrently with the consummation of the Business Combination, WBET, Wynn Investment, Sponsor and Cannae (if applicable) will enter into the Investor Rights Agreement, the form of which is attached hereto as Annex C. The Investor Rights Agreement will provide for, among other things, certain designation rights and approval rights as described below.

Designation Rights

Effective as of the Closing Date, it is anticipated that the WBET Board will be comprised of nine directors as follows: (i) one Sponsor Director, (ii) five Wynn Directors and (iii) three Initial Independent Directors, who will each be an independent director under applicable SEC and the rules of the national securities exchange on which WBET’s securities are listed.

Pursuant to the terms of the Investor Rights Agreement, following the Closing Date, WBET will take all necessary action to include in the slate of nominees recommended by WBET for election as directors, at each annual or special meeting of shareholders at which directors are to be elected, a number of Sponsor Directors that, if elected, will result in the Sponsor having a number of directors serving on the WBET Board as shown below:

WBET Class A Shares Beneficially Owned by Sponsor and Cannae (collectively) as a % of the WBET Class A Shares
Beneficially Owned by Sponsor and Cannae (collectively) as of Immediately Following the Closing

Number of Sponsor Directors
50% or greater	1
Less than 50%	0

Additionally, following the Closing Date, WBET will take all necessary action to include in the slate of nominees recommended by WBET for election as directors, at each annual or special meeting of shareholders at which directors are to be elected, a number of Wynn Directors that, if elected, will result in Wynn Investment having a number of directors serving on the WBET Board as shown below:

WBET Shares Beneficially Owned by the Wynn Group as a % of the Total Outstanding WBET Shares (excluding WBET Class C Shares)	Number of Wynn Directors
50% or greater	5
40% or greater, but less than 50%	4
30% or greater, but less than 40%	3
20% or greater, but less than 30%	2
10% or greater, but less than 20%	1
Less than 10%	0

Under the Investor Rights Agreement, each of Wynn Investment, Cannae and Sponsor will use (i) its reasonable best efforts to take all necessary action, subject to certain exceptions, to cause the election of the Sponsor Director (in the case of Wynn Investment) and the election of each of the Wynn Directors (in the case of Cannae and Sponsor) and (ii) not vote in favor of the removal of the Sponsor Director or Wynn Directors, subject to certain exceptions. Following the initial term of each of the Initial Independent Directors, at each annual or special meeting of shareholders at which directors of WBET are to be elected, the Nominating and Corporate Governance Committee of the WBET Board (or, if no such committee is in existence, the WBET Board) shall nominate three directors for election to the WBET Board that the WBET Board has affirmatively determined qualify as independent under SEC rules and the rules of the national securities exchange on which WBET’s securities are listed.

Approval Rights

Following the Closing Date, for so long as Wynn Parent and its affiliates have a Continuing Ownership Percentage (as defined in the following paragraph) of 50% or more, WBET will not take, and will not permit WBET’s Subsidiaries to take, and the WBET Board shall not authorize or approve, certain actions without the prior written approval of Wynn Investment, including increasing or decreasing the size of the WBET Board, amending or changing the WBET Organizational Documents in any manner that modifies any specific rights of Wynn Parent or certain of its affiliates or materially and adversely affects Wynn Parent or certain of its affiliates in their capacity as shareholders of WBET, acquiring equity, assets, properties or business or disposing assets or properties of up to a certain threshold, incurring indebtedness that would increase the leverage beyond a certain threshold, terminating or replacing certain executive officers of WBET, declaring and paying dividend and redeeming, repurchasing or acquiring any WBET Shares.

“Continuing Ownership Percentage” means, with respect to any person (or group of persons, as applicable), as of the time of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate number of WBET Shares that is beneficially owned by such person (or group of persons, as applicable) at such time, and the denominator of which is the aggregate number of WBET Shares that was beneficially owned by such person (or group of persons, as applicable) immediately after the Closing (as adjusted for share splits, combinations, reclassifications and similar transactions).

Additionally, for so long as Wynn Parent and its affiliates have a Continuing Ownership Percentage of 20% or more, WBET shall not make, and shall not permit its Subsidiaries to make, without the prior written approval of Wynn Investment, any change to product branding (including any change with respect to use of the Wynn name) or take any action (or fail to take any action) that materially impacts the quality of the product offerings of the Wynn Investment and its affiliates.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, concurrently with the Closing, the RRA Parties will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, WBET is required, as soon as practicable, but in any event within thirty (30) days after the Closing Date, to file a Registration Statement to permit the public resale of all the Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act.

In addition, upon the request of any RRA Party, to the extent a registration statement is not available to exercise a proposed transaction, WBET will be required to facilitate a non-shelf registered offering of Registrable Securities requested by such RRA Party to be included in such offering. Within 60 days after receipt of a demand for such registration, WBET will be required to use its reasonable best efforts to file a registration statement relating to such request. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering. Whenever WBET proposes to offer or sell securities, whether for its own account or the account of one or more shareholders, any RRA Party may choose to exercise their related piggyback rights in accordance with the Amended and Restated Registration Rights Agreement.

In addition, the Amended and Restated Registration Rights Agreement will entitle the RRA Parties to demand and be included in a shelf registration when WBET is eligible to sell its Registerable Securities in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act.

The Amended and Restated Registration Rights Agreement also provides that WBET will pay all expenses (except for certain selling expenses) relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. Pursuant to the Amended and Restated Registration Rights Agreement Wynn Parent will agree not to transfer its WBET Shares, subject to certain permitted transfers, until the first anniversary of the Closing.

The form of the Amended and Restated Registration Rights Agreement attached hereto as Annex D.

Statutory Merger Agreement

In connection with the Business Combination, concurrently with the Closing, the Company, Austerlitz and Merger Sub will enter into the Statutory Merger Agreement in accordance with section 105 of the Bermuda Companies Act, pursuant to which, in accordance with section 104H of the Bermuda Companies Act, Merger Sub will merge with and into the Company, with the Company being the surviving company of the Merger. The form of Statutory Merger Agreement attached hereto as Annex E.

Amended and Restated Intercompany Commercial Agreements

In connection with the Business Combination, concurrently with the Closing, the Company, certain of the Company’s subsidiaries, Wynn Parent and certain of Wynn Parent’s subsidiaries will enter into certain new intercompany agreements or amendments to existing intercompany agreements, as applicable, as further described under “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—Company.”

The forms of Amended and Restated Intercompany Commercial Agreements are attached hereto as Annex F.

Company Support Agreement

Immediately following the execution of the Business Combination Agreement, Austerlitz, the Company and Wynn Investment entered into shareholder support agreements (the “Company Support Agreement”), in the form attached hereto as Annex I, pursuant to which, among other things, Wynn Investment agreed to (i) irrevocably and unconditionally approve the Business Combination Agreement and the Transactions contemplated thereby (including the Business Combination), (ii) waive and agree not to assert any appraisal rights in connection with the Business Combination Agreement and the Transactions, and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers prior to the Effective Time with respect the Company Shares owned by him, her or it. The Company Support Agreement is attached hereto as Annex I.

Termination of the Cannae Forward Purchase Agreement

In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into a mutual termination agreement (the “FPA Termination Agreement”) to terminate that certain forward purchase agreement dated as of February 25, 2021 (the “Forward Purchase Agreement”), pursuant to which Cannae agreed to purchase, immediately prior to the closing of Austerlitz’s initial business combination transaction, an aggregate of 5,000,000 AUS Class A Shares and 1,250,000 Austerlitz public warrants. It is a condition to the Business Combination Agreement that the Forward Purchase Agreement be terminated. The Forward Purchase Agreement was terminated on May 10, 2021. The FPA Termination Agreement is attached hereto as Annex J.

Background to the Business Combination

Austerlitz is a blank check company formed as a Cayman Islands exempted company on December 21, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of a search for a potential initial business combination, whereby Austerlitz evaluated a number of potential targets utilizing Austerlitz’s global network and the investing, operating and transaction experience of Austerlitz’s management team, advisory partners and the Austerlitz Board. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of Austerlitz and representatives of Wynn Parent over the course of the months of April and May 2021. The following is a discussion of the background of these negotiations, the Business Combination Agreement and related transaction documents and the Business Combination.

On March 2, 2021, Austerlitz completed the Austerlitz IPO. Prior to the consummation of the Austerlitz IPO, neither Austerlitz, nor anyone on its behalf, contacted any prospective target business (including the Company) or had any substantive discussions, formal or otherwise, with respect to a transaction with Austerlitz.

After the Austerlitz IPO, Austerlitz commenced an active search for prospective businesses and assets to acquire, reviewing a number of potential targets. Representatives of Austerlitz and Austerlitz management contacted, and were contacted by, a number of individuals, entities and third party financial advisors with respect to acquisition opportunities.

In evaluating potential businesses and assets to acquire, Austerlitz, together with its advisory partners, generally surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, Austerlitz’s experienced management team looks for acquisition target businesses in financial technology, information technology or information and business services, and similar industries, which act as an essential utility to industries that are core to the economy. Austerlitz further looks for those transactions that it believes that, if entered into, would be well-received by the public markets and Austerlitz Shareholders. In particular, Austerlitz generally seeks to identify companies that (a) have an existing strong management team, (b) have an attractive platform with a defensible market position, (c) are positioned for both organic and in-organic growth, and (d) have the potential to generate significant cash flow. Austerlitz also seeks to identify companies that it believes would benefit from the expertise of Austerlitz’s operating partners and from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. Austerlitz generally applies these criteria when evaluating potential targets.

In connection with their evaluation of potential initial business combination opportunities, William P. Foley, II, the Founder of Austerlitz, Richard N. Massey, Chief Executive Officer of Austerlitz, David W. Ducommun, President of Austerlitz, Bryan D. Coy, Chief Financial Officer of Austerlitz, Ryan R. Caswell, Senior Vice President of Corporate Finance of Austerlitz and Michael L. Gravelle, General Counsel and Corporate Secretary of Austerlitz, together with their advisory partners and other representatives of Austerlitz:

•	developed a list of business combination candidates;

•	held conversations with potential targets and their management and/or stakeholders either initiated by them or by the potential target or its sponsor;

•	identified and evaluated a number of potential target opportunities, including a combination with the Company, prior to focusing its efforts on a business combination transaction with the Company; and

•	met and conducted preliminary discussions with representatives of, and commenced initial preliminary due diligence on, certain of the potential target opportunities.

Representatives of Austerlitz considered several other alternative acquisition targets but ultimately decided not to pursue them. Austerlitz, together with its representatives, developed a list of potential business combination candidates based on suggestions from a broad group of investment banks and advisors, follow up research on companies in Austerlitz’s target sectors mentioned favorably in industry research, screens of companies in financial sponsor portfolios and primary research into our target industries ecosystems. Austerlitz and its representatives considered targets in, among others, the payments, background screening, transportation and healthcare sectors. Austerlitz considered two potential business combination candidates aside from Wynn, but ultimately determined not to pursue those alternative potential acquisition candidates at a preliminary stage, and no non-disclosure agreements were entered into. The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) Austerlitz’s determination that these businesses did not represent as attractive a target as the Company due to a combination of business prospects, strategy, concerns raised in preliminary diligence, management teams, structure and/or valuation, (ii) Austerlitz’s decision to pursue a business combination with the Company and (iii) a difference in valuation expectations between Austerlitz, on the one hand, and a seller, on the other hand. The waiver of corporate opportunities included in the Austerlitz Organizational Documents did not impact, in any material respect, Austerlitz’s search for an acquisition target.

On April 6, 2021, representatives of Austerlitz received an email from representatives of Credit Suisse, financial advisor to the Company, containing a teaser document regarding the Company along with a draft non-disclosure agreement, and inviting Austerlitz to participate in a potential process involving a transaction with the Company including an offer to arrange for a management presentation by representatives of the Company and Wynn Parent.

On April 9, 2021, at the request of Austerlitz, representatives of the Company and Wynn Parent gave a management presentation (the “Management Presentation”) to representatives of Austerlitz and representatives of Trasimene Capital Management (“Trasimene”), financial advisor to Austerlitz.

On April 14, 2021, representatives of Austerlitz were granted access to a virtual data room to facilitate Austerlitz’s continuing due diligence of the Company.

On April 16, 2021, representatives of Credit Suisse sent representatives of Austerlitz an indicative term sheet (the “Initial Term Sheet”), with respect to the potential business combination. The Initial Term Sheet provided for, among other terms: (i) a dual class voting structure providing for 10:1 voting rights for existing Company shareholders (the “Dual-Class Voting Structure”), (ii) provision to Sponsor of one board seat, (iii) lockup of certain existing Company shareholders and the Sponsor for the earlier of 12 months following the closing and such time that the shares trade at or above $12.00 for 20 of 30 days commencing 150 days post business combination (the “Lock-Up Arrangements”), (iv) an exclusivity period of 45 days and (v) a public company style transaction, without post-closing recourse or indemnity. The Initial Term Sheet also required

Austerlitz to provide, among other items, a valuation proposal, a proposal on treatment of Sponsor shares and warrants and details around equity commitments and certainty of funding.

On April 19, 2021, representatives of Austerlitz sent representatives of Credit Suisse a revised draft of the Initial Term Sheet, which included the following key terms, among others: (i) a valuation range of $3.0-3.5 billion on a pre-money equity basis (which such value was not subject to adjustments for cash, indebtedness or working capital), (ii) a commitment by Cannae of $690 million to backstop redemptions by Austerlitz Shareholders (the “Cannae Backstop”) to provide Wynn Parent with certainty as to the cash that would be available at Closing, (iii) no adjustments to the Sponsor’s and certain Insiders’ AUS Class B Shares and AUS Class C Shares, and (iv) acceptance of certain terms included in the Initial Term Sheet, including the Dual-Class Voting Structure and the public company style transaction structure. On April 20, 2021, Austerlitz and Wynn Parent entered into a mutual confidentiality and non-disclosure agreement.

On April 22, 2021, representatives of Credit Suisse sent representatives of Austerlitz an initial draft of a non-binding long-form term sheet (the “Term Sheet”) in respect of the proposed transaction which set forth certain transaction terms (including those contained in the Initial Term Sheet). The Term Sheet included the pre-money equity value range of $3.0-3.5 billion as proposed by Austerlitz in its markup of the Initial Term Sheet, but proposed that the purchase price would be split between shares of Austerlitz (valued at $10 per share) and up to $115 million in cash. The Term Sheet also provided for (i) 25% forfeiture to the Sponsor’s and certain Insiders’ AUS Class B Shares and AUS Class C Shares (including, with respect to each such forfeiture, a reduction in the amount of the forfeiture proportional to the utilization of the Cannae Backstop), (ii) the Cannae Backstop, (iii) an exclusivity period ending at 5pm on May 10, 2021, (iv) the Lock-Up Arrangements, (v) the proposed composition of the board of directors of the Post-Closing Company, which would consist of one director appointed by the Sponsor, five directors appointed by Wynn Parent and three independent directors selected by the Company (after consultation with Austerlitz), (vi) certain consent rights for Wynn Parent and (vii) the Dual-Class Voting Structure.

On April 24, 2021, a representative of Austerlitz sent representatives of Credit Suisse a revised Term Sheet reflecting, among other things, elimination of the Sponsor’s board representative requirement to serve on the audit committee of the Post-Closing Company and inclusion of customary registration rights for Cannae to facilitate future sale transactions by Cannae.

On April 25, 2021, representatives of Weil, Gotshal & Manges LLP (“Weil”), legal counsel to Austerlitz, and representatives of Kirkland & Ellis LLP (“Kirkland”), legal counsel to the Company, had a call to discuss preliminary transaction documentation and structuring topics. Also on April 25, 2021, Weil sent Kirkland an initial draft of the Business Combination Agreement. On April 26, 2021, Weil sent Kirkland a preliminary legal due diligence request list.

On April 27, 2021, Kirkland sent Weil a revised Term Sheet, including a proposed transaction fee cap for Austerlitz of $34.15 million, which, if exceeded, would result in Austerlitz forfeiting additional AUS Class B Shares. The Company and Austerlitz executed the non-binding Term Sheet on April 27, which provided for exclusivity until May 10, 2021.

On April 29, 2021, data room access was extended to Weil to facilitate a more in-depth legal review of the Company. Austerlitz’s due diligence was further facilitated by diligence calls with representatives from the Company and Wynn Parent covering legal and financial topics.

On April 30, 2021, representatives of Austerlitz, the Company, Wynn Parent, Weil, Kirkland and Credit Suisse attended a legal due diligence call focused on, among other things, intellectual property and privacy matters. The information provided by the Company and Wynn Parent on this call informed Austerlitz and Weil’s understanding of the intellectual property ownership and usage of the Company, and of the Company’s privacy policies and practices, which generally informed ongoing discussions and negotiations of the Business Combination Agreement and the other transaction agreements following such date.

On May 1, 2021, Kirkland sent Weil an initial draft of the investor rights agreement (the “IRA”) containing, among other items, the director nomination rights and Wynn Parent consent rights as agreed upon in the Term Sheet, together with additional information rights for Wynn Parent.

On May 2, 2021, Weil sent Kirkland initial drafts of (i) the Cannae backstop agreement, providing for the Cannae Backstop (the “Backstop Agreement”), (ii) the amended and restated sponsor agreement (the “Sponsor Agreement”), pursuant to which the Sponsor Persons would agree, among other things (1) to vote their shares in support of the Business Combination, (2) not to elect to redeem Austerlitz Shares in connection with the Business Combination, (3) not to take any action to solicit any offers relating to an alternative business combination and (4) not to transfer any Austerlitz Shares for up to one year after the Closing (subject to certain exceptions) and (iii) the new registration rights agreement for Austerlitz (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and certain Insiders along with Wynn Parent and certain of the other existing shareholders of the Company would receive certain registration rights with respect to the registration of securities of the Post-Closing Company following closing of the Business Combination.

Also on May 2, Kirkland sent Weil a revised draft of the Business Combination Agreement which, among other things, (i) provided for the redomestication of Austerlitz from the Cayman Islands to Bermuda in connection with the proposed Business Combination, (ii) provided for the exchange of the Company’s existing equity awards for equity awards of the Post-Closing Company on substantially the same terms as the existing awards, (iii) set forth certain revisions to the representations and warranties of the Company and (iv) provided that Wynn Parent would lead and make all strategic decisions with respect to obtaining gaming approvals in connection with the proposed transaction.

On May 3, 2021, Kirkland sent Weil an initial draft of the support agreement (the “Support Agreement”), pursuant to which certain existing shareholders of Wynn would agree to support the proposed Business Combination, and would agree to deliver their written consent to the Business Combination following the effectiveness of the Registration Statement on Form S-4 filed in connection with the proposed transaction. Also on May 3, Weil sent Kirkland a revised draft of the IRA reflecting immaterial clean-up changes. On May 4, 2021, Weil sent Kirkland a revised draft of the Business Combination Agreement reflecting, among other things, a reduction in the Closing Share Consideration of up to 3,696,429 Austerlitz Shares, in proportion to the utilization of the Cannae Backstop, which was consistent with the term sheet agreed among the parties, and reflecting Austerlitz’s agreement to key changes from Kirkland’s May 2 draft of the Business Combination Agreement described in the preceding paragraph that Austerlitz determined were acceptable and consistent with the term sheet agreed among the parties. In addition, Kirkland sent Weil revised drafts of the Backstop Agreement and Registration Rights Agreement.

On May 3, 2021, representatives of Austerlitz, Trasimene, the Company, Wynn Parent, Credit Suisse, Bank of America and Kirkland attended a financial due diligence call covering Austerlitz and Trasimene’s review of the Management Presentation and of certain financial information regarding the Company that had been made available to Austerlitz. The information provided by the Company and Wynn Parent on this call informed Austerlitz and Trasimene’s understanding of the Company’s financial performance, which generally informed ongoing discussions and negotiations of the Business Combination Agreement and the other transaction agreements following such date.

On May 5, 2021, the members of the Austerlitz Board, after having previously been provided with various information regarding the proposed Business Combination, including a term sheet regarding the material terms thereof and strategic rationale for the transaction, information regarding the financial condition, base returns, business, strategy and prospects of the Company, including certain unaudited projected financial information prepared by the Company management, which indicated support for the reasonableness of the consideration being paid, and having had the opportunity to consult with Austerlitz management, unanimously (with Mr. Massey abstaining) adopted resolutions, (i) determining that the Business Combination Agreement and the transactions contemplated thereby (including the Domestication) are fair to, and in the best interests of, Austerlitz and the Austerlitz Shareholders; (ii) approving and adopting the Business Combination Agreement and the related agreements, and authorizing the continued negotiation, and the execution and delivery, thereof by Austerlitz management, (iii) recommending the Business Combination Agreement be adopted by Austerlitz Shareholders and (iv) determining that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of such date.

Also on May 5, 2021, Kirkland sent Weil revised drafts of the Business Combination Agreement, Sponsor Agreement and IRA. Kirkland’s revised draft of the Business Combination Agreement reflected, among other things, (i) removal of the $115 million cash consideration that would be paid to Wynn’s shareholders, (ii) preservation of Wynn Parent’s ability to determine which of Wynn’s existing shareholders would receive WBET Class V Shares in connection with the proposed transaction and (iii) a covenant that Wynn and Wynn Parent would enter into certain intercompany agreements at the closing of the Business Combination and (iv) a covenant restricting Austerlitz and its representatives from taking any action that would reasonably be expected to adversely affect the business, financial condition or results of operations of Wynn Interactive in any material respect. Also on May 5, Weil sent Kirkland further revised drafts of various ancillary agreements.

On May 6, 2021, Weil sent Kirkland a revised draft of the Business Combination Agreement reflecting, among other things, Austerlitz’s agreement to the key changes from Kirkland’s May 5 draft of the Business Combination Agreement described in the preceding paragraph and comments from Cayman and Bermuda counsel to Austerlitz to address specific Cayman Islands law and Bermuda law matters, and the Sponsor Agreement. On that same day, Weil and Kirkland exchanged further drafts of the ancillary agreements. Weil sent Kirkland an initial draft of the Statutory Merger Agreement required under Bermuda law, and Kirkland sent Weil an initial draft of the form of Bye-Laws, an initial draft of the Wynn disclosure schedules, and also initial drafts of the forms of intercompany agreements to be entered into between Wynn and Wynn Parent.

On May 7, 2021, Kirkland sent Weil a revised draft of the Business Combination Agreement reflecting, among other things, the ability of the parties to mutually agree upon changes to the form of WBET Bye-Laws following signing of the Business Combination Agreement. Kirkland and Weil exchanged further drafts of the ancillary agreements. Weil sent Kirkland a further draft of the Business Combination Agreement and an initial draft of the Austerlitz disclosure schedules. Kirkland sent Weil a further revised draft of the Company disclosure schedules. The Company disclosure schedules are not filed publicly, are subject to a contractual standard of materiality different from that generally applicable to disclosures to shareholders, and were used in part for the purpose of allocating risk among the parties rather than establishing matters as facts.

On May 8, 2021, Weil sent Kirkland an updated draft of the Austerlitz disclosure schedules. Kirkland sent Weil an updated draft of the Business Combination Agreement which, among other things, set forth the proposed calculation of the conversion of equity awards in connection with the Business Combination. Weil and Kirkland exchanged further drafts of various ancillary agreements.

On May 9, 2021, Kirkland sent Weil a revised draft of the Business Combination Agreement. Kirkland and Weil continued to exchange drafts of various ancillary agreements.

On May 10, 2021, representatives of Austerlitz and Wynn Parent discussed the final valuation of the Company in the proposed business combination, and ultimately agreed upon a company equity value of $3 billion, which was at the low end of the $3.0 - $3.5 billion valuation range that the parties had contemplated throughout negotiations as reflected in the Term Sheet. Austerlitz viewed $3 billion as an appropriate and attractive valuation for the Company given the projections provided and the results that the Company had achieved to date, along with the other reasons described in this proxy statement/prospectus. Austerlitz did not factor BetBull’s valuation from Wynn’s October 2020 acquisition of BetBull into its valuation of the Company, but did take into account the proprietary technology and growth potential of BetBull when arriving at the $3 billion valuation. Also on May 10, 2021, Kirkland and Weil exchanged further drafts of the ancillary agreements. Weil sent Kirkland an updated draft of the Business Combination Agreement, reflecting a proposed Company Enterprise Value of $3 billion. The parties executed the Business Combination Agreement and certain of the ancillary documents on that date after the close of the market. Also on the evening of May 10, 2021, Austerlitz and Wynn Parent announced the execution of the Business Combination Agreement and the contemplated transactions.

The Austerlitz Board’s Reasons for the Approval of the Business Combination

The Austerlitz Board, in evaluating the Business Combination, consulted with Austerlitz’s management and financial advisors. In deciding to (a) adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, and (b) recommend that Austerlitz Shareholders vote to adopt the Business Combination Agreement and approve transactions contemplated thereby, the Austerlitz Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors the members of the Austerlitz Board considered in connection with evaluating and approving the Business Combination, the Austerlitz Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Austerlitz Board’s evaluation and determination regarding the Business Combination was necessarily based on the information available and the factors presented to and considered by it at the time. In addition, individual directors may have given different weight to different factors.

This summary of the Austerlitz Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Austerlitz Board determined not to obtain a fairness opinion. The officers and directors of Austerlitz have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination with the Company. In addition, Austerlitz’s officers and directors and Austerlitz’s advisors have substantial experience with mergers and acquisitions.

In considering the Business Combination, the members of the Austerlitz Board considered a number of factors pertaining to the Business Combination as generally supporting their decision to enter into the Business Combination Agreement and approve the transactions contemplated thereby, including, but not limited to, the following factors (not necessarily in order of relative importance):

•

Reasonableness of Merger Consideration. Following a review of the financial data provided to Austerlitz, including the Company’s historical financial statements and certain unaudited prospective financial information (including, where applicable, the assumptions underlying such unaudited prospective financial information) and Austerlitz’s due diligence review of the Company’s business, the Austerlitz Board determined that the consideration was reasonable in light of such data and financial information;

•

Due Diligence. Austerlitz’s management and advisors conducted due diligence examinations of the Company, including: conducting commercial due diligence, conducting financial and legal, gaming and regulatory due diligence, and conducting discussions with the Company’s management and Austerlitz’s management team and legal advisors concerning such due diligence examination of the Company;

•

Industry and Trends. The Company’s business is based in an industry and addressable market that has seen substantial growth in recent periods and that the Austerlitz Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected industry growth and regulatory developments within the Company’s industry), the Austerlitz Board believes has continued growth potential in the United States and Canada in future periods;

•

Technology-Enabled, Leading Online Sports Betting and Gaming Platform. The Company developed its online platform and app with a particular focus on creating a differentiated, innovative product and superior user experience, which drives enhanced user acquisition and retention;

•

Brand Recognition and High Quality Customer Base. The Company leverages the brand recognition associated with Wynn Parent’s high quality products and services and similarly invests in producing premium, high quality products in order to attract and retain high quality customers and build deep, long-term customer relationships;

•

The Company’s Growth Potential. Austerlitz’s belief that the Company, including as a result of the BetBull Acquisition, is positioned to achieve substantial potential growth, including via speed to market in the U.S. market given BetBull’s established high quality product offering in the UK market.

•

Commitment of the Company’s Owners. The Current Company Equityholders will own approximately 78.93% of the Post-Closing Company, assuming No Redemptions. The Austerlitz Board believes that the Current Company Equityholders continuing to own a substantial percentage of the Post-Closing Company on a pro forma basis reflects such shareholders’ belief in and commitment to the continued growth prospects of the Company going forward;

•

Lock-Up. The agreement by the Sponsor Persons, as well as Wynn Parent, to be subject to a post-Closing lockup in respect of their WBET Shares, subject to certain customary exceptions (including the attainment of certain trading price thresholds), which will provide important stability to the leadership and governance of the Company;

•

Financial Condition. The Austerlitz Board also considered factors such as the Company’s historical financial results, outlook and financial plan as a result of the Business Combination. In considering these factors, the Austerlitz Board reviewed the Company’s recent performance, the current prospects for growth if the Company achieves its business plans (including, where applicable, the assumptions underlying such business plans) and various historical and current balance sheet information made available to Austerlitz by the Company and Wynn Parent;

•

Experienced and Proven Management Team. The Company has an experienced management team with a proven record and diverse experience in the gaming industry that Austerlitz management had the opportunity to engage with and evaluate in the course of its due diligence review. In addition, the senior management of the Company intends to remain with the Company following the Business Combination, which the Austerlitz Board believes will provide helpful continuity in advancing the Company’s strategic and growth goals;

•

Other Alternatives. After a review of other business combination opportunities reasonably available to Austerlitz, the Austerlitz Board believes that the proposed Business Combination represents the best potential business combination for Austerlitz taking into consideration, among other things, the industry in which the Company operates, the experience of Mr. Foley in owning a professional sport team, and Austerlitz management’s ability to evaluate and assess the business plan and potential future performance of the Company relative to other potential business combination transactions;

•

Negotiated Transaction. The terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both the Company and Austerlitz to complete the Business Combination. The Austerlitz Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Austerlitz and the Company;

•

Cannae Backstop. The fact that Cannae had agreed to provide the Cannae Backstop, to backstop potential redemptions by Austerlitz Public Shareholders, in exchange for a placement fee payment of $3.45 million; and

•

Post-Closing Governance. The fact that Austerlitz’s Sponsor (together with Cannae) had negotiated the right to nominate one member of the WBET Board following the Business Combination, and that William P. Foley II is intended to initially serve in that role, which the Austerlitz Board believed would allow for WBET to benefit from Mr. Foley’s knowledge of the Company’s industry, as well as his tactical, operational and organizational experience and also to benefit from the Sponsor’s professional relationships to identify potential Austerlitz Board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for stockholders.

The Austerlitz Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential ongoing impact of the COVID-19 pandemic, and the effects it could have on the Post-Closing Company’s revenues;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

The Rights of Wynn Parent Pursuant to the Investor Rights Agreement. The risks relating to the rights granted to Wynn Parent pursuant to the Investor Rights Agreement, including Wynn Parent’s right to nominate up to five of the nine directors on the WBET Board and Wynn Parent’s control of the majority of the voting rights in its capacity as a shareholder;

•

Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination;

•	Shareholder Vote. The risk that Austerlitz Shareholders may fail to approve the proposals necessary to effect the Business Combination;

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Austerlitz’s control, including the receipt of certain required regulatory approvals;

•

Austerlitz Public Shareholders Holding a Minority Position in the Post-Closing Company. The risk that Austerlitz public shareholders will hold a minority position in the Post-Closing Company (approximately 18%, assuming No Redemptions and excluding the impact of the AUS Class A Shares underlying the warrants), which may reduce the influence that Austerlitz’s current shareholders have on the management of Austerlitz;

•

Multi-Class Shares. The risks relating to the multi-class share structure provided for in the WBET Bye-Laws, in which holders of WBET Class A Shares and WBET Class C Shares will be entitled to cast one vote per WBET Class A Share or WBET Class C Share on each matter submitted to the shareholders, and holders of WBET Class V Shares will be entitled to cast ten votes per WBET Class V Share on each matter submitted to the shareholders, which means that the holders of WBET Class V Shares may have the ability to control the outcome of matters requiring shareholder approval even if they do not own a majority of the outstanding WBET Shares, including the election of directors and significant corporate transactions;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing the Company, which is a private company, for the applicable disclosure and listing requirements to which the Company will be subject as a publicly traded company on Nasdaq;

•

Liquidation of Austerlitz. The risks and costs to Austerlitz if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Austerlitz being unable to effect an initial business combination by March 2, 2023;

•	No Third-Party Valuation. The risk that the Austerlitz Board did not obtain a third-party valuation or fairness opinion in connection with the Business Combination; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the Austerlitz Board also considered other factors including, without limitation:

•	Interests of Certain Persons. Some officers and directors of Austerlitz have interests in the Business Combination. See “—Interests of Certain Persons in the Business Combination”;

•	Other Risks Factors. Various other risk factors associated with the Company’s business, as described in the section entitled “Risk Factors”; and

•

Corporate Opportunities/Non-Exclusivity. Following the Business Combination, members of the WBET Board may allocate some of their time to other businesses, including service on other boards of directors, which may cause conflicts of interest in allocating their time between time spent overseeing the management and operations of WBET’s business and such other businesses. In addition, members of the WBET Board may engage in activities that compete with WBET or its business. Bermuda law does not require that directors present potential business opportunities to WBET, if such opportunities do not arise in the course of the directors acting as directors of WBET,

The Austerlitz Board concluded that the potential benefits that it expected Austerlitz and Austerlitz Shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. The Austerlitz Board also noted that Austerlitz Shareholders would have a substantial economic interest in WBET (depending on the number of Austerlitz Shareholders that sought redemption of AUS Class A Shares into cash). Accordingly, the Austerlitz Board determined that the Business Combination Agreement and the transactions contemplated thereby were fair to and in the best interests of Austerlitz and its shareholders.

Certain Projected Financial Information

In connection with its consideration of the potential business combination, Austerlitz was provided with prospective financial information prepared by management of Wynn Interactive (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide the Company’s shareholders access to information made available in connection with Austerlitz’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was April 28, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Wynn Interactive nor Austerlitz or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Austerlitz and Wynn Interactive assume no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by Wynn Interactive management based on its reasonable best estimates and assumptions with respect to the expected future financial performance of Wynn Interactive at the time the Projections were prepared and speak only as of that time.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.

The Projections were developed by Wynn Interactive’s management and considered various material assumptions and variables including, but not limited to, the following:

•	Wynn Interactive’s online sports betting and iGaming offerings will continue to be available in the states in which it is currently offered;

•	Wynn Interactive will offer online sports betting and/or iGaming in additional states by 2023;

•	demand for online sports betting and iGaming will remain strong and continue to grow consistent with recent years;

•	no material acquisitions or divestures; and

•

other general business and market assumptions, including leveraging the strength of the Wynn brand and Wynn’s land-based assets; maintaining strong relationships with its current customers; the historical performance of Wynn Interactive; economic and market growth consistent with recent years, including continued product enhancements, continued expansion and growth in new service offerings, and new capabilities; Wynn Interactive’s current and anticipated market position relative to its peers; and other future prospects of Wynn Interactive.

Industry analysts expect the online sports betting and iGaming market to experience strong growth over the coming years through a combination of new state launches and organic growth within existing states. Eilers & Krejcik research estimates that 40 states, including Washington, D.C., will allow sports betting by 2023, representing approximately 81% of the U.S. adult population. Various analysts project the combined total addressable market in the U.S. for online sports betting and iGaming will be approximately $11 billion in 2023, representing an approximate 50% CAGR.

In the online sports betting market, we currently operate in six states (New Jersey, Michigan, Colorado, Virginia, Indiana and Tennessee), generating a 0.3% market share of nationwide gross gaming revenue in the second quarter of 2021, per Eilers & Krejcik research. Peer companies such as FanDuel (40.9%), DraftKings (21.9%) and BetMGM (13.9%) are the current leaders based on market data from the second quarter of 2021. With respect to iGaming, we currently operate in two states, Michigan and New Jersey, generating a 1.4% market share of nationwide gross gaming revenue in the second quarter of 2021, per Eilers & Krejcik research. BetMGM (28.9%), DraftKings (16.3%) and FanDuel-Stardust (16.1%) are the current leaders based on market data from the second quarter of 2021.

Our financial projections reflect the Company successfully capitalizing on industry-wide growth through further digital gaming product enhancements, launches in additional states, continued growth and penetration in our existing markets and the execution on our marketing and branding campaigns to accelerate new customer acquisition, including the launch of mass media advertising beginning in the third quarter of 2021.

Overall, we project our online sports betting market share to grow to approximately 6% by 2023 and our iGaming market share to grow to approximately 7% by 2023. These market share percentages are based on internal management projections and reflect our share of gross gaming revenue as a percent of the total addressable market in the U.S. for online sports betting and iGaming, respectively, as estimated in research from

Morgan Stanley and J.P. Morgan. Our projections and the resulting implied market share are supported by our initial success in Michigan, where we were a first mover, and have secured 4.5% market share of the iGaming market during the second quarter of 2021, per Eilers & Krejcik research. Our initial success in Michigan has primarily been driven by limited direct to consumer marketing and the inherent strength of our brand as we had yet to launch a broad-based marketing campaign or leverage our Wynn Rewards database and player affinity program during the second quarter of 2021.

Additionally, our projections assume we will launch online sports betting operations in thirteen additional states (including Washington, D.C.) by the end of 2023. Those states include Arizona (expected to go-live in September 2021), Illinois, Iowa, Massachusetts, Nevada, Ohio, Washington, D.C., Georgia, Kansas, Louisiana, Maryland, Missouri and West Virginia. With respect to iGaming, our projections assume we will launch iGaming operations in four additional states, including Indiana, Virginia, Iowa and Pennsylvania. Several of these states and market growth opportunities require the passage of enabling legislation or the Company obtaining market access.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Wynn Interactive, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist Austerlitz in its evaluation of Wynn Interactive and the business combination. Wynn Interactive has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Austerlitz. Neither Wynn Interactive’s management nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of Wynn Interactive to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Wynn Interactive may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any Austerlitz shareholders to vote in favor of any of the proposals at the Extraordinary General.

Wynn Interactive has a limited operating history and, as a result, the ability to compare the Projections against historic operating trends is limited. See also “Risk Factors–Risks Factors Relating to WIL’s Business and Industry–Our projections will be subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.” We also encourage you to review the financial statements of Wynn Interactive included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Summary Historical Consolidated Financial Information of the Company” and “Summary Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither Austerlitz nor Wynn Interactive or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

Net Revenue (in millions)

	2021E	2022E	2023E
Wynn Interactive	$96	$422	$708

Comparable Public Companies

During the course of valuing Wynn Interactive, Austerlitz also identified several comparable public companies in each of the B2C online gaming (“B2C Online Gaming”), other online gaming (“Other Online Gaming”) and high-growth consumer internet markets (“High Growth Consumer Internet”). Specifically, it determined that the most relevant B2C online gaming companies are DraftKings, theScore, PointsBet, Golden Nugget Online Gaming, and Rush Street Interactive, the most relevant other online gaming companies are Evolution, GAN, Genius Sports, and Kambi, and the most relevant publicly traded high- growth consumer internet companies are Facebook, Netflix, Pinterest, Snap, Square, Twitter and Skillz. Austerlitz believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.

The following is the financial information of these companies and Wynn Interactive that was considered by Austerlitz:

	Wynn Interactive(2)		B2C Online Gaming		Other Online Gaming		High-Growth Consumer Internet
Enterprise Value / 2023E revenue multiple	4.5	x	5.9x	(3)	10.1x	(4)	7.0x	(5)
2021E to 2023E revenue growth	171%		51%	(6)	22%	(7)	27%	(8)
Enterprise Value / 2023E growth adjusted revenue multiple(1)	0.03	x	0.13x	(9)	0.45x	(10)	0.28x	(11)

Source: Information for companies other than Wynn Interactive have been obtained from public filings and data from FactSet as of 5/6/2021.

(1)	Calculated as EV/2023E revenue multiple divided by 2021-2023E revenue growth divided by 100.
(2)	Wynn Interactive’s multiple is based on $3.801 billion valuation at $10.00 per share less $631 million of pro forma cash.
(3)

The average B2C Online Gaming Enterprise Value / 2023E revenue multiple of 5.9x is based on the average multiple of a peer set consisting of DraftKings (10.6x), theScore (8.0x), PointsBet (3.6x), Golden Nugget (3.5x) and Rush Street Interactive (3.5x).

(4)

The average Other Online Gaming Enterprise Value / 2023E revenue multiple of 10.1x is based on the average multiple of a peer set consisting of Evolution (18.4x), GAN (5.0x), Genius Sports (10.1x) and Kambi (6.8x).

(5)

The average High-Growth Consumer Internet Enterprise Value / 2023E revenue multiple of 7.0x is based on the average of a peer set consisting of Facebook (5.5x), Netflix (6.0x), Pinterest (8.6x), Skillz (6.8x), Snapchat (10.6x), Square (5.7x) and Twitter (5.9x).

(6)

The average B2C Online Gaming 2021-2023E revenue growth of 51% is based on the average 2021-2023E revenue growth of a peer set consisting of DraftKings (40%), theScore (81%), PointsBet (64%), Golden Nugget (44%) and Rush Street Interactive (24%).

(7)

The average Other Online Gaming 2021-2023E revenue growth of 22% is based on the average 2021-2023E revenue growth of a peer set consisting of Evolution (25%), GAN (22%), Genius Sports (28%) and Kambi (14%).

(8)

The average High-Growth Consumer Internet revenue growth of 27% is based on the average 2021-2023E revenue growth of a peer set consisting of Facebook (18%), Netflix (15%), Pinterest (34%), Skillz (41%), Snapchat (45%), Square (17%) and Twitter (22%).

(9)

The average B2C Online Gaming EV / 2023E growth adjusted revenue multiple of 0.13x is based on the average multiple of a peer set consisting of DraftKings (0.27x), theScore (0.10x), PointsBet (0.06x), Golden Nugget (0.08x) and Rush Street Interactive (0.15x).

(10)

The average Other Online Gaming EV / 2023E growth adjusted revenue multiple of 0.45x is based on the average multiple of a peer set consisting of Evolution (0.75x), GAN (0.23x), Genius Sports (0.36x) and Kambi (0.48x).

(11)

The average High-Growth Consumer Internet EV / 2023E growth adjusted revenue multiple of 0.28x is based on the average of a peer set consisting of Facebook (0.31x), Netflix (0.41x), Pinterest (0.26x), Skillz (0.17x), Snapchat (0.24x), Square (0.33x) and Twitter (0.27x).

Satisfaction of 80% Test

It is a requirement under the Austerlitz Organizational Documents that any business acquired by Austerlitz have an aggregate fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of the Company generally used to approve the transaction, the Austerlitz Board determined that this requirement was met. The Austerlitz Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Austerlitz and its shareholders. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the Company’ potential for future growth in revenue and profits. The Austerlitz Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of the Company met this requirement.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Austerlitz Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including directors and executive officers of Austerlitz and the Company, have interests in such proposal that are different from, or in addition to, those of Austerlitz Shareholders generally. These interests include, among other things, the interests listed below:

•

If the Business Combination or another initial business combination is not consummated by March 2, 2023 (or any extension of such date if approved by Austerlitz Shareholders), Austerlitz will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding AUS Class A Shares for cash and, subject to the approval of its remaining shareholders and the Austerlitz Board, dissolving and liquidating. In such event, the 14,785,715 AUS Class B Shares and 14,785,715 AUS Class C Shares held by the Sponsor and certain Sponsor Persons would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares would have had an aggregate market value of approximately $[●] based upon the closing price of the AUS Class A Shares on the NYSE of $[●] per share on [●], 2021, the Record Date for the Austerlitz Extraordinary General Meeting.

•

The Sponsor purchased an aggregate of 10,533,333 Private Placement Warrants from Austerlitz for an aggregate purchase price of $15,800,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Austerlitz IPO. A portion of the proceeds Austerlitz received from these purchases was placed in the Trust Account. Such warrants would have had an aggregate market value of approximately $[●] based upon the closing price of the Austerlitz Public Warrants on the NYSE of $[●] per warrant on [●], 2021, the Record Date for the Austerlitz Extraordinary General Meeting. The Private Placement Warrants will become worthless if Austerlitz does not consummate a business combination by March 2, 2023 (or any extension of such date if approved by Austerlitz Shareholders).

•

William P. Foley, II, and Norbert Teufelberger will be independent, non-executive directors of the Post-Closing Company after the closing of the Business Combination. As such, in the future, such individuals will receive any cash fees, and/or equity or equity-based shares awards that the WBET Board determines to pay to its independent, non-executive directors. Matt Maddox and Ellen Whittemore will not receive any cash fees, and/or equity or equity-based shares awards for their service as non-executive directors of the Post-Closing Company.

•

Craig Billings will be Chief Executive Officer, President and director of the Post-Closing Company after the closing of the Business Combination. As such, Mr. Billings will receive such compensation, cash fees, and/or equity or equity-based shares awards as the WBET Board determines is appropriate.

•

Sadok Kohen will be Chief Product Officer and director of the Post-Closing Company after the closing of the Business Combination. As such, Mr. Kohen will receive such compensation, cash fees, and/or equity or equity-based shares awards as the WBET Board determines is appropriate.

•

Alp Guler will be Chief Financial Officer of the Post-Closing Company after the closing of the Business Combination. As such, Mr. Guler will receive such compensation, cash fees, and/or equity or equity-based shares awards as the WBET Board determines is appropriate.

•

Austerlitz and/or the Company have entered into certain transactions with Cannae and certain directors and officers (or their affiliates or related persons) of Austerlitz and Cannae in connection with the Business Combination (as described below). Certain of the directors of Austerlitz, including Mr. Massey, and Austerlitz’s former Chairman and current strategic advisor, Mr. Foley, also serve as directors of Cannae Holdings and each of the officers of Austerlitz is also an officer of Cannae Holdings. Upon completion of the Business Combination, Cannae will hold approximately between 0.28% direct or indirect voting interest (assuming No Redemptions) and 17.85% direct or indirect voting interest (assuming Maximum Redemptions and assuming that the Current Company Equityholders receive WBET Class A Shares as Merger Consideration), which figures include Cannae’s interest in each class of WBET Shares as applicable, and include the WBET Class C Shares.

•

The fact that Austerlitz and Cannae have entered into the Backstop Agreement in order to backstop redemptions by Austerlitz Shareholders in connection with the Business Combination, in an amount of up to $690,000,000 (at a purchase price of $10.00 per share). In connection with the Cannae Backstop, Austerlitz has agreed to pay to Cannae a placement fee of $3,450,000.

•

The fact that if Austerlitz is unable to complete a business combination by March 2, 2023 (as such date may be extended with the approval of Austerlitz Shareholders), the Sponsor has agreed to be liable to Austerlitz if and to the extent any claims by a third party, including claims of target businesses or claims of vendors or other entities that are owed money by Austerlitz for services rendered or contracted for or products sold to Austerlitz (other than Austerlitz’s independent auditors), reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Austerlitz Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account (if less than $10.00 per share due to reductions in the value of the trust assets), in each case net of the interest that may be withdrawn to pay Austerlitz’s taxes (if any). If Austerlitz consummates the Business Combination, on the other hand, the Company will be liable for all such claims.

•

Austerlitz’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities performed on Austerlitz’s behalf, such as identifying and investigating possible business combination targets and business combinations. However, if Austerlitz fails to consummate a business combination by March 2, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, Austerlitz may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by March 2, 2023.

•	The continued indemnification of Austerlitz’s current directors and officers and the continuation of coverage under directors’ and officers’ liability insurance following the Business Combination.

•

Pursuant to the Investor Rights Agreement, the Sponsor will have the right to designate up to one director (and to jointly with Wynn designate the Initial Independent Directors) to the WBET Board, subject to certain conditions and certain step-down provisions.

•

Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggyback rights, subject to cooperation and cut-back provisions with respect to the WBET Shares held by them from time to time.

•

The fact that, due to the nature of the Austerlitz securities that are held by the Sponsor and Sponsor Persons, the Sponsor and Sponsor Persons could earn a positive rate of return on its investment, even if other Austerlitz shareholders experience a negative rate of return on their investment in Austerlitz or WBET.

•

The fact that, based on the closing price of AUS Class A Shares on                     , 2021, of $                , the Sponsor and Sponsor Persons’ interest in WBET immediately following the Closing would be worth approximately $             million, as a result of the Sponsor and Sponsor Persons’ holdings of 11,089,286 AUS Class B Shares (under the No Redemptions scenario).

•

The fact that the Sponsors have incurred approximately $737,400 of expenses in connection with the formation and search for Austerlitz’s initial business combination that are subject to reimbursement by Austerlitz, of which approximately $488,000 remained unpaid as of June 30, 2021.

Expected Accounting Treatment of the Business Combination

The Company has been determined to be the accounting acquirer and predecessor in the Transactions based on evaluation of the following facts and circumstances under both the minimum and maximum redemptions scenarios.

•	Current Company Equityholders will have an approximately 97% voting interest in the Post-Closing Company in a No Redemptions scenario and 97% voting interest in Maximum Redemptions scenario;

•	The Company’s executives will hold all key executive positions of the combined entity;

•	The Current Company Equityholders will appoint the majority of the individuals on the WBET Board; and

•	The Post-Closing Company will continue to operate under the Company’s tradename, and the headquarters of the Company will remain as the Post-Closing Company’s headquarters.

Because the Company will be treated as the acquirer for financial reporting purposes, the transaction between Austerlitz and the Company will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, the transaction will be treated as the equivalent of the Company issuing stock for the net assets of Austerlitz, accompanied by a recapitalization. The net assets of Austerlitz will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of the Company. The BetBull Acquisition was accounted for as a business combination under GAAP, and as such, purchase accounting is included in the historical financial information for the Company as of and for the year ended December 31, 2020.

Regulatory Matters; Requisite Gaming Approvals

In connection with the Business Combination, the Requisite Gaming Approvals must be obtained by Austerlitz, the Company and/or any of their respective shareholders and Subsidiaries, including any of their respective officers, directors or employees in accordance with applicable Gaming Laws. The parties to the Business Combination Agreement agreed to use reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Gaming Laws or other applicable laws, or (ii) requested by a Governmental Authority pursuant to applicable Gaming Laws) to effect promptly all necessary filings with any Governmental Authority to obtain all necessary, proper or advisable actions or nonactions, consents, waivers, exemptions and/or approvals of any Governmental Authority necessary to consummate the Transactions (including the Requisite Gaming Approvals), and Austerlitz has agreed to cause certain other persons to take any and all actions necessary to obtain such approvals. Austerlitz cannot be sure that the Gaming Authorities will grant such Requisite Gaming Approvals or that, if one or more of the Requisite Gaming Approvals are not obtained, the Company will waive this condition to their obligations to close the Business Combination.

In particular, the Company notes the status of the Requisite Gaming Approvals with the following Governmental Authorities: (i) advance approval is required in New Jersey, for which the relevant application is substantially complete; (ii) while no advance approval is required, advance notice has been provided to the Governmental Authority in Colorado and post-closing notice will be submitted in a timely manner; (iii) advance approval is required in Michigan, for which the relevant application is substantially complete; (iv) advance approval is required in Indiana, for which the relevant application is substantially complete and the business inquiries from the Government Authority in Indiana are being addressed accordingly; (v) advance notice has been given to Governmental Authority in Virginia, and while the Company’s local counsel has been in discussion with the relevant Governmental Authority, the Company awaits the Governmental Authority’s confirmation of the Company’s belief that no additional filings are necessary; and (vi) the Governmental Authority in Tennessee has confirmed that no additional information is required for the closing of the transaction to occur.

Additionally, under the HSR Act, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and certain waiting period requirements have been satisfied. The Company portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division or until early termination is granted. On May 21, 2021, Austerlitz and the Company filed the required forms under the HSR Act with the Antitrust Division.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of WBET’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Austerlitz cannot assure you that the Antitrust Division, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Austerlitz cannot assure you as to its result.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, the Sponsor Persons have agreed to vote their Austerlitz Shares in favor of the Business Combination. Currently, the Sponsor Persons (including the Insiders) own approximately 30% of the issued and outstanding Austerlitz Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that Austerlitz’s entry into the Business Combination Agreement, dated as of May 10, 2021 (as may be amended, supplemented or otherwise modified from time to time, the (“Business Combination Agreement”), by and among Austerlitz, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct, wholly owned subsidiary of Austerlitz (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (“the Company”), pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination

Agreement, the consummation of the following transactions (“Business Combination”) (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and registering as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), upon which time Austerlitz will change its name to “Wynn Interactive Limited”; and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company of the Merger, and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT THE AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “ —Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 —THE BYE-LAWS PROPOSAL

Overview

Austerlitz is asking its shareholders to adopt the WBET Bye-Laws in the form attached hereto as Annex B, effective upon the Domestication becoming effective, which, in the judgment of the Austerlitz Board, is necessary to adequately address the needs of Austerlitz following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the Amended and Restated Memorandum and Articles of Association of Austerlitz under Cayman Islands law and the WBET Bye-Laws under the Bermuda Companies Act, see the Sections “Comparison of Shareholders’ Rights” beginning on page [●] and “Proposal No. 3—The Non-Binding Governance Proposals” beginning on page [●]. The summary is qualified in its entirety by reference to the full text of the WBET Bye-Laws, a copy of which is included as Annex B.

The Bye-Laws Proposal is conditioned on the approval of each of the other Required Austerlitz Proposals at the Extraordinary General Meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Austerlitz currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the WBET Memorandum of Continuance and the WBET Bye-Laws (a copy of which is attached to this proxy statement/prospectus as Annex B) including the authorization of the change of name to ‘Wynn Interactive Limited’ in each case effective upon the Domestication becoming effective.”

Vote Required for Approval

The approval of the Bye-Laws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The Bye-Laws Proposal is conditioned on the approval and adoption of each of the other Required Austerlitz Proposals.

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BYE-LAWS PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal- Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 – THE NON-BINDING GOVERNANCE PROPOSALS

Overview

As discussed in this proxy statement/prospectus, Austerlitz is asking its shareholders to approve a separate proposal with respect to certain governance provisions in the WBET Bye-Laws, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis, and which we refer to collectively as the Non-Binding Governance Proposals. Each of these amendments was specifically negotiated by the parties to the Merger Agreement as part of the Business Combination, and in the judgment of the Austerlitz Board, is necessary to adequately address the needs of WBET. Furthermore, the Business Combination is not conditioned on the separate approval of the Non-Binding Governance Proposals (separate and apart from approval of the Bye-Laws Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company and Austerlitz intend that the WBET Bye-Laws in the form set forth on Annex B will take effect at the consummation of the Business Combination, assuming the adoption of Proposal No. 2.

The WBET Bye-Laws differ in certain respects from the Austerlitz Organizational Documents. The summaries set forth in this Section are qualified by reference to the complete text of the WBET Bye-Laws attached to this proxy statement/prospectus, as Annex B. All shareholders are encouraged to reach the WBET Bye-Laws in their entirety for a more complete description of its terms. Additionally, as the Austerlitz Organizational Documents are governed by Cayman Islands law and the WBET Bye-Laws will be governed by Bermuda law, we encourage shareholders to carefully consult the information set out in the section titled “Comparison of Shareholders’ Rights” beginning on page [•].

The Non-Binding Governance Proposals

Proposal 3A: Multi-Class Shares

Description of Amendment

Under the Austerlitz Organization Documents, the holders of Austerlitz Shares are generally entitled to one vote per share on matters submitted to shareholders for approval (other than, prior to Austerlitz’s initial business combination, in respect of certain matters on which only the holders of AUS Class B Shares and AUS Class C Shares are entitled to vote).

This amendment provides for a multi-class share structure in the WBET Bye-Laws, in which holders of WBET Class A Shares and WBET Class C Shares will be entitled to cast one vote per WBET Class A Share or WBET Class C Share on each matter submitted to the shareholders, and holders of WBET Class V Shares will be entitled to cast ten votes per WBET Class V Share on each matter submitted to the shareholders (see Bye-Law 4 of the WBET Bye-Laws). This means that the holders of WBET Class V Shares may have the ability to control the outcome of matters requiring shareholder approval even if they do not own a majority of the outstanding WBET Shares, including the election of directors and significant corporate transactions (such as a merger or other sale of WBET or its assets).

Reasons for the Amendment

The amendment was negotiated for by the Company in the negotiations with respect to the Business Combination and enables the Current Company Equityholders to continue to execute on WBET’s long-term strategy.

Proposal 3B: Election, Number and Removal of Directors

Description of Amendment

The Austerlitz Organizational Documents: (i) do not contemplate an election or removal process for directors, and instead only provide for an appointment process for directors and (ii) require a minimum of one director. In relation to this amendment, the WBET Bye-Laws: (i) include a formal election and removal process for directors and (ii) require a minimum of nine directors (see Bye-Laws 36, 37 and 40 of the WBET Bye-Laws).

Reasons for the Amendment

Austerlitz was established as a special purpose acquisition company, with a two-year period to complete a business combination transaction. The amendment is intended to align the provisions of the WBET Bye-Laws relating to director election, removal and number of directors to other similarly situated public companies, including to provide for the election of directors by shareholders.

Proposal 3C: Powers of Directors

Description of Amendment

The Austerlitz Organizational Documents grant the Austerlitz Board the general authority to manage Austerlitz. This amendment provides (i) Wynn Parent with approval rights for certain actions proposed to be taken by WBET, for so long as it owns 50% or more of the WBET Shares that it held immediately following the Closing, and (ii) that WBET will not make any material change to product branding or take any action that negatively impacts the quality of product offerings, for so long as Wynn Parent owns 20% or more of the WBET Shares that it held immediately following the Closing (see Bye-Law 45 of the WBET Bye-Laws). The actions requiring the approval of Wynn Parent for the period described above include increasing or decreasing the size of the WBET Board, amending the WBET Bye-Laws in a manner that modifies the rights of a specific group of shareholders or materially and adversely affects Wynn Parent, certain acquisitions and investments or dispositions in excess of $75 million in the aggregate in any fiscal year, the incurrence of indebtedness above an agreed threshold, the termination or replacement of the highest ranking executive officer of WBET (other than for cause), any declaration and payment of dividends or distributions, and any redemptions, repurchase or acquisition of equity securities of WBET.

Reasons for the Amendment

This amendment was negotiated for by Wynn Parent in the negotiations with respect to the Business Combination, and enables Wynn Parent to continue to execute on WBET’s long-term strategy in respect of certain matters, for so long as it owns the requisite threshold of WBET Shares that it held immediately following the Closing.

Proposal 3D: Approval of Business Combinations

Description of Amendment

The Austerlitz Organizational Documents provide Austerlitz with the power to merge with one or more constituent companies upon such terms as its directors may determine with the approval of such matter by a special resolution of Austerlitz Shareholders under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the Austerlitz Shares present in person or represented by proxy and entitled to vote on such matter. This amendment provides that any business combination that Bermuda law requires to be approved by WBET shareholders may be approved (i) where such proposed business combination has been approved by the WBET Board, by the affirmative vote of at least a majority of the votes cast by shareholders at a general meeting at which a quorum of two or more persons present in person or by proxy representing in excess of 50% of the total voting rights of all outstanding WBET Shares is present, or (ii) where such proposed business combination has not been approved by the WBET Board, by the affirmative vote of at least 66 2/3% of the outstanding WBET Shares (see Bye-Law 74 of the WBET Bye-Laws).

Reasons for the Amendment

The amendment is intended to enable WBET to consummate a merger or other form of business combination with the approval of at least a majority of the WBET shareholders if such merger or business combination is approved by the WBET’s Board, instead of a two-thirds majority as currently provided in Austerlitz Organizational Documents. The approval of a two-third majority is still required if the WBET Board does not approve the merger or business combination.

Proposal 3E: Provisions relating to Gaming Operations

Description of Amendment

The Austerlitz Organizational Documents do not contain any provisions related to gaming activities. This amendment provides for certain gaming specific provisions and restrictions, including that WBET will (i) not carry on any gaming or gaming activities, (ii) comply with all applicable gaming laws, and (iii) redeem any shares held by a person found to be unsuitable or disqualified pursuant to applicable SEC and gaming laws (see Bye-Laws 78, 79, 80 and 81 of the WBET Bye-Laws).

Reasons for the Amendment

The amendment is intended to provide for certain restrictions to control the gaming operations of WBET, including to ensure proper compliance with Gaming Laws where applicable.

Vote Required for Approval

The approval of each of the Non-Binding Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non- votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

Failure to vote by proxy or to vote in person, an abstention from voting, or a broker non-vote will have no effect on these proposals.

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE NON-BIDING GOVERNANCE PROPOSALS.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal- Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 – THE SHARE ISSUANCE PROPOSAL

Overview

Austerlitz is asking its shareholders to consider and vote upon a proposal to approve, assuming the other Required Austerlitz Proposals are approved, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of more than 20% of the issued and outstanding Austerlitz Shares pursuant to the transactions contemplated by the Business Combination Agreement, including the issuance of WBET Class A Shares and WBET Class V Shares in the Merger and the issuance of WBET Class A Shares to Cannae pursuant to the Backstop Agreement (this proposal is referred to as the “Share Issuance Proposal”).

Assuming the Business Combination Proposal and each of the other Required Austerlitz Proposals are approved, Austerlitz Shareholders are also being asked to approve the Share Issuance Proposal.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, in any transaction or series of related transactions if: (i) the common shares have, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common shares or (ii) the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of common shares outstanding before the issuance of the common shares or of securities convertible into or exercisable for common shares. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, Austerlitz expects to issue approximately [•] WBET Class A Shares and WBET Class V Shares (in the aggregate) to Current Company Equityholders in connection with the Business Combination Agreement (including approximately [•] [WBET Class V Shares] to Wynn Parent, and up to 69,000,000 AUS Class A Shares to Cannae in connection with the Backstop Agreement. For additional information, see the section titled “Proposal No. 1—Business Combination Proposal—Related Agreements—Backstop Agreement.”

Accordingly, the aggregate number of AUS Class A Shares that Austerlitz will issue in connection with the Business Combination and the Cannae Backstop will exceed 20% of both the voting power and the Austerlitz Shares outstanding before such issuance and is expected to result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, Austerlitz is seeking the approval of Austerlitz Shareholders for the issuance of WBET Class A Shares and WBET Class V Shares in connection with the Business Combination and the Cannae Backstop.

Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common shares, or of securities convertible into or exercisable for common shares, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the company (each a “Related Party”), (ii) a subsidiary, affiliate or other closely related person of a Related Party, or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of common shares to be issued, or if the number of common shares into which the securities may be convertible or exercisable, exceeds either one percent of the number of common shares or one percent of the voting power outstanding before the issuance. In connection with the Cannae Backstop, Cannae is expected to be issued up to 69,000,000 AUS Class A Shares.

Accordingly, the aggregate number of AUS Class A Shares that Austerlitz will issue to a Related Party in the Cannae Backstop may exceed 1% of the AUS Class A Shares outstanding before such issuance, and for this reason, Austerlitz is seeking the approval of Austerlitz Shareholders for the issuance of AUS Class A Shares pursuant in connection with the Cannae Backstop.

In the event that this proposal is not approved by Austerlitz Shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Austerlitz Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of WBET Class A Shares and WBET Class V Shares pursuant to the Business Combination Agreement or the Cannae Backstop, such WBET Class A Shares and WBET Class V Shares will not be issued.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of the NYSE’s Listed Company Manual, AUS Class A Shares in the Merger and the issuance of AUS Class A Shares to Cannae pursuant to the Backstop Agreement, be approved in all respects.”

Vote Required for Approval

The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

The Share Issuance Proposal is conditioned on the approval of each of the other Required Austerlitz Proposals. Therefore, if each of the Required Austerlitz Proposals is not approved, the Share Issuance Proposal will have no effect, even if approved by the required number of holders of Austerlitz Shares.

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Austerlitz and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. For additional information regarding these considerations, see the section titled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

PROPOSAL NO. 5 – THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Austerlitz Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Austerlitz Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Austerlitz ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (ii) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, the Austerlitz Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Required Austerlitz Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Austerlitz Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Austerlitz ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, or (B) in order to solicit additional proxies from Austerlitz Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.”

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Austerlitz’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 – THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Austerlitz is asking its shareholders entitled to vote on such matter, to approve the Domestication Proposal. Under the terms of the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If this proposal is not approved, the Business Combination will not occur.

To effect the Domestication, Austerlitz will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file with the Registrar of Companies in Bermuda a memorandum of continuance, together with the necessary accompanying documents, and making all filings required to be made with the Cayman Islands Registrar of Companies and the Registrar of Companies in Bermuda to effect the Domestication. If approved, the Domestication will occur on the Closing Date prior to the consummation of the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time, among other things (a) each AUS Class B Share that is issued and outstanding immediately prior to the Domestication will be converted, on a one-for-one basis, into a WBET Class A Share, (b) the WBET Bye-Laws will be adopted and the excerpts of the WBET Bye-Laws that are required to be filed with the Registrar of Companies in Bermuda pursuant to the Bermuda Companies Act will be delivered, and the WBET Memorandum of Continuance pursuant to the Bermuda Companies Act and the WBET Bye-Laws will become the governing documents of WBET and (c) Austerlitz will change its name to “Wynn Interactive Limited,” or such other name mutually agreed to by Austerlitz and the Company.

The Domestication Proposal, if approved, will approve a change of Austerlitz’s jurisdiction of incorporation from the Cayman Islands to Bermuda. Accordingly, while Austerlitz is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, WBET will be continued as an exempted company under, and governed by, the Bermuda Companies Act. We encourage shareholders to carefully consult the information on the WBET Bye-Laws set out below under “Comparison of Shareholders’ Rights.” The WBET Bye-Laws differ in certain material respects from the Austerlitz Organizational Documents and we encourage shareholders to carefully consult the information set out below under “Proposal No. 2—The Bye-Laws Proposal,” and the WBET Bye-Laws, attached hereto as Annex B.

The Domestication Proposal is conditioned on the approval of each of the other Required Austerlitz Proposals at the Extraordinary General Meeting.

Reasons for the Domestication

The Austerlitz Board believes that there are significant advantages to Austerlitz that will arise as a result of a change of domicile to Bermuda. Bermuda provides a favorable legal, regulatory, tax and political environment in which to operate. Further, Austerlitz Board believes that any direct benefit that the Bermuda Companies Act provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The Austerlitz Board believes that because of these reasons, a change of domicile to Bermuda is in the best interests of Austerlitz and its shareholders.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Austerlitz as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of WBET immediately following the Domestication will be the same as those of Austerlitz immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal. Pursuant to the Austerlitz Organizational Documents, only the holders of the AUS Class B Shares and the AUS Class C Shares are entitled to vote on the Domestication Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Austerlitz be transferred by way of continuation from the Cayman Islands to Bermuda and registered as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act and, immediately upon being de-registered in the Cayman Islands, Austerlitz be continued and registered as an exempted company limited by shares under the laws of Bermuda and, conditional upon, and with effect from, the registration of Austerlitz as an exempted company limited by shares in Bermuda, the name of Austerlitz be changed from “Austerlitz Acquisition Corporation I” to “Wynn Interactive Limited”, provided that if such name is not available in Bermuda or Austerlitz is otherwise unable to change its name to “Wynn Interactive Limited” in Bermuda, it shall cause its name to be changed to “Wynn Interactive Limited” or such other name mutually agreed to by Austerlitz and the Company.”

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Austerlitz’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7 – THE DIRECTOR ELECTION PROPOSAL

Overview

Prior to the Closing, Austerlitz will cause each person serving and not continuing as a member of the Austerlitz Board to resign from such position, effective upon the Effective Time. The Company and Austerlitz shall elect or otherwise cause the persons listed below to comprise the entire Austerlitz Board, effective upon the Effective Time.

Director Nominees

Austerlitz Shareholders that are entitled to vote on such matter are being asked to consider and vote upon a proposal to elect nine directors to serve, effective as of the Closing, on the Austerlitz Board until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification, removal or an earlier determination by the applicable Gaming Authorities that there is reasonable cause to believe such individual may not be qualified to hold such position. The Austerlitz Board has nominated the following nine nominees for election as a director to serve on the Austerlitz Board until their respective successor has been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification, removal or an earlier determination by the applicable Gaming Authorities that there is reasonable cause to believe such individual may not be qualified to hold such position: William P. Foley, II, Craig Billings, Matt Maddox, Ellen Whittemore, Sadok Kohen, Norbert Teufelberger, [●], [●], and [●]. These nominees will be elected, subject to obtaining necessary regulatory approval of the applicable Gaming Authorities, if the Required Austerlitz Proposals are approved by the shareholders at the Extraordinary General Meeting.

Board who are not continuing as directors have tendered their contingent resignations from their current terms, conditioned upon the approval of the Required Austerlitz Proposals. These resignations will take effect upon the Effective Time.

The Director Election Proposal is conditioned on the approval of each of the other Required Austerlitz Proposals at the Extraordinary General Meeting.

Vote Required for Approval

The election of directors requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal. Pursuant to the Austerlitz Organizational Documents, only the holders of AUS Class B Shares and AUS Class C Chares are entitled to vote on the Director Election Proposal.

Failure to vote by proxy or to vote in person, an abstention from voting, or a broker non-vote will have no effect on the election of directors.

The resignation of the non-continuing directors and the election of nine director nominees in the Director Proposal is conditioned on the approval of the Required Austerlitz Proposals. If the Required Austerlitz Proposals are not approved, the Business Combination will not be consummated and the Austerlitz Board will remain the same.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the resignation of Hugh R. Harris, Mark D. Linehan, Erika Meinhardt, Dexter Fowler and Richard N. Massey, and the appointment of William P. Foley, II, Craig Billings,

Matt Maddox, Ellen Whittemore, Sadok Kohen, Norbert Teufelberger, [●], [●], and [●] as directors of Austerlitz, be approved.”

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD RECOMMENDS THAT AUSTERLITZ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8 – THE OMNIBUS INCENTIVE PLAN PROPOSAL

Austerlitz is seeking shareholder approval for the Wynn Interactive Ltd. 2021 Omnibus Incentive Plan (the “Plan”). The Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The Plan, if approved by shareholders, will allow WBET to provide equity awards as part of WBET’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that will promote WBET’s business and increased shareholder value. Non-approval of the Plan will compel WBET to significantly increase the cash component of employee compensation following the Closing to attract and retain key employees because WBET would need to replace components of compensation WBET that would be delivered in equity awards, which would therefore reduce WBET’s operating cash flow.

The Austerlitz Board and its compensation committee believes that long-term incentive compensation programs help align more closely the interests of management, employees and shareholders to create long-term shareholder value. Equity plans such as the Plan will increase WBET’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, will enable WBET to recruit, reward, motivate, and retain talented personnel. Each of the Austerlitz Board and its compensation committee believe that the approval of the Plan is essential to WBET’s continued success, and in particular, WBET’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which WBET will compete. Such awards will also be crucial to WBET’s ability to motivate employees to achieve its goals.

REASONS WHY YOU SHOULD VOTE IN FAVOR OF THE OMNIBUS INCENTIVE PLAN PROPOSAL

At the recommendation of the Compensation Committee, the Austerlitz Board recommends a vote for the approval of the Plan because it believes the Plan is in the best interests of WBET and its shareholders and contains features that are consistent with sound and effective corporate governance and compensation practices, including the following:

Limitation on Grants to Non-Employee Directors. The Plan limits the compensation payable by WBET to a non-employee director during any calendar year, including the grant date value of awards, cash retainers and other compensation, to $750,000 in the aggregate in any calendar year; provided, that, the Compensation Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Does Not Permit Payment of Dividends or Dividend Equivalents on Performance-Based Awards until Vesting. Under the Plan, dividends and dividend equivalents payable in connection with performance-based awards will only be paid out to the extent that the performance-based vesting conditions are satisfied and the shares underlying such awards are earned and vest.

Stock Option Exercise Prices and SAR Grant Prices Will Not be lower Than the Fair Market Value on the Grant Date. The Plan prohibits granting stock options and SARs, except in the case of substitute awards, with exercise prices lower than the fair market value of a Share on the grant date.

Does Not Permit Repricings without Shareholder Approval. Under the Plan, without shareholder approval, we may not amend any option or share appreciation right to reduce the exercise price or replace any stock option or SAR with cash or any other award when the price per share of the stock option or SAR exceeds the fair market value of the underlying shares.

Provides for Independent Administration. The Compensation Committee of our Board, which consists of only independent directors, or another Committee of our Board administers the Plan.

The following is a general description of the material terms of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which is attached as Annex L [●] to this proxy statement/prospectus. We urge our shareholders to read carefully the entire Plan before voting on this proposal.

2021 OMNIBUS INCENTIVE PLAN

The Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), restricted shares, SARs, performance awards, dividend equivalents, share payments, deferred shares, deferred share units, restricted share units (“RSUs”) and performance-based awards to eligible participants.

ADMINISTRATION

Unless otherwise determined by the Austerlitz Board, the Plan will continue to be administered by the Compensation Committee (collectively with Board, the “Administrator”), except that with respect to awards granted to non-employee directors, the Austerlitz Board will administer the Plan. The Administrator may delegate to a committee of one or more directors or one or more WBET officers the authority to grant or amend awards under the Plan to participants other than (i) senior Company executives who are subject to Section 16 of the Exchange Act and (ii) Company officers or directors to whom the authority to grant or amend awards under the Plan has been delegated.

Unless otherwise determined by the Austerlitz Board, the Administrator will have the authority to administer the Plan, including the power to (i) designate participants under the Plan, (ii) determine the types of awards granted to participants under the Plan, the number of such awards, and the number of Shares subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the Plan, including the vesting schedule, exercise price, whether to settle or accept the payment of any exercise price, in cash, Shares, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) accelerate the vesting or lapse of restrictions of any award at any time after the grant of an award, (v) prescribe the form of each award agreement, (vi) to impose a blackout period during which stock options or share appreciation rights may not be exercised and/or any other awards may not be settled, and (vi) adopt rules for the administration, interpretation and application of the Plan.

ELIGIBILITY

Persons that will be eligible to participate in the Plan include [all] employees (including officers of WBET), consultants and non-employee directors of WBET and its affiliates, as determined by the Administrator. As of the date of this proxy statement/prospectus, approximately [●] non-employee directors and approximately [●] employees are expected to be eligible to participate in the Plan. In the future, we may choose to expand eligibility to even more of our U.S. employees.

LIMITATION ON AWARDS AND SHARES AVAILABLE

If the Plan is approved by shareholders, the number of WBET Class A Shares available for future issuance under the Plan (the “Share Limit”) will be 55,292,766. The Share Limit shall be increased on the first day of each calendar year, beginning with calendar year 2022, by a number of Shares equal to the lesser of (i) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such lesser amount by which the Administrator may decide to increase the number of Shares as of such date.

Generally, Shares subject to an award under the Plan that terminate, cancel, expire or lapse or are exchanged or surrendered for any reason are made available for issuance again under the Plan. Shares tendered, delivered or withheld to satisfy the grant or exercise price pursuant to any stock option, Shares tendered or withheld to satisfy the tax withholding obligation pursuant to an award, Shares that were subject to a share-settled SAR that are not issued upon exercise of the SAR, Shares purchased on the open market with the cash proceeds from the exercise of options, and Shares settled in cash will also be available for issuance again under the Plan. The payment of dividend equivalents in cash (in whole or in part) in conjunction with outstanding awards will not be counted against the shares available for issuance under the Plan. Furthermore, Shares may not be optioned, granted or awarded again if it would prevent any stock option that is intended to qualify as an incentive stock option under Section 422 of the Code from so qualifying. In addition, shares issued in assumption of, or in substitution for, any outstanding awards previously granted by an entity in connection with a corporate transaction, will not be counted against the shares available for issuance under the Plan, with the exception of shares issued in respect of any outstanding Wynn Interactive Ltd. stock options granted under the Plan in accordance with the terms of the Business Combination Agreement, which shall be counted against the shares available for issuance under the Plan.

In on event will the compensation payable by WBET to a non-employee director relating solely to his or her services as a non-employee director during any calendar year, including the grant date value of awards, cash retainers and other compensation, exceed $750,000 in the aggregate in any calendar year; provided, that, the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

AWARDS

The Plan provides for grants of stock options (both incentive stock options and non-qualified stock options), restricted shares, SARs, performance awards, dividend equivalents, share payments, deferred shares, deferred shares units, RSUs and performance-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: cash or check; tendering Shares with a fair market value at the time of exercise or vesting equal to the aggregate exercise or purchase price of the award or the exercised portion thereof, if applicable; delivery of a written or electronic notice that the holder has placed a market sell order with a broker with respect to shares then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to WBET upon settlement of such sale; or by tendering other property acceptable to the Administrator. Any withholding obligations may be satisfied in the Administrator’s sole discretion by allowing a holder to elect to have WBET withhold shares otherwise issuable under an award which are equal to the fair market value on the date of withholding or repurchase equal to aggregate amount of such liabilities.

Stock Options. Stock options, including incentive stock options (as defined under Section 422 of the Code) and non-qualified stock options may be granted pursuant to the Plan. The exercise price of incentive stock options and non-qualified stock options granted pursuant to the Plan will not be less than 100% of the fair market value of a Share on the date of grant, provided, that, stock options that are substitute awards and granted in accordance with the terms of the Plan may have an exercise price less than 100% of the fair market value of a Share on the date of grant; incentive stock options granted to any individual who owns, as of the date of grant, shares possessing more than 10% of the total combined voting power of all classes of Shares (a “Ten Percent Owner”), will have an exercise price not less than 110% of the fair market value of a Share on the date of grant. Incentive stock options and non-qualified stock options may be exercised as determined by the Administrator, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a Ten Percent Owner or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and non-qualified stock options.

Restricted Shares. Restricted share awards may be granted pursuant to the Plan. A restricted share award is the grant of Shares at a price determined by the Administrator (including zero), that is subject to sale, transfer and pledge restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding restricted shares may have full voting rights with respect to such shares. In addition, with respect to a restricted share with service- and/or performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the holder to the extent that the service- and/or performance-based vesting conditions are subsequently satisfied and the restricted share fully vests. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Share Appreciation Rights. A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a Share on the date of exercise of the SAR over (B) the fair market value of a Share on the date of grant of the SAR, multiplied by (ii) the aggregate number of Shares subject to the SAR. Such payment will be in the form of cash, Shares or a combination of cash and Shares, as determined by the Administrator, and SARs settled in Shares will satisfy all of the restrictions imposed by the Plan upon stock option grants. The Administrator will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years. The price per Share of Shares subject to SARs that are substitute awards may be less than 100% of the fair market value of the Shares on the grant date, provided, that, the SARs are granted in accordance with the terms of the Plan.

Restricted Share Units. RSUs may be granted pursuant to the Plan, typically without consideration from the participant. RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by the Administrator. Like restricted shares, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted shares, the Shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied.

Performance Awards. Awards of performance awards which may be a cash bonus award, share bonus award, performance award or incentive award that is paid in cash, shares or a combination of both, and may be linked to any one or more performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any participant selected by the Administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the administrator and relate to any one or more performance criteria determined appropriate by the Administrator on a specified date or dates or over any period or periods determined by the Administrator.

Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or Shares) of dividends paid on Shares. Dividend equivalents represent the value of the dividends per Share paid by WBET, calculated with reference to the number of Shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional Shares by such formula and at such time subject to such limitations as may be determined by the Administrator. In addition, with respect to an award with service- and/or performance-based vesting, dividend equivalents which are paid prior to vesting shall only be paid out to the holder to the extent that the service- and/or performance-based vesting conditions are subsequently satisfied and the award fully vests. Dividend equivalents cannot be granted with respect to options or SARs.

Share Payments. Share payments include payments in the form of Shares, options or other rights to purchase Shares which may be made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the Administrator and may be based upon performance criteria determined appropriate by the Administrator, determined on the date such share payment is made or on any date thereafter. Unless otherwise provided by the Administrator, a holder of a share payment shall have no rights as a Company shareholder with respect to such share payment until such time as the share payment has vested and the shares underlying the Award have been issued to the Holder.

Deferred Shares. Deferred shares may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the Administrator. Shares underlying a deferred share award will not be issued until the deferred share award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator, and unless otherwise provided by the Administrator, recipients of deferred shares generally will have no rights as a shareholder with respect to such deferred shares until the time the vesting conditions are satisfied and the shares underlying the deferred share award has been issued.

Deferred Share Units. Awards of deferred share units are denominated in unit equivalent of Shares and vest pursuant to a vesting schedule or performance criteria set by the Administrator. The Shares underlying deferred share units will not be issued until the deferred share units have vested, and recipients of deferred share units generally will have no voting rights prior to the time when vesting conditions are satisfied.

Performance-based Awards. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Administrator for the period are satisfied. With regard to a particular performance period, the Administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Administrator may reduce or eliminate the award. Generally, a participant will have to be employed by WBET or an affiliate throughout the applicable performance period to be eligible for a performance-based award.

Transferability of Awards. Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution, pursuant to a domestic relations order subject to the consent of the Administrator or pursuant to beneficiary designation procedures approved from time to time by the Administrator. The Administrator may provide in any award agreement that an award (other than an incentive stock option) may be transferred to certain persons or entities related to a participant in the Plan, including but not limited to members of the participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the Administrator. Such permitted assignees will be bound by and subject to such terms and conditions as determined by the Administrator.

Repricing. The Administrator cannot, without the approval of the shareholders of WBET, authorize the amendment of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying Shares. Subject to adjustment of awards as described below, the Administrator does have the authority, without the approval of the shareholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an award with the grant of an award having a price per share that is greater than or equal to the price per share of the original award.

ADJUSTMENTS TO AWARDS

If there is a share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than cash dividends), that affects the Shares (or other securities of the Company) or the share price of Shares (or other securities), then the Administrator may make equitable adjustments to the aggregate number and kind of shares that may be issued under the Plan, (including adjustments to award limits), the number and kind of shares subject to each outstanding award under the Plan, the exercise price or grant price of such outstanding award (if applicable), and the terms and conditions of any outstanding awards (including any applicable performance targets or criteria). WBET may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

If there is any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than cash dividends) of WBET assets to shareholders, or other unusual or nonrecurring transactions or events, the Administrator may, in its discretion:

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provide for the termination or cancellation of any award in exchange for an amount of cash, shares or other forms of property (if any) equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights (and for the termination without payment if no amount would have been obtained upon the exercise of such award or realization of the participant’s right, including any stock options or share appreciation rights with an exercise price equal to or in excess of the fair market value or other applicable price in connection with the transaction or event);

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provide for the replacement of any award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon exercise of such award or realization or the participant’s rights;

•	provide that any outstanding award cannot vest, be exercised or become payable after such event and will be terminated and cancelled;

•	provide that awards may be exercisable, payable or fully vested as to Shares covered thereby;

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provide that any surviving corporation (or its parent or subsidiary) will assume or continue awards outstanding under the Plan or will substitute similar awards for those outstanding under the Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

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make adjustments (i) in the number and type of Shares (or other securities or property) subject to outstanding awards or in the number and type of restricted shares or deferred shares or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding or future awards.

If there is a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization, that affects the Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding awards, then the Administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the Plan, and the exercise price or grant price of such outstanding award (if applicable). The Administrator will make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

EFFECT OF A CHANGE IN CONTROL

In the event of a change in control of the Company, the Administrator may, in its sole discretion, take one or more of the following actions: shorten the period during which options or SARs are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the holders of the options or SARs); accelerate the vesting of any Award; arrange to have the successor corporation assume, continue or substitute the Awards; or cancel Awards upon payment to the holders of the Awards in cash or other property, with respect to each Award to the extent then exercisable or vested.

AMENDMENT AND TERMINATION

The Administrator, subject to approval of the WBET Board, may terminate, amend or modify the Plan at any time; provided, however, that shareholder approval will be obtained (i) to increase the limits imposed on the maximum number of Shares available under the Plan, except pursuant to the terms of the Plan, (ii) to reduce the per share exercise price of any outstanding option or SAR and (iii) to cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying Shares. Generally, no amendment, suspension or termination of the Plan shall, without the consent of the holder, materially impair any rights or obligations under any awards unless the award itself expressly provides.

In no event may an incentive option award be granted pursuant to the Plan on or after the tenth anniversary of the date the Plan was adopted by the Austerlitz Board.

FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending upon individual circumstances.

Section 409A of the Code. Certain types of awards under the Plan, including deferred shares and RSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Administrator, the Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-Qualified Stock Options. For federal income tax purposes, if participants are granted non-qualified stock options under the Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the Shares on the date of exercise. The basis that participants have in Shares, for purposes of determining their gain or loss on subsequent disposition of such Shares generally, will be the fair market value of the Shares on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to participants when participants are granted an incentive stock option under Section 422 of the Code or when that option is exercised. However, the amount by which the fair market value of the Shares at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the Shares within (i) two years after the date of grant of the option or (ii) within one year of the date the Shares were transferred to the participant. If the Shares are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the Shares on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the Shares will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Restricted Shares. For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted shares, nor will the Company then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on restricted shares lapse such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted shares. As previously noted, the grantee may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing a valid election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted share award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be generally taxable as capital gains or losses.

Share Appreciation Rights. No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the Shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

Performance Awards. The grantee generally will not realize taxable income at the time of the grant of the performance award, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or Shares, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction.

The grantee will generally recognize ordinary income at the time a performance cash-based bonus award is paid to the grantee. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Dividend Equivalents. The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Share Payments. If the grantee receives a share payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and the Company will have a deduction in the same amount.

Deferred Shares. The grantee generally will not have taxable income upon the issuance of the deferred shares and the Company will not then be entitled to a deduction. However, when deferred shares vests and is issued to the grantee, he or she will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred shares. Deferred shares may be subject to Section 409A of the Code, and the failure of any award of deferred shares that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed on the grantee pursuant to Section 409A of the Code, and certain interest penalties may apply.

Deferred Share Units. The grantee generally will not realize taxable income at the time of the grant of the deferred share units, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or Shares, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. Deferred share units may be subject to Section 409A of the Code, and the failure of any award of deferred share units that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed on the grantee pursuant to Section 409A of the Code, and certain interest penalties may apply.

Restricted Share Units. The grantee generally will not realize taxable income at the time of the grant of the RSUs, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Shares, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. RSUs may be subject to Section 409A of the Code, and the failure of any RSU that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed on the grantee under Section 409A of the Code, and certain interest penalties may apply.

NEW PLAN BENEFITS

No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and no awards have been granted that are contingent on the approval of the Plan and, therefore, the benefits to be awarded under the Plan, which are determined in the Administrator’s sole discretion, are not determinable at this time. Because future awards are in the sole discretion of the Administrator, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well, all without the need for future shareholder approval.

Equity Compensation Plan Information

As of December 31, 2020, Austerlitz had no compensation plans (including individual compensation arrangements) under which equity securities of Austerlitz were authorized for issuance.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Wynn Interactive Ltd. 2021 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex L, be adopted and approved.”

Vote Required for Approval

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Austerlitz Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Required Austerlitz Proposals.

Recommendation of the Austerlitz Board

THE AUSTERLITZ BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Austerlitz’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Austerlitz and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Austerlitz’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of Austerlitz’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the financial information for Austerlitz, the Company, and BetBull adjusted to give effect to the Transactions and the BetBull Acquisition, as summarized below. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Austerlitz was incorporated as a Cayman Islands exempted company on December 21, 2020. Austerlitz is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. As of June 30, 2021, Austerlitz had not commenced any operations. All activity through June 30, 2021 relates to the formation of Austerlitz and its initial public offering. Austerlitz completed its initial public offering of 69.0 million units at a price of $10.00 per unit, generating gross proceeds of $690.0 million.

The Company was formed in October 2020 in connection with and for the purpose of effecting the merger of Wynn Parent’s U.S. online sports betting and gaming business, social casino business, and its strategic partner, BetBull. Through its subsidiaries, the Company operates WynnBET, a digital sports betting and gaming product for the U.S. market, BetBull, a digital sports betting and gaming product for the U.K. market, and Wynn Slots, a free-to-play, social casino game available on mobile devices. WynnBET is currently operational in New Jersey, Colorado, Michigan, Indiana, Virginia, and Tennessee. BetBull is operational in the U.K. The Company acquired BetBull on October 23, 2020, prior to the Transactions. As a result, the Company’s historical financial information includes the results of operations for BetBull beginning on October 23, 2020, the date of acquisition.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheets of Austerlitz and the Company on a pro forma basis as if the Transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of Austerlitz, the Company, and BetBull for such periods on a pro forma basis as if the Transactions and the BetBull Acquisition had been consummated on January 1, 2020.

The Transactions include the Business Combination, which includes the Merger as more fully described below.

Description of the Transactions, the BetBull Acquisition and Related Accounting Treatment

The Company has been determined to be the accounting acquirer and predecessor in the Transactions based on evaluation of the following facts and circumstances under both the minimum and maximum redemptions scenarios.

•	Current Company Equityholders will have an approximately 97% voting interest in the Post-Closing Company in a No Redemptions scenario and 97% voting interest in Maximum Redemptions scenario;

•	The Company’s executives will hold all key executive positions of the combined entity;

•	The Current Company Equityholders will appoint the majority of the individuals on the WBET Board; and

•	The Post-Closing Company will continue to operate under the Company’s tradename, and the headquarters of the Company will remain as the Post-Closing Company’s headquarters.

Because the Company will be treated as the acquirer for financial reporting purposes, the transaction between Austerlitz and the Company will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, the transaction will be treated as the equivalent of the Company issuing stock for the net assets of Austerlitz, accompanied by a recapitalization. The net assets of Austerlitz will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of the Company. The BetBull Acquisition was accounted for as a business combination under GAAP, and as such, purchase accounting is included in the historical financial information for the Company as of and for the year ended December 31, 2020.

Below is a description of the Transactions and the BetBull Acquisition:

The Business Combination

The Business Combination Agreement provides for, among other things, the consummation of the following transactions: (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and registering as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised), upon which time Austerlitz will change its name to “Wynn Interactive Limited”; and (ii) Merger Sub will merge with and into the Company, with the Company being the surviving company of the Merger.

Upon consummation of the Business Combination, WBET will have three classes of common shares, which are as follows:

•	WBET Class A Shares, which will be publicly traded and will be entitled to one vote per share. See the section titled “Description of WBET’s Securities—WBET Class A Shares” for further information.

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WBET Class C Shares, which, prior to the Domestication, were initially purchased by the Sponsor in a private placement prior to the Austerlitz IPO. See the section titled “Description of WBET’s Securities—WBET Class C Shares” for further information.

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WBET Class V Shares, which will not be publicly traded and which will be entitled to 10 votes per share held, and will be exchangeable for an equal number of shares of WBET Class A Shares at the option of the holder or upon transfer to third parties. See the section titled “Description of WBET’s Securities—WBET Class V Shares” for further information.

Consideration Paid to Company Shareholders; Treatment of Company Options

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, the consideration to be paid to the existing shareholders of the Company will be, in the aggregate, a number of WBET Class A Shares and WBET Class V Shares (the “Merger Consideration”) equal to (a) the quotient obtained by dividing (i) the agreed company equity value of $3,000,000,000 by (ii) ten dollars ($10.00), minus (b) a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (i) the number of WBET Class A Shares purchased by Cannae pursuant to the Backstop Agreement divided by sixty-nine million (69,000,000), by (ii) 3,696,429; provided that in no event will the number of shares deducted pursuant to clause (b) exceed 3,696,429. The Company will have the right to determine the allocation of the aggregate equity consideration with respect to the Current Company Equityholders (including Wynn Parent) as between WBET Class A Shares and WBET Class V Shares (including the determination that the aggregate equity consideration may consist solely of WBET Class V Shares). The Company will give all Current Company Equityholders WBET Class V Shares unless a Current Company Equityholder requests delivery of a WBET Class A Share and agrees to a twelve-month post-closing contractual lock-up. The Company does not currently expect any Current Company Equityholder to request WBET Class A Shares. The Current Company Equityholders will not receive any of the WBET Class C Shares, which will be held solely by Sponsor and certain Sponsor Persons. As of the date of this proxy statement/prospectus, there are 14,785,715 AUS Class C Shares issued and outstanding, which are held solely by Sponsor and certain Sponsor Persons, and will be converted into WBET Class C Shares (subject to the Class C Forfeiture) on a one-for-one basis on the Closing Date.

At the effective time of the Merger, the ordinary shares of the Company will be converted into the right to receive, in the aggregate, the Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holder thereof, each Company option under the existing Company equity plan (whether vested or unvested) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be substituted with an option, granted under the Omnibus Incentive Plan (as defined below) to acquire (i) a number of WBET Class A Shares equal to the product of (A) the number of Company Shares subject to such option, multiplied by (B) the Exchange Ratio (as defined in the following sentence), (ii) at an exercise price per WBET Class A Share (rounded to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Company Share applicable to such option by (B) the Exchange Ratio. The Exchange Ratio means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the number of Company Shares issued and outstanding immediately prior to the Effective Time.

BetBull Acquisition

On October 23, 2020, BetBull shareholders, which included Wynn Parent, exchanged their shares in BetBull for shares of the Company, and Wynn Parent exchanged its membership interests in WSI US, LLC (“WSI US”) and Wynn Social Gaming, LLC (“Wynn Social”) for a controlling interest in the Company. Total consideration (including the fair value of noncontrolling interest) in order to compute goodwill related to the business combination was $164.7 million, which included the following:

•	The acquisition date fair value of Wynn Parent’s previously held minority equity interest in BetBull of $37.3 million.

•

The acquisition date fair value of the non-controlling interests in WSI US and Wynn Social that Wynn Parent transferred to legacy BetBull shareholders in exchange for a controlling interest in BetBull, totaling $49.5 million.

•	The settlement of transactions from Wynn Parent’s pre-existing relationship with BetBull and the fair value of vested replacement stock options, all of which totaled $5.9 million.

•	The fair value of BetBull’s noncontrolling interest totaling $72.0 million.

Refer to “Unaudited Pro Forma Condensed Combined Financial Information—Description of the Transactions, the BetBull Acquisition and Related Accounting Treatment” for further discussion.

Sources and Uses

Below are the sources and uses tables to summarize the flow of funds assuming no redemptions by Austerlitz Shareholders (in millions):

Sources
Austerlitz cash in trust(1)	$690
Sellers’ rollover equity(2)	3,000
Founder shares(3)	111

Total sources	$3,801

Uses
Cash to balance sheet(1)	$631
Sellers’ rollover equity(2)	3,000
Founder shares(3)	111
Estimated transaction fees(1)	59

Total uses	$3,801

(1)

Sources include $690 million of cash held by Austerlitz in a trust account, which will be used to pay an estimated $59 million of cash transaction costs with an estimated $631 million expected to remain on the WBET balance sheet following the Transactions.

(2)	Represents Merger Consideration to be paid to the Current Company Equityholders in WBET Class A Shares or WBET Class V Shares in a cashless exchange for Company Shares.
(3)	Represents approximately $11 million of AUS Class B Shares held by the Sponsor and certain Sponsor Persons which will be exchanged for WBET Class A Shares in a cashless exchange.

The unaudited pro forma condensed combined financial information contained herein assumes that Austerlitz Shareholders approve the proposed Business Combination. The Austerlitz Shareholders may elect to redeem their AUS Class A Shares for cash even if they approve the proposed Business Combination. The Company cannot predict how many of its public shareholders will exercise their right to have their AUS Class A Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no public shareholders of Austerlitz exercise redemption rights with respect to their AUS Class A Shares for a pro rata share of the funds in Austerlitz’s Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that shareholders holding 69.0 million AUS Class A Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share, after minor adjustments for interest earned) of the funds in Austerlitz’s Trust Account. In connection with the signing of the Business Combination Agreement, Austerlitz and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, on the Closing Date (immediately prior to the Closing and prior to the Domestication), to subscribe for AUS Class A Shares in order to fund redemptions by shareholders of Austerlitz in connection with the Business Combination, in an amount of up to $690.0 million.

The following table summarizes the WBET Shares outstanding under the two redemption scenarios:

Scenario 1 – Excluding Dilutive Securities

	No Redemptions		Maximum Redemptions(1)
Category	# of WBET Shares	% of Total	# of WBET Shares	% of Total
Austerlitz Public Shareholders (AUS Class A Shares)	69,000,000	18.15%	—	— %
Sponsor (AUS Class B Shares—converts to WBET Class A Shares on a one-for-one basis)(2)	11,089,286	2.92%	14,785,715	3.89%

Total Austerlitz	80,089,286	21.07%	14,785,715	3.89%
Cannae (WBET Class A Shares)(3)	—	— %	69,000,000	18.15%

Total Cannae	—	— %	69,000,000	18.15%
Shares transferred as transaction consideration (WBET Class V Shares)	300,000,000	78.93%	296,303,571	77.96%

Total Company	300,000,000	78.93%	296,303,571	77.96%

Total at closing	380,089,286	100.00%	380,089,286	100.00%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)	Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R.

Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt) which shall be subject to the Class B Forfeiture.
(3)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.

Scenario 2 – Including Dilutive Securities

	No Redemptions		Maximum Redemptions(1)
Category	# of WBET Shares	% of Total	# of WBET Shares	% of Total
Austerlitz Public Shareholders (AUS Class A Shares)(2)	86,250,000	18.82%	17,250,000	3.74%
Sponsor (AUS Class B Shares—converts to WBET Class A Shares on a one-for-one basis)(3)	32,711,905	7.14%	40,104,763	8.69%

Total Austerlitz	118,961,905	25.96%	57,354,763	12.43%
Cannae (WBET Class A Shares)(4)	—	—%	69,000,000	14.95%

Total Cannae	—	—%	69,000,000	14.95%
Shares transferred as transaction consideration (WBET Class V Shares)(5)	339,402,737	74.04%	335,220,810	72.62%

Total Company	339,402,737	74.04%	335,220,810	72.62%

Total at closing	458,364,642	100.00%	461,575,573	100.00%

(1)

Assumes that 69,000,000 of the AUS Class A Shares are redeemed in connection with the Business Combination, and a corresponding number of AUS Class A Shares issued to Cannae in connection with the Cannae Backstop.

(2)	Includes the 17,250,000 AUS Class A Shares subject to the Austerlitz Public Warrants.
(3)

Includes the 11,089,286 AUS Class B Shares under the No Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 18,750 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), and 14,785,715 AUS Class B Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons (including 25,000 AUS Class B Shares held by each of Dexter Fowler, Hugh R. Harris, Mark D. Linehan, and Erika Meinhardt), which shall be subject to the Class B Forfeiture (as defined below). Includes 11,089,286 AUS Class C Shares under the No Redemptions scenario and 14,785,715 AUS Class C Shares under the Maximum Redemptions scenario held by the Sponsor and certain Sponsor Persons which shall be subject to the Class C Forfeiture, and that convert into WBET Class C Shares in connection with the Closing, where the subsequent conversion of such WBET Class C Shares to WBET Class A Shares following the Closing is subject to certain earnout conditions; if such earnout conditions are not met before the ninth anniversary of Closing, such WBET Class C Shares shall be returned for cancellation. Includes 10,533,333 AUS Class A Shares subject to the Private Placement Warrants, under each of the No Redemptions and Maximum Redemptions scenarios.

(4)	Excludes an affiliate of Cannae’s approximately 10% limited partnership interest in Sponsor.
(5)

Includes 39,402,737 and 38,917,239 vested and unvested options of the Company under the No Redemptions and Maximum Redemptions scenarios, respectively, that are rolled over and converted to WIL Replacement Options pursuant to the Business Combination Agreement.

The Business Combination Agreement provides the Company the ability to enter into debt arrangements prior to Closing. Additionally, the terms of the modification of WBET’s equity awards are not finalized and still subject to WBET Board approval; as such, the unaudited pro forma condensed combined financial information does not reflect these adjustments as the WBET Board approval has not yet occurred.

The pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Company following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2021				June 30, 2021			June 30, 2021
	Adjusted Austerlitz (Historical)	The Company (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$380	$77,266	$690,000	(A)	$708,540	$—		$708,540
	—	—	(3,450)	(G)	—	—		—
	—	—	(24,150)	(B)	—	—		—
	—	—	(31,506)	(C)	—	—		—
Restricted cash	—	2,577	—		2,577	—		2,577
Accounts receivable, net	—	4,041	—		4,041	—		4,041
Prepaid expenses and other	378	21,320	—		21,698	—		21,698

Total current assets	758	105,204	630,894		736,856	—		736,856
Cash held in trust account	690,000	—	(690,000)	(A)	—	—		—
Goodwill	—	122,742	—		122,742	—		122,742
Intangible assets, net	—	74,249	—		74,249	—		74,249
Other long-term assets	239	11,342	—		11,581	—		11,581

Total assets	$690,997	$313,537	$(59,106)		$945,428	$—		$945,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other	$494	$43,417	$—		$43,911	$—		$43,911
Backstop placement fee payable to related party	3,450	—	(3,450)	(G)	—	—		—
Due to affiliates	14	2,636	—		2,650	—		2,650

Total current liabilities	3,958	46,053	(3,450)		46,561	—		46,561
Backstop liability	3,039	—	(3,039)	(H)	—	—		—
Warrant liability	49,224	—	—		49,224	—		49,224
Deferred income taxes	—	712	—		712	—		712
Other long-term liabilities	24,150	1,250	(24,150)	(B)	1,250	—		1,250

Total liabilities	80,371	48,015	(30,639)		97,747	—		97,747

Mezzanine equity:
Class A ordinary shares subject to possible redemption	605,626	—	(605,626)	(D)	—	—		—
Stockholders’ equity:
Class A ordinary shares	1	—	7	(F)	8	—		8
Class B ordinary shares	1	—	(1)	(F)	—	—		—
Class C ordinary shares	1	—	(1)	(F)	—	—		—
Class D ordinary shares	—	—	—		—	—		—
Class V ordinary shares	—	—	30	(F)	30	—		30
Additional paid-in capital	18,637	399,137	(13,640)	(E)	989,474	—		989,422
	—	—	605,626	(D)	—	—		—
	—	—	(20,251)	(C)	—	(52)	(C)	—
	—	—	(35)	(F)	—	—		—
Accumulated other comprehensive income	—	4,923	—		4,923	—		4,923
Accumulated deficit	(13,640)	(138,538)	13,640	(E)	(146,754)	52	(C)	(146,702)
	—	—	(11,255)	(C)	—	—		—
	—	—	3,039	(I)	—	—		—

Total stockholders’ equity	5,000	265,522	(28,467)		847,681	—		847,681

Total liabilities and stockholders’ equity	$690,997	$313,537	$(59,106)		$945,428	$—		$945,428

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSSES

(in thousands, except earnings per share and share amounts)

	For the Six Months Ended June 30, 2021				For the Six Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Adjusted Austerlitz (Historical) (Note 3A)	The Company (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenues	$—	$26,299	$—		$26,299	$—	$26,299
Operating expenses:
Cost of revenue	—	24,912	—		24,912	—	24,912
Sales and marketing	—	71,313	—		71,313	—	71,313
Product and development	—	16,179	—		16,179	—	16,179
General and administrative	2,357	22,481	—		24,838	—	24,838

Total operating expenses	2,357	134,885	—		137,242	—	137,242

Operating loss	(2,357)	(108,586)	—		(110,943)	—	(110,943)

Other income (expense):
Loss on change in fair value of warrant liability	(4,789)	—	—		(4,789)	—	(4,789)
Loss on change in fair value of backstop liability	(3,039)	—	3,039	(I)	—	—	—
Backstop placement fee expense	(3,450)	—	—		(3,450)	—	(3,450)

Total other expenses	(11,278)	—	3,039		(8,239)	—	(8,239)

Net loss before income taxes	(13,635)	(108,586)	3,039		(119,182)	—	(119,182)
Benefit for income taxes	—	428	—		428	—	428

Net loss	(13,635)	(108,158)	3,039		(118,754)	—	(118,754)

Basic and diluted net loss per ordinary share:
Net loss attributable to shareholders:
Basic and diluted net loss per share, WBET Class A Shares and WBET Class V Shares					$(0.31)		$(0.31)
Weighted average shares outstanding - WBET Class A Shares and WBET Class V Shares, basic and diluted					380,089,286		380,089,286

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSSES (continued)

(in thousands, except loss per share and share amounts)

	For the Period from December 21, 2020 (inception) through December 31, 2020	For the Year Ended December 31, 2020	For the period from January 1, 2020 to October 23, 2020	Transaction Accounting Adjustments (Assuming No Redemptions)		For the Year Ended December 31, 2020	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		For the Year Ended December 31, 2020
	Adjusted Austerlitz (Historical)	The Company (Historical)	Adjusted BetBull Limited (Historical) (Note 3B)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenues	$—	$14,597	$8,182	$—		$22,779	$—		$22,779
Operating expenses:
Cost of revenue	—	8,245	$7,075	—		15,320	—		15,320
Sales and marketing	—	8,216	4,936	—		13,152	—		13,152
Product and development	—	10,985	8,498	—		19,483	—		19,483
General and administrative	5	7,091	12,719	11,255	(C)	31,070	(52)	(C)	31,018

Total operating expenses	5	34,537	33,228	11,255		79,025	(52)		78,973

Operating loss	(5)	(19,940)	(25,046)	(11,255)		(56,246)	52		(56,194)
Benefit for income taxes	—	236	1,001	—		1,237	—		1,237

Net loss	(5)	(19,704)	(24,045)	(11,255)		(55,009)	52		(54,957)
Less: Net loss attributable to noncontrolling interests	—	—	(886)	—		(886)	—		(886)

Net loss attributable to the Company	$(5)	$(19,704)	$(23,159)	$(11,255)		$(54,123)	$52		$(54,071)

Basic and diluted net loss per common share:
Net loss attributable to the Company:
Basic and diluted net loss per ordinary share, WBET Class A Shares and WBET Class V Shares						$(0.14)			$(0.14)
Weighted average shares outstanding - WBET Class A Shares and WBET Class V Shares, basic and diluted						380,089,286			380,089,286

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and the BetBull Acquisition and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the accompanying notes. The unaudited pro forma condensed combined financial information has been adjusted to include certain transaction accounting adjustments, which reflect the application of the accounting required by GAAP, linking the effects of the Business Combination, described above, to the AUS and Company historical financial statements (“Transaction Accounting Adjustments”).

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the pro forma condensed combined financial information has been prepared based on these preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions or the BetBull Acquisition.

The pro forma adjustments reflecting the consummation of the Transactions and the BetBull Acquisition and are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions and the BetBull Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions or the BetBull Acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Austerlitz, the Company, and BetBull.

Austerlitz and the Company have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Prior to the BetBull Acquisition, WSI US and BetBull had services agreements in place, which are more fully described in the Company’s consolidated financial statements included elsewhere in this proxy/prospectus. The transactions between WSI US and BetBull have been eliminated in these condensed combined pro forma financial statements.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Transactions and the BetBull Acquisition occurred on January 1, 2020.

Note 2—Accounting Policies

Management has performed an initial review of the accounting policies of Austerlitz and BetBull to conform the accounting policies to those of the Company, which is the accounting acquirer. In doing so, management has not identified any significant differences that would have a material impact on the unaudited pro forma condensed combined financial information. Upon consummation of the Business Combination, management will perform a comprehensive review of the accounting policies for each entity and conform to the Company’s accounting policies. As a result of the review, management may identify differences between the accounting policies of Austerlitz, when conformed, could have a material impact on the financial statements of the post-combination company.

Note 3—Adjustments to Historical Austerlitz and BetBull Financial Information

A. Below is detail of certain reclassification adjustments that have been made to historical presentation of the statement of operations of Austerlitz to conform to the financial statement presentation of the Company (amounts in thousands):

	For the Six Months Ended June 30, 2021
	Historical (Before Adjustments)	Reclassification	As Adjusted
Revenues	$—	$—	$—
Operating expenses:
Cost of revenue	—	—	—
Sales and marketing	—	—	—
Product and development	—	—	—
General and administrative	752	1,605	2,357

Total operating expenses	752	1,605	2,357

Operating loss	(752)	(1,605)	(2,357)

Other income (expense):
Offering costs allocated to warrant liability	(1,605)	1,605	—
Loss on change in fair value of warrant liability	(4,789)	—	(4,789)
Loss on change in fair value of backstop liability	(3,039)	—	(3,039)
Backstop placement fee expense	(3,450)	—	(3,450)

Total other income (expense)	(12,883)	1,605	(11,278)

Net loss before income taxes	(13,635)	—	(13,635)
Benefit for income taxes	—	—	—

Net loss	$(13,635)	$—	$(13,635)

B. Adjustments were made to the historical presentation of the statement of operations of BetBull to conform to the financial statement presentation of the Company (amounts in thousands):

	For the period from January 1, 2020 to October 23, 2020
	Historical (Before Adjustments)	Total Adjustments			As Adjusted
Revenues	$12,931	$(4,749)	(a	)	$8,182
Operating expenses:
Cost of revenue	4,317	2,758	(b	)	7,075
Sales and marketing	5,141	(205)	(a	)	4,936
Product and development	1,920	6,578	(a	)(b)	8,498
General and administrative	12,678	41	(c	)	12,719

Total operating expenses	24,056	9,172			33,228

Operating loss	(11,125)	(13,921)			(25,046)

Other income (expense):
Interest expense	(167)	167	(d	)	—

Other income (expense), net	(167)	167			—

Loss before income taxes	(11,292)	(13,754)			(25,046)
Benefit for income taxes	313	688	(e	)	1,001

Net loss	(10,979)	(13,066)			(24,045)
Less: Net loss attributable to noncontrolling interests	(886)	—			(886)

Net loss attributable to BetBull	$(10,093)	$(13,066)			$(23,159)

Pro forma adjustments made to the condensed consolidated statement of operations of BetBull for the period from January 1, 2020 to October 23, 2020 are as follows:

(a) Adjustment reflects transactions between the Company and the historical BetBull businesses previously recorded as third-party sales and now reflected as eliminated intercompany transactions. Amounts include $4.7 million of revenues, $0.2 million of sales and marketing expenses and $2.5 million in product and development expenses recognized by BetBull under a pre-existing license and development services agreement and a user acquisition and marketing services agreement between WSI US and BetBull.

(b) Adjustment reflects increases of amortization expense of $2.8 million and $9.1 million included in cost of revenue and product and development expense, respectively, which represent the impact of fair value adjustments to intangible assets, net recognized in the purchase price allocation associated with the BetBull Acquisition.

(c) Adjustment represents inclusion of costs related to an arrangement with a variable interest entity that was terminated in connection with the BetBull Acquisition.

(d) Adjustment reflects removal of interest expense related to the pay off of an aggregate principal loan amount of $1.3 million from various related party investors in connection with the BetBull Acquisition.

(e) Adjustment reflects the income tax effect of the pro forma adjustments, for which the statutory tax rate of Malta, or 5.0%, is used based on the nature of the pro forma adjustments.

Note 4—Other Transaction Accounting Adjustments

Other Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A) Reflects the reclassification of $690.0 million of investments held in the Trust Account that becomes available following the Transactions.

(B) Reflects the settlement of $24.2 million in deferred underwriter fees.

(C) Represents estimated direct and incremental transaction costs incurred by Austerlitz and the Company of approximately $31.5 million related to the consummation of the Business Combination. In the event of no redemptions, $20.3 million are recognized against additional paid-in capital for transaction costs incurred by the Company and $11.3 million are recognized as expense within the proforma condensed combined statement of operations and accumulated deficit for transaction costs allocable to the publicly held warrants and transaction costs that are not incurred by the accounting acquirer. In the event of maximum redemption, $20.3 million are recognized against additional paid-in capital for transaction costs incurred by the Company and $11.2 million are recognized as expense within the proforma condensed combined statement of operations and accumulated deficit for transaction costs allocable to the publicly held warrants and transaction costs that are not incurred by the accounting acquirer. There is no associated income tax effect of the pro forma adjustment based upon the Bermuda statutory tax rate of 0% in effect for the Company.

(D) Reflects the reclassification of $605.6 million of AUS Class A Shares subject to possible redemption to permanent equity.

(E) Reflects the elimination of Austerlitz’s historical accumulated deficit.

(F) Reflects the recapitalization of Wynn Interactive, including the issuance of 380.1 million shares of WBET Class A Shares and WBET Class V Shares to Wynn Interactive equity holders as consideration for the reverse recapitalization, the conversion of AUS Class B Shares to WBET Class A Shares and the derecognition of AUS Class C Shares, which are subject to earn-out provisions, at the consummation of the Transactions. The post-Transactions capitalization table under Minimum Redemptions and Maximum Redemptions scenarios is detailed in the narrative section above these pro forma financial statements.

(G) Represents the settlement at the closing of the Transactions of the placement fee of $3,450,000 payable by Austerlitz in connection with the Backstop Agreement.

(H) Represents the elimination of the $3.0 million historical loss on the change in fair value of Austerlitz’s backstop liability.

(I) Amounts are not reflective of the operations or capital structure of the combined company.

Note 5—Net Loss per Share

The table below represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions are reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

Upon consummation of the Transactions, WBET will have three classes of common stock, WBET Class A Shares, WBET Class C Shares and WBET Class V Shares. The WBET Class A Shares and WBET Class V Shares participate equally in earnings and dividends; however WBET Class V shareholders are entitled to 10 votes per share whereas the WBET Class A shareholders are entitled to 1 vote per share. The WBET Class C Shares are entitled to 1 vote per share and will automatically convert into WBET Class A Shares on a one-for-one basis provided certain criteria are met following the Closing.

The WBET Class C Shares accrue dividends provided that the criteria for conversion to WBET Class A Shares is met before the ninth anniversary of the Closing. If the WBET Class C Shares have not converted into WBET Class A Shares before the ninth anniversary of the Closing, the WBET Class C Shares will be returned for cancellation and any accrued dividends will be forfeited. The unaudited pro forma financial information included herein does not reflect the WBET Class C Shares as outstanding shares as the contingency for conversion to Class A Shares has not been resolved prior to the Closing. The Company has accounted for and presented the WBET Class C Shares as equity in accordance with ASC Topic 480-10, “Distinguishing Liabilities from Equity.”

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of AUS Class A Shares for the six months ended June 30, 2021 and year ended December 31, 2020 (amounts in thousands, except loss per share and share amounts):

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to the Company	$(118,754)	$(118,754)	(54,123)	(54,071)
Weighted average shares outstanding – WBET Class A Shares and WBET Class V Shares, basic and diluted	380,089,286	380,089,286	380,089,286	380,089,286
Basic and diluted net loss per share, WBET Class A Shares and WBET Class V Shares	(0.31)	(0.31)	(0.14)	(0.14)

The above calculation excludes the effects of dilutive shares from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders of the combined entity is the same. The above excludes the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	As of June 30, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Issued and outstanding options(1)	39,402,737	38,917,239
Share issued to public warrant holders(2)	17,250,000	17,250,000
Shares issued to placement warrant holders(3)	10,533,333	10,533,333
WBET Class C Shares(4)	11,089,286	14,785,715

(1)

Represents 104,601 outstanding vested and unvested stock options and share awards to the Company’s employees and nonemployees converted pursuant to the exchange ratio as defined in the Business Combination Agreement. WBET expects to issue up to [●] additional incentive awards under the Omnibus Incentive Plan upon consummation of the Transactions that are not included in this number because the number and terms of such issuance are not yet known.

(2)	Each whole Austerlitz Public Warrant entitles the holder to purchase one AUS Class A Share at a price of $11.50 per share, subject to adjustment.

(3)

Simultaneous with the closing of the Austerlitz IPO, the Sponsor purchased an aggregate of 10.5 million Private Placement Warrants, at a price of $1.50 per Private Placement Warrant. Each Private Placement Warrant is exercisable to purchase one AUS Class A Share at an exercise price of $11.50 per share, subject to adjustment.

(4)

The WBET Class C Shares will automatically convert into WBET Class A Shares on a one-for-one basis if, following the closing of the Business Combination, the last reported sale price of the WBET Class A Ordinary Shares for any 20 trading days within a 30-trading day period equals or exceeds: $15.25 per share for before the third anniversary of the Closing; $23.00 per share before the sixth anniversary of the Closing; or $35.00 per share before the ninth anniversary of the Closing. The WBET Class C Shares will also convert into WBET Class A Shares earlier upon the consummation of a merger, share exchange, reorganization or other similar transaction that results in both a change of control and WBET’s public shareholders having the right to exchange their WBET Class A Shares for cash, securities or other property. If the WBET Class C Shares have not converted into WBET Class A Shares before the ninth anniversary of the Closing, the WBET Class C Shares will be returned for cancellation.

INFORMATION ABOUT AUSTERLITZ

References in this section to “Austerlitz,” “we,” “our” or “us” refer to Austerlitz Acquisition Corporation

General

Austerlitz is not presently engaged in and Austerlitz will not engage in, any substantive commercial business until it completes the Business Combination with the Company or another target business.

Austerlitz is a blank check company incorporated on December 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Austerlitz’s efforts to identify a prospective target were not limited to any particular industry, it focused on identifying a prospective target business in financial technology or information and business services, which acts as an essential utility to industries that are core to the economy.

On January 4, 2021, the Sponsor paid an aggregate of $25,000 in exchange for the issuance of 12,321,429 AUS Class B Shares and 12,321,429 AUS Class C Shares. On February 25, 2021, the Sponsor received a share dividend of 2,464,286 AUS Class B Shares and 2,464,286 AUS Class C Shares, resulting in there being an aggregate of 14,785,715 AUS Class B Shares and 14,785,715 AUS Class C Shares outstanding.

On May 10, 2021, Austerlitz entered into the Business Combination Agreement and the Sponsor Agreement, pursuant to which, Sponsor and certain Sponsor Persons have agreed (i) to forfeit in the aggregate up to 3,696,429 AUS Class B Shares and up to 3,696,429 AUS Class C Shares (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Backstop is utilized), and (ii) in the event that the Austerlitz transaction expenses exceed the Expenses Overage, to additionally forfeit and surrender to Austerlitz a number of AUS Class B Shares equal to the Expenses Overage divided by 10. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” commencing on page [●].

Initial Public Offering

On March 2, 2021, Austerlitz consummated the Austerlitz IPO of 69,000,000 Austerlitz Units, at a price of $10.00 per Austerlitz Unit, including 9,000,000 Austerlitz Units sold pursuant to the fuller exercise of the underwriters’ option to purchase additional Austerlitz Units to cover over-allotments. Each such unit consisted of one AUS Class A Share and one-fourth of one redeemable warrant (each, a “Austerlitz Public Warrant”). Each whole Austerlitz Public Warrant entitles the holder to purchase one AUS Class A Share at an exercise price of $11.50 following consummation of the Business Combination.

Simultaneously with the closing of the Austerlitz IPO, Austerlitz consummated the sale of 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to Sponsor, generating gross proceeds of $15,800,000. The Private Placement Warrants are identical to the Austerlitz Public Warrants sold in the Austerlitz IPO, except that (a) subject to certain exceptions set forth in the Warrant Agreement, the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of Austerlitz’s initial business combination, (b) the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (c) the Private Placement Warrants will be entitled to registration rights.

Following the consummation of the Austerlitz IPO on March 2, 2021, an amount of $690,000,000 from the net proceeds of the sale of the Austerlitz Units in the Austerlitz IPO and the sale of the Private Placement Warrants was placed in the Trust Account, with the funds to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of

Rule 2a-7 of the Investment Company Act, as determined by Austerlitz, until the earlier of: (i) Austerlitz’s completion of its initial business combination or (ii) the distribution of the funds in the Trust Account to Austerlitz shareholders.

On February 25, 2021, Austerlitz entered into the Forward Purchase Agreement with Cannae. Pursuant to the Forward Purchase Agreement, Cannae agreed to purchase 5,000,000 AUS Class A Shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one AUS Class A Share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one AUS Class A Shares and one-fourth of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. The warrants to be sold as part of the Forward Purchase Agreement were contemplated to be identical to the warrants underlying the Austerlitz Units sold in the Austerlitz IPO. On May 10, 2021, the Forward Purchase Agreement was terminated in connection with the proposed Business Combination with the Company.

Offering Proceeds Held in Trust

Following the closing of the Austerlitz IPO on March 2, 2021, an amount of $690,000,000 ($10.00 per Austerlitz Unit) of the proceeds from the Austerlitz IPO were placed in the Trust Account. Except with respect to interest earned on the funds in the Trust Account that may be released to Austerlitz to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the Austerlitz IPO and the Private Placements held in the Trust Account will not be released until the earliest of (a) the completion of Austerlitz’s initial Business Combination, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Austerlitz’s Organizational Documents (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if Austerlitz does not complete its initial Business Combination within 24 months from the closing of the Austerlitz IPO or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity, and (c) the redemption of all of Austerlitz’s Public Shares if it is unable to complete its Business Combination within 24 months from the closing of the Austerlitz IPO, subject to applicable law.

Fair Market Value of Target Business

The target business or businesses that Austerlitz acquires must collectively have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in, and taxes payable on, the income earned on the Trust Account) at the time of the execution of a definitive agreement for Austerlitz’s initial business combination. The Austerlitz Board has determined that the proposed Business Combination with the Company meets the 80% test.

Redemption Rights in Connection with Shareholder Approval of Business Combinations

Under the Austerlitz Charter, if Austerlitz is required by law or elects to seek shareholder approval of its initial business combination, holders of AUS Class A Shares must be given the opportunity to redeem their AUS Class A Shares in connection with the proxy solicitation for the applicable shareholder meeting, regardless of whether they vote for or against the Business Combination, subject to the limitations described in the prospectus for the Austerlitz IPO. Accordingly, in connection with the Business Combination, holders of AUS Class A Shares may seek to redeem their AUS Class A Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Obligations in Connection with the Extraordinary General Meeting

Pursuant to the Sponsor Agreement, the Sponsor Persons have agreed to vote all of their Austerlitz Shares in favor of the Business Combination proposal and the other Austerlitz Shareholder Proposals and not to seek to have any shares redeemed in connection with the Business Combination.

Redemption of Austerlitz Public Shares and Liquidation if No Initial Business Combination

The Insiders and Austerlitz’s officers and directors have agreed, and the Austerlitz Organizational Documents provide, that we will have only twenty-four months from the closing of the Austerlitz IPO, which is until March 2, 2023, to complete an initial business combination. If we have not completed an initial business combination within twenty-four months from the closing of the Austerlitz IPO, or March 2, 2023, we will: (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding AUS Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding AUS Class A Shares, redemption will completely extinguish all of the rights of the holders of AUS Class A Shares rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Austerlitz Board, liquidate and dissolve, subject in each case to our obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. If Austerlitz does not complete its initial business combination by March 2, 2023 or such later date as may be approved by the Austerlitz shareholders in accordance with the Austerlitz Organizational Documents, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the AUS Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. Furthermore, if Austerlitz does not complete its initial business combination by March 2, 2023 and Austerlitz liquidates the funds held in the Trust Account, holders of Austerlitz Public Warrants will not receive any funds with respect to their Austerlitz Public Warrants, nor will they receive any distribution from Austerlitz’s assets held outside of the Trust Account with respect to such Austerlitz Public Warrants. Accordingly, the Austerlitz Public Warrants may expire worthless.

Austerlitz expects all of the costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the cash held by Austerlitz outside the Trust Account (which was $379,503 as of June 30, 2021) plus up to $100,000 of funds from the Trust Account available to Austerlitz to pay dissolution expenses, although Austerlitz cannot assure you that there will be sufficient funds for such purpose.

If Austerlitz was to expend all of the net proceeds of the Austerlitz IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by Austerlitz Public Shareholders upon Austerlitz’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Austerlitz’s creditors, which would have higher priority than the claims of Austerlitz shareholders. Austerlitz cannot assure you that the actual per-share redemption amount received by Austerlitz Public Shareholders will not be substantially less than $10.00.

Although Austerlitz will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm) and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Austerlitz Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Austerlitz has access to up to approximately $1,000,000 from the proceeds of the Austerlitz IPO and sale of the Private Placement Warrants with which to pay any potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that Austerlitz liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors, however, such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

Under Cayman law, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Austerlitz’s Trust Account distributed to Austerlitz Public Shareholders upon the redemption of 100% of outstanding AUS Class A Shares in the event Austerlitz does not complete its initial business combination within twenty-four months from the closing of the Austerlitz IPO, or March 2, 2023, may be considered a liquidation distribution under Cayman law. If the corporation complies with certain procedures as required by Cayman law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to shareholders, any liability of shareholders with respect to a liquidating distribution is limited to the lesser of such shareholder’s pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to holders of AUS Class A Shares upon the redemption of AUS Class A Shares in the event Austerlitz does not complete its initial business combination within twenty-four months from the closing of the Austerlitz IPO, or March 2, 2023, is not considered a liquidating distribution under Cayman law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Cayman law, the statute of limitation for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If Austerlitz files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, Austerlitz cannot assure you we will be able to return $10.00 per share to our Austerlitz Public Shareholders. Additionally, if Austerlitz files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the Austerlitz Board may be viewed as having breached its fiduciary duty to our creditors and/or to have acted in bad faith, thereby exposing us or the Austerlitz Board to claims of punitive damages, by paying Austerlitz shareholders from the Trust Account prior to addressing the claims of creditors. Austerlitz cannot assure you that claims will not be brought against us for these reasons.

Holders of AUS Class A Shares will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) Austerlitz’s completion of its initial business combination, (b) the redemption of AUS Class A Shares properly tendered in connection with a shareholder vote to amend the Austerlitz Organizational Documents (i) to modify the substance or timing of Austerlitz’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the outstanding AUS Class A Shares if we do not complete an initial business combination within twenty-four months from the closing of the Austerlitz IPO, or March 2, 2023 or (ii) with respect to any other provisions relating to the rights of holders of AUS Class A Shares and (c) the redemption of 100% of the AUS Class A Shares if we have not completed our initial business combination within twenty-four months from the closing of the Austerlitz IPO, or March 2, 2023, subject to applicable law. In no other circumstances will an Austerlitz shareholder have any right or interest of any kind to or in the Trust Account. An Austerlitz shareholder’s voting in connection with the Business Combination alone will not result in such Shareholder’s redeeming its AUS Class A Shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Limitation on Redemption Rights

The Austerlitz Organizational Documents provide that a holder of AUS Class A Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the AUS Class A Shares sold in the Austerlitz IPO without Austerlitz’s prior consent (the “Excess Shares”). Austerlitz believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a business combination as a means to force Austerlitz or Austerlitz’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a shareholder holding more than an aggregate of 15% of the AUS Class A Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by Austerlitz, the Insiders or Austerlitz’s management at a premium to the then-current market price or on other undesirable terms. By limiting the shareholders’ ability to redeem no more than 15% of the AUS Class A Shares without Austerlitz’s prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete a business combination. However, Austerlitz is not restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.

Facilities

Austerlitz currently maintains its executive offices at 1701 Village Center Circle, Las Vegas, NV 89134. The cost for the use of this space is included in the $5,000 per month fee paid to Cannae for office space and administrative support services. Austerlitz considers our current office space adequate for our current operations.

Human Capital Resources

Austerlitz has five executive officers. These individuals are not obligated to devote any specific number of hours to Austerlitz’s matters but they intend to devote as much time as they deem necessary to Austerlitz affairs until we have completed our initial business combination. Austerlitz does not intend to have any full time employees prior to the consummation of our initial business combination.

We believe that our management team is well positioned to identify attractive risk-adjusted returns in the marketplace and that its contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers, will enable us to pursue a broad range of opportunities. Our management believes that its ability to identify and implement value creation initiatives will remain central to its differentiated acquisition strategy.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Austerlitz or any members of Austerlitz’s management team in their capacity as such, and Austerlitz and the members of Austerlitz’s management team has not been subject to any such proceeding in the twelve months preceding the date of this filing.

INFORMATION ABOUT WAVE MERGER SUB LIMITED

Merger Sub is an exempted company limited by shares incorporated in Bermuda on May 4, 2021. Merger Sub is a direct, wholly owned subsidiary of Austerlitz, solely formed for the purposes of effectuating the Merger described herein. Merger Sub owns no material assets and does not operate any business. The mailing address of Merger Sub’s registered office is Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda. After the consummation of the Business Combination, Merger Sub will cease to exist.

DIRECTORS, OFFICERS, EXECUTIVE

COMPENSATION AND CORPORATE GOVERNANCE OF AUSTERLITZ

PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

Austerlitz’s current directors and officers are as follows:

Name	Age	Position
Hugh R. Harris	70	Director
Mark D. Linehan	58	Director
Erika Meinhardt	62	Director
Dexter Fowler	35	Director
Richard N. Massey	65	Chief Executive Officer and Director
David W. Ducommun	44	President
Bryan D. Coy	51	Chief Financial Officer
Ryan R. Caswell	38	Senior Vice President of Corporate Finance
Michael L. Gravelle	60	General Counsel and Corporate Secretary

Hugh R. Harris has served as a member of the Austerlitz Board since February 2021. Mr. Harris has served as a director of Cannae since November 2017. Mr. Harris is retired, and formerly served as President, Chief Executive Officer and a director of Lender Processing Services, Inc. (“LPS”) from October 2011 until January 2014, when it was acquired by FNF. Prior to joining LPS, Mr. Harris had been retired since July 2007. Before his retirement, Mr. Harris served as President of the Financial Services Technology division at FNF from April 2003 until July 2007. Prior to joining FNF, Mr. Harris served in various roles with HomeSide Lending Inc. from 1983 until 2001, including President and Chief Operating Officer and later as Chief Executive Officer. Mr. Harris also serves as a member of the board of directors of Austerlitz II since February 2021. Mr. Harris’s significant financial expertise and experience make him well qualified to serve as a member of the Austerlitz Board.

Mark D. Linehan has served as a member of the Austerlitz Board since February 2021. In addition, he served as a member of the board of directors of Foley Trasimene II from August 2020 until March 2021, and serves as a director of Trebia since June 2020, as a director of Cannae since September 2019 and as a director of Hudson Pacific Properties (“Hudson Pacific”) since 2010. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company (“Wynmark”), a private real estate investment and development company, since he founded the company in 1993. Prior to founding Wynmark, he served as a Senior Vice President with Trammell Crow Company (“Trammell”) in Los Angeles, California. Prior to working for Trammell, Mr. Linehan worked for Kenneth Leventhal & Co., a Los Angeles-based public accounting firm specializing in the real estate industry which is now part of Ernst & Young LLP. Mr. Linehan previously served on the board of directors of Condor Hospitality Trust, Inc. In addition, Mr. Linehan serves as a Director of Direct Relief. Mr. Linehan has a Bachelor of Arts degree in Business Economics from UCSB and is a Certified Public Accountant. Mr. Linehan also serves as a member of the board of directors of Austerlitz II since February 2021. Mr. Linehan’s qualifications to serve on the Austerlitz Board include more than 25 years of business management and leadership experience, his experience as an entrepreneur and his strategic vision and innovation.

Erika Meinhardt has served as a member of the Austerlitz Board since February 2021. Ms. Meinhardt served as a member of the board of directors of Foley Trasimene II from August 2020 until March 2021. In addition, she has served as a director of Cannae since July 2018. Since January 2018, Ms. Meinhardt has served as Executive Vice President of FNF. She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role, she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005. Ms. Meinhardt also serves as a member of the board of directors of Austerlitz II since February 2021. Ms. Meinhardt’s qualifications to serve on the Austerlitz Board include her knowledge of Austerlitz’s businesses she gained as an executive of FNF, and her experience in managing and growing complex business organizations as President of FNF’s National Agency Operations.

Dexter Fowler, has served as a director of Austerlitz since April 2021. Mr. Fowler is an American professional baseball outfielder for the Los Angeles Angels. Currently Mr. Fowler is in his 14th Major League Baseball (MLB) season and first with the Angels. Most recently, Mr. Fowler played for the St Louis Cardinals and has played for the Chicago Cubs and Houston Astros. Mr. Fowler began his MLB career when he was drafted by the Colorado Rockies in 2004. Mr. Fowler also represented the United States in the 2008 Summer Olympics, as a member of the United States national baseball team.

Richard N. Massey has served as Chief Executive Officer of Austerlitz since January 2021 and has served as a member of the Austerlitz Board since February 2021. In addition, he serves as a Senior Managing Director of Trasimene Capital and Chief Executive Officer of Cannae. Mr. Massey served as the Chairman and principal shareholder of Bear State Financial, Inc., a publicly traded financial institution from 2011 until April 2018. Mr. Massey also serves as Chief Executive Officer of Foley Trasimene I since March 2020, as a director of Foley Trasimene I since May 2020 and as Chief Executive Officer of Austerlitz II since January 2021. Mr. Massey also served as Chief Executive Officer of Foley Trasimene II from July 2020 until March 2021, and as a director of Foley Trasimene I since July 2020. Mr. Massey has served on Cannae’s board of directors since June 2018 and Dun & Bradstreet’s board of directors since February 2019, and previously served on of Black Knight, Inc.’s (“Black Knight”) board of directors from December 2014 until July 2020. In addition, Mr. Massey served as a director of FNF from February 2006 to January 2021. Mr. Massey has been a partner in Westrock Capital, LLC, a private investment partnership, since January 2009. Prior to that, Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation and served as a Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies, and he formerly served as a director of FIS. Mr. Massey also previously served as a director of FGL Holdings. Mr. Massey is also a director of the Oxford American Literary Project and the Chairman of the board of directors of the Arkansas Razorback Foundation. Mr. Massey formerly served as a director of FIS and Chairman of Bear State Financial, Inc. Mr. Massey’s significant financial expertise and experience on the boards of a number of public companies make him well qualified to serve as a member of the Austerlitz Board. Austerlitz believes that Mr. Massey is able to fulfill his roles and devote sufficient time and attention to his duties as Chief Executive Officer, as a member of the Austerlitz Board and as a director of the other public company on which he serves. Austerlitz is a blank check company whose business purpose is to effect a business combination, and Austerlitz will have no operations for Mr. Massey to oversee until completion of the Business Combination.

David W. Ducommun has served as President of Austerlitz since January 2021. In addition, he has served as an Executive Vice President of Corporate Finance of Foley Trasimene I since August 2020 and previously as a Senior Vice President of Corporate Finance since March 2020. Mr. Ducommun has also served as President of Austerlitz II since January 2021, as an Executive Vice President of Corporate Finance of Foley Trasimene II from August 2020 until March 2021 and previously as a Senior Vice President of Corporate Finance from July 2020 until March 2021. Mr. Ducommun has served as a Managing Director of Trasimene Capital since November 2019. Mr. Ducommun has also served as President of Cannae since January 2021, as an Executive Vice President of Corporate Finance since August 2020 and as a Senior Vice President of Corporate Finance since November 2017. Mr. Ducommun has over 10 years of experience in the financial industry. Mr. Ducommun has served as a Senior Vice President of Mergers and Acquisitions of FNF from 2011 to November 2019. He also served as Secretary of FGL Holdings from April 2016 until December 2017.

Bryan D. Coy has served as Chief Financial Officer of Austerlitz since January 2021. In addition, he has served as Chief Financial Officer of Austerlitz II since January 2021, Chief Financial Officer of Foley Trasimene I since July 2020, as Chief Financial Officer of Foley Trasimene II from July 2020 until March 2021 and as Chief Financial Officer of Cannae since July 2020. He also serves as Managing Director of Trasimene Capital. He also serves as Chief Financial Officer of Black Knight Sports & Entertainment, LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team, a position he has held since October 2017. He served as Chief Financial Officer of Foley Family Wines from 2017 until 2019. Prior to that, Mr. Coy served as Chief Accounting Officer of Interblock Gaming, an international supplier of electronic gaming tables, from September 2015 to October 2017. He served as Chief Financial Officer—Americas and Global Chief Accounting Officer of Aruze Gaming America from July 2010 through September 2015.

Ryan R. Caswell has served as Senior Vice President of Corporate Finance of Austerlitz since January 2021. Mr. Caswell is also a Managing Director of Trasimene Capital and has served as Senior Vice President of Corporate Finance of Austerlitz II since January 2021. Previously Mr. Caswell was a Managing Director in the Financial Institutions Group at BofA Securities where he executed advisory and capital raising transactions from 2008 to August 2020. Before BofA Securities, Mr. Caswell was an investment banker at Bear Stearns. Mr. Caswell has over 15 years of relevant investment and corporate finance experience across a wide variety of industries and transaction types.

Michael L. Gravelle has served as General Counsel and Corporate Secretary of Austerlitz since January 2021. In addition, he has served as General Counsel and Corporate Secretary of Austerlitz II since January 2021, as General Counsel and Corporate Secretary of Foley Trasimene I since March 2020 and as an Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle has also served as General Counsel and Corporate Secretary of Foley Trasimene II from July 2020 until March 2021. Mr. Gravelle has served as the Chief Compliance Officer for Trasimene Capital since January 2020. Mr. Gravelle has over 25 years of business and legal experience in the financial industry. Mr. Gravelle has served as an Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010, and also served in the capacity of an Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as a Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as a Vice President, General Counsel and Secretary beginning in 1996 and as a Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle has also served as an Executive Vice President and General Counsel of Black Knight and its predecessors since January 2014 and as Corporate Secretary of Black Knight from January 2014 until May 2018.

Corporate Governance

Number and Terms of Office of Officers and Directors

The Austerlitz Board is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to Austerlitz’s first annual general meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, Austerlitz is not required to hold an annual general meeting until one year after Austerlitz’s first fiscal year end following Austerlitz’s listing on the NYSE. The term of office of the first class of directors, consisting of Hugh R. Harris, will expire at Austerlitz’s first annual general meeting of shareholders. The term of office of the second class of directors, consisting of Mark D. Linehan and Erika Meinhardt, will expire at Austerlitz’s second annual general meeting of the shareholders. The term of office of the third class of directors, consisting of Dexter Fowler and Richard N. Massey, will expire at Austerlitz’s third annual general meeting of shareholders. Austerlitz’s may not hold an annual general meeting of shareholders until after completion of Business Combination.

Prior to the completion of our initial business combination, any vacancy on the Austerlitz Board may be filled by a nominee chosen by holders of a majority of the AUS Class B Shares and AUS Class C Shares. In addition, prior to the completion of our initial business combination, holders of a majority of AUS Class B Shares and AUS Class C Shares may remove a member of the Austerlitz Board for any reason.

Austerlitz’s officers are appointed by the Austerlitz Board and serve at the discretion of the Austerlitz Board, rather than for specific terms of office. The Austerlitz Board is authorized to appoint persons to the offices set forth in the Austerlitz Organizational Documents as it deems appropriate. The Austerlitz Organizational Documents provide that Austerlitz’s officers may consist of one or more chairman of the Austerlitz Board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Austerlitz Board.

The service of certain of Austerlitz’s directors and officers depends in part on their continued engagement with Austerlitz. See “Risk Factors—Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.”

Director Independence

NYSE listing standards require that a majority of the Austerlitz Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Austerlitz Board has determined that each of Hugh R. Harris, Mark D. Linehan, Erika Meinhardt and Dexter Fowler are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Austerlitz’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of Austerlitz’s executive officers or directors have received any cash compensation for services rendered to Austerlitz. Commencing on the date that Austerlitz’s securities are first listed on the NYSE through the earlier of completion of the Business Combination and Austerlitz’s liquidation, Austerlitz will reimburse Cannae for office space and administrative support services provided to Austerlitz in the amount of $5,000 per month. In addition, the Sponsor or any of Austerlitz’s existing executive officers and directors, or any of their respective affiliates will be paid a finder’s fee, consulting fee or other compensation and reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination and performing due diligence on suitable business combinations. Austerlitz’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or Austerlitz’s or their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Austerlitz does not expect to have any additional controls in place governing Austerlitz’s reimbursement payments to Austerlitz’s directors and executive officers for their out-of-pocket expenses incurred in connection with Austerlitz’s activities on Austerlitz’s behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind will be paid by Austerlitz to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of Business Combination.

After the completion of the Business Combination, directors or members of Austerlitz’s management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Austerlitz’s shareholders in connection with a proposed business combination. Austerlitz has not established any limit on the amount of such fees that may be paid by Austerlitz to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the Business Combination, because the directors of WBET will be responsible for determining executive officer and director compensation. Any compensation to be paid to Austerlitz’s executive officers will be determined, or recommended to the Austerlitz Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Austerlitz Board.

Austerlitz does not intend to take any action to ensure that members of Austerlitz’s management team maintain their positions with Austerlitz after the completion of the Business Combination, although it is possible that some or all of Austerlitz’s executive officers and directors may negotiate employment or consulting arrangements to remain with Austerlitz after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Austerlitz may influence Austerlitz’s management’s motivation in identifying or selecting a target business but Austerlitz does not believe that the ability of Austerlitz’s management to remain with Austerlitz after the completion of the Business Combination will be a determining factor in Austerlitz’s decision to proceed with the Business Combination. Austerlitz is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Committees of the Austerlitz Board

The Austerlitz Board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Austerlitz established an audit committee of the Austerlitz Board. Hugh R. Harris, Erika Meinhardt and Mark D. Linehan will serve as members of the audit committee. The Austerlitz Board has determined that each of Hugh R. Harris, Erika Meinhardt and Mark D. Linehan is independent under the NYSE listing standards and applicable SEC rules. Mark D. Linehan serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the Austerlitz Board has determined that each of Hugh R. Harris, Erika Meinhardt and Mark D. Linehan qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing Austerlitz’s independent registered public accounting firm;

•	reviewing and approving the annual audit plan for Austerlitz;

•	overseeing the integrity of Austerlitz’s financial statements and Austerlitz’s compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•

pre-approving all audit services and permitted non-audit services to be performed by Austerlitz’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) Austerlitz receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	monitoring Austerlitz’s environmental sustainability and governance practices;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding Austerlitz’s financial statements or accounting policies;

•	approving audit and non-audit services provided by Austerlitz’s independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management Austerlitz’s policies and practices with respect to risk assessment and risk management;

•

reviewing any material transaction between Austerlitz’s Chief Financial Officer that has been approved in accordance with Austerlitz’s Code of Ethics for Austerlitz’s officers, and providing prior written approval of any material transaction between Austerlitz and its President; and

•	producing an annual report for inclusion in Austerlitz’s proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

Austerlitz has established a compensation committee of the Austerlitz Board. The members of the compensation committee are Hugh R. Harris, Erika Meinhardt and Mark D. Linehan, and Erika Meinhardt serves as chairman of the compensation committee.

Under the NYSE listing standards and applicable SEC rules, Austerlitz are required to have a compensation committee composed entirely of independent directors. The Austerlitz Board has determined that each of Hugh R. Harris, Erika Meinhardt and Mark D. Linehan is independent. Austerlitz adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving corporate goals and objectives relevant to Austerlitz’s President’s compensation, evaluating Austerlitz’s President’s performance in light of those goals and objectives, and setting Austerlitz’s President’s compensation level based on this evaluation;

•

setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the company’s ordinary shares under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by the Austerlitz Board;

•	making recommendations to the Austerlitz Board with respect to incentive compensation programs and equity-based plans that are subject to Austerlitz Board approval;

•	approving any employment or severance agreements with Austerlitz’s Section 16 Officers;

•	granting any awards under equity compensation plans and annual bonus plans to Austerlitz’s President and the Section 16 Officers;

•	approving the compensation of Austerlitz’s directors; and

•	producing an annual report on executive compensation for inclusion in Austerlitz’s proxy statement, in accordance with applicable rules and regulations.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Austerlitz’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Austerlitz Board.

Corporate Governance and Nominating Committee

Austerlitz established a corporate governance and nominating committee of the Austerlitz Board. The members of the corporate governance and nominating committee are Hugh R. Harris, Erika Meinhardt and Mark D. Linehan, and Hugh R. Harris serves as chairman of the corporate governance and nominating committee. Under the NYSE listing standards, Austerlitz are required to have a corporate governance and nominating committee composed entirely of independent directors. The Austerlitz Board has determined that each of Hugh R. Harris, Erika Meinhardt and Mark D. Linehan is independent.

The primary function of the corporate governance and nominating committee include:

•	identifying individuals qualified to become members of the Austerlitz Board and making recommendations to the Austerlitz Board regarding nominees for election;

•	reviewing the independence of each director and making a recommendation to the Austerlitz Board with respect to each director’s independence;

•	developing and recommending to the Austerlitz Board the corporate governance principles applicable to us and reviewing Austerlitz’s corporate governance guidelines at least annually;

•	making recommendations to the Austerlitz Board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•

overseeing the evaluation of the performance of the Austerlitz Board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of Austerlitz’s governance structures and policies, including as they relate to Austerlitz’s environmental sustainability and governance practices;

•	considering director nominees recommended by shareholders; and

•	reviewing Austerlitz’s overall corporate governance and reporting to the Austerlitz Board on its findings and any recommendations.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees generally provide that persons to be nominated:

•	should possess personal qualities and characteristics, accomplishments and reputation in the business community;

•	should have current knowledge and contacts in the communities in which Austerlitz do business and in its industry or other industries relevant to Austerlitz’s business;

•	should have the ability and willingness to commit adequate time to the Austerlitz Board and committee matters;

•	should demonstrate ability and willingness to commit adequate time to the Austerlitz Board and committee matters;

•

should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to Austerlitz’s needs; and

•

should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the Austerlitz Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the Austerlitz Board, the corporate governance and nominating committee will evaluate the background of each candidate, including candidates that may be submitted by Austerlitz’s shareholders.

Code of Ethics

Austerlitz adopted a Code of Ethics applicable to its directors, officers and employees. Austerlitz will file a copy of its Code of Ethics and its audit committee charter as exhibits to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing Austerlitz’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Austerlitz and will be posted on Austerlitz’s website. Austerlitz intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AUSTERLITZ

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Austerlitz prior to the consummation of the Business Combination. The following discussion and analysis of Austerlitz’s financial condition and results of operations should be read in conjunction with Austerlitz’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on December 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate a business combination using cash from the proceeds of our IPO and the Private Placements, the proceeds of the sale of our shares in connection with a business combination, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The registration statement for the Austerlitz IPO was declared effective on February 25, 2021. On March 2, 2021, we completed the Austerlitz IPO of 69,000,000 Austerlitz Units sold to the public, including the issuance of 9,000,000 Units as a result of the underwriters’ exercise in full of its over-allotment option, at the price of $10.00 per Unit, generating gross proceeds of $690,000,000. Each Unit consists of one AUS Class A share and one-fourth of one redeemable warrant. Each whole Austerlitz Public Warrant entitles the holder to purchase one of our AUS Class A Shares at an exercise price of $11.50 per share, subject to adjustment. Simultaneously with the closing of the Austerlitz IPO, we completed the sale to the Sponsor of an aggregate of 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of approximately $15,800,000. Each Private Placement Warrant is exercisable for one AUS Class A Share at a price of $11.50 per share, subject to adjustment. The proceeds from the Private Placement Warrants were added to the net proceeds from the Austerlitz IPO held in the Trust Account.

Following the Austerlitz IPO, the full exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $690,000,000 was placed in the Trust Account. We incurred $38,728,795 in transaction costs, including $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fees and $778,795 of other offering costs.

Austerlitz’s management has broad discretion with respect to the specific application of the net proceeds of the Austerlitz IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. Austerlitz’s initial business combination must be with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time Austerlitz signs a definitive agreement in connection with an initial business combination. However, Austerlitz will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to be impacted for an extended period, our ability to complete a business combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate our initial business combination in a timely manner.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for the Austerlitz IPO and, after completing the Austerlitz IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after completion of a business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective business combination candidates. Additionally, we recognize non-cash gains and losses with other income (expense) related to changes in recurring fair value measurement of our Warrant liabilities at each reporting period.

For the six months ended June 30, 2021, we had a net loss of $13,635,235, which consists of non-cash losses of $7,827,590 related to changes in the fair value of the Austerlitz Public Warrants and Backstop Agreement, $1,605,246 related to offering costs allocated to warrant liabilities, expenses of $3,450,000 related to the backstop placement fee, and operating costs of $752,399.

Liquidity and Capital Resources

As of June 30, 2021, we had cash of $379,503 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate a target business, perform business due diligence on prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the lender.

We do not currently believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking due diligence and negotiating a business combination are more than we estimate, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete a business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following a business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

For the six months ended June 30, 2021, cash used in operating activities was $1,304,218. Net loss of $13,635,235 was affected by non-cash losses of $7,827,590 related to changes in the fair value of warrant liabilities, losses of $1,605,246 related to offering costs allocated to warrant liabilities, expenses of $3,450,000 related to the payable for the backstop placement fee and changes in operating assets and liabilities, which used $551,819 of cash from operating activities.

As of June 30, 2021, we had cash and marketable securities of $690,000,000 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account (less amounts released to pay our taxes, if such funds are held in an interest bearing account, and deferred underwriting commissions) to complete a business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay Cannae a monthly fee up to $5,000 for office space and administrative support services. We began incurring these fees on March 2, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.

Please refer to the section titled “Proposal No. 1—Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” commencing on page [●] of this proxy statement/prospectus for further discussion of our obligations under the Amended and Restated Registration Rights Agreement.

Please refer to the section titled “Proposal No. 1—Business Combination Proposal—Related Agreements” commencing on page [●] of this proxy statement/prospectus further discussion of the terms and obligations of Austerlitz under a business combination Agreement, Backstop Agreement, and Amended and Restated Sponsor Agreement entered into on May 10, 2021.

Austerlitz will provide the Austerlitz Shareholders with the opportunity to redeem all or a portion of their Austerlitz Public Shares upon the completion of a business combination either (i) in connection with a general meeting called to approve a business combination or (ii) by means of a tender offer. The decision as to whether Austerlitz will seek shareholder approval of a business combination or conduct a tender offer will be made by Austerlitz. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a business combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to Austerlitz to pay its tax obligations. There will be no redemption rights upon the completion of a business combination with respect to the Austerlitz Public Warrants. The AUS Class A Shares are recorded at redemption value and classified as temporary equity, in accordance with ASC Topic 480 Distinguishing Liabilities from Equity.

Critical Accounting Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following critical accounting estimates effecting our financial statements:

Warrant Liability

Austerlitz accounts for the Austerlitz Public Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Austerlitz Public Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Austerlitz Public Warrants meet all of the requirements for equity classification under ASC 815, including whether the Austerlitz Public Warrants are indexed to Austerlitz Public Shares and whether the Austerlitz Public Warrant holders could potentially require “net cash settlement” in a circumstance outside of Austerlitz’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Austerlitz Public Warrants are outstanding. For issued or modified Austerlitz Public Warrants that meet all of the criteria for equity classification, such Austerlitz Public Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Austerlitz Public Warrants that do not meet all the criteria for equity classification, such Austerlitz Public Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified Austerlitz Public Warrants are recognized as a non-cash gain or loss on the statements of operations.

We account for the Austerlitz Public Warrants in accordance with the guidance contained in ASC 815-40 under which the Austerlitz Public Warrants do not meet the criteria for equity treatment and must be recorded as liabilities.

Accordingly, we classify the Austerlitz Public Warrants as liabilities at their fair value and adjust the Austerlitz Public Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statement of operations. See our unaudited condensed financial statements included in this proxy statement/prospectus commencing on page [●] for further discussion of the pertinent terms of the Austerlitz Public Warrants and “Notes to Unaudited Condensed Financial Statements—Note 9” of this proxy statement/prospectus commencing on page [●] for further discussion of the methodology used to determine the value of the warrant liabilities.

AUS Class A Shares Subject to Possible Redemption

We account for AUS Class A Shares subject to possible redemption in accordance with the guidance in ASC 480. AUS Class A Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable AUS Class A Shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, AUS Class A Shares are classified as shareholders’ equity. Our AUS Class A Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the AUS Class A Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheet.

Net Income (Loss) per Austerlitz Share

We apply the two-class method in calculating net loss per share. Net income per Austerlitz Share, basic and diluted, for the AUS Class A Shares is calculated by dividing any interest income earned on the Trust Account, net of applicable taxes, by the weighted average number of AUS Class A Shares outstanding for the period. Net loss per Austerlitz Share, basic and diluted, for AUS Class B Shares and AUS Class C Shares is calculated by dividing the net loss for the period, less income attributable to the AUS Class A Shares, by the weighted average number of AUS Class B Shares and AUS Class C Shares outstanding for the period. Non-redeemable Austerlitz Share include the AUS Class B Shares and the AUS Class C Shares, as these shares do not have any redemption features and do not participate in the income earned on the investments held in the Trust Account.

DESCRIPTION OF WBET’S SECURITIES

The following summary of the material terms of the WBET Shares following the Business Combination is not intended to be, and does not purport to be, complete, and is qualified in its entirety by the WBET Bye-Laws, a copy of which is attached to this proxy statement/prospectus as Annex B as well as by the provisions of applicable law.

Authorized and Outstanding Capital Stock

The WBET Bye-Laws will authorize the issuance of [●] shares, consisting of:

•	[●] WBET Class A Shares;

•	[●] WBET Class C Shares; and

•	[●] WBET Class V Shares.

Upon completion of the Business Combination, assuming No Redemptions, WBET expects that there will be approximately [●] WBET Class A Shares issued and outstanding, [●] WBET Class C Shares issued and outstanding and [●] WBET Class V Shares issued and outstanding. There will be no preferred shares designated nor issued and outstanding immediately following the completion of the Business Combination.

For a description of the various issuances of WBET Shares to be made in connection with the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to the Current Company Equityholders in the Business Combination”. The WBET Shares, when issued pursuant to the Business Combination Agreement, will have been duly authorized and will be fully paid and non-assessable.

WBET Class A Shares

Voting rights. Except as provided in the WBET Bye-Laws or as required by applicable law, holders of WBET Class A Shares will be entitled to one vote per share on all matters to be voted on by WBET Shareholders generally. At annual and special meetings of WBET Shareholders, the holders of WBET Class A Shares, WBET Class C Shares and WBET Class V Shares will vote together as a single class on any matters submitted to a vote of WBET Shareholders.

Generally, unless a different voting standard applies under the WBET Bye-Laws or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast.

WBET Class C Shares

Voting rights. Except as provided in the WBET Bye-Laws or as required by applicable law, holders of WBET Class C Shares will be entitled to one vote per share on all matters to be voted on by WBET Shareholders generally. At annual and special meetings of WBET Shareholders, the holders of WBET Class A Shares, WBET Class C Shares and WBET Class V Shares will vote together as a single class on any matters submitted to a vote of WBET Shareholders.

Generally, unless a different voting standard applies under the WBET Bye-Laws or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast.

Conversion. WBET Class C Shares will automatically convert into WBET Class A Share on a one-for-one basis (the “Initial Class C Share Conversion Ratio”), at the earlier of (i) a time following the Closing in which the last reported sale price of the WBET Class A Share for any 20 trading days within a 30-trading day period equals or exceeds:

•	US$15.25 if occurring before the third (3rd) anniversary of the closing of the Business Combination;

•	US$23.00 if occurring before the sixth (6th) anniversary of the closing of the Business Combination; or

•	US$35.00 if occurring before the ninth (9th) anniversary of the closing of the Business Combination,

and (ii) the date on which WBET completes a merger, amalgamation, share exchange, reorganization or other similar transaction that results in both a Change of Control (as defined in the WBET Bye-Laws) and all holders of WBET Class A Shares and WBET Class V Shares having the right to exchange their WBET Class A Shares and WBET Class V Shares for cash, securities or other property.

The Initial Class C Conversion Ratio will also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the WBET Class A Shares in issue into a greater or lesser number of shares occurring after the date of adoption of the WBET Bye-Laws without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the WBET Class C Shares in issue. In no event will any WBET Class C Share convert into a WBET Class A Share at a ratio of less than one-for-one.

WBET Class V Shares

Voting rights

Except as provided in the WBET Bye-Laws or as required by applicable law, holders of WBET Class V Shares will be entitled to ten votes per share on all matters to be voted on by WBET Shareholders generally. At annual and special meetings of WBET Shareholders, the holders of WBET Class A Shares, WBET Class C Shares and WBET Class V Shares will vote together as a single class on any matters submitted to a vote of WBET Shareholders.

Generally, unless a different voting standard applies under the WBET Bye-Laws or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast.

Conversion

Any or all WBET Class V Shares held by a WBET Shareholder will automatically convert into WBET Class A Shares on a one-for-one basis, without further action by the holder of such shares, (i) at the option (exercised in writing to WBET and stating the number of such holder’s WBET Class V Shares to be so converted) of such holder of such WBET Class V Shares or (ii) upon the occurrence of a transfer (other than a Permitted Transfer (as defined in the WBET Bye-Laws)) of such WBET Class V Shares. The register of members of WBET will be updated to effect such conversion and each outstanding share certificate that, immediately prior to such conversion, represented one or more WBET Class V Shares will be deemed to represent an equal number of WBET Class A Shares, without the need for surrender or exchange of such shares. WBET will, upon the request of each such holder and upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing such holder’s WBET Class A Shares. Upon the conversion of any WBET Class V Share, the number of authorized WBET Class V Shares will be diminished by the number of WBET Class V Shares that were so converted and the number of WBET Class A Shares will increase in the same amount.

Preference Shares

The WBET Bye-Laws will authorize the WBET Board to establish one or more series of preference shares. Unless required by law or any stock exchange, the authorized preference shares will be available for issuance without further action by the holders of WBET Shares. The WBET Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preference shares.

The issuance of preference shares may have the effect of delaying, deferring or preventing a change in control of WBET without further action by the WBET Shareholders. Additionally, the issuance of preference shares may adversely affect the holders of WBET Shares by restricting dividends, diluting the voting power of WBET Shares or subordinating the liquidation rights of WBET Shares. As a result of these or other factors, the issuance of preferred shares could have an adverse impact on the market price of WBET Class A Shares. At present, WBET has no plans to issue any preferred shares.

Dividend Rights

Austerlitz has not declared or paid any dividends in the past. Subsequent to the Business Combination, subject to applicable law and the rights of any outstanding preference shares, the holders of WBET Class A Shares, WBET Class C Shares and WBET Class V Shares will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by WBET Board out of funds legally available therefor; provided, that holders of WBET Class C Shares will only be paid at such time that the WBET Class C Shares convert to WBET Class A Shares.

Winding-Up

If WBET is wound up the liquidator may, with the sanction of a resolution of the WBET Shareholders, divide amongst the WBET Shareholders the assets of WBET and may, for such purpose, set such value as such liquidator deems fair upon any property to be divided and may determine how such division will be carried out as between the different classes of WBET Shareholders. The liquidator may, with the sanction of a resolution of the WBET Shareholders, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the WBET Shareholders as the liquidator sees fit, but so that no WBET Shareholder will be compelled to accept any shares or other securities or assets whereon there is any liability.

Preemptive Rights; Sinking Fund Provisions

The holders of WBET Shares have no preemptive rights or other subscription rights. There are no redemption or sinking fund provisions applicable to WBET Shares.

WBET Warrants

In connection with the Business Combination, each of the Austerlitz Public Warrants that are outstanding immediately prior to the Effective Time will, pursuant to and in accordance with the warrant agreement covering such warrants, automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of AUS Class A Shares set forth therein, and in substitution thereof such warrant will entitle the holder thereof to acquire the same number of WBET Class A Shares per warrant on the same terms.

Each WBET Warrant will entitle the registered holder to purchase one WBET Class A Share at a price of $11.50 per share, subject to adjustment as discussed below (the “Warrant Price”), only during the period (the “Exercise Period”) (i) commencing on the date that is thirty (30) days after the first date on which WBET completes a Business Combination, and (ii) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which WBET completes its initial Business Combination, (y) the liquidation of Austerlitz in accordance with the Austerlitz Organizational Documents, if Austerlitz fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants then held by the Sponsor or Cannae, or their permitted transferees with respect to a redemption or, if the last reported sales price of the WBET Class A Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given (the “Reference Value”) equals or exceeds $18.00 per share (subject to adjustment), 5:00 p.m., New York City time on the Expiration Date (as defined in the Warrant Agreement); provided, however, that the exercise of any WBET Warrant will be subject to the satisfaction of any applicable conditions.

Only a whole WBET Warrant may be exercised at a given time by a warrant holder. A holder of WBET Warrants will not be able to exercise any fraction of a WBET Warrant.

WBET will not be obligated to deliver any WBET Class A Shares pursuant to the exercise of a WBET Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the WBET Class A Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to WBET satisfying its obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and we will not be obligated to issue a WBET Class A Share upon exercise of a warrant unless the WBET Class A Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

Austerlitz has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of its initial business combination, it shall use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement for the registration, under the Securities Act, of the WBET Class A Shares issuable upon exercise of the WBET Warrants. WBET shall use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the WBET Warrants in accordance with the provisions of the Warrant Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) business day following the closing of the Business Combination, holders of the WBET Warrants shall have the right, during the period beginning on the sixty-first (61st) business day after the Closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when WBET fails to have maintained an effective registration statement covering the issuance of the WBET Class A Shares issuable upon exercise of the WBET Warrants, to exercise such WBET Warrants on a “cashless basis,” by exchanging the WBET Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of WBET Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of WBET Class A Shares underlying the WBET Warrants, multiplied by the excess of the volume-weighted average price of the WBET Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of redemption is sent to the holder of the warrants (the “Warrant Fair Market Value”) less the Warrant Price, by (y) the Warrant Fair Market Value and (B) 0.3611 WBET Class A Shares per Public Warrant (subject to adjustment). In connection with the “cashless exercise” of a WBET Warrant, WBET will, upon request, provide the warrant agent with an opinion of counsel for WBET (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the WBET Warrants on a “cashless basis” is not required to be registered under the Securities Act and (ii) the WBET Class A Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of WBET and, accordingly, shall not be required to bear a restrictive legend.

Redemption of WBET Warrants When the Price per Share of WBET Class A Shares Equals or Exceeds $18.00

Not less than all of the outstanding WBET Warrants may be redeemed, at the option of WBET, at any time during the Exercise Period, upon notice to the registered holders of the WBET Warrants, at a redemption price of $0.01 per WBET Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment) and (b) there is an effective registration statement covering the issuance of the WBET Class A Shares issuable upon exercise of the WBET Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

Redemption of WBET Warrants When the Price per WBET Class A Share Equals or Exceeds $10.00

Not less than all of the outstanding WBET Warrants may be redeemed, at the option of WBET, at any time during the Exercise Period, upon notice to the registered holders of the WBET Warrants, at a redemption price of $0.10 per WBET Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding WBET Warrants. During the 30-day redemption period, registered holders of the WBET Warrants may elect to exercise their WBET Warrants on a “cashless basis” and receive a number of WBET Class A Shares determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the WBET Warrants) and the Redemption Fair Market Value (a “Make-Whole Exercise”). “Redemption Fair Market Value” means the volume weighted average price of the WBET Class A Shares for the ten (10) trading days immediately following the date on which notice of redemption is sent to the registered holders. In connection with any redemption pursuant to section, WBET will provide the registered holders with the Redemption Fair Market Value no later than one (1) business day after the ten (10) trading day period described above ends.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of WBET Class A Share
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and redemption date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the redemption date is between two redemption dates in the table, the number of WBET Class A Shares to be issued for each WBET Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a WBET Warrant or the Warrant Price is adjusted. In the event of a Warrant Price adjustment, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Warrant Price after such adjustment and the denominator of which is the Warrant Price immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the Warrant Price is adjusted, the adjusted share prices set forth in the column headings of the table above shall be multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price and the denominator of which is $10.00. In no event will the number of shares issued in connection with a Make-Whole Exercise exceed 0.3611 WBET Class A Shares per WBET Warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the WBET Class A Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the WBET Class A Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the WBET Class A Shares is below the exercise price of the warrants. WBET has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ — Redemption of Warrants When the Price per WBET Class A Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of Austerlitz’s IPO prospectus. This redemption right provides WBET with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to WBET’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. WBET will be required to pay the applicable redemption price to warrant holders if WBET chooses to exercise this redemption right and it will allow WBET to quickly proceed with a redemption of the warrants if WBET determines it is in its best interest to do so. As such, WBET would redeem the warrants in this manner when it believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, WBET can redeem the warrants when the WBET Class A Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to WBET’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If WBET chooses to redeem the warrants when the WBET Class A Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer WBET Class A Shares than they would have received if they had chosen to wait to exercise their warrants for WBET Class A Shares if and when such WBET Class A Shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of WBET Class A Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of WBET Class A Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the WBET Class A Shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the WBET Class A Shares, WBET (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Anti-dilution Adjustments.

Sub-Divisions. If the number of issued and outstanding WBET Class A Shares is increased by a capitalization or share dividend of WBET Class A Shares, or by a sub-division of WBET Class A Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of WBET Class A Shares issuable on exercise of each WBET Warrant shall be increased in proportion to such increase in the issued and outstanding WBET Class A Shares. A rights offering to holders of WBET Class A Shares entitling holders to purchase WBET Class A Shares at a price less than the “Historical Fair Market Value” (as defined below) will be deemed a capitalization of a number of WBET Class A Shares equal to the product of (i) the number of WBET Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the WBET Class A Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per WBET Class A Share paid in such rights offering divided by (y) the Historical Fair Market Value. If the rights offering is for securities convertible into or exercisable for WBET Class A Shares, in determining the price payable for WBET Class A Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. “Historical Fair Market Value” means the volume weighted average price of the WBET Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the WBET Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No WBET Class A Shares will be issued at less than their par value.

Extraordinary Dividends. If WBET, at any time while the WBET Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of WBET Class A Shares on account of such WBET Class A Shares (or other shares into which the WBET Warrants are convertible), other than (a) as described in the section titled “Anti-dilution Adjustments—Sub-Divisions”) above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the WBET Class A Shares in connection with a shareholder vote to amend the WBET Bye-Laws, or (d) in connection with any distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the WBET Board, in good faith) of any securities or other assets paid on each WBET Class A Share in respect of such Extraordinary Dividend. “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the WBET Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of WBET Class A Shares issuable on exercise of each WBET Warrant) to the extent it does not exceed $0.50.

Aggregation of Shares. If the number of issued and outstanding WBET Class A Shares is decreased by a consolidation, combination, reverse share split or reclassification of WBET Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of WBET Class A Shares issuable on exercise of each WBET Warrant will be decreased in proportion to such decrease in issued and outstanding WBET Class A Shares.

Adjustments in Exercise Price. Whenever the number of WBET Class A Shares purchasable upon the exercise of the WBET Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of WBET Class A Shares purchasable upon the exercise of the WBET Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of WBET Class A Shares so purchasable immediately thereafter, and the $10.00 and $18.00 per share redemption trigger price, respectively, will be adjusted (to the nearest cent) to be equal to 100% and 180%, respectively, of the adjusted Warrant Price.

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding WBET Class A Shares, or in the case of any merger or consolidation of WBET with or into another corporation (other than a consolidation or merger in which WBET is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding WBET Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of WBET as an entirety or substantially as an entirety in connection with which WBET is dissolved, the holders of the WBET Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the WBET Warrants and in lieu of the WBET Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the WBET Warrants would have received if such holder had exercised his, her or its WBET Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the WBET Class A Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each WBET Warrant becomes exercisable is deemed to be the weighted average of the kind and amount received per share by the holders of the WBET Class A Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the WBET Class A Shares (other than a tender, exchange or redemption offer made by WBET in connection with redemption rights held by WBET Shareholders as provided for in the WBET Bye-Laws, is presented to the WBET Shareholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding WBET Class A Shares, the holder of a WBET Warrant will be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such WBET Warrant holder had exercised the WBET Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the WBET Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the applicable adjustments; provided further that if less than 70% of the consideration receivable by the holders of the WBET Class A Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the WBET Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by WBET pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price will be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a WBET Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) the redemption provisions of the Warrant Agreement will be taken into account, (ii) the price of each WBET Class A Share will be the volume weighted average price of the WBET Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the WBET Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the WBET Class A Shares consists exclusively of cash, the amount of such cash per WBET Class A Share, and (ii) in all other cases, the volume weighted average price of the WBET Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a WBET Warrant, WBET shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a WBET Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the section titled “—Anti-Dilution Adjustments”, WBET will give written notice of the occurrence of such event to each holder of a WBET Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

No Fractional Shares. WBET will not issue fractional shares upon the exercise of WBET Warrants. If, by reason of any adjustment, the holder of any WBET Warrant would be entitled, upon the exercise of such WBET Warrant, to receive a fractional interest in a share, WBET will, upon such exercise, round down to the nearest whole number the number of WBET Class A Shares to be issued to such holder.

Form of Warrant. The form of WBET Warrant need not be changed because of any adjustment, and WBET Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the WBET Warrants initially issued pursuant to the Warrant Agreement; provided, however, that WBET may at any time in its sole discretion make any change in the form of WBET Warrant that WBET may deem appropriate and that does not affect the substance thereof, and any WBET Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding WBET Warrant or otherwise, may be in the form as so changed.

Other Events. In case any event shall occur affecting WBET as to which none of the provisions of the preceding subsections are strictly applicable, but which would require an adjustment to the terms of the WBET Warrants in order to (i) avoid an adverse impact on the WBET Warrants and (ii) effectuate the intent and purpose of the Warrant Agreement, then, in each such case, WBET will appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which will give its opinion as to whether or not any adjustment to the rights represented by the WBET Warrants is necessary to effectuate the intent and purpose of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the WBET Warrants be so adjusted pursuant as a result of any issuance of securities in connection with a Business Combination. WBET will adjust the terms of the WBET Warrants in a manner that is consistent with any adjustment recommended in such opinion.

No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the WBET Warrants solely as a result of an adjustment to the conversion ratio of the AUS Class B Shares into AUS Class A Shares or of the AUS Class C Shares into AUS Class A Shares.

Private Placement Warrants

The Private Placement Warrants will be identical to the WBET Warrants, except that so long as they are held by the Sponsor or any of its permitted transferees, the Private Placement Warrants: (i) may be exercised on a “cashless basis”, (ii) including the WBET Class A Shares issuable upon exercise of the Private Placement Warrants may not be transferred, assigned or sold until thirty (30) days after the completion by WBET of an initial Business Combination, (iii) are not redeemable by WBET pursuant to the redemption described in the section titled “—Redemption of WBET Warrants When the Price per WBET Class A Share Equals or Exceeds $18.00”, and (iv) will only be redeemable by WBET pursuant to the redemption described in the section titled “—Redemption of WBET Warrants When the Price per WBET Class A Share Equals or Exceeds $10.00” if the

Reference Value is less than $18.00 per share (subject to adjustment); provided, however, that in the case of clause (ii), the Private Placement Warrants and any WBET Class A Shares held by the Sponsor or any of its permitted transferees that are issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

•

to WBET’s officers or directors, any affiliates or family members of any of WBET’s officers or directors, any members or partners of the Sponsor or its affiliates, any affiliates of the Sponsor or any employees of such affiliates;

•

in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, or an affiliate of such person, or to a charitable organization;

•	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

•	in the case of an individual, pursuant to a qualified domestic relations order;

•	by virtue of the limited partnership agreements or other applicable organizational documents of the Sponsor upon dissolution of the Sponsor;

•	as distributions to limited partners or members of the Sponsor;

•	by virtue of the laws of Bermuda or either of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or

•

in the event of WBET’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the WBET’s shareholders having the right to exchange their WBET Class A Shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in each case (except for the final four bullets above or with the prior written consent of WBET) prior to such registration for transfer, the warrant agent shall be presented with written documentation pursuant to which each permitted transferee must enter into a written agreement with WBET agreeing to be bound by these transfer restrictions.

WBET’s Transfer Agent and Warrant Agent

The transfer agent for WBET Shares and warrant agent for WBET Warrants and Private Placement Warrants will be Continental Stock Transfer & Trust Company, which is the current transfer agent and warrant agent for the Austerlitz Shares and Austerlitz Public Warrants.

Anti-Takeover Provisions

Bermuda law does not include any takeover regulations applicable to Bermuda companies and their shareholders.

Certain provisions of the WBET Bye-Laws could make the acquisition of WBET more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a shareholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to shareholders over the market price for their shares. These provisions also may promote the continuity of WBET’s management by making it more difficult for a person to remove or change the incumbent members of the WBET Board.

Authorized but Unissued Shares; Undesignated Preference Shares. Authorized but unissued shares will be available for future issuance without shareholder approval except as required by law or by any stock exchange on which our shares may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, the WBET Board may authorize, without shareholder approval, the issuance of undesignated preference shares with voting rights or other rights or preferences designated from time to time by the WBET Board. The existence of authorized but unissued shares or preference shares may enable the WBET Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification. The WBET Bye-Laws will provide that the WBET Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of the WBET Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the WBET Board. The WBET Bye-Laws will provide that the number of directors will be fixed from time to time exclusively as determined by the WBET Board.

No Cumulative Voting. The WBET Bye-Laws will provide that shareholders are not permitted to cumulate votes.

Business Combinations

There are a number of mechanisms for acquiring a Bermuda limited company, including:

Schemes of Arrangement

Bermuda companies are able to apply to the Bermuda Court under Section 99 of the Bermuda Companies Act to obtain the Court’s sanction of a proposed scheme of arrangement. Schemes may be transfer schemes or cancellation schemes but, unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all of its creditors to the scheme.

In either case, dissenting shareholders do not have express statutory appraisal rights, but the Bermuda Court will only sanction a scheme if it is fair. Shares owned by the offeror can be voted to approve the scheme but the Bermuda Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

Under the Bermuda Companies Act, any scheme must be approved by a majority in number representing three quarters in value of the shareholders present and voting either in person or by proxy at the requisite special general meeting. This threshold cannot be reduced by the company’s bye-laws. If there are dissenting shareholders who hold more than 10% of the shares, the Bermuda Court might be persuaded not to exercise its discretion to sanction the scheme on the ground that the scheme constitutes a takeover within Section 102 of the Bermuda Companies Act and requires a 90% acceptance. This 90% requirement cannot be reduced by the company’s bye-laws or otherwise.

A Bermuda company may effect a squeeze-out of a minority shareholder in a Bermuda company by way of a general offer followed by a squeeze-out under Section 102 of the Bermuda Companies Act. Broadly, if the offer is approved by the holders of 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissenting shareholders. Shares owned by the offeror or its subsidiaries or their nominees at the date of the offer do not, however, count towards the 90%. If the offeror or any of its subsidiaries or any nominee of the offeror, or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer, the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90% in value of the shares, must also represent no less than 75% in number of the holders of those shares, although the additional restrictions should not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10% of the shares of the subject company) even where the parent owns more than 10% of the shares of the subject company, provided that the subsidiary and the parent are not nominees. The percentages above cannot be varied by the company’s bye-laws.

The 90% acceptance must be obtained within four months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within two months of the acquisition of the 90%. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the Bermuda Court which has power to make such orders as it thinks fit. The above time frames cannot be varied by the company’s bye-laws.

There is an alternative squeeze-out mechanism exercisable by the holders of 95% or more of the shares or any class of shares serving notice on the remaining shareholders or class of shareholders under Section 103 of the Bermuda Companies Act. Dissenting shareholders have a right to apply to the Bermuda Court within one month of the compulsory acquisition notice to have the value of their shares appraised by the Bermuda Court, but these appraisal rights differ from the appraisal rights in a merger, in that under Section 103 of the Bermuda Companies Act, if one dissenting shareholder applies to court and is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out. The above 95% threshold cannot be varied by the company’s bye-laws.

Amalgamations and Merger

Under the Bermuda Companies Act, the amalgamation or merger of a Bermuda company with another company (wherever incorporated) (other than certain affiliated companies) requires, subject to the WBET Bye-Laws, the amalgamation or merger to be approved by the company’s board of directors and by its shareholders. The Bermuda Companies Act prescribes approval by 75% of shareholders but permits companies to reduce this in its bye-laws to a simple majority. Under the WBET Bye-Laws: (i) where an amalgamation or merger has been approved by WBET’s board of directors, a simple majority of shareholders is required to approve such amalgamation or merger; and (ii) where an amalgamation or merger has not been approved by WBET’s board of directors, approval by 66 2/3% of all the issued and outstanding voting shares of WBET is required.

For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. Holders of a separate class of shares are entitled to a separate class vote if the rights of such class would be varied by virtue of the amalgamation or merger.

Appraisal Rights

Under the Bermuda Companies Act, a dissenting shareholder of an amalgamating or merging company who did not vote in favor of the amalgamation or merger and does not believe it has been offered fair value for its shares may within one month of the giving of the notice calling the meeting at which the amalgamation or merger was decided upon apply to the Bermuda Court to appraise the fair value of its shares. Where the Bermuda Court has appraised any such shares and the amalgamation or merger has not been consummated before the appraisal then, within one month of the Bermuda Court appraising the value of the shares, the company is entitled to either:

•	pay to the dissenting shareholder an amount equal to the value of its shares as appraised by the Bermuda Court; or

•	terminate the amalgamation or merger agreement in accordance with the Bermuda Companies Act.

Where the Bermuda Court has appraised the fair value of any shares and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Bermuda Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Bermuda Court, the amalgamated or surviving company must pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Bermuda Court.

There is no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of any shares will be allocated between the company and the shareholder in the discretion of the Bermuda Court.

Inspection of Books and Records

Pursuant to the WBET Bye-Laws, the WBET Board is required to keep records of account at WBET’s registered office for inspection by the directors. Where the records of account are held in a location outside of

Bermuda, the directors are required to keep at WBET’s office such records as will enable the directors to ascertain with reasonably accuracy the financial position of WBET at the end of each three month period. WBET Shareholders have no right to inspect any accounting record or book or document of WBET except as provided for by law or authorized by the WBET Board.

WBET must also keep a register of shareholders at its registered office in Bermuda for public inspection and the Secretary of WBET is required to establish and maintain a register of directors and officers for public inspection as prescribed by the Bermuda Companies Act. As a Bermuda company whose shares will be listed on an appointed stock exchange (i.e. the NYSE), WBET may, in addition to its register of members at its registered office, keep one or more branch registers in a location outside of Bermuda. However, such branch register(s) must be kept in the same manner in which the register of members in Bermuda must be kept.

Shareholder Lawsuits

In Bermuda, the rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in other jurisdictions.

The Bermuda Court ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The WBET Bye-Laws contain a provision by which each WBET Shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of WBET, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for WBET; however, such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Indemnification of Directors and Officers

To the fullest extent permitted by Bermuda law, the WBET Bye-Laws and the Bermuda Companies Act confer an indemnity on its directors and any other officers against losses arising or liability resulting from their negligence, default, breach of duty or breach of trust in relation to WBET; provided that WBET is not permitted to indemnify any such person against any liability arising from their fraud or dishonesty.

The WBET Bye-Laws provide that:

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WBET will indemnify every director, resident representative, secretary and other officer and the liquidator or trustees (if any) acting in relation to any of the affairs of WBET or any subsidiary thereof (each an “Indemnitee”) out of the assets of WBET against all actions, costs, charges, losses, damages and expenses incurred or sustained by him or her by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts; provided that such indemnity shall not extend to any matter in respect of fraud or dishonesty in relation to WBET which may attach to the Indemnitee; and

•

WBET will indemnify each person who is a party to or threatened to be made a party to any action, suit or proceeding by reason of being or agreeing to become a director or officer of WBET or serving or agreeing to serve, at the request of WBET, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another company, corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to WBET which may attach to any such person.

In addition, WBET is expected to enter into indemnification agreements with each of its directors. These agreements would provide WBET’s directors with contractual assurance of their rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that afforded by WBET Bye-Laws.

The WBET Bye-Laws also provide that WBET may purchase and maintain insurance for the benefit of any indemnified person against any liability incurred by him or her under the Bermuda Companies Act in his or her capacity as a director or officer or indemnifying such indemnified person in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the indemnified person may be guilty in relation to WBET or any subsidiary thereof.

Election and Removal of Directors and Officers

The WBET Bye-Laws provide that the WBET Board will determine the number of directors who will serve on the WBET Board, subject to the designation rights set forth below. Upon adoption of the WBET Bye-Laws, the WBET Board will be divided into three classes designated as Class I, Class II and Class III. At the first general meeting which is held after the date of adoption of the WBET Bye-Laws for the purpose of electing directors, the Class I Directors will be elected for a three year term of office, the Class II Directors will be elected for a two year term of office and the Class III Directors will be elected for a one year term of office. At each succeeding annual general meeting, successors to the class of directors whose term expires at that annual general meeting will be elected for a three year term.

The shareholders entitled to designate director nominees as set forth below in the section titled “—Designation Rights”, will have the exclusive right to (i) remove their director nominees from the WBET Board and (ii) designate director nominee for election or appointment, as applicable, to the WBET Board to fill vacancies created by reason of death, removal or resignation of its nominees to the WBET Board. The WBET Board will have the authority to fill any other vacancies on the WBET Board, including any vacancies created as a result of an increase in the size of the WBET Board.

Designation Rights

The WBET Bye-Laws provide that the WBET Board will only nominate persons for election to WBET Board who are designated or identified as follows:

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Sponsor will have the right to designate one director nominee for so long as Sponsor and Cannae continue to own in the aggregate, at least 50% or more of the issued WBET Class A Shares which they collectively held at the time of completion of the Business Combination and such ownership limitation shall equally apply to determine the Sponsor’s right to designate a replacement for such designee;

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Wynn Investment will have the right to designate five director nominees for so long as Wynn Parent and its affiliates (other than WBET and its subsidiaries) continue to beneficially own at least 50% or more of the total outstanding WBET Shares (excluding WBET Class C Shares), provided that such right to designate nominees to serve on the WBET Board shall be adjusted should such ownership of WBET Shares decline, in accordance with the following:

WBET Shares Beneficially Owned by Wynn Parent and its Affiliates (other than WBET and its Subsidiaries) as a Percentage of the Total Outstanding WBET Shares (Excluding WBET Class C Shares)	Number of Wynn Investment Director Designees
50% or greater	5

40% or greater, but less than 50%	4

30% or greater, but less than 40%	3

20% or greater, but less than 30%	2

10% or greater, but less than 20%	1

•

The Nominating and Corporate Governance Committee of the WBET Board (or, if no such committee is in existence, the WBET Board) will have the right to designate three director nominees who qualify as independent under SEC rules and the rules of the national securities exchange on which the WBET Shares are listed.

Limited Liability of Directors

As permitted by Bermuda law, the WBET Bye-Laws contain a provision by which each WBET Shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of WBET, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for WBET or any subsidiary thereof; however, such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer. Further, under Bermuda law, a company may not indemnify and exempt from liability any director, officer or auditor against any liability arising from their fraud or dishonesty.

Requirements for Advance Notification of Shareholder Meetings, Nominations and Proposals

The WBET Bye-Laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the WBET Board pursuant to the WBET Bye-Laws. For any matter to be “properly brought” before a meeting, a shareholder will have to comply with advance notice requirements and provide WBET with certain information. Generally, to be timely, a shareholder’s notice must be received at WBET’s principal executive offices not less than 120 calendar days before the date of WBET’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if WBET did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the WBET Board with such deadline being a reasonable time before WBET begins to print and send its related proxy materials. The Company Bye-Laws also specify requirements as to the form and content of a shareholders notice. These provisions will not apply to the designations made by the WBET Board under the WBET Bye-Laws.

Listing

WBET intends to apply to list WBET Class A Shares and WBET Warrants on NASDAQ under the symbols “WBET” and “WBET.WS,” respectively.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Austerlitz is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Austerlitz Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the Austerlitz Organizational Documents differ in certain material respects from the WBET Bye-Laws. As a result, when you become a shareholder of WBET, your rights will differ in some regards as compared to when you were a shareholder of Austerlitz.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Austerlitz and WBET according to applicable law and/or the Austerlitz Organizational Documents and WBET Bye-Laws You also should review the Proposed Memorandum of Continuance and the WBET Bye-Laws attached hereto as Annex L and Annex B to this proxy statement/prospectus, respectively, as well as the corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, and the corporate laws of Bermuda, including the Bermuda Companies Act, to understand how these laws apply, respectively, to Austerlitz and WBET.

Provisions	Cayman Islands	Bermuda
Shareholder/Shareholder Approval of Business Combinations

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval-there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

There are a number of mechanisms for acquiring a Bermuda limited company, including:

Schemes of Arrangement:

Bermuda companies are able to apply to the Bermuda Court under Section 99 of the Bermuda Companies Act to obtain the Court’s sanction of a proposed scheme of arrangement. Schemes may be transfer schemes or cancellation schemes but, unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all of its creditors to the scheme.

In either case, dissenting shareholders do not have express statutory appraisal rights, but the Bermuda Court will only sanction a scheme if it is fair. Shares owned by the offeror can be voted to approve the scheme but the Bermuda Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

Provisions	Cayman Islands	Bermuda

Under the Bermuda Companies Act, any scheme must be approved by a majority in number representing three quarters in value of the shareholders present and voting either in person or by proxy at the requisite special general meeting. This threshold cannot be reduced by the company’s bye-laws. If there are dissenting shareholders who hold more than 10% of the shares, the Bermuda Court might be persuaded not to exercise its discretion to sanction the scheme on the ground that the scheme constitutes a takeover within Section 102 of the Bermuda Companies Act and requires a 90% acceptance. This 90% requirement cannot be reduced by the company’s bye-laws or otherwise.

A Bermuda company may effect a squeeze-out of a minority shareholder in a Bermuda company by way of a general offer followed by a squeeze-out under Section 102 of the Bermuda Companies Act. Broadly, if the offer is approved by the holders of 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissenting shareholders. Shares owned by the offeror or its subsidiaries or their nominees at the date of the offer do not, however, count towards the 90%. If the offeror or any of its subsidiaries or any nominee of the offeror, or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer, the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding

Provisions	Cayman Islands	Bermuda
not less than 90% in value of the shares, must also represent no less than 75% in number of the holders of those shares, although the additional restrictions should not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10% of the shares of the subject company) even where the parent owns more than 10% of the shares of the subject company, provided that the subsidiary and the parent are not nominees. The percentages above cannot be varied by the company’s bye- laws.

The 90% acceptance must be obtained within four months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within two months of the acquisition of the 90%. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the Bermuda Court which has power to make such orders as it thinks fit. The above time frames cannot be varied by the company’s bye-laws.

There is an alternative squeeze-out mechanism exercisable by the holders of 95% or more of the shares or any class of shares serving notice on the remaining shareholders or class of shareholders under Section 103 of the Bermuda Companies Act. Dissenting shareholders have a right to apply to the Bermuda Court within one month of the compulsory acquisition notice to have the value of their shares appraised by the Bermuda Court, but these appraisal rights differ from the appraisal rights in a merger, in that under Section 103

Provisions	Cayman Islands	Bermuda
of the Bermuda Companies Act, if one dissenting shareholder applies to court and is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out. The above 95% threshold cannot be varied by the company’s bye-laws.

Amalgamations and Mergers:

Under the Bermuda Companies Act, the amalgamation or merger of a Bermuda company with another company (wherever incorporated) (other than certain affiliated companies) requires, subject to the company’s bye-laws, the amalgamation or merger to be approved by the company’s board of directors and by its shareholders. The Bermuda Companies Act prescribes approval by 75% of shareholders but permits companies to reduce this in its bye-laws to a simple majority. Under the WBET Bye-Laws: (i) where an amalgamation or merger has been approved by WBET’s board of directors, a simple majority of shareholders is required to approve such amalgamation or merger; and (ii) where an amalgamation or merger has not been approved by WBET’s board of directors, approval by 66 2/3% of all the issued and outstanding voting shares of WBET is required.

For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. Holders of a separate class of shares are entitled to a separate class vote if the rights of such class would be varied by virtue of the amalgamation or merger.

Provisions	Cayman Islands	Bermuda
Shareholder/Shareholder Votes for Routine Matters	Under Cayman Islands law and the Austerlitz Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).	Under Bermuda law and the WBET Bye-Laws, anything which may be done by resolution of WBET in a general meeting or by resolution of a meeting of any class of shareholders may be done without a meeting by written resolution. A written resolution is passed when it is signed by the shareholders who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of shareholders at which all shareholders entitled to attend and vote thereat were present and voting.

Appraisal Rights	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Under the Bermuda Companies Act, a dissenting shareholder of an amalgamating or merging company who did not vote in favor of the amalgamation or merger and does not believe it has been offered fair value for its shares may within one month of the giving of the notice calling the meeting at which the amalgamation or merger was decided upon apply to the Bermuda Court to appraise the fair value of its shares. Where the Bermuda Court has appraised any such shares and the amalgamation or merger has not been consummated before the appraisal then, within one month of the Bermuda Court appraising the value of the shares, the company is entitled to either:

(i) pay to the dissenting shareholder an amount equal to the value of its shares as appraised by the Bermuda Court; or

(ii) terminate the amalgamation or merger agreement in accordance with the Bermuda Companies Act.

Where the Bermuda Court has appraised the fair value of any

Provisions	Cayman Islands	Bermuda
shares and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Bermuda Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Bermuda Court, the amalgamated or surviving company must pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Bermuda Court.

There is no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of any shares will be allocated between the company and the shareholder in the discretion of the Bermuda Court.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Pursuant to the WBET Bye-Laws, the WBET Board is required to keep records of account at WBET’s registered office for inspection by the directors. Where the records of account are held in a location outside of Bermuda, the directors are required to keep at WBET’s office such records as will enable the directors to ascertain with reasonably accuracy the financial position of WBET at the end of each three month period. WBET Shareholders have no right to inspect any accounting record or book or document of WBET except as provided for by law or authorized by the WBET Board.

WBET must also keep a register of shareholders at its registered office in Bermuda for public inspection and the Secretary of WBET is required to establish and maintain a register of directors and officers for public inspection

Provisions	Cayman Islands	Bermuda
as prescribed by the Bermuda Companies Act. As a Bermuda company whose shares will be listed on an appointed stock exchange (i.e. the NYSE), WBET may, in addition to its register of members at its registered office, keep one or more branch registers in a location outside of Bermuda. However, such branch register(s) must be kept in the same manner in which the register of members in Bermuda must be kept.

Shareholder/Shareholder Lawsuits	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

In Bermuda, the rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in other jurisdictions.

The Bermuda Court ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the

Provisions	Cayman Islands	Bermuda
Bermuda Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The WBET Bye-Laws contain a provision by which each WBET Shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of WBET, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for WBET; however, such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

The directors of WBET have certain statutory and fiduciary duties. All of the directors individually owe a fiduciary duty and a duty of skill and care in their dealings with or on behalf of WBET and the Bermuda Companies Act imposes various duties on directors and officers of WBET with respect to certain matters of management and administration of WBET.

The Bermuda Companies Act imposes a duty on directors and officers of a Bermuda company:

(i) to act honestly and in good faith with a view to the best interests of the company;

(ii) to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

Provisions	Cayman Islands	Bermuda

(iii) to disclose any interest in any material contract or proposed material contract or person that is party to a material contract or proposed material contract to the board of the company at the first opportunity.

Under Bermuda law, a person who is a director may be found personally liable for any breach of his or her fiduciary duties. The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer (which includes a director), if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him or her, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of a company against such officers.

In the WBET Bye-Laws, each WBET Shareholder agrees to waive any claim or right of action they might have, whether individually or by or in the right of WBET, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for WBET or any subsidiary thereof; provided, however, that such waiver does

Provisions	Cayman Islands	Bermuda
not extend to any claims or rights of action arising out of any fraud or dishonesty which may attach to such director or officer.

A director of a Bermuda company is not liable for the acts of co-directors or company officers solely by virtue of being a director. Rather, a director may rely in good faith on executives who have been appointed specifically for the purpose of attending to the detail of management. However, directors cannot absolve themselves entirely of their responsibility by delegation to others.

Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

To the fullest extent permitted by Bermuda law, the WBET Bye-Laws and the Bermuda Companies Act confer an indemnity on its directors and any other officers against losses arising or liability resulting from their negligence, default, breach of duty or breach of trust in relation to WBET; provided that WBET is not permitted to indemnify any such person against any liability arising from their fraud or dishonesty.

The WBET Bye-Laws provide that:

(i) WBET will indemnify every director, resident representative, secretary and other officer and the liquidator or trustees (if any) acting in relation to any of the affairs of WBET or any subsidiary thereof (each an “Indemnitee”) out of the assets of WBET against all actions, costs, charges, losses, damages and expenses incurred or sustained by him or her by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts;

Provisions	Cayman Islands	Bermuda

provided that such indemnity shall not extend to any matter in respect of fraud or dishonesty in relation to WBET which may attach to the Indemnitee; and

(ii) WBET will indemnify each person who is a party to or threatened to be made a party to any action, suit or proceeding by reason of being or agreeing to become a director or officer of WBET or serving or agreeing to serve, at the request of WBET, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another company, corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to WBET which may attach to any such person.

In addition, WBET is expected to enter into indemnification agreements with each of its directors. These agreements would provide WBET’s directors with contractual assurance of their rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that afforded by WBET Bye-Laws.

WBET Bye-Laws also provide that WBET may purchase and maintain insurance for the benefit of any indemnified person against any liability incurred by him or her under the Bermuda Companies Act in his or her capacity as a director or officer or indemnifying

Provisions	Cayman Islands	Bermuda
such indemnified person in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the indemnified person may be guilty in relation to WBET or any subsidiary thereof.

Limited Liability of Directors	Liability of directors may be unlimited, except with regard to their own fraud or willful default.	As permitted by Bermuda law, the WBET Bye-Laws contain a provision by which each WBET Shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of WBET, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for WBET or any subsidiary thereof; however, such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer. Further, under Bermuda law, a company may not indemnify and exempt from liability any director, officer or auditor against any liability arising from their fraud or dishonesty.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Austerlitz Shares as of this proxy statement/prospectus (pre-Business Combination), and (ii) the expected beneficial ownership of WBET Shares immediately following the consummation of the Business Combination, assuming (x) No Redemptions and (y) Maximum Redemptions (which implies that 69,000,000 AUS Class A Shares are redeemed), by:

•	each of the current directors and executive officers of Austerlitz, and such persons as a group;

•	each person known by Austerlitz as of the date of this proxy statement/prospectus to be the beneficial owner of more than 5% of any class of the outstanding Austerlitz Shares;

•	each person who it is expected will become a named executive officer or director of WBET upon completion of the Business Combination, and such persons as a group; and

•

each person who is expected, as of the date of this proxy statement/prospectus, to be the beneficial owner of more than 5% of any class of WBET Shares (each of which have voting rights) upon completion of the Business Combination.

Beneficial ownership has been determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Austerlitz Shares is based on 98,571,430 Austerlitz Shares issued and outstanding as of the date of this proxy statement/prospectus, which includes an aggregate of 69,000,000 AUS Class A Shares, 14,785,715 AUS Class B Shares and 14,785,715 AUS Class C Shares. The beneficial ownership information below for the Austerlitz Shares excludes the AUS Class A Shares issuable upon exercise of the Private Placement Warrants and Austerlitz Public Warrants, because these securities are not exercisable within 60 days following this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

The beneficial ownership of Company Shares is based on Company Shares issued and outstanding as of the date of this proxy statement/prospectus, which includes an aggregate of 759,419 Company Class A Shares, 150 Company Class C Shares and 36,830 Company Class D Shares. The beneficial ownership information below for the Company Shares excludes the Company Class C Shares issuable upon exercise of the Company Options, because these securities are not exercisable within 60 days following this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

The expected beneficial ownership of WBET Shares with voting rights immediately following completion of the Business Combination has been determined based on there being 391,178,572 WBET Shares outstanding and having voting rights upon completion of the Business Combination, which includes an aggregate of 80,089,286 WBET Class A Shares, 11,089,286 WBET Class C Shares and 300,000,000 WBET Class V Shares, (in the No Redemptions scenario) and 394,875,001 WBET Shares having voting rights upon the completion of the Business Combination, which includes an aggregate of 83,785,715 WBET Class A Shares, 14,785,715 WBET Class C Shares and 296,303,571 WBET Class V Shares, (in the Maximum Redemptions scenario).

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is (i) with respect to Austerlitz, 1701 Village Center Circle, Las Vegas, NV 89134 and (ii) with respect to WBET, [●].

										WBET Shares After Consummation of the Business Combination
	Company Shares					Austerlitz Shares				No Redemptions Scenario				Maximum Redemptions Scenario
Name and Address of Beneficial Owner	Number of Shares				Percentage of Company Shares	Number of Shares			Percentage of Austerlitz Common Shares	WBET Class A Shares	WBET Class C Shares	WBET Class V Shares	Percentage of Total Voting Power	WBET Class A Shares	WBET Class C Shares	WBET Class V Shares	Percentage of Total Voting Power
	Company Class A Shares	Company Class B Shares	Company Class C Shares	Company Class D Shares		AUS Class A Shares	AUS Class B Shares	AUS Class C Shares
Austerlitz Officers, Directors and 5% Holders Pre-Business Combination
Austerlitz Acquisition Sponsor, LP I (1)	—	—	—	—	—	—	14,685,715	14,685,715	29.8%	11,014,286	11,014,286	—	*	14,685,715	14,685,715	—	*
Cannae Holdings, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	69,000,000	—	—	2.3%
Ryan R. Caswell	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Bryan Coy	—	—	—	—	—	900	—	—	*	900	—	—	*	900	—	—	*
David W. Ducommun	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dexter Fowler	—	—	—	—	—	—	25,000	25,000	*	18,750	18,750	—	*	25,000	25,000	—	*
Michael L. Gravelle	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Hugh R. Harris	—	—	—	—	—	—	25,000	25,000	*	18,750	18,750	—	*	25,000	25,000	—	*
Mark D. Linehan	—	—	—	—	—	—	25,000	25,000	*	18,750	18,750	—	*	25,000	25,000	—	*
Richard N. Massey	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Erika Meinhardt	—	—	—	—	—	—	25,000	25,000	*	18,750	18,750	—	*	25,000	25,000	—	*
All directors and officers of Austerlitz as a group pre-Business Combination (9 individuals)	—	—	—	—	—	900	100,000	100,000	*	75,900	75,000	—	*	100,900	100,000	—	*
Company Officers, Directors and 5% Holders Pre-Business Combination (2)
WSI Investment, LLC	589,699	—	—	—	74.0%	—	—	—	—	—	—	222,137,129	71.9%	—	—	219,400,082	71.7%
Sadok Kohen (3)	49,525	—	—	2,038	6.5%	—	—	—	—	—	—	19,423,567	6.3%	—	—	19,184,241	6.3%
Norbert Teufelberger (4)	14,413	—	—	4,732	2.4%	—	—	—	—	—	—	7,211,842	2.3%	—	—	7,122,981	2.3%
Alp Guler (5)	—	—	—	5,306	*	—	—	—	—	—	—	1,998,748	*	—	—	1,974,121	*
Craig Billings (6)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Matt Maddox (7)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ellen Whittemore (8)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All directors and officers of the Company as a group pre-Business Combination (6 individuals)	63,938	—	—	12,076	9.5%	—	—	—	—	—	—	28,634,157	9.3%	—	—	28,281,343	9.2%
WBET Named Executive Officers, Director Nominees and 5% Holders Post-Business Combination
WSI Investment, LLC	589,699	—	—	—	74.0%	—	—	—	—	—	—	222,137,129	71.9%	—	—	219,400,082	71.7%
Craig Billings	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Sadok Kohen	49,525	—	—	2,038	6.5%	—	—	—	—	—	—	19,423,567	6.3%	—	—	19,184,241	6.3%
Alp Guler	—	—	—	5,306	*	—	—	—	—	—	—	1,998,748	*	—	—	1,974,121	*
Matt Madox	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
William P. Foley, II (9)	—	—	—	—	—	—	14,685,715	14,685,715	29.8%	11,014,286	11,014,286	—	*	14,685,715	14,685,715	—	*
Ellen Whittemore	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Norbert Teufelberger	14,413	—	—	4,732	2.4%	—	—	—	—	—	—	7,211,842	2.3%	—	—	7,122,981	2.3%

WBET Shares After Consummation of the Business Combination
	Company Shares					Austerlitz Shares				No Redemptions Scenario				Maximum Redemptions Scenario
Name and Address of Beneficial Owner	Number of Shares				Percentage of Company Shares	Number of Shares			Percentage of Austerlitz Common Shares	WBET Class A Shares	WBET Class C Shares	WBET Class V Shares	Percentage of Total Voting Power	WBET Class A Shares	WBET Class C Shares	WBET Class V Shares	Percentage of Total Voting Power
	Company Class A Shares	Company Class B Shares	Company Class C Shares	Company Class D Shares		AUS Class A Shares	AUS Class B Shares	AUS Class C Shares
All Directors and Officers of WBET as a group post-Business Combination ([ ] individuals)

*	Less than 1%.
(1)	Excludes 100,000 AUS Class B Shares and 100,000 AUS Class C Shares held by certain Insiders.
(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Excludes (i) 30,989 of vested stock options and (ii) 14,086 of unvested stock options outstanding under the 2020 Plan. Vested options can be exercised for Company Class C Shares.
(4)	Excludes 1,382 of unvested stock options outstanding under the 2020 Plan, which if vested can be exercised for Company Class C Shares.
(5)	Excludes 4,356 of unvested stock options outstanding under the 2020 Plan, which if vested can be exercised for Company Class C Shares.
(6)	Excludes 9,256 of unvested stock options outstanding under the 2020 Plan, which if vested can be exercised for Company Class C Shares.
(7)	Excludes 3,868 of unvested stock options outstanding under the 2020 Plan, which if vested can be exercised for Company Class C Shares.
(8)	Excludes 1,382 of unvested stock options outstanding under the 2020 Plan, which if vested can be exercised for Company Class C Shares.
(9)

Trasimene Capital AU, LP I is the sole general partner of Austerlitz Acquisition Sponsor, LP I. Trasimene Capital AU, LP I has sole voting and dispositive power over the AUS Class B Shares and AUS Class C Shares owned by Austerlitz Acquisition Sponsor, LP I. Trasimene Capital AU, Corp. I is the sole general partner of Trasimene Capital AU, LP I. William P. Foley, II is the sole shareholder of Trasimene Capital AU, Corp. I, and therefore may be deemed to beneficially own 14,685,715 AUS Class B Shares and 14,685,715 AUS Class C Shares, and ultimately exercises voting and dispositive power over the AUS Class B Shares and AUS Class C Shares held by Austerlitz Acquisition Sponsor, LP I. Mr. Foley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Austerlitz

Founder Shares

On January 4, 2021, Sponsor paid an aggregate of $25,000, or approximately $0.001 per share, to cover certain Austerlitz expenses in consideration of 12,321,429 AUS Class B Shares, par value $0.0001, and 12,321,429 AUS Class C Shares, par value $0.0001. The number of AUS Class B Shares and AUS Class C Shares issued was determined based on the expectation that such AUS Class B Shares and AUS Class C Shares would represent 15% and 15%, respectively, of the outstanding shares upon completion of the offering. On February 25, 2021, Austerlitz effected a share dividend with respect to AUS Class B Shares and AUS Class C Shares of 4,928,572 aggregate shares thereof, resulting in Austerlitz’s initial shareholders holding an aggregate of 14,785,715 AUS Class B Shares and 14,785,715 AUS Class C Shares. In February 2021, the Sponsor transferred 25,000 AUS Class B Shares and 25,000 AUS Class C Shares to each of its independent directors at their original per share purchase price.

Private Placement Warrants

On March 2, 2021, we completed the sale to the Sponsor of an aggregate of 10,533,333 private placement warrants (the “Private Placement Warrants”) for a purchase price of $1.50 per whole warrant for an aggregate of $15,800,000. Each Private Placement Warrant entitles the holder to purchase one AUS Class A Share at $11.50 per share. The Private Placement Warrants (including the AUS Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, Austerlitz amended and restated (a) that certain letter agreement dated March 2, 2021, between Austerlitz and the Sponsor (the “Sponsor Agreement”) and (b) that certain letter agreement, dated as of March 2, 2021, by and between Austerlitz and each of the Sponsor and the Insiders and entered into that certain amended and restated sponsor agreement (the “Amended and Restated Sponsor Agreement”) with the Sponsor, Cannae and the Insiders. Pursuant to the Amended and Restated Sponsor Agreement, among other things, Sponsor along with Cannae and the Insiders agreed (i) to vote any Austerlitz Shares in favor of the Business Combination and other Austerlitz Shareholder Matters, (ii) not to seek redemption of any Austerlitz Shares and (iii) not to transfer any Austerlitz Shares for the period beginning on the Closing Date until the earlier of (x) one (1) year following the Closing Date or (y) if the volume weighted average price of WBET Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days commencing 150 days after the Closing Date, and (iv) to be bound to certain other obligations as described therein. Additionally, the Sponsor and certain Insiders have also agreed to forfeit (A) up to 3,696,429 AUS Class B Shares and up to 3,696,429 AUS Class C Shares, in accordance with the terms of the Sponsor Agreement (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Backstop is utilized), and (B) in the event that the Austerlitz transaction expenses exceed the Expenses Overage, the Sponsor Persons shall additionally forfeit and surrender to Austerlitz a number of AUS Class B Shares equal to the Expenses Overage divided by 10. Please see the section entitled “Proposal 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of Austerlitz’s founding team or any of their affiliates may, but are not obligated to, loan Austerlitz funds as may be required (“Working Capital Loans”). If the Business Combination is completed, Austerlitz would repay the

Working Capital Loans out of the proceeds of the Trust Account released to Austerlitz. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, Austerlitz may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into up to an additional 1,000,000 warrants of WBET at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, Austerlitz had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Austerlitz is party to an administrative services agreement pursuant to which Austerlitz will pay Cannae a total of $5,000 per month, until the earlier of the completion of the Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. For the period from March 2, 2021 to June 30, 2021, Austerlitz incurred and accrued $20,000 of administrative services under this arrangement. Upon completion of a Business Combination or the Austerlitz’s liquidation, Austerlitz will cease paying these monthly fees.

Registration Rights

The holders of AUS Class B Shares, AUS Class C Shares, the Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any AUS Class A Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the AUS Class B Shares and AUS Class C shares) are entitled to registration rights pursuant to a registration rights agreement (the “Current Registration Rights Agreement”) requiring Austerlitz to register such securities for resale (in the case of the AUS Class B Shares and AUS Class C Shares, only after conversion to AUS Class A Shares). Subject to certain restrictions, the holders of these securities are entitled to make demands that Austerlitz registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the Registration Rights Agreement provides that Austerlitz will not permit any registration statement filed under the Securities Act to become effective until termination of any applicable lockup period. Austerlitz will bear the expenses incurred in connection with the filing of any such registration statement.

In connection with the entry into the Amended and Restated Registration Rights Agreement, the Current Registration Rights Agreement will be terminated as of the Effective Time, and replaced with the Amended and Restated Registration Rights Agreement. See the section titled “Proposal No. 1—Business Combination Proposal – Related Agreements – Amended and Restated Registration Rights Agreement”.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Austerlitz Unit, or $24,150,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Austerlitz completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On February 25, 2021, Austerlitz entered into a forward purchase agreement (the “FPA”) with Cannae. Pursuant to the FPA, Cannae agreed to purchase 5,000,000 AUS Class A Shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one AUS Class A Shares at $11.50 per share, for an aggregate purchase price of

$50,000,000, or $10.00 for one AUS Class A Share and one-fourth of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. On May 10, 2021, the FPA was terminated in connection with the pending Business Combination.

Compensation

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, the Insiders, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Austerlitz’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Austerlitz’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, Austerlitz’s officers or directors, or any of their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Austerlitz does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with Austerlitz’s activities on its behalf in connection with identifying and completing the Business Combination. In connection with the Cannae Backstop, Austerlitz has agreed to pay to Cannae a placement fee of $3,450,000. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Austerlitz to the Sponsor, Austerlitz’s officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.

Policy for Approval of Related Party Transactions

The audit committee of the Austerlitz Board has adopted an audit committee charter, providing for the review and approve all transactions involving an amount in excess of $120,000 in which Austerlitz is to be a participant and in which any “related person” (as defined in Item 404(a) under the Exchange Act) has a direct or indirect material interest. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that Austerlitz has already committed to, the business purpose of the transaction and the benefits of the transaction to Austerlitz and to the relevant related party. Any member of the audit committee who has an interest in the related party transaction under review by the audit committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the audit committee may determine to permit or to prohibit the related party transaction.

Certain Relationships and Related Person Transactions—Company

Wynn Parent Corporate Allocations

Under a corporate support services agreement, Wynn Parent provides the Company legal, accounting, human resources, public relations, information services, and other corporate support services. The corporate support service allocations have been determined on a basis that Wynn Parent and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. The aggregate fee is capped at $3.5 million per year, subject to mutual re-determination at the beginning of each calendar year. During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company paid $3.2 million and $1.1 million, respectively, to Wynn Parent under the corporate support services agreement.

Upon or prior to the closing of the Transactions, the Company expects to amend the corporate support services agreement with Wynn Parent to define the amount of the allocated costs as 15% of Wynn Parent’s corporate departments’ allocable overhead expense, provide for an annual frequency of payments, and to eliminate the $3.5 million annual cap.

Wynn Parent Intellectual Property

Under an agreement with Wynn Parent and a wholly owned subsidiary of Wynn Parent entered into in September 2020, the Company’s subsidiaries license certain intellectual property, including certain trademarks, related to the Wynn brand, from Wynn Parent. In exchange, Wynn Parent requires payment of fees equal to 3.25% of an amount in excess of the base amount, so long as the agreement is in effect and Wynn Parent retains voting control of the Company. The base amount is set at $350 million, aggregate of net gaming revenues from WynnBet and Wynn Slot revenues from online games played through social media (“Social Games”). However, in the event that Wynn Parent no longer retains voting control of the Company, the license fee shall be an amount equal to 3.25% of all net gaming revenues from sports betting and gaming and 3.25% of Social Games and other revenues. During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company has not paid any license fees as it did not meet any of the aforementioned thresholds.

Upon or prior to the closing of the Transactions, the Company’s subsidiaries expect to amend the intellectual property license agreement with Wynn Parent to cap the amount of bonus costs (as defined) deducted from gross gaming revenues to arrive at net gaming revenues at 20% of net gaming revenues.

Wynn Parent Transfer Pricing Agreement

In October 2020, the Company’s subsidiaries entered into a transfer pricing agreement with a wholly-owned subsidiary of Wynn Parent to allow the Company’s subsidiaries to offer room accommodations, food and beverage, entertainment and other complimentaries to its customers as incentives and prizes. Wynn Parent provides such accommodations through its subsidiaries and affiliates, including Wynn Las Vegas and Encore Boston Harbor, subject to availability, generally at cost plus a predetermined margin. During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company paid $0.6 million and $0.2 million, respectively, under the transfer pricing agreement.

Upon or prior to the closing of the Transactions, we expect to amend the transfer pricing agreement with Wynn Parent to, among other things, provide that room accommodations and food and beverage items provided to the Company’s subsidiaries shall be charged to the Company at retail price, rather than cost plus a predetermined margin.

Tax Receivable Agreement

In connection with the combination with BetBull, the Company entered into a Tax Receivable Agreement (the “TRA”). Under the TRA, the Company is generally required to pay to WSI Investments, LLC (“WSI”), a direct wholly-owned subsidiary of Wynn Parent, 80% of the amount of cash savings, if any, in U.S. federal, state or local tax that the Company actually realizes as a result of certain tax attributes created as a result of the combination with BetBull (as determined for U.S. federal income tax purposes). The Company expects to benefit from the remaining 20% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

As of December 31, 2020, the Company has concluded, based on applicable accounting standards, that it was more likely than not that its deferred tax assets subject to the TRA would not be realized; therefore, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of June 30, 2021, the total unrecorded TRA liability was approximately $51.1 million.

Race Book and Sports Pool Services Agreement

Upon or prior to the closing of the Transactions, WSI US, a wholly-owned subsidiary of the Company, expects to enter a services agreement with Wynn Las Vegas, LLC, providing that upon the receipt of all necessary Gaming Approvals, WSI US shall serve as the exclusive third-party provider of race book and sports pool services to Wynn Las Vegas. Under the agreement, WSI US agrees to provide certain sports betting-related services and technology infrastructure necessary to Wynn Las Vegas’s race and sports book operations, and Wynn Las Vegas agrees to provide certain support services to WSI US, such as hiring certain personnel, the payment of gaming taxes, and maintenance of the physical improvements associated with the Wynn Las Vegas sports book. In return for the services, Wynn Las Vegas agrees to pay to WSI US 30% of the gross gaming revenue, as defined in the agreement, generated by Wynn Las Vegas’s race and sports book operations.

Massachusetts Online Access Agreement

Upon or prior to the closing of the Transactions, WSI US expects to enter a services agreement with Wynn MA, LLC (“WMA”), Wynn Parent’s wholly owned subsidiary that owns and operates Encore Boston Harbor, providing that WBET shall offer an online sports betting and casino product in Massachusetts, subject to the passage of legislation and the receipt of all necessary Gaming Approvals by WMA and the Company. In exchange for online access, WSI US agrees to pay to WMA a royalty fee equal to 1% of gross gaming revenue, as defined in the agreement.

Market Access Services Agreement

Upon or prior to the closing of the Transactions, WSI US expects to enter a services agreement with WMA providing that WSI US shall, upon receipt of necessary Gaming Approvals provide for the benefit of WMA the day-to-day management and administration services required under two existing market access agreements that WMA has previously entered into with unrelated third party online race and sports and casino operators, in exchange for 50% of the market access fees payable to WMA by each of those respective unrelated third parties.

INFORMATION ABOUT THE COMPANY

Throughout this section, references to “we,” “us,” and “our” refer to Wynn Interactive Ltd. and its consolidated subsidiaries as the context so requires.

Overview

We are the digital gaming subsidiary of Wynn Resorts, Limited (NASDAQ:WYNN) (“Wynn Parent”), offering a collection of real money online gaming (or “iGaming”) and sports betting options to consumers across the U.S. and U.K. Our digital gaming products are designed to deliver the legendary quality, service and customer experience Wynn Parent is known for, backed by its trusted legacy as one of the world’s premier international casino operators. We have developed and assembled a robust portfolio of digital gaming products that expand across iGaming and sports betting, retail sportsbooks and social game offerings for discerning players who range from novice and casual bettors to experts.

Wynn Parent formed Wynn Interactive in October 2020 following the merger of its U.S. online sports betting and iGaming business, WynnBET, its social casino business, Wynn Slots, and its strategic partner, BetBull. The combination positions us to scale in North America’s rapidly expanding online sports betting and iGaming markets, which Wall Street analysts expect to grow at a CAGR of approximately 32% over the next ten years. By combining Wynn Parent’s brand and operational expertise with BetBull’s operational and technological capabilities, we are able to deliver unique experiences in digital gaming. These experiences have the potential to drive enhanced user acquisition, customer retention, and gaming margins through unique social betting mechanics, a proprietary technology stack and high-quality user interface.

Since the U.S. Supreme Court declared the Professional and Amateur Sports Protection Act (“PASPA”) unconstitutional in May 2018, 22 states, including the District of Columbia, have legalized online sports betting. In addition, six states have legalized iGaming. These states represent approximately 46% and 12% of the total U.S. adult population, respectively, based on current U.S. census data. Following successfully securing market access in Missouri and Louisiana, we have now expanded our market access from 16 states to 18 states, covering approximately 56% of the U.S. adult population. All of these 18 states are either finalizing regulations and/or passing authorizing legislation for online sports betting and iGaming. Additionally, we expect to gain access through the necessary skin license agreements to offer our online sports betting and/or iGaming offerings in additional key states, resulting in our footprint covering approximately 77% of the U.S. adult population. We are committed to expanding our market access and launching in new markets upon legalization and regulatory approvals, allowing us to operate and to offer online sports betting and iGaming through our product offerings described below.

We operate under the WynnBET and BetBull brands in our iGaming and sports betting segment and the Wynn Slots brand in our social games segment. WynnBET is our flagship U.S. sports betting and iGaming product that was selected as the top-scoring new app according to Eilers & Krejcik OSB performance testing in March 2021. WynnBET is currently live in six U.S. states, including Colorado, Indiana, Virginia and Tennessee for online sports betting, and New Jersey and Michigan for both online sports betting and iGaming. We have secured an online sports betting license in Arizona and anticipate accepting our first wagers on September 9, 2021, which is the first day wagers are permitted in Arizona. WynnBET is poised for continued expansion in 2021 with plans to launch in additional key markets through year-end and we intend to continue pursuing additional market access opportunities beyond our current pipeline. BetBull was launched in 2017 and is our U.K. online sports betting and iGaming brand. The product continues to thrive in the U.K. digital gaming market, providing differentiated user experiences with its gamification and social betting mechanics along with an intuitive user interface. Wynn Slots is our free-to-play social casino app, which provides player engagement and cross-selling opportunities to our core WynnBET product. Additionally, a subsidiary of Wynn Interactive is expected to be the exclusive manager of the retail sportsbooks at Wynn and Encore Las Vegas and upon the passage of sports betting legislation in Massachusetts, Encore Boston Harbor, enhancing our omnichannel strategy and further differentiating us from peers.

We have invested significant capital and company resources implementing the foundational strategic elements needed to succeed in the online sports betting and iGaming markets. We have a detailed plan in the lead-up to the NFL 2021 season that involves continued product enhancements and a broad marketing campaign. On the product side, we have developed a product roadmap to achieve competitive parity with the top competing apps by NFL 2021 with frequent new feature releases. Second, while we currently have a successful web app available in Michigan, we plan to launch web apps in other states as a significant portion of trial activity occurs on a web browser. Lastly, we are in the process of fully integrating our Wynn Rewards loyalty program with our WynnBET app in order to provide connectivity to Wynn Parent’s 14-million person high-value database. On the marketing side, we continue to expand our customer acquisition funnel. We plan to launch a large-scale marketing campaign with name brand sports and Hollywood talent in order to strengthen the association between WynnBET and sports. We also continue to advance our partnership strategy with super affiliates and sponsorships. These include Blue Wire podcasts, Minute Media, Cumulus Media, the Detroit Pistons, Detroit Lions, Colorado Rockies, and NASCAR to name a few, and we plan to finalize other exciting partnerships as well.

Overall, we believe we are well-positioned for strong long-term growth in our interactive business given the North America sports betting and iGaming total addressable market is expected to reach $45 billion by 2030. Our U.S. estimate of $39 billion is based on the average of Wall Street research from Goldman Sachs and Macquarie as of March 2021 and assumes a very mature market in the U.S. with widespread legalization and adoption of online sports betting and iGaming. Our Canadian estimate of $6 billion is based on an extrapolation of the average gross gaming revenue per adult for OSB and iGaming in both the UK and New Jersey, applied to 100% of the Canadian population. The pace of legalization in the U.S. and Canada for sports betting and iGaming continues to accelerate. Eilers & Krejcik estimates that approximately 94% of the U.S. adult population will have access to some form of sports betting by 2025. Furthermore, the passing of Bill C-218 in June 2021, which legalizes single game sports betting in Canada, provides a clear path forward for online sportsbooks such as WynnBET to offer sports betting in Canada. We expect the combination of a large $45 billion total addressable market, our unique product-led strategy, the powerful Wynn brand, and our market-leading resorts in Las Vegas and Boston, to drive growth for Wynn Interactive over the coming years.

Competitive Strengths

As we expand and launch into new markets, we are well-positioned to maintain and build upon our accomplishments by leveraging our competitive strengths.

Capitalizing on the Large North American Total Addressable Market (“TAM”) Opportunity. We are well positioned to capitalize on the large TAM for online sports betting and iGaming. Wall Street analysts estimate that a combination of organic growth in existing markets and new market openings will drive greater than 30% compound annual growth in interactive GGR from $3 billion in 2020 to approximately $45 billion by 2030. Analysts use different methodologies to arrive at their forecasts, although most involve benchmarking online spend as a percentage of GDP or extrapolating online spend per capita in more mature markets, such as the U.K. or New Jersey, to the U.S. states expected to legalize iGaming. We currently operate online sports betting in states representing approximately 14% of the total U.S. adult population (New Jersey, Colorado, Michigan, Indiana, Virginia and Tennessee) based on current U.S. census data. In addition, we have secured access in additional states representing approximately 42% of the total U.S. adult population (subject to Texas, Ohio, Missouri and Massachusetts passing authorizing legislation for online sports betting and/or iGaming). We are also in discussions to secure access in six additional states in the near-term, resulting in our footprint covering approximately 77% of the U.S. adult population. We have a demonstrated track record of successfully entering new markets as they go live. For example, we launched WynnBET in Michigan when the market first opened in late-January 2021 and achieved market share of over 4% within two months. Our early success in Michigan highlights Wynn’s strong brand recognition as we have yet to implement our broad marketing campaign.

Footnotes:

(1)	Markets where we are in discussions and/or subject to definitive documentation.
(2)	Further legislation required for legalization.
(3)	Online casino only.
(4)	The Company has a signed market access agreement in New York and is working with a consortium to pursue access under the newly implemented legislative framework.
(5)	The Company has secured an online sports betting license in Arizona and anticipates accepting its first wagers on September 9, 2021, which is the first day wagers are permitted in Arizona.

Differentiated, Intuitive Product Focused on Social Features. We offer an easy-to-use, intuitive product that appeals to customers across the spectrum, from novice to expert and were pleased to with our recent recognition as the top-scoring new app according to Eilers & Krejcik’s online sports betting app performance testing. Our plan to integrate unique and difficult-to-replicate social features will result in differentiation that potentially creates a distinct competitive advantage in the marketplace. We have built out key in-house technology and product development capabilities that allow us to be nimble and enhance our product offering as changes in the industry or consumer sentiment occur. Our BetBull product, with its unique gamification and social features, continues to thrive in the U.K. market. We are encouraged by the strong engagement we have experienced with approximately 92%(1) of BetBull’s players utilizing social features. Overall, this unique

(1)	Determined as the percentage of U.K. users that made a social bet during their first calendar month of activity in 2019.

product-led approach has produced attractive unit economics with 4.2 times higher GGR margin(2), or hold, for sports bettors that made social parlay bets relative to those who made single bets, and 3.0 times higher 12-month retention(3) for sports bettors that made a social bet during their first calendar month of activity relative to those users that did not make such a social bet. We plan to adapt BetBull’s technology for the U.S. customer in our core WynnBET product to help drive increased retention and ultimately strong customer lifetime value over time.

Compelling Unit Economics. Our planned focus on parlays may lead to materially higher online sports betting hold over time. Sports betting hold refers to the portion of gross gaming revenue retained by the sportsbook as a percentage of total handle (gross dollar value of bets made). This means we need less betting volume to generate the same amount of gross gaming revenue as our peers. We believe that over the long-term, we will be able to achieve a similar optimized hold as we have experienced at BetBull, which has generated an average online sports betting hold of approximately 14% for the past three years. We view this higher hold as a distinct competitive advantage relative to typical B2C operators that on average experience a hold rate of approximately 7%, implying that we will require approximately half the handle of a typical operator to achieve a similar market share.

(2)	Based on U.K. data for 2017 through 2020.
(3)	Based on U.K. data for users who made their first bet during 2017 through 2019.

BetBull’s unique social betting mechanics and strategic focus on parlay bets is proven in the U.K., one of the most competitive markets in the world. Parlay bets allow bettors to create a single sports wager that involves two or more bets combined into one and are generally higher margin bets as the probability of winning both bets is materially lower than a typical single game bet. BetBull’s application is customized with distinctive features, such as an in-app leaderboard and chat rooms, to create a social dynamic that encourages users to play together in groups. These features bring users together, create a network effect and may ultimately lead to higher retention.

Leveraging the Gold Standard Brand in Gaming and Entertainment. We are majority-owned and backed by Wynn Parent, a preeminent designer, developer and operator of luxury integrated resorts known for exceptional product quality and service. Wynn Parent’s portfolio of market-leading luxury properties includes Wynn and Encore Las Vegas, Encore Boston Harbor, and through approximately 72% ownership of Wynn Macau, Limited, Wynn Palace and Wynn Macau. We plan to leverage our proven land-based playbook to drive success in the iGaming business over the coming years. Our land-based playbook is straightforward. We invest in building the industry’s best product, as highlighted by our market-leading properties in Las Vegas, Boston and Macau. This attracts high-value and more aspirational customers, who we provide with personalized 5-star service. This builds deep, long-term relationships and drives high levels of customer retention and repeat visitation. This has historically driven high returns on capital and strong long-term shareholder returns. We believe this product- and customer-centric approach translates well in the interactive business and we expect the combination of Wynn Interactive’s highly differentiated and unique product, our association with Wynn Parent’s iconic luxury brand, along with access to the world’s premier luxury resorts position Wynn Interactive well for success in the fast-growing interactive gaming business over the coming years.

Home Court Advantage in the Massachusetts Online and Retail Sports Betting Market Upon Legalization. Encore Boston Harbor is the only full-scale resort casino in the Boston metroplex, providing a significant competitive advantage in Massachusetts, which, if legalized, is poised to be a large retail and online sports betting market. Currently, legislation in Massachusetts remains constructive. On July 22, 2021, Massachusetts House lawmakers voted overwhelmingly in favor of a bill that authorizes sports betting in the state. That bill is expected to move on to the Senate. The Senate is now in recess for the month of August, but is expected to pick up the bill when back in session in September. If passed by the Senate, the bill would then move on to the Governor for signing. Pending normal course legalization, we are preparing to be “day-one” ready in the event that sports betting legislation is passed with both a differentiated online sports betting product and a best-in-class retail sportsbook offering. To that end, Encore Boston Harbor is building a state-of-the-art $30 million retail sportsbook that we expect to further solidify the property as the premier destination on the East Coast for sports bettors and sports fans in general. We are excited by the prospect of combining our retail and online sports betting capabilities with Encore Boston Harbor’s market-leading amenities and our Wynn Rewards loyalty program, which we believe will be a powerful combination. Massachusetts is poised to be a strong sports betting market, and JP Morgan analysts estimate a market opportunity of $852 million of GGR in the state upon legalization. In fact, Boston has been ranked the #1 sports market in America by Forbes in 2020 based on local television ratings, stadium attendance, merchandise sales and social media reach. Additionally, Massachusetts adults enjoy spending their discretionary dollars on gaming, spending approximately four times more per capita on lottery than the national average. WynnBET, along with Encore Boston Harbor are well positioned to benefit from this potentially large market, and a 20% to 30% market share of the estimated $852 million TAM would result in $170 million to $256 million of GGR.

World-class Management Team with Proven Track Record in Digital Gaming. We are led by a talented executive team with significant experience in the global gaming industry. Craig Billings, our CEO, President and Executive Director, was the architect and former Managing Director of Aristocrat Technologies (ASX: ALL) Social Casino business and former Chairman of NYX Gaming Group, which was acquired by Scientific Games. Mr. Billings is credited with creating and building the digital business at Aristocrat and successfully grew the business unit to represent a substantial portion of Aristocrat’s market capitalization. He is a digital expert with a track record of operational excellence and will oversee the operations, strategy and growth of Wynn Interactive. Sadok Kohen, our Chief Product Officer, is the founder of BetBull, a 20-year digital gaming industry veteran and former Head of Innovation Products at Bwin.Party Digital Entertainment, a major European online sports betting and iGaming operator, which was acquired by Entain plc (formerly GVC Holdings) in 2016. He is a leader in the online gaming industry and the innovator of BetBull’s differentiated, socially integrated product. Messrs. Billings and Kohen are supported by a seasoned management team and board of directors that will be pivotal in helping Wynn Interactive execute its business plan and capitalize on the attractive market opportunity ahead.

Business Model and Products

We believe the combination of our unique product-led strategy, the powerful Wynn brand, and our access to market-leading resorts in Las Vegas and Boston, position us for success in digital gaming over the coming years. By integrating our differentiated social features such as odds boosts, message boards, leaderboards and social parlays, we believe our users will increasingly engage within our platform as they interact with players with similar team affinities and interests. This model is unique relative to our peers in the industry and we believe will differentiate us as we enter new markets.

Our early success in Michigan demonstrates the potential for our business as we execute our strategy. That success has been primarily driven by the following: (i) the strength of our brand, as we have yet to launch our broad-based marketing push or meaningfully leverage our customer database (ii) having both a web app and mobile app offering, which results in more trials for our users and ultimately leads to more efficient user acquisition; and (iii) being “day-one” ready in Michigan. Through March 2021, we have achieved 4% market share in Michigan in the overall online gambling market (inclusive of both online sports betting and iGaming); 5% market share in iGaming. This is ahead of the large-scale marketing campaign and product enhancements we are launching in the run-up to the NFL 2021 season, which we expect will grow our reach and drive further market share gains.

We currently have two main consumer segments: iGaming and sports betting and social games in the form of free-to-play social casino. In most markets, we pay a third-party market access fee to allow us to offer online gaming and online sports betting in the state. In markets where Wynn Parent has retail sportsbooks, we expect to sign intercompany agreements with subsidiaries of Wynn Parent prior to the Closing that would provide that we will receive 30% of retail sportsbook GGR in exchange for providing operational services, including incurrence of staffing costs for gaming operations. In the case of social casino games, we conduct our operations in jurisdictions without third-party licenses, unless prohibited by law.

iGaming and Sports Betting. iGaming offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. We have access to an extensive library of content from multiple content suppliers (limiting our reliance on single suppliers). Examples include live dealer table games and popular slot machine titles. These types of offerings generate revenue through hold, or gross winnings, as users play against the house. As the volume of wagers placed increases, the revenue retained from wagers placed becomes increasingly predictable and GGR in this business segment is typically less volatile than in online sports betting.

Online sports betting involves the user placing a wager on an event at fixed odds determined by us. If the user wins, we pay out the bet. Revenue is generated by setting odds such that there is a higher probability of the “house” winning the wager. Despite the inherent volatility caused by different outcomes of the events, we believe we can deliver hold (wagering win margin) of approximately 13% over time, largely consistent with BetBull’s historical experience. BetBull’s focus on driving higher margin parlay bets has driven their historical hold rate significantly above the industry average of approximately 7%. Similarly, we expect our higher-than-average expected win margin will be driven by our continued focus on higher-margin parlays across our platform. Parlays have lower probabilities of winning than single game bets, which are the primary focus of traditional online gaming operators.

Social Games. Our Social Games business provides a platform for existing player engagement, brings new players into the Wynn ecosystem and allows for attractive cross-selling opportunities to iGaming. It acts as a marketing tool that keeps the Wynn brand present in the mind of users, engaging them through another channel while providing entertainment value our customers seek. Our free-to-play Wynn Slots Social Game offering allows us to invest in markets before real-money wagering is regulated, build customer data and introduce customers to the Wynn ecosystem and drive lower customer acquisition costs in our core WynnBET product.

Distribution

We distribute our product through a series of channels: direct application downloads, traditional web applications and global direct-to-consumer digital platforms such as the Apple App Store and Google Play store.

Market Access. We have entered into multi-year market access agreements with third parties that hold applicable gaming licenses to allow us to operate online sports betting and / or iGaming in 18 states across the US. We currently operate online sports betting in Indiana, Colorado, Tennessee and Virginia and operate online sports betting and iGaming in New Jersey and Michigan. We have secured an online sports betting license in Arizona and anticipate accepting our first wagers on September 9, 2021, which is the first day wagers are permitted in Arizona. In addition, we have secured potential market access in Florida, Pennsylvania, Illinois, Iowa, Ohio, New York, Louisiana, Missouri and Texas, subject to certain legislative and/or regulatory developments or approvals. These agreements are generally for 3-10 year terms, with renewal options, and are primarily structured as revenue share agreements, with some agreements requiring lump-sum payments. Additionally, we expect to have market access in Nevada and Massachusetts through intercompany agreements with subsidiaries of Wynn Parent.

Industry and Market Opportunity

We operate within the iGaming and sports betting industry. The global gaming industry includes a wide array of products from lotteries to bingo, slot machines, casino games and sports betting, across land-based and online platforms. There are numerous operators and stakeholders across both the public and private sectors. Industry participants include traditional brick-and-mortar casinos, state-run lottery operators, Native American tribes, legacy iGaming operators as well as racetracks, racinos, video lottery terminals and gaming technology companies.

Recently, iGaming has seen strong growth and increased penetration as the nascent industry has emerged following the U.S. Supreme Court overturned PASPA in May 2018. However, we believe we are still in the very early stages of legalization in the U.S. and anticipate strong growth in the future, with the following trends as potential drivers of growth:

•	New jurisdictions in the U.S. authorizing and/or privatizing their iGaming and online sports betting industries.

•

Increased customer adoption of digital activities including casino and sports betting. While many other large domestic industries (e.g. banks, retail stores, movies, etc.) digitalized over a decade ago, the U.S. gaming industry is just starting to do so now.

In the U.S., iGaming has been authorized in fewer states than sports betting. iGaming is currently authorized in the following six states, representing approximately 12% of the total U.S. adult population: New Jersey, Michigan, Pennsylvania, West Virginia, Delaware and Nevada (although Nevada only offers online poker). We believe there is potential for meaningful long-term revenue growth as new markets open in the U.S. iGaming industry and existing markets continue to mature over time.

Currently, online sports betting is legal in 22 states, including the District of Columbia, representing approximately 46% of the total U.S. adult population. Similar to online gaming, we believe the combination of legalization in new states along with the continued ramp in existing states has the potential to drive considerable long-term growth.

The addressable market for online sports betting and iGaming has expanded dramatically over the past year. Legislative momentum in the U.S. and Canada continues to accelerate along with consumer adoption. Wall Street analysts currently estimate the combined U.S. sports betting and iGaming TAM to grow at a 10-year CAGR greater than 30% reaching $45 billion of GGR by 2030 (comprised of $39 billion in the U.S. and an implied long-term Canada estimate of $6 billion).(4)

We believe that more states will continue to consider authorizing online sports betting and iGaming for the following reasons:

•	COVID-19 reduced tax revenues in many states, increasing the need for new sources of revenue.

•	COVID-19 increased general consumer adoption of digital activity including iGaming and online sports betting.

•

The online sports betting and iGaming TAM for many states may be materially underestimated by Wall Street analysts and peers alike. So far in 2021, several brokers and peers, such as Goldman Sachs, Morgan Stanley, DraftKings and BetMGM, have increased their TAM estimates. Early results in Michigan suggest a similar trend with March 2021 run-rate annual GGR of $1.5 billion being 83% greater than Morgan Stanley’s equity research TAM estimate for 2022 GGR of $821 million.

Growth Strategy

As we continue to invest in our product and provide a differentiated user experience to our customers, we believe we are well-positioned to become a leader in the iGaming and online sports betting industries. We are strategically focused on several key areas to drive growth:

Access new iGaming and sports betting markets. We will leverage our existing market access agreements to launch in U.S. states that currently permit online wagering and aggressively pursue new market access as additional states approve and regulate online wagering. We have secured market access in 18 states representing approximately 56% of the total U.S. adult population (we are currently operational in six states) and are in ongoing discussions to secure market access in six additional states, representing an additional approximately 21% of the total adult U.S. population.

Massachusetts represents a key potential retail and online sports betting market expansion opportunity for the Company, upon legalization. Analysts estimate that retail and online sports betting GGR addressable market opportunity in Massachusetts could reach $852 million by 2025. With 62% of the Commonwealth’s 4.3 million population residing in the greater Boston metropolitan statistical area, we are uniquely positioned to achieve strong retail and online sports betting market share given Wynn Parent’s large customer database, established luxury brand, differentiated product and location within the greater Boston area. A 20% to 30% market share in Massachusetts would imply $170 million to $256 million of GGR. Additionally, we will enter into agreements with Wynn Parent to manage a $30 million best-in-class retail sportsbook being constructed at Encore Boston Harbor to create unified omnichannel sports betting and luxury resort experiences that are integrated with the Wynn Rewards player loyalty program.

We prioritize new state launches in markets with large adult populations and market revenue potential, coupled with attractive market dynamics (reasonable tax rates and other regulations) that are expected to support the strongest long-term return on invested capital.

(4)

Reflects a long-term estimate for U.S. TAM of $39B based on the average of Macquarie and Goldman Sachs equity research for 2030E as of March 2021. Implied Canadian TAM of $6B based on the 2020 estimated adult population for Canada per Statistics Canada as of 12/31/2020 multiplied by the average GGR per adult in the U.K. market as of 12/31/20 (sports betting GGR of $68 per adult and iGaming GGR of $116 per adult) and GGR per adult in the NJ market as of 12/31/2020 (sports betting GGR of $59 per adult and iGaming GGR of $142 per adult).

Multi-channel marketing approach. iGaming and online sports betting are marketing intensive businesses, with the expenditure front-end loaded in the customer lifecycle. We have a multi-channel marketing strategy in place to engage the entire customer acquisition funnel. To date, our customer acquisition has largely been focused on performance marketing through search engine marketing (SEM) and social media channels. Despite our deliberately narrow focus, we have delivered encouraging results, particularly in Michigan. In the lead-up to NFL 2021 we will broaden our efforts by launching a targeted linear television and radio advertising campaign featuring A-list celebrities. The goal of the campaign will be to increase WynnBET’s awareness and strengthen its association with sports. We also continue to build out the customer acquisition funnel by advancing our partnership strategy with super affiliates, sponsorships and brand ambassadors. These include Blue Wire podcasts, Minute Media and professional sports team sponsorship deals.

Hiring and investing in our team. We currently employ approximately 245 employees and 105 contractors located in several countries. To support our goal of being a market leader in online sports betting and iGaming, we plan to continue to grow our team over time. We are focused on hiring the best and brightest talent, from engineers, to marketing specialists, to back office personnel, to ensure we continue to provide the best product and service to our customers. We are committed to providing our employees with the resources and ongoing training to enhance their existing skill sets, ensuring their continued success.

Intellectual Property

Our business relies substantially on the creation, acquisition, use and protection of intellectual property. We consider our trademarks, trade dress, patents, copyrights, trade secrets and other intellectual property rights to be, in the aggregate, material to our business. We seek to protect our investment in research and development by seeking intellectual property protection as appropriate for our technologies and content, including our proprietary sports betting and online gaming technology and content.

While most of the intellectual property we use is owned by us, we have obtained rights to use intellectual property of third parties through licenses and services agreements with those third parties, including a license to the Wynn brand. Although we believe these licenses are sufficient for the operation of the Company, these licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods. For a description of the Trademark License Agreement relating to the Wynn brand, please see “Certain Relationships and Related Party Transactions—Company—Wynn Parent Intellectual Property.”

We protect our intellectual property rights by relying on federal and state statutory and common law rights, foreign laws where applicable, as well as contractual restrictions. We seek to control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also monitor the activities of third parties with respect to potential infringing uses of our intellectual property by third parties.

We seek patent protection covering certain inventions originating from us and, from time to time, review opportunities to acquire patents to the extent we believe such patents may be useful or relevant to our business. We typically own the copyright to the software code to the content in our online gaming and sports betting and social games offerings. We also typically own the trademarks under which our product offerings and related services are marketed outside of the United States and license the Wynn brand for use in connection with our product offerings in the U.S. We pursue the registration of certain of our domain names, trademarks, and service marks in the U.S. and in locations outside the U.S.

Companies in the sports betting, gaming, casino, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we have faced, and we expect to face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights or challenging the validity or enforceability of our intellectual property rights. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. As our business grows, we will likely face more claims of infringement. These claims may be, and from time to time have been, resolved by settlement, consent or similar agreements with the applicable third party that restrict our use of our intellectual property or otherwise restrict the conduct of our business. For example, we are party to a co-existence agreement with Red Bull GmbH under which we are restricted from registering our “BETBULL” trademark in certain classes of services, and sponsoring certain sporting events or sportspersons.

Government Regulation

Online gaming and sports betting

We are subject to various U.S. and foreign laws and regulations that affect our ability to operate in the iGaming and sports betting industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.

The gaming industry (inclusive of our sports betting and iGaming product offering) is highly regulated and we must maintain Gaming Approvals and pay gaming taxes or a percentage of revenue in each jurisdiction from which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions from which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish and maintain procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain anti-money laundering practices and procedures;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	establish programs to promote responsible gaming; and

•	enforce minimum age requirements.

Typically, a regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) that regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, Gaming Authorities in the various jurisdictions in which we conduct our business:

•	adopt rules and regulations under the implementing statutes;

•	interpret and enforce gaming laws and regulations;

•	impose fines and penalties for violations;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•

review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable sports betting and iGaming laws, Gaming Approvals and regulatory requirements, we cannot assure that our activities or the activities of our customers will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.

Gaming Authorities may restrict us from accepting wagers on certain professional sporting events if any of our shareholders, officers, directors or employees also hold an interest in a professional team participating in the event or may cause any person holding such interest in the professional team to cease to be a person required to be found suitable.

Social games

There is significant opposition in some jurisdictions to social games, including social casinos. Anti-gaming groups that specifically target social casino games are located in several states and countries. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern social games or social casinos specifically. These opposition efforts could lead to a prohibition on social games or social casinos altogether, restrict our ability to advertise our games or substantially increase our costs to comply with regulations, all of which could have an adverse effect on our results of operations, cash flows and financial condition. We cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect our business.

In a recent case, the U.S. Court of Appeals for the Ninth Circuit decided that a social casino game produced by one of our competitors should be considered illegal gambling under Washington state law. Similar lawsuits have been filed against other defendants in other states. In September 2018, sixteen gambling regulators signed a declaration expressing concern over the blurring of lines between gambling and video game products, including social casino games. The regulators committed to work together to analyze the characteristics of video games and social casino games, and to engage in an informed dialogue with the video game and social casino game industries to ensure the appropriate and efficient implementation of applicable laws and regulations. The regulators also indicated they would work closely with their consumer protection enforcement agencies. We cannot predict the likelihood, timing, scope or terms of any actions taken as a result of the declaration.

As we offer our games worldwide, foreign jurisdictions may claim we are required to comply with local laws, including in jurisdictions where we have no local presence, offices or other equipment.

Licensing and Suitability Determinations

Gaming laws require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders, to obtain Gaming Approvals. Gaming Approvals require a determination that the applicant qualifies or is suitable to hold a Gaming Approval. Where not mandated by statute, rule or regulation, Gaming Authorities typically have broad discretion in determining who must apply for a Gaming Approval and whether an applicant should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a Gaming Approval to an applicant, Gaming Authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming Authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a Gaming Approval or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the Gaming Approval; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the Gaming Approval by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to customers, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the Gaming Authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.

As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, Gaming Authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining sports betting and online Gaming Approvals, certain of our officers, directors, and employees and in some cases, certain of our shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the Gaming Authorities and for Gaming Approvals in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to Gaming Authorities and in addition to the authority to deny an application for a Gaming Approval, Gaming Authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a Gaming Authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, our By-Laws provide that any of our common shares owned or controlled by an unsuitable person or its affiliates will be transferred to either us or one or more third-party transferees, in such number and class(es)/series as determined by our board of directors in good faith, following consultation with reputable outside gaming regulatory counsel, pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board.

Generally, any person who fails or refuses to apply for necessary Gaming Approvals within the prescribed period after being advised that it is required by Gaming Authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our Gaming Licenses may be in peril if, after we receive notice that a person is unsuitable to be a shareholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.

Product-Specific Licensing

iGaming and Sports Betting

United States

We currently operate our online gaming and sports betting product offering in New Jersey, Colorado, Michigan, Tennessee, Virginia and Indiana pursuant to Gaming Approvals granted by the gaming or lottery commission of such states, specifically, the New Jersey Division of Gaming Enforcement, Colorado Division of Gaming, the Michigan Gaming Control Board, the Tennessee Education Lottery Corporation, the Virginia Lottery and the Indiana Gaming Commission. Our Gaming Approvals are generally granted for a predetermined period of time (typically ranging from one to five years) or require documents to be supplied on a regular basis in order to maintain our Gaming Approvals.

Generally, iGaming in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act, or the UIGEA, the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961, or the Wire Act, provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does.

On May 14, 2018, the U.S. Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories, including Arkansas, Colorado, Delaware, Illinois, Indiana, Iowa, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Oregon, Pennsylvania, Puerto Rico, Rhode Island, Tennessee, Virginia, Washington, D.C. and West Virginia already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Factors Relating to our Business and Industry—Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.”

Great Britain

We currently operate iGaming and online sports betting in the United Kingdom, pursuant to a combined remote casino, general betting standard (real event) and general betting standard (virtual event) operating license granted by the Gambling Commission to BetBull Games Limited. If so required, that license may be varied to add further licensable activities. It is not limited in terms of duration but is subject to payment to the Gambling Commission of an annual fee. The cost of annual fees for remote gambling operating licenses will increase by approximately 55% on 1 October 2021.

In Great Britain (i.e. England, Scotland and Wales), iGaming and sports betting is subject to the Gambling Act 2005 (the “GA2005”), as amended by the Gambling (Licensing and Advertising) Act 2014, and the regulations promulgated thereunder. Different gambling legislation applies in Northern Ireland. Under the GA2005, entities wishing to offer or advertise online sports betting and/or iGaming facilities to persons located in Great Britain must first obtain the requisite remote gambling operating license from the Gambling Commission.

The Gambling Commission sets requirements (within its Licence Conditions and Codes of Practise) for all of its license holders. It carries out assessments to ensure that license holders are following those requirements. It uses its regulatory power to take enforcement action if it finds businesses or individuals failing to follow its rules and regulations. That enforcement action can result in imposition of financial penalties or, in extreme cases, suspension or revocation of operating licenses and personal management licenses held by prescribed personnel.

In December 2020, the Government of the United Kingdom commenced a Review of the GA2005. It is presently considering approximately 16,000 submissions in response to questions it posed in an initial Call for Evidence, including in relation to (a) online gambling protections, (b) advertising, sponsorship and branding, (c) the Gambling Commission’s powers and resources, (d) consumer redress and (e) age limits and verification. It is anticipated that it will publish its conclusions within a White Paper by the end of 2021. Those conclusions may include proposals to impose greater regulatory restrictions and controls upon holders of remote gambling operating licenses granted by the Gambling Commission.

The stated mission of the Gambling Commission is to make gambling fairer and safer. In April 2021, it published its strategy for the next three years. Its strategic objectives include (a) protecting children and vulnerable people from being harmed by gambling, (b) a fairer market and more informed consumers, (c) keeping crime out of gambling and (d) improving gambling regulation. It is anticipated that implementation of this strategy is also likely to result in the imposition of greater regulatory restrictions and controls upon holders of remote gambling operating licenses granted by the Gambling Commission.

Data Protection and Privacy

Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our customers and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act are new, untested laws that could affect our business, and the potential impact is unknown.

Compliance

We have developed and implemented a rigorous internal compliance program to help ensure that we comply with legal and regulatory requirements imposed on us in connection with our sports betting and iGaming activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist customers in making educated choices related to gaming activities.

Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the customer’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our customers are old enough to participate; routine monitoring of customer activity; and risk-based customer due diligence to ensure the funds used by our customers are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Responsible and Safer Gaming

We view the safety and welfare of our customers as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our customers with the resources and services they need to play responsibly. These practices, resources and services include display of responsible gaming resources; limits on time, deposits, or spending; cooling-off periods; disabling marketing and communications voluntary exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded customer list, which prohibits self-identified customers from placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual customers spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.

Certain Agreements

Wynn Parent Transfer Pricing Agreement

In October 2020, the Company’s subsidiaries entered into a transfer pricing agreement with a wholly-owned subsidiary of Wynn Parent to allow the Company’s subsidiaries to offer room accommodations, food and beverage, entertainment and other complimentaries to its customers as incentives and prizes. Wynn Parent provides such accommodations through its subsidiaries and affiliates, including Wynn Las Vegas and Encore Boston Harbor, subject to availability, generally at cost plus a predetermined margin. During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company paid $0.6 million and $0.2 million, respectively, under the transfer pricing agreement.

Upon or prior to the closing of the Transactions, we expect to amend the transfer pricing agreement with Wynn Parent to, among other things, provide that room accommodations and food and beverage items provided to the Company’s subsidiaries shall be charged to the Company at retail price, rather than cost plus a predetermined margin.

Tax Receivable Agreement

In connection with the combination with BetBull, the Company entered into a TRA. Under the TRA, the Company is generally required to pay to WSI, a direct wholly-owned subsidiary of Wynn Parent, 80% of the amount of cash savings, if any, in U.S. federal, state or local tax that the Company actually realizes as a result of certain tax attributes created as a result of the combination with BetBull (as determined for U.S. federal income tax purposes). The Company expects to benefit from the remaining 20% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

As of December 31, 2020, the Company has concluded, based on applicable accounting standards, that it was more likely than not that its deferred tax assets subject to the TRA would not be realized; therefore, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of June 30, the total unrecorded TRA liability was approximately $51.1 million.

Race Book and Sports Pool Services Agreement

Upon or prior to the closing of the Transactions, WSI US, a wholly-owned subsidiary of the Company, expects to enter a services agreement with Wynn Las Vegas, LLC, providing that upon the receipt of all necessary Gaming Approvals, WSI US shall serve as the exclusive third-party provider of race book and sports pool services to Wynn Las Vegas. Under the agreement, WSI US agrees to provide certain sports betting-related services and technology infrastructure necessary to Wynn Las Vegas’s race and sports book operations, and Wynn Las Vegas agrees to provide certain support services to WSI US, such as hiring certain personnel, the payment of gaming taxes, and maintenance of the physical improvements associated with the Wynn Las Vegas sports book. In return for the services, Wynn Las Vegas agrees to pay to WSI US 30% of the gross gaming revenue, as defined in the agreement, generated by Wynn Las Vegas’s race and sports book operations.

Massachusetts Online Access Agreement

Upon or prior to the closing of the Transactions, WSI US expects to enter a services agreement with WMA, Wynn Parent’s wholly owned subsidiary that owns and operates Encore Boston Harbor, providing that WBET shall offer an online sports betting and casino product in Massachusetts, subject to the passage of legislation and the receipt of all necessary Gaming Approvals by WMA and the Company. In exchange for online access, WSI US agrees to pay to WMA a royalty fee equal to 1% of gross gaming revenue, as defined in the agreement.

Market Access Services Agreement

Upon or prior to the closing of the Transactions, WSI US expects to enter a services agreement with WMA providing that WSI US shall, upon receipt of necessary Gaming Approvals provide for the benefit of WMA the day-to-day management and administration services required under two existing market access agreements that WMA has previously entered into with unrelated third party online race and sports and casino operators, in exchange for 50% of the market access fees payable to WMA by each of those respective unrelated third parties.

Competition

Given that we operate in the global entertainment and gaming industry, we consider any type of discretionary leisure and entertainment provider to be a competitor with respect to our customers’ time and disposable income.

Key sports betting competitors in the U.S. include predominately online operators such as DraftKings, Flutter Entertainment (via their FanDuel and FOX Bet brands), Bet365, William Hill, PointsBet and theScore as well as brands launched by or in partnership with U.S. casinos such as Roar Digital (via its BetMGM brand), Penn National (via Barstool Sports), Churchill Downs (via its BetAmerica brand), Golden Nugget and Rush Street Interactive (via their SugarHouse and BetRivers brands). Key iGaming competitors in the U.S. are similar; however certain competitors may operate under different brands for iGaming.

Key sports betting competitors in the U.K. include online businesses of multi format operators or online-only businesses such as Flutter Entertainment, Bet365, William Hill, 888, Entain, BetVictor and Betway, each of which operate under one or more brands in the United Kingdom. We also compete against these same businesses in the United Kingdom with respect to iGaming.

Key Social Games competitors include SciPlay, Playtika, Product Madness/Big Fish Games (subsidiaries of Aristocrat), Zynga Inc., DoubleUGames/Double Down Interactive, GSN/Bash Gaming and Huuuge Games.

We principally compete on a number of factors across our iGaming and sports betting platforms. These include, but are not limited to, our front-end online product, our back-end infrastructure, our ability to retain and monetize existing customers, re-engage prior customers and acquire new customers and our regulatory access and compliance experience.

Human Capital Management

Our people are critical to our success. We focus heavily on our people, beginning with the recruiting process to ensure we are hiring the right people for the right roles. Once hired, we strive to empower our people and encourage creativity, collaboration and entrepreneurship. Our corporate culture focuses heavily on valuing employees and enabling them to grow, succeed and take on roles and projects that utilize their strengths. Recognizing our people’s accomplishments, both professionally and personally, is also crucial to our corporate culture. Furthermore, we believe that developing a diverse, inclusive and safe workplace for our people will enable our people to be more productive and ultimately will result in our long-term success.

We have built a team of talented industry professionals, primarily focused on technology and operations, who are supported by a highly experienced senior management team with significant experience in the online and land-based gaming industries. We believe our corporate culture combined with our growth and success has created very high rates of employee retention.

As of August 4, 2021, we had approximately 245 employees and 105 contractors located in several countries. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our U.S. operations are headquartered in Las Vegas, Nevada and our European operations are headquartered in Malta. Our European operations are also based out of additional regional offices in London, United Kingdom, and Istanbul, Turkey. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

The following discussion and analysis of the financial condition and results of operations of the Company should be read together with its respective audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2021 and 2020, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the sections entitled “Information About The Company” and “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of the Company’s control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data” included elsewhere in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to the “Company” “we,” “us,” “our” and other similar terms refer to the Company and its subsidiaries prior to the Business Combination.

Our Business

The Company was formed in October 2020 in connection with and for the purpose of effecting the merger of Wynn Parent’s U.S. online sports betting and gaming business, social casino business, and its strategic partner, BetBull.

Through our subsidiaries, we offer digital sports betting and gaming products under the WynnBET and BetBull brands to consumers across the U.S. and U.K., and Wynn Slots, a free-to-play, social casino game available on mobile devices. WynnBET is currently live in six U.S. states, including Colorado, Indiana, Virginia and Tennessee for online sports betting, and New Jersey and Michigan for both online sports betting and online casino. We have secured an online sports betting license in Arizona and anticipate accepting our first wagers on September 9, 2021, which is the first day wagers are permitted in Arizona. WynnBET is poised for continued expansion in 2021 with plans to launch in additional key markets through year-end and we intend to continue pursuing additional market access opportunities beyond our current pipeline. BetBull was launched in 2017 and is our U.K. online sports betting and iGaming brand. The product offers a unique user experience with its gamification and social betting mechanics along with an intuitive user interface. Wynn Slots is our free-to-play social casino app, which provides player engagement and cross-selling opportunities to our core WynnBET product. We report our business in two reportable segments, (i) Online Sports Betting and Gaming and (ii) Social Games, reflecting how management views the business and based upon the information reviewed by our chief operating decision maker for the purpose of performance assessment and determining how resources are allocated.

Pending regulatory approval, we have secured varying degrees of market access in 18 states, and are in discussions to secure access in six additional states in the near-term.

We offer a word-class collection of casino and sports betting mobile options and specialize in designing products to deliver the legendary service and guest experience of Wynn Parent. We differentiate ourselves from our competitors by delivering one-of-a kind experiences in digital gaming through unique social betting mechanics and a high-quality user interface.

Our best-in-class management team has a track record for successfully building and growing gaming franchises in both new and existing markets. Through our strategic partnerships with market access partners, celebrity brand ambassadors and marketing sponsorships we remain focused on customer acquisition.

Comparability of Financial Results

Basis of Presentation

WSI US, a Nevada limited liability company, was organized in October 2018 to develop and operate Wynn Parent’s interests in digital sports betting and gaming in various regulated jurisdictions within the United States. Wynn Social, a Nevada limited liability company, was formed in November of 2015 to operate Wynn Slots, Wynn Parent’s social casino business. Prior to the BetBull Acquisition, both WSI US and Wynn Social were indirectly owned and controlled by Wynn Parent.

Notwithstanding the formation of the Company in October 2020, our consolidated results of operations presume the existence of the Company as of the beginning of the earliest period presented and include the combined accounts of WSI US and Wynn Social (collectively, the “Wynn Entities”) at Wynn Parent’s historical cost for all periods presented, assuming their retrospective combination with the Company as entities under the common control of Wynn Parent. The Wynn Entities are the predecessor entity for accounting purposes.

The historical costs and expenses reflected in the results of operations include an allocation for certain corporate and shared service functions historically provided by Wynn Parent, including, but not limited to, executive oversight, accounting, treasury, tax, and other shared services. These expenses have been allocated to the Company on the basis of management’s estimate of direct usage. Management believes the assumptions underlying the accompanying consolidated financial statements, including the assumptions regarding the allocation of corporate and shared services costs from Wynn Parent, are reasonable, and that these estimated amounts reflect all the costs of the Company operating as a standalone business. However, the results of operations may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented.

BetBull Acquisition

On October 23, 2020, BetBull shareholders exchanged their shares in BetBull for shares of the Company and Wynn Parent exchanged its membership interests in WSI US and Wynn Social for a controlling interest in the Company. Following the BetBull Acquisition and subsequent transactions, Wynn Parent holds an approximately 78% voting interest and 74% economic interest in the Company. This transaction positions us to capitalize on developing opportunities in digital and interactive sports betting and gaming throughout the U.S., by combining Wynn Parent’s nationally recognized brand with BetBull’s digital sports betting operational capabilities and technology.

The following discussion of our results of operations includes the financial results of BetBull from October 23, 2020 through December 31, 2020. Accordingly, our consolidated results of operations for the year ended December 31, 2020 and the three and six months ended June 30, 2021 are not comparable to our consolidated results of operations for prior periods and may not be comparable with our consolidated results for future periods.

Recent Developments

Austerlitz Business Combination Agreement

On May 10, 2021, the Company entered into the Business Combination Agreement with Austerlitz and Merger Sub. The Business Combination Agreement provides for, among other things, the consummation of the following transactions: (i) Austerlitz will transfer by way of continuation from the Cayman Islands to Bermuda and change its name to “Wynn Interactive, Holdings Limited”; and (ii) the Merger. Upon closing of the transaction, assuming no share redemptions by the public stockholders of Austerlitz Wynn Parent is expected to retain an approximately 58% equity interest (and approximately 72% voting interest) in the Company. The proposed Business Combination is expected to close by the end of 2021, subject to approval by the Austerlitz Shareholders, gaming regulatory approval and other customary closing conditions.

Impact of COVID-19

Since the outbreak of COVID-19 in early 2020, protective measures taken by various countries, such as closures of non-essential operations and quarantines and lockdowns, have adversely impacted economies around the world and have resulted in changes in consumer spending habits. COVID-19 has also had a direct impact on sports betting due to the rescheduling, postponement, or cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events has reduced our customers’ use of, and spending on, our sports betting-related offerings. While sports have generally resumed globally, the calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks. Given that our operations began in October 2020 during the COVID-19 pandemic and the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19, we are unable to quantify the impact of COVID-19 to our historical or future results of operations, cash flows, or financial condition, including to our costs of revenue. We do not anticipate overall demand for our products and services or ability to deliver on our growth strategies to be materially impacted by the COVID-19 pandemic.

Components of Results of Operations

The following represents the components of our results of operations. We are an early-stage business, and we have gone live with online sports betting and casino operations in multiple jurisdictions and continue to gain market access and varying degrees of licensure in a growing list of other states. As we continue to secure regulatory approval for sports betting and online gaming in additional jurisdictions, we expect Online Sports Betting and Gaming revenues and operating expenses to increase for the foreseeable future.

Non-GAAP Measures

Adjusted EBITDA

We use Adjusted EBITDA as a measure of the operating performance of our segments, to make strategic decisions, including those relating to operating expenses, and to compare the operating performance with those of our competitors. We define Adjusted EBITDA as net loss before interest, income taxes, depreciation, amortization, stock-based compensation and transaction-related costs. Adjusted EBITDA is presented exclusively as a supplemental disclosure because we believe that it provides useful information to investors and others in understanding and evaluating our operating results. Adjusted EBITDA should not be considered as an alternative to operating income, as an indicator of our performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization and therefore does not reflect current or future capital expenditures. We have significant uses of cash flows and non-recurring charges, which are not reflected in Adjusted EBITDA. Also, our calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The table below presents our Adjusted EBITDA reconciled from our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019
Net income (loss)	$(55,506)	$173	$(108,158)	$(1,372)	$(19,704)	$(5,393)
Benefit for income taxes	368	—	428	3	236	1,034

Operating income (loss)	(55,874)	173	(108,586)	(1,375)	(19,940)	(6,427)
Depreciation and amortization	6,019	401	11,590	757	6,905	1,523
Stock compensation expense	4,958	—	7,833	—	2,304	—
Transaction-related costs	497	—	697	—	—	—

Adjusted EBITDA	$(44,400)	$574	$(88,466)	$(618)	$(10,731)	$(4,904)

Online sports betting and gaming	$(41,564)	$(509)	$(85,238)	$(825)	$(11,095)	$(723)
Social games	929	1,232	1,499	468	2,311	(3,803)

Total	(40,635)	723	(83,739)	(357)	(8,784)	(4,526)

Corporate and other	(3,765)	(149)	(4,727)	(261)	(1,947)	(378)

Adjusted EBITDA	$(44,400)	$574	$(88,466)	$(618)	$(10,731)	$(4,904)

Revenues

Online Sports Betting and Gaming

We generate revenue by providing online sports betting and gaming to players in certain permitted jurisdictions through our digital and interactive gaming applications. Gross gaming revenues are measured as the aggregate wins and losses from settled cash sports bets and gaming wagers, similar to a brick-and-mortar casino. We treat wagers placed on future sporting events as a liability and recognize revenue associated with the win or loss on those transactions when the bet is settled. Bonuses, including free sports bets, free slot spins, and other cash incentives, are recorded as a reduction of revenues when earned by the player. We expect online gaming revenues to grow as we secure regulatory approval for sports betting and online gaming in domestic jurisdictions.

Social Games

We offer a free-to-play application that players can download from mobile platform providers. Under the free-to-play model, players collect virtual coins free of charge through time-based bonuses or other targeted opportunities. Players can use the virtual coins to play casino-themed games and “win” additional virtual coins. We generate our Social Games revenue from the sale of virtual currency, which players can choose to purchase at any time to enhance their playing experience.

Cost of revenue

Cost of revenue consists primarily of variable costs such as fees charged by platform providers, hosting fees, payment processing fees, deposit reversals from payment processors (commonly referred to as “chargebacks”), royalties, and gaming and other taxes and licenses. Cost of revenue also includes amortization of market access fees and other intangible assets and compensation costs of personnel associated with revenue-generating activities. We expect cost of revenue to increase in the foreseeable future as we expand our Online Sports Betting and Gaming operations in new jurisdictions.

Sales and marketing

Sales and marketing expenses consist primarily of expenses associated with advertising, strategic marketing partnerships and compensation of sales and marketing personnel. We expect sales and marketing expenses to increase in the foreseeable future as we enter strategic marketing partnerships and continue to invest in customer acquisition in new online sports betting and gaming jurisdictions.

Product and development

Product and development expenses consist primarily of technology costs that are not capitalizable under applicable accounting standards, including employee compensation. Product and development expenses also include amortization of software intangible assets and depreciation of hardware. We expect product and development expenses to increase for the foreseeable future as we launch our gaming application in new markets.

General and administrative

General and administrative expenses consist of all other costs not related to sales and marketing, product and development or cost of revenue. General and administrative costs include professional services, lease costs, insurance, depreciation of furniture and fixtures and compensation expenses for executive and non-executive personnel. We expect general and administrative expenses to increase for the foreseeable future as we incur additional expenses associated with being a public company and continue to grow our business.

Results of Operations

Summary results for the three months ended June 30, 2021 and 2020

The table summarizes our summary financial results for the periods presented (in thousands, except per share data):

	Three months ended June 30,
	2021	2020	Increase/ (Decrease)	Percent Change
Revenues	$15,437	$3,145	$12,292	390.8%
Net loss	(55,506)	173	(55,679)	NM
Diluted net loss per share(1)	(72.63)	—	(72.63)	NM
Adjusted EBITDA	(44,400)	524	(44,974)	NM

(1)	The Company had no outstanding shares prior to October 23, 2020. As such, we have presented diluted net loss per share only for the three months ended June 30, 2021.

NM – Not meaningful.

The increase in revenues for the three months ended June 30, 2021 was driven by increases of $11.8 million and $0.5 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was driven by the commencement of operations in August 2020 and subsequent ramp up of the business, as well as the inclusion of revenues from BetBull following its acquisition in October 2020; and the increase from Social Games was primarily due to increased engagement by paying users.

The increase in net loss for the three months ended June 30, 2021 was primarily related to an increase in net loss of $53.4 million from Online Sports Betting and Gaming and $2.0 million increase in unallocated corporate costs, which was primarily related to operating expenses associated with the continued ramp up of our Online Sports Betting and Gaming operations. Net income decreased $0.3 million in the Social Games segment due to increases in product and development costs.

The decrease in Adjusted EBITDA for the three months ended June 30, 2021 was driven by a decrease of $41.1 million from Online Sports Betting and Gaming, a decrease of $0.3 million from Social Games and an increase in unallocated corporate costs of $3.6 million.

Financial results for the three months ended June 30, 2021 compared to the three months ended June 30, 2020

	Three months ended June 30,
	2021	2020	Increase/ (Decrease)	Percent Change
Revenues	$15,437	$3,145	$12,292	390.8%
Operating expenses:
Cost of revenue	14,096	1,110	12,986	NM
Sales and marketing	34,343	310	34,033	NM
Product and development	8,769	930	7,839	842.9%
General and administrative	14,103	622	13,481	NM

Total operating expenses	71,311	2,972	68,339	NM

Operating income (loss)	(55,874)	173	(56,047)	NM

Benefit for income taxes	368	—	368	NM

Net income (loss)	$(55,506)	$173	$(55,679)	NM

NM – Not meaningful.

Revenues

The increase in revenues for the three months ended June 30, 2021 was driven by increases of $11.8 million and $0.5 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was driven by the commencement of operations in August 2020 and subsequent ramp up of the business, as well as the inclusion of revenues from BetBull following its acquisition in October 2020; and the increase from Social Games was primarily due to increased engagement by paying users.

Operating expenses

Cost of revenue increased $13.0 million largely as a result of Online Sports Betting and Gaming operations going live in August 2020.

Sales and marketing expense increased $34.0 million primarily as a result of our investment in user acquisition in our Online Sports Betting and Gaming segment, which went live in August 2020.

The increase in product and development expense was driven by increases of $7.4 million and $0.4 million from Online Sports Betting and Gaming and Social Games, respectively, largely due to amortization of software development costs related to the launch of our Online Sports Betting and Gaming segment in August 2020 and development of new social games.

General and administrative expense from Online Sports Betting and Gaming and unallocated corporate costs increased $12.0 million and $1.4 million, respectively, as a result of hiring employees, professional service costs, and overhead associated with live operations during the second quarter of 2021.

Income taxes

The benefit for income taxes increased $0.4 million as a result of higher net loss.

Summary results for the six months ended June 30, 2021 and 2020

The table summarizes our summary financial results for the periods presented (in thousands, except per share data):

	Six months ended June 30,
	2021	2020	Increase/ (Decrease)	Percent Change
Revenues	$26,299	$4,669	$21,630	463.3%
Net loss	(108,158)	(1,372)	(106,786)	NM
Diluted net loss per share(1)	(146.01)	—	(146.01)	NM
Adjusted EBITDA	(88,466)	(618)	(87,848)	NM

(1)	The Company had no outstanding shares prior to October 23, 2020. As such, we have presented diluted net loss per share only for the six months ended June 30, 2021.

NM - Not meaningful

The increase in revenues for the six months ended June 30, 2021 was driven by increases of $19.9 million and $1.7 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was driven by the commencement of operations in August 2020 and subsequent ramp up of the business, as well as the inclusion of revenues from BetBull following its acquisition in October 2020; and the increase from Social Games was primarily due to increased engagement by paying users.

The increase in net loss for the six months ended June 30, 2021 was primarily related to an increase in net loss of $105.1 million from Online Sports Betting and Gaming and $2.8 million increase in unallocated corporate costs, which was primarily related to operating expenses associated with the continued ramp up of our Online Sports Betting and Gaming operations. This increase in net loss was partially offset by an increase in net income of $1.1 million from Social Games, which was attributable to the overall growth in our Social Games business.

The decrease in Adjusted EBITDA for the six months ended June 30, 2021 was driven by a decrease of $84.4 million from Online Sports Betting and Gaming and an increase in unallocated corporate costs of $4.4 million, partially offset by an increase of $1.0 million from Social Games.

Financial results for the six months ended June 30, 2021 compared to the six months ended June 30, 2020

	Six months ended June 30,
	2021	2020	Increase/ (Decrease)	Percent Change
Revenues	$26,299	$4,669	$21,630	463.3%
Operating expenses:
Cost of revenue	24,912	1,913	22,999	NM
Sales and marketing	71,313	850	70,463	NM
Product and development	16,179	1,891	14,288	755.6%
General and administrative	22,481	1,390	21,091	NM

Total operating expenses	134,885	6,044	128,841	NM

Operating loss	(108,586)	(1,375)	(107,211)	NM

Benefit for income taxes	428	3	425	NM

Net loss	$(108,158)	$(1,372)	$(106,786)	NM

Revenues

The increase in revenues for the six months ended June 30, 2021 was driven by increases of $19.9 million and $1.7 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was driven by the commencement of operations in August 2020 and subsequent ramp up of the business, as well as the inclusion of revenues from BetBull following its acquisition in October 2020; and the increase from Social Games was primarily due to increased engagement by paying users.

Operating expenses

Cost of revenue increased $22.6 million as a result of Online Sports Betting and Gaming operations going live in August 2020 and increased $0.4 million from platform fees on higher virtual currency sales in our Social Games business.

Sales and marketing expense increased $70.5 million primarily as a result of our investment in user acquisition in our Online Sports Betting and Gaming segment, which went live in August 2020.

The increase in product and development expense was driven by increases of $13.9 million and $0.4 million from Online Sports Betting and Gaming and Social Games, respectively, largely due to amortization of software development costs related to the launch of our Online Sports Betting and Gaming segment in August 2020 and development of new social games.

General and administrative expense from Online Sports Betting and Gaming and unallocated corporate costs increased $19.0 million and $2.3 million, respectively, as a result of hiring employees, professional service costs, and overhead associated with live operations during the first half of 2021. This increase was partially offset by a decrease from Social Games of $0.2 million.

Income taxes

The benefit for income taxes increased $0.4 million as a result of higher net loss.

Summary results for the years ended December 31, 2020 and 2019

The table summarizes our summary financial results for the periods presented (in thousands, except per share data):

	Years Ended December 31,
	2020	2019	Increase/ (Decrease)	Percent Change
Revenues	$14,597	$4,607	$9,990	NM
Net loss	(19,704)	(5,393)	(14,311)	NM
Diluted net loss per share(1)	(20.68)	—	(20.68)	NM
Adjusted EBITDA	(10,731)	(4,904)	(5,827)	118.8%

(1)	We have presented diluted net loss per share only for the period from October 23, 2020 to December 31, 2020, the period when the Company had outstanding common shares.
NM	– Not meaningful.

The increase in revenues for the year ended December 31, 2020 was driven by increases of $3.8 million and $6.2 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was driven by the commencement of operations in August 2020 and subsequent ramp up of the business, as well as the inclusion of revenues from BetBull following its acquisition in October 2020; and the increase from Social Games was primarily due to increased engagement by paying users.

The increase in net loss for the year ended December 31, 2020 was primarily related to an increase in the net loss of $17.9 million from Online Sports Betting and Gaming, which was primarily related to operating expenses associated with the continued ramp up of our Online Sports Betting and Gaming operations. This increase in net loss was partially offset by a decrease in net loss of $4.0 million, which was attributable to the overall growth in our Social Games business.

The decrease in Adjusted EBITDA for the year ended December 31, 2020 was driven by a decrease of $10.4 million from Online Sports Betting and Gaming and an increase in unallocated corporate costs of $1.5 million, partially offset by an increase of $6.1 million from Social Games. As previously noted, our Online Sports Betting and Gaming operations began in August 2020.

Financial results for the year ended December 31, 2020 compared to the year ended December 31, 2019

	Years Ended December 31,
	2020	2019	Increase/ (Decrease)	Percent Change
Revenues	$14,597	$4,607	$9,990	216.8%
Operating expenses:
Cost of revenue	8,245	2,191	6,054	276.3%
Sales and marketing	8,216	4,140	4,076	98.5%
Product and development	10,985	4,095	6,890	168.3%
General and administrative	7,091	608	6,483	NM

Total operating expenses	34,537	11,034	23,503	213.0%

Operating loss	(19,940)	(6,427)	(13,513)	210.3%

Benefit for income taxes	236	1,034	(798)	(77.2)%

Net loss	$(19,704)	$(5,393)	$(14,311)	265.4%

NM—Not	meaningful.

Revenues

The increase in revenues for the year ended December 31, 2020 was driven by increases of $3.8 million and $6.2 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was driven by the commencement of operations in August 2020, as well as the inclusion of revenues from BetBull following its acquisition in October 2020. The increase from Social Games was primarily due to increased engagement by paying users.

Operating expenses

Cost of revenue increased $4.3 million as a result of Online Sports Betting and Gaming operations going live in August 2020 and the acquisition of BetBull in October 2020, and increased $1.8 million as a result of platform fees on higher virtual currency sales in our Social Games business.

Sales and marketing expense increased $6.2 million from Online Sports Betting and Gaming in order to promote the initial launch of our operations in August 2020; which is partially offset by a decrease of $2.2 million from Social Games related to higher marketing costs in 2019 focused on growing virtual currency sales.

Product and development expense increased $5.1 million and $1.8 million from Online Sports Betting and Gaming and Social Games, respectively. The increase from Online Sports Betting and Gaming was largely due to the amortization of software development costs related to the launch of our product in August 2020; and the increase in Social Games primarily relates to costs related to the enhancement of content offered in our social casino game.

General and administrative expense increased $6.0 million from Online Sports Betting and Gaming as a result of hiring employees and professional service costs associated with live operations in August 2020; and corporate expenses increased $0.5 million as a result of higher overhead costs associated with a growing business.

Income taxes

During the year ended December 31, 2020 we recorded income tax benefit of $0.2 million compared to an income tax benefit of $1.0 million in the year ended December 31, 2019. The 2020 income tax benefit primarily related to the decrease in deferred tax liabilities related to intangibles. The 2019 income tax benefit primarily related to the increase in the deferred tax assets related to tax loss carry forwards partially offset by an increase in the valuation allowance.

Adjusted EBITDA

The following tables summarize Adjusted EBITDA (in thousands) for Online Sports Betting and Gaming and Social Games as reviewed by management and summarized in Note 13, “Segment Information” to the unaudited financial statements for Wynn Interactive Limited included elsewhere in this proxy statement/prospectus and Note 14, “Segment Information” to the audited financial statements for Wynn Interactive Limited included elsewhere in this proxy statement/prospectus.

Adjusted EBITDA for the three months ended June 30, 2021 and 2020 are presented below:

	Three Months Ended June 30,
	2021	2020	Increase/ (Decrease)	Percent Change
Online Sports Betting and Gaming	$(41,564)	$(509)	$(41,055)	NM
Social Games	929	1,232	(303)	(24.6)%

Total	(40,635)	723	(41,358)	NM

Corporate and other	(3,765)	(149)	(3,616)	NM

Adjusted EBITDA	$(44,400)	$574	$(44,974)	NM

NM—Not meaningful.

Adjusted EBITDA for Online Sports Betting and Gaming was $(41.6) million for the three months ended June 30, 2021, which is primarily due to the ramp of our Online Sports Betting and Gaming operations. Adjusted EBITDA for Social Games decreased $0.3 million primarily as a result of higher product and development costs. The increase in corporate and other unallocated costs of $3.6 million is primarily due to increased costs that are necessary and customary for anticipated operations as a public company.

Adjusted EBITDA for the six months ended June 30, 2021 and 2020 are presented below:

	Six Months Ended June 30,
	2021	2020	Increase/ (Decrease)	Percent Change
Online Sports Betting and Gaming	$(85,238)	$(825)	$(84,413)	NM
Social Games	1,499	468	1,031	220.3%

Total	(83,739)	(357)	(83,382)	NM

Corporate and other	(4,727)	(261)	(4,466)	NM

Adjusted EBITDA	$(88,466)	$(618)	$(87,848)	NM

NM—Not meaningful.

Adjusted EBITDA for Online Sports Betting and Gaming was $(85.2) million for the six months ended June 30, 2021, which is primarily due to the ramp of our Online Sports Betting and Gaming operations. Adjusted EBITDA for Social Games increased $1.0 million was primarily due to increased engagement by paying users. The increase in corporate and other unallocated costs of $4.4 million is primarily due to increased costs that are necessary and customary for anticipated operations as a public company.

Adjusted EBITDA for the years ended December 31, 2020 and 2019 are presented below:

	Years Ended December 31,
	2020	2019	Increase/ (Decrease)	Percent Change
Online Sports Betting and Gaming	$(11,095)	$(723)	$(10,372)	NM
Social Games	2,311	(3,803)	6,114	(160.8)%

Total	(8,784)	(4,526)	(4,258)	94.1%

Corporate and other	(1,947)	(378)	(1,569)	415.1%

Adjusted EBITDA	$(10,731)	$(4,904)	$(5,827)	118.8%

NM—Not meaningful.

Adjusted EBITDA for Online Sports Betting and Gaming was $(11.1) million for the year ended December 31, 2020, primarily due to costs associated with the launch of our Online Sports Betting and Gaming operations in August 2020. Adjusted EBITDA for Social Games increased $6.1 million due to an increase in the number of paying users. The increase in corporate and other unallocated costs of $1.5 million is primarily due to increased costs that are necessary and customary for anticipated operations as a public company.

Liquidity and Capital Resources

Since our inception, we have generated nominal to negative cash flows from operations and have met working capital needs through contributions by Wynn Parent and other current shareholders, as required. Wynn Parent had total cash and cash equivalents, excluding restricted cash, of $808.2 million and $755.2 million as of June 30, 2021 and December 31, 2020, respectively.

Our cash flows were as follows (in thousands):

	Six Months Ended June 30,		Years Ended December 31,
Cash Flows - Summary	2021	2020	2020	2019
Net cash (used in) provided by operating activities	$(76,041)	$88	$(12,255)	$(5,535)
Net cash used in investing activities:	(21,218)	(1,686)	(1,148)	(6,066)
Net cash provided by financing activities:	115,000	1,222	75,859	11,827
Effect of exchange rate on cash, cash equivalents	(212)	—	(518)	—

Increase (decrease) in cash, cash equivalents and restricted cash	$17,529	$(376)	$61,938	$226

Operating Activities

Net cash used in operating activities increased $76.1 million and $6.7 million in the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, primarily as a result of increased product and development costs and sales and marketing expenses required to bring our online sports betting and gaming products to market in new jurisdictions.

Investing Activities

Net cash used in investing activities increased $19.5 million in the six months ended June 30, 2021 primarily as a result of cash paid to secure market access for online sports betting gaming rights in new jurisdictions. Net cash used in investing activities decreased in the year ended December 31, 2020 by $4.9 million, which is largely attributable to cash acquired in the BetBull Acquisition.

Financing Activities

Net cash provided by financing activities of $115.0 million in the six months ended June 30, 2021 relates to the issuance of 79,631 Company Class A Shares in May 2021. Net cash provided by financing activities increased by $64.0 million in the year ended December 31, 2020 as a result of $78.0 million cash proceeds from a secondary equity issuance to Wynn Parent immediately following the BetBull Acquisition offset by $14.0 million of lower net contributions from Wynn Parent.

Capital Resources

Since our inception, we have generated nominal to negative cash flows from operations and have met working capital needs through contributions by Wynn Parent and other current shareholders, as required. In addition, to fund near-term operations prior to the Closing, Wynn Parent may loan us funds.

On April 16, 2021, we issued a pre-emptive rights notice to our shareholders in connection with the proposed creation and issuance of new Class A shares. In May 2021, Wynn Parent and certain investors in the Company purchased approximately 79,631 newly-issued Class A shares for a total aggregate purchase price of $115.0 million.

On September 10, 2021, we entered into a revolving credit agreement with Wynn Resorts, pursuant to which, we may borrow an aggregate principal amount of $100.0 million to fund working capital needs. Each loan, collectively referred to as the “WR Loan,” bears interest at a rate per annum equal to the U.S. federal short-term rate applicable on the borrowing date for such loan (for purposes of Section 1274(d) of the IRS Code). In accordance with the Business Combination Agreement, amounts outstanding under the WR Loan at the Closing (including any accrued but unpaid interest thereon) must be repaid using the Available Cash Amount at the Closing. As of the date of this proxy statement/prospectus, the outstanding balance of the WR Loan was $25.0 million.

We believe that with capital raised through equity issuances to Wynn Parent, and other Current Company Equityholders together with $630.9 million of estimated net proceeds which we expect to receive from the WR Loan and upon the consummation of the Business Combination, we will have adequate capital to meet our liquidity requirements for at least the 12 months following the date of this proxy statement/prospectus. Our future capital requirements will depend on many factors, including the roll out of new states and the rate of our growth, the number of jurisdictions that legalize online sports betting and gaming, our ability to attract and retain customers, and the timing and extent of spending to support our efforts to market and develop online sports betting and gaming and social games options. Further, we may enter into future arrangements to acquire or invest in businesses, strategic partnerships, and technologies. As such, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, our business, financial condition, and results of operations could be adversely affected.

Our principal sources of liquidity were $77.3 million and $61.4 million of cash and cash equivalents as of June 30, 2021 and December 31, 2020, respectively. On a pro forma basis, assuming the consummation of the Business Combination on June 30, 2021, we would have had estimated cash and cash equivalents of $708.5 million under both minimum and maximum redemptions scenarios.

Other Factors Affecting Liquidity

Since the outbreak of COVID-19 in early 2020, protective measures taken by various countries, such as closures of non-essential operations and quarantines and lockdowns, have adversely impacted economies around the world and have resulted in changes in consumer spending habits. COVID-19 has also had a direct impact on sports betting due to the rescheduling, postponement, or cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events has reduced our customers’ use of, and spending on, its sports betting-related offerings. The sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, management cannot reasonably estimate the impact to our future results of operations, cash flows, or financial condition.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements, enter into any transactions with special purpose entities nor do we engage in any derivative transactions.

Contractual Commitments

The following table summarizes our scheduled contractual commitments as of June 30, 2021 (in thousands):

	Payments Due By Period
	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total
Minimum royalties and revenue sharing(1)	$40,323	$74,326	$34,158	$24,500	$173,307
Employment agreements	2,752	10,149	1,720	2,001	16,622
Operating leases	443	1,205	374	—	2,022

Total contractual commitments	$43,518	$85,680	$36,252	$26,501	$191,951

(1)

Represents future minimum royalties and revenue sharing provided by contracts with market access partners, marketing sponsors and technology service providers. Excludes $2.3 million of remaining commitments related to marketing expenditures in our market access arrangements.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with GAAP involves the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements. Certain of our accounting policies require management to apply significant judgment in defining the appropriate assumptions integral to financial estimates and on an ongoing basis, management evaluates those estimates. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

Stock-Based Compensation

We account for stock-based compensation for employee and non-employee share-based awards over the requisite service period based on grant date fair value. The cost is measured at the grant date based on the estimated fair value of the award using the Black-Scholes option pricing model for stock options. Expected volatility is based on the historical volatility of public companies in the same industry. Expected term represents the weighted average time between the option’s grant date and its exercise date and is measured using the simplified method for estimating the expected term as sufficient historical exercise data doesn’t exist. The risk-free interest rate used is based on the U.S. Treasury yield curve at the time of grant for the period that approximates the expected term. Dividend yield is zero as the Company does not expect to pay dividends. For awards with service-based vesting conditions, stock-based compensation cost is recognized as an expense on a straight-line basis over the employee’s requisite service period (the vesting period of the award). For awards with performance conditions, we record expense over the estimated time to achieve the performance criteria if we determine that vesting is probable. Forfeitures are recognized as they occur.

We prepare valuations of our business for the purposes of determining our common stock price to be used in measuring expense associated with stock-based compensation awards, determining the value of consideration exchanged in connection with business combinations and testing goodwill for impairment. Valuation methodologies used include the income approach, which requires estimating the future free cash flows associated with the business and discounting those cash flows to present value using an appropriate discount rate, and the market approach, which requires estimating a valuation multiple derived from a set of publicly traded companies comparable to our business and applying that multiple to a measure of our sales or profitability. Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock and goodwill. Our stock-based employee compensation arrangements are more fully discussed in Note 7, Stock-based Compensation,” in the audited consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus.

Business Combinations

We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values in accordance with the applicable accounting standards. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, we make estimates and assumptions to determine the fair value of intangible assets.

Estimates in valuing certain intangible assets include, but are not limited to future expected cash flows from acquired technology and acquired trademarks from a market participant perspective, useful lives, and discount rates. Our estimate of fair value is based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

During the measurement period, which is not to exceed one year from the transaction date, we may record adjustments to the assets acquired and liabilities assumed to reflect any new information obtained about facts and circumstances that existed at the balance sheet date, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the Consolidated Statements of Operations and Comprehensive Loss. Note 3, “Business Combination” in the audited consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus includes additional information about amounts recognized in connection with the BetBull Acquisition.

Impairment of Long-lived Assets, Intangible assets, and Goodwill

In connection with the BetBull Transaction, we recorded $120.1 million and $49.0 million of goodwill and intangible assets, respectively. Goodwill represents the excess of the purchase price in a business combination over the fair value of the tangible and intangible assets acquired and the liabilities assumed. Goodwill is not amortized, but rather is subject to an annual impairment test. We test goodwill for impairment as of October 1 of each year, or more frequently if events or changes in circumstances indicate that this asset may be impaired. Our test of goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the quantitative analysis, we compare the fair value of its reporting unit to its carrying value. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the fair value of the reporting unit is less than book value, then under the second step the carrying amount of the goodwill is compared to its implied fair value, and if necessary, goodwill is reduced to its implied fair value.

Long-lived assets, which are to be held and used, including finite-lived intangible assets, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining development costs. There was no impairment of goodwill or long-lived assets in any of the periods presented.

Based on our annual and periodic assessments completed in 2020 and 2019, it was determined that there was no impairment of goodwill or long-lived assets and that none of our reporting units or assets groups were at risk of impairment in any of the periods presented. Any significant adverse changes in key assumptions (i.e. macroeconomic, industry and market conditions; regulatory environment; financial performance and other events, including the impact of planned business and operational strategies) may cause a decline in the estimated fair value of our reporting units or a change in our evaluation of recoverability of our asset groups, which could result in an impairment charge that could be material to our financial statements.

Income taxes

We are subject to income taxes in the jurisdictions where we operate. Accounting standards require the recognition of deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities generally is recognized in the results of operations in the period that includes the enactment date. Accounting standards also require recognition of a future tax benefit to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied.

Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where we operate. We assess potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes. The accounting standards prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Uncertain tax position accounting standards apply to all tax positions related to income taxes. These accounting standards utilize a two-step approach for evaluating tax positions. If a tax position, based on its technical merits, is deemed more likely than not to be sustained, then the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement. We had no unrecognized tax benefits for any of the periods presented and we do not believe it is reasonably possible that our unrecognized tax benefits will significantly change within the next 12 months.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when an accounting standard is issued or revised and has different application dates for public or private companies, the Company, for so long as the Company remains an emerging growth company, may adopt the new or revised standard only at the time private companies are required or permitted to adopt the new or revised standard.

Recently Adopted Accounting Standards and Accounting Standards Issued But Not Yet Adopted

See Note 2, “Summary of Significant Accounting Policies” in the audited consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.

Foreign Currency Risks

Our reporting currency is the U.S. dollar while the functional currency of the Company’s non-U.S. subsidiaries is primarily the British pound sterling, which represented approximately 75% of our non-U.S dollar revenues in 2020. We are exposed to fluctuations in foreign currency exchange rates as the financial results of our foreign subsidiaries are translated into U.S. dollars in consolidation and as revenue earned in foreign currencies is exchanged for U.S dollars. As of December 31, 2020, a hypothetical 10% strengthening in the value of the U.S. dollar relative to the British Pound Sterling would result in a decrease in revenue of approximately $0.4 million.

BETBULL’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of BetBull should be read together with its respective audited financial statements as of and for the years ended December 31, 2019 and 2018 along with BetBull’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2020 and 2019, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data” included elsewhere in this proxy statement/prospectus.

Overview

BetBull is a next generation social sports betting company that combines free-to-play game mechanics with a mobile and social-first design and marketing strategy. We provide marketing, gaming and development services to business and end users in the gaming industry.

On November 28, 2018, Wynn Parent acquired a minority interest in BetBull. In exchange for the issuance of 79,591 preferred shares, we raised $16.6 million from Wynn Parent and $4.5 million from certain existing shareholders.

On October 23, 2020, the Company was formed through the merger of Wynn Parent’s digital gaming businesses, BetBull and certain of our subsidiaries. The merger was effected through a series of transactions which resulted in Wynn Parent contributing to us a portion of its interests in WSI US and Wynn Social which operate Wynn Parent’s existing U.S. online sports betting and gaming business and social casino business, respectively.

Components of Results of Operations

Revenue

We generate revenue through arrangements with online casino operators and businesses as well as end consumers. We earn revenue through a number of different streams, including: marketing and services, development services; and online sports betting and gaming.

Marketing and Services

We generate revenue through service agreements with online casino operators, whereby we promote our customer’s gaming platform in casino and sportsbook offerings to end users. We recognize revenue using a usage-based model based on prescribed calculations of online activity as derailed in our customer contracts.

Development Services

We generate revenue from development services offered to online casino operators and businesses based on fees earned from the provision of platform development and related services. Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For these arrangements, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred.

Online Sports Wagering and iGaming

Online sports wagering revenue is generated from player wagers net of payouts made on player winning wagers and incentives awarded to users. Online casino offerings, typically include wagering games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. Online gaming revenue is generated from wagers net of payouts made on player’s winning wagers and incentives awarded.

Cost of revenue

Cost of revenue consists primarily of direct costs related to providing online sports wagering services, gaming taxes and amortization of software development costs.

Sales and marketing

Sales and marketing expenses consist primarily of expenses associated with advertising and compensation of sales and marketing personnel.

Product and development

Product and development expenses consist primarily of technology costs that are not capitalizable under applicable accounting standards, including employee compensation.

General and administrative

General and administrative expenses consist of all other costs not related to sales and marketing, product and development or cost of revenue. General and administrative costs include professional services, lease costs, insurance, depreciation of furniture and fixtures and compensation expenses for executive and non-executive personnel.

Other income (expense), net

Other income and (expense), net includes interest income earned on cash equivalents and interest expense on loans from certain of our shareholders.

Results of Operations

Financial results for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019

	Nine months ended September 30,
	2020	2019	Increase/ (Decrease)	Percent Change
Revenue	$11,314	$7,552	$3,762	49.8%
Operating expenses:
Cost of revenue	4,147	653	3,494	535.1%
Sales and marketing	3,135	6,775	(3,640)	(53.7)%
Product and technology	2,475	2,513	(38)	(1.5)%
General and administrative	9,292	4,829	4,463	92.4%

Total operating expenses	19,049	14,770	4,279	29.0%

Operating loss	(7,735)	(7,218)	(517)	7.2%

Other income (expense):
Interest expense	(135)	(1)	(134)	NM
Other income	—	16	(16)	(100.0)%

Other income (expense), net	(135)	15	(150)	NM

Loss before income taxes	(7,870)	(7,203)	(667)	9.3%
Provision for income taxes	(32)	(31)	(1)	3.2%

Net loss	(7,902)	(7,234)	(668)	9.2%
Less: comprehensive (income) loss attributable to noncontrolling interests	(1,355)	107	(1,462)	NM

Net loss attributable to BetBull	$(9,257)	$(7,127)	$(2,130)	29.9%

NM—Not	meaningful.

Revenues

The increase in revenue of $3.8 million for the nine months ended September 30, 2020 was primarily driven by the beginning of our U.K.-based online sports wagering business. Prior to November 2019, we primarily provided white label marketing and development services to online casino operators.

Operating expenses

Cost of revenue increased $3.5 million for the nine months ended September 30, 2020, primarily due to increased costs associated with the increase in revenue from our online sports wagering business, as well as increased costs related to service delivery under our marketing services agreement with WSI US.

Sales and marketing expense decreased $3.6 million for the nine months ended September 30, 2020, primarily as a result of decreased user acquisition costs driven by the cancellation of sporting events in 2020 related to the COVID-19 pandemic.

Product and technology expense decreased $0.04 million for the nine months ended September 30, 2020, primarily as a result of the discontinuation of the Company’s white label development services business in 2020.

General and administrative expense increased $4.5 million for the nine months ended September 30, 2020, primarily due to the incurrence of approximately $3.5 million of professional service costs related to the BetBull Acquisition, which was consummated in October 2020.

Other income (expense), net

Other expense increased $0.2 million for the nine months ended September 30, 2020, primary as a result of interest expense incurred on a convertible loan from Wynn Parent.

Income taxes

The Company’s provision for income taxes was flat for the nine months ended September 30, 2020.

Financial results for the year ended December 31, 2019 compared to the year ended December 31, 2018

	Years ended December 31,
	2019	2018	Increase/ (Decrease)	Percent Change
Revenue	$10,474	$4,366	$6,108	139.9%
Operating expenses:
Cost of revenue	1,631	645	986	152.9%
Sales and marketing	9,605	5,897	3,708	62.9%
Product and technology	3,414	3,811	(397)	(10.4)%
General and administrative	6,275	4,253	2,022	47.5%

Total operating expenses	20,925	14,606	6,319	43.3%

Operating loss	(10,451)	(10,240)	(211)	2.1%

Other income (expense):
Interest income	9	1	8	800.0%
Interest expense	(11)	(123)	112	(91.1)%

Other income (expense), net	(2)	(122)	120	(98.4)%

Loss before income taxes	(10,453)	(10,362)	(91)	0.9%
Provision for income taxes	(46)	(82)	36	(43.9)%

Net loss	(10,499)	(10,444)	(55)	0.5%
Less: comprehensive income (loss) attributable to noncontrolling interests	671	(234)	905	(386.8)%

Net loss attributable to BetBull	$(9,828)	$(10,678)	$850	(8.0)%

Revenues

The increase in revenue of $6.1 million the year ended December 31, 2019 was primarily driven by a $4.0 million increase in development services revenues related to services provided to WSI US and a $1.1 million increase in our online sports wagering business which began in November 2019.

Operating expenses

Cost of revenue increased $1.0 million for the year ended December 31, 2019 primarily due to increased costs associated with the increase in revenue from our online sports wagering business, as well as increased costs related to service delivery under our marketing services agreement with WSI US.

Sales and marketing expense increased $3.7 million for the year ended December 31, 2019, primarily as a result of increased advertising costs incurred in connection with the ramp up of our online sports wagering business.

Product and technology expenses were flat for the year ended December 31, 2019.

General and administrative expense increased $2.0 million for the year ended December 31, 2019, which is a result of an overall increase in personnel costs and various consulting, professional services, and legal costs associated with the growth of our company.

Other income (expense), net

Other expense decreased $0.1 million for the year ended December 31, 2019, primary as a result of loans from certain shareholders which were repaid in full in 2018.

Income taxes

The Company’s provision for income taxes was flat for the year ended December 31, 2019.

Liquidity and Capital Resources

We have experienced recurring losses since inception and have financed our activities principally from equity issuances, convertible debt and other short-term debt from our shareholders. We expect to incur additional losses and cash outflows in the foreseeable future in connection with development of our operations. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining and retaining adequate financing and investment to fulfill our development activities and generating a level of revenues adequate to support our costs.

We have continued to finance our operating activities through the issuance of equity and convertible debt, specifically:

•	On April 16, 2020, we borrowed an aggregate amount of $1.25 million from various related party investors. The loan amount, including interest was paid in full in October 2020.

•	On August 24, 2020 and October 7, 2020, we borrowed an aggregate amount of $6.53 million from Wynn Parent. The loan amount, including interest was paid in full in October 2020.

•	Wynn Parent acquired a controlling interest in BetBull and certain of our subsidiaries on October 23, 2020 and as part of secondary transactions, Wynn Parent contributed $78.0 million to the Company.

We believe that with the continued support from our controlling shareholder, Wynn Parent, together with the Company’s proceeds from the $630.9 million expected capital from Austerlitz we expect to receive upon the consummation of the Business Combination, will be adequate to meet our liquidity requirements for at least the 12 months following the date of this proxy statement/prospectus.

Our cash flows were as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
Cash Flows - Summary	2020	2019	2019	2018
Net cash used in operating activities	$(2,372)	$(7,912)	$(10,206)	$(7,654)
Net cash used in investing activities:	(387)	(621)	(876)	(403)
Net cash provided by financing activities:	4,501	—	—	20,574
Effect of exchange rate on cash, cash equivalents and restricted cash	(123)	(321)	(547)	115

Increase (decrease) in cash, cash equivalents and restricted cash	$1,619	$(8,854)	$(11,629)	$12,632

Operating Activities

Net cash used in operating activities decreased $5.5 million in the nine months ended September 30, 2020 and increased $2.6 million during the year ended December 31, 2019 due to the timing of payments of operating expenses and the collection of receivables.

Investing Activities

Net cash used in investing activities decreased $0.2 million in the nine months ended September 30, 2020 and increased $0.5 million during the year ended December 31, 2019 due to the timing of capital expenditure of property and equipment as well as cash spent on capitalized internal use software.

Financing Activities

Net cash provided by financing activities of $4.5 million in the nine months ended September 30, 2020 relates to proceeds from loans issued by Wynn Parent and various related party investors. Net cash provided by financing activities of $20.6 million in the year ended December 31, 2018 primarily relates to $16.6 million net proceeds related to the issuance of 60,863 class D preferred shares and $4.0 million proceeds from newly issued convertible loans.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements, enter into any transactions with special purpose entities nor do we engage in any derivative transactions.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with GAAP involves the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements. Certain of our accounting policies require management to apply significant judgment in defining the appropriate assumptions integral to financial estimates and on an ongoing basis, management evaluates those estimates. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

Revenue Recognition

We generate revenue through arrangements with online casino operators and businesses as well as end consumers. We earn revenue through a number of different streams, including: marketing and services, development services; and online sports betting and gaming.

Marketing and Services

We generate revenue through service agreements with online casino operators, whereby we promote our customer’s gaming platform in casino and sportsbook offerings to end users. We recognize revenue using a usage-based model based on prescribed calculations of online activity as detailed in our customer contracts.

Our performance obligations are the marketing and customer support services delivered to our customers, which includes directly contracting with players on behalf of our customer. Revenue for the marketing and support services is recognized over time, as our performance obligations are to provide services to our customer and operate our customer’s gaming online site on their behalf. Under our customer agreements, our customers simultaneously receive and consume the benefits provided by us as we deliver the services to our customers. Our revenue for these services is recognized through a usage-based model of the financial performance of our customer’s gaming platform.

In our commercial arrangements with online casino operators for marketing services related to online gaming and sportsbook services, our performance obligation is limited to the provision of marketing and other services to our customer, the casino operator. The casino operator is the licensed entity which is legally permitted to offer the real money online gaming to the players. We act as the principal in the arrangement with the casino operator and as the agent with the end user. Accordingly, we recognize as revenues only the payments that we receive from the casino operator for the provision of those services, including any amounts owed to us as a share of gross gaming revenue generated from the casino operator’s online casino.

Development Services

We generate revenue from development services offered to online casino operators and businesses based on fees earned from the provision of platform development and related services. Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For these arrangements, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred.

Our platform development services are provided to the customer over time for which we have an enforceable right to payment for performance completed to date.

Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For these arrangements, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as we meet our performance obligation.

Online Sports Wagering and iGaming

Online sports wagering revenue is generated from player wagers net of payouts made on player winning wagers and incentives awarded to users. Online casino offerings, typically include wagering games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, we function similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. Online gaming revenue is generated from wagers net of payouts made on player’s winning wagers and incentives awarded.

Online sports wagering and gaming create a single performance obligation to operate contests or games and award prizes or payouts to users based on results. Revenue is recognized at the point in time at the conclusion of each contest, wager, or wagering game hand. Additionally, certain incentives given to customers represent separate performance obligations. User incentives in certain cases create liabilities when awarded to players and in those cases are generally recognized as revenue upon redemption.

Variability in the transaction price arises primarily due to discounts offered to customers. We offer loyalty programs, free plays, deposit bonuses, discounts, rebates and other rewards and incentives to our customers, all of which are recorded as contra-revenue. Revenue is recognized net of these customer incentives. Prizes paid and payouts made to users are recognized when awarded to the player.

Share-based payments

We record stock-based compensation expense in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). We estimate the fair value of share-based option awards on the grant date using an option pricing model. The fair value of share-based options granted pursuant to our Employee Share-Based Incentive Plan (“ESOP”), respectively, is determined using the Black-Scholes valuation model.

The determination of fair value is affected by the share-based price, as well as assumptions regarding subjective variables such as expected employee exercise behavior and expected share-based price volatility over the expected term of the award. Generally, these assumptions are based on historical information and judgment is required to determine if historical trends may be indicators of future outcomes. Refer to Note 7, “Share-based payment” to the unaudited condensed consolidated financial statements for BetBull Limited included elsewhere in this proxy statement/prospectus and Note 10, “Share-based payment” to the audited consolidated financial statements for BetBull Limited included elsewhere in this proxy statement/prospectus.

Income taxes

We are subject to income taxes in Malta and foreign jurisdictions where we operate. Accounting standards require the recognition of deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities generally is recognized in the results of operations in the period that includes the enactment date. Accounting standards also require recognition of a future tax benefit to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied.

Our income tax returns are subject to examination by the Maltese Commissioner of Revenue and other tax authorities in the locations where it operates. We assess potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes. The accounting standards prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Uncertain tax position accounting standards apply to all tax positions related to income taxes. These accounting standards utilize a two-step approach for evaluating tax positions. If a tax position, based on its technical merits, is deemed more likely than not to be sustained, then the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement.

EXECUTIVE AND DIRECTOR COMPENSATION OF THE COMPANY

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers, whom we refer to as our “Named Executive Officers”. As of the fiscal year ended December 31, 2020 (also referred to as “fiscal 2020”), our Named Executive Officers were Craig Billings, Alp Guler and Sadok Kohen.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensa- tion ($)(3)	All Other Compensation ($)(4)	Total ($)
Craig Billings(5)(6) Chief Executive Officer and President	2020	122,400	—	375,215	1,673,207	53,856	7,242	2,231,920
Sadok Kohen(5)(7) Chief Product Officer	2020	308,578	230,223	3,165,212	5,419,554	—	1,681	9,125,248
Alp Guler(7) Chief Financial Officer	2020	217,093	68,302	—	787,434	—	1,681	1,074,510

(1)

The amounts set forth in this column reflect each Named Executive Officer’s annual base salary approved by Parent’s Compensation Committee. On March 23, 2020, in response to the COVID-19 pandemic, Mr. Billings elected to receive 50% of the remainder of his annual base salary in the form of a Parent restricted stock award. The full annual base salary for Mr. Billings is reflected above, and the incremental value of such restricted stock award, as computed in accordance with FASB ASC Topic 718, is included in the Stock Awards column. Such incremental amount included in the Stock Awards column for Mr. Billings is $14,127. The number of Parent shares Mr. Billings was granted was determined based on the total amount of his base salary due for the remainder of the fiscal year and the 3-day volume weighted average of Parent’s stock price ending on March 20, 2020.

(2)

Amounts represent the grant date fair value of the restricted shares and stock options granted to the Named Executive Officers, as computed in accordance with FASB ASC 718, excluding estimated forfeitures. Performance-based restricted share awards in this column are reflected based on the probable outcome of such conditions as of the applicable grant date in accordance with accounting standards for stock-based compensation. All performance-based restricted share awards were deemed probable of vesting on the grant date. See Note 7 —“Stock-Based Compensation” to our Consolidated Financial Statements contained in this registration statement for assumptions used in computing fair value.

(3)

Amounts represent annual bonuses earned by each Named Executive Officer for fiscal 2020 pursuant to the opportunity set forth in his respective Employment Agreement. See “—Narrative to Summary Compensation Table—Executive Employment Agreements” below for further information regarding these bonus opportunities. For Mr. Billings, Parent’s Compensation Committee exercised its discretion to pay 50% of his actual earned annual incentive in the form of an award of Parent stock that was conditioned on his continued employment and vested on December 31, 2020. Accordingly, the grant date fair value of such Parent stock, as computed in accordance with FASB ASC 718, excluding estimated forfeitures, is included in the “Stock Awards” column above.

(4)

The following amounts are included in “All Other Compensation” for fiscal 2020 for Mr. Billings: (i) accrued cash dividends on unvested Parent restricted stock in the amount of $6,809; (ii) insurance premiums and benefits, including executive life and medical insurance, in the amount of $144; and (iii) reimbursement of taxes related to work performed in Massachusetts in the amount of $289. For fiscal 2020, Parent paid the nonresident state income taxes imposed on Mr. Billings, who was required to travel on Company business and perform services in states other than his state of employment. This tax liability primarily arose as the result of his travel to and work in Massachusetts in connection with

Parent’s Encore Boston Harbor resort. Parent’s reimbursement covers the incremental cost of the nonresident taxes and puts Mr. Billings in the same economic position as though he had worked in his normal places of business. The amounts included in “All Other Compensation” for fiscal 2020 for Messrs. Kohen and Guler reflect the total amount of employer contributions made to their respective accounts under the Company’s pension plan.
(5)	Messrs. Billings and Kohen serve on the Board but are not paid additional compensation for such service.
(6)

For Mr. Billings, the amounts reflected in the Salary, Stock Awards, Non-Equity Incentive Plan Compensation and All Other Compensation columns equal 10.2% of the total respective amounts included in Parent’s Summary Compensation Table, which reflects the percentage of Mr. Billings’ business time dedicated to the Company. The full grant date fair value of stock options granted to Mr. Billings, as computed in accordance with FASB ASC 718, excluding estimated forfeitures, is included in the “Option Awards” column above due to such grant being made solely in connection with Mr. Billings’ services to the Company.

(7)

For Messrs. Guler and Kohen, all cash amounts were originally paid in British pounds. These amounts were converted into USD for purposes of this presentation at the average exchange rate for the 2020 calendar year of USD $1.28 per GBP £1.00, as reported by the Federal Reserve Bank of New York.

Narrative to Summary Compensation Table

Executive Employment Agreements

We have entered into employment or service agreements with each of our Named Executive Officers. The service agreements between Betbull Social Sports UK Limited, a direct subsidiary of the Company (“Betbull UK”), and each of Mr. Guler and Mr. Kohen do not provide for a fixed term of employment, and the employment agreement between Wynn Resorts, Limited (“Parent”), an indirect parent to the Company prior to the closing of the Business Combination, and Mr. Billings provides for a term of employment that expires on March 1, 2022, after which point Mr. Billings would remain employed on an at-will basis; however, Parent amended Mr. Billings’ employment agreement on May 24, 2021 to provide that he will serve as Chief Executive Officer and President of the Company (or its successor) from May 24, 2021 through December 31, 2022 (the “Service Period”), and during the Service Period, he will continue to serve as the Chief Financial Officer of Parent but, effective as of May 24, 2021, will no longer serve as Parent’s President. On or prior to the closing of the Business Combination, Parent and the Company (or its successor) will enter into a services agreement, pursuant to which the Company will compensate Parent for Mr. Billings’ service during the Service Period, which will include the Company reimbursing Parent for a portion of Mr. Billings’ annual base salary, annual incentive compensation, employee benefits, annual equity award and certain expense reimbursements, as applicable.

The employment and service agreements with each of our Named Executive Officers provide, among other terms and conditions, for an annual base salary (the most recent rate of which is set forth in the “Summary Compensation Table” above), eligibility to participate in employee benefit plans and to receive certain equity award grants (including, for Mr. Billings only, an annual restricted share grant from Parent with a target value equal to 180% of his annual base salary), and severance payments and benefits upon certain terminations of employment (as discussed in the section below entitled “Severance, Change in Control and Equity Arrangements—Severance Benefits”).

Each of the employment and service agreements also contains customary restrictive covenants, including non-disclosure of confidential information and post-termination non-competition and non-solicitation covenants.

Non-Equity Incentive Compensation

The employment agreement with Mr. Billings provides for his eligibility to participate in the Wynn Resorts, Limited annual performance based incentive plan and earn an annual cash incentive bonus targeted at no less than 200% of his annual base salary. For fiscal 2020, the annual performance goals were based on the second half of fiscal 2020 Adjusted Property EBITDA targets for Parent’s integrated resorts in North America and market share targets for Parent’s integrated resorts located in Macau. In response to the pandemic, Parent’s Compensation Committee limited each participant’s annual cash incentive bonus opportunity to 40% of the contractual target award, which, for Mr. Billings, was 64% of his annual base salary at the threshold performance level, 80% of his annual base salary at the target performance level and 96% of his annual base salary at the maximum performance level. As a result, Mr. Billings earned an annual cash incentive bonus equal to $1,056,000 ($528,000 in the form of cash and $528,000 in the form of fully vested restricted stock) based on achievement above the maximum performance level for the second half Adjusted Property EBITDA in North America and above the threshold performance level but below the maximum performance level for market share in Macau.

Bonus

The service agreements with Messrs. Kohen and Guler provide for their eligibility to earn an annual cash incentive bonus, targeted at 100% and 67% of his annual base salary, respectively, upon the achievement of annual financial targets and a separate annual cash incentive bonus, targeted at 50% and 33% of his annual base salary, respectively, upon the achievement of annual objective targets. Accordingly, the aggregate target annual cash incentive bonus opportunity for Messrs. Kohen and Guler is equal to 150% and 100% of his base salary, respectively. For fiscal 2020, Messrs. Kohen and Guler earned annual cash bonuses equal to $230,223 and $68,302, respectively, based solely on achievement of service conditions. For Fiscal 2020, Messrs. Kohen and Guler were not required to achieve performance conditions as BetBull was acquired by Wynn Parent in October 2020.

Equity Awards

Our Named Executive Officers received various stock option and restricted share grants in fiscal 2020, as discussed in the sections below entitled “Outstanding Equity Awards at 2020 Fiscal Year End” and “Severance, Change in Control and Equity Arrangements—Outstanding Equity Awards.”

Health, Welfare and Retirement Plans

Mr. Billings’ employment agreement provides that he will be entitled to paid time off and participate in profit sharing and retirement plans, if offered by Parent, disability or life insurance plans, medical and/or hospitalization plans and an expense reimbursement program. Each of Messrs. Guler and Kohen has the contractual right to participate in a private medical insurance scheme for themselves and their dependents, a life insurance scheme that provides for death benefit for their beneficiaries equal to two times their base salary and also a pension scheme. Currently, the Company does not provide a private medical insurance scheme nor life insurance scheme and it is envisaged that these benefits will be available to the executives in the near future. Each of the Named Executive Officers contributes 5% of his base salary into the Company’s pension scheme with the Company making a pension contribution equal to 3% of his base salary, which is the statutory minimum requirement. The current qualifying earnings limit for calculating pension contributions in the United Kingdom is £44,030 ($56,358) per annum.

Outstanding Equity Awards At 2020 Fiscal Year End

The following table summarizes the outstanding equity awards held as of December 31, 2020 by each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Omnibus Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (11)	Omnibus Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Omnibus Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(11)
Craig Billings	—	—	9,256	(1)(9)	$760.79	12/11/2030	—		—	7,332	(2)	827,270
	—	—	—		—	—	—		—	7,332	(3)	827,270
	—	—	—		—	—	9,621	(4)	1,085,537	—		—
	—	—	—		—	—	13,476	(5)	1,520,497	—		—
	—	—	—		—	—	—		—	7,046	(2)	795,000
	—	—	—		—	—	6,000	(10)	676,980	—		—
	—	—	—		—	—	7,046	(10)	795,000	—		—
	—	—	—		—	—	11,000	(10)	1,241,130	—		—
	—	—	—		—	—	5,000	(10)	564,150	—		—

Alp Guler	—	—	4,356	(1)(9)	$760.79	12/11/2030	—		—	—		—

Sadok Kohen	—	—	14,086	(1)(9)	$760.79	12/11/2030	—		—	—		—
	—	—	11,269	(6)(9)	$1,440.44	12/11/2030	—		—	—		—
	—	—	19,720	(7)(9)	$2,320.01	12/11/2030
	—	—	—		—	—	32,843	(8)	3,705,676	—		—

(1)

On December 11, 2020, Messrs. Billings, Guler and Kohen were granted options to acquire shares of the Company that vest 25% each year over the four-year period ending on December 11, 2024, subject to their continued employment.

(2)

On January 11, 2019 and January 14, 2020, Mr. Billings was granted 7,046 shares of Parent restricted stock and 7,332 shares of Parent restricted stock that vest 100% on March 1, 2022 and March 1, 2023, respectively, based on achievement of pre-established financial performance goals during the three-year period ended December 31, 2021 and December 31, 2022, respectively, subject to his continued employment. All of the shares of unvested restricted stock held by Mr. Billings would (i) pro rata vest upon a termination of his employment by Parent without cause, and (ii) fully vest upon a termination of his employment by him due to his death or complete disability or as the result of a change in control.

(3)

On February 26, 2020, Mr. Billings received a grant of 7,332 shares of Parent restricted stock that vest solely upon the achievement of an extension of Parent’s Macau gaming concession, subject to his continued employment. All of the shares of unvested restricted stock held by Mr. Billings would (i) pro rata vest upon a termination of his employment by Parent without cause, and (ii) fully vest upon a termination of his employment by him due to his death or complete disability or as the result of a change in control.

(4)

On March 23, 2020, Mr. Billings elected to receive 50% of his remaining base salary compensation for services performed to Parent and the Company for fiscal 2020 in the form of a Parent restricted stock award in lieu of cash, whereby he was granted 9,621 shares of Parent restricted stock that was conditioned on his continued employment through, and vested on, December 31, 2020.

(5)

On August 18, 2020, Mr. Billings received a grant of 13,476 shares of restricted stock that vest on August 18, 2021, subject to his continued employment, in recognition of his efforts in response to the pandemic. Over 250 other key U.S. employees across Parent also received a grant of shares of restricted stock in recognition of their efforts in response to the pandemic, All of the shares of unvested restricted stock held by Mr. Billings would (i) pro rata vest upon a termination of his employment by Parent without cause, and (ii) fully vest upon a termination of his employment by him due to his death or complete disability or as the result of a change in control.

(6)

On December 11, 2020, Mr. Kohen was granted an option to acquire shares of the Company that vest in full on the earlier of (i) the date the Company achieves a valuation of $1,062.3 million and (ii) the fourth anniversary of the grant date (December 11, 2024), in each case, subject to continued service.

(7)

On December 11, 2020, Mr. Kohen was granted an option to acquire shares of the Company that vest in full on the earlier of (i) the date the Company achieves a valuation of $1,770.5 million and (ii) the fourth anniversary of the grant date (December 11, 2024), in each case, subject to continued service.

(8)

On November 4, 2020, Mr. Kohen was granted shares of Parent restricted stock that vest in equal one-third installments over the three-year period ending on November 4, 2023, subject to continued service. In the event Mr. Kohen experiences a termination of his employment by the Company without cause or due to his resignation for good reason, the shares of unvested restricted stock pro-rata vest based on the number of months he has been providing services to the Company from the grant date until the termination date.

(9)

Pursuant to the terms of the stock option agreements entered into with Messrs. Billings, Guler and Kohen, upon a change in control of the Company or Betbull UK or a termination of the Named Executive Officer’s employment by the Company without cause or by the Named Executive Officer for good reason or due to the Named Executive Officer’s death or complete disability, all of their unvested options will immediately vest.

(10)

Mr. Billings was granted 6,000, 7,046, 11,000 and 5,000 shares of Parent restricted stock that will vest on March 1, 2021, January 11, 2022, March 1, 2022 and March 1, 2023, respectively, subject, in each case, subject to his continued employment. All of the shares of unvested restricted stock held by Mr. Billings would (i) pro rata vest upon a termination of his employment by Parent without cause, and (ii) fully vest upon a termination of his employment by him due to his death or complete disability or as the result of a change in control.

(11)	The market values of the shares of Parent restricted stock were calculated based on the closing price of Parent on December 31, 2020 of $112.83 per share.

Severance, Change in Control and Equity Arrangements

Severance Benefits

Mr. Billings’ employment agreement provides that such agreement terminates automatically upon his death or complete disability, as well as upon failure of Mr. Billings to obtain or maintain any required gaming licenses. Upon such termination, Mr. Billings is entitled to a lump sum cash payment in respect of his earned but unpaid base salary and payment in lieu of any accrued but unused vacation time, in each case, through the termination date.

If Mr. Billings is terminated by Parent without “cause” (as described below), resigns following Parent’s material breach of his employment agreement or resigns for “good reason” (as described below) following a change in control, subject to his execution of a written release-severance agreement that (1) releases Parent, its affiliates and their officers, directors, agents and employees from any claims or causes of action and (2) provides that Mr. Billings may not disclose either the terms of the release-severance agreement or the compensation paid, he will be entitled to receive the following severance benefits: (A) a lump sum severance payment in an amount equal to the sum of (i) his base salary for the remainder of the term of the employment agreement, but not less than 12 months, (ii) the annual bonus projected for all bonus periods through the end of the term of the employment agreement (based upon the last bonus paid pursuant to the employment agreement), but not less than the preceding bonus that was paid, and (iii) payment in lieu of any accrued but unused vacation time; and (B) health benefits coverage under the same plan or arrangement that he was covered under immediately prior to termination, until the earlier of the remainder of the original employment agreement term and the date on which Mr. Billings is covered by a plan of a subsequent employer.

Under the terms of Mr. Billings’ employment agreement, “cause” is generally defined to mean Mr. Billings’: (i) inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of Parent or its affiliates; (ii) willful destruction of property of Parent or an affiliate having a material value to Parent or such affiliate; (iii) fraud, embezzlement, theft or comparable dishonest activity (excluding acts involving a de minimis dollar value and not related in any manner to Parent, its affiliates or their business); (iv) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony; (v) material breach of his employment agreement; (vi) neglect, refusal or knowing failure to materially discharge duties (other than due to physical or mental illness) commensurate with his title and function, or failure to comply with the lawful directions of Parent or its board; (vii) knowing material misrepresentation to Parent or its board; (viii) failure to follow a material policy or procedure of Parent or an affiliate; or (ix) material breach of a statutory or common law duty of loyalty or fiduciary duty to Parent or an affiliate. Further, under the terms of Mr. Billings’ employment agreement, material breach is defined as (A) Parent’s failure to pay Mr. Billings’ base salary when due; (B) Parent’s material reduction in the scope of Mr. Billings’ duties and responsibilities such that Mr. Billings’ remaining duties and responsibilities are materially inconsistent with duties and responsibilities generally associated with Mr. Billings’ position with Parent; or (C) a material reduction in Mr. Billings’ base salary.

Under the terms of Mr. Billings’ employment agreement, “good reason” generally means the occurrence of any of the following events without his consent (except if resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by his employer or its affiliate promptly after receipt of notice from Mr. Billings): (i) reduction of Mr. Billings’ base salary; (ii) discontinuation of his employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amending such bonus plan so as to materially reduce Mr. Billings’ potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites provided to Mr. Billings; (iv) requirement that Mr. Billings change the location of his office by a distance of more than 25 miles; (v) reduction of Mr. Billings’ responsibilities or required reporting of Mr. Billings to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement.

The service agreements entered into with Messrs. Guler and Kohen may be terminated by Betbull UK or by the Named Executive Officer, in each case, upon the relevant party providing six months’ prior notice; however, Betbull UK may terminate the Named Executive Officer’s employment immediately (a “For Cause Termination”) if the Named Executive Officer (i) commits an act of gross misconduct that affects the business of Betbull UK or any of its subsidiaries;; (ii) commits any material breach or repeats or continues any material breach of his obligations under the service agreement, or persistently and materially fails or neglects to carry out his duties under the service agreement, or materially fails to maintain a satisfactory standard of conduct within a reasonable time after receiving a written warning; (iii) is guilty of fraud, dishonesty or conduct that brings him or Betbull UK or any of its subsidiaries in disrepute or that prejudicially affects the interests of Betbull UK or any of its subsidiaries; (iv) is declared bankrupt, compounds with his creditors or enters into a voluntary arrangement with his creditors or has had an interim order made against him under the U.K. Insolvency Act of 1986; (v) is convicted of any criminal offense, (vi) engages in the willful misuse or destruction of the property of Betbull UK or any of its affiliates that has a material value to Betbull UK or such affiliate; (vii) makes a knowing material misrepresentation to Betbull UK; or (viii) violates Betbull UK’s Preventing Harassment and Discrimination Policy.

Betbull UK may place the Named Executive Officer on garden leave during the required notice period or make a payment in lieu of providing notice. If the Named Executive Officer is placed on garden leave, Betbull UK must continue to provide the Named Executive Officer’s salary, contractual benefits, aggregate target annual bonuses for any full bonus year that ends during such period and any pro-rated aggregate target annual bonuses in the year of termination. If Betbull UK makes a payment in lieu of notice, the Named Executive Officer would receive continued base salary payments, pro-rated aggregate target annual bonuses for the year of termination and continued private health care insurance, life assurance and pension benefits through the end of the applicable notice period (collectively, the “Notice Payments and Benefits”). Additionally, upon a termination by Betbull UK for any reason other than a For Cause Termination or by the Named Executive Officer for “good reason” (as described below), the Named Executive Officer will receive a lump sum cash severance payment in an amount equal to the sum of twelve months of the Named Executive Officer’s base salary and the Named Executive Officer’s aggregate target annual bonuses (150% of annual base salary and 100% of annual base salary for Messrs. Kohen and Guler, respectively), provided that if Mr. Kohen is terminated on or before October 23, 2022, he will instead receive a lump sum cash severance payment in an amount equal to the sum of 24 months’ of base salary and two times his aggregate target annual bonuses. Any of the foregoing severance payments made will be reduced by any Notice Payments and Benefits received by the Named Executive Officer.

Under the terms of the service agreements entered into with Messrs. Guler and Kohen, “good reason” generally means the occurrence of any of the following events without their prior written consent: (i) the Named Executive Officer provides notice to terminate his employment due to serious ill health or disability that prevents him from performing his job functions; (ii) Betbull UK reduces or varies the Named Executive Officer’s responsibilities or duties or Betbull UK directs him to report to a person of lower rank or responsibilities than the person to whom he previously reported; (iii) Betbull UK discontinues its bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or Betbull UK amends such bonus plan so as to materially reduce the Named Executive Officer’s potential bonus at any given level of economic performance of Betbull UK; (iv) Betbull UK fails to grant the Named Executive Officer the equity awards set forth in the exhibits to the service agreement or materially breaches the terms set forth in the exhibits to the service agreement or in the applicable award agreement; (v) Betbull UK relocates the Named Executive Officer’s place of work (whether on a temporary or permanent basis) to any place outside London, without his prior written consent and without providing an appropriate relocation package; or (vi) the Named Executive Officer terminates his employment without notice as a result of a material breach of the service agreement by Betbull UK.

Outstanding Equity Awards

The Company maintains the Wynn Interactive, Ltd. 2020 Omnibus Incentive Plan (the “2020 Plan”), the purpose of which is to make available incentives that will assist the Company to motivate, attract and retain the services of employees, officers, consultants and advisors to the Company and its affiliates and non-employee directors of the board of directors of the Company. The Company provides these incentives through the grant of stock options, restricted shares, restricted share units, performance awards (including performance share units), dividend equivalents, deferred shares, deferred share units, share payments and share appreciation rights.

The 2020 Plan authorizes the administrator to establish subplans in order to comply with the laws in countries other than the United States in which the Company and its affiliates operate or have employees, officers, consultants or advisors to the Company or any affiliate and non-employee directors of the board of directors of the Company. Accordingly, the administrator adopted the Wynn Interactive, Ltd. 2020 Omnibus Incentive Sub-Plan for UK Employees (the “2020 Sub-Plan”). The purpose of the 2020 Sub-Plan is to make available incentives that will assist the Company to motivate, attract and retain United Kingdom-based employees of the Company and its affiliates through the grant of stock options, restricted shares, restricted share units, dividend equivalents, deferred shares, deferred share units, share payments and share appreciation rights.

Under the terms of the 2020 Plan and the 2020 Sub-Plan, in the event of a change in control, the administrator, in its sole discretion, may shorten the period during which options or share appreciation rights are exercised, accelerate the vesting of any award, arrange to have the surviving or successor entity or any parent entity assume the awards, or cancel awards upon payment to the holders in cash or property to the extent then exercisable or vested in an amount equal to the intrinsic value of the award.

Director Compensation

The following table presents the total compensation for Norbert Franz Teufelberger, who served as a non-employee director of our Board during fiscal 2020, and Matt Maddox and Ellen Whittemore, who each served as directors of our Board during fiscal 2020, in connection with their Board services. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to or pay any other compensation to any of the directors of our Board in connection with their Board service. None of our Named Executive Officers receives any compensation for their service as directors and, consequently, are not included in this table. The compensation received by each

Named Executive Officer in connection with his employment is presented in “— Summary Compensation Table”.

Name	Option Awards ($)(1)(2)	Total ($)
Norbert Franz Teufelberger	249,824	249,824
Matt Maddox	699,218	699,218
Ellen Whittemore	249,824	249,824

(1)

Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of each grant of stock options under our 2020 Plan and 2020 Sub-Plan, as applicable. The stock options vest 25% each year over the four-year period ending on December 11, 2024, subject to continued service.

(2)

As of December 31, 2020, our directors held the following number of outstanding Company stock options and, if applicable, Parent incentive equity awards: Mr. Teufelberger (1,382 stock options outstanding); Matt Maddox (3,868 Company stock options and 217,337 Parent performance and/or restricted shares outstanding); and Ellen Whittemore (1,382 Company stock options and 23,482 Parent performance and/or restricted shares outstanding). We note that all of the Company stock options held by Mr. Maddox and Ms. Whittemore were granted in connection with their Board services, and all of the outstanding Parent incentive equity awards held by such directors were granted in connection with their service with the Parent.

Post-Business Combination Company Executive Compensation

Following the Closing, WBET intends to develop an executive compensation program that is designed to align compensation with WBET’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to its long-term success.

MANAGEMENT OF WBET FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as executive officers and directors of WBET following the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Craig Billings	48	Chief Executive Officer, President and Director
Sadok Kohen	43	Chief Product Officer and Director
Alp Guler	43	Chief Financial Officer
Non-Executive Directors
Matt Maddox	45	Chairman of the Board
William P. Foley, II	76	Director
Ellen Whittemore	64	Director
Norbert Teufelberger	56	Director

Executive Officers

Craig Billings. Upon consummation of the Business Combination, Mr. Billings is expected to serve as WBET’s Chief Executive Officer, President and a member of our Board of Directors. Mr. Billings has been the acting President and Executive Director of the Company since October 2020 and Chief Financial Officer of Wynn Parent since May 2019. Mr. Billings joined Wynn Parent in March 2017 as its Chief Financial Officer and Treasurer and served as President and Chief Financial Officer from May 2019 until May 2021. Mr. Billings has also served as a Non-Executive Director of Wynn Macau, Limited since August 2018. Prior to joining Wynn Parent, Mr. Billings was a Director and the Non-Executive Chairman of NYX Gaming Group (now part of Scientific Games) from 2015 to 2018, and held various roles for Aristocrat Leisure Ltd. from 2012 to 2015, including Chief Digital Officer and Strategy & Business Development Managing Director. Mr. Billings also previously served as a gaming industry independent advisor and investor from 2015 to 2017, and has held roles as the Vice President in the Investment Banking Division of Goldman Sachs and Manager in the Audit Division of Deloitte & Touche. Mr. Billings received a B.S. in accounting from the University of Nevada, Las Vegas, and an M.B.A. from Columbia Business School. Mr. Billings is a Certified Public Accountant. Mr. Billings is qualified to serve on our Board of Directors because of his public company leadership experience, financial acumen and gaming expertise.

Sadok Kohen. Upon consummation of the Business Combination, Mr. Kohen is expected to serve as WBET’s Chief Product Officer as well as a member of our Board of Directors. He has been the Chief Product Officer of the Company since October 2020 and served as President of the Company from October 2020 until May 2021. Mr. Kohen is the founder of BetBull and has served as its Chief Executive Officer since May 2015. Mr. Kohen previously served as the Head of Innovation Products at Bwin.Party Digital Entertainment from March 2013 to September 2014. Mr. Kohen is qualified to serve on our Board of Directors because of his expertise in the online gaming and social media industries as well as his intimate knowledge of the Company and our addressable market.

Alp Guler. Upon consummation of the Business Combination, Mr. Guler is expected to serve as WBET’s Chief Financial Officer. Mr. Guler has been the Chief Financial Officer of the Company since October 2020 and has also served as the Chief Financial Officer of BetBull since May 2018. Previously, Mr. Guler was a Managing Partner in the London office of Aventio MB, an advisory and investment firm focusing on the technology sector, from January 2017 to March 2018. Mr. Guler also previously held various roles for several other investment and advisory firms, including Director for IIG Investment Advisors from January 2015 to January 2017, Vice

President (and previously Senior Associate) for The Carlyle Group from March 2008 to January 2015, and Investment Banking Associate (and previously Analyst) for Lazard from July 2000 to December 2005. Mr. Guler received his B.S. in electrical engineering and economics from Yale University in May 2000, and his M.B.A. from INSEAD in December 2006.

Non-Executive Directors

Matt Maddox. Upon consummation of the Business Combination, Mr. Maddox is expected to serve as Chairman of our Board of Directors. Mr. Maddox has been the Chief Executive Officer of Wynn Parent since February 2018 and served as its President from November 2013 to May 2019. Mr. Maddox has been a member of the Wynn Parent Board of Directors since August 2018. Mr. Maddox served as a Non-Executive Director of Wynn Macau, Limited from March 2013 until he was re-designated as an Executive Director, upon his appointment as CEO of Wynn Macau, Limited, in February 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Parent. Since joining Wynn Parent in 2002, Mr. Maddox has served as its Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, as the Chief Financial Officer of Wynn Parent (Macau), S.A., and as the Treasurer and Vice President-Investor Relations for Wynn Parent. Mr. Maddox contributes senior executive leadership, public company experience, global gaming expertise and financial acumen to our Board of Directors.

William P. Foley, II. Upon consummation of the Business Combination, Mr. Foley is expected to serve as a member of our Board of Directors. Mr. Foley is a founder of Austerlitz Acquisition Corporation I and served as one of its directors from December 2020 to April 2021. In addition, Mr. Foley has served as the Chairman of Cannae since July 2017 and as the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Mr. Foley is a founder of Fidelity National Financial, Inc., and has served as the Chairman of the Board of Directors of Fidelity National Financial, Inc. since 1984. Mr. Foley has also served as a Senior Managing Director of Trasimene Capital Management, LLC, an investment advisory firm. Mr. Foley served as Chief Executive Officer of Fidelity National Financial, Inc. until May 2007 and as President of Fidelity National Financial, Inc. until December 1994. Mr. Foley has also served as the Chairman of Foley Trasimene Acquisition Corp. I since May 2020, and he previously served as the Executive Chairman of Foley Trasimene Acquisition Corp. I from March 2020 until May 2020. Mr. Foley has also served as the Chairman of Foley Trasimene Acquisition Corp. II since July 2020 and as a Director of Austerlitz Acquisition Corporation II since January 2021.

Mr. Foley has been the Chairman Emeritus of Black Knight since June 2021, and served as the Chairman of Black Knight from December 2019 to June 2021, and as the Executive Chairman of Black Knight from January 2014 to December 2019. Mr. Foley also previously served as the co-Executive Chairman of FGL Holdings, Inc. from April 2016 to June 2020 and as a director of Ceridian HCM Holding Inc. from September 2013 to August 2019. Mr. Foley also serves as the Chairman of The Dun & Bradstreet Corporation. Mr. Foley also serves as the Chairman, Chief Executive Officer and President of Foley Family Wines Holdings, Inc., a private holding company for numerous vineyards and wineries, and the Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Within the past five-years, Mr. Foley served as the Vice Chairman of Fidelity National Information Services, Inc. and as the Chairman of Remy International, Inc. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his Master of Business Administration from Seattle University and his Juris Doctor from the University of Washington. WBET believes Mr. Foley is qualified to serve on its Board of Directors because of his more than 30 years as a director and executive officer of Fidelity National Financial, Inc., his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value. Mr. Foley provides high-value added services and has sufficient time to focus on WBET.

Ellen Whittemore. Upon consummation of the Business Combination, Ms. Whittemore is expected to serve as a member of our Board of Directors. Ms. Whittemore has been the Executive Vice President, General Counsel and Secretary of Wynn Parent since July 2018. Prior to joining Wynn Parent, Ms. Whittemore was a Shareholder of Brownstein Hyatt Farber Schreck LLP from 2016 to 2018, and the Sole Manager of Whittemore Gaming Group, LLC from 2014 to 2016. Ms. Whittemore also previously owned, and served as the President of, Las Vegas Sports Consultants, a sports information service for Nevada sports pools. Ms. Whittemore received her B.A. from the University of Nevada, Reno and her J.D. from the University of San Diego School of Law. Ms. Whittemore served as Of Counsel in the Las Vegas office of the law firm Lionel Sawyer & Collins for more than 20 years, and she is admitted to practice before the United States Supreme Court. Ms. Whittemore is qualified to serve on our Board of Directors because of her public company leadership experience, extensive experience in the gaming industry and expertise in the legal and regulatory framework of the gaming industry.

Norbert Teufelberger. Upon consummation of the Business Combination, Mr. Teufelberger is expected to serve as a member of our Board of Directors. Mr. Teufelberger has been a Director of BetBull, and subsequently of the Company, since late 2018. Mr. Teufelberger is a co-founder of Century Casinos, Inc. and served as its Chief Financial Officer from June 1993 until July 1999. Mr. Teufelberger then co-founded Bwin Interactive Entertainment AG and served as its Chief Executive Officer until its merger with Bwin.Party Digital Entertainment in March 2011. Mr. Teufelberger then served as Bwin.Party Digital Entertainment’s Chief Executive Officer until GVC Holdings PLC acquired Bwin.Party Digital Entertainment in February 2016. Mr. Teufelberger subsequently served on the GVC Holdings PLC Board of Directors from February 2016 to February 2018. Mr. Teufelberger has served as Chairman of EveryMatrix Ltd. since April 2017, and as a Non-Executive Director of crocobet.com, a regulated online gaming operator in Tiblisi, Georgia, since March 2019. Mr. Teufelberger has been a member of the ATP Tour Board of Advisors since March 2020, and a member of the Advisory Board of Tomorrow’s Education since January 2021. Mr. Teufelberger received his B.A. from Vienna University of Economics and Business in 1989. Mr. Teufelberger is qualified to serve on our Board of Directors because of his executive and board experience, financial acumen and longstanding background in the gaming and online gaming industries.

Corporate Governance Guidelines and Code of Conduct and Ethics

The WBET Board will adopt Corporate Governance Guidelines that will address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the WBET Board will adopt a Code of Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. WBET will post amendments to its Code of Conduct and Ethics or waivers of its Code of Conduct and Ethics for directors and officers on the same website.

Board Composition

WBET’s business and affairs will be managed under the direction of the WBET Board. The WBET Board will consist of nine members, divided into three classes of staggered three-year terms.

Pursuant to the Business Combination Agreement, the Company and Austerlitz will cause the initial WBET Board upon the completion of the Business Combination to be comprised of the following nine individuals: William P. Foley II, Craig Billings, Matt Maddox, Ellen Whittemore, Sadok Kohen, Norbert Teufelberger, [●], [●], and [●]. In the event that any of the eight individuals are unable or unwilling to serve as a director upon the Closing, their replacement will be designated in accordance with the Business Combination Agreement.

As discussed more fully under the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Investor Rights Agreement”, in connection with the closing of the Business Combination, WBET, Wynn Investment, the Sponsor and Cannae will enter into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, Wynn Investment will have the right to designate five directors, the Sponsor will have the right to designate one director and three initial independent directors will be designated. WBET will agree under the Investor Rights Agreement to include the applicable designees in the slate of nominees recommended by the WBET Board at any shareholder meeting.

The WBET Board will be divided into three classes of directors. Directors designated to Class I as of the Closing will initially serve for a term that expires at the first annual meeting of shareholders of WBET following the Closing Date, directors designated to Class II as of the Closing will initially serve for a term expiring at the second annual meeting of shareholders of WBET following the Closing Date and directors designated to Class III as of the Closing will initially serve for a term expiring at the third annual meeting of shareholders following the Closing Date. At each annual meeting of WBET shareholders following the Closing, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The initial class designations as of the Closing are expected to be as follows:

•	the Class I directors will be [ ], [ ], and [ ];

•	the Class II directors will be [ ], [ ], and [ ]; and

•	the Class III directors will be [ ], [ ], and [ ].

Director Independence; Controlled Company Exemption

In connection with the Business Combination, WBET’s Class A Shares are expected to be listed on NASDAQ. NASDAQ listing standards require that a majority of WBET Board be independent. An “independent director” is defined generally as a person other than an officer or employee of WBET or its subsidiaries or any other individual having a relationship with WBET which in the opinion of the WBET Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. WBET will have “independent directors” as defined in NASDAQ’s listing standards and applicable SEC rules. The Austerlitz Board has determined that [    ], [    ], [    ], [    ] and [    ] are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

Following the Business Combination, Wynn Parent will own a majority of the voting power of WBET’s Shares. As a result, WBET will be a “controlled company” under NASDAQ rules. As a controlled company, WBET will be exempt from certain corporate governance requirements, including those that would otherwise require the WBET Board to have a majority of independent directors and require that WBET either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of WBET’s executive officers and nominees of directors are determined or recommended to the WBET Board by independent members of the WBET Board. Because WBET intends to avail itself of the “controlled company” exception under the NASDAQ rules, WBET may choose to rely upon these exemptions and, as a result, holders of WBET Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Board Leadership Structure

Austerlitz believes that the structure of the WBET Board and its committees will provide strong overall management of the Post-Closing Company.

Committees of the WBET Board; Committee Appointments

As of the Closing, the WBET Board will have an [audit committee, a compensation committee, and a nominating and corporate governance committee]. The composition and responsibilities of each of the committees of the WBET Board is described below.

It is expected that the following committee appointments will be made as of the Closing: Audit Committee: [●] (Chair), [●] and [●]; Compensation Committee: [●] (Chair), [●] and [●]; and Nominating and Corporate Governance Committee: [●] (Chair), [●] and [●]. All of the anticipated committee nominees are “independent” under the listing standards of NASDAQ. Members will serve on these committees until their resignation or until as otherwise determined by the WBET Board.

Audit Committee

It is expected that [●], [●], and [●] will serve as members of our Audit Committee. Under the NASDAQ listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent. [●] will serve as the Chairman of the Audit Committee. Each member of the Audit Committee is independent under the NASDAQ listing standards and applicable SEC rules, financially literate and [●] qualifies as an “audit committee financial expert” as defined in applicable NASDAQ and SEC rules. WBET’s Audit Committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit WBET’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, WBET’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing WBET’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and WBET’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The WBET Board will adopt a written charter for the Audit Committee which will be available on WBET’s website upon the completion of the Business Combination.

Compensation Committee

[●], [●], and [●] are expected to serve as members of our Compensation Committee. Each of [●], [●], and [●] are independent. [●] is expected to serve as Chairman of the Compensation Committee. WBET’s Compensation Committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Post-Closing Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the WBET Board or any committee thereof;

•	administering the Post-Closing Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the WBET Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Post-Closing Company’s employees.

The WBET Board will adopt a written charter for the Compensation Committee, which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

[●], [●], and [●] are expected to serve as members of our Nominating and Corporate Governance Committee. Each of [●], [●], and [●] are independent. [●] will serve as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the WBET Board regarding, nominees for election to the WBET Board and its committees;

•	evaluating the performance of the WBET Board and of individual directors;

•	considering, and making recommendations to the WBET Board regarding the composition of the WBET Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting; and

•	developing, and making recommendations to the WBET Board regarding, corporate governance guidelines and matters.

The WBET Board will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on its website upon the completion of the Business Combination.

Code of Conduct and Ethics

Upon the completion of the Business Combination, WBET will adopt a Code of Conduct and Ethics, which will be posted on WBET’s website. WBET will make any legally required disclosures regarding amendments to, or waivers of, certain provisions of its Code of Conduct and Ethics on its website. The information contained on, or accessible from, WBET’s website is not part of this proxy statement/prospectus, by reference or otherwise.

Compensation Committee Interlocks and Insider Participation

None of the proposed executive officers of WBET currently serves, or in the past year has served, (i) as a member of the compensation committee or of the board of directors of another entity, one or more of whose executive officers served on Austerlitz’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on Austerlitz’s Board. We are party to certain transactions with the Sponsor and its affiliates as described in “Certain Relationships and Related Person Transactions.”

SECURITIES ACT RESTRICTIONS ON RESALE OF THE POST-CLOSING COMPANY’S SECURITIES

Certain of the outstanding Austerlitz Shares, Austerlitz Public Warrants and Private Placement Warrants, including the AUS Class B Shares (which are owned by the Sponsor Persons) and the Private Placement Warrants, are restricted securities under Rule 144 in that they were issued in a private transaction not involving a public offering. In addition, any Austerlitz Shares held by Austerlitz’s affiliates (including its directors, executive officers and the Insiders) are subject to restrictions as “control securities” under the federal securities laws. Similarly, certain of the WBET Shares that are issued in connection with the Business Combination will be restricted securities for purposes of Rule 144, and any WBET Shares, WBET Warrants or Private Placement Warrants held by Austerlitz’s directors, executive officers or WBET’s other affiliates following the Business Combination (including the Sponsor Persons and the Current Company Equityholders) will be control securities. As of the date of this proxy statement/prospectus, there were [●] Austerlitz Shares outstanding (including [●] AUS Class A Shares and [●] AUS Class B Shares) and [●] warrants to acquire AUS Class A Shares (including [●] Austerlitz Public Warrants and 10,533,333 Private Placement Warrants).

Pursuant to Rule 144 under the Securities Act (“Rule 144”) a person who has beneficially owned restricted WBET Shares, WBET Warrants or Private Placement Warrants for at least six months is generally entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of WBET at the time of, or at any time during the three months preceding, the sale and (ii) WBET has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as WBET has been required to file reports) preceding the sale.

Persons who have beneficially owned restricted WBET Shares, WBET Warrants or Private Placement Warrants for at least six months, but who are affiliates of WBET at the time of, or who have been an affiliate of WBET at any time during the three months preceding, a sale, are subject to additional restrictions, which limit the number of securities such person is entitled to sell within any three-month period to only a number of securities that does not exceed the greater of:

•	1% of the total number of WBET Shares then outstanding; and

•	the average weekly reported trading volume of WBET during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of WBET under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about WBET.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not, however, available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the average weekly reported trading volume of WBET during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Austerlitz anticipates that following the completion of the Business Combination, WBET will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR AUSTERLITZ SHAREHOLDERS

The following section describes the material U.S. federal income tax considerations with respect to (i) the Domestication, (ii) the exercise of redemption rights, and (iii) the ownership and disposition of WBET Class A Shares and WBET Warrants after the Business Combination, in each case, generally applicable to U.S. Holders (as defined below) of AUS Class A Shares and Austerlitz Public Warrants. This section applies only to U.S. Holders that hold their AUS Class A Shares and/or Austerlitz Public Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not describe all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies, real estate investment trusts, or mutual funds;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of the vote or value of Austerlitz Shares or, after the Business Combination, WBET Shares;

•

persons that acquired Austerlitz Shares or Austerlitz Public Warrants or will acquire WBET Shares or WBET Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•

persons that hold Austerlitz Shares or Austerlitz Public Warrants or will hold WBET Shares or WBET Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	a U.S. Holder whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies;

•

a beneficial owner of AUS Class A Shares or Austerlitz Public Warrants, or of WBET Shares or WBET Warrants, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder (a “Non-U.S. Holder”);

•

a Non-U.S. Holder that is an individual who is present in the United States for 183 days or more in the taxable year of a (i) disposition of AUS Class A Shares or Austerlitz Public Warrants, or of WBET Shares or WBET Warrants, or (ii) distribution with respect to AUS Class A Shares or WBET Shares;

•	Sponsor Persons, Insiders or any of their affiliates; and

•	persons that actually or constructively own Company Shares.

The considerations in this section are based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This section does not address U.S. federal taxation other than U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address the special tax accounting rules under Section 451(b) of the Code, any tax reporting obligations (except as described herein) or any aspects of U.S. state or local or non-U.S. taxation. This section also assumes that any distribution made (or deemed made) and any consideration received (or deemed received) will be in U.S. dollars.

We have not sought and do not intend to seek any rulings from the U.S. Internal Revenue Service (“IRS”) regarding the Domestication, an exercise of redemption rights, or any other tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations described below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this section.

This section does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Austerlitz Shares or Austerlitz Public Warrants or, after the Business Combination, will hold WBET Shares or WBET Warrants through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds AUS Class A Shares or Austerlitz Public Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding any AUS Class A Shares or Austerlitz Public Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, an exercise of redemption rights, and the ownership and disposition of WBET Class A Shares and WBET Warrants after the Business Combination.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF AUS CLASS A SHARES AND AUSTERLITZ PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE OWNERSHIP AND DISPOSITION OF WBET CLASS A SHARES AND WBET WARRANTS AFTER THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

CHARACTERIZATION OF AUSTERLITZ UNITS

No statutory, administrative or judicial authority directly addresses the treatment of an Austerlitz Unit, or instruments similar to an Austerlitz Unit, for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. For purposes of this section, because any Austerlitz Unit consisting of one AUS Class A Share and one-fourth of an Austerlitz Public Warrant is separable at the option of the holder, Austerlitz is treating any AUS Class A Share and one-fourth of an Austerlitz Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of an Austerlitz Unit into an AUS Class A Share and one-fourth of an Austerlitz Public Warrant in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. However, this treatment is not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Austerlitz Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the considerations described below. Accordingly, each holder is urged to consult its tax advisor regarding the tax treatment of an Austerlitz Unit in connection with the consummation of the Business Combination (including the exercise of redemption rights). The balance of this section assumes that the characterization of the Austerlitz Units described above is respected for U.S. federal income tax purposes.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of AUS Class A Shares or Austerlitz Public Warrants and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

Qualification of the Domestication as a Reorganization Within the Meaning of Section 368(a)(1)(F)

The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as an F Reorganization.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, Austerlitz will change its jurisdiction of incorporation from the Cayman Islands to Bermuda. Immediately after the Domestication, WBET will own the same assets and be subject to the same liabilities as Austerlitz immediately prior to the Domestication, and will have the same shareholders as Austerlitz did immediately prior to the Domestication.

Subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto, the section under this heading “—Qualification of the Domestication as a Reorganization Within the Meaning of Section 368(a)(1)(F)” constitutes the opinion of Weil, Gotshal & Manges LLP (“Weil”). The U.S. federal income tax consequences of the Domestication to U.S. Holders will turn on the application of certain “passive foreign investment company” (“PFIC”) rules, described below in the section titled “—Passive Foreign Investment Company Considerations Related to the Domestication,” to Austerlitz and the Domestication. The applicability of the PFIC rules depends on, in part, the applicability of certain deemed exchange rules under Section 367 of the Code and the Treasury Regulations promulgated thereunder, the timing of the Domestication, the applicability of the “start-up exception” (discussed below in the section titled “—Passive Foreign Investment Company Considerations Related to the Domestication”), the application of certain related IRS guidance, whether current proposed Treasury Regulations, which would be effective April 1, 1992, would be finalized in a manner consistent with their proposed form, and whether finalized regulations would be retroactive to the date of the Domestication. Depending on the applicability of these rules, which is not possible to predict since it depends in part on factual developments after the date hereof, U.S. Holders should not be subject to U.S. federal income tax as a result of the Domestication. U.S. Holders are urged to consult their tax advisors with regard to the application of the PFIC rules to Austerlitz and the Domestication.

Furthermore, Weil’s opinion relies upon the representation letter of Austerlitz delivered to Weil (the “Domestication Representation Letter”) and assumes, among other customary assumptions, qualifications, and limitations, without any independent investigation or examination thereof, that (i) the Domestication will be consummated in the manner described in the Business Combination Agreement and this proxy statement/prospectus, (ii) the statements concerning the Domestication set forth in the Business Combination Agreement and this proxy statement/prospectus are, and will remain, true, complete and correct at all times up to and including the time the Domestication is effective, (iii) any representations made in the Domestication Representation Letter are, and will remain, true, complete and correct at all times up to and including the time the Domestication is effective, and (iv) any representations made in the Domestication Representation Letter subject to qualifications relating to the knowledge, belief, expectation or intent of any party are, and will remain, true, complete and correct at all times up to and including the time the Domestication is effective, in each case, without such qualification.

The obligation of Austerlitz to complete the Domestication is not conditioned upon the receipt by any of Austerlitz, WBET or the Company of a tax opinion from its counsel or any other counsel on the qualification of the Domestication as an F Reorganization. No assurance can be given that the IRS will not challenge the treatment of the Domestication as an F Reorganization or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Domestication as an F Reorganization, the U.S. federal income tax consequences would differ from those set forth in this proxy statement/prospectus and U.S. Holders of AUS Class A Shares and Austerlitz Public Warrants could be subject to U.S. federal income tax upon the receipt of WBET Class A Shares or WBET Warrants in the Domestication.

Subject to the PFIC rules described below in “—Passive Foreign Investment Company Considerations Related to the Domestication,” U.S. Holders of AUS Class A Shares or Austerlitz Public Warrants should not recognize gain or loss for U.S. federal income tax purposes on the Domestication. In such case, the tax basis of a WBET Class A Share or WBET Warrant received by a U.S. Holder in the Domestication should equal the U.S. Holder’s tax basis in the AUS Class A Share or Austerlitz Public Warrant surrendered in exchange therefor, and the holding period of WBET Class A Shares or WBET Warrants received by a U.S. Holder should include such U.S. Holder’s holding period for the AUS Class A Shares or Austerlitz Public Warrants surrendered in exchange therefor, although the running of the holding period for AUS Class A Shares may be suspended as a result of the redemption rights with respect thereto (as described below). U.S. Holders that hold AUS Class A Shares and Austerlitz Public Warrants with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular WBET Class A Shares or WBET Warrants received in connection with the Domestication.

Except as otherwise specified, the remainder of this section assumes that the Domestication qualifies as an F Reorganization.

Passive Foreign Investment Company Considerations Related to the Domestication

The tax consequences of the Domestication to U.S. Holders of AUS Class A Shares and Austerlitz Public Warrants might vary depending on whether Austerlitz is treated as a PFIC for U.S. federal income tax purposes (s described in detail below). If Austerlitz is treated as a PFIC, the tax consequences of the Domestication to U.S. Holders of AUS Class A Shares or Austerlitz Public Warrants should generally be similar to those described above under “—Qualifications of the Domestication as a Reorganization Within the Meaning of Section 368(a)(1)(F).” Under proposed Treasury Regulations, if the Domestication qualifies as an F Reorganization, the treatment of Austerlitz as a PFIC generally would not adversely impact the tax consequences of the Domestication to U.S. Holders of AUS Class A Shares or Austerlitz Public Warrants. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Thus, it is expected that consequences similar to those described above with respect to the Domestication should apply if Austerlitz is a PFIC, in the absence of any final Treasury Regulations to the contrary. However, the proposed Treasury Regulations are not effective until finalized, and it is not possible to predict if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be effective retroactive to the date of the Domestication.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those two years. Assuming that the Domestication qualifies as an F Reorganization, WBET should be treated as the same corporation as Austerlitz for purposes of the PFIC provisions, including the start-up exception. Austerlitz believes, although subject to uncertainty, that Austerlitz’s 2021 taxable year should be the start-up year under the start-up exception, and that Austerlitz should not be treated as a PFIC for 2021, assuming that Austerlitz qualifies for the start-up exception in 2021, which requires that WBET does not meet the PFIC Asset Test or Income Test (described below) in either 2022 or 2023. The application of the start-up exception may depend, in part, on whether the Business Combination is consummated in 2021. Austerlitz’s and WBET’s actual PFIC status for any taxable year will not be determinable until after the end of such year, and in the case of the application of the start-up exception for Austerlitz to 2021, potentially not until after the end of WBET’s 2023 taxable year. Accordingly, there can be no assurance with respect to Austerlitz’s status as a PFIC for 2021, and there can be no assurances with respect to WBET’s status as a PFIC for the taxable year of the Business Combination or any future taxable year.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to AUS Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their AUS Class A Shares are urged to consult with their tax advisors with respect to the potential tax consequences (including as a result of the application of the PFIC rules) to them of the Domestication and exercise of redemption rights.

U.S. Federal Income Tax Consequences of Owning WBET Class A Shares or WBET Warrants

Taxation of Dividends and Other Distributions on WBET Class A Shares

Subject to the PFIC rules described below, if WBET makes a distribution of cash or other property to a U.S. Holder with respect to WBET Class A Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of WBET’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any amount treated as dividend income will be treated as foreign-source dividend income. Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its WBET Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such WBET Shares.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if WBET Shares are readily tradable on an established securities market in the United States, provided that WBET is not treated as a PFIC at the time the dividend was paid or in the previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to WBET Class A Shares.

U.S. Holders that will hold WBET Class A Shares with differing tax bases or holding periods are urged to consult their tax advisors regarding the application of the above rules.

Taxation on the Disposition of WBET Class A Shares or WBET Warrants

Subject to the PFIC rules described below, upon a sale or other taxable disposition of WBET Class A Shares or WBET Warrants, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its WBET Class A Shares or WBET Warrants.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss generally will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the WBET Class A Shares or WBET Warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

U.S. Holders that will hold WBET Class A Shares or WBET Warrants with differing tax bases or holding periods are urged to consult their tax advisors regarding the application of the above rules.

Exercise, Lapse or Redemption of WBET Warrants

Subject to the PFIC rules described below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a WBET Warrant for cash. A WBET Class A Share acquired pursuant to the exercise of a WBET Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the WBET Class A Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the U.S. Holder’s holding period for the WBET Warrant. If a WBET Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant. Such loss generally will be long-term if the U.S. Holder’s holding period for such warrant is more than one (1) year. U.S. Holders should consult their tax advisors regarding the tax consequences of WBET Warrants, including when a U.S. Holder’s holding period would commence with respect to the shares of WBET Class A Shares received upon exercise.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. Subject to the PFIC rules described below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the WBET Class A Shares received would generally equal the U.S. Holder’s tax basis in the WBET Warrants exercised. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the WBET Class A Shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the WBET Class A Shares received will generally include the holding period of the WBET Warrants exercised.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a number of WBET Warrants having an aggregate fair market value equal to the exercise price for the total number of WBET Warrants to be exercised. In this case, subject to the PFIC rules described below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the WBET Class A Shares received would equal the sum of the U.S. Holder’s tax basis in the WBET Warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the WBET Class A Shares received would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the U.S. Holder’s holding period for the WBET Warrant.

A U.S. Holder’s cashless exercise of WBET Warrants after WBET provides notice of its intent to redeem warrants for cash is unclear under current law, and may be treated as a redemption of WBET Warrants for

WBET Class A Shares (which may be a recapitalization) or may be treated as a cashless exercise as described above. A U.S. Holder’s exercise of WBET Warrants for cash after WBET provides notice of its intent to redeem warrants for cash should generally be treated as an exercise of a WBET Warrant for cash described above.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of WBET Warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of WBET Warrants.

Subject to the PFIC rules described below, if WBET redeems WBET Warrants for cash pursuant to the redemption provisions of the warrants or if WBET purchases WBET Warrants for cash in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition by the U.S. Holder, treated as described above under “— Taxation on the Disposition of WBET Class A Shares or WBET Warrants.”

Possible Constructive Distributions

Generally, Section 305 of the Code provides that “stock dividends” (i.e., a distribution of the stock of a corporation made by such corporation to its shareholders with respect to the corporation’s stock) are not included in gross income. For purposes of Section 305 of the Code, the term “stock” includes rights to acquire stock, such as the WBET Warrants. Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a WBET Warrant or to the WBET Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences to the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “—Taxation of Dividends and Other Distributions on WBET Class A Shares.” Whether any such adjustment in respect of WBET Warrants would result in a constructive distribution depends, in part, on whether such adjustment has the effect of preventing dilution, which is generally not taxable, or whether such adjustment results in an increase in the holder’s proportionate interest in the earnings and profits or assets of WBET (e.g., through an increase in the number of WBET Shares that would be obtained upon exercise or through a decrease to the exercise price), which determination depends in part on the nature of any adjustments or distributions to issued and outstanding WBET Shares and other determinations of fact and interpretations of U.S. federal income tax law for which no clear precedent or authority may be available. The rules governing constructive distributions as a result of certain adjustments with respect to a WBET Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a WBET Warrant.

Passive Foreign Investment Company Considerations

The treatment of U.S. Holders of WBET Class A Shares or WBET Warrants could be materially different from that described above (and described below under “—Effects to U.S. Holders of Exercising Redemption Rights on their AUS Class A Shares”) if WBET is treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. For purposes of the PFIC rules, assuming that the Domestication qualifies as an F Reorganization, WBET should be treated as the same corporation as Austerlitz, and the remainder of this section assumes that this will be the case.

If Austerlitz (and following the Business Combination, WBET) is a PFIC for any taxable year, U.S. Holders of AUS Class A Shares or Austerlitz Public Warrants (and following the Business Combination, WBET Class A Shares or WBET Warrants) may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to Austerlitz’s stock (and following the Business Combination, WBET’s stock), and may be subject to additional reporting requirements.

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes for a taxable year if (i) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income (the “Income Test”), or (ii) at least 50% of its assets in a taxable year of the foreign corporation, as determined for this purpose and generally averaged quarterly over the year, are held for the production of, or produce, passive income (the “Asset Test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Classification as a PFIC is a factual determination that depends on, among other things, the nature and composition of WBET’s and its subsidiaries’ income and assets and the market value of WBET Shares, which we expect may vary substantially over time. In addition, special rules apply in determining the PFIC status of a non-U.S. corporation and its subsidiaries that are treated as “controlled foreign corporations” (“CFCs”), including how to apply the Asset Test to such subsidiaries and whether fair market value or tax basis of the assets of such subsidiaries is used for this purpose. We believe that the Company is, and anticipate that WBET and its non-U.S. subsidiaries will be following the Business Combination, classified as CFCs.

Subject to the application of the PFIC start-up exception (described above under “—Effects of the Domestication to U.S. Holders—Passive Foreign Investment Company Considerations Related to the Domestication”), it is unclear whether, following the Business Combination, WBET may meet the Income Test or Asset Test. Although WBET may be classified as a PFIC for the taxable year of the Business Combination, WBET’s PFIC status for the taxable year of the Business Combination or any future taxable year will not be determinable until after the end of such taxable year (and in the case of the application of the start-up exception to Austerlitz, potentially not until after the end of the second taxable year following Austerlitz’s start-up year). Additionally, although a determination as to WBET’s PFIC status will be made annually, an initial determination that WBET is or Austerlitz was a PFIC will generally apply for subsequent years to a U.S. Holder who held WBET or Austerlitz securities while WBET or Austerlitz was a PFIC, whether or not WBET meets the test for PFIC status in those subsequent years, subject to certain elections made by such U.S. Holder. Accordingly, there can be no assurance with respect to WBET’s status as a PFIC for the taxable year of the Business Combination or any future taxable year, or whether, if Austerlitz fails to qualify for the start-up exception, WBET may be treated as a PFIC with respect to any U.S. Holder that did not make a timely qualified electing fund (“QEF”) election for its AUS Class A Shares for the first taxable year of Austerlitz in which it was treated as a PFIC and such U.S. Holder held (or was deemed to hold) such shares, and receives WBET Class A Shares in the Domestication as a result of owning AUS Class A Shares.

If WBET is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and, in the case of WBET Class A Shares, the U.S. Holder did not make a timely (i) QEF election for WBET’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) WBET Class A Shares, (ii) QEF election along with a deemed sale (or purging) election, or (iii) “mark-to-market” election, each as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its WBET Class A Shares and WBET Warrants; and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of WBET securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its WBET Class A Shares;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are or WBET is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if WBET is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect of its WBET Class A Shares (but not WBET Warrants) by making a timely QEF election (if eligible to do so) to include in income its pro rata share of WBET’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which WBET’s taxable year ends if WBET is treated as a PFIC for that taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The application of the PFIC rules to WBET Warrants is uncertain. However, a U.S. Holder may not make a QEF election with respect to its WBET Warrants. As a result, if a U.S. Holder sells or otherwise disposes of WBET Warrants (other than upon exercise of such warrants for cash) and WBET was a PFIC at any time during the period the U.S. Holder held the WBET Warrants, any gain recognized may be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. If a U.S. Holder that exercises such WBET Warrants properly makes and maintains a QEF election with respect to the newly acquired WBET Class A Shares (or has previously made a QEF election with respect to WBET Class A Shares), the QEF election will apply to the newly acquired WBET Class A Shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, may continue to apply with respect to such newly acquired WBET Class A Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules, as described below.

If WBET is treated as a PFIC and a U.S. Holder failed or was unable to timely make a QEF election for prior periods, a U.S. Holder might seek make a purging election to rid the WBET Class A Shares of the PFIC taint. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, WBET will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of WBET’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, WBET must also be determined to be a “controlled foreign corporation” as defined by the Code (which is currently expected to be the case, but there can be no assurances). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the WBET Class A Shares acquired upon the exercise of the WBET Warrants solely for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from WBET. If WBET determines that it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder upon written request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance (i) that WBET will have timely knowledge of its status as a PFIC in any year or (ii) in the event WBET is treated as a PFIC for any year, that WBET will timely provide any required information that a U.S. Holder would need in order to make any of the elections described in this section entitled “—Passive Foreign Investment Company Considerations.”

If a U.S. Holder has made a QEF election with respect to WBET Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for WBET’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of WBET Class A Shares will generally be taxable as capital gain and no interest charge generally will be imposed under the PFIC rules. As described above, U.S. Holders who make a QEF election with respect to a PFIC are currently taxed on their pro rata shares of such PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made generally will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF election has been made.

As noted above, an initial determination that WBET is a PFIC will generally apply for subsequent years to a U.S. Holder who held WBET Class A Shares while WBET was a PFIC, whether or not WBET meets the test for PFIC status in those subsequent years, subject to the considerations regarding QEF elections and mark-to-market elections described below. A U.S. Holder who makes the QEF election described above for WBET’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) WBET Class A Shares, however, will not be subject to the PFIC tax and interest charge rules described above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of WBET that ends within or with a taxable year of the U.S. Holder and in which WBET is not a PFIC. On the other hand, if the QEF election is not effective for each of WBET’s taxable years in which WBET is a PFIC and the U.S. Holder holds (or is deemed to hold) WBET Class A Shares, the PFIC rules described above will continue to apply to such shares unless the holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) WBET Shares and for which WBET is determined to be a PFIC, such holder will generally not be subject to the PFIC rules described above in respect of its WBET Class A Shares as long as such shares continue to be treated as marketable shares, as described in the next paragraph, and unless the election is revoked with IRS consent. Instead, in general, the U.S. Holder will include as ordinary income for each year that WBET is treated as a PFIC the excess, if any, of the fair market value of its WBET Class A Shares at the end of its taxable year over the adjusted basis in such shares. In such case, the U.S. Holder also generally will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its WBET Class A Shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its WBET Class A Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the WBET Class A Shares in a taxable year in which WBET is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its WBET Class A Shares and for which WBET is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to WBET Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of WBET Class A Shares under their particular circumstances.

If WBET is a PFIC and, at any time, has a foreign (non-U.S.) subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if WBET receives a distribution from, or disposes of all or part of WBET’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Upon written request, WBET will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election, if available, with respect to the lower-tier PFIC. However, there is no assurance that WBET will have timely knowledge of the status of any such lower-tier PFIC or that WBET will timely provide any such required information. In addition, WBET may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that WBET will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of WBET securities should consult their own tax advisors concerning the application of the PFIC rules to WBET securities under their particular circumstances.

Effects to U.S. Holders of Exercising Redemption Rights on their AUS Class A Shares

Subject to the considerations regarding the PFIC rules described above, the U.S. federal income tax consequences to a U.S. Holder of AUS Class A Shares (which were exchanged for WBET Class A Shares in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its AUS Class A Shares will depend on whether the redemption qualifies as a sale of AUS Class A Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. The Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to AUS Class A Shares, and assuming that the Domestication qualifies as an F Reorganization, WBET should be treated as the same corporation as Austerlitz, and the remainder of this section assumes that this will be the case.

If the redemption qualifies as a sale of such U.S. Holder’s AUS Class A Shares redeemed, such U.S. Holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in AUS Class A Shares redeemed, generally as described above under “—Taxation on the Disposition of WBET Class A Shares or WBET Warrants.”

The redemption of AUS Class A Shares generally will qualify as a sale of AUS Class A Shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in WBET or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only AUS Class A Shares actually owned by such U.S. Holder, but also shares of AUS Class A Shares that are constructively owned by such U.S. Holder (and, after the Business Combination, WBET Class A Shares). A redeeming U.S. Holder may constructively own, in addition to AUS Class A Shares owned directly, AUS Class A Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any AUS Class A Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include AUS Class A Shares which could be acquired pursuant to the exercise of the Austerlitz Public

Warrants (and, after the Business Combination, WBET Class A Shares that could be acquired by exercise of WBET Warrants).

The redemption of AUS Class A Shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of WBET outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of WBET outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption and certain other requirements are met. There will be a complete termination of such U.S. Holder’s interest if either (i) all of WBET Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all WBET Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of WBET Shares owned by certain family members and such U.S. Holder does not constructively own any other WBET Shares and certain other requirements are met. The redemption of AUS Class A Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in WBET. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption generally will be treated as a distribution with respect to WBET Shares. Such distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of WBET’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally as described above under “—Taxation of Dividends and Other Distributions on WBET Class A Shares.” Distributions in excess of any such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its other WBET Shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in WBET Class A Shares redeemed generally will be added to the U.S. Holder’s adjusted tax basis in its remaining WBET Shares. If there are no remaining WBET Shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

U.S. Holders that hold AUS Class A Shares with differing tax bases or holding periods are urged to consult their tax advisors regarding the application of the above rules.

BECAUSE THE DOMESTICATION WILL OCCUR IMMEDIATELY PRIOR TO THE REDEMPTION OF U.S. HOLDERS THAT EXERCISE REDEMPTION RIGHTS WITH RESPECT TO AUS CLASS A SHARES, U.S. HOLDERS EXERCISING SUCH REDEMPTION RIGHTS WILL BE SUBJECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION. ADDITIONALLY, THE APPLICATION OF THE PFIC RULES DESCRIBED ABOVE MAY AFFECT THE TREATMENT OF AN EXERCISE OF REDEMPTION RIGHTS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR AUS CLASS A SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements will apply to dividends received by U.S. Holders of WBET Class A Shares (including constructive dividends), and the proceeds received on the disposition of WBET Class A Shares and WBET Warrants effected within the United States (and, in certain cases, outside the United States through certain U.S.-related intermediaries), in each case, other than U.S. Holders that are exempt recipients (such as certain corporations). Such information reporting requirements will also apply to redemptions of AUS Class A Shares from U.S. Holders. Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain U.S. Holders who are individuals and certain entities may be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. WBET Class A Shares and WBET Warrants may constitute specified foreign financial assets for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes generally will be extended in the event of a failure to comply. Holders are urged to consult their tax advisors on these and other potential reporting requirements with respect to WBET Class A Shares and WBET Warrants.

THE U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE CONSUMMATION OF THE DOMESTICATION, EXERCISE OF REDEMPTION RIGHTS, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF WBET CLASS A SHARES AND WBET WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR COMPANY SHAREHOLDERS

Based on, and subject to, customary assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.2 hereto, as well as representations made by Austerlitz, Merger Sub and the Company, this section constitutes the opinion of Kirkland & Ellis LLP, U.S. tax counsel to the Company. This section describes the material U.S. federal income tax considerations with respect to the Merger generally applicable to Company U.S. Holders (as defined below) that exchange their Company Shares for WBET Shares pursuant to the Merger. If any such assumption or representation upon which this opinion is based is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. This section applies only to Company U.S. Holders that hold their Company Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not describe all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies, real estate investment trusts, or mutual funds;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of the vote or value of Company Shares or, after the Merger, WBET Shares;

•	persons that acquired Company Shares or will acquire WBET Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold Company Shares or will hold WBET Shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	a Company U.S. Holder whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies;

•

a beneficial owner of Company Shares, or of WBET Shares, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a Company U.S. Holder (a “Company Non-U.S. Holder”);

•	a Company Non-U.S. Holder that is an individual who is present in the United States for 183 days or more in the taxable year of the Merger;

•	Sponsor Persons, Insiders or any of their affiliates; and

•	persons that actually or constructively own Austerlitz Shares.

The considerations in this section are based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This section does not address U.S. federal taxation other than U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address the special tax accounting rules under Section 451(b) of the Code, any tax reporting obligations or any aspects of U.S. state or local or non-U.S. taxation. This section does not address any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

This section does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Company Shares or, after the Merger, will hold WBET Shares through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Company Shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status and activities of the partner and the activities of the partnership. Partnerships holding any Company Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

The Company has not sought and does not intend to seek any rulings from the U.S. Internal Revenue Service (“IRS”) regarding the Merger or any other tax considerations described herein. A tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS. There can be no assurance that the IRS will not take positions inconsistent with the considerations described below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this section.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE COMPANY U.S. HOLDERS MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

COMPANY U.S. HOLDERS

As used herein, a “Company U.S. Holder” is a beneficial owner of Company Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Subject to the qualifications and limitations set forth herein and in the opinion included as Exhibit 8.2 hereto, in the case of a transaction, such as the Merger, that qualifies as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, Company U.S. Holders will not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, Company U.S. Holders will receive WBET Shares in exchange for their Company Shares. Each Company U.S. Holder’s tax basis in the WBET Shares received in the Merger will be the same as its tax basis in the Company Shares surrendered in the Merger in exchange therefor. The holding period of the WBET Shares received in the Merger by a Company U.S. Holder will include the holding period of the Company Shares surrendered in the Merger in exchange therefor. Company

U.S. Holders that hold Company Shares with differing tax bases or holding periods (generally, Company Shares acquired on different dates or at different prices) are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular WBET Shares received in the Merger.

THE U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE CONSUMMATION OF THE MERGER, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

APPRAISAL RIGHTS

Austerlitz Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the Bermuda Companies Act.

AUSTERLITZ EXTRAORDINARY GENERAL MEETING PROPOSALS

The Austerlitz Board is aware of no matters other than the Austerlitz Shareholder Proposals that may be brought before the Extraordinary General Meeting. However, if any other matter should properly come before the Extraordinary General Meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under Cayman Islands law, only the business that is specified in the notice of meeting to shareholders for the Extraordinary General Meeting may be transacted at the Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS

Assuming the Business Combination is completed, Austerlitz currently does not expect to hold its 2021 annual meeting of shareholders. If the Business Combination is consummated, you will be entitled to attend and participate in the Post-Closing Company’s annual meetings of shareholders. If the Post-Closing Company holds a 2021 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held.

SHAREHOLDER COMMUNICATIONS

Austerlitz Shareholders and interested parties may communicate with the Austerlitz Board, any committee chairperson or the non-management directors as a group by writing to Austerlitz Acquisition Corporation I, Attn: Corporate Secretary, 1701 Village Center Circle, Las Vegas, NV 89134. Following the Business Combination, WBET shareholders should send any communications to the WBET Board, any committee chairperson or the non-management directors of WBET to Wynn Interactive Limited, Attn: [●]. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the board of directors, forwarded to the board of directors, the appropriate committee chairperson or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the Austerlitz Board or Company Board, as applicable, or to an executive officer of Austerlitz or the Company does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

LEGAL MATTERS

The validity of the securities of WBET offered under this proxy statement/prospectus will be passed upon by ASW Law Limited.

EXPERTS

The financial statements of Austerlitz Acquisition Corporation I as of December 31, 2020, and for the period from December 21, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The consolidated financial statements of Wynn Interactive Limited at December 31, 2020 and 2019, and for the years then ended, included in the Proxy Statement/Prospectus of Austerlitz Acquisition Corporation I, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Betbull Limited at December 31, 2019 and 2018 and for each of the two years then ended, included in the Proxy Statement/Prospectus of Austerlitz Acquisition Corporation I, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young Malta Limited, an independent auditor, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

HOUSEHOLDING; DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Under the rules of the SEC, unless it has received a contrary instruction, Austerlitz (and the services Austerlitz employs to deliver communications to its shareholders) may send a single copy of this proxy statement/ prospectus and any other proxy statement or annual report delivered to Austerlitz shareholders to two or more shareholders sharing the same address, if Austerlitz believes that the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Austerlitz’s expenses.

Upon request, Austerlitz will deliver a separate copy of this proxy statement/prospectus and/or any annual report or proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. Shareholders receiving multiple copies of such documents may likewise request that Austerlitz deliver single copies of such documents in the future. Shareholders may notify Austerlitz of their requests by calling (702) 323-7330 or writing to Austerlitz at its principal executive offices at Austerlitz Acquisition Corporation I, 1701 Village Center Circle, Attn: Corporate Secretary, Las Vegas, NV 89134.

Following the Business Combination, WBET shareholders should send any such requests in writing to [●].

TRANSFER AGENT AND REGISTRAR

The transfer agent for Austerlitz’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Austerlitz files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read Austerlitz’s SEC filings, including this proxy statement/prospectus and any other reports, proxy statements and other information filed by Austerlitz with the SEC, on the SEC website at http://www.sec.gov.

This proxy statement/prospectus is available without charge to Austerlitz shareholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Austerlitz or Morrow Sodali, its proxy solicitor, at the information below.

AUSTERLITZ:

Austerlitz Acquisition Corporation I

Attn.: Corporate Secretary

1701 Village Center Circle

Las Vegas, NV, 89134

Tel.: (702) 323-7330

MORROW SODALI:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call: (203) 658-9400

Email: AUS.info@investor.morrowsodali.com

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Austerlitz, including Merger Sub, has been supplied by Austerlitz, all information relating to Wynn Interactive Ltd., including Wynn Parent has been supplied by Wynn Interactive Ltd. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Austerlitz nor Wynn Interactive Ltd. has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements for Austerlitz Acquisition Corporation I:

Audited Financial Statements for Austerlitz Acquisition Corporation I:

Unaudited Financial Statements for Wynn Interactive Limited:

Audited Financial Statements for Wynn Interactive Limited:

Unaudited Condensed Consolidated Financial Statements for Betbull Limited:

Audited Consolidated Financial Statements for Betbull Limited:

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements.

AUSTERLITZ ACQUISITION CORPORATION I

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash	$379,503	$—
Prepaid expenses	363,153	—
Other current assets	15,524	—

Total current assets	758,180	—
Deferred offering costs associated with proposed public offering	—	181,669
Investments held in trust account	690,000,000	—
Other assets	238,785	—

Total assets	$690,996,965	$181,669

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$23,842	$—
Accrued offering costs	442,516	161,669
Accrued expenses	27,500	—
Backstop placement fee payable to related party	3,450,000	—
Due to related party	14,300	25,000

Total current liabilities	3,958,158	186,669
Deferred underwriting fees payable	24,150,000	—
Backstop liability	3,038,757	—
Warrant liability	49,223,833	—

Total liabilities	80,370,748	186,669

Commitments and Contingencies
Class A Ordinary shares subject to possible redemption, 60,562,621 and -0- shares at redemption value of $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	605,626,210	—
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 800,000,000 shares authorized; 8,437,379 and -0- shares issued and outstanding (excluding 60,562,621 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	844	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 14,785,715 and one share issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1,479	—
Class C ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 14,785,715 and -0- shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1,479	—
Additional paid-in capital	18,636,440	—
Accumulated deficit	(13,640,235)	(5,000)

Total shareholders’ equity (deficit)	5,000,007	(5,000)

Total Liabilities and Shareholders’ Equity	$690,996,965	$181,669

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Formation and operating costs	$704,359	$752,399

Loss from operations	(704,359)	(752,399)
Other expense:
Loss on change in fair value of warrant liability	(690,000)	(4,788,833)
Loss on change in fair value of backstop liability	(3,038,757)	(3,038,757)
Offering costs allocated to warrant liability	—	(1,605,246)
Backstop placement fee expense	(3,450,000)	(3,450,000)

Net Loss	$(7,883,116)	$(13,635,235)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	69,000,000

Basic and diluted net income per ordinary share, Class A	$0.00	$0.00

Weighted average Class B and Class C non-redeemable ordinary shares outstanding, basic and diluted	29,571,430	29,571,430

Basic and diluted net loss per ordinary share, Class B and Class C	$(0.27)	$(0.46)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

	Ordinary Shares						Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B		Class C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2021	—	$—	1	$—	—	$—	$—	$(5,000)	$(5,000)
Cancellation of Class B ordinary share to Sponsor	—	—	(1)	—	—	—	—	—	—
Issuance of Class B ordinary shares to Sponsor	—	—	14,785,715	1,479	—	—	11,021	—	12,500
Issuance of Class C ordinary shares to Sponsor	—	—	—	—	14,785,715	1,479	11,021	—	12,500
Sale of Units in Initial Public Offering, less fair value of Public Warrants	69,000,000	6,900	—	—	—	—	661,358,100	—	661,365,000
Offering costs	—	—	—	—	—	—	(37,123,549)	—	(37,123,549)
Class A ordinary shares subject to possible redemption	(61,350,933)	(6,135)	—	—	—	—	(613,503,192)	—	(613,509,327)
Net loss	—	—	—	—	—	—	—	(5,752,119)	(5,752,119)

Balance as of March 31, 2021	7,649,067	$765	14,785,715	$1,479	14,785,715	$1,479	$10,753,401	$(5,757,119)	$5,000,005
Change in value of Class A ordinary shares subject to possible redemption	788,312	79	—	—	—	—	7,883,039	—	7,883,118
Net loss	—	—	—	—	—	—	—	(7,883,116)	(7,883,116)

Balance as of June 30, 2021	8,437,379	$844	14,785,715	$1,479	14,785,715	$1,479	$18,636,440	$(13,640,235)	$5,000,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(13,635,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on change in fair value of warrant liability	4,788,833
Loss on change in fair value of backstop liability	3,038,757
Offering cost allocated to warrant liability	1,605,246
Backstop placement fee payable to related party	3,450,000
Changes in operating assets and liabilities:
Prepaid expenses	(363,153)
Other assets	(254,309)
Accounts payable	23,843
Accrued expenses	27,500
Due to related party	14,300

Net cash used in operating activities	(1,304,218)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(690,000,000)

Net cash used in investing activities	(690,000,000)

Cash Flows from Financing Activities:
Repayment of promissory note - related party	(191,827)
Proceeds from sale of Units, net of deferred underwriting fees paid	676,200,000
Proceeds from Private Placement Warrants	15,800,000
Offering costs paid	(124,452)

Net cash provided by financing activities	691,683,721

Net increase in cash	379,503
Cash - beginning of period	—

Cash - end of period	$379,503

Supplemental disclosure of noncash investing and financing activities:
Initial classification of Class A ordinary shares subject to possible redemption	$614,644,014

Change in value of Class A ordinary shares subject to possible redemption	$(9,017,804)

Initial classification of warrant liability	$47,489,666

Issuance of Class B and Class C ordinary shares to Sponsor as settlement of due to related party	$25,000

Deferred offering costs included in accrued expenses	$442,516

Deferred offering costs paid through promissory note - related party	$186,827

Deferred underwriting fees payable	$24,150,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Austerlitz Acquisition Corporation I (the “Company”), was incorporated as a Cayman Islands exempted company on December 21, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). See further discussion below of the Company’s Pending Business Combination (as defined below). Unless explicitly stated, this report does not assume the completion of the Pending Business Combination.

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021, related to the Company’s formation and the initial public offering and efforts to identify and complete a business combination, which is described below. The Company has selected December 31 as its fiscal year end.

On March 2, 2021, the Company consummated its initial public offering (the “IPO” or “Initial Public Offering”) of 69,000,000 units (the “Units”), including 9,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $690,000,000, which is described in Note 3.

Simultaneously with the closing of the IPO, the Company completed a private sale of an aggregate 10,533,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placement”) to Austerlitz Acquisition Sponsor, LP I, (the “Sponsor”) generating aggregate gross proceeds to the Company of $15,800,000, which is described in Note 4.

Offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the IPO and were primarily charged to shareholders’ equity upon the completion of the IPO in March 2021. Offering costs of $1,605,246 were allocated to warrant liabilities and expensed as incurred.

Following the closing of the IPO on March 2, 2021, an amount of $690,000,000 ($10.00 per Unit) of the proceeds from the IPO were placed in a U.S.-based trust account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee (“Trust Account”). Except with respect to interest earned, if any, the proceeds from the IPO and the Private Placements held in the trust account will not be released until the earliest of (a) the completion of a Business Combination, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 24 months from the closing of the IPO or (ii) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity, and (c) the redemption of all of the Public Shares (as defined in Note 3) if it is unable to complete its Business Combination within 24 months from the closing of the IPO, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial business combination must be with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with an initial business combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) 480 Distinguishing Liabilities from Equity (“ASC 480”).

If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (“Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Alignment Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and not to convert any shares in connection with a shareholder vote to approve a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares (as defined in Note 5), Alignment Shares (as defined in Note 5) and Public Shares (as defined in Note 3) held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholder’s rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Alignment Shares if the Company fails to consummate a Business Combination.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company will have until 24 months from the closing of the IPO (the “Combination Period”) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned, if such funds are held in an interest-bearing account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors (the “Board”), liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Alignment Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Pending Business Combination

On May 10, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct and a wholly owned subsidiary of the Company (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (“Wynn”).

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the “Pending Business Combination”): (i) the Company will transfer by way of continuation from the Cayman Islands to Bermuda and register as an exempted company limited by shares (the “Domestication”), at which time the Company will change its name to “Wynn Interactive Limited”; and (ii) Merger Sub will merge with and into Wynn (the “Merger”), with Wynn being the surviving company of the Merger.

In connection with the Pending Business Combination, upon the Domestication (a) each Class A ordinary share of the Company will be converted into one Class A ordinary share of Wynn, (b) each Class B ordinary share of the Company will be converted into one Class A ordinary share of Wynn (subject to the Class B Forfeiture, as defined below), and (c) each Class C ordinary share of the Company will be converted into one Class C ordinary share of Wynn (subject to the Class C Forfeiture, as defined below).

Also in connection with the Pending Business Combination, each of Company’s Public Warrants that are outstanding immediately prior to the closing of the Pending Business Combination will, pursuant to and in accordance with the warrant agreement covering such warrants, automatically and irrevocably be modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of Class A ordinary shares of the Company set forth therein, and in substitution thereof, such warrant will entitle the holder thereof to acquire the same number of Class A ordinary shares per warrant of Wynn on the same terms.

In connection with the signing of the Business Combination Agreement, the Company and Cannae Holdings, Inc. (“Cannae”), an affiliate of the Sponsor, entered into a Backstop Facility Agreement (the “Backstop Agreement”) whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for the Company’s Class A ordinary shares in order to fund redemptions by shareholders of the Company in connection with the Pending Business Combination, in an amount of up to $690,000,000 (the “Cannae Subscription”), in consideration for a placement fee of $3,450,000 (the “Backstop Placement Fee”). The Backstop Placement Fee was expensed upon entrance into the Backstop Agreement and is payable upon consummation of the Pending Business Combination. The Backstop Placement fee is included in backstop fee payable to related party on our condensed consolidated balance sheet as of June 30, 2021 and backstop placement fee expense on our condensed consolidated statements of operations for the three and six months ended June 30, 2021.

In connection with the execution of the Business Combination Agreement and the Backstop Agreement, the Company amended and restated (a) that certain letter agreement (the “Sponsor Agreement”), dated March 2, 2021, between the Company and Austerlitz Capital AU, LP I (the “Sponsor”) and (b) that certain letter agreement, dated as of March 2, 2021, by and between the Company and each of the Sponsor and the directors and officers of the Company (the “Insiders”) and entered into that certain amended and restated sponsor agreement (the “Amended and Restated Sponsor Agreement”) with the Sponsor, Cannae and the Insiders. Pursuant to the Amended and Restated Sponsor Agreement, among other things, the Sponsor along with Cannae and the Insiders agreed (i) to vote any Company securities in favor of the Pending Business Combination, (ii) not to seek redemption of any Company securities and (iii) not to transfer any Company securities, subject to certain limited exceptions, until the earlier of (x) one (1) year following the closing of the Pending Business Combination or (y) if the volume weighted average price of the Class A ordinary shares of the Company equals or exceeds $12.00 per share for any 20 trading days within a 30-trading day period commencing 150 days after the closing of the Pending Business Combination, and (iv) to be bound to certain other obligations as described therein. Additionally, the Sponsor and certain Insiders have also agreed to forfeit up to 3,696,429 Class B ordinary shares of the Company (the “Class B Forfeiture”) and up to 3,696,429 Class C ordinary shares of the Company (the “Class C Forfeiture”), respectively, in accordance with the terms of the Amended and Restated Sponsor Agreement (subject, in each case, to a reduction in the number of shares to be forfeited if the Cannae Subscription is utilized).

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the signing of the Business Combination Agreement, the Company and Cannae entered into a mutual termination agreement to terminate that certain forward purchase agreement dated as of February 25, 2021 pursuant to which Cannae had agreed to purchase 5,000,000 class A ordinary shares of the Company and 1,250,000 warrants.

The closing of the Pending Business Combination is subject to certain closing conditions and there is no assurance that the Pending Business Combination will be completed. See the current report on Form 8-K filed by the Company with the SEC on May 10, 2021 and the Company’s registration statement/prospectus filed with the SEC on June 24, 2021 for additional information.

Liquidity and Going Concern Consideration

As of June 30, 2021, the Company had $379,503 in cash and a working capital deficit of $3,199,978.

The Company’s liquidity needs through June 30, 2021, were satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, loans from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of June 30, 2021, there were no amounts outstanding under the Working Capital Loans.

Management has determined that the Company has access to funds from the Sponsors, and the Sponsors have the financial wherewithal to fund the Company, that are sufficient to fund its working capital needs until the consummation of a Business Combination or for a minimum of one year from the date of issuance of the financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination (including the Pending Business Combination).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and the closing of the Pending Business Combination, the specific impact is not readily determinable as of the date of the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

fair statement of the balances and results for the periods presented. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year.

The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on February 25, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statement, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Two of the more significant accounting estimates included in these financial statements are the

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

determination of the fair value of the warrant and backstop liabilities. Such estimates may be subject to change as more current information becomes available; and, accordingly, the actual results could differ significantly from those estimates.

Offering costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged to shareholders’ equity upon the completion of the Initial Public Offering

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of as of June 30, 2021, and December 31, 2020.

Warrant and Backstop Liability

The Company accounts for the Warrants and Backstop Agreement as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and Backstop Agreement and the applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and Backstop Agreement are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and Backstop Agreement are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the Backstop Agreement and as of each subsequent quarterly period end date while the Warrants and Backstop Agreement are outstanding. For issued or modified instruments such as warrants and forward purchases of equity that meet all of the criteria for equity classification, such instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, such instruments are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified instruments are recognized as a non-cash gain or loss on the unaudited condensed consolidated statements of operations.

The Company accounts for the Warrants and Backstop Agreement in accordance with ASC 815-40 under which the Warrants and Backstop Agreement do not meet the criteria for equity classification and must be recorded as liabilities. The liabilities for the Warrants and Backstop Agreement are included in Warrant liability and Backstop liability, respectively, on the condensed consolidated balance sheet as of June 30, 2021. See Note 8 for further discussion of the pertinent terms of the Warrants and Note 9 for further discussion of the methodology used to determine the fair value of the Company’s liabilities for the Warrants and Backstop Agreement.

Cash Held in Trust Account

At June 30, 2021, the assets held in the Trust Account were held in cash.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A Ordinary shares subject to mandatory redemption are classified as a liability and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Accordingly, at June 30, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At June 30, 2021 and December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021 and December 31, 2020, the carrying values of cash, accrued expenses, deferred offering costs and due to related party approximate their fair values due to the short-term nature of the instruments. See Note 9 for further discussion of the fair value of the warrant and backstop liabilities.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income or loss by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the IPO or the Private Placement Warrants in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the business day following the completion of a Business Combination, on a one-for-one basis, subject to adjustment. The Class C ordinary shares will automatically convert into Class A ordinary shares at the earlier of (i) the Company meeting certain share price performance thresholds following the completion of the Company’s Business Combination, and (ii) subsequent to the completion of a Business Combination, the date on which the Company complete a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment.

The Class C ordinary shares will automatically convert into Class A ordinary shares at the earlier of (i) a time after the completion of a Business Combination in which the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period equals or exceeds $15.25 if occurring before the third anniversary of a Business Combination, $23.00 if occurring before the sixth anniversary of a Business Combination or $35.00 if occurring before the ninth anniversary of a Business Combination, and (ii) subsequent to the completion of the Business Combination, the date on which the Company completes a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of its public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. The Class C ordinary shares will be returned to the Company for cancellation in the event that they have not converted into Class A ordinary shares nine years after a Business Combination.

The Company’s unaudited condensed consolidated statement of operations includes a presentation of net income or loss per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted, for the Class A redeemable ordinary shares is calculated by dividing interest income earned on the Trust Account of $0 and $0 for the three and six months ended June 30, 2021, by the weighted average number of Class A redeemable ordinary shares of 69,000,000 and 69,000,000 shares outstanding for the periods, respectively. Net loss per ordinary share, basic and diluted, for Class B and Class C non-redeemable ordinary shares for the three and six months ended June 30, 2021 is calculated by dividing the net loss of $4,433,116 and $10,185,235, respectively, less income attributable to the Class A redeemable ordinary shares of $0 and $0, by the weighted average number of Class B and Class C non-redeemable ordinary shares outstanding for the periods. Non-redeemable ordinary shares include the Company’s Class B ordinary shares and Class C ordinary shares, as these shares do not have any redemption features and do not participate in the income earned on the investments held in the Trust Account.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Gain on marketable securities (net), dividends and interest, held in Trust Account	$—	$—

Net Earnings allocable to Redeemable Class A Ordinary Shares	$—	$—
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares
Basic and diluted weighted average shares outstanding, Redeemable Class A	69,000,000	69,000,000

Basic and diluted net earnings per share, Redeemable Class A	$0.00	$0.00

Non-Redeemable Class B and Class C Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net loss	$(7,883,116)	$(13,635,235)
Less: Net Earnings allocable to Redeemable Class A Ordinary Shares	—	—

Net Loss attributable to Non-Redeemable Class B and Class C Ordinary Shares	$(7,883,116)	$(13,635,235)
Denominator: Weighted Average Non-Redeemable Class B and Class C Ordinary Shares
Basic and diluted weighted average shares outstanding, Non-Redeemable Class B and Class C	29,571,430	29,571,430

Basic and diluted net loss per share, Non-Redeemable Class B and Class C	$(0.27)	$(0.46)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. Management is currently evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements. Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 69,000,000 Units at a purchase price of $10.00 per Unit, including 9,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. Each Unit consists of one Class A ordinary shares (the “Public Shares”) and one-quarter of one redeemable warrant (“Public Warrant” and together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company completed the Private Placement to the Sponsor generating aggregate gross proceeds to the Company of $15,800,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares and Alignment Shares

On January 4, 2021, the Sponsor paid an aggregate of $25,000 in exchange for the issuance of 12,321,429 shares of Class B ordinary shares (the “Founder Shares”) and 12,321,429 shares of Class C ordinary shares (the “Alignment Shares”). On February 25, 2021, the Sponsor received a share dividend of 2,464,286 Founder Shares and 2,464,286 Alignment Shares, resulting in there being an aggregate of 14,785,715 Founder Shares and 14,785,715 Alignment Shares outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its (1) Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the completion of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, stock exchange, reorganization or other similar transaction that results in all

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; and (2) Alignment Shares and any Class A ordinary shares issued upon conversion thereof until the earlier of: (A) their conversion into Class A ordinary shares; and (B) subsequent to a Business Combination, the date on which the Company completes a merger, share exchange, reorganization or other similar transaction that results in both a change in control and all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note – Related Parties

On January 5, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $800,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021 and (ii) the completion of the IPO. The outstanding balance under the Promissory Note of $191,827 was repaid upon consummation of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into up to an additional 1,000,000 warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date of the final prospectus, the Company has agreed to pay an affiliate of its Sponsor a total of $5,000 per month for office space, utilities, secretarial and administrative support services. For the three and six-months ended June 30, 2021, the Company incurred and accrued $15,000 and $20,000, respectively, of administrative services under this arrangement. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, the Company and Cannae the “Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for the Company’s Class A ordinary shares in order to fund redemptions by shareholders of the Company in connection with the Pending Business Combination, in an amount of up to $690,000,000, in consideration for a placement fee of $3,450,000.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Due to related party

An affiliate of the Sponsor paid certain operating costs on behalf of the Company. These advances are due on demand and non-interest bearing. During the period ended June 30, 2021, the related party paid $14,300 of operating costs on behalf of the Company. As of June 30, 2021, the amount due to the related party was $14,300.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Alignment Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares and Alignment Shares) are entitled to registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”) requiring the Company to register such securities for resale (in the case of the Founder Shares and Alignment Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statement filed subsequent to the completion of a Business Combination. However, the Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On February 25, 2021, the Company entered into a forward purchase agreement (the “FPA”) with Cannae. Pursuant to the FPA, Cannae agreed to purchase 5,000,000 Class A ordinary shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one Class A ordinary shares at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one Class A ordinary share and one-fourth of one warrant, in a private placement to occur concurrently with the closing of a Business Combination. The warrants to be sold as part of the FPA will be identical to the warrants underlying the Units sold in the IPO. On May 10, 2021, the FPA was terminated in connection with the signing of the Company’s Pending Business Combination Agreement.

Backstop Agreement

In connection with the signing of the Business Combination Agreement, the Company and Cannae entered into the Backstop Agreement whereby Cannae has agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for Class A Ordinary Shares of the Company in order to fund redemptions by shareholders of Company in connection with the Pending Business Combination, in an amount of up to $690,000,000, in consideration for a placement fee of $3,450,000.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. The Company’s Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 800,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 8,437,379 and 0 Class A ordinary shares issued and outstanding, respectively, excluding 60,562,621 ordinary shares subject to possible redemption at June 30, 2021.

Class B Ordinary Shares

The Company is authorized to issue 80,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 14,785,715 and 1 Class B ordinary shares issued and outstanding, respectively.

Class C Ordinary Shares

The Company is authorized to issue 80,000,000 Class C ordinary shares with a par value of $0.0001 per share. Holders of the Class C ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 14,785,715 and 0 Class C ordinary shares issued and outstanding, respectively.

The Class C ordinary shares will automatically convert into Class A ordinary shares at the earlier of (i) a time after the completion of a Business Combination in which the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period equals or exceeds $15.25 if occurring before the third anniversary of a Business Combination, $23.00 if occurring before the sixth anniversary of a Business Combination or $35.00 if occurring before the ninth anniversary of a Business Combination, and (ii) subsequent to the completion of a Business Combination, the date on which the Company completes a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of its public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. The Class C ordinary shares will be returned to the Company for cancellation in the event that they have not converted into Class A ordinary shares nine years after a Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the business day following the completion of a Business Combination, on a one-for-one basis, subject to adjustment. The Class C ordinary shares will automatically convert into Class A ordinary shares at the earlier of (i) the Company meeting certain share price performance thresholds following the completion of the Company’s Business Combination, and (ii) subsequent to the completion of a Business Combination, the date on which the Company complete a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash,

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

securities or other property, in each case, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of the Company’s initial Business Combination, except if such is the result of the conversion of the Company’s Class B ordinary shares or Class C ordinary shares, the ratio at which the Class B ordinary shares and Class C ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares and Class C ordinary shares, as applicable in each case, agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares and Class C ordinary shares will equal, in the aggregate, on an as-converted basis, 15% and 15%, respectively, of the sum of (i) the total number of the Company’s issued and outstanding ordinary shares upon completion of this offering, plus (ii) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding (1) any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination, and (2) any private placement warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans. Any conversion of Class B ordinary shares or Class C ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares or Class C ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will Class B ordinary shares or Class C ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 8. WARRANTS

As of June 30, 2021, there were 17,250,000 Public Warrants outstanding. At December 31, 2020, there were no Public Warrants outstanding. Each whole warrant issued entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination, provided that an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the Company’s Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, no cash will be paid in lieu of fractional warrants and only whole warrants will trade.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 Class A ordinary shares per whole warrant. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of shares of Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganization, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares and Alignment Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00” and “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of June 30, 2021, there were 10,533,333 Private Placement Warrants outstanding. At December 31, 2020, there were no Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

Warrant and Backstop Liability

The Warrants and Backstop Agreement are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants and Backstop Agreement are recorded in the statement of operations each period.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair value hierarchy for liabilities measured at fair value on a recurring basis as of June 30, 2021:

	Level 1	Level 2	Total
Warrant liabilities:
Public Warrants	$29,842,500	$—	$29,842,500
Backstop Agreement	—	3,038,757	3,038,757
Private Placement Warrants	—	19,381,333	19,381,333

Total warrant and backstop liabilities	$29,842,500	$19,381,333	$52,262,590

The liability for the Backstop Agreement was valued using a Black Scholes Model that utilizes level 2 fair value measurement inputs. The model utilizes key inputs including the public trading price of the Company’s class A common shares, the limited amount of time the Backstop Agreement will be outstanding, risk free rates, and the volatility of our class A common shares.

On April 23, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed March 1, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of June 30, 2021, the Company classified the Public Warrants as Level 1. As the Private Placement Warrants are subject to a call alongside the Public Warrants, it is assumed that the trading price of the public warrants ($1.73 as of June 30, 2021) is reflective of the fair value of the Private Placement Warrants. Accordingly, the Company classified the Private Placement Warrants as Level 2. Except for the Public Warrants and Private Placement Warrants being classified as Level 1 and Level 2, respectively as described in the preceding sentences, there were no transfers out of Level 3 for the three and six months ended June 30, 2021.

The following table presents a summary of the changes in the fair value of the Company’s liabilities measured using level 3 fair value inputs:

	Public Warrant Liability	Private Placement Warrant Liability
Fair value, March 2, 2021	28,635,000	$18,854,666
Loss on change in fair value (1)	517,500	526,667

Fair value, March 31, 2021	29,152,500	$19,381,333
Transfer to level 1	(29,152,500)	—
Transfer to level 2	—	(19,381,333)

Fair value, June 30, 2021	—	—

(1)	Included in Loss on change in fair value of warrant liability on the unaudited condensed consolidated statement of operations

Loss on change in fair value of warrant liability on the unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 also includes a loss of $3,054,666 recognized on the excess of the fair value of the Private Placement Warrants as of March 2, 2021 over the cash received.

NOTE 10. SUBSEQUENT EVENTS

In accordance with ASC Topic 855 Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company evaluated subsequent events that occurred after the balance sheet date up to the date the condensed consolidated financial statements were issued and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of

Austerlitz Acquisition Corporation I

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Austerlitz Acquisition Corporation I (formerly known as Foley Trasimene Acquisition Corporation III) (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from December 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 1, 2021

AUSTERLITZ ACQUISITION CORPORATION I

BALANCE SHEET

December 31, 2020
ASSETS
Deferred offering costs associated with proposed public offering	$181,669

Total Assets	$181,669

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities:
Due to related party	$25,000
Accrued offering costs	161,669

Total Current Liabilities	186,669

Commitments and Contingencies
Shareholder’s Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 800,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; one share issued and outstanding	—
Class C ordinary shares, $0.0001 par value, 80,000,000 shares authorized; none issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	(5,000)

Total Shareholder’s Deficit	(5,000)

Total Liabilities and Shareholder’s Deficit	$181,669

The accompanying notes are an integral part of these financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

STATEMENT OF OPERATIONS

For the Period from December 21, 2020 (inception) through December 31, 2020
General and administrative expenses	$5,000

Net Loss	$(5,000)

Weighted average shares outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	$(5,000)

The accompanying notes are an integral part of these financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance, December 21, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary share to Sponsor	1	—	—	—	—
Net loss	—	—	—	(5,000)	(5,000)

Balance, December 31, 2020	1	$—	$—	$(5,000)	$(5,000)

The accompanying notes are an integral part of these financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

STATEMENT OF CASH FLOWS

For the Period from December 21, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(5,000)
Adjustment to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party	5,000

Net cash used in operating activities	—

Net change in cash	—
Cash—beginning of period	—

Cash—end of period	$—

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued offering costs	$161,669
Deferred offering costs included in due to related party	$20,000

The accompanying notes are an integral part of these financial statements.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Austerlitz Acquisition Corporation I (formerly known as Foley Trasimene Acquisition Corporation III) (the “Company”) was incorporated as a Cayman Islands exempted company on December 21, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on identifying a prospective target business in financial technology or business process outsourcing, which acts as an essential utility to industries that are core to the economy. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Austerlitz Acquisition Sponsor, LP I, an affiliate of Trasimene Capital Management, LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through the Proposed Public Offering of 50,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 57,500,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 8,000,000 warrants (or 9,000,000 warrants if the underwriters’ over-allotment option is exercised on full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account(as defined below) (excluding any deferred underwriting commissions held in the Trust Account) at the time the Company signs a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management will agree that an amount equal to or at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee and invested only in United States “government securities” within the meaning set forth in Section 2(a)(16) of the Investment

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

Company Act having a maturity of 185 days or less, or in money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association which will be adopted upon the completion of the Proposed Public Offering (“Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Alignment Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a shareholder vote to approve a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Alignment Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholder’s rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Alignment Shares if the Company fails to consummate a Business Combination.

The Company will have until 24 months from the closing of the Proposed Public Offering (the “Combination Period”) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned, if such funds are held in an interest-bearing account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors (the “Board”), liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Alignment Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or one year from the issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet dates that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 50,000,000 Units (or 57,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor has committed to purchase an aggregate of 8,000,000 Private Placement Warrants (or 9,000,000 Private Placement Warrants if the underwriters’ over-allotment is exercised in full) at a price of $1.50 per Private Placement Warrant ($12,000,000, or an aggregate of $13,500,000 if the underwriters’ over-allotment is exercised in full) from the Company in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares and Alignment Shares

On December 21, 2020, the Company issued one of its Class B ordinary shares, for no consideration. On January 4, 2021, the Company canceled one of its Class B ordinary shares, and the Company issued 12,321,429 Class B ordinary shares (the “Founder Shares”) and 12,321,429 Class C ordinary shares (the “Alignment Shares”) to the Sponsor in exchange for the Sponsor’s payment of $25,000 of the Company’s deferred offering costs and formation expenses. The Founder Shares and Alignment Shares include an aggregate of up to 1,607,143 Class B ordinary shares and 1,607,143 Class C ordinary shares, respectively, subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares and Alignment Shares will collectively represent 15% and 15%, respectively, of the Company’s issued and outstanding shares upon the completion of the Proposed Public Offering. See Note 8.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its (1) Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the completion of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

other property; and (2) alignment shares and any Class A ordinary shares issued upon conversion thereof until the earlier of: (A) their conversion into Class A ordinary shares; and (B) subsequent to a Business Combination, the date on which the Company completes a merger, share exchange, reorganization or other similar transaction that results in both a change in control and all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note—Related Parties

On January 4, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $800,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 31, 2021 and (ii) the completion of the Proposed Public Offering. The Company has not borrowed any amount under the Promissory Note. See Note 8.

Administrative Services Agreement

Commencing on the effective date of the Proposed Public Offering, the Company will enter into an agreement pursuant to which it will pay Cannae Holdings, Inc. up to $5,000 per month for office space, and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. No amounts have been borrowed under this arrangement as of December 31, 2020.

Due to Related Party

As of December 31, 2020, an affiliate of the Sponsor paid $25,000 on behalf of the Company to cover certain offering and formation expenses. The amount was due on demand and was charged to shareholder’s equity on January 4, 2021 in exchange for the issuance of 12,321,429 Founder Shares and 12,321,429 Alignment Shares. See Note 8.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Alignment Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

Loans and upon conversion of the Founder Shares and Alignment Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale (in the case of the founder shares and alignment shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 7,500,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $10,000,000 in the aggregate (or $11,500,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $17,500,000 in the aggregate (or $20,125,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. SHAREHOLDER’S EQUITY

Preference Shares. The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued and outstanding.

Class A Ordinary Shares. The Company is authorized to issue 800,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued and outstanding.

Class B Ordinary Shares. The Company is authorized to issue 80,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

December 31, 2020, there was one Class B ordinary share issued and outstanding. On January 4, 2021, the Company issued 12,321,429 Class B ordinary shares to the Sponsor, of which an aggregate of up to 1,607,143 Class B ordinary shares are subject to forfeiture to the extent that the underwriters’ overallotment option is not exercised in full or in part so that the Sponsor will own approximately 15% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).

Class C Ordinary Shares — The Company is authorized to issue 80,000,000 Class C ordinary shares, with a par value of $0.0001 per share. Holders of the Company’s Class C ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class C ordinary shares issued and outstanding. On January 4, 2021, the Company issued 12,321,429 Class C ordinary shares to the Sponsor, of which an aggregate of up to 1,607,143 Class C ordinary shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the initial Sponsor will own approximately 15% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).

The Class C ordinary shares will automatically convert into Class A ordinary shares at the earlier of (i) a time after the completion of a Business Combination in which the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period equals or exceeds $15.25 if occurring before the third anniversary of a Business Combination, $23.00 if occurring before the sixth anniversary of a Business Combination or $35.00 if occurring before the ninth anniversary of a Business Combination, and (ii) subsequent to the completion of the Business Combination, the date on which the Company completes a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of its public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. The Class C ordinary shares will be returned to the Company for cancellation in the event that they have not converted into Class A ordinary shares nine years after a Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the business day following the completion of a Business Combination, on a one-for-one basis, subject to adjustment. The Class C ordinary shares will automatically convert into Class A ordinary shares at the earlier of (i) the Company meeting certain share price performance thresholds following the completion of the Company’s Business Combination, and (ii) subsequent to the completion of a Business Combination, the date on which the Company complete a merger, share exchange, reorganization or other similar transaction that results in both a change of control and all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, in each case, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of the Company’s initial Business Combination, except if such is the result of the conversion of the Company’s Class B ordinary shares or Class C ordinary shares, the ratio at which the Class B ordinary shares and Class C ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares and Class C ordinary shares, as applicable in each case, agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares and Class C ordinary shares will equal, in the aggregate, on an as-converted basis, 15% and 15%, respectively, of the sum of (i) the total number of the Company’s issued and outstanding ordinary shares upon completion of this offering, plus (ii) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination (including the

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

forward purchase shares, but not the forward purchase warrants), excluding (1) any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination, and (2) any private placement warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans. Any conversion of Class B ordinary shares or Class C ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares or Class C ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will Class B ordinary shares or Class C ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 Class A ordinary shares per whole warrant. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined in the above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective

AUSTERLITZ ACQUISITION CORPORATION I

NOTES TO FINANCIAL STATEMENTS

issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares and Alignment Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00” and “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 19, 2021, the date that the financial statements were available to be issued. Based on this review other than the disclosures below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 4, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $800,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 31, 2021 and (ii) the completion of the Proposed Public Offering. The Company had not borrowed any amount under the Promissory Note.

On January 4, 2021, the Company canceled one of its Class B ordinary shares, and the Company issued 12,321,429 Class B ordinary shares (the “Founder Shares”) and 12,321,429 Class C ordinary shares (the “Alignment Shares”) to the Sponsor in exchange for the Sponsor’s payment of $25,000 of the Company’s deferred offering costs and formation expenses. The amount was due on demand and was charged to shareholder’s equity on January 4, 2021 in exchange for the issuance of the Founder Shares and Alignment Shares. The Founder Shares and Alignment Shares include an aggregate of up to 1,607,143 Class B ordinary shares and 1,607,143 Class C ordinary shares, respectively, subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares and Alignment Shares will collectively represent 15% and 15%, respectively, of the Company’s issued and outstanding shares upon the completion of the Proposed Public Offering.

WYNN INTERACTIVE LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,266	$61,431
Restricted cash	2,577	883
Accounts receivable, net	4,041	2,114
Prepaid expenses and other	21,320	5,605

Total current assets	105,204	70,033
Goodwill	122,742	121,818
Intangible assets, net	74,249	67,731
Other long-term assets	11,342	3,798

Total assets	$313,537	$263,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses and other	$43,417	$14,248
Due to affiliates	2,636	134

Total current liabilities	46,053	14,382
Deferred income taxes	712	1,001
Other long-term liabilities	1,250	158

Total liabilities	48,015	15,541

Commitment and contingencies (Note 11)
Stockholders’ equity:
Common stock, par value $0.0001; 20,000,000 Class A shares authorized, 759,419 and 679,788 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; 40,000,000 Class B shares authorized, no shares issued and outstanding; 20,000,000 Class C shares authorized, 150 shares issued and outstanding; 20,000,000 Class D shares authorized, 36,830 shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	399,137	275,080
Accumulated other comprehensive income	4,923	3,139
Accumulated deficit	(138,538)	(30,380)

Total stockholders’ equity	265,522	247,839

Total liabilities and stockholders’ equity	$313,537	$263,380

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN INTERACTIVE LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except earnings per share and share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$15,437	$3,145	$26,299	$4,669
Operating expenses:
Cost of revenue	14,096	1,110	24,912	1,913
Sales and marketing	34,343	310	71,313	850
Product and development	8,769	930	16,179	1,891
General and administrative	14,103	622	22,481	1,390

Total operating expenses	71,311	2,972	134,885	6,044

Operating income (loss)	(55,874)	173	(108,586)	(1,375)

Benefit for income taxes	368	—	428	3

Net income (loss)	(55,506)	173	(108,158)	(1,372)

Other comprehensive income:
Foreign currency translation adjustments, before and after tax	737	—	1,784	—

Total other comprehensive income	737	—	1,784	—

Comprehensive income (loss)	$(54,769)	$173	$(106,374)	$(1,372)

Basic and diluted net loss per common share:
Net loss attributable to shareholders:
Basic	$(72.63)		$(146.01)
Diluted	$(72.63)		$(146.01)
Weighted average common shares outstanding:
Basic	764,263		740,777
Diluted	764,263		740,777

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN INTERACTIVE LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ / MEMBER’S EQUITY

(in thousands, except share data)

(unaudited)

	Class A, Class B, Class C, and Class D Common stock
	Shares outstanding	Par value	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity
Balance as of January 1, 2021	716,768	$—	$275,080	$3,139	$(30,380)	$247,839
Net loss	—	—	—	—	(52,652)	(52,652)
Other comprehensive income	—	—	—	1,047	—	1,047
Stock-based compensation	—	—	3,765	—	—	3,765

Balance as of March 31, 2021	716,768	—	278,845	4,186	(83,032)	199,999
Net loss	—	—	—	—	(55,506)	(55,506)
Issuance of common stock	79,631	—	115,000	—	—	115,000
Other comprehensive income	—	—	—	737	—	737
Stock-based compensation	—	—	5,292	—	—	5,292

Balance as of June 30, 2021	796,399	$—	$399,137	$4,923	$(138,538)	$265,522

	Class A, Class B, Class C, and Class D Common stock
	Shares outstanding	Par value	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total member’s equity
Balance as of January 1, 2020	—	$—	$33,495	$—	$(10,676)	$22,819
Net loss	—	—	—	—	(1,545)	(1,545)
Contributions from Wynn Resorts, Limited	—	—	1,019	—	—	1,019

Balance as of March 31, 2020	—	—	34,514	—	(12,221)	22,293
Net income	—	—	—	—	173	173
Contributions from Wynn Resorts, Limited	—	—	203	—	—	203

Balance as of June 30, 2020	—	$—	$34,717	$—	$(12,048)	$22,669

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN INTERACTIVE LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(108,158)	$(1,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,590	757
Deferred income taxes	(977)	(3)
Stock-based compensation expense	7,833	—
Foreign currency remeasurement	39	—
Increase (decrease) in cash and cash equivalents from changes in:
Accounts receivable, net	(1,927)	(700)
Prepaid expenses and other	(14,154)	2,300
Accrued expenses and other	27,211	(894)
Due to affiliates, net	2,502	—

Net cash (used in) provided by operating activities	(76,041)	88

Cash flows from investing activities:
Purchase of intangible assets	(16,397)	(1,661)
Purchase of other long-term assets	(4,821)	(25)

Net cash used in investing activities	(21,218)	(1,686)

Cash flows from financing activities:
Issuance of common stock	115,000	—
Contributions from Wynn Resorts, Limited	—	1,222

Net cash provided by financing activities	115,000	1,222

Effect of exchange rate on cash, cash equivalents and restricted cash	(212)	—
Cash, cash equivalents and restricted cash:
Increase (decrease) in cash, cash equivalents and restricted cash	17,529	(376)
Balance, beginning of period	62,314	376

Balance, end of period	$79,843	$—

Supplemental cash flow disclosures:
Liabilities settled with shares of Wynn Resorts, Limited common stock	$2,612	$—
Operating lease liabilities arising from obtaining operating lease assets	$1,657	$—
Merger-related deferred costs included in accrued liabilities	$1,791	$—
Accrued expenses related to purchase of intangible and other long-term assets	$715	$655

The accompanying notes are an integral part of these condensed consolidated financial statements.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Basis of Presentation

Organization and Description of Business

Wynn Interactive Limited (“Wynn Interactive” or the “Company”), a Bermuda exempted company, was formed in October 2020 in connection with and for the purpose of effecting the merger of Wynn Resorts, Limited’s (NASDAQ Ticker: WYNN) (“Wynn Resorts”) U.S. online sports betting and gaming business, social casino business, and its strategic partner, BetBull Limited (“BetBull”).

Wynn Interactive combines Wynn Resorts’ internationally recognized casino gaming and hospitality brand with BetBull’s digital sports betting and iGaming operational capabilities and technology. Through its subsidiaries, Wynn Interactive operates WynnBET, a digital sports betting and gaming product for the U.S. market, BetBull, a digital sports betting and gaming product for the U.K. market, and Wynn Slots, a free-to-play, social casino game available on mobile devices. As of June 30, 2021, WynnBET was operational in New Jersey, Colorado, Michigan, Virginia, Indiana, and Tennessee. BetBull is operational in the United Kingdom (“U.K.”).

WSI US, LLC (“WSI”), a Nevada limited liability company, was organized in October 2018 to develop and operate Wynn Resorts’ interests in digital sports betting and gaming in various regulated jurisdictions within the United States. Wynn Social Gaming, LLC (“WSG”), a Nevada limited liability company, was formed in November of 2015 to operate Wynn Slots, Wynn Resorts’ social casino business. Prior to the BetBull Transaction (as described and defined below) both WSI and WSG were indirectly owned and controlled by Wynn Resorts.

In November 2018, prior to the BetBull Transaction, WSI entered into service and other arrangements with BetBull that provided for, among other things, the issuance of a warrant by WSI to BetBull for the acquisition of a 30% membership interest in WSI, exercisable for no consideration, in exchange for a perpetual, U.S.-exclusive license of certain software developed by BetBull. The warrant, which vested upon BetBull achieving certain regulatory approvals in the U.S., was exercised in October 2020 upon the achievement of such regulatory approval and contemporaneous with the acquisition of BetBull, as noted below.

On October 23, 2020, BetBull shareholders, which included Wynn Resorts, exchanged their shares in BetBull for shares of Wynn Interactive and Wynn Resorts exchanged its membership interests in WSI and WSG for a controlling interest in Wynn Interactive (the “BetBull Transaction”). Following the BetBull Transaction and subsequent transactions, Wynn Resorts holds an approximate 78% voting interest and a 74% economic interest in Wynn Interactive. The BetBull Transaction provides the Company with access to the online gaming market in the U.K., synergies in application development, and digital gaming operations expertise.

Business Combination Agreement

On May 10, 2021, Wynn Interactive entered into a business combination agreement (the “Business Combination Agreement”) with Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“Austerlitz I”), and Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct, wholly owned subsidiary of Austerlitz I (“Merger Sub”). The Business Combination Agreement provides for, among other things, the consummation of the following transactions: (i) Austerlitz I will transfer by way of continuation from the Cayman Islands to Bermuda and change its name to “Wynn Interactive, Limited”; and (ii) Merger Sub will merge with and into Wynn Interactive (the “Merger”), with Wynn Interactive being the surviving company of the Merger and direct, wholly owned subsidiary of Austerlitz I. Upon closing of the transaction, assuming no share redemptions by the public stockholders of Austerlitz I, Wynn Resorts is expected to retain an approximately 58% equity interest (and approximately 72% voting interest) in Wynn Interactive. The proposed business combination is expected to close by the end of 2021, subject to approval by Austerlitz I’s stockholders, gaming regulatory approval and other customary closing conditions.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures herein are adequate to make the information presented not misleading. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to a fair presentation of the results for the interim periods presented. The results for the three and six months ended June 30, 2021 are not necessarily indicative of results to be expected for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report for the year ended December 31, 2020. All significant intercompany transactions have been eliminated.

Notwithstanding the formation of Wynn Interactive in October 2020 in connection with and for the purpose of effecting the BetBull Transaction as described above, the accompanying condensed consolidated financial statements presume the existence of Wynn Interactive as of the beginning of the earliest period presented and include the combined accounts of WSI and WSG (collectively, the “Wynn Entities”) at Wynn Resorts’ historical cost for all periods presented, assuming their retrospective combination within Wynn Interactive as entities under the common control of Wynn Resorts. The Wynn Entities are the predecessor entity for accounting purposes.

The historical costs and expenses reflected in the accompanying condensed consolidated financial statements include an allocation for certain corporate and shared service functions historically provided by Wynn Resorts, including, but not limited to, executive oversight, accounting, treasury, tax, and other shared services. These expenses have been allocated to Wynn Interactive on the basis of management’s estimate of direct usage. Management believes the assumptions underlying the accompanying condensed consolidated financial statements, including the assumptions regarding the allocation of corporate and shared services costs from Wynn Resorts, are reasonable, and that these estimated amounts reflect all the costs of Wynn Interactive operating as a standalone business. However, the condensed consolidated financial statements may not include all of the actual expenses that would have been incurred had Wynn Interactive operated as a standalone company during the periods presented.

Liquidity and Capital Resources

Until the Company is able to generate sufficient operating cash flows, management expects to meet working capital needs through contributions by Wynn Resorts and other current shareholders, as required. As of June 30, 2021, Wynn Resorts had total cash and cash equivalents, excluding restricted cash, of $808.2 million. Given the intent and ability of Wynn Resorts to make contributions to the Company as required, management believes that Wynn Resorts’ existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

On April 16, 2021, the Company issued a pre-emptive rights notice to its shareholders in connection with the proposed creation and issuance of new Class A shares. In May 2021, Wynn Resorts and certain investors in Wynn Interactive purchased approximately 79,631 newly-issued Class A shares for a total aggregate purchase price of $115.0 million.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Recent Developments

Since the outbreak of COVID-19 in early 2020, protective measures taken by various countries, such as closures of non-essential operations and quarantines and lockdowns, have adversely impacted economies around the world and have resulted in changes in consumer spending habits. COVID-19 has also had a direct impact on sports betting due to the rescheduling, postponement, or cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events has reduced the Company’s customers’ use of, and spending on, its sports betting-related offerings. The sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, management cannot reasonably estimate the impact to the Company’s future results of operations, cash flows, or financial condition.

Note 2 - Summary of Significant Accounting Policies

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value. Due to certain contractual requirements, restricted cash generally consists of the amount of customer funds on deposit in their wagering accounts.

Accounts Receivable

The Company’s accounts receivable consist of amounts owed by payment providers for online sports betting and gaming operations and mobile platform providers for social games. Accounts receivable are typically collected within one month. Accounts receivable from digital sports betting and gaming operations represents timing differences between when a customer deposits cash and when the Company receives that deposit from the payment providers. Accounts receivable from the Company’s social games operations represent timing differences between when a customer purchases virtual coins and when the Company receives that payment from mobile platform providers.

An estimated allowance for credit losses is recorded, when applicable, to reduce the Company’s receivables to their carrying amount, which reflects the net amount the Company expects to collect. The allowance estimate reflects assessment of the probability of the non-payment of the receivable from payment providers and mobile platform providers. Accounts are written off when management deems them to be uncollectible. Recoveries of accounts previously written off are recorded when received. As of June 30, 2021 and December 31, 2020, no allowance for credit losses was recognized.

Approximately 19.5% and 50.9% of the Company’s receivables were due from activities outside the United States, primarily in the United Kingdom, as of June 30, 2021 and December 31, 2020, respectively. Business or economic conditions or other significant events in the countries in which the Company’s receivables are generated could affect the collectability of such receivables.

Income taxes

Prior to the Betbull Transaction, the Company’s U.S. subsidiaries were included in the tax returns with Wynn Resorts. For purposes of these financial statements, the income tax amounts including loss carryforwards are calculated using a separate return methodology which determines income taxes as if the subsidiaries were separate taxpayers from Wynn Resorts.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Recently Issued Accounting Standards

The Company evaluated all of the recently issued, but not yet effective, accounting standards that have been issued or proposed by the FASB or other standards-setting bodies through the date of these financial statements and does not believe the future adoption of any such pronouncements will have a material effect on the Company’s financial position, results of operations and cash flows.

Note 3 - Prepaid expenses and other

Prepaid expenses and other consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Prepaid marketing and sponsorships	$9,755	$1,050
Royalties and license fees	6,545	2,124
Prepaid operating expenses	2,931	2,191
Other prepaid expenses	2,089	240

	$21,320	$5,605

Note 4 - Intangible Assets, net and Goodwill

Intangible assets, net consisted of the following as of June 30, 2021 (in thousands):

	Weighted average remaining amortization period	Gross carrying amount	Accumulated amortization	Net
Trademarks	9.3	$9,967	$(686)	$9,281
Customer list	2.3	7,402	(1,698)	5,704
Software	2.3	58,559	(18,034)	40,525
Market access fees	8.9	19,241	(502)	18,739

Intangible assets, net		$95,169	$(20,920)	$74,249

Intangible assets, net consisted of the following as of December 31, 2020 (in thousands):

	Weighted average remaining amortization period	Gross carrying amount	Accumulated amortization	Net
Trademarks	9.8	$9,782	$(180)	$9,602
Customer list	2.8	7,257	(445)	6,812
Software	2.7	56,990	(9,156)	47,834
Market access fees	8.5	3,500	(17)	3,483

Intangible assets, net		$77,529	$(9,798)	$67,731

The following table shows the movement in the Company’s goodwill balance during the six months ended June 30, 2021 (in thousands):

Balance as of January 1, 2021	$121,818
Foreign currency translation	924

Balance as of June 30, 2021	$122,742

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company capitalized $7.2 million and $15.7 million of market access fees and $0.8 million and $0.9 million in software development costs during the three and six months ended June 30, 2021, respectively. The Company capitalized $1.0 million and $2.3 million in software development costs during the three and six months ended June 30, 2020, respectively. Market access fees relate to fees paid to gaming operators and other strategic partners that are approved or pending regulatory approval by a state’s regulator to operate online casino wagering and online sports betting in certain jurisdictions. The Company amortizes market access fees over their stated contractual term, which is typically 10 years.

Amortization expense for the three months ended June 30, 2021 and 2020 was $5.7 million and $0.4 million, respectively, and $11.1 million and $0.8 million for the six months ended June 30, 2021 and 2020, respectively.

Note 5 - Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Marketing accruals	$13,587	$2,459
Accounts payable	8,213	2,969
Compensation and related accruals	4,626	2,258
Customer deposits	5,174	1,604
Gaming tax accruals	1,667	1,386
Professional fees	4,540	1,015
Gaming royalties	2,315	342
Other operating accruals	3,295	2,215

	$43,417	$14,248

Note 6 - Customer Contract Liabilities

In providing services to its customers, there is often a timing difference between the Company receiving cash and the Company recording revenue upon fulfilling its performance obligations.

The Company’s primary liabilities associated with customer contracts are as follows (in thousands):

	June 30, 2021	December 31, 2020	Increase (decrease)	June 30, 2020	December 31, 2019	Increase (decrease)
Gaming-related liabilities (1)	$5,207	$1,640	$3,567	$29	$33	$(4)
Promotional and related liabilities (2)	386	116	270	157	200	(43)

	$5,593	$1,756	$3,837	$186	$233	$(47)

(1)

Gaming-related liabilities generally represent customer deposits, wagers for future sporting events, and unconsumed purchased virtual coins. The amounts are included in accrued expenses and other on the Condensed Consolidated Balance Sheets and are either expected to be recognized as revenue or withdrawn by the customer within one year.

(2)

Promotional and related liabilities represent unredeemed performance obligations for non-discretionary online sports betting and gaming bonuses and Hotel Comps. The amounts are included in accrued expenses and other on the Condensed Consolidated Balance Sheets and are expected to be recognized as revenue or reimbursed to affiliates within one year of being earned by customers.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 7 - Stock-Based Compensation

Total cost for stock-based compensation plans for the three and six months ended June 30, 2021 consisted of the following (in thousands):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative	$2,307	$4,649
Product and development	866	1,227
Sales and marketing	1,785	1,957

	$4,958	$7,833

There were no costs associated with stock-based compensation plans during the three and six months ended June 30, 2020.

Note 8 - Income Taxes

Consolidated income tax benefit is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30
	2021	2020	2021	2020
Income tax benefit	$368	$—	$428	$3

The effective tax rates for the three and six months ended June 30, 2021 were 0.7% and 0.4%, respectively, and the effective tax rates for the three and six months ended June 30, 2020 were 0.0% and 0.2%, respectively. The difference between the Company’s effective tax rates for the 2021 and 2020 periods and the U.S. statutory tax rate of 21% was primarily due to the Company not benefiting from current year losses.

Note 9 - Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potential dilutive securities had been issued, to the extent such impact is not anti-dilutive. Potentially dilutive securities include outstanding stock options. As all share classes participate in earnings, losses, and dividends equally, the Company allocates earnings and losses to all share classes equally.

The Company had no outstanding shares prior to October 23, 2020. As such, the Company computes EPS for the three and six months ended June 30, 2021.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The weighted average number of common and common equivalent shares used in the calculation of basic and diluted EPS consisted of the following (in thousands, except per share amounts):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Numerator:
Net loss	$(55,506)	$(108,158)

Denominator:
Weighted average common shares outstanding	764,263	740,777
Potential dilutive effect of stock options	—	—

Weighted average common and common equivalent shares outstanding	764,263	740,777

Net loss per common share, basic	$(72.63)	$(146.01)

Net loss per common share, diluted	$(72.63)	$(146.01)

Anti-dilutive stock options excluded from the calculation of diluted net income per share	93,845	93,845

Note 10 - Related Party Transactions

BetBull Agreements

In November 2018, WSI and BetBull entered into an arrangement to develop, market and promote within certain domestic states an online sports betting product or other digital products (the “License and Development Services Agreement” and “User Acquisition and Marketing Services Agreement.” Under the License and Development Services Agreement, BetBull agreed to license its software to WSI and provide development and support services for the WynnBET specific product. In exchange for these services, WSI incurred $1.0 million and $2.3 million in costs from BetBull during the three and six months ended June 30, 2020. The Company capitalized these amounts in accordance with its software development costs capitalization policy. WSI incurred $0.1 million in the three and six months ended June 30, 2020 in connection with the User Acquisition and Marketing Services Agreement, which is recorded in sales and marketing expense in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

In connection with the BetBull Transaction in October 2020, the License and Development Services Agreement was amended to terminate the provision of future development and support services, and the User Acquisition and Marketing Services Agreement was terminated.

Parent Contributions

Prior to the BetBull Transaction, Wynn Resorts funded all of the Company’s working capital needs, including the payment of operating expenses and software development costs. Such amounts paid on the Company’s behalf have been recorded as equity contributions (refer to Note 12, “Stockholders’ / Member’s Equity”).

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Wynn Resorts Corporate Allocations

Under a corporate support services agreement, Wynn Resorts provides the Company legal, accounting, human resources, public relations, information services, and other corporate support services. The corporate support service allocations have been determined on a basis that Wynn Resorts and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. The aggregate fee is capped at $3.5 million per year, subject to mutual re-determination at the beginning of each calendar year. During the three and six months ended June 30, 2021, the Company was charged $2.8 million and $3.2 million, respectively, under the corporate support services agreement.

In addition to the corporate support service allocations charged to the Company under the corporate support services agreement, the accompanying condensed consolidated financial statements reflect the allocation of corporate and shared services costs from Wynn Resorts to reflect all the costs of Wynn Interactive operating as a standalone business, as discussed in Note 1, “Organization and Basis of Presentation.” These additional allocations were $0.2 million and $0.3 million for the three and six months ended June 30, 2020, respectively.

Corporate support service allocations are included in general and administrative expense in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for all periods presented.

Wynn Resorts Intellectual Property

Under an agreement with Wynn Resorts and a wholly owned subsidiary of Wynn Resorts dated October 23, 2020, the Company’s subsidiaries license certain intellectual property, including certain trademarks. In exchange, Wynn Resorts requires payment of fees equal to 3.25% of an amount in excess of the base amount (as defined), so long as the agreement is in effect, and Wynn Resorts retains voting control of the Company. The base amount is set at $350 million, aggregate of net gaming revenues from WynnBet and Wynn Slot revenues from social games. However, in the event that Wynn Resorts no longer retains voting control of the Company, the license fee shall be an amount equal to 3.25% of all net gaming revenues from sports betting and gaming and 3.25% of social games and other revenues. During the three and six months ended June 30, 2021, the Company was not charged any license fees as it did not meet any of the aforementioned thresholds.

Wynn Resorts Transfer Pricing Agreement

In October 2020, the Company’s subsidiaries entered into a transfer pricing agreement with a wholly owned subsidiary of Wynn Resorts to allow Wynn Interactive’s subsidiaries to offer room accommodations, food & beverage, entertainment and other complimentaries to its customers as incentives and prizes. Wynn Resorts provides such accommodations through its subsidiaries and affiliates, including Wynn Las Vegas and Encore Boston Harbor, subject to availability, generally at cost plus a predetermined margin. During the three and six months ended June 30, 2021, the Company’s subsidiaries were charged $0.3 million and $0.6 million, respectively under the transfer pricing agreement.

In addition, the accompanying condensed consolidated financial statements reflect the allocation of complimentaries provided to customers of the Company’s subsidiaries by subsidiaries of Wynn Resorts prior to the execution of the transfer pricing agreement, in order to reflect all the costs of Wynn Interactive operating as a standalone business, as discussed in Note 1, “Organization and Basis of Presentation.” These additional allocations were $0.2 million and $0.8 million for the three and six months ended June 30, 2020.

These amounts have been recorded as a reduction to revenue in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for all periods presented.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Tax Receivable Agreement

In connection with the BetBull Transaction, the Company entered into a Tax Receivable Agreement (the “TRA”). Under the TRA, the Company generally will be required to pay to WSI Investments, LLC (“WSI Investments”), the direct wholly owned subsidiary of Wynn Resorts which holds an approximately 78% interest in Wynn Interactive, 80% of the amount of cash savings, if any, in U.S. federal, state or local tax that the Company actually realizes as a result of certain tax attributes created as a result of the BetBull Transaction (as determined for U.S. federal income tax purposes). The Company expects to benefit from the remaining 20% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

The Company has concluded, based on applicable accounting standards, that it was more likely than not that its deferred tax assets subject to the TRA would not be realized; therefore, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of June 30, 2021, the total unrecorded TRA liability is approximately $51.1 million. If utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a reduction of equity equal to the relevant percentage of the amount of deferred tax assets recognized in relation to the TRA, as the settlement of TRA-related amounts represents a transaction with WIL shareholders.

Note 11 - Commitments and Contingencies

The following table summarizes contractual commitments pursuant to contracts with the Company’s market access partners, marketing sponsors, technology service providers and employees as of June 30, 2021 (in thousands):

Years Ending December 31,	Minimum royalties and revenue sharing	Employment
July 1, 2021 to December 31, 2021	$40,323	$2,752
2022	37,140	5,432
2023	37,186	4,717
2024	24,258	1,305
2025	9,900	415
Thereafter	24,500	2,001

Total minimum payments	$173,307	$16,622

Contractual Commitments

The Company has commitments for future minimum royalties and revenue sharing provided by its contracts with market access partners, marketing sponsors and technology service providers. Certain of these contracts require additional minimum royalty payments and other non-cash commitments when the necessary regulatory approvals have been obtained and online gaming and sports wagering operations have commenced.

In addition, certain of the contracts with the Company’s market access partners require a minimum marketing spend over the contractual term. As of June 30, 2021, the Company had $2.3 million of remaining commitments related to marketing expenditures in its arrangements with market access partners and marketing sponsors, which are expected to be paid before December 31, 2024.

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Employment Agreements

The Company has entered into employment agreements with key members of management. These agreements generally have three to five year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain employees are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). The table above does not include the portion of commitments arising from employment agreements of Wynn Resorts’ employees, which is included in corporate support service allocations from Wynn Resorts. For additional information related to these costs, refer to Note 10, “Related Party Transactions.”

Litigation

The Company may be involved in litigation from time to time arising in the normal course of business. In the opinion of management, such litigation is not expected to have a material effect on the Company’s financial condition, results of operations and cash flows.

Note 12 - Stockholders’ / Member’s Equity

Distributions and Contributions - Wynn Resorts

The Company received contributions of $0.2 million and $1.2 million from Wynn Resorts in the three and six months ended June 30, 2020, respectively. The Company did not receive contributions from Wynn Resorts in the three and six months ended June 30, 2021.

Wynn Interactive Common Stock

Wynn Interactive has four classes of common stock: Classes A, B, C & D. All classes of common stock have equal participation in earnings and dividends; however, voting rights between the share classes differ. Class A stockholders are entitled to 10 votes per share and Class B stockholders are entitled to 1 vote per share. Class C & D stockholders have no voting rights. Upon the consummation of a Public Offering, as defined in the Company’s by-laws, Class C and Class D common stock automatically convert into an equal number of Class B common shares.

On April 16, 2021, the Company issued a pre-emptive rights notice to its shareholders in connection with the proposed creation and issuance of new Class A shares. In May 2021, Wynn Resorts and certain investors in Wynn Interactive purchased approximately 79,631 newly-issued Class A shares for a total aggregate purchase price of $115.0 million.

Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income balance as of June 30, 2021 and December 31, 2020 is comprised entirely of the Company’s aggregated historical foreign currency translation adjustments.

Note 13 - Segment Information

Reportable Segments

The Company has identified its reportable segments based upon the information reviewed by its chief operating decision maker (“CODM”) for the purpose of determining how resources are allocated to its operating

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

segments. The CODM serves as the segment manager for each segment, and has ultimate authority and responsibility over resource allocation decisions and performance assessment.

The Company has identified two reportable segments, (i) online sports betting and gaming and (ii) social games. The online sports betting and gaming segment includes the Company’s WynnBET and BetBull products offered in regulated jurisdictions. Social games includes Wynn Slots, the Company’s free-to-play social casino-themed game available on mobile devices.

The following tables present the Company’s reportable segment information, which has been derived from the Company’s internal financial reporting used for corporate management purposes (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Online sports betting and gaming	$11,840	$—	$19,901	$—
Social games	3,597	3,145	6,398	4,669

Total operating revenues	$15,437	$3,145	$26,299	$4,669

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA(1)
Online sports betting and gaming	$(41,564)	$(509)	$(85,238)	$(825)
Social games	929	1,232	1,499	468

Total	(40,635)	723	(83,739)	(357)
Other operating expenses
Depreciation and amortization	6,019	401	11,590	757
Stock compensation expense	4,958	—	7,833	—
Transaction-related costs	497	—	697	—
Corporate expense and other	3,765	149	4,727	261

Total other operating expenses	15,239	550	24,847	1,018

Income (loss) before income taxes	(55,874)	173	(108,586)	(1,375)

Benefit for income taxes	368	—	428	3

Net income (loss)	$(55,506)	$173	$(108,158)	$(1,372)

(1)

“Adjusted EBITDA” is net income (loss) before interest, income taxes, depreciation, amortization, stock-based compensation, and corporate and other expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and provides useful information to investors and others in understanding and evaluating the Company’s operating results. Management uses Adjusted EBITDA as a measure of the operating performance of its segments, make strategic decisions, including those relating to operating expenses, and to compare the operating performance with those of its competitors. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income (loss), Adjusted EBITDA does not include

WYNN INTERACTIVE LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

depreciation and amortization and therefore does not reflect current or future capital expenditures. The Company has significant uses of cash flows, including corporate expenses and other non-recurring charges, which are not reflected in Adjusted EBITDA. Also, the Company’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

Geographic Segments

The geographic segment information presented below is based on the geographic locations of the Company’s subsidiaries and where revenue was earned (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
United States	$12,346	$2,769	$21,560	$3,850
International	3,091	376	4,739	819

Total revenues	$15,437	$3,145	$26,299	$4,669

Note 15 - Subsequent Events

Management has evaluated events through September 9, 2021, which is the date the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Wynn Interactive Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wynn Interactive Limited (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ / member’s equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Las Vegas, Nevada

June 24, 2021

WYNN INTERACTIVE LIMITED

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$61,431	$376
Restricted cash	883	—
Accounts receivable, net	2,114	417
Prepaid expenses and other	5,605	4,514

Total current assets	70,033	5,307
Goodwill	121,818	—
Intangible assets, net	67,731	18,683
Other long-term assets	3,798	344

Total assets	$263,380	$24,334

LIABILITIES AND STOCKHOLDERS’ / MEMBER’S EQUITY
Current liabilities:
Accrued expenses and other	$14,248	$997
Due to affiliates	134	—

Total current liabilities	14,382	997
Deferred income taxes	1,001	518
Other long-term liabilities	158	—

Total liabilities	15,541	1,515

Commitment and contingencies (Note 12)
Stockholders’ / member’s equity:
Common stock, par value $0.0001; 20,000,000 Class A shares authorized, 679,788 shares issued and outstanding; 40,000,000 Class B shares authorized, no shares issued and outstanding; 20,000,000 Class C shares authorized, 150 shares issued and outstanding; 20,000,000 Class D shares authorized, 36,830 shares issued and outstanding, as of December 31, 2020	—	—
Additional paid-in capital	275,080	33,495
Accumulated other comprehensive income	3,139	—
Accumulated deficit	(30,380)	(10,676)

Total stockholders’ / member’s equity	247,839	22,819

Total liabilities and stockholders’ / member’s equity	$263,380	$24,334

The accompanying notes are an integral part of these consolidated financial statements.

WYNN INTERACTIVE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except earnings per share and share amounts)

	Years Ended December 31,
	2020	2019
Revenues	$14,597	$4,607
Operating expenses:
Cost of revenue	8,245	2,191
Sales and marketing	8,216	4,140
Product and development	10,985	4,095
General and administrative	7,091	608

Total operating expenses	34,537	11,034

Operating loss	(19,940)	(6,427)

Benefit for income taxes	236	1,034

Net loss	(19,704)	(5,393)

Other comprehensive income:
Foreign currency translation adjustments, before and after tax	3,139	—

Total other comprehensive income	3,139	—

Comprehensive loss	$(16,565)	$(5,393)

Basic and diluted net loss per common share:
Net loss attributable to shareholders (1):
Basic	$(20.68)
Diluted	$(20.68)
Weighted average common shares outstanding (1):
Basic	716,768
Diluted	716,768

(1)

The net loss attributable to shareholders and related per share amounts are based on the period from October 23, 2020 to December 31, 2020, the period when the Company had outstanding common shares (see Note 1, “Organization and Basis of Presentation”).

The accompanying notes are an integral part of these consolidated financial statements.

WYNN INTERACTIVE LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ / MEMBER’S EQUITY

(in thousands, except share data)

	Class A, Class B, Class C, and Class D Common stock
	Shares outstanding	Par value	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ / member’s equity
Balance as of January 1, 2019	—	$—	$21,668	$—	$(5,283)	$16,385
Net loss	—	—	—	—	(5,393)	(5,393)
Contributions from Wynn Resorts, Limited	—	—	11,827	—	—	11,827

Balance as of December 31, 2019	—	—	33,495	—	(10,676)	22,819
Net loss	—	—	—	—	(19,704)	(19,704)
Contributions from Wynn Resorts, Limited (prior to BetBull Transaction—see Note 1)	—	—	2,821	—	—	2,821
BetBull Transaction—see Note 3	601,913	—	164,672	—	—	164,672
Secondary Transaction—see Note 3	114,855	—	78,000	—	—	78,000
Distributions to Wynn Resorts, Limited	—	—	(4,962)	—	—	(4,962)
Other comprehensive income	—	—	—	3,139	—	3,139
Stock-based compensation	—	—	1,054	—	—	1,054

Balance as of December 31, 2020	716,768	$—	$275,080	$3,139	$(30,380)	$247,839

The accompanying notes are an integral part of these consolidated financial statements.

WYNN INTERACTIVE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(19,704)	$(5,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,905	1,523
Deferred income taxes	(786)	(1,034)
Stock-based compensation expense	2,304	—
Foreign currency remeasurement	232	—
Increase (decrease) in cash and cash equivalents from changes in:
Accounts receivable, net	(721)	(329)
Inventories, prepaid expenses and other	(1,048)	(734)
Accounts payable and accrued expenses	740	432
Due to affiliates, net	(177)	—

Net cash used in operating activities	(12,255)	(5,535)

Cash flows from investing activities:
Purchase of intangible assets	(5,080)	(5,721)
Purchase of other long-term assets	(672)	(345)
Cash acquired from BetBull Transaction	4,604	—

Net cash used in investing activities	(1,148)	(6,066)

Cash flows from financing activities:
Proceeds from Secondary Transaction	78,000	—
Distributions to Wynn Resorts, Limited	(4,962)	—
Contributions from Wynn Resorts, Limited	2,821	11,827

Net cash provided by financing activities	75,859	11,827

Effect of exchange rate on cash, cash equivalents and restricted cash	(518)	—
Cash, cash equivalents and restricted cash:
Increase in cash, cash equivalents and restricted cash	61,938	226
Balance, beginning of period	376	150

Balance, end of period	$62,314	$376

Supplemental cash flow disclosures:
Accrued expenses related to purchase of intangible and other long-term assets	$1,453	$426
Noncash consideration for BetBull Transaction	$160,068	$—

The accompanying notes are an integral part of these consolidated financial statements.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Basis of Presentation

Organization and Description of Business

Wynn Interactive Limited (“Wynn Interactive” or the “Company”), a Bermuda exempted company, was formed in October 2020 in connection with and for the purpose of effecting the merger of Wynn Resorts, Limited’s (NASDAQ Ticker: WYNN) (“Wynn Resorts”) U.S. online sports betting and gaming business, social casino business, and its strategic partner, BetBull Limited (“BetBull”).

Wynn Interactive combines Wynn Resorts’ internationally recognized casino gaming and hospitality brand with BetBull’s digital sports betting and iGaming operational capabilities and technology. Through its subsidiaries, Wynn Interactive operates WynnBET, a digital sports betting and gaming product for the U.S. market, BetBull, a digital sports betting and gaming product for the U.K. market, and Wynn Slots, a free-to-play, social casino game available on mobile devices. As of December 31, 2020, WynnBET was operational in New Jersey and Colorado, and subsequently became operational in Michigan, Indiana, Virginia, and Tennessee. BetBull is operational in the United Kingdom (“U.K.”).

WSI US, LLC (“WSI”), a Nevada limited liability company, was organized in October 2018 to develop and operate Wynn Resorts’ interests in digital sports betting and gaming in various regulated jurisdictions within the United States. Wynn Social Gaming, LLC (“WSG”), a Nevada limited liability company, was formed in November of 2015 to operate Wynn Slots, Wynn Resorts’ social casino business. Prior to the BetBull Transaction (as described and defined below) both WSI and WSG were indirectly owned and controlled by Wynn Resorts.

In November 2018, prior to the BetBull Transaction, WSI entered into service and other arrangements with BetBull that provided for, among other things, the issuance of a warrant by WSI to BetBull for the acquisition of a 30% membership interest in WSI, exercisable for nominal consideration, in exchange for a perpetual, U.S.-exclusive license of certain software developed by BetBull. The warrant, which vested upon BetBull achieving certain regulatory approvals in the U.S., was exercised in October 2020 upon the achievement of such regulatory approval and contemporaneous with the acquisition of BetBull, as noted below. Refer to Note 13, “Stockholders’ / Member’s Equity” for further discussion of the warrant.

On October 23, 2020, BetBull shareholders exchanged their shares in BetBull for shares of Wynn Interactive and Wynn Resorts exchanged its membership interests in WSI and WSG for a controlling interest in Wynn Interactive (the “BetBull Transaction”). Following the BetBull Transaction and subsequent transactions, Wynn Resorts holds an approximately 78% voting interest and 74% economic interest in Wynn Interactive. For more information on the BetBull Transaction, refer to Note 3, “Business Combination.”

Austerlitz I Business Combination Agreement

On May 10, 2021, Wynn Interactive entered into a business combination agreement (the “Business Combination Agreement”) with Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“Austerlitz I”) and Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct, wholly owned subsidiary of Austerlitz I (“Merger Sub”). The Business Combination Agreement provides for, among other things, the consummation of the following transactions: (i) Austerlitz I will transfer by way of continuation from the Cayman Islands to Bermuda and change its name to “Wynn Interactive, Limited”; and (ii) Merger Sub will merge with and into Wynn Interactive (the “Merger”), with Wynn Interactive being the surviving company of the Merger and direct, wholly owned subsidiary of Austerlitz I. Upon closing of the transaction, assuming no share redemptions by the public stockholders of Austerlitz I, Wynn Resorts is expected to retain an approximately 58% equity interest (and approximately 72% voting interest) in Wynn

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Interactive. The proposed business combination is expected to close by the end of 2021, subject to approval by Austerlitz I’s stockholders, gaming regulatory approval and other customary closing conditions.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany transactions have been eliminated. In addition, Wynn Interactive qualifies for certain relief as a smaller reporting company under Securities Act Rule 405, Exchange Act Rule 12b-2 and Item 10(f) of Regulation S-K, and accordingly, the accompanying Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Stockholders’ / Member’s Equity, and Consolidated Statements of Cash Flows each provide a two-year historical presentation, rather than a three-year historical presentation.

Notwithstanding the formation of Wynn Interactive in October 2020 in connection with and for the purpose of effecting the BetBull Transaction as described above, the accompanying consolidated financial statements presume the existence of Wynn Interactive as of the beginning of the earliest period presented and include the combined accounts of WSI and WSG (collectively, the “Wynn Entities”) at Wynn Resorts’ historical cost for all periods presented, assuming their retrospective combination within Wynn Interactive as entities under the common control of Wynn Resorts. The Wynn Entities are the predecessor entity for accounting purposes. The results and financial position of BetBull are included within the accompanying consolidated financial statements beginning on the date of completion of the BetBull Transaction, October 23, 2020.

The historical costs and expenses reflected in the accompanying consolidated financial statements include an allocation for certain corporate and shared service functions historically provided by Wynn Resorts, including, but not limited to, executive oversight, accounting, treasury, tax, and other shared services. These expenses have been allocated to Wynn Interactive on the basis of management’s estimate of direct usage. Management believes the assumptions underlying the accompanying consolidated financial statements, including the assumptions regarding the allocation of corporate and shared services costs from Wynn Resorts, are reasonable, and that these estimated amounts reflect all the costs of Wynn Interactive operating as a standalone business. However, the consolidated financial statements may not include all of the actual expenses that would have been incurred had Wynn Interactive operated as a standalone company during the periods presented.

Liquidity and Capital Resources

Until the Company is able to generate sufficient operating cash flows, management expects to meet working capital needs through contributions by Wynn Resorts and other current shareholders, as required. As of March 31, 2021, Wynn Resorts had total cash and cash equivalents, excluding restricted cash, of $839.1 million. Given the intent and ability of Wynn Resorts to make contributions to the Company as required, management believes that Wynn Resorts’ existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

On April 16, 2021, Wynn Interactive issued a pre-emptive rights notice to its shareholders in connection with the proposed creation and issuance of new Class A shares. In May 2021, Wynn Resorts and certain investors in Wynn Interactive purchased approximately 79,631 newly-issued Class A shares for a total aggregate purchase price of $115.0 million.

Recent Developments

Since the outbreak of COVID-19 in early 2020, protective measures taken by various countries, such as closures of non-essential operations and quarantines and lockdowns, have adversely impacted economies around

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the world and have resulted in changes in consumer spending habits. COVID-19 has also had a direct impact on sports betting due to the rescheduling, postponement, or cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events has reduced the Company’s customers’ use of, and spending on, its sports betting-related offerings. The sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, management cannot reasonably estimate the impact to the Company’s future results of operations, cash flows, or financial condition.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, inputs into the Black-Scholes value of stock options, inputs into the valuation of consideration exchanged in the BetBull Transaction, fair value estimates of intangible assets and their estimated useful lives, and management’s assumptions regarding the allocation of historical corporate and shared services costs from Wynn Resorts.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value. Due to certain contractual requirements, restricted cash primarily consists of the amount of customer funds on deposit in their wagering accounts.

Accounts Receivable

The Company’s accounts receivables consist of amounts owed by payment providers for online sports betting and gaming operations and mobile platform providers for social games. Accounts receivable are typically collected within one month. Accounts receivable from digital sports betting and gaming operations represent timing differences between when a customer deposits cash and when the Company receives that deposit from the payment providers. Accounts receivable from social games represent timing differences between when a customer purchases virtual coins and when the Company receives that payment from mobile platform providers.

As of December 31, 2020, approximately 50.9% of the Company’s receivables were due from activities outside the United States, primarily in the United Kingdom. As of December 31, 2019, the Company did not have receivables due from activities outside the United States. Business or economic conditions or other significant events in the countries in which our receivables are due from could affect the collectability of such receivables.

An estimated allowance for credit losses is recorded, when applicable, to reduce the Company’s receivables to their carrying amount, which reflects the net amount the Company expects to collect. The allowance estimate reflects assessment of the probability of the non-payment of the receivable from payment providers and mobile platform providers. Accounts are written off when management deems them to be uncollectible. Recoveries of accounts previously written off are recorded when received. As of December 31, 2020 and 2019, no allowance for credit losses was recognized.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Business Combination

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values in accordance with the applicable accounting standards. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes estimates and assumptions to determine the fair value of intangible assets.

Estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired technology and acquired trademarks from a market participant perspective, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Transaction-related costs are recognized separately from the transaction and are expensed as incurred. Transaction costs associated with the BetBull Transaction were incurred by Wynn Resorts, the Company’s controlling shareholder.

During the measurement period, which is not to exceed one year from the transaction date, the Company may record adjustments to the assets acquired and liabilities assumed to reflect any new information obtained about facts and circumstances that existed at the balance sheet date, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the Consolidated Statements of Operations and Comprehensive Loss.

Business Valuations

The Company prepares valuations of its business for the purposes of determining its common stock price to be used in measuring expense associated with stock-based compensation awards, determining the value of consideration exchanged in connection with business combinations and testing goodwill for impairment. Valuation methodologies used include the income approach, which requires estimating the future free cash flows associated with the business and discounting those cash flows to present value using an appropriate discount rate, and the market approach, which requires estimating a valuation multiple derived from a set of publicly traded companies comparable to the Company’s business and applying that multiple to a measure of the Company’s sales or profitability. Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of the Company’s common stock and goodwill.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of the tangible and intangible assets acquired and the liabilities assumed. Goodwill is not amortized, but rather is subject to an annual impairment test. Goodwill resulting from the BetBull Transaction is included in the online sports betting and gaming reportable segment.

The Company tests goodwill for impairment as of October 1 of each year, or more frequently if events or changes in circumstances indicate that this asset may be impaired. The Company’s test of goodwill impairment

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the quantitative analysis, the Company compares the fair value of its reporting unit to its carrying value. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the fair value of the reporting unit is less than book value, then under the second step the carrying amount of the goodwill is compared to its implied fair value, and if necessary, goodwill is reduced to its implied fair value. There was no impairment of goodwill during the year ended December 31, 2020.

Intangible Assets other than Goodwill

The Company’s intangible assets other than goodwill consist of finite-lived intangible assets, including internally-developed software and market access fees, as well as software, trademarks, and a customer list that were acquired as part of the BetBull Transaction. Finite-lived intangible assets are amortized over the shorter of their contractual terms or estimated useful lives.

Software Development Costs

The Company capitalizes the costs associated with the development of new internal-use software applications when the preliminary development stage has been completed, management commits to funding the project, it is probable that the project will be completed, and the software will be used for its intended function. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Software costs are amortized using the straight-line method over an estimated useful life of three years.

Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments of software development costs during the years ended December 31, 2020 and 2019. Costs to maintain the software after its initial development are expensed as incurred as product and development costs.

Long-Lived Assets

Long-lived assets, which are to be held and used, including finite-lived intangible assets, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining development costs. There was no impairment of long-lived assets during the years ended December 31, 2020 or 2019.

Prepaid Expenses and Other Long-Term Assets

Prepaid expenses and other primarily consist of prepayments of social games operating expenses and prepaid royalties. The Company amortizes prepaid expenses over the respective periods in which the Company expects to receive these services. Other long-term assets primarily consist of furniture, fixtures, and equipment, deferred income taxes, and other long-term deposits.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Leases

Beginning on January 1, 2019 (the date of the Company’s adoption of Topic 842, as defined and discussed further in “Recently Adopted Accounting Standards”), operating lease assets and liabilities are measured and recorded upon lease commencement at the present value of the future minimum lease payments. In order for a contract to be considered a lease, the contract must transfer the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company combines lease and nonlease components in its determination of minimum lease payments. As the interest rate implicit in its leases is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of lease payments. The Company does not record an asset or liability for operating leases with a term of less than one year. Variable lease costs generally arise from changes in an index, such as the consumer price index. Variable lease costs are expensed as incurred and are not included in the determination of lease assets or liabilities. Prior to the adoption of Topic 842 on January 1, 2019, the Company was not party to any lease agreements.

The Company’s lease agreements consist primarily of office space, have remaining lease terms of one to four years, and do not contain any material residual value guarantees or material restrictive covenants. Lease terms include options to extend the non-cancellable period of the lease when it is reasonably certain such option will be exercised. The Company’s lease arrangements are more fully discussed in Note 10, “Leases.”

Revenue Recognition

Online Sports Betting and Gaming

The Company offers online sports betting and gaming to players in certain permitted jurisdictions through its digital and interactive gaming applications. Gross gaming revenues are measured as the aggregate wins and losses from settled cash sports bets and gaming wagers, similar to a brick-and-mortar casino. The Company records as a liability wagers placed on future sporting events and records the associated win or loss on those transactions as revenue when the bet is settled.

Discretionary bonuses, including free sports bets, free slot spins, and other cash incentives, are recorded as a reduction of revenues when earned by the customer. Non-discretionary bonuses represent a separate performance obligation whereby revenue is deferred and recognized when the performance obligation is settled. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. The Company estimates breakage for non-discretionary bonuses, and such amounts were immaterial for the years ended December 31, 2020 and 2019.

Social Games

The Company offers a free-to-play application that players can download from mobile platform providers. Under the free-to-play model, players collect virtual coins free of charge through time-based bonuses or other targeted opportunities. Players can use the virtual coins to play casino-themed games within the application and “win” additional virtual coins if certain conditions are met. Players also have the option to purchase additional virtual coins beyond what is provided free of charge.

The Company’s performance obligations are met, and revenue is recognized, as paying players deplete their balance of purchased virtual coins through gameplay. Management has determined that players generally consume purchased virtual coins within less than one week from the date of purchase. As such, the Company defers revenue for management’s estimate of unconsumed purchased coins at the balance sheet date. As

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

customers consume virtual coins, they also earn points that may be redeemed for hotel stays and buffet redemptions at affiliates of the Company (“Hotel Comps”). Hotel Comps are accounted for as a separate performance obligation, which the Company records as a reduction of revenue as the Company is an agent in the transaction to provide the Hotel Comps to the customer. See Note 11, “Related Party Transactions” for more information regarding the transfer pricing agreement providing for Hotel Comps by affiliates.

Customer Contract Liabilities

In providing services to its customers, there is often a timing difference between the Company receiving cash and the Company recording revenue upon fulfilling its performance obligations.

The Company’s primary liabilities associated with customer contracts are as follows (in thousands):

	December 31, 2020	December 31, 2019	Increase (decrease)	December 31, 2019	December 31, 2018 (unaudited)	Increase (decrease)
Gaming-related liabilities (1)	$1,640	$33	$1,607	$33	$7	$26
Promotional and related liabilities (2)	116	200	(84)	200	—	200

	$1,756	$233	$1,523	$233	$7	$226

(1)

Gaming-related liabilities generally represent customer deposits, wagers for future sporting events, and unconsumed purchased virtual coins. The amounts are included in accrued expenses and other on the Consolidated Balance Sheets and are either expected to be recognized as revenue or withdrawn by the customer within one year.

(2)

Promotional and related liabilities represent unredeemed performance obligations for non-discretionary online sports betting and gaming bonuses and Hotel Comps. The amounts are included in accrued expenses and other on the Consolidated Balance Sheets and are expected to be recognized as revenue or reimbursed to affiliates within one year of being earned by customers.

Cost of Revenue

Cost of revenue consists primarily of variable costs such as fees charged by platform providers, hosting fees, payment processing fees, deposit reversals from payment processors (commonly referred to as “chargebacks”), royalties, and gaming and other taxes and licenses. Cost of revenue also includes amortization of market access fees and other intangible assets and compensation costs of personnel associated with revenue-generating activities.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of expenses associated with advertising, strategic marketing partnerships and compensation of sales and marketing personnel. The cost of advertising is expensed as incurred and totaled $8.0 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively.

Product and Development Expenses

Product and development expenses consist primarily of technology costs that are not capitalizable under applicable accounting standards, including employee compensation. Product and development expenses also include amortization of software intangible assets and depreciation of hardware.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

General and Administrative Expenses

General and administrative expenses consist of all other costs not related to sales and marketing, product and development or cost of revenue. General and administrative costs include professional services, lease costs, insurance, depreciation of furniture and fixtures and compensation expenses for executive and non-executive personnel.

Stock-Based Compensation

In June 2018, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation-Stock Compensation (“Topic 718”), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees. The Company early adopted this standard in 2018.

The Company accounts for stock-based compensation for employee and non-employee share-based awards over the requisite service period based on grant date fair value. The cost is measured at the grant date based on the estimated fair value of the award using the Black-Scholes option pricing model for stock options. Expected volatility is based on the historical volatility of public companies in the same industry. Expected term represents the weighted average time between the option’s grant date and its exercise date and is measured using the simplified method for estimating the expected term as sufficient historical exercise data doesn’t exist. The risk-free interest rate used is based on the U.S. Treasury yield curve at the time of grant for the period that approximates the expected term. Dividend yield is zero as the Company does not expect to pay dividends. For awards with service-based vesting conditions, stock-based compensation cost is recognized as an expense on a straight-line basis over the employee’s requisite service period. Forfeitures are recognized as they occur. For awards with performance conditions, the Company records expense over the estimated time to achieve the related performance criteria if it determines that vesting is probable. The Company’s stock-based employee compensation arrangements are more fully discussed in Note 7, “Stock-Based Compensation.”

Foreign Currency

The Company’s reporting currency is the U.S. dollar while the functional currency of the Company’s non-U.S. subsidiaries is primarily the British pound sterling. Gains or losses from foreign currency remeasurements are included in general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date and income statement accounts are translated at the average rate of exchange in effect during the year. Translation adjustments resulting from this process are recorded to Other Comprehensive Income.

Income taxes

The Company is subject to income taxes in the jurisdictions where it operates. Accounting standards require the recognition of deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities generally is recognized in the results of operations in the period that includes the enactment date.

Prior to the BetBull Transaction, the Company’s U.S. subsidiaries were included in the tax returns with Wynn Resorts. For purposes of these financial statements, the income tax amounts including loss carryforwards

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

are calculated using a separate return methodology which determines income taxes as if the subsidiaries were separate taxpayers from Wynn Resorts. As a result of the BetBull Transaction, the U.S. subsidiaries received a step up in the tax basis of their assets of approximately $197 million.

Accounting standards also require recognition of a future tax benefit to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied. In assessing the need for a valuation allowance, the Company considers whether it is more likely than not that the deferred tax assets will be realized. In this assessment, appropriate consideration was given to all positive and negative evidence including recent operating profitability, forecasts of future earnings, ability to carryback, the reversal of net taxable temporary differences, the duration of statutory carryforward periods, and tax planning strategies. Refer to Note 8, “Income Taxes” for additional information.

The Company’s income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes. The accounting standards prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Uncertain tax position accounting standards apply to all tax positions related to income taxes. These accounting standards utilize a two-step approach for evaluating tax positions. If a tax position, based on its technical merits, is deemed more likely than not to be sustained, then the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement.

As applicable, the Company will recognize accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes.

Fair Value Measurements

Fair value measurements affect the Company’s accounting for goodwill and long-lived assets, including assets acquired and liabilities assumed in a business combination. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. These accounting standards establish a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include:

•	Level 1—Observable inputs such as quoted prices in active markets.

•	Level 2—Inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3—Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair values of cash and cash equivalents, accounts receivable, net and accrued expenses approximate their recorded values due to the short period of time to maturity.

Recently Adopted Accounting Standards

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires recognition of lease assets and liabilities on the balance sheet and disclosure of additional information about leasing activities. The Company adopted this standard using a modified retrospective transition approach with an initial application date of January 1, 2019. This adoption did not have a material impact on the consolidated financial statements.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Financial Instruments—Credit Losses

The FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) in 2016. The new guidance replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans and other financial instruments, companies are required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. Application of the amendments is through a cumulative-effect adjustment to retained earnings. The Company adopted the guidance effective January 1, 2020, and this adoption did not have a material effect on the consolidated financial statements.

Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The new guidance amends the disclosure requirements for recurring and nonrecurring fair value measurements by removing, modifying, and adding certain disclosures on fair value measurements in ASC 820. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted the guidance effective January 1, 2020, and this adoption did not have a material effect on the consolidated financial statements.

Recently Issued Accounting Standards

The Company evaluated all of the recently issued, but not yet effective, accounting standards that have been issued or proposed by the FASB or other standards-setting bodies through the date of these financial statements and does not believe the future adoption of any such pronouncements will have a material effect on the Company’s financial position, results of operations and cash flows.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Wynn Interactive is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when an accounting standard is issued or revised and has different application dates for public or private companies, Wynn Interactive, for so long as the Company remains an emerging growth company, may adopt the new or revised standard only at the time private companies are required or permitted to adopt the new or revised standard.

Note 3—Business Combination

On October 23, 2020, BetBull shareholders, which included Wynn Resorts, exchanged their shares in BetBull for shares of Wynn Interactive, and Wynn Resorts exchanged its membership interests in WSI and WSG

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

for a controlling interest in Wynn Interactive. Total consideration (including the fair value of noncontrolling interest) in order to compute goodwill related to the business combination was $164.7 million, which included the following:

•	The acquisition date fair value of Wynn Resorts’ previously held minority equity interest in BetBull of $37.3 million.

•

The acquisition date fair value of the non-controlling interests in WSI and WSG that Wynn Resorts transferred to legacy BetBull shareholders in exchange for a controlling interest in BetBull, totaling $49.5 million.

•	The settlement of transactions from Wynn Resorts’ pre-existing relationship with BetBull and the fair value of vested replacement stock options, all of which totaled $5.9 million.

•	The fair value of BetBull’s noncontrolling interest totaling $72.0 million.

As described in Note 1, “Organization and Basis of Presentation,” Wynn Resorts’ contribution of its remaining, controlling membership interests in WSI and WSG were accounted for as a transfer of businesses between entities under the common control of Wynn Resorts and therefore transferred at Wynn Resorts’ carrying value. As such, these consolidated financial statements are prepared using Wynn Resorts’ historical costs for the combined WSI and WSG businesses beginning as of January 1, 2019.

The BetBull Transaction provides the Company with access to the online gaming market in the U.K., synergies in application development, and digital gaming operations expertise.

The fair values of WSI, WSG and BetBull were all determined using the market approach given the early stages of each of the businesses. The settlement of pre-existing transactions was valued based on the contractual amounts owed to either party.

The acquisition of BetBull was accounted for as a business combination under applicable accounting standards. The assets acquired and liabilities assumed were recognized at their fair values at the transaction date, which was estimated using both level 2 (observable) and level 3 (unobservable) inputs.

The following table sets forth the purchase price allocation (in thousands):

Consideration
Total consideration	$164,672
Less: Cash acquired	4,604

Total consideration, net of cash acquired	160,068

Identifiable assets acquired and liabilities assumed
Other current assets	1,484
Property and equipment	677
Software	32,502
Trademarks	9,447
Customer list	7,015
Goodwill	120,092
Deferred tax liabilities	(905)
Liabilities assumed	(10,244)

Total identifiable assets acquired and liabilities assumed	$160,068

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Acquired intangible assets included in the above table are being amortized on a straight-line basis over their estimated useful life of ten years for trademarks and three years for customer lists and software, respectively. The estimated useful lives approximate the pattern in which the economic benefits of the intangible assets are expected to be realized.

The Company’s Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2020 includes $3.4 million and $6.0 million of revenues and net loss, respectively, from BetBull’s operations for the period from acquisition on October 23, 2020 through December 31, 2020.

Immediately after the BetBull Transaction, Wynn Resorts contributed $78.0 million to Wynn Interactive (the “Secondary Transaction”). The Secondary Transaction was recorded within Stockholders’ / member’s equity on the Consolidated Balance Sheet.

Unaudited Pro Forma Information

The financial information in the following table summarizes the combined results of operations of Wynn Interactive and BetBull, on a pro forma basis, as though the companies had been combined as of January 1, 2019 (in thousands).

	Years Ended December 31,
	2020	2019
Revenues	$22,779	$11,036
Net loss	$(38,678)	$(30,957)
Net loss attributable to the Company	$(37,791)	$(30,230)

The unaudited pro forma information reflects the effects of applying the Company’s accounting policies, purchase price accounting adjustments and income tax effects of the BetBull Transaction to the combined historical financial information of Wynn Interactive and BetBull. In addition, the unaudited pro forma information was adjusted to reflect the pre-existing product development arrangement between WSI and BetBull (as described in Note 11, “Related Party Transactions), pursuant to which WSI capitalized the costs as software. BetBull revenues and operating expenses related to the pre-existing relationship were $3.9 million and $2.3 million, respectively, for the year ended December 31, 2020 and $4.0 million and $2.2 million, respectively, for the year ended December 31, 2019.

The unaudited pro forma information presented is not indicative of the results of operations that would have been achieved if the BetBull Transaction had taken place on January 1, 2019, nor is it indicative of the future results of operations of the Company.

Note 4—Prepaid expenses and other

Prepaid expenses and other consisted of the following (in thousands):

	December 31,
	2020	2019
Prepaid operating expenses	$3,031	$3,197
Royalties and license fees	2,124	1,303
Advances and deposits	210	14
Other prepaid expenses	240	—

	$5,605	$4,514

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 5—Intangible Assets, net and Goodwill

Intangible assets, net consisted of the following as of December 31, 2020 (in thousands):

	Weighted average remaining amortization period	Gross carrying amount	Accumulated amortization	Net
Trademarks	9.8	$9,782	$(180)	$9,602
Customer list	2.8	7,257	(445)	6,812
Software	2.7	56,990	(9,156)	47,834
Market access fees	8.5	3,500	(17)	3,483

Intangible assets, net		$77,529	$(9,798)	$67,731

Intangible assets, net consisted of the following as of December 31, 2019 (in thousands):

	Weighted average remaining amortization period	Gross carrying amount	Accumulated amortization	Net
Software	2.8	$19,644	$(2,928)	$16,716
Market access fees	9.8	2,000	(33)	1,967

Intangible assets, net		$21,644	$(2,961)	$18,683

Goodwill consisted of the following (in thousands):

December 31, 2020
Balance at beginning of year	$—
BetBull Transaction	120,092
Foreign currency translation	1,726

Balance at end of period	$121,818

For more information on trademarks, customer list, and software acquired in connection with the BetBull Transaction, see Note 3, “Business Combination.” The Company capitalized $3.7 million and $4.1 million of software development costs during the years ended December 31, 2020 and 2019, respectively. Market access fees relate to fees paid to gaming operators that are approved or pending regulatory approval by a state’s regulator to operate online casino wagering and online sports betting in certain jurisdictions.

Amortization expense for the years ended December 31, 2020 and 2019 was $6.8 million and $1.5 million, respectively. The Company expects that amortization of intangible assets will be $21.3 million each year in 2021 and 2022, $16.2 million in 2023, $1.4 million in 2024, $1.4 million in 2025, and $6.1 million thereafter.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 6—Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2020	2019
Accounts payable	$2,969	$61
Compensation and related accruals	2,258	29
Customer deposits	1,604	—
Gaming tax accruals	1,386	—
Marketing accruals	2,459	—
Other operating accruals	3,572	907

	$14,248	$997

Note 7—Stock-Based Compensation

The Company has adopted equity plans that allow for grants of stock-based compensation awards. The following sections describe each of these plans.

Wynn Interactive Ltd. 2020 Omnibus Incentive Plan (the “WIL Omnibus Plan”)

On October 23, 2020, the Wynn Interactive board of directors adopted the WIL Omnibus Plan. The WIL Omnibus Plan, which is administered by the Wynn Interactive board of directors, allows for an aggregate number of shares totaling 101,419 for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, and other share-based awards to eligible participants. As of December 31, 2020, there were 20,573 shares available to grant under the WIL Omnibus Plan.

BetBull Limited Equity Incentive Plan (the “BetBull Plan”)

On November 27, 2018, the BetBull shareholders approved the BetBull Plan. Upon acquisition of BetBull in October 2020, there were 9,452 options remaining under the BetBull Plan that were assigned to Wynn Interactive (the “BetBull Options”). All terms and conditions of the BetBull Options remained the same except that, upon exercise, the participant receives Wynn Interactive shares. The options were revalued at the date of the BetBull Transaction, and as a result, the Company recorded an expense of approximately $0.6 million on that date. The remaining expense will be amortized on a straight-line basis over the remaining service period of each of the option awards. BetBull Options are not exercisable until the occurrence of certain exit events, as defined in the BetBull Plan.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Stock Options

The summary of stock option activity for the year ended December 31, 2020 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
WIL Omnibus Plan
Outstanding as of January 1, 2020	—	$—
Granted	80,846	$1,235.85

Outstanding as of December 31, 2020	80,846	$1,235.85	9.95	$(59,895)

Fully vested and expected to vest as of December 31, 2020	80,846	$1,235.85	9.95	$(59,895)

Exercisable as of December 31, 2020	—	$—

BetBull Plan
Outstanding as of January 1, 2020	—	$—
Assumed in the BetBull Transaction	9,452	$276.20
Forfeited	(28)	$346.22

Outstanding as of December 31, 2020	9,424	$276.00	9.68	$2,064

Fully vested and expected to vest as of December 31, 2020	9,424	$276.00	9.68	$2,064

Exercisable as of December 31, 2020	—	$—

The Company issues both time-based and performance-based vesting awards under the WIL Omnibus Plan. Stock options are granted with an exercise price equal to the fair value of the common stock at the grant date with a 10-year contractual term. Time-based vesting awards generally vest ratably in equal installments each year over a four-year period. Certain members of the executive management team receive grants of options that are subject to service and performance conditions. Generally, these awards vest the earlier of four years or if certain enterprise fair value metrics (as approved by the Company’s compensation committee of the board of directors) are achieved. The Company records expense for these awards if it determines that vesting is probable. At December 31, 2020, all performance nonvested awards were deemed to be probable of vesting; however, none of the performance criteria contingencies have been resolved.

The fair value of stock options granted under the WIL Omnibus Plan was estimated on the date of grant using the following weighted average assumptions:

Year Ended December 31,
2020
Weighted average grant date fair value (1)	$146.97
Expected dividend yield	—%
Expected volatility	50.0%
Risk-free interest rate	0.61%
Expected term (years)	6.53
(1) As of December 31, 2020, there was $11.7 million of unamortized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 3.95 years.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The fair value of stock options assumed under the BetBull Plan was estimated on the date of the BetBull Transaction using the following weighted average assumptions:

Year Ended December 31,
2020
Weighted average fair value on October 23, 2020 (1)	$341.36
Expected dividend yield	—%
Expected volatility	50.0%
Risk-free interest rate	0.63%
Expected term (years)	6.48
(1) As of December 31, 2020, there was $2.4 million of unamortized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.84 years.

Compensation Expense

Total cost for stock-based compensation plans was $2.3 million, of which $1.5 million and $0.8 million was recorded in product development and general and administrative expense, respectively, in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020.

Note 8—Income Taxes

Consolidated loss before taxes for U.S. and foreign operations consisted of the following (in thousands):

	Years Ended December 31,
	2020	2019
Domestic	$(13,352)	$(6,427)
Foreign	(6,588)	—

Total	$(19,940)	$(6,427)

The income tax provision (benefit) attributable to income before income taxes is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Current
Domestic	$—	$—
Foreign	53	—

Total	53	—

Deferred
Domestic	(19)	(1,034)
Foreign	(270)	—

Total	(289)	(1,034)

Total income tax benefit	$(236)	$(1,034)

The applicable statutory income tax rate in Bermuda was zero for the Company for the years being reported. For purposes of the reconciliation between the provision for income taxes at the statutory rate and the provision

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

for income taxes at the effective tax rate, a notional 21% tax rate is applied for the years ended December 31, 2020 and 2019 as follows:

	December 31,
	2020	2019
U.S. Federal statutory rate	21.0%	21.0%
Step up in tax basis as a result of the BetBull Transaction	115.5%	—%
Foreign tax rate differential	(5.4)%	—%
Valuation allowance, other	(130.2)%	(4.9)%
Other, net	0.3%	—%

Effective income tax rate	1.2%	16.1%

The tax effects of significant temporary differences representing net deferred tax assets and liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Deferred tax assets—U.S.:
Net operating loss carryforward	$2,265	$2,211
Goodwill	31,242	—
Other	397	240

	33,904	2,451
Less: valuation allowance	(31,379)	(316)

	2,525	2,135

Deferred tax liabilities—U.S.:
Property and equipment	(2,525)	(2,653)

	(2,525)	(2,653)

Deferred tax assets—Foreign:
Net operating loss carryforwards	1,955	—
Other	510	—

	2,465	—
Less: valuation allowance	(590)	—

	1,875	—

Deferred tax liabilities—Foreign:
Intangible assets	(2,399)	—
Other	(113)	—

	(2,512)	—

Net deferred tax liability	$(637)	$(518)

At December 31, 2020, the Company had loss carry forwards of approximately $38.8 million available to reduce future taxable income, if any. The majority of the tax losses carryforward indefinitely.

The Company records a valuation allowance to reduce the balance of the net deferred tax assets to the amount that is more likely than not to be realized. The Company regularly assesses the future realization of the

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

net deferred tax assets and will reduce the valuation allowance in any such period in which it is determined that all, or a portion, of the deferred tax assets are more likely than not to be realized.

During the year ended December 31, 2020, the aggregate valuation allowance for deferred tax assets increased by $31.7 million which is primarily related to the realizability of deferred tax assets related to goodwill and loss carryforwards.

As of December 31 2020, the Company had not provided withholding taxes on temporary differences in foreign subsidiaries of $0.5 million. The amount of unrecognized deferred tax liability associated with these temporary differences is approximately $0.1 million. No additional tax provision has been made with respect to these temporary differences which are considered indefinitely reinvested and will be used to fund future operations.

The Company had no unrecognized tax benefits for the years ended December 31, 2020 and 2019. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next 12 months.

The Company recognizes penalties and interest related to unrecognized tax benefits in the provision for income taxes. During the each of the years ended December 31, 2020 and 2019, the Company recognized no interest and penalties.

The Company files income tax returns in Malta, Gibraltar, Turkey, U.K,. and U.S. The Company’s income tax returns may be subject to examination as the statute of limitation for tax returns filed remains open for each of these jurisdictions.

Note 9 —Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potential dilutive securities had been issued, to the extent such impact is not anti-dilutive. Potentially dilutive securities include outstanding stock options. As all share classes participate in earnings, losses, and dividends equally, the Company allocates earnings and losses to all share classes equally.

The Company had no outstanding shares prior to October 23, 2020. As such, the Company computes EPS for the period from October 23, 2020 through December 31, 2020.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The weighted average number of common and common equivalent shares used in the calculation of basic and diluted EPS consisted of the following (in thousands, except per share amounts):

Period from October 23, 2020 to December 31, 2020
Numerator:
Net loss	$(14,823)

Denominator:
Weighted average common shares outstanding	716,768
Potential dilutive effect of stock options	—

Weighted average common and common equivalent shares outstanding	716,768

Net loss per common share, basic	$(20.68)

Net loss per common share, diluted	$(20.68)

Anti-dilutive stock options excluded from the calculation of diluted net income per share	90,270

Note 10—Leases

The following table summarizes the Company’s operating lease assets and liabilities (in thousands):

	December 31,
Balance Sheet Classification	2020	2019
Other long-term assets	$408	$125
Accrued expenses and other	$271	$125
Other long-term liabilities	$127	$—

The following tables disclose the components of the Company’s lease cost, supplemental cash flow disclosures, and other information regarding the Company’s lease arrangements (in thousands):

	Years Ended December 31,
	2020 (1)	2019
Lease cost:
Operating lease cost	$304	$55
(1) Includes $0.1 million of short-term lease costs and $0.1 million of variable lease costs.

	Years Ended December 31,
	2020	2019
Supplemental cash flow disclosures:
Operating lease liabilities arising from obtaining operating lease assets	$459	$179
Cash paid for amounts included in the measurement of operating lease liabilities	$71	$42

	December 31,
	2020	2019
Other information:
Weighted-average remaining lease term—Operating leases	2.4 years	0.8 years
Weighted-average discount rate—Operating leases	13.1%	4.9%

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents an analysis of lease liability maturities as of December 31, 2020 (in thousands):

Years Ending December 31,	Operating Leases
2021	$307
2022	68
2023	63
2024	29

Total undiscounted cash flows	$467

Present value
Short-term lease liabilities	$271
Long-term lease liabilities	127

Total lease liabilities	$398

Interest on lease liabilities	$69

As of December 31, 2019, the Company was obligated to make future minimum lease payments of $0.1 million in 2020.

Note 11—Related Party Transactions

Related Party Transactions Prior to the BetBull Transaction

BetBull Agreements

In November 2018, WSI and BetBull entered into an arrangement to develop, market and promote within certain domestic states an online sports betting product or other digital products. As part of this arrangement, BetBull was issued a warrant for a 30% interest in WSI. In exchange, WSI received a perpetual, U.S.-exclusive license for the BetBull software. Additionally, WSI and BetBull entered into a License and Development Services Agreement and a User Acquisition and Marketing Services Agreement. See Note 13, “Stockholders’ / Member’s Equity” for further discussion of the warrant.

Under the License and Development Services Agreement, BetBull agreed to license its software to WSI and provide development and support services for the WynnBET specific product. In exchange for these services, WSI was billed $3.5 million and $4.0 million by BetBull during the years ended December 31, 2020 and 2019, respectively. The Company capitalized these amounts in accordance with its software development costs capitalization policy.

Under the User Acquisition and Marketing Services Agreement, BetBull agreed to provide marketing and user acquisition services for the WynnBET specific product. In exchange for these services, WSI was billed $0.4 million by BetBull from January 1, 2020 through October 23, 2020, the date of the BetBull Transaction. WSI did not incur any expenses under this agreement during the year ended December 31, 2019.

In connection with the BetBull Transaction, the License and Development Services Agreement was amended to terminate the provision of future development and support services, and the User Acquisition and Marketing Services Agreement was terminated.

Parent Contributions

Prior to the BetBull Transaction, described in Note 1, “Organization and Basis of Presentation”, Wynn Resorts funded all of the Company’s working capital needs, including the payment of operating expenses and

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

software development costs. Such amounts paid on the Company’s behalf have been recorded as equity contributions (refer to Note 13, “Stockholders’ / Member’s Equity”).

Related Party Transactions Subsequent to the BetBull Transaction

Wynn Resorts Corporate Allocations

Under a corporate support services agreement, Wynn Resorts provides the Company legal, accounting, human resources, public relations, information services, and other corporate support services. The corporate support service allocations have been determined on a basis that Wynn Resorts and the Company consider to be reasonable estimates of the utilization of service provided or the benefit received by the Company. The aggregate fee is capped at $3.5 million per year, subject to mutual re-determination at the beginning of each calendar year. During the year ended December 31, 2020, the Company was charged $1.1 million.

In addition to the corporate support service allocations charged to the Company under the corporate support services agreement, the accompanying consolidated financial statements reflect the allocation of corporate and shared services costs from Wynn Resorts to reflect all the costs of Wynn Interactive operating as a standalone business, as discussed in Note 1, “Organization and Basis of Presentation.” These additional allocations were $0.5 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.

Wynn Resorts Intellectual Property

Under an agreement with Wynn Resorts and a wholly owned subsidiary of Wynn Resorts dated October 23 2020, the Company’s subsidiaries license certain intellectual property, including certain trademarks. In exchange, Wynn Resorts requires payment of fees equal to 3.25% of an amount in excess of the base amount (as defined), so long as the agreement is in effect, and Wynn Resorts retains voting control of the Company. The base amount is set at $350 million, aggregate of net gaming revenues from WynnBet and Wynn Slot revenues from social games. However, in the event that Wynn Resorts no longer retains voting control of the Company, the license fee shall be an amount equal to 3.25% of all net gaming revenues from sports betting and gaming and 3.25% of social games and other revenues. During the year ended December 31, 2020, the Company was not charged any license fees as it did not meet any of the aforementioned thresholds.

Wynn Resorts Transfer Pricing Agreement

In October 2020, the Company’s subsidiaries entered into a transfer pricing agreement with a wholly owned subsidiary of Wynn Resorts to allow Wynn Interactive’s subsidiaries to offer room accommodations, food & beverage, entertainment and other complimentaries to its customers as incentives and prizes. Wynn Resorts provides such accommodations through its subsidiaries and affiliates, including Wynn Las Vegas and Encore Boston Harbor, subject to availability, generally at cost plus a predetermined margin. During the year ended December 31, 2020, the Company was charged $0.2 million under the transfer pricing agreement.

In addition, the accompanying consolidated financial statements reflect the allocation of complimentaries provided to customers of the Company’s subsidiaries by subsidiaries of Wynn Resorts prior to the execution of the transfer pricing agreement, in order to reflect all the costs of Wynn Interactive operating as a standalone business, as discussed in Note 1, “Organization and Basis of Presentation.” These additional allocations were $1.1 million and $1.7 million for the years ended December 31, 2020 and 2019, respectively. These amounts have been recorded as a reduction to revenue in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Tax Receivable Agreement

In connection with the BetBull Transaction, the Company entered into a Tax Receivable Agreement (the “TRA”). Under the TRA, the Company generally will be required to pay to WSI Investments, LLC (“WSI Investments”), the direct wholly owned subsidiary of Wynn Resorts which holds an approximately 78% voting interest and 74% economic interest in Wynn Interactive, 80% of the amount of cash savings, if any, in U.S. federal, state or local tax that the Company actually realizes as a result of certain tax attributes created as a result of the BetBull Transaction (as determined for U.S. federal income tax purposes). The Company expects to benefit from the remaining 20% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

As of December 31, 2020, the Company has concluded, based on applicable accounting standards, that it was more likely than not that its deferred tax assets subject to the TRA would not be realized; therefore, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of December 31, 2020, the total unrecorded TRA liability is approximately $51.1 million. If utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a reduction of equity equal to the relevant percentage of the amount of deferred tax assets recognized in relation to the TRA.

Note 12—Commitments and Contingencies

The following table summarizes contractual commitments pursuant to contracts with the Company’s market access partners, marketing sponsors, technology service providers and employees as of December 31, 2020 (in thousands):

Years Ending December 31,	Minimum royalties and revenue sharing	Employment
2021	$33,138	$1,593
2022	16,495	1,494
2023	15,214	1,111
2024	11,840	470
2025	7,550	415
Thereafter	19,000	1,999

Total minimum payments	$103,237	$7,082

Contractual Commitments

The Company has commitments for future minimum royalties and revenue sharing provided by its contracts with market access partners, marketing sponsors and technology service providers. Certain of these contracts require additional minimum royalty payments and other non-cash commitments when the necessary regulatory approvals have been obtained and online gaming and sports wagering operations have commenced. In addition, certain of the contracts with the Company’s market access partners require a minimum marketing spend over the contractual term. As of December 31, 2020, the Company had $17.7 million of remaining commitments related to marketing expenditures in its market access arrangements.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Employment Agreements

The Company has entered into employment agreements with key members of management. These agreements generally have three to five year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain employees are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). The table above does not include the portion of commitments arising from employment agreements of Wynn Resorts’ employees, which is included in corporate support service allocations from Wynn Resorts. For additional information related to these costs, refer to Note 8, “Related Party Transactions.”

Litigation

The Company may be involved in litigation from time to time arising in the normal course of business. In the opinion of management, such litigation is not expected to have a material effect on the Company’s financial condition, results of operations and cash flows.

Note 13—Stockholders’ / Member’s Equity

Member’s Equity Prior to the BetBull Transaction

Warrant

As described in Note 1, “Organization and Basis of Presentation,” BetBull held a warrant to acquire a 30% membership interest in WSI from November 2018 until its vesting and exercise in connection with the BetBull Transaction in October 2020. In exchange for the issuance of the warrant, WSI received a perpetual, U.S.-exclusive license of certain software developed by BetBull along with a continuing relationship with BetBull to further develop the software for use in the U.S. market. In 2018, the Company accounted for the warrant in accordance with non-employee stock compensation guidance under ASC 718, Compensation—Stock Compensation, which the Company early adopted in 2018. The terms of the warrant agreement provided for vesting upon BetBull obtaining regulatory licensure in certain gaming jurisdictions, which is required in order to hold a greater than 5% interest in a regulated gaming operator in most U.S. state jurisdictions. The Company capitalized the fair value of the warrant of $11.1 million as a software intangible asset in 2018 in connection with recording the warrant to member’s equity. The fair value was estimated using the Black-Scholes option-pricing model using the warrant’s exercise price of $0.01, a risk-free rate of 2.0%, dividend yield of 0.0%, volatility of 100.0% and an expected term of 10 years.

Distributions and Contributions—Wynn Resorts

The Company made net distributions of $2.1 million to Wynn Resorts in the year ended December 31, 2020 and received contributions from Wynn Resorts of $11.8 million in the year ended December 31, 2019.

Stockholders’ Equity Subsequent to the BetBull Transaction

Wynn Interactive Common Stock

Wynn Interactive has four classes of common stock: Classes A, B, C & D. All classes of common stock have equal participation in earnings and dividends; however, voting rights between the share classes differ. Class A stockholders are entitled to 10 votes per share and Class B stockholders are entitled to 1 vote per share. Class C & D stockholders have no voting rights. Upon the consummation of a Public Offering, as defined in the Company’s by-laws, Class C and Class D common stock automatically convert into an equal number of Class B common shares.

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In connection with the BetBull Transaction, on October 23, 2020, the Company issued 601,913 shares of common stock, comprised of 564,933 Class A shares, 150 Class C shares, and 36,830 Class D shares. Immediately after the BetBull Transaction and in connection with the Secondary Transaction, the Company issued 114,855 Class A shares.

On April 16, 2021, Wynn Interactive issued a pre-emptive rights notice to its shareholders in connection with the proposed creation and issuance of new Class A shares. In May 2021, Wynn Resorts and certain investors in Wynn Interactive purchased approximately 79,631 newly-issued Class A shares for a total aggregate purchase price of $115.0 million.

Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income balance as of December 31, 2020 is comprised entirely of the Company’s aggregated historical foreign currency translation adjustments.

Note 14—Segment Information

Reportable Segments

The Company has identified its reportable segments based upon the information reviewed by its chief operating decision maker (“CODM”) for the purpose of determining how resources are allocated to its operating segments. The CODM serves as the segment manager for each segment, and has ultimate authority and responsibility over resource allocation decisions and performance assessment.

The Company has identified two reportable segments, (i) online sports betting and gaming and (ii) social games. The online sports betting and gaming segment includes the Company’s WynnBET and BetBull products offered in regulated jurisdictions. Social games includes Wynn Slots, the Company’s free-to-play social casino-themed game available on mobile devices.

The following tables present the Company’s reportable segment information, which has been derived from the Company’s internal financial reporting used for corporate management purposes (in thousands):

	Years Ended December 31,
	2020	2019
Revenues
Online sports betting and gaming	$3,839	$—
Social games	10,758	4,607

Total operating revenues	$14,597	$4,607

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Years Ended December 31,
	2020	2019
Adjusted EBITDA (1)
Online sports betting and gaming	$(11,095)	$(723)
Social games	2,311	(3,803)

Total	(8,784)	(4,526)
Other operating expenses
Depreciation and amortization	6,905	1,523
Stock compensation expense	2,304	—
Corporate expense and other	1,947	378

Total other operating expenses	11,156	1,901

Loss before income taxes	(19,940)	(6,427)

Benefit for income taxes	236	1,034

Net loss	$(19,704)	$(5,393)

(1)

“Adjusted EBITDA” is net loss before interest, income taxes, depreciation, amortization, stock-based compensation, and corporate and other expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and provides useful information to investors and others in understanding and evaluating our operating results. Management uses Adjusted EBITDA as a measure of the operating performance of its segments, make strategic decisions, including those relating to operating expenses, and to compare the operating performance with those of its competitors. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of our performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization and therefore does not reflect current or future capital expenditures. We have significant uses of cash flows, corporate expenses and other non-recurring charges, which are not reflected in Adjusted EBITDA. Also, our calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

	Years Ended December 31,
	2020	2019
Capital expenditures
Online sports betting and gaming	$5,575	$2,345
Social games	177	3,721

Total	$5,752	$6,066

	December 31,
	2020	2019
Assets
Online sports betting and gaming	$207,143	$18,786
Social games	5,344	5,548
Corporate and other	50,893	—

Total	$263,380	$24,334

WYNN INTERACTIVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Geographic Segments

The geographic segment information presented below is based on the geographic locations of the Company’s subsidiaries and where revenue was earned. The Company’s international operations primarily include its BetBull operations in the U.K. and social games revenue generated outside of the United States. The following tables reflect revenues and long-lived assets by geographic area (in thousands):

	Years Ended December 31,
	2020	2019
Revenues
United States	$9,819	$3,695
International	4,778	912

Total revenues	$14,597	$4,607

	December 31,
	2020	2019
Goodwill
United States	$72,055	$—
International	49,763	—

	121,818	—

Intangible assets, net
United States	19,756	18,683
International	47,975	—

	67,731	18,683

Other long-term assets
United States	2,744	344
International	690	—

	3,434	344

Total long-lived assets, net
United States	94,555	19,027
International	98,428	—

	$192,983	$19,027

Note 15—Subsequent Events

Management has evaluated events through June 24, 2021, which is the date the financial statements were available to be issued.

BETBULL LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,057	$1,438
Trade and other receivables	1,024	1,992
Due from related party	—	1,011

Total current assets	4,081	4,441
Property, plant and equipment	330	511
Right-of-use assets	427	659
Intangible assets, net	719	796
Warrant assets	2,770	2,770

Total assets	$8,327	$9,177

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Trade and other payables	$7,447	$3,822
Deferred revenue	—	839
Due to related parties	3,718	—
Lease liabilities	256	285

Total current liabilities	11,421	4,946
Lease liabilities	167	399
Deferred tax liabilities	74	42

Total liabilities	11,662	5,387

Contingent liabilities (Note 9)
Shareholders’ (deficit) equity
Class C Preferred stock, par value $0.01; 133,048 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	2	2
Class D Preferred stock, par value $0.01; 79,591 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1	1
Class A common stock, $0.01 par value; 62,272 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1	1
Class B common stock, $0.01 par value; 56,604 and 39,000 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	31,618	30,655
Accumulated other comprehensive loss	(604)	(426)
Accumulated deficit	(35,463)	(26,206)

Total Betbull Limited shareholders’ (deficit) equity	(4,445)	4,027
Noncontrolling interests	1,110	(237)

Total shareholders’ (deficit) equity	(3,335)	3,790

Total liabilities and shareholders’ (deficit) equity	$8,327	$9,177

The accompanying notes are an integral part of these condensed consolidated financial statements.

BETBULL LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Revenue	$11,314	$7,552
Operating expenses:
Cost of revenue	4,147	653
Sales and marketing	3,135	6,775
Product and technology	2,475	2,513
General and administrative	9,292	4,829

Total operating expenses	19,049	14,770

Operating loss	(7,735)	(7,218)

Other income (expense):
Interest expense	(135)	(1)
Other income	—	16

Other income (expense), net	(135)	15

Loss before income taxes	(7,870)	(7,203)
Provision for income taxes	(32)	(31)

Net loss	(7,902)	(7,234)
Less: comprehensive (income) loss attributable to noncontrolling interests	(1,355)	107

Net loss attributable to Betbull Limited	$(9,257)	$(7,127)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BETBULL LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Net loss	$(7,902)	$(7,234)

Other comprehensive loss:
Foreign currency translation adjustments, before and after tax	(186)	(350)

Total comprehensive loss	(8,088)	(7,584)
Less: comprehensive (income) loss attributable to noncontrolling interests	(1,347)	105

Comprehensive loss attributable to Betbull Limited	$(9,435)	$(7,479)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BETBULL LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

(unaudited)

	For the Nine Months Ended September 30, 2020
	Class A Common stock		Class B Common stock		Class C Preferred stock		Class D Preferred stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total attributable to Betbull Limited	Non-controlling interests	Total stockholders’ equity (deficit)
	Shares	Par value	Shares	Par value	Shares	Par value	Shares	Par value
Balance as of January 1, 2020	62,272	$1	39,000	$—	133,048	$2	79,591	$1	$30,655	$(426)	$(26,206)	$4,027	$(237)	$3,790
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(9,257)	(9,257)	1,355	(7,902)
Issuance of new Class B shares	—	—	17,604	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	963	—	—	963	—	963
Currency translation adjustment	—	—	—	—	—	—	—	—	—	(178)	—	(178)	(8)	(186)

Balance as of September 30, 2020	62,272	$1	56,604	$—	133,048	$2	79,591	$1	$31,618	$(604)	$(35,463)	$(4,445)	$1,110	$(3,335)

	For the Nine Months Ended September 30, 2019
	Class A Common stock		Class B Common stock		Class C Preferred stock		Class D Preferred stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Total attributable to Betbull Limited	Non-controlling interests	Total stockholders’ equity
	Shares	Par value	Shares	Par value	Shares	Par value	Shares	Par value
Balance as of January 1, 2019	62,272	$1	39,000	$—	133,048	$2	79,591	$1	$29,371	$107	$(16,378)	$13,104	$431	$13,535
Net loss	—	—	—	—	—	—	—	—	—	—	(7,127)	(7,127)	(107)	(7,234)
Stock-based compensation	—	—	—	—	—	—	—	—	957	—	—	957	—	957
Currency translation adjustment	—	—	—	—	—	—	—	—	—	(352)	—	(352)	2	(350)

Balance as of September 30, 2019	62,272	$1	39,000	$—	133,048	$2	79,591	$1	30,328	$(245)	$(23,505)	$6,582	$326	$6,908

The accompanying notes are an integral part of these condensed consolidated financial statements.

BETBULL LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
	(As Revised)
Cash flows from operating activities:
Net loss	$(7,902)	$(7,234)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	553	377
Stock-based compensation expense	963	957
Deferred income taxes	32	(23)
Increase (decrease) in cash from changes in:
Trade and other receivables	968	357
Trade and other payables	3,625	(131)
Due from/to related party	228	(962)
Deferred revenue	(839)	(1,253)

Net cash used in operating activities	(2,372)	(7,912)
Cash flows from investing activities:
Acquisition of property and equipment	(15)	(351)
Acquisition of intangible assets	(372)	(270)

Net cash used in investing activities	(387)	(621)
Cash flows from financing activities:
Issue of new debt—related party	4,501	—

Net cash provided by financing activities	4,501	—
Effect of exchange rate on cash, cash equivalents and restricted cash	(123)	(321)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	1,619	(8,854)
Balance, beginning of period	1,438	13,067

Balance, end of period	$3,057	$4,213

Supplemental cash flow disclosures:
Cash paid for interest	$128	$2
Cash received for interest	$7	$9
Income taxes paid	$9	$44

The accompanying notes are an integral part of these condensed consolidated financial statements.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Basis of Presentation

Organization

Betbull Limited (the “BetBull”), a Malta based corporation, is a service provider to the gaming industry providing marketing and gaming services (BetBull together with its subsidiaries will hereinafter be referred to as the “Company”). The principal activities of the Company and entities are set out in Notes 4 and 5.

On November 28, 2018, Wynn Resorts, Limited a Nevada corporation which is public entity listed on the NASDAQ stock exchange in the U.S. (NASDAQ ticker: WYNN) (“Wynn Resorts”), acquired a minority interest in the Company. In exchange for 79,591 Preferred D Shares, Wynn Resorts contributed an investment of $16.58 million in aggregate in the Company and an acquisition of shares from certain existing Shareholders of $4.46 million.

On October 23, 2020, Wynn Interactive Ltd. (“Wynn Interactive”) was formed through the merger of Wynn Resorts’ digital gaming businesses, BetBull and certain of BetBull’s subsidiaries. The merger was effected through a series of transactions which resulted in Wynn Resorts contributing to BetBull its interests in WSI US, LLC and Wynn Social Gaming, LLC, which operate Wynn Resorts’ existing U.S. online sports betting and gaming business and social casino business, respectively. Following the merger and secondary transactions, Wynn Resorts holds a controlling voting interest in Wynn Interactive.

Basis of Presentation

The principal accounting policies adopted in the preparation of the condensed consolidated financial statements are set out in Note 2. The policies have been consistently applied to all the years presented, unless otherwise stated.

The condensed consolidated financial statements are presented in U.S. Dollars, which is also the Company’s reporting currency.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The preparation of financial statements in compliance with U.S. GAAP requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies.

The accompanying “As Revised” Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2020 reflects the correction of a $1.25 million classification error from an operating to financing activity to properly reflect the cash proceeds received from a related party loan. The $1.47 million loan balance as of September 30, 2020, inclusive of paid-in-kind interest, was paid in full in October 2020.

Going Concern and Liquidity

The Company has experienced recurring losses since its inception. The Company incurred a net loss of $7.90 million and $7.23 million in the nine months ended September 30, 2020 and 2019, respectively, and had an accumulated deficit of $35.46 million and $26.21 million as of September 30, 2020 and December 31, 2019, respectively. Since inception, the Company has financed its activities principally from equity issuances, convertible debt and other short-term debt from its shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operations.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company and the wider group of which it is part of, are strongly inter-related and inter-dependent and collectively subject to operational matters impacting similar stage groups, including dependence on key individuals, successful development, marketing and branding of products; generation of revenues; and dependence on sources of financing and investment from related parties. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining and retaining adequate financing and investment to fulfill its development activities and generating a level of revenues adequate to support the Company’s costs.

Subsequent to September 30, 2020, management have continued to finance its operating activities through the issuance of convertible debt and future growth strategies. Specifically:

•	On October 7, 2020, the Company borrowed an additional $3.25 million from Wynn Resorts. The loan amount, including interest was paid in full in October 2020.

•

As previously noted, Wynn Resorts acquired a controlling interest in BetBull and certain of BetBull’s subsidiaries on October 23, 2020. As part of secondary transactions, Wynn Resorts contributed $78.0 million to Wynn Interactive, which has been and is expected to be used to fund the operations of the Company and other businesses.

As a result of the merger transaction and continued support from the Company’s controlling shareholder, Wynn Resorts, Company management believes it will have enough cash flow to fund the operations of the Company for the next twelve months.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates, judgements and assumptions that may affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates, assumptions and judgments are reasonable, they are based upon information presently available. Due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. Significant estimates include, but are not limited to, the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses; assumptions used in the valuation and expensing of equity awards and warrant assets and accounting for contingencies and uncertainties, and the reported amounts of revenues and expenses during the reporting period. While management believes that such estimates are reasonable when considered in conjunction with the Company’s condensed consolidated financial position and results of operations taken as a whole, actual results could differ materially from those estimates.

Basis of consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries, and entities the Company identifies as variable interest entities (“VIEs”) of which the Company is determined to be the primary beneficiary. For information on the Company’s VIEs, see Note 5, “Variable interest entities”. All intercompany accounts and transactions have been eliminated.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company consolidates a VIE when it has both the power to direct the activities of the VIE that most significantly impact its economic performance and either the obligation to absorb losses or the right to receive returns from the VIE that could potentially be significant to the VIE.

An entity in which the Company holds a variable interest is a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) as a group, the holders of equity investment at risk lack either the direct or indirect ability through voting rights or similar rights to make decisions about an entity’s activities that most significantly impact the entity’s economic performance or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. The primary beneficiary is defined as the variable interest holder that is determined to have the controlling financial interest as a result of having both (a) the power to direct the activities of a VIE that most significantly impact the economic performance of the VIE and (b) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. At inception of the VIE, as well as following an event that requires reassessment, the Company determines whether it is the primary beneficiary based on the facts and circumstances surrounding each entity.

Accounts Receivable and Credit Risk

Accounts receivable are typically non-interest bearing and are recorded at amortized cost. As a general policy, the Company determines an allowance for credit losses by considering a number of factors including specific review of customer accounts, the age of the account, the customer’s financial condition, management’s experience with historical and current collection trends, current economic and business conditions, and management’s expectations of future economic and business conditions and forecasts. Accounts are written off when management deems them to be uncollectible. Recoveries of accounts previously written off are recorded when received. For the nine months ended September 30, 2020 and 2019, there was no allowance for credit losses.

Fair Value Measurements

The Company measures certain of its financial assets and liabilities, at fair value on a recurring basis pursuant to ASU 2016-01, Financial Instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. These accounting standards establish a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include:

•	Level 1 - Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 - Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3 - Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our primary financial instruments include cash and cash equivalents, trade and other receivables, trade and other payables, and related party debt. Due to their short-term nature, the carrying value of cash and cash equivalents, trade and other receivables, and trade and other payables approximates their fair value. See Note 8 for discussion of related party debt.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Warrant Asset

During 2018 the Company entered into an agreement with WSI US, LLC, a subsidiary of Wynn Resorts, (“WSI”) whereby the Company would license its software and provide certain services to WSI in exchange for a warrant for 30% of WSI at an exercise price of $0.01. Exercise of the warrant is contingent on the Company and certain members of management obtaining certain gaming regulatory approval in the U.S., which the Company received in October 2020 immediately prior to the Company exercising the warrant and being acquired as described in Note 1 – “Organization and Basis of Presentation.”

The Company elected to account for its investment in WSI under the cost method as the warrant does not have a readily determinable fair value. Under the cost method, the Company initially recorded the warrant at its fair value and subsequently performs an assessment to determine if the warrant is impaired. There was no impairment recorded during the nine months ended September 30, 2020 and 2019.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method.

Disaggregation of Revenues

The following table summarizes the disaggregation of revenues for the nine months period ended September 30, 2020 and 2019 (in thousands):

	Nine Months Ended September 30,
	2020	2019
Marketing and Services	$78	$3,565
Development Services	4,412	3,987
Online Sports Wagering and iGaming	6,824	—

Total revenues	$11,314	$7,552

Customer Contract Liabilities

In providing services to its customers, there is often a timing difference between the Company receiving cash and the Company recording revenue for providing services or holding events.

The Company’s primary liabilities associated with customer contracts are as follows (in thousands):

	September 30, 2020	December 31, 2019	Increase (decrease)	December 31, 2019	December 31, 2018	Increase (decrease)
Sports wagering and iGaming related liabilities (1)	$807	$482	$325	$482	$—	$482
WSI US, LLC related liabilities (2)	—	839	(839)	839	2,420	(1,581)

	$807	$1,321	$(514)	$1,321	$2,420	$(1,099)

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1)

Sports wagering and iGaming related liabilities generally represent unpaid wagers primarily in the form of unredeemed sportsbook tickets or wagers for future sporting events. The amounts are included in trade and other payable on the Condensed Consolidated Balance Sheets.

(2)

Upon receipt of a warrant to purchase a 30% members interest in WSI US, LLC in exchange for rights to its intellectual property in the United States, the Company recognizes deferred revenue equal to the fair value of the intellectual property exchanged. The Company expects to recognize the liability as it satisfies its remaining performance obligation to WSI. The amounts are included in deferred revenues on the Condensed Consolidated Balance Sheets.

Recently Adopted Accounting Standards

Financial Instruments—Credit Losses

The FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326) in 2016. The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans and other financial instruments, the Company is required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. Application of the amendments is through a cumulative-effect adjustment to accumulated deficit. The Company adopted the guidance effective January 1, 2020, and this adoption did not have a material effect on its condensed consolidated financial statements.

Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC 350-40, in order to determine which costs to capitalize and recognize as an asset and which costs to expense. The Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

Compensation — Stock Compensation (Topic 718)

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), which amends the existing guidance related to the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share- based payments to employees, with certain exceptions. Under the new standard, equity-classified non- employee awards are initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement is based on an estimate of the fair value of the equity instruments to be issued. The Company early adopted this pronouncement as of January 1, 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accounting Standards Issued But Not Yet Adopted

Consolidation (Topic 810)

The FASB issued ASU No. 2018-17, Consolidation (Topic 810) in October 2018. Under the amendments in this ASU, a private company (reporting entity) may elect not to apply VIE guidance to legal entities under common control (including common control leasing arrangements) if both the parent and the legal entity being evaluated for consolidation are not public business entities. The accounting alternative provides an accounting policy election that a private company will apply to all current and future legal entities under common control that meet the criteria for applying this alternative. In addition, indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. This is consistent with how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a VIE. The guidance is effective for private companies for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities are required to apply the amendments retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The Company does not plan to early adopt this ASU, and is currently evaluating the impact of adopting this guidance.

Note 3—Tax expense

The company recorded an income tax expense of $0.03 million for each of the nine months ended September 30, 2020 and 2019, respectively. The nine months period ended September 30, 2020 and 2019 income tax expense primarily relates to an increase in the valuation allowance for loss carryforwards.

Note 4—Subsidiaries

As of September 30, 2020, the Company owns 100% of the called up ordinary share capital of the following:

•

Betbull Social Games US. The principal activity of Betbull Social Games US is to provide social and casual games on mobile and other platforms. Betbull Social Games US. is registered in the United States of America with its registered address at 701 S. Carson Street, Suite 200, Carson City, Nevada 89701, USA.

•

Social Sports Limited. The principal activity of Social Sports Limited is the design, assembly, manufacture and sale of certain products in the gaming industry. Social Sports Limited is registered in Gibraltar with its registered address at 5.20 World Trade Centre, 6 Bayside Road, GX11 1AA, Gibraltar.

•

Betbull Social Sports UK Limited. The principal activity of Betbull Social Sports UK Limited is to provide business consultancy services. Betbull Social Sports UK Limited is registered in London, United Kingdom with its registered address at Demsa Accounts, 278 Langham Road, London, United Kingdom, N15 3NP.

Note 5—Variable interest entities

The Company consolidates the results of operations and financial position of every voting interest entity (“VOE”) in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of September 30, 2020, the Company is determined to be the primary beneficiary of the following entities identified as variable interest entities (“VIEs”), in which no shares are held and are required to consolidate:

•

Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. The principal activity of Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. is the providing of software development services, software project management and product development services on an exclusive basis to the Company and its affiliates. Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. is registered in Istanbul, Turkey with its registered address at Yeşilce, Yunus Emre Cd. No:8, 34418 Kâğıthane/İstanbul, Turkey.

•

Social Sports LLC. The principal activity of Social Sports LLC is the providing of software development services, software project management and product development services on an exclusive basis to the Company and its affiliates. Social Sports LLC is registered in Ukraine, with its registered address at 600-Richya St. 17, The City of Vinnytsia, Vinnytsia Region, 21021, Ukraine.

•

Social Games Limited. The principal activity of Social Games Limited is providing and promoting an e-Gaming Offering to potential customers. Social Games Limited is registered in Malta with its registered address at Elite Business Centre, Trejqa ta’ Box Box, Msida, MSD 1840, Malta.

•

Betbull Games Limited. The principal activity of Betbull Games Limited is providing and promoting an e-Gaming Offering to potential customers. Betbull Games Limited is registered in Malta, with its registered address at Elite Business Centre, Trejqa ta’ Box Box, Msida, MSD 1840, Malta.

The Company’s variable interests in Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. and Social Sports LLC relate to arrangements between the entities and the Company, involving the exclusive provision of development and back office services on a cost-plus basis. The Company also retains an option to purchase the respective entities for de minimis consideration.

The Company’s variable interests in Social Games Limited and its subsidiary, Betbull Games Limited relate to arrangements between the entities and the Company, involving the sharing of revenue between Betbull Games Limited and Social Sports Limited, a subsidiary of the Company. The Company also provides financing to the entities to support working capital requirements and retains an option to purchase the Social Games Limited including its subsidiary Betbull Games Limited for de minimis consideration.

The Company’s condensed consolidated financial statements include the assets, liabilities and results of operations of VIEs for which the Company is the primary beneficiary. The other equity holders’ interests are reflected in “Net income or loss attributable to non-controlling interests” in the Condensed Consolidated Statements of Operations and “Non-controlling interests” in the Condensed Consolidated Balance Sheets.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the carrying amounts of these entities’ assets and liabilities included in the Company’s Condensed Consolidated Balance Sheets at September 30, 2020 and December 31, 2019 (in thousands):

	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$1,049	$916
Trade and other receivables	429	1,155
Prepaid and other assets	74	—
Property, plant and equipment	176	329
Right-of-use assets	158	254
Intangible assets, net	356	—

Total Assets	2,242	2,654
Current liabilities	2,028	1,584
Due to related party	265	1,117
Lease liabilities	155	250

Total liabilities	$2,448	$2,951

Note 6—Shareholders’ (deficit) equity

Common Shares

Ordinary A and B Shares

As of September 30, 2020 and December 31, 2019, the Company had 62,272 Ordinary A Shares authorized, issued and fully paid up of €0.01 each.

As of September 30, 2020 and December 31, 2019, the Company had 56,604 and 39,000 Ordinary B Shares authorized, issued and fully paid up of €0.01 each. On September 22, 2020, the Company issued 17,604 Ordinary B Shares of €0.01 each.

The holders of Ordinary A Shares shall have the right to (i) to receive notice of and to attend all General Meetings of the Company (ii) to vote on all Ordinary and Extraordinary Resolutions of the Company (iii) to receive dividends and (iv) to participate in the profits of the Company.

The holders of Ordinary B Shares (i) shall not have the right to receive notice of and to attend all General Meetings of the Company (ii) shall not have the right to vote on any resolutions but (iii) will have the right to receive any dividends or to participate in the profits of the Company.

Preferred Shares

Preferred C Shares

As of September 30, 2020 and December 31, 2019, the Company had 133,048 Preferred C Shares authorized, issued and fully paid up of €0.01 each.

The holders of Preferred C Shares shall have the right to (i) receive notice of and to attend all General Meetings of the Company (ii) to vote on all Ordinary and Extraordinary Resolutions of the Company and (iii) will have the right to receive any dividend or to participate in the profits of the Company.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Preferred D Shares

As of September 30, 2020 and December 31, 2019, the Company had 79,591 Preferred D Shares authorized, issued and fully paid up of €0.01 each.

Note 7—Share-based payment

Betbull Limited Equity Incentive Plan

On November 27, 2018, the Shareholders approved the Betbull Limited Employee Share Based Incentive Plan (ESOP). Under the ESOP, the Company (acting through the board) is authorized to provide share-based compensation in the form of share options, namely Non-EMI Options, EMI Options and Subscriptions within the parameters set forth in the ESOP. Under the ESOP agreement the Incentive Shares shall be issued by the Company to the Participants before or upon Exit as per the terms and conditions of the relevant Grant Agreements or the Subscription Agreements, as the case may be. The total number of Share Options allowed to be granted to the Participants, under the ESOP is 10% of the entire issued and outstanding capital of the Company.

Stock compensation expense was $0.96 million for each of the nine months period ended September 30, 2020 and 2019, respectively.

Note 8—Related party transactions

On October 10, 2018, Wynn Resorts completed a minority equity investment in the Company. On November 27, 2018, Betbull Limited and Betbull Social Games US entered into a license and services agreement with WSI, a subsidiary of Wynn Resorts, Limited, pursuant to which Betbull Limited agreed to provide development and marketing services to WSI. The Company earned $3.61 million and $2.76 million in the nine months ended September 30, 2020 and 2019 from Development and Marketing Services. As of September 30, 2020, the Company had approximately $1.27 million in receivables from WSI.

On March 7, 2019 Sadok Kohen, the controlling shareholder and member of the Board of Directors loaned $0.25 million to Social Games Limited to fund Betbull Games Limited’s application for a UK Gambling Commission Remote Betting License & Remote Casino License and Maltese Gaming Authority Gaming Service License Type 1 and Gaming Service License Type 2. The loan bears a fixed interest rate of 5.0% and an amount of $0.01 million accrued as interest during the nine months ended September 30, 2019. The loan balance as of September 30, 2020 is $0.27 million.

On April 16, 2020, the Company borrowed an aggregate amount of $1.25 million from various related party investors. The loan bears a fixed interest rate of 2.0%. The loan balance as of September 30, 2020 is $1.47 million. The loan amount, including interest was paid in full in October 2020.

On August 24, 2020, the Company borrowed approximately $3.25 million from Wynn Resorts. The loan amount, including interest was paid in full in October 2020.

Note 9—Contingent liabilities

From time to time, the Company is involved in ordinary routine litigation incidental to the conduct of its business. The Company regularly reviews all pending litigation matters in which it is involved and establishes reserves deemed appropriate for such litigation matters. Management believes that no presently pending litigation matters are likely to have material adverse effects on the Company’s financial statements or results of operations.

BETBULL LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 10—Subsequent Events

At the date of approval of these financial statements the Company evaluated subsequent events through September 9, 2021 and has concluded that the following matters would require disclosure herein.

Since the outbreak of COVID-19 in early 2020, protective measures taken by various countries, such as closures of non-essential operations and quarantines and lockdowns, have adversely impacted economies around the world and have resulted in changes in consumer spending habits. COVID-19 has also had a direct impact on sports betting due to the rescheduling, postponement, or cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events has reduced Betbull’s customers’ use of, and spending on, our offerings. The sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks. The Company will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

On August 24, 2020 and October 7, 2020 the Company borrowed an aggregate amount of $6.53 million from Wynn Resorts. The loan amount, including interest was paid in full in October 2020.

On October 23, 2020, Wynn Resorts acquired a controlling interest in BetBull and certain of BetBull’s subsidiaries on October 23, 2020. As part of secondary transactions, Wynn Resorts contributed $78.0 million to Wynn Interactive, which has been and is expected to be used to fund the operations of the Company and other businesses.

Report of Independent Auditors

To the Board of Directors of Betbull Limited

We have audited the accompanying consolidated financial statements of Betbull Limited (the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Betbull Limited at December 31, 2019 and 2018, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-02, “Leases (Topic 842)”

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and the related amendments.

/s/ Ernst & Young Malta Limited

Msida, Malta

June 24, 2021

BETBULL LIMITED

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,438	$13,067
Trade and other receivables	1,992	1,174
Due from related party	1,011	1

Total current assets	4,441	14,242
Property, plant and equipment	511	256
Right-of-use assets	659	—
Intangible assets, net	796	644
Warrant asset	2,770	2,770

Total assets	$9,177	$17,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$3,822	$1,934
Deferred revenue	839	2,420
Lease liabilities	285	—

Total current liabilities	4,946	4,354
Lease liabilities	399	—
Deferred tax liabilities	42	23

Total liabilities	5,387	4,377

Contingent liabilities (Note 12)
Shareholders’ equity
Class C Preferred stock, par value $0.01; 133,048 shares authorized, issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	2	2
Class D Preferred stock, par value $0.01; 79,591 shares authorized, issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	1	1
Class A common stock, $0.01 par value; 62,272 shares authorized, issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	1	1
Class B common stock, $0.01 par value; 39,000 shares authorized, issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	30,655	29,371
Accumulated other comprehensive (loss) income	(426)	107
Accumulated deficit	(26,206)	(16,378)

Total Betbull Limited shareholders’ equity	4,027	13,104
Noncontrolling interests	(237)	431

Total shareholders’ equity	3,790	13,535

Total liabilities and shareholders’ equity	$9,177	$17,912

The accompanying notes are an integral part of these consolidated financial statements.

BETBULL LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended December 31,
	2019	2018
Revenue	$10,474	$4,366
Operating expenses:
Cost of revenue	1,631	645
Sales and marketing	9,605	5,897
Product and technology	3,414	3,811
General and administrative	6,275	4,253

Total operating expenses	20,925	14,606

Operating loss	(10,451)	(10,240)

Other income (expense):
Interest income	9	1
Interest expense	(11)	(123)

Other income (expense), net	(2)	(122)

Loss before income taxes	(10,453)	(10,362)
Provision for income taxes	(46)	(82)

Net loss	(10,499)	(10,444)
Less: comprehensive (income) loss attributable to noncontrolling interests	671	(234)

Net loss attributable to Betbull Limited	$(9,828)	$(10,678)

The accompanying notes are an integral part of these consolidated financial statements.

BETBULL LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Years Ended December 31,
	2019	2018
Net loss	$(10,499)	$(10,444)
Other comprehensive income (loss):
Foreign currency translation adjustments	(530)	66

Total comprehensive loss	(11,029)	(10,378)
Less: comprehensive (income) loss attributable to noncontrolling interests	668	(234)

Comprehensive loss attributable to Betbull Limited	$(10,361)	$(10,612)

The accompanying notes are an integral part of these consolidated financial statements.

BETBULL LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share data)

	Class A Common stock		Class B Common stock		Class C Preferred stock		Class D Preferred stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Total attributable to Betbull Limited	Non- controlling interests	Total stockholders’ equity
	Shares	Par value	Shares	Par value	Shares	Par value	Shares	Par value
Balance as of January 1, 2018	72,600	$1	47,400	$—	58,012	$1	—	$—	$6,459	$41	$(5,693)	$809	$197	$1,006
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(10,678)	(10,678)	234	(10,444)
Issuance of convertible debt	—	—	—	—	—	—	—	—	3,974	—	—	3,974	—	3,974
Conversion of convertible debt	—	—	—	—	75,036	1	—	—	—	—	—	1	—	1
Class A and B shares converted to Class D shares (Wynn Resorts Investment)	(10,328)	—	(8,400)	—	—	—	18,728	—	—	—	—	—	—	—
Issue of new share capital	—	—	—	—	—	—	60,863	1	16,606	—	—	16,607	—	16,607
Stock-based compensation	—	—	—	—	—	—	—	—	2,332	—	—	2,332	—	2,332
Cash dividends declared	—	—	—	—	—	—	—	—	—	—	(7)	(7)	—	(7)
Currency translation adjustment	—	—	—	—	—	—	—	—	—	66	—	66	—	66

Balance as of December 31, 2018	62,272	1	39,000	—	133,048	2	79,591	1	29,371	107	(16,378)	13,104	431	13,535
Net loss	—	—	—	—	—	—	—	—	—	—	(9,828)	(9,828)	(671)	(10,499)
Stock-based compensation	—	—	—	—	—	—	—	—	1,284	—	—	1,284	—	1,284
Currency translation adjustment	—	—	—	—	—	—	—	—	—	(533)	—	(533)	3	(530)

Balance as of December 31, 2019	62,272	$1	39,000	$—	133,048	$2	79,591	$1	30,655	$(426)	$(26,206)	$4,027	$(237)	$3,790

The accompanying notes are an integral part of these consolidated financial statements.

BETBULL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,499)	$(10,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	511	306
Stock-based compensation expense	1,284	2,332
Deferred income taxes	19	23
Increase (decrease) in cash from changes in:
Trade and other receivables	(818)	(233)
Trade and other payables	1,888	725
Due from related party	(1,010)	(1)
Deferred revenue	(1,581)	(362)

Net cash used in operating activities	(10,206)	(7,654)
Cash flows from investing activities:
Acquisition of property and equipment	(394)	(219)
Acquisition of intangible assets	(482)	(184)

Net cash used in investing activities	(876)	(403)
Cash flows from financing activities:
Issue of new debt	—	1,289
Repayment of debt	—	(1,289)
Proceeds from issue of preference shares, net of issue costs	—	16,607
Issue of new convertible debt	—	3,974
Dividends paid to director	—	(7)

Net cash provided by financing activities	—	20,574
Effect of exchange rate on cash, cash equivalents and restricted cash	(547)	115
Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(11,629)	12,632
Balance, beginning of period	13,067	435

Balance, end of period	$1,438	$13,067

Supplemental cash flow disclosures:
Cash paid for interest	$2	$123
Cash received for interest	$8	$1
Income taxes paid	$44	$59

The accompanying notes are an integral part of these consolidated financial statements.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Basis of Presentation

Organization

Betbull Limited (the “BetBull”), a Malta based corporation, is a service provider to the gaming industry providing marketing and gaming services (BetBull together with its subsidiaries will hereinafter be referred to as the “Company”). The principal activities of the Company and entities are set out in Notes 7 and 8.

On November 28, 2018, Wynn Resorts, Limited a Nevada corporation which is public entity listed on the NASDAQ stock exchange in the U.S. (NASDAQ ticker: WYNN) (“Wynn Resorts”), acquired a minority interest in the Company. In exchange for 79,591 Preferred D Shares, Wynn Resorts contributed an investment of $16.58 million in aggregate in the Company and an acquisition of shares from certain existing Shareholders of $4.46 million.

On October 23, 2020, Wynn Interactive Ltd. (“Wynn Interactive”) was formed through the merger of Wynn Resorts’ digital gaming businesses, BetBull and certain of BetBull’s subsidiaries. The merger was effected through a series of transactions which resulted in Wynn Resorts contributing to BetBull its interests in WSI US, LLC and Wynn Social Gaming, LLC, which operate Wynn Resorts’ existing U.S. online sports betting and gaming business and social casino business, respectively. Following the merger and secondary transactions, Wynn Resorts holds a controlling voting interest in Wynn Interactive.

Basis of Presentation

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out in Note 2. The policies have been consistently applied to all the years presented, unless otherwise stated.

The consolidated financial statements are presented in U.S. Dollars, which is also the Company’s reporting currency.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The preparation of financial statements in compliance with U.S. GAAP requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies.

Going Concern and Liquidity

The Company has experienced recurring losses since its inception. The Company incurred a net loss of $10.50 million and $10.44 million in 2019 and 2018, respectively, and had an accumulated deficit of $26.21 million and $16.38 million as of December 31, 2019 and 2018, respectively. Since inception, the Company has financed its activities principally from equity issuances, convertible debt and other short-term debt from its shareholders. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operations.

The Company and the wider group of which it is part of, are strongly inter-related and inter-dependent and collectively subject to operational matters impacting similar stage groups, including dependence on key individuals, successful development, marketing and branding of products; generation of revenues; and dependence on sources of financing and investment from related parties. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining and retaining adequate financing and investment to fulfill its development activities and generating a level of revenues adequate to support the Company’s costs.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Subsequent to December 31, 2019, management have continued to finance its operating activities through the issuance of convertible debt and future growth strategies. Specifically:

•	On April 16, 2020, the Company borrowed an aggregate amount of $1.25 million from various related party investors. The loan amount, including interest was paid in full in October 2020.

•	On August 24, 2020 and October 7, 2020, the Company borrowed an aggregate amount of $6.53 million from Wynn Resorts. The loan amount, including interest was paid in full in October 2020.

•

As previously noted, Wynn Resorts acquired a controlling interest in BetBull and certain of BetBull’s subsidiaries on October 23, 2020. As part of secondary transactions, Wynn Resorts contributed $78.0 million to Wynn Interactive, which has been and is expected to be used to fund the operations of the Company and other businesses.

As a result of the merger transaction and continued support from the Company’s controlling shareholder, Wynn Resorts, Company management believes it will have enough cash flow to fund the operations of the Company for the next twelve months.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates, judgements and assumptions that may affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates, assumptions and judgments are reasonable, they are based upon information presently available. Due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. Significant estimates include, but are not limited to, the estimated useful lives of fixed assets and intangible assets, including internally developed software costs; and accrued expenses; assumptions used in the valuation and expensing of equity awards and warrant asset and accounting for contingencies and uncertainties, and the reported amounts of revenues and expenses during the reporting period. While management believes that such estimates are reasonable when considered in conjunction with the Company’s consolidated financial position and results of operations taken as a whole, actual results could differ materially from those estimates.

Basis of consolidation

The accompanying consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries, and entities the Company identifies as variable interest entities (“VIEs”) of which the Company is determined to be the primary beneficiary. For information on the Company’s VIEs, see Note 8, “Variable interest entities”. All intercompany accounts and transactions have been eliminated.

The Company consolidates a VIE when it has both the power to direct the activities of the VIE that most significantly impact its economic performance and either the obligation to absorb losses or the right to receive returns from the VIE that could potentially be significant to the VIE.

An entity in which the Company holds a variable interest is a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) as a group, the holders of equity investment at risk lack either the direct or indirect ability through voting rights or similar rights to make decisions about an entity’s activities that

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

most significantly impact the entity’s economic performance or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. The primary beneficiary is defined as the variable interest holder that is determined to have the controlling financial interest as a result of having both (a) the power to direct the activities of a VIE that most significantly impact the economic performance of the VIE and (b) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. At inception of the VIE, as well as following an event that requires reassessment, the Company determines whether it is the primary beneficiary based on the facts and circumstances surrounding each entity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less and include both U.S. dollar-denominated and foreign currency-denominated securities. Cash equivalents are carried at cost.

Accounts Receivable

Trade accounts receivable are stated at the amount the Company expects to collect. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company policy is to write off accounts receivable when they become uncollectible on an individual customer basis, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Property, plant and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets or, in the case of leasehold improvements, the lease term of the respective assets, whichever is shorter. Cost of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

The depreciation periods for the Company’s property and equipment are as follows:

Fixtures and fittings	20% per annum straight line
Leasehold improvements	20% per annum straight line

Capitalized Software

We capitalize costs associated with internal-use software development once a project has reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the software, and payroll and payroll-related expenses for employees who are directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and is ready for its intended purpose. Once the internal-use software is ready for its intended use, the assets are depreciated on a straight-line basis over each asset’s estimated useful life, which is generally three years. Operating costs incurred after the

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

asset is placed in service are expensed as incurred. Development Costs incurred that involve providing additional functions or features to the software are capitalized as a new asset and amortized as stated above. The net book value of capitalized costs associated with internal-use software was $0.52 million and $0.96 million as of December 31, 2019 and 2018, respectively. The capitalized software is being amortized over 3 years on a straight line basis.

Leases

The Company adopted ASC 842, Leases on January 1, 2019 using the modified retrospective approach. The core principle of ASC 842 is that a lessee should recognize on the balance sheet the lease assets and lease liabilities that arise from all lease arrangements with terms greater than 12 months. We lease office spaces that provide for future minimum rental lease payments under non-cancellable operating leases that have remaining lease terms of one year to three years, and do not contain any material residual value guarantees or material restrictive covenants.

The Company determines if a contract is or contains a leasing element at contract inception or the date in which a modification of an existing contract occurs. In order for a contract to be considered a lease, the contract must transfer the right to control the use of an identified asset for a period of time in exchange for consideration. Control is determined to have occurred if the lessee has the right to (i) obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (ii) direct the use of the identified asset.

In determining the present value of lease payments at lease commencement date, the Company utilizes its incremental borrowing rate based on the information available, unless the rate implicit in the lease is readily determinable. The liability for operating and finance leases is based on the present value of future lease payments. Operating lease expenses are recorded as rent expense, which is included within general and administrative expense, within the Consolidated Statements of Operations and presented as operating cash outflows within the Consolidated Statements of Cash Flows.

The lease for our property in Malta is for a one-year noncancellable period with automatic renewals for annual periods thereafter. In our assessment of the implementation of ASC 842, we have considered it reasonably certain that we will exercise the renewal option for two years subsequent to our noncancellable one-year period. The payments associated with the renewals are included in the measurement of the lease liability and right-of-use asset.

The lease for our property in Turkey is for a three-year noncancellable period with options to extend for annual periods thereafter. In our assessment of the implementation of ASC 842, we have considered it reasonably certain that we will exercise the renewal option for three years subsequent to our noncancellable three-year period. The payments associated with the renewals are included in the measurement of the lease liability and right-of-use asset.

Litigation and contingencies

Accruals for litigation and contingencies are reflected in the consolidated financial statements based on management’s assessment, including advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated. Significant judgement is required in both the determination of probability of loss and the determination as to whether the amount is reasonably estimable. Accruals are based only on information

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s results of operations in a given period.

Share capital

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s ordinary and preferred shares are classified as equity instruments.

Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the Consolidated Statements of Operations in the year to which they relate. During the years ended December 31, 2019 and 2018, the Company recorded contribution expenses of approximately twenty-one thousand and three thousand, respectively.

Share-based payments

We apply the fair value provisions of ASC 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including share-based options.

ASC 718 requires companies to estimate the fair value of share-based option awards on the grant date using an option pricing model. The fair value of share-based options granted pursuant to our Employee Share-Based Incentive Plan (“ESOP”), is determined using the Black-Scholes valuation model.

The determination of fair value is affected by the share-based price, as well as assumptions regarding subjective variables such as expected employee exercise behavior and expected share-based price volatility over the expected term of the award. The cost is recognized as an expense on a straight-line basis over the employee’s requisite service period (the vesting period of the award), and forfeitures are recognized as they occur. Expected volatility is based on the historical volatility of public companies in the same industry. Generally, these assumptions are based on historical information and judgment is required to determine if historical trends may be indicators of future outcomes.

Fair Value Measurements

The Company measures certain of its financial assets and liabilities, at fair value on a recurring basis pursuant to ASU 2016-01, Financial Instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. These accounting standards establish a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include:

•	Level 1 - Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 - Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3 - Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Our primary financial instruments include cash and cash equivalents, trade and other receivables, trade and other payables, and related party debt. Due to their short-term nature, the carrying value of cash and cash equivalents, trade and other receivables, and trade and other payables approximates their fair value. See Note 11 for discussion of related party debt.

Warrant Asset

During 2018 the Company entered into an agreement with WSI US, LLC, a subsidiary of Wynn Resorts, (“WSI”) whereby the Company would license its software and provide certain services to WSI in exchange for a warrant for 30% of WSI at an exercise price of $0.01. Exercise of the warrant is contingent on the Company and certain members of management obtaining certain gaming regulatory approval in the U.S., which the Company received in October 2020 immediately prior to the Company exercising the warrant and being acquired as described in Note 1 – “Organization and Basis of Presentation.”

The Company elected to account for its investment in WSI under the cost method as the warrant does not have a readily determinable fair value. Under the cost method, the Company initially recorded the warrant at its fair value and subsequently performs an assessment to determine if the warrant is impaired. There was no impairment recorded during the years ended December 31, 2019 and 2018.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2018 using the modified retrospective method.

We generate revenue through both business-to-business (“B2B”) and business-to-consumer (“B2C”) arrangements. We earn revenue through a number of different streams, including:

•	Marketing and Services,

•	Development Services; and

•	Online Sports Wagering and iGaming.

We set out below additional detail regarding how we recognize revenue for each of these revenue streams.

Marketing and Services

We generate revenue through service agreements with B2B customers, whereby we promote our customer’s gaming platform in casino and sportsbook offerings to end users. We record revenue using a usage-based model based on prescribed calculations of online activity as detailed in our customer contracts.

In accordance with ASC 606, the performance obligations within these contracts are identified where:

•	a good/service, or a bundle of goods/services is distinct; or

•	a series of distinct goods/services that are substantially the same and have the same pattern of transfer to the customer.

Our performance obligations are the marketing and customer support services delivered to our customers, which includes directly contracting with player end users on behalf of our customer.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In accordance with ASC 606, revenue for the marketing and support services is recognized over time, as our performance obligations are to provide services to our customer and operate our customer’s gaming online site on their behalf. Under our customer agreements, our customers simultaneously receive and consume the benefits provided by us as we deliver the services to our customers. Our revenue for these services is recognized through a usage-based model of the financial performance of our customer’s gaming platform.

In our commercial arrangements related to marketing services for B2B iGaming and sportsbook services, our performance obligation is limited to the provision of marketing and other services to our customer, the casino operator. The casino operator is the licensed entity which is legally permitted to offer the real money iGaming to the players. We act as the principal in the arrangement with the casino operator and the agent with the end user. Accordingly, we recognize as revenues only the payments that we receive from the casino operator for the provision of those services, including any amounts owed to us as a share of gross gaming revenue generated from the casino operator’s online casino.

Development Services

We generate revenue from development services to our customer based on fees earned from the provision of platform development and related services. Our revenue generated from platform development services is recognized over time as we satisfy our performance obligation.

In accordance with ASC 606, the performance obligation is satisfied when one of the following criteria is met:

•	the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs,

•	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or

•	the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

Our platform development services are provided to the customer over time and typically meet one or more of the above criteria for which we have an enforceable right to payment for performance completed to date.

Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For these arrangements, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as we meet our performance obligation.

Online Sports Wagering and iGaming

Online sports wagering revenue is generated from user’s wagers net of payouts made on user winning wagers and incentives awarded to users. iGaming, or online casino offerings, typically include wagering games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, the Company functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. iGaming revenue is generated from user wagers net of payouts made on user’s winning wagers and incentives awarded to users.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Online sports wagering and iGaming create a single performance obligation for the Company to operate contests or games and award prizes or payouts to users based on results. Revenue is recognized at a point in time which is the conclusion of each contest, wager, or wagering game hand. Additionally, certain incentives given to customers create material rights and represent separate performance obligations. User incentives in certain cases create liabilities when awarded to players and in those cases are generally recognized as revenue upon redemption.

Variability in the transaction price arises primarily due to discounts offered to customers. We offer loyalty programs, free plays, deposit bonuses, discounts, rebates and other rewards and incentives to our customers, all of which are recorded as contra-revenue. Revenue is recognized net of these customer incentives. Prizes paid and payouts made to users are recognized when awarded to the player.

Disaggregation of Revenues

The following table summarizes the disaggregation of revenues for the years ended December 31, 2019 and 2018 (in thousands):

	Years Ended December 31,
	2019	2018
Marketing and Services	$3,721	$4,003
Development Services	5,678	363
Online Sports Wagering and iGaming	1,075	—

Total revenues	$10,474	$4,366

Customer Contract Liabilities

In providing services to its customers, there is often a timing difference between the Company receiving cash and the Company recording revenue for providing services or holding events.

The Company’s primary liabilities associated with customer contracts are as follows (in thousands):

	December 31, 2019	December 31, 2018	Increase (decrease)	December 31, 2018	December 31, 2017	Increase (decrease)
Sports wagering and iGaming related liabilities (1)	$482	$—	$482	$—	$—	$—
WSI US, LLC related liabilities (2)	839	2,420	(1,581)	2,420	—	2,420

	$1,321	$2,420	$(1,099)	$2,420	$—	$2,420

(1)

Sports wagering and iGaming related liabilities generally represent unpaid wagers primarily in the form of unredeemed sportsbook tickets or wagers for future sporting events. The amounts are included in trade and other payable on the Consolidated Balance Sheets.

(2)

Upon receipt of a warrant to purchase a 30% members interest in WSI US, LLC in exchange for rights to its intellectual property in the United States, the Company recognizes deferred revenue equal to the fair value of the intellectual property exchanged. The Company expects to recognize the liability as it satisfies its remaining performance obligation to WSI . The amounts are included in deferred revenues on the Consolidated Balance Sheets.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Advertising costs

Advertising costs are expensed as incurred. Advertising expense was $9.61 million and $5.90 million for the periods ended December 31, 2019 and 2018 and is included in advertising and marketing costs on the accompanying consolidated statements of operations.

Income taxes

The Company is subject to income taxes in Malta and foreign jurisdictions where it operates. Accounting standards require the recognition of deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities generally is recognized in the results of operations in the period that includes the enactment date. Accounting standards also require recognition of a future tax benefit to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied.

The Company’s income tax returns are subject to examination by the Maltese Commissioner of Revenue and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes. The accounting standards prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Uncertain tax position accounting standards apply to all tax positions related to income taxes. These accounting standards utilize a two-step approach for evaluating tax positions. If a tax position, based on its technical merits, is deemed more likely than not to be sustained, then the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement.

As applicable, the Company will recognize accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes.

Recently Adopted Accounting Standards

Revenue Recognition

As noted in the Company’s Revenue Recognition accounting policy above, the Company adopted Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) effective January 1, 2018. The guidance in ASU 2014-09 and subsequently issued amendments outlines a comprehensive model for all entities to use in accounting for revenue arising from contracts with customers as well as required disclosures. Betbull adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of January 1, 2018. For contracts that were modified before the date of adoption, the Company elected to reflect the aggregate effect of all modifications when (i) identifying the satisfied and unsatisfied performance obligations, (ii) determining the transaction price, and (iii) allocating the transaction price to the satisfied and unsatisfied performance obligations. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (“Topic 842”), which requires recognition of lease assets and liabilities on the balance sheet and disclosure of

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

additional information about leasing activities. The Company adopted this standard using a modified retrospective transition approach with an initial application date of January 1, 2019. As a result, prior periods were not retrospectively adjusted and are not comparable to current periods. The Company elected to apply the package of transition practical expedients, which allows the Company not to reassess: (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, the Company did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use assets. The significant impacts on the Company’s balance sheet as of January 1, 2019 are included in Note 5.

Compensation — Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), which amends the existing guidance related to the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718), to simplify the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the new standard, equity-classified non-employee awards are initially measured on the grant date and re-measured only upon modification, rather than at each reporting period. Measurement is based on an estimate of the fair value of the equity instruments to be issued. The Company early adopted this pronouncement as of January 1, 2018. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Accounting Standards Issued But Not Yet Adopted

Financial Instruments - Credit Losses

The FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) in 2016. The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans and other financial instruments, the Company is required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. Application of the amendments is through a cumulative-effect adjustment to accumulated deficit. The Company adopted the guidance effective January 1, 2020, and this adoption did not have a material effect on its Consolidated Financial Statements.

Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC 350-40, in order to determine which costs to capitalize and recognize as an asset and which costs to expense. The Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 3 - Tax expense

Consolidated income (loss) before taxes consisted of the following (in thousands):

	Years Ended December 31,
	2019	2018
Domestic	$(9,520)	$(10,568)
Foreign	(933)	206

Total	$(10,453)	$(10,362)

The income tax provision attributable to income before income taxes is as follows (in thousands):

	December 31,
	2019	2018
Current
Domestic	$—	$—
Foreign	26	60

Total	26	60

Deferred
Domestic	—	—
Foreign	20	22

Total	20	22

Total income tax provision	$46	$82

The income tax provision differs from that computed at the Malta statutory corporate tax rate as follows:

	December 31,
	2019	2018
Malta effective corporate income tax rate	5.0%	5.0%
Movement in valuation allowances	(5.3)%	(5.4)%
Other	(0.1)%	(0.4)%

Effective income tax rate	(0.4)%	(0.8)%

The effective income tax rate for the year ended December 31, 2019 and 2018 differs from the Malta effective corporate tax rate of 5.0% primarily due to current period losses in certain jurisdictions that require a valuation allowance.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The tax effects of significant temporary differences representing net deferred tax assets and liabilities consisted of the following (in thousands):

	Years ended December 31,
	2019	2018
Deferred tax assets
Intangibles	$261	$125
Deferred revenues	42	103
Tax losses	967	493
Finance lease liability	139	73

	1,409	794
Less: valuation allowance	(1,265)	(721)

	144	73

Deferred tax liabilities
Property and equipment	(44)	(24)
Finance lease assets	(142)	(72)

	(186)	(96)

Net deferred tax liability	$(42)	$(23)

Accounting standards require recognition of a future tax benefit to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied. The Company has concluded that the majority of the deferred tax assets cannot be realized and therefore a valuation allowance has been assigned to these deferred tax assets. If the Company is subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then it may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to the results of operations in the period in which the benefit is determined.

During the years ended December 31, 2019 and 2018, the aggregate valuation allowance for deferred tax assets increased by $0.5 million and $0.5 million, respectively. The increases are primarily related to the realizability of tax loss carryforwards.

As of December 31, 2019, the Company has tax loss carryforwards of $18.0 million which can be used to offset future taxable income in the relevant jurisdictions. The majority of the tax losses carryforward indefinitely.

As of December 31, 2019, the Company had not provided withholding taxes on temporary differences in foreign subsidiaries of $0.5 million. The amount of unrecognized deferred tax liability associated with these temporary differences is approximately $0.04 million. No additional tax provision has been made with respect to these temporary differences which are considered indefinitely reinvested and will be used to fund future operations.

The Company had no unrecognized tax benefits for the years ended December 31, 2019 and 2018. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next 12 months.

The Company files income tax returns in Malta, Gibraltar, Turkey, Ukraine, United Kingdom and United States. The Company’s income tax returns may be subject to examination as the statute of limitation for tax returns filed remains open for each of these jurisdictions.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 4 - Property, plant and equipment

Property, plant and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2018
Furniture and fixtures	$574	$221
Leasehold improvements	111	70

	685	291

Less: accumulated depreciation	(174)	(35)

	$511	$256

Depreciation expense for the years ended December 31, 2019 and 2018 was $143 thousand and $32 thousand, respectively.

Note 5 - Leases

The following table summarizes the Company’s lease assets and liabilities (in thousands):

December 31, 2019
Assets
Operating leases	$659
Current liabilities
Operating leases	$285
Non-current liabilities
Operating leases	$399

The following tables disclose the components of the Company’s lease cost, supplemental cash flow disclosures, and other information regarding the Company’s lease arrangements (dollars in thousands):

Year Ended December 31, 2019
Lease cost:
Operating lease cost	$250

Year Ended December 31, 2019
Supplemental cash flow disclosures:
Operating lease liabilities arising from obtaining operating lease assets	$598
Cash paid for amounts included in the measurement of operating lease liabilities	$226

December 31, 2019
Other information:
Weighted-average remaining lease term - Operating leases	3.1 years
Weighted-average discount rate - Operating leases	11.0%

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents an analysis of lease liability maturities as of December 31, 2019 (in thousands):

Years Ending December 31,	Operating Leases
2020	$340
2021	307
2022	68
2023	66
2024	38

Total undiscounted cash flows	$819

Present value
Short-term lease liabilities	$285
Long-term lease liabilities	399

Total lease liabilities	$684

Interest on lease liabilities	$135

Rent expense for the year ended December 31, 2018 was $129 thousand.

As of December 31, 2018, the Company was obligated under non-cancelable leases to make future minimum lease payments as follows (in thousands):

Years Ending December 31,	Operating Leases
2019	$85
2020	83
2021	74
2022	74
2023	74
Thereafter	43

Total minimum lease payments	$433

Note 6 - Intangible Assets, net

Intangible assets, net consisted of the following (in thousands):

	December 31,
	2019	2018
Software development costs	$1,483	$961
Less: accumulated amortization	(687)	(317)

	$796	$644

Weighted-average remaining useful lives (in years)	2.2	2.4

The Company capitalized $482 thousand and $184 thousand of software development costs during the years ended December 31, 2019 and 2018, respectively.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company expects that amortization of Software development costs will be $362 thousand each year from 2020 through 2021, and approximately $72 million for 2022.

Note 7 - Subsidiaries

As of December 31, 2019, the Company owns 100% of the called up ordinary share capital of the following:

•

Betbull Social Games US. The principal activity of Betbull Social Games US is to provide social and casual games on mobile and other platforms. Betbull Social Games US. is registered in the United States of America with its registered address at 701 S. Carson Street, Suite 200, Carson City, Nevada 89701, USA.

•

Social Sports Limited. The principal activity of Social Sports Limited is the design, assembly, manufacture and sale of certain products in the gaming industry. Social Sports Limited is registered in Gibraltar with its registered address at 5.20 World Trade Centre, 6 Bayside Road, GX11 1AA, Gibraltar.

•

Betbull Social Sports UK Limited. The principal activity of Betbull Social Sports UK Limited is to provide business consultancy services. Betbull Social Sports UK Limited is registered in London, United Kingdom with its registered address at Demsa Accounts, 278 Langham Road, London, United Kingdom, N15 3NP.

Note 8 - Variable interest entities

The Company consolidates the results of operations and financial position of every voting interest entity (“VOE”) in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.

As of December 31, 2019, the Company is determined to be the primary beneficiary of the following entities identified as variable interest entities (“VIEs”), in which no shares are held and are required to consolidate:

•

Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. The principal activity of Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. is the providing of software development services, software project management and product development services on an exclusive basis to the Company and its affiliates. Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. is registered in Istanbul, Turkey with its registered address at Yeşilce, Yunus Emre Cd. No:8, 34418 Kâğıthane/İstanbul, Turkey.

•

Social Sports LLC. The principal activity of Social Sports LLC is the providing of software development services, software project management and product development services on an exclusive basis to the Company and its affiliates. Social Sports LLC is registered in Ukraine, with its registered address at 600-Richya St. 17, The City of Vinnytsia, Vinnytsia Region, 21021, Ukraine.

•

Social Games Limited. The principal activity of Social Games Limited is providing and promoting an e-Gaming Offering to potential customers. Social Games Limited is registered in Malta with its registered address at Elite Business Centre, Trejqa ta’ Box Box, Msida, MSD 1840, Malta.

•

Betbull Games Limited. The principal activity of Betbull Games Limited is providing and promoting an e-Gaming Offering to potential customers. Betbull Games Limited is registered in Malta, with its registered address at Elite Business Centre, Trejqa ta’ Box Box, Msida, MSD 1840, Malta.

The Company’s variable interests in Sosyal Yazilim ve Danısmanlık Hizmetleri A.S. and Social Sports LLC relate to arrangements between the entities and the Company, involving the exclusive provision of development

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and back office services on a cost-plus basis. The Company also retains an option to purchase the respective entities for de minimis consideration.

The Company’s variable interests in Social Games Limited and its subsidiary, Betbull Games Limited relate to arrangements between the entities and the Company, involving the sharing of revenue between Betbull Games Limited and Social Sports Limited, a subsidiary of the Company. The Company also provides financing to the entities to support working capital requirements and retains an option to purchase the Social Games Limited including its subsidiary Betbull Games Limited for de minimis consideration.

The Company’s consolidated financial statements include the assets, liabilities and results of operations of VIEs for which the Company is the primary beneficiary. The other equity holders’ interests are reflected in “Net income or loss attributable to non-controlling interests” in the consolidated statements of income and “Non-controlling interests” in the consolidated balance sheets.

The following table summarizes the carrying amounts of these entities’ assets and liabilities included in the Company’s consolidated balance sheets at December 31, 2019, and 2018 (in thousands):

	December 31,
	2019	2018
Cash and cash equivalents	$916	$167
Trade and other receivables	1,155	74
Due from related party	—	33
Property, plant and equipment	329	234
Right-of-use assets	254	—

Total assets	2,654	508
Current liabilities	1,584	139
Lease liabilities	250	—
Due to related party	1,117	—
Other non-current obligations	—	—

Total liabilities	$2,951	$139

Note 9 - Shareholders’ Equity

Common Shares

Ordinary A and B Shares

As of January 1, 2018 the Company had 72,600 Ordinary A Shares and 47,400 Ordinary B Shares authorized, issued and fully paid up of €0.01 each.

On November 28, 2018, following the Wynn Resorts Investment, 10,328 Ordinary A shares and 8,400 Ordinary B shares were converted into 18,728 Preferred D Shares.

As of December 31, 2018 and December 31, 2019 the Company had 62,272 Ordinary A Shares and 39,000 Ordinary B Shares authorized, issued and fully paid up of €0.01 each.

The holders of Ordinary A Shares shall have the right to (i) to receive notice of and to attend all General Meetings of the Company (ii) to vote on all Ordinary and Extraordinary Resolutions of the Company (iii) to receive dividends and (iv) to participate in the profits of the Company.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The holders of Ordinary B Shares (i) shall not have the right to receive notice of and to attend all General Meetings of the Company (ii) shall not have the right to vote on any resolutions but (iii) will have the right to receive any dividends or to participate in the profits of the Company.

Preferred Shares

Preferred C Shares

As of January 1, 2018, the Company had 58,012 Preferred C Shares authorized, issued and fully paid up of €0.01 each.

On September 29, 2016, the Company entered into certain interest free, convertible loan agreements (“Tranche 1”) with various lenders whereby the Company borrowed from the lenders an aggregate amount of $1.71 million (€1.53 million). Tranche 1 is convertible to Preferred C Shares upon the earlier of issuance of equity securities pursuant to a qualifying financing transaction, exit event or maturity on March 31, 2018.

In 2018, Tranche 1 was converted to 22,715 C Preference Shares based on a pre-money valuation of the Company of €10 million, following maturity, with the exception of a $0.28 million (€0.25 million) loan from a single lender whose agreement was modified and replaced with an amended convertible loan agreement, convertible upon an exit event only. The single lender is entitled to 4,450 Preferred C shares. The Company, at its sole discretion, may choose to pay the amount the lender would have received in connection with an exit event.

On September 27, 2017, the Company entered into certain interest free, convertible loan agreements (“Tranche 2”) with various lenders whereby the Company borrowed from the lenders an aggregate amount of $7.22 million (€6.12 million), out of which $3.97 million (€3.32 million) where received in 2018. Tranche 2 is convertible to Preferred C Shares upon the earlier of issuance of equity securities pursuant to a qualifying financing transaction, exit event or maturity on November 30, 2018.

On November 28, 2018, following the Wynn investment, all of Tranche 2 was converted to 52,321 Preferred C Shares based on a pre-money valuation of the Company of €24 million.

As of December 31, 2018 and December 31, 2019 the Company had 133,048 Preferred C Shares authorized, issued and fully paid up of €0.01 each.

The holders of Preferred C Shares shall have the right to (i) receive notice of and to attend all General Meetings of the Company (ii) to vote on all Ordinary and Extraordinary Resolutions of the Company and (iii) will have the right to receive any dividend or to participate in the profits of the Company.

Preferred D Shares

As of January 1, 2018 the Company had zero Preferred D Shares.

On November 28, 2018, the Company issued 60,863 D Preferred Shares of €0.01 for $16.58 million (€13 million) and converted 10,328 A Ordinary Shares and 8,400 B Ordinary Shares into 18,728 D Preferred Shares.

As of December 31, 2018 and December 31, 2019 the Company had 79,591 Preferred D Shares authorized, issued and fully paid up of €0.01 each.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 10 - Share-based payment

Betbull Limited Equity Incentive Plan

On November 27, 2018, the Shareholders approved the Betbull Limited Employee Share Based Incentive Plan (ESOP). Under the ESOP, the Company (acting through the board) is authorized to provide share-based compensation in the form of share options, namely Non-EMI Options, EMI Options and Subscriptions within the parameters set forth in the ESOP. Under the ESOP agreement the Incentive Shares shall be issued by the Company to the Participants before or upon Exit as per the terms and conditions of the relevant Grant Agreements or the Subscription Agreements, as the case may be. The total number of Share Options allowed to be granted to the Participants, under the ESOP is 10% of the entire issued and outstanding capital of the Company.

Stock Options

The summary of stock option activity for the years ended December 31, 2019 and 2018 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding as of January 1, 2018	—	—
Granted	26,596	$18.19

Outstanding as of December 31, 2018	26,596	$18.19	9.92

Fully vested and expected to vest as of December 31, 2018	26,596	$18.19	9.92

Exercisable as of December 31, 2018	—	—

Outstanding as of January 1, 2019	26,596	$18.19
Granted	2,750	$337.80

Outstanding as of December 31, 2019	29,346	$48.38	8.92

Fully vested and expected to vest as of December 31, 2019	29,346	$48.38	8.92

Exercisable as of December 31, 2019	—	—

As of December 31, 2019 and 2018, there were 17,493 and 13,270 stock options exercisable upon a change of control of the Company (as defined in the stock options agreement).

As of December 31, 2019, there was $2.64 million of unamortized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 1.58 years.

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Option Valuation Inputs

The fair value of stock options granted under Betbull Limited Employee Share Based Incentive Plan was estimated on the date of grant using the following weighted average assumptions:

	Years Ended December 31,
	2019	2018
Weighted Average grant date fair value	$55.8	$219.6
Expected dividend yield	— %	— %
Expected volatility	35.2%	35.2%
Risk-free interest rate	1.6%	1.6%
Expected term (years)	5	5

Stock compensation expense was $1.28 million and $2.33 million for the years ended December 31, 2019 and 2018, respectively.

Note 11 - Related party transactions

On October 10, 2018, Wynn Resorts completed a minority equity investment in the Company. On November 27, 2018, Betbull Limited and Betbull Social Games US entered into a license and services agreement with WSI, a subsidiary of Wynn Resorts, Limited, pursuant to which Betbull Limited agreed to provide development and marketing services to WSI. The Company earned $4.01 million (2018: Nil) in the year ended December 31, 2019 from Development and Marketing Services. As of December 31, 2019, the Company had approximately $1.28 million (2018: Nil) in receivables from WSI US.

On March 7, 2019 Sadok Kohen, the controlling shareholder and member of the Board of Directors loaned $0.25 million to Social Games Limited to fund Betbull Games Limited’s application for a UK Gambling Commission Remote Betting License & Remote Casino License and Maltese Gaming Authority Gaming Service License Type 1 and Gaming Service License Type 2. The loan bears a fixed interest rate of 5.0% and an amount of $0.01 million accrued as interest during 2019. The loan balance as of December 31, 2019 is $0.26 million.

In 2018, various investor shareholders loaned in aggregate $1.13 million to Betbull Limited for working capital requirements. The loans earned interest of $0.12 million based on individual agreements. All loans were repaid in 2018.

Note 12 - Contingent liabilities

From time to time, the Company is involved in ordinary routine litigation incidental to the conduct of its business. The Company regularly reviews all pending litigation matters in which it is involved and establishes reserves deemed appropriate for such litigation matters. Management believes that no presently pending litigation matters are likely to have material adverse effects on the Company’s financial statements or results of operations.

Note 13 - Subsequent Events

At the date of approval of these financial statements the Company evaluated subsequent events through June 24, 2021 and has concluded that the following matters would require disclosure herein.

Since the outbreak of COVID-19 in early 2020, protective measures taken by various countries, such as closures of non-essential operations and quarantines and lockdowns, have adversely impacted economies around

BETBULL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the world and have resulted in changes in consumer spending habits. COVID-19 has also had a direct impact on sports betting due to the rescheduling, postponement, or cancellation of major sports seasons and sporting events. The suspension of sports seasons and sporting events has reduced Betbull’s customers’ use of, and spending on, our offerings. The sports seasons and calendars continue to remain uncertain and could be further suspended, cancelled or rescheduled due to additional COVID-19 outbreaks. The Company will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

On April 16, 2020, the Company borrowed an aggregate amount of $1.25 million from various related party investors. The loan amount, including interest was paid in full in October 2020.

On August 24, 2020 and October 7, 2020 the Company borrowed an aggregate amount of $6.53 million from Wynn Resorts. The loan amount, including interest was paid in full in October 2020.

On October 23, 2020, Wynn Resorts acquired a controlling interest in BetBull and certain of BetBull’s subsidiaries on October 23, 2020. As part of secondary transactions, Wynn Resorts contributed $78.0 million to Wynn Interactive, which has been and is expected to be used to fund the operations of the Company and other businesses.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

AUSTERLITZ ACQUISITION CORPORATION I,

WAVE MERGER SUB LIMITED

AND

WYNN INTERACTIVE LTD.

dated as of

May 10, 2021

A-ii

EXHIBITS

Exhibit A	–	Form of AAC Bye-laws
Exhibit B	–	Form of Investor Rights Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Statutory Merger Agreement
Exhibit E	–	Forms of Intercompany Agreement

A-iii

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2021, by and among Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“AAC”), Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and a direct, wholly owned subsidiary of AAC (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”). AAC, the Company and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, AAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of AAC, formed for the sole purpose of the Merger;

WHEREAS, on the Closing Date, subject to the conditions of this Agreement and in accordance with the applicable Laws, (a) prior to the time at which the Effective Time occurs, AAC shall transfer by way of continuation from the Cayman Islands to Bermuda and register as an exempted company limited by shares in accordance with Part XA of the Bermuda Companies Act and Part XII of the Cayman Islands Companies Act (As Revised), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”); and (b) following the consummation of the Domestication, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company of the Merger the “Surviving Company”);

WHEREAS, the board of directors of the Company has unanimously (a) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein, (b) determined that the terms of this Agreement and the Statutory Merger Agreement, including the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, are in the best interests of the Company and its shareholders, (c) declared this Agreement and the Statutory Merger Agreement advisable, and (d) resolved, subject to the terms and conditions set forth in this Agreement and the Statutory Merger Agreement, to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, holders of the requisite majority of the Company Shares have entered into a support agreement on the date hereof (the “Company Support Agreement”), pursuant to which such holders have agreed to deliver a written resolution of the shareholders of the Company in accordance with the Company’s bye-laws (the “Company Written Consent”) approving this Agreement and the consummation of the Transactions promptly after the Form S-4 is declared effective by the SEC (and in any event within two (2) Business Days after notification thereof to Company);

WHEREAS, the board of directors of AAC has unanimously (a) approved the execution, delivery and performance by AAC and Merger Sub, respectively, of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Domestication and the Merger, on the terms and subject to the conditions set forth herein, (b) determined that the terms of this Agreement and the Statutory Merger Agreement, including the Domestication, the Merger, and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, are in the best interests of AAC and Merger Sub, as applicable, and their respective shareholders, and fair to the sole shareholder of Merger Sub, and (c) declared this Agreement and the Statutory Merger Agreement advisable;

WHEREAS, on or prior to the date hereof, AAC has obtained an equity commitment in the amount of $690,000,000 from Cannae Holdings, Inc. (“Cannae”) pursuant to the terms of a Backstop Facility Agreement (the “Cannae Backstop Agreement”), which provides that Cannae has agreed to subscribe to purchase a number of AAC Class A Ordinary Shares equal to the number of AAC Class A Ordinary Shares that are properly redeemed in connection with the Special Meeting, if any, for a purchase price of $10.00 per share (any such amount, the “Cannae Backstop Amount”, and such subscriptions, if necessary, collectively the “Cannae Subscription”);

WHEREAS, in connection with the Domestication, AAC will amend and restate its constitutional documents and adopt the bye-laws in the form attached hereto as Exhibit A, with such amendments as shall be mutually agreed by the Company and AAC (the “AAC Bye-laws”) and cause the relevant excerpts of the AAC Bye-Laws to delivered to, and accepted by, the Registrar of Companies in Bermuda (the “Registrar”);

WHEREAS, each of the Parties intends that the transactions contemplated by this Agreement qualify for the Intended Tax Treatment as described in Section 9.05(a);

WHEREAS, AAC, in its capacity as the sole shareholder of Merger Sub, has, by its execution and delivery hereof and a written resolution passed in accordance with Merger Sub’s bye-laws on the date hereof, approved and adopted this Agreement, the Merger and the other Transactions in accordance with applicable Law (the “Merger Sub Shareholder Approval”);

WHEREAS, in connection with the consummation of the Merger, AAC, Cannae, the Sponsor, certain AAC direct or indirect equityholders and certain equityholders of the Company, as applicable, at the Closing will enter into an Investor Rights Agreement, substantially in the form of Exhibit B attached hereto (the “Investor Rights Agreement”), and, together with certain other parties thereto, a Registration Rights Agreement substantially in the form of Exhibit C attached hereto (the “Registration Rights Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, AAC and the Sponsor have entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor has agreed to surrender to AAC up to 3,696,429 AAC Class B Ordinary Shares and up to 3,696,429 AAC Class C Ordinary Shares, in each case, upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“AAC” means, (a) prior to the consummation of the Domestication, Austerlitz Acquisition Corporation I, a Cayman Islands exempted company, and (b) from and after the consummation of the Domestication, AAC as registered in Bermuda, and anticipated to re-named Wynn Interactive Limited., a Bermuda exempted company limited by shares. Any reference to AAC in this Agreement or any Transaction Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“AAC Board Recommendation” has the meaning specified in the Recitals hereto.

“AAC Bye-Laws” has the meaning specified in the Recitals hereto.

“AAC Class A Ordinary Shares” means the Class A Ordinary shares, par value $0.0001 per share, of AAC (and, for clarity, such shares will be of AAC as a Cayman Island exempted company prior to the Domestication and a Bermuda exempted company limited by shares following the Domestication).

“AAC Class B Ordinary Shares” means the Class B Ordinary shares, par value $0.0001 per share, of AAC (and, for clarity, such shares will be converted into AAC Class A Ordinary Shares in connection with the Domestication in accordance with Section 2.2(a)).

“AAC Class C Ordinary Shares” means the Class C Ordinary shares, par value $0.0001 per share, of AAC (and, for clarity, such shares will be of AAC as a Cayman Island exempted company prior to the Domestication and a Bermuda exempted company limited by shares following the Domestication).

“AAC Class V Ordinary Shares” means, after giving effect to the Domestication, the Class V ordinary shares, par value $0.0001 per share, of AAC, which shall be entitled to ten (10) votes per share.

“AAC Closing Statement” has the meaning specified Section 4.04(a).

“AAC Cure Period” has the meaning specified in Section 11.01(c).

“AAC Ordinary Shares” means, (a) prior giving effect to the consummation of the Domestication, the AAC Class A Ordinary Shares, the AAC Class B Ordinary Shares and the AAC Class C Ordinary Shares and (b) from and after the consummation of the Domestication, the AAC Class A Ordinary Shares, the AAC Class C Ordinary Shares and the AAC Class V Ordinary Shares. Any reference to the AAC Ordinary Shares in this Agreement or any Transaction Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“AAC Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of AAC, as amended and in effect on the date hereof.

“AAC Parties” means AAC and Merger Sub.

“AAC Preferred Shares” has the meaning specified in Section 6.11(a).

“AAC Representations” means the representations and warranties of the AAC Parties expressly and specifically set forth in Article VI of this Agreement, as qualified by the AAC Schedules. For the avoidance of doubt, the AAC Representations are solely made by AAC and, solely for the purposes of Section 6.02(a), Section 6.03 and Section 6.05, Merger Sub.

“AAC Schedules” means the disclosure schedules of the AAC Parties.

“AAC Shareholder Matters” has the meaning specified in Section 9.03(a)(i).

“AAC Shareholder Redemption” has the meaning specified in Section 9.03(a)(i).

“AAC Shareholders” means the holders of AAC Ordinary Shares.

“AAC Sponsor Matters” means soliciting the approval of the holders of AAC Class B Ordinary Shares and AAC Class C Ordinary Shares in favor of (a) approval of the Domestication and (b) approval of a proposal to elect those directors contemplated by Section 9.09.

“AAC Transaction Expenses” has the meaning specified in Section 4.03(b).

“AAC Warrant” means a warrant that entitles the holder to purchase one (1) AAC Class A Ordinary Share at a price of $11.50 per share (and, for clarity, such warrants will be of AAC as a Cayman Island exempted company prior to the Domestication and a Bermuda exempted company limited by shares following the Domestication).

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Transaction Structure” has the meaning specified in Section 9.05(b).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Appraisal Withdrawal” has the meaning specified in Section 3.05(b).

“Appraised Fair Value” has the meaning specified in Section 3.05(a).

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of AAC and its Subsidiaries, including (a) Available Trust Proceeds and (b) the Cannae Backstop Amount (if any).

“Available Trust Proceeds” means, as of immediately prior to Closing, an amount equal to the proceeds available from the Trust Account (after reduction for the aggregate amount of any payments required to be made in connection with the AAC Shareholder Redemption).

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda.

“Burdensome Condition” has the meaning specified in Section 9.01(h).

“Business Combination” has the meaning ascribed to such term in the AAC Organizational Documents.

“Business Combination Proposal” has the meaning specified in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cannae” has the meaning specified in the Recitals hereto.

“Cannae Backstop Agreement” has the meaning specified in the Recitals hereto.

“Cannae Backstop Amount” has the meaning specified in the Recitals hereto.

“Cannae Subscription” has the meaning specified in the Recitals hereto.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits), calculated in accordance with GAAP applied based on the Person’s historical practice.

“Certificate” has the meaning specified in Section 3.01(c).

“Certificate of Merger” has the meaning specified in Section 2.02(a).

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means an aggregate number of AAC Class A Ordinary Shares and AAC Class V Ordinary Shares equal to (a) the quotient obtained by dividing (i) the Company Equity Value by (ii) ten dollars ($10.00), minus (b) a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (i) the number of AAC Class A Ordinary Shares purchased by Cannae pursuant to the Cannae Backstop Agreement divided by sixty-nine million (69,000,000), by (ii) 3,696,429; provided that in no event shall the number of shares deducted pursuant to clause (b) exceed 3,696,429. The Company shall have the right to determine the allocation of the Closing Merger Consideration as between AAC Class A Ordinary Shares and AAC Class V Ordinary Shares (including that the Closing Merger Consideration may consist solely of AAC Class V Ordinary Shares).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), and any material equity purchase, equity option, equity-based, phantom equity, severance, separation pay, employment (other than offer letters that do not provide severance benefits or notice periods in excess of thirty (30) days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, sale, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which the Company Employees has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or the Company or any of its Subsidiaries has any present or future liability.

“Company Class A Shares” means the Class A common shares of the Company, par value $0.0001 per share.

“Company Class B Shares” means the Class B common shares of the Company, par value $0.0001 per share.

“Company Class C Shares” means the Class C common shares of the Company, par value $0.0001 per share.

“Company Class D Shares” means the Class D common shares of the Company, par value $0.0001 per share.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Employees” means any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries.

“Company Equity Plan” means the Wynn Interactive, Ltd. 2020 Omnibus Incentive Plan (including, for clarity, the Sub-Plan for UK Employees thereunder) (and, with respect to the options to purchase Company Shares granted pursuant to the Betbull Legacy Plan and set forth on Exhibit A to the Company Schedules, the Betbull Limited Employee Stock Based Incentive Plan dated 31 August 2020).

“Company Equity Value” means $3,000,000,000.

“Company Options” means any options to purchase Company Shares granted under the Company Equity Plan (including, for clarity, to the extent not part of the Wynn Interactive, Ltd. 2020 Omnibus Incentive Plan, all options to purchase Company Shares granted pursuant to the Betbull Limited Employee Stock Based Incentive Plan dated 31 August 2020 and set forth on Exhibit A to the Company Schedules).

“Company Parent” means Wynn Resorts, Limited, a Nevada corporation.

“Company Parent Group” has the meaning specified in Section 12.18.

“Company Representations” means the representations and warranties of the Company, expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Schedules.

“Company Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“Company Securities” has the meaning set forth in Section 5.06.

“Company Shares” means, collectively, the Company Class A Shares, the Company Class B Shares, the Company Class C Shares and the Company Class D Shares.

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Support Agreements” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” has the meaning specified in Section 4.03(a).

“Company Written Consent” has the meaning specified in the Recitals hereto.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.

“Copyrights” has the meaning specified in the definition of “Intellectual Property.”

“Counsel” has the meaning specified in Section 12.18.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), the Families First Coronavirus Response Act (Pub. L. No. 116-127), Consolidated Appropriations Act, 2021 (Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 and IRS Notice 2020-65.

“D&O Tail” has the meaning specified in Section 8.01(b).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“Dissenting Holder” means a holder of Company Shares who, as of the Effective Time, (a) did not vote in favor of the Merger, (b) has complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to the Bermuda Companies Act, and (c) has not effected or delivered an subsequent withdrawal of appraisal in accordance with the Company’s organizational documents and the Bermuda Companies Act.

“Dissenting Shares” means Company Shares held by a Dissenting Holder.

“Domestication” means has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.02(a).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.05(a).

“Exchange Ratio” means a fraction, (i) the numerator of which is the Closing Merger Consideration, and (ii) the denominator of which is all of the Company Shares issued and outstanding immediately prior to the Effective Time.

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“Form S-4” means the registration statement on Form S-4 of AAC with respect to the registration of the AAC Class A Ordinary Shares to be issued in connection with the Transactions.

“Forward Purchase Agreement” means the forward purchase agreement, dated as of February 25, 2021, between AAC and Cannae Holdings, Inc.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws that are required of the applicable Party.

“Gaming Authorities” means any Governmental Authority with regulatory control or jurisdiction over gambling, betting and/or gaming activities and operations (if any).

“Gaming Laws” means all applicable Laws, statutes, regulations, bye-laws, subordinate legislation and regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Authority) which are relevant to the Company and its Subsidiaries and which, in each case, have a binding legal effect.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any Gaming Authority.

“Governmental Filing” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP applied based on the Company’s historical practice, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a)—(g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, in each case other than (i) Indebtedness set forth on Schedule 1.01(c) of the Company Schedules, and

(ii) any Transaction Expenses. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two (2) or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 8.01(c).

“Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property (including with respect to software and technology) whether created, arising, or protected under applicable Law of the United States or anywhere else in the world (or any other similar statutory provision or common law doctrine), including all: (a) patents and patent applications, including all continuations, divisionals and continuations-in-part of any of the foregoing, all patents issuing on, and all reissues, renewals, substitutions, reexaminations and extensions of, any of the foregoing (collectively, “Patents”) (b) all registered and unregistered trademarks, trade names, service marks, trade dress, logos, corporate names, product designations, brand names, corporate names, and other source or business identifiers, and general intangibles of a like nature, together with all goodwill associated with each of the foregoing, and all applications for registration, registrations, extensions and renewals of any of the foregoing, (collectively “Trademarks”), (c) all copyrights, and copyrightable works, whether or not registered or published, all applications for registration, registrations, reversions, extensions and renewals of any of the foregoing, including copyrights in computer software and databases, and all moral rights, however denominated (collectively, “Copyrights”), (d) all Internet domain names, (e) all trade secrets, know-how and other intellectual property rights with respect to confidential or proprietary information, ideas, formulae, processes, procedures, methods, techniques, know-how, creations, inventions (whether patentable or unpatentable, and whether or not reduced to practice), works of authorship (whether or not copyrightable), specifications and drawings, (collectively, “Trade Secrets”), and (f) all rights in Software and technology.

“Intended Tax Treatment” has the meaning specified in Section 9.05(a).

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software and Data embedded or installed thereon, owned, licensed, leased or controlled by the Company or any of its Subsidiaries.

“Latest Balance Sheet” has the meaning specified in Section 5.08(a).

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority, including Gaming Laws.

“Letter of Transmittal” has the meaning specified in Section 4.05(b).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Licensed Intellectual Property” has the meaning set forth in Section 5.11(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of AAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, riots, protests, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company or any of its Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f), and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Merger” has the meaning specified in the Recitals.

“Merger Application” has the meaning specified in Section 2.02(a).

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Shareholder Approval” has the meaning specified in the Recitals.

“Multiemployer Plan” means a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code).

“NASDAQ Listing Application” has the meaning specified in Section 8.06.

“Newco” has the meaning specified in Section 9.05(b).

“Non-Founder AAC Warrant” means an AAC Warrant, other than a Founder AAC Warrant.

“NYSE” means the New York Stock Exchange.

“Omnibus Incentive Plan” or “Plan” has the meaning specified in Section 8.09.

“Omnibus Incentive Plan Proposal” has the meaning specified in Section 9.03(a)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Patents” has the meaning specified in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.10.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (f) Liens securing any Indebtedness of the Company and its Subsidiaries (including Indebtedness incurred pursuant to the WR Loan).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, information that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with a consumer or household, such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 12.18.

“Proxy Statement/Prospectus” means the Proxy Statement/Prospectus included in the Form S-4, including (a) the proxy statement of AAC to be used for the Special Meeting to approve the AAC Shareholder Matters (which shall also provide the AAC Shareholders with the opportunity to redeem their shares of AAC Class A Ordinary Shares in conjunction with a shareholder vote on the Business Combination),, and (b) a prospectus with respect to the AAC Ordinary Shares to be offered and issued to the holders of Company Shares, in all cases in accordance with and as required by the AAC Organizational Documents, applicable Law and the rules and regulations of the NYSE.

“Registered Intellectual Property” means all (a) issued Patents and pending Patent applications, (b) registered Trademarks and pending applications for registration of Trademarks, (c) registered Copyrights and pending applications for registration of Copyrights, and (d) internet domain names, in each case, included in the Owned Intellectual Property.

“Registrar” has the meaning specified in the Recitals hereto.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Required AAC Shareholder Approvals” has the meaning specified in Section 9.03(a).

“Requisite Gaming Approvals” means all Gaming Approvals issued (or required to be issued) by any Gaming Authority to AAC, the Company or any of their respective Subsidiaries or any of their respective officers, directors or employees, in each case which are necessary to operate the business of the Company in accordance with applicable Gaming Laws.

“Schedules” means the Company Schedules and AAC Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Meeting” means a meeting of the holders of AAC Ordinary Shares to be held for the purpose of approving the AAC Shareholder Matters.

“Specified AAC Representations” has the meaning specified in Section 10.03(a).

“Specified Company Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means Austerlitz Acquisition Sponsor, LP I.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Sponsor, AAC and the Company, as amended, restated, modified or supplemented from time to time.

“Statutory Merger Agreement” means the statutory merger agreement to be entered into between the Company and Merger Sub, substantially in the form of the agreement attached as Exhibit D hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, value added (including VAT), estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case, in the nature of a tax, (b) any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect to items in clause (a) by a Governmental Authority, and (c) any liability in respect of items described in clauses (a) or (b) by operation of Law or by Contract.

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating AAC Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property.”

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Cannae Backstop Agreement, the Company Support Agreement, the AAC Bye-Laws and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and AAC Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Domestication.

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Unvested Company Option” means a Company Option that is (a) unexpired, unexercised and outstanding as of immediately prior to the Effective Time and (b) not a Vested Company Option.

“Vested Company Option” means a Company Option that is unexpired, unexercised, vested (taking into account any vesting that occurs as a result of the consummation of the transactions contemplated hereby) and outstanding as of immediately prior to the Effective Time.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 2, 2021, between AAC and Continental Stock Transfer & Trust Company, a New York corporation.

“WIL Replacement Option” has the meaning specified in Section 3.02(a).

“Willful Breach” has the meaning specified in Section 11.02.

“WR Loan” means, collectively, each promissory note, if any, entered into after the date hereof but prior to the Closing pursuant to which Company Parent has the ability to fund the operations of the Company prior to the Closing in the form of a loan bearing interest at the applicable federal rate (as determined under Section 1274(d) of the Code) and that is to be repaid by the Surviving Company at Closing in accordance with Section 4.02(b).

“WR Loan Amount” means any amounts outstanding (including any accrued but unpaid interest thereon) under the WR Loan immediately prior to the Closing.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company and its Subsidiaries’ business (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 10:00 p.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement, or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, after reasonable inquiry of direct reports, in the case of the Company, of the persons set forth on Schedule 1.03(a) of the Company Schedules and, in the case of AAC, of the persons set forth on Schedule 1.03(b) of the AAC Schedules.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the AAC Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by AAC with respect to its AAC Ordinary Shares or rights to acquire AAC Ordinary Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of AAC Ordinary Shares will be appropriately adjusted to provide to the holders of AAC Ordinary Shares and the holders of Company Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not (a) be construed to permit the Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or (b) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Transaction Agreement to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Transaction Agreement, as applicable.

ARTICLE II

BUSINESS COMBINATION; MERGER

Section 2.01 Cannae Backstop. Prior to and in connection with the Closing, to the extent any AAC Class A Ordinary Shares are properly redeemed in connection with the Special Meeting, Cannae will pay and deliver to AAC an amount equal to the Cannae Backstop Amount in exchange for that number of shares of AAC Class A Ordinary Shares that have been properly redeemed in connection with the Special Meeting in accordance with the terms and conditions of the Cannae Backstop Agreement.

Section 2.02 Domestication. On the Closing Date and prior to the Effective Time, AAC shall cause the Domestication to occur in accordance with Part XII of the Cayman Islands Companies Act (As Revised) and Part

XA of the Bermuda Companies Act including by filing with the Registrar a memorandum of continuance together with all other documents contemplated by Section 132C of the Bermuda Companies Act and filing with the Cayman Islands Registrar of Companies all other documents contemplated by Section 206 of the Cayman Islands Companies Act (As Revised) in each case with respect to the Domestication, in form and substance reasonably acceptable to AAC and the Company, and making all filings required to be made with the Registrar and the Cayman Islands Registrar of Companies to effect the Domestication. In connection with (and as part of) the Domestication, AAC shall cause:

(a) each AAC Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication to be converted into an AAC Class A Ordinary Share;

(b) the AAC Bye-Laws to be adopted and the excerpts thereof that are required to be filed with the Registrar pursuant to the Bermuda Companies Act to be delivered to the Registrar and the AAC Bye-laws to become the governing documents of AAC; and

(c) AAC’s name to be changed to “Wynn Interactive Limited,” provided that if such name is not available in Bermuda or AAC is otherwise unable to change its name to “Wynn Interactive Limited” in Bermuda, it shall cause its name to be changed to “Wynn Interactive Holdings Limited” or such other name mutually agreed to by AAC and the Company.

AAC and its Representatives shall give the Company and its Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will implement, in good faith, any comments thereto. AAC shall (as promptly as practicable after the Special Meeting) make all filings necessary to obtain, and obtain, the approval of the Bermuda Monetary Authority with respect to the Domestication.

Section 2.03 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, AAC, Merger Sub and the Company shall (i) on the Closing Date (and following the Domestication), execute and deliver the Statutory Merger Agreement, (ii) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act, and (iii) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and AAC and set forth in the Merger Application. The Merger shall become effective on the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. AAC, Merger Sub and the Company agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be such time as mutually agreed upon by AAC and the Company and that the effective time of the Merger shall occur on the Closing Date following the Domestication (the “Effective Time”).

(b) Subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, and in accordance with the Bermuda Companies Act, at the Effective Time, (i) Merger Sub shall be merged with and into the Company such that the separate corporate existence of Merger Sub shall thereupon cease in accordance with Section 104H of the Bermuda Companies Act, (ii) the Company shall be the surviving company in the Merger, and (iii) the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act. As a result of the Merger, the Surviving Company shall become a Subsidiary of AAC.

Section 2.04 Governing Documents; Directors and Officers.

(a) At the Effective Time, the memorandum of association and bye-laws of the Company, as are in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company, until thereafter changed or amended as provided therein or by Law.

(b) The directors of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Company, in each case, to hold office until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.05 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AAC and Merger Sub, the applicable directors, officers, members and managers of AAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION; EFFECTS OF THE MERGER

Section 3.01 Merger Consideration; Effects of the Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of the Company, the following shall occur:

(a) Share Capital of Merger Sub. Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into such number of fully paid and nonassessable common shares, par value $0.0001 per share, of the Surviving Company such that, when taken together with any Company Shares that remain outstanding immediately following the Effective Time pursuant to Section 3.01(b), the number of common shares of the Surviving Company will equal the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time.

(b) Cancellation of Treasury Shares; Treatment of Shares Owned by Company Subsidiaries.

(i) All Company Shares issued and outstanding as of immediately prior to the Effective Time that are owned by the Company as treasury shares shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof.

(ii) All Company Shares issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly-owned Subsidiary of the Company shall remain outstanding as shares of the same class of the Surviving Company and shall be unaffected by the Merger except that the number of shares of the Surviving Company represented thereby shall be adjusted as necessary such that each entity owns the same percentage of the outstanding shares of such class of the Surviving Company immediately following the Effective Time as such entity owned of such class of Company Shares immediately prior to the Effective Time, and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof.

(c) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled or to remain outstanding in accordance with Section 3.01(b) and Dissenting Shares, which shall be treated pursuant to Section 3.05) shall be automatically converted into and shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as set forth on the Payment Allocation Schedule. Subject to Section 3.05 with respect to Dissenting Shares, at and as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced ownership of any Company Shares (a “Certificate”) or person entered on the transfer records of the Company as the owner in book-entry of any uncertificated Company Shares that were issued and outstanding immediately prior to the Effective Time (a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Closing Merger Consideration as set forth on the Payment Allocation Schedule represented by such Certificate or Book-Entry Share, as applicable, without interest, upon the surrender thereof in accordance with Section 3.01.

Section 3.02 Treatment of Company Options.

(a) Unless otherwise agreed to in writing by the Parties and the holder of a Company Option, at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder thereof, each Company Option (whether a Vested Company Option or Unvested Company Option) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be substituted with an option, granted under the Omnibus Incentive Plan (a “WIL Replacement Option”), to acquire (i) that number of whole AAC Class A Ordinary Shares (rounded down to the nearest whole share) equal to the product of (A) the aggregate number of Company Shares subject to such Company Option, multiplied by (B) the Exchange Ratio, (ii) at an exercise price per AAC Class A Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Company Share applicable to such Company Option by (B) the Exchange Ratio. Except as otherwise provided in this Section 3.02, each such WIL Replacement Option granted pursuant to this Section 3.02(a) shall continue to have, and shall be subject to, the same terms and conditions that applied to the corresponding Company Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement and subject to such other immaterial administrative or ministerial changes as the Company determines are appropriate.

(b) As soon as practicable after the Effective Time, AAC shall deliver to the holders of WIL Replacement Options appropriate notices setting forth such holders’ rights. The WIL Replacement Options will be settled in AAC Class A Ordinary Shares, and the Company and AAC shall take all corporate action necessary to effectuate the foregoing, including, without limitation, reserving for issuance a sufficient number of AAC Class A Ordinary Shares for delivery with respect to WIL Replacement Options substituted by it in accordance with Section 3.02(a).

Section 3.03 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of an AAC Ordinary Share will be issued by virtue of this Agreement or the transactions contemplated hereby, and each holder of a Company Share who would otherwise be entitled to a fraction of an AAC Ordinary Share (after aggregating all AAC Ordinary Shares to which such holder of a Company Share otherwise would be entitled) shall instead have the number of AAC Ordinary Shares issued to such holder of a Company Share rounded up or down to the nearest whole AAC Ordinary Share (with 0.5 of a share or greater rounded up), as applicable.

Section 3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, AAC, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if AAC or any of its Affiliates, or any party acting on their behalf, determines that any payment hereunder to the Company, Company Parent or any holder of Company Shares is expected to be subject to deduction and/or withholding, then AAC shall (i) provide notice to the Company as soon as reasonably practicable after such determination and the basis therefor, and (ii) cooperate with the Company to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld in accordance with this Section 3.04 and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.05 Dissenting Shares.

(a) At the Effective Time, all Dissenting Shares shall be canceled and, unless otherwise required by applicable Law, converted into the right to receive the applicable portion of the Closing Merger Consideration and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than its portion (on a per share basis) of the Closing Merger Consideration, be entitled to receive the difference from the Company by payment made within one (1) month after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b) In the event that a Dissenting Holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such Dissenting Holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into the right (subject to Section 3.04) to receive, for each such Dissenting Share, its portion (on a per share basis) of the Closing Merger Consideration.

(c) The Company shall give AAC (i) written notice of (a) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by the Company in accordance with this Section 3.05 and (b) to the extent that the Company has actual knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of AAC, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as AAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Payments at the Closing.

(a) At the Closing, AAC shall use a portion of the Available Cash Amount to pay, or cause to be paid, the AAC Transaction Expenses and Company Transaction Expenses in the amounts and in accordance with the wire transfer instructions set forth in the reports to be delivered pursuant to Section 4.03.

(b) At the Closing, AAC shall use a portion of the Available Cash Amount to pay, or cause to be paid, the WR Loan Amount, if any, in the amounts and in accordance with the written wire transfer instructions provided by the Company at least three (3) Business Days prior to the Closing Date.

Section 4.03 Expense Amounts.

(a) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, the Company shall provide to AAC a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing: (i) the fees and disbursements of outside counsel to the Company (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to the Company, (iii) the fees and expenses of other advisers to the Company, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to the Company and (v) any premiums, fees, disbursements or expenses incurred in connection with any tail, insurance policy for the directors’ and officers’ liability insurance of the Company, in each case, incurred in connection with the Transactions (collectively, the “Company Transaction Expenses”).

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, AAC shall provide to the Company a written report setting forth a list of the following fees and expenses incurred by or on behalf of AAC in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the Closing: (i) the fees and disbursements of outside counsel to AAC (including its direct and indirect equityholders and Cannae), (ii) the fees and expenses of accountants to AAC, (iii) the fees and expenses of the consultants and other advisors to AAC, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to AAC, (v) any fees, costs or expenses incurred in connection with the Cannae Subscription, (vi) the Deferred Discount (as defined in the Trust Agreement), and (vii) any premiums, fees, disbursements, costs or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of AAC, in each case, incurred in connection with the Transactions (collectively, the “AAC Transaction Expenses”).

Section 4.04 Closing Statements.

(a) At least two (2) Business Days prior to the Closing Date and in any event not earlier than the time that holders of AAC Class A Ordinary Shares may no longer elect redemption in accordance with the AAC Shareholder Redemption, AAC shall prepare and deliver to the Company a statement (the “AAC Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to any redemption rights that have been exercised in connection with the AAC Shareholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with the AAC Shareholder Redemption; (iii) the Cannae Backstop Amount (if any); (iv) the Available Cash Amount resulting therefrom; and (v) the number of shares of AAC Class A Ordinary Shares to be outstanding as of immediately prior to the Closing after giving effect to any redemptions made in connection with the AAC Shareholder Redemption and the Cannae Backstop Amount (if any), and confirmation that no AAC Preferred Shares are outstanding, in each case, including reasonable supporting detail therefor. The AAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the AAC Closing Statement until the Closing, AAC shall (x) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of AAC and its Subsidiaries and to senior management personnel of AAC and its Subsidiaries, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the AAC Closing Statement, (y) cooperate with the Company and its Representatives in connection with their review of the AAC Closing Statement and the components thereof; and (z) consider in good faith any comments to the AAC Closing Statement provided by the Company prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall not in any event be delayed as a result of the review of the AAC Closing Statement. In addition, at least two (2) Business Days prior to the Special Meeting, and in any event not earlier than the time that holders of AAC Class A Ordinary Shares may no longer elect redemption in accordance with the AAC Shareholder Redemption, AAC shall prepare and delivery to the Company a statement setting forth the number of AAC Shareholder Redemptions.

(b) The Company shall deliver to AAC a schedule setting forth the allocation of the Closing Merger Consideration payable at Closing among the holders of Company Shares (the “Payment Allocation Schedule”) not less than two (2) Business Days prior to the Closing. The Payment Allocation Schedule (and any update thereof) will be prepared in accordance with the provisions of the organizational documents of the Company and the terms and conditions of this Agreement. From and after delivery of the Payment Allocation Schedule until the Closing, the Company shall (x) provide AAC and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company and to senior management personnel of the Company, in each case, to the extent reasonably requested by AAC or any of its Representatives in connection with their review of the Payment Allocation Schedule, (y) cooperate with AAC and its Representatives in connection with their review of the Payment Allocation Schedule and the components thereof; and (z) consider in good faith any comments to the Payment Allocation Schedule provided by AAC prior to the Closing Date; provided that, notwithstanding the foregoing, the Closing (in accordance with Section 4.01) shall in no event be delayed as a result of the review of the Payment Allocation Schedule. The AAC Parties shall be entitled to rely upon the Payment Allocation Schedule, and in no event will the AAC Parties or any of their Affiliates have any liability to any holder of Company Shares or any other Person with respect to the allocation of the Closing Merger Consideration payable under this Agreement or pursuant to the Transactions provided such payments and/or issuances are made in accordance with the terms hereof and as set forth in the Payment Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Payment Allocation Schedule result in, or require AAC or any other Person to issue or pay hereunder, an amount greater than the aggregate consideration as set forth in Section 3.01.

Section 4.05 Exchange Procedures.

(a) Continental Stock Transfer & Trust Company (the “Exchange Agent”) shall act as paying agent in effecting the exchanges provided for herein. As promptly as practicable after the date hereof, the Company shall enter into a customary paying agent agreement with the Exchange Agent, in a form reasonably acceptable to the Company. At the Effective Time, AAC shall deposit with the Exchange Agent to be held in trust the aggregate amount of equity equal to the Closing Merger Consideration required pursuant to the Payment Allocation Schedule to fund the payments set forth in Section 3.01.

(b) Prior to the Closing, the Company shall mail or otherwise deliver, or AAC shall cause the Exchange Agent to mail or otherwise deliver, to each holder of Company Shares, a letter of transmittal in such customary form as reasonably agreed to between the Company and AAC (the “Letter of Transmittal”), with the terms and conditions of such Letter of Transmittal to not be inconsistent with the terms hereof, including with respect to the non-survival of representations and warranties, together with a request that each holder of Company Shares deliver a duly executed Letter of Transmittal, together with any other customary documents contemplated thereby, to the Exchange Agent no less than three (3) Business Days prior to the Closing Date. Until a duly executed Letter of Transmittal has been delivered as contemplated by this Section 4.05, from and after the Closing, each former holder of Company Shares shall be deemed at all times to represent only the right to receive upon delivery of such Letter of Transmittal the consideration to which such holder of Company Shares is entitled pursuant to Article III. For the avoidance of doubt, delivery of any Letter of Transmittal shall not be a condition to or otherwise delay the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Company Parent prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.06 (Current Capitalization); Section 5.07 (Capitalization of the Subsidiaries); Section 5.09 (Litigation and Proceedings); and Section 5.17 (Status of the Company), the Company represents and warrants to AAC as follows:

Section 5.01 Organization. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not, individually or in the aggregate, constitute a Material Adverse Effect. The copies of the organizational documents of the Company, as in effect on the date hereof, previously made available by the Company to AAC are (i) true, correct and complete, and (ii) in full force and effect. The Company has the requisite power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its organizational documents.

Section 5.02 Subsidiaries. The Subsidiaries of the Company have been duly formed or organized, are validly existing and in good standing (to the extent such concept applies) under the laws of their jurisdiction of formation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to (a) the approvals described in Section 5.05 and (b) the approval of the holders of Company Shares pursuant to the Company Written Consent) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by the board of directors, managing member or equivalent governing body of the Company, and, other than the approval of the holders of Company Shares pursuant to the Company Written Consent, no other organizational or equivalent proceeding on the part of the Company or any of its members or equityholders is necessary to authorize, approve or adopt this Agreement or such Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each

Transaction Agreement to which the Company is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of formation, the organizational documents of the Company (including any shareholders’ or investor rights agreement to which the Company is a party), (b) violate any provision of, or result in the breach of or default by the Company or any of its Subsidiaries under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (i) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and (ii) in the case of clauses (c), (d), (e), and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) the Requisite Gaming Approvals, (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (d) as otherwise disclosed on Schedule 5.05 of the Company Schedules.

Section 5.06 Current Capitalization. Schedule 5.06 of the Company Schedules sets forth, as of the date hereof, a list of all of the issued and outstanding Company Shares and any other equity, ownership, profit, voting or similar interests in, or securities of, the Company, together with all interests or securities convertible into or exchangeable or exercisable for any of the foregoing and all rights, commitments or arrangements to subscribe for or acquire (or obligations or commitments of the Company to issue, sell or otherwise transfer) any such interests or securities (collectively, “Company Securities”), including, in each case, (a) the record owners thereof, (b) the number and class of Company Securities or other interest or security held by each such record owner, and (c) the vesting schedule thereof (if applicable). The outstanding Company Securities have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

Section 5.07 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (b) obligations, options, warrants or other rights, commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company, or (c) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (a) through (c), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 5.08 Financial Statements.

(a) Attached as Schedule 5.08 of the Company Schedules are copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 (the “Latest Balance Sheet”) and December 31, 2019, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, together with the related notes thereon (the “Unaudited Financial Statements”).

(b) The Unaudited Financial Statements, together with related notes, have been prepared in accordance with GAAP on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, as applicable, as of the dates and for the periods indicated in such Unaudited Financial Statements.

Section 5.09 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not been, and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Laws and Governmental Orders (including ERISA and the Code). The Company and its Subsidiaries (and each of their respective officers, directors, partners, managers, members, principals or Affiliates that may reasonably be considered in the process of determining the suitability of the Company and its Subsidiaries for a Gaming Approval by a Gaming Authority, or any holder of Company Shares who is required to be licensed or found suitable under applicable Gaming Laws) hold all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since December 31, 2017, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries, in each case, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened and no such investigation have been conducted by any Governmental Authority since December 31, 2017, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or its Subsidiaries currently comply in all material respects with and have since December 31, 2017, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(c) None of the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, managers, members, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since December 31, 2017, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2017.

(d) For purposes of this Section 5.10, to the extent the Company or any Subsidiary was formed after December 31, 2017, references to “December 31, 2017,” solely as it relates to such Person, shall be deemed to refer to the date such Person was formed.

Section 5.11 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company or one of its Subsidiaries (i) solely and exclusively owns all material Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and (ii) has a right to use, pursuant to a valid written agreement or permission, all other material Intellectual Property used, practiced, or held for use or practice by the Company or any of its Subsidiaries in the operation of the business of the Company and its Subsidiaries as presently conducted (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted).

(b) The conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property.

Section 5.12 Data Privacy. The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or its Subsidiaries currently comply in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company and its Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of the Company and its Subsidiaries’ contractual obligations with respect to Personal Information. The Company and its Subsidiaries have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information, and have implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. The Company and its Subsidiaries have taken any reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal

Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintained the same. To the knowledge of the Company, any third party who has provided Personal Information to the Company or any of its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required. To the knowledge of the Company, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information (except for individual complaints or requests under Privacy Laws in the ordinary course of business and/or as has been resolved without material liability to the Company). The Company and its Subsidiaries have not received any written notice of any claims, investigations or inquiries related to the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to the Company).

Section 5.13 Absence of Changes.

(a) During the period beginning on December 31, 2020 and ending on the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since December 31, 2020, except (i) for any COVID-19 Measures and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.14 Brokers’ Fees. Except for the persons set forth on Schedule 5.14 of the Company Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.15 No Undisclosed Liabilities. Except (a) as disclosed in the Unaudited Financial Statements (including the notes thereto), (b) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Agreements, the performance of its covenants or agreements in this Agreement or any Transaction Agreements or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 5.16 Section 280G and 409A of the Code.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) result in the payment of any amount (whether in cash or property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(b) The Company does not have any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code.

Section 5.17 Status of the Company. The Company is, and has been at all times since its formation, properly treated as a corporation for U.S. federal income Tax purposes, and no election has ever been made or is pending to change such treatment.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE AAC PARTIES

Except as set forth in the AAC Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by AAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Status of AAC Parties); and Section 6.11 (Capitalization)), AAC and, solely for the purposes of Section 6.02(a), Section 6.03 and Section 6.05, each AAC Party represents and warrants to the Company, as follows:

Section 6.01 Corporate Organization. AAC is duly incorporated and is validly existing exempted company in good standing under the Laws of the Cayman Islands and has the power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the constitutional documents of AAC previously delivered by AAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. AAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. AAC is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of AAC to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Due Authorization.

(a) Each AAC Party has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the AAC Shareholder Matters by the AAC Shareholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable AAC Party and AAC and the Company have, by their respective execution and delivery hereof, delivered the Merger Sub Shareholder Approval, respectively, and except for approval of the AAC Shareholder Matters by the AAC Shareholders, no other corporate or equivalent proceeding on the part of any AAC Party is necessary to authorize this Agreement or such Transaction Agreements or AAC’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each AAC Party that is party thereto and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute a legal, valid and binding obligation of each AAC Party, enforceable against such AAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of AAC’s share capital necessary in connection with the entry into this Agreement by AAC, the consummation of the transactions contemplated hereby, including the Closing and the approval of the AAC Shareholder Matters, are as set forth on Schedule 6.02(b) of the AAC Schedules. Each AAC Shareholder is entitled to vote at the Special Meeting and is entitled to one (1) vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to AAC is applicable to any of the Transactions.

(c) At a meeting duly called and held, the board of directors of AAC has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of AAC Shareholders; (ii) determined that the fair market value of the Company and its Subsidiaries, taken as a whole, is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) made the AAC Board Recommendation.

Section 6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any AAC Party is a party by such AAC Party and, upon receipt of approval of the AAC Shareholder Matters by the AAC Shareholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the AAC Organizational Documents or any organizational documents of any other AAC Party, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to AAC, such AAC Party or any Subsidiaries of such AAC Party or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such AAC Party or any Subsidiaries of such AAC Party is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of such AAC Party or any Subsidiaries of such AAC Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such AAC Party to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such AAC Party is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of AAC, threatened, Actions and, to the knowledge of AAC, there are no pending or threatened investigations, in each case, against AAC or any other AAC Party, or otherwise affecting AAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the AAC Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such AAC Party is a party. There is no unsatisfied judgment or any open injunction binding upon AAC or any other AAC Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such AAC Party to enter into and perform its obligations under this Agreement or any Transaction Agreement to which such AAC Party is a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Filing is required on the part of any AAC Party with respect to the execution or delivery of this Agreement by such AAC Party or any Transaction Agreement to which such AAC Party is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Laws, (b) Securities Laws, (c) the Requisite Gaming Approvals, (d) the applicable requirements relating to the Domestication or (e) the applicable requirements of the NYSE or NASDAQ (as applicable).

Section 6.06 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not, and would not be material to AAC, individually or in the aggregate, or would reasonably be expected to prevent or materially delay or materially impair the ability of AAC to consummate the Transactions, each of AAC is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders (including ERISA and the Code). AAC holds, and since its formation has held, all Permits necessary for the lawful conduct of its respective business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually on in the aggregate, material to AAC. Since its formation, (i) AAC has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and (ii) to the knowledge of AAC, no assertion or Action of any violation of any Law, Governmental Order or Permit by AAC is currently threatened against AAC, in each case of (i) and (ii), except as would not be material to AAC, individually or in the aggregate. As of the date hereof, no investigation or review by any Governmental Authority with respect to AAC is pending or, to the knowledge of AAC, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be material to AAC, individually or in the aggregate.

(b) Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a material adverse effect on the ability of AAC to enter into and perform its obligations under this Agreement or any Transaction Agreement to which AAC is a party, as applicable, (i) there has been no action taken by AAC, or, to the knowledge of AAC, any officer, director, manager, employee, agent or representative of AAC, acting on behalf of AAC, in violation of any applicable Anti-Corruption Law, (ii) AAC has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) AAC has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) AAC has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 6.07 Financial Ability; Trust Account.

(a) As of the date of this Agreement, AAC has $690,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 2, 2021, by and between AAC and the Trustee on file with the SEC Reports of AAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, AAC Organizational Documents and AAC’s final prospectus dated March 1, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. AAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since March 2, 2021, AAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of AAC to dissolve or liquidate pursuant to the AAC Organizational Documents shall terminate, and, as of the Closing, AAC shall have no obligation whatsoever pursuant to the AAC Organizational Documents to dissolve and liquidate the assets of AAC by reason of the consummation of the transactions contemplated hereby. To AAC’s knowledge, as of the date hereof, following the Closing, no shareholder of AAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to have its AAC Class A Ordinary Shares redeemed pursuant to the AAC Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of AAC and, to the knowledge of AAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of AAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate, or (ii) entitle any Person (other than shareholders of AAC who shall have elected to redeem their AAC Class A Ordinary Shares pursuant to the AAC Shareholder Redemption or the underwriters of AAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, AAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to AAC on the Closing Date.

(c) As of the date hereof, AAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08 Brokers’ Fees. Except for the Persons set forth on Schedule 6.08 of the AAC Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by AAC or any of its Affiliates, including the Sponsor or Cannae. Schedule 6.08 of the AAC Schedules sets forth AAC’s good faith estimate of the fees payable to each such Person listed thereon in connection with the consummation of the transactions contemplated hereby.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) AAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 2, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of AAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. As of the date of this Agreement, AAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) AAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to AAC is made known to AAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To AAC’s knowledge, such disclosure controls and procedures are effective in timely alerting AAC’s principal executive officer and principal financial officer to material information required to be included in AAC’s periodic reports required under the Exchange Act.

(c) AAC has established and maintained a system of internal controls. To AAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of AAC’s financial reporting and the preparation of AAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by AAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of AAC. AAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither AAC (including any employee thereof) nor AAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by AAC, (ii) any fraud, whether or not material, that involves AAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by AAC, or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of AAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of AAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10 Business Activities.

(a) Since its incorporation, AAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the AAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon AAC or to which AAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of AAC or any acquisition of property by AAC or the conduct of business by AAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of AAC to enter into and perform its obligations under this Agreement.

(b) AAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except the AAC Parties and for the transactions contemplated by this Agreement. Except for this Agreement and the Transactions, neither AAC nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against AAC or its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on AAC’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to AAC and its Subsidiaries, taken as a whole), (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of AAC and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to AAC and its Subsidiaries, taken as a whole), (iii) disclosed in the AAC Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.10(d) of the AAC Schedules, AAC is, and at no time has been, party to any Contract with any other Person that would require payments by AAC in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) and Contracts set forth on Schedule 6.10(d) of the AAC Schedules).

Section 6.11 Capitalization.

(a) The authorized share capital of AAC consists of 961,000,000 shares, including (i) 800,000,000 AAC Class A Ordinary Shares, (ii) 80,000,000 AAC Class B Ordinary Shares, (iii) 80,000,000 AAC Class C Ordinary Shares, and (iv) 1,000,000 preference shares, par value $0.0001 per share (“AAC Preferred Shares”), of which (A) 69,000,000 AAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 14,785,714 AAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, (C) 14,785,714 AAC Class C Ordinary Shares are issued and outstanding as of the date of this Agreement, and (D) no AAC Preferred Shares are issued and outstanding as of the date of this Agreement. AAC has issued (x) 10,533,333 Founder AAC Warrants that entitle the Sponsor to purchase AAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement, and (y) 17,250,000 Non-Founder AAC Warrants (not including any Non-Founder AAC Warrants that may be purchased pursuant to the Forward Purchase Agreements) that entitle the holder to purchase AAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement, and (z) under the Forward Purchase Agreement, Cannae is entitled to purchase 1,250,000 warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding AAC Ordinary Shares and AAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain AAC Ordinary Shares held by the Sponsor. Except for this Agreement and the transactions contemplated hereby, the Forward Purchase Agreement, the AAC Warrants and the Cannae Backstop Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, restricted stock units, warrants, rights or other securities convertible into or exchangeable or exercisable for AAC Ordinary Shares or the equity interests of AAC, or any other Contracts to which AAC is a party or by which AAC is bound obligating AAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, AAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in AAC. Except as disclosed in the SEC Reports, the AAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of AAC to repurchase, redeem or otherwise acquire any securities or equity interests of AAC. There are no outstanding bonds, debentures, notes or other Indebtedness of AAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which AAC Shareholders may vote. Except as disclosed in the SEC Reports, AAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to AAC Ordinary Shares or any other equity interests of AAC. AAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of AAC representing 35% or more of the combined voting power of the issued and outstanding securities of AAC.

Section 6.12 Status of AAC Parties. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Each of AAC and Merger Sub is, and has been at all times since its formation, properly treated as a corporation for U.S. federal income Tax purposes, and no election has ever been made or is pending to change such treatment. All outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable and are owned by AAC free and clear of any Lien.

Section 6.13 NYSE Stock Market Listing. The issued and outstanding units of AAC, each such unit comprised of one (1) AAC Class A Ordinary Share and one-fourth of one AAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AUS.U”. The issued and outstanding AAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AUS”. The issued and outstanding Non-Founder AAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AUS WS”. AAC is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of AAC, threatened against AAC by the NYSE or the SEC with respect to any intention by such entity to deregister the AAC Class A Ordinary Shares or Non-Founder AAC Warrants or terminate the listing of AAC Class A Ordinary Shares or Non-Founder AAC Warrants on the NYSE. None of AAC or its Affiliates has taken any action in an attempt to terminate the registration of the AAC Class A Ordinary Shares or Non-Founder AAC Warrants under the Exchange Act except as contemplated by this Agreement. AAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the AAC Class A Ordinary Shares from the NYSE or the SEC.

Section 6.14 Cannae Backstop

(a) AAC has delivered to the Company a true, correct and complete copy of the Cannae Backstop Agreement. To the knowledge of AAC, with respect to Cannae, the Cannae Backstop Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by AAC. The Cannae Backstop Agreement is a legal, valid and binding obligation of AAC and, to the knowledge of AAC, Cannae, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Cannae Backstop Agreement violates any Laws. The Cannae Backstop Agreement provides that the Company is a third party beneficiary of certain provisions thereto. There are no other agreements, side letters, or arrangements between AAC and Cannae relating to the Cannae Backstop Agreement that could affect the obligations of Cannae under the Cannae Backstop Agreement, and, as of the date hereof, AAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Cannae Backstop Agreement not being satisfied, or the Cannae Backstop Amount not being available to AAC, on the Closing Date, if applicable. No event has occurred that, with or without notice, lapse of time or both, may reasonably be expected to constitute a default or breach on the part of AAC under any material term or condition of the Cannae Backstop Agreement and, as of the date hereof, AAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Cannae Backstop Agreement. The Cannae Backstop Agreement contains all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of Cannae to contribute to AAC the Cannae Backstop Amount.

(b) No fees, consideration or other discounts are payable or have been agreed by AAC or any of its Subsidiaries (including, from and after the Closing, the Company and its respective Subsidiaries) to Cannae in respect of the Cannae Backstop Amount, except as set forth in the Cannae Backstop Agreement.

Section 6.15 Sponsor Agreement. AAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by AAC. The Sponsor Agreement is a legal, valid and binding obligation of AAC and, to the knowledge of AAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of AAC under any material term or condition of the Sponsor Agreement.

Section 6.16 Investment Company Act. AAC is not an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.17 Section 280G and 409A of the Code.

(a) Neither the execution and delivery of this Agreement by AAC nor the consummation of the Merger or the Domestication will (whether alone or in connection with any subsequent event(s)) result in the payment of any amount (whether in cash or property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(b) AAC does not have any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code.

ARTICLE VII

COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Schedule 7.01 of the Company Schedules or consented to by AAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business, and (z) no such actions or failure to take such actions shall serve as a basis for AAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that to the extent practicable, prior to taking any such material actions the Company shall use good faith efforts to provide written notice to AAC and consult with AAC on such actions or, if not practicable, shall provide written notice reasonably promptly thereafter. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 7.01 of the Company Schedules, as consented to by AAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents, except as otherwise required by Law;

(b) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of, or membership or ownership interests in, the Company or any of its Subsidiaries, or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of or ownership interests in the Company or any of its Subsidiaries, or convertible into or exercisable or exchangeable for such securities or interests, except, in the case of both

(i) and (ii), in the ordinary course of business or in connection with the hiring of new employees (as permitted under the terms of this Section 7.01), in each case to the extent permitted under the terms of any Company Benefit Plan in existence as of the date of this Agreement;

(c) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity or ownership interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of capital stock (or other equity or ownership interests) of the Company or any of its Subsidiaries, except, in each case, to the extent permitted under the terms of any Company Benefit Plan in existence as of the date of this Agreement;

(d) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of any shares of capital stock or other equity or ownership interests in or securities of the Company (including any such event that involves the creation of any new classes or series of equity or ownership interests);

(e) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(f) make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(g) change its residence for any Tax purposes;

(h) directly or indirectly, incur, or modify in any material respect the terms of, or cancel or forgive any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than Indebtedness for borrowed money under the WR Loan; or

(i) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or its Subsidiaries or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law, or (z) in the opinion of legal counsel of the Company, as applicable, would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and the Company shall cause its Subsidiaries to, afford to AAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, as applicable, in each case, as AAC and its Representatives may reasonably request solely for purposes of consummating the Transactions, provided, however, AAC shall not be permitted to perform any environmental sampling at any leased real property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by AAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read AAC’s final prospectus, dated March 1, 2020 and other SEC Reports, the AAC Organizational Documents, and the Trust Agreement and understands that AAC has established the Trust Account described therein for the benefit of AAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledge that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by March 2, 2023 or such later date as approved by the shareholders of AAC to complete a Business Combination, AAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by AAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company’s or the equityholders’ of the Company’s right to pursue a claim against AAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Proxy Solicitation; Other Actions.

(a) The Company agrees to, as promptly as practicable, provide the following in connection with the AAC’s initial filing of the Form S-4 and Proxy Statement/Prospectus with the SEC: (i) audited financial statements, including consolidated statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 2020 and 2019 and consolidated balance sheets as of December 31, 2020 and 2019, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB, prepared in accordance with GAAP and Regulation S-X; and (ii) unaudited financial statements, including a consolidated statement of income, members’ equity and cash flows of the Company and its Subsidiaries for the fiscal quarters ended March 31, 2021 and 2020 and a consolidated balance sheets as of March 31, 2021 and 2020, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, AAC and its counsel in connection with (A) the drafting of the Form S-4 and Proxy Statement/Prospectus, and (B) responding in a timely manner to comments on the Form S-4 and Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with AAC in connection with the preparation for inclusion in the Form S-4 and Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to AAC Shareholders, the Company will give AAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries, or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, AAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by AAC pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

Section 7.05 Equityholder Notices; Information Statement. At least 24 hours prior to the Company’s solicitation of the Company Written Consent, the Company shall prepare and deliver to all holders of Company Shares a written notice in accordance with the Company’s Bye-law 34.2 notifying of the intended taking of such action (together with a reasonably detailed description of the actions taken thereby and any information required to be provided under applicable Law or such entity’s governing documents), which notice(s) shall be in form and substance reasonably acceptable to AAC.

ARTICLE VIII

COVENANTS OF AAC

Section 8.01 Indemnification and Insurance.

(a) From and after the Effective Time, AAC agrees that (to the maximum extent permitted by applicable Law) it shall indemnify and hold harmless each present and former director, manager and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after such Effective Time, to the fullest extent that the Company, or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, following the Closing, AAC shall and shall cause the Surviving Company and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, AAC shall, or shall cause one (1) or more of its Subsidiaries to, purchase or maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to AAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall AAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by AAC and its Subsidiaries for such insurance policy for the first full year such insurance policy is in effect following the Closing; provided, however, that the Company may, in the alternative, cause coverage to be extended under any such current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing (the “D&O Tail”), except that in no event shall AAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for the first full year such insurance policy is in effect following the Closing.

(c) AAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current equityholders, members, or other Affiliates of such equityholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of AAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree, following the Closing, (i) that AAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that AAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the AAC’s or the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably, waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on AAC, the Surviving Company, and all successors and assigns of AAC and the Surviving Company. In the event that AAC and the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the AAC or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of AAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.02 of the AAC Schedules or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), no AAC Party shall, and shall not permit any of its respective Subsidiaries to:

(i) change, modify or amend the Trust Agreement or the AAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, AAC; (B) split, combine or reclassify any capital stock of, or other equity interests in, AAC; or (C) other than in connection with AAC Shareholder Redemption or as otherwise required by AAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, AAC;

(iii) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or change its residence for any Tax purposes;

(iv) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, AAC (including any AAC Preferred Shares) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of AAC Ordinary Shares in connection with the Cannae Backstop Agreement as contemplated herein, or (B) amend, modify or waive any of the terms or rights set forth in, any AAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(ix) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, AAC shall, and shall cause its Subsidiaries to, comply with and continue performing under, as applicable, the AAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which AAC or its Subsidiaries may be a party.

Section 8.03 Cannae Backstop. Unless otherwise approved in advance in writing by the Company, AAC shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of or provide consent to (including consent to termination) any provision or remedy under, or any replacements of, the Cannae Backstop Agreement. AAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Cannae Backstop Agreement on the terms and conditions described therein, including maintaining in effect the Cannae Backstop Agreement and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable in the Cannae Backstop Agreement and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Cannae Backstop Agreement (other than conditions that AAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, as applicable, consummate transactions contemplated by the Cannae Backstop Agreement at or prior to Closing; and (c) without limiting the Company’s enforcement thereunder or pursuant Section 12.13, enforce its rights under the Cannae Backstop Agreement in the event that all conditions in the Cannae Backstop Agreement (other than conditions that AAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause Cannae to pay to (or as directed by) AAC the Cannae Backstop Amount. Without limiting the generality of the foregoing, AAC shall give the Company, prompt (and, in any event within one (1) Business Day) written notice: (i) prior to any amendment to the Cannae Backstop Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Cannae Backstop Agreement (or any Cannae Subscriptions thereunder) known to AAC; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Cannae Backstop Agreement or any provisions of such agreement; and (iv) if AAC does not expect to receive all or any portion of the Cannae Backstop Amount on the terms, in the manner or from the persons contemplated by such agreement. AAC shall deliver all notices it is required to deliver under the Cannae Backstop Agreement on a timely basis in order to cause Cannae to consummate the transactions contemplated thereunder concurrently with the Closing.

Section 8.04 Sponsor Agreement Matters. AAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. AAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to AAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and, without limiting the Company’s rights thereunder or pursuant to Section 12.13, to enforce its rights under each such agreement. Without limiting the generality of the foregoing, AAC shall give the Company, prompt (and, in any event within one (1) Business

Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to AAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to AAC or its Subsidiaries by third parties that may be in AAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of AAC would result in the loss of attorney-client privilege or other privilege from disclosure, AAC shall afford to the Company and its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to its respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of AAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of AAC that are in the possession of AAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Affiliates and their respective Representatives under this Agreement shall be kept confidential.

Section 8.06 AAC Stock Exchange Listing. From the date hereof through the Closing, AAC shall use reasonable best efforts to ensure AAC remains listed as a public company on, and for shares of AAC Class A Ordinary Shares and AAC Warrants to be listed on, the NYSE. In connection with the consummation of the transactions contemplated hereby, AAC shall use its reasonable best efforts to cause the AAC Class A Ordinary Shares and AAC Warrants to be listed for trading on the NASDAQ, including by submitting prior to the Closing an initial listing application with the NASDAQ (the “NASDAQ Listing Application”). Each of AAC and the Company will use their respective reasonable best efforts to (i) cause the NASDAQ Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the NASDAQ Listing Application, and (iii) have the NASDAQ Listing Application approved by the NASDAQ as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NASDAQ Listing Application, or response to NASDAQ comments with respect thereto, will be made by AAC without providing the Company a reasonable opportunity to review and comment thereon. Each of AAC and the Company will promptly notify one another upon the receipt of any comments from the NASDAQ or any request from the NASDAQ for amendments or supplements to the NASDAQ Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the NASDAQ Listing Application received from the NASDAQ and advise the other on any oral comments with respect to the NASDAQ Listing Application received from the NASDAQ. AAC will advise the Company, promptly after AAC receives notice thereof, of the time of the approval of the NASDAQ Listing Application and the approval of the AAC Class A Ordinary Shares and AAC Warrants for listing on the NASDAQ, subject only to official notice of issuance.

Section 8.07 AAC Public Filings. From the date hereof through the Closing, AAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the Effective Time, AAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any equity securities of AAC (or the Company), respectively, or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Omnibus Incentive Plan. Prior to the Effective Time, AAC shall, subject to obtaining the approval of the shareholders of AAC for the Omnibus Incentive Plan Proposal, adopt an Omnibus Incentive Plan in a form to be mutually agreed upon by the Company and AAC (which will be the same, in all material respects, as the Wynn Resorts, Limited Amended and Restated 2014 Omnibus Incentive Plan); provided that such Omnibus Incentive Plan shall include an award pool equal to 12% of the Surviving Company’s fully-diluted outstanding stock immediately after the Closing, and a 5% evergreen.

Section 8.10 Qualification as an Emerging Growth Company. AAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause AAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.11 Termination of Forward Purchase Agreement. Prior to the Closing, AAC agrees that it shall terminate the Forward Purchase Agreement and shall take all actions necessary to effectuate the foregoing.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Regulatory Approvals.

(a) Each of the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Form S-4 and Proxy Statement/Prospectus, filing fees payable pursuant to the HSR Act or other Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws, Gaming Laws or other applicable Laws, or (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws or Gaming Laws) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions (including the Requisite Gaming Approvals). Each Party shall provide to the other parties copies of all substantive correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 9.01. Each of the Parties shall promptly inform the other of any substantive oral communication with, and provide copies of any substantive written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No Party shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving AAC (in the case of the Company) or the Company (in the case of the AAC Parties) prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate; provided that, without the Company’s consent (which it may withhold in its discretion), AAC shall not have the right to attend or participate in any meeting or conference call with a Gaming Authority unless such attendance is required by such Gaming Authority. In the event AAC or the Company is prohibited from participating in or attending any substantive meeting or substantive conference call, the participating party shall keep AAC or the Company, as applicable, promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, but subject to Section 9.01(d), the Parties will consult and cooperate with one another, and consider in good faith the views of one another so as to mutually agree on any strategies and decisions, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party or its Affiliates relating to proceedings under Antitrust Laws or other applicable Laws. Notwithstanding anything in this Agreement or any Transaction Agreement to the contrary, any documents or other materials provided pursuant to this Section 9.01(b) or other provision of this Agreement by any Party may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the Parties may, as each deems advisable, reasonably designate any material provided under this Section 9.01 or other provision of this Agreement as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party (i) documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act or (ii) personal financial or background information relating to any officers or directors that are submitting personal applications for Gaming Approvals. Without limiting the generality of the undertakings pursuant to this Section 9.01, each Party shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act, any necessary or appropriate filings pursuant to applicable Gaming Laws and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof (and, in the case of filings under the HSR Act, no later than ten (10) Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Antitrust Law regarding preacquisition notifications for the purpose of competition reviews). AAC shall supply as promptly as practicable (and shall respond no later than five (5) days following any request) any additional information and documentary material relating to AAC and the Sponsor that may be requested by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including, with respect to AAC and the Sponsor, providing financial information and certificates as well as personal information of senior management, directors or control persons, and requesting that individuals with appropriate seniority and expertise make themselves available to participate in discussions or hearings). AAC shall cause the filings made by it (or by its ultimate parent entity, if applicable) under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. In furtherance and not in limitation of the foregoing, AAC shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to (i) AAC (including any of its directors, officers, employees, partners, members, shareholders or control persons), and (ii) AAC’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates (including to the extent required pursuant to paragraph 4 of the Sponsor Agreement).

(c) Subject to Section 9.01(d), if any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the Parties shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions); and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by the Parties to litigate in connection with such matters must be mutually agreed by AAC and the Company.

(d) Without limiting the Company’s general efforts obligations set forth in this Section 9.01 but notwithstanding anything else to the contrary set forth herein, solely with respect to the Requisite Gaming Approvals, it is agreed that the Company shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions or nonactions, approvals consents, waivers, exemptions and approvals that may be sought by or from, any Gaming Authority, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the Transactions; provided that the Company shall consult in good faith with AAC regarding any such decisions and activities.

(e) Notwithstanding the foregoing (but subject to Section 9.01(h)), AAC shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of AAC or its controlled Affiliates and any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets); and (ii) otherwise taking or committing to take actions that after the Closing Date would limit AAC’s or its controlled Affiliates’ freedom of action with respect to, or its ability to retain or control, one (1) or more of the businesses, product lines, rights or assets of AAC and its controlled Affiliates or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date).

(f) From the date of this Agreement until Closing, AAC shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate) (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(g) Notwithstanding anything else contained herein to the contrary, AAC shall pay, or cause to be paid, all filing fees payable by any Party pursuant to Antitrust Laws in connection with the Transactions.

(h) Notwithstanding anything to the contrary in this Section 9.01, without the prior written consent of the Company, none AAC or any of its Representatives shall take, or agree with any Governmental Authority to take, any action contemplated by this Section 9.01 or otherwise if such action, individually or in the aggregate with any other such actions contemplated by this Section 9.01 or otherwise, would reasonably be expected to adversely affect the business, financial condition or results of operations of the Company or its Subsidiaries in any material respect (each such action, a “Burdensome Condition”).

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII, Article VIII or Article IX, including the obligations of the Parties with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, the Parties shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Party or its respective controlled Affiliates is required to obtain in order to consummate the Transactions, provided that the Company and AAC shall not be required to pay any consideration or incur any costs, fees or expenses in connection with obtaining any such consents or approvals; and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall the AAC Parties, the Company or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or that is otherwise required in connection with the consummation of the Transactions.

Section 9.03 Preparation of Form S-4 and Proxy Statement/Prospectus; AAC Special Meeting.

(a) Proxy Statement/Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement, AAC and the Company shall use reasonable best efforts to prepare, and shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either AAC or the Company, as applicable), and AAC shall file with the SEC, the Form S-4 in connection with the registration under the Securities Act of the AAC Class A Ordinary Shares to be issued under this Agreement and the effect of the Transactions on the AAC Warrants, which Form S-4 will contain (subject to Section 9.03(a)iv)) the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing AAC Shareholders with the opportunity to redeem AAC Class A Ordinary Shares (effective upon the consummation of the Transactions) by delivering an election to redeem in respect of such shares not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “AAC Shareholder Redemption”); and (B) soliciting proxies from holders of AAC Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of the AAC Organizational Documents in the form of the AAC Bye-Laws attached as Exhibit A hereto (including the approval of each provision of the AAC Bye-Laws that reasonably requires a separate vote under SEC or NYSE rules); (3) the issuance of AAC Class A Ordinary Shares in connection with the Merger and the Cannae Backstop Agreement, in each case, including as may be required under the NYSE; (4) the approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) (the proposals contemplated by clauses (1) through (4), collectively, the “Required AAC Shareholder Approvals”); (5) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Prospectus, the Form S-4 or correspondence related thereto; (6) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (7) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (1) through (7), collectively, the “AAC Shareholder Matters”). Without the prior written consent of the Company, the AAC Shareholder Matters and the AAC Sponsor Matters, if required, shall be the only matters (other than procedural matters) which AAC shall propose to be acted on by AAC Shareholders at the Special Meeting, as adjourned or postponed. Each of AAC and the Company shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Each of AAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, AAC and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of AAC and to the equityholders of the Company.

(ii) Each of AAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Prospectus filed in response thereto. If AAC or the Company becomes aware that any information contained in the Form S-4 or the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties, and (y) AAC and the Company shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form S-4 and the Proxy Statement/Prospectus. AAC and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of AAC Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the AAC Organizational Documents. Each of the Company and AAC shall provide the other parties, including the Company, with copies of any written comments, and shall inform such other parties, including the Company, of any oral comments, that such party receives from the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties, including the Company, a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. AAC and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(iii) AAC shall file the Proxy Statement/Prospectus on Schedule 14A in accordance with the rules and regulations of the Exchange Act. AAC and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with applicable Law for a date no later than thirty-five (35) days following the SEC

Clearance Date (subject to Section 10.03(b)), (ii) cause the Proxy Statement/Prospectus to be disseminated to AAC Shareholders in compliance with applicable Law, and (iii) consult and mutually agree with the Company with respect to the foregoing.

(iv) The Company shall be permitted to prepare and mail to equityholders of the Company a separate consent solicitation statement in connection with the solicitation of the Company Written Consent (which such statement shall not, unless otherwise agreed by the Parties, be included in the Form S-4 or otherwise filed with the SEC). With respect to the foregoing, each of AAC and the Company shall cooperate, consult and mutually agree with each other to the same extent as if the consent solicitation statement were included in the Form S-4.

(b) AAC Special Meeting; Company Consent Solicitation. AAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of AAC Shareholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of AAC Shareholder Matters. AAC shall include the AAC Board Recommendation in the Proxy Statement/Prospectus. The board of directors of AAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the AAC Board Recommendation for any reason. AAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the AAC Shareholder Matters shall not be affected by any intervening event or circumstance, and AAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting, and submit for the approval of its shareholders the AAC Shareholder Matters, regardless of any intervening event or circumstance. AAC shall duly call, give notice of, convene and hold the Special Meeting as promptly as practicable after the date hereof, in accordance with applicable Law. Notwithstanding anything to the contrary contained in this Agreement, AAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than twenty (20) days (without the Company’s prior written consent): (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of AAC has determined in good faith is required by applicable Law is disclosed to AAC Shareholders and for such supplement or amendment to be promptly disseminated to AAC Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient AAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Required AAC Shareholder Approvals; provided that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. The Company shall use its reasonable best efforts to take all actions necessary to obtain the Company Written Consent and the governing body of the Company shall not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, their recommendation that the equityholders of the Company deliver the Company Written Consent.

Section 9.04 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than AAC and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of the Company’s voting, economic or other equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or as permitted pursuant to Section 7.01 (and any disclosures in the Company Schedules relating thereto)) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition or transaction, but excluding the Transactions, an “Acquisition Transaction”). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, AAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and its equityholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company and its equityholders, Affiliates and Representatives. AAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05 Tax Matters.

(a) The Parties intend that, for U.S. federal income tax purposes, (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of AAC, the Company, and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations and (ii) the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (clauses (i) and (ii) collectively, the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the Parties knows of any fact or circumstance, or has taken or will take any action (nor will they permit any of their Affiliates to take any action), if such fact, circumstance or action would be reasonably expected to cause the Transactions to fail to qualify for the Intended Tax Treatment. The Parties shall use their respective reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. The transactions contemplated by this Agreement shall be reported by the Parties for all applicable Tax purposes in accordance with the Intended Tax Treatment (including in Tax Returns, Actions and any communication with any Governmental Authority), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, and each Party shall use its reasonable best efforts to execute and deliver to counsel of the Company, and/or AAC, as the case may be, letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company, or AAC, as the case may be, at such time and times as such counsel shall reasonably request, including, if applicable, in connection with the filing and/or effectiveness of the Proxy Statement/Prospectus. For the avoidance of doubt, any tax opinion, if any, to be delivered in connection with the transactions contemplated by this Agreement shall not be a condition to Closing under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, at the reasonable request of the Company after the date of this Agreement but prior to the time at which the Required AAC Shareholder Approvals have been obtained, the Parties shall use their respective reasonable best efforts to restructure the Transactions (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by adding a second merger to take place immediately after the Merger whereby the Surviving Company would merge with and into a newly formed, direct wholly-owned Subsidiary of AAC formed under the Laws of Bermuda that is treated as disregarded as separate from AAC for U.S. federal income tax purposes (“Newco”), with Newco being the surviving company in such second merger.

Section 9.06 Confidentiality; Publicity.

(a) AAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company, in the case of the AAC Parties, or AAC, in the case of the Company and its Affiliates (which consent, in any case, shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case the applicable Party shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect AAC’s obligations pursuant to Section 9.03.

Section 9.07 Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 9.08 Transaction Agreements.

(a) At or prior to the Closing, each of the Parties shall execute and deliver to the other Parties the Investor Rights Agreement, the Registration Rights Agreement, and the other Transaction Agreements to which it is contemplated to be a party.

(b) On or prior to the Closing, the Company will (or will cause its applicable Subsidiaries to) execute and deliver to Company Parent duly executed counterparts to those certain intercompany agreements attached hereto as Exhibit E attached hereto, with such changes as the Company (acting reasonably and in good faith) and Company Parent deem necessary or advisable (collectively, the “Intercompany Agreements”). For clarity, and notwithstanding anything to the contrary herein, the Company’s (or its Subsidiaries’) entry into the Intercompany Agreements will not constitute a breach of any representation, warranty, covenant or agreement set forth in this Agreement or any of the other Transaction Agreements.

Section 9.09 AAC Board of Directors. Each of AAC and the Company shall take, or cause to be taken, the actions set forth in this Section 9.09 prior to the Closing:

(a) The Company and AAC shall cause each Person serving and not continuing as a member of the board of directors of the Company and AAC to resign from such position, effective upon the Effective

Time. The Company and AAC shall elect or otherwise cause the Persons designated in accordance with Schedule 9.09 of the Company Schedules to comprise the entire board of directors of AAC, effective upon the Effective Time.

(b) Each of the Company and AAC shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.09(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 9.09(a), and (y) the Company or AAC, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one (1) or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Act. Any applicable waiting period(s) (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have expired or terminated, as the case may be.

(b) Gaming Approvals. All of the Requisite Gaming Approvals shall have been obtained.

(c) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(d) Net Tangible Assets. AAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to any payments required to be made in connection with the AAC Shareholder Redemption.

(e) Stockholder Approval. The Required AAC Shareholder Approvals shall have been obtained.

(f) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) Stock Exchange Listing. (i) The AAC Class A Ordinary Shares and AAC Warrants shall continue to be listed on the NYSE as of immediately prior to the Closing and the AAC Class A Ordinary Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof, or (ii) the AAC Class A Ordinary Shares and AAC warrants shall be approved for listing on NASDAQ such that the AAC Class A Ordinary Shares and AAC Warrants issued and outstanding prior to Closing and the AAC Class A Ordinary Shares to be issued in connection with the Transactions or that may become issuable following the Transactions pursuant to the terms of any Transaction Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 10.02 Additional Conditions to Obligations of the AAC Parties. The obligations of the AAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by AAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 5.01 (Organization) (which are not qualified by Material Adverse Effect), Section 5.03 (Due Authorization), Section 5.06 (other than clause (c) therein) (Current Capitalization) and Section 5.14 (Brokers’ Fees), (collectively, the “Specified Company Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 5.01 (Organization) that are qualified by Material Adverse Effect and in Section 5.13(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in Article V (other than the Specified Company Representations and the representations and warranties of the Company contained in Section 5.01 that are qualified by Material Adverse Effect and in Section 5.13(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The respective covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to AAC a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Closing Deliverables. The Company shall have delivered to AAC counterparts to each of the Investor Rights Agreement and the Registration Rights Agreement to be entered into by the holders of Company Shares, to the extent party thereto, duly executed by each such Person.

(e) Equityholder Approvals. The Company Written Consent shall have been obtained and delivered to AAC by holders of the requisite majority of the Company Shares.

(f) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Company.

(a) Representations and Warranties.

(i) Each of the representations and warranties of the AAC Parties contained in Article VI (other than the representations and warranties of AAC contained in Section 6.01 (Corporate Organization) that are not qualified by material adverse effect, Section 6.02 (Due Authorization), Section 6.08 (Brokers’ Fees) (collectively, the “Specified AAC Representations”) and Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material

Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on AAC or prevent or materially delay or impair the ability of AAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(ii) The Specified AAC Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of AAC contained in Section 6.11 shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the AAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. AAC shall have delivered to the Company a certificate signed by an officer of AAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) Closing Deliverables. AAC, shall have delivered to the Company an executed copy of the Investor Rights Agreement and the Registration Rights Agreement and AAC shall have delivered to the Company counterparts to each of the foregoing to be entered into by the Sponsor or Cannae (and their respective equityholders, to the extent party thereto) in connection with the Closing, duly executed by each such Person.

(e) Domestication. The Domestication shall have been consummated on the Closing Date prior to the Effective Time in accordance with Section 2.02 and a copy of the certificate of continuation issued by the Registrar in relation thereto shall have been delivered to the Company.

Section 10.04 Frustration of Conditions. None of the AAC Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and AAC;

(b) prior to the Closing, by written notice to the Company from AAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date AAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from AAC of such breach, but only as long as the

Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 10, 2022 (as such date may be extended pursuant to clause (A)(I) of the following proviso, the “Termination Date”); provided that (A) (I) if on the Termination Date, the condition to consummate the Transactions in Section 10.01(b) shall not have been satisfied, and (II) each of the other conditions set forth in Article X have been satisfied, waived or remain capable of satisfaction as of such date, then the Termination Date shall automatically be extended (on no more than two (2) occasions) for a period of ninety (90) days, and (B) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (as the Termination Date may be extended pursuant to clause (B), the “Extended Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if AAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to AAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the AAC Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating AAC Breach”), except that, if any such Terminating AAC Breach is curable by the AAC Parties through the exercise of their commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or Extended Termination Date, as applicable) after receipt by AAC of notice from the Company of such breach, but only as long as the AAC Parties continue to exercise such commercially reasonable efforts to cure such Terminating AAC Breach (the “AAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating AAC Breach is not cured within AAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from either the Company or AAC to the other if the Required AAC Shareholder Approvals are not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided that the right to terminate this Agreement under this Section 11.01(d) shall not be available to AAC if, at the time of such termination, AAC is in breach of Section 9.03; or

(e) by AAC, if the Company Written Consent is not delivered to AAC by holders of the requisite majority of the Company Shares within two (2) Business Days of AAC notifying the Company that the Form S-4 has become effective.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement that are for its benefit by an instrument in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to AAC:

Austerlitz Acquisition Corporation I

1701 Village Center Circle

Las Vegas, NV 89134

Attn: Michael L. Gravelle, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:       Michael J. Aiello

               Sachin Kohli

E-mail:   michael.aiello@weil.com

               sachin.kohli@weil.com

(b)	If to the Company:

Wynn Interactive Ltd.

3131 Las Vegas Blvd.

S., Las Vegas, NV 89109

Attn: Acting President

Email: craig.Billings@wynnresorts.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:     Eric L. Schiele, P.C.

             Jonathan L. Davis, P.C.

             Carlo Zenkner

Email:  eric.schiele@kirkland.com

             jonathan.davis@kirkland.com

             carlo.zenkner@kirkland.com

(c)	If, following the Closing, to AAC or the Surviving Company:

Wynn Interactive Ltd.

3131 Las Vegas Blvd.

S., Las Vegas, NV 89109

Attn: Acting President

Email: craig.Billings@wynnresorts.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:       Michael J. Aiello

               Sachin Kohli

E-mail:   michael.aiello@weil.com

               sachin.kohli@weil.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:      Eric L. Schiele, P.C.

              Jonathan L. Davis, P.C.

              Carlo Zenkner

Email:   eric.schiele@kirkland.com

              jonathan.davis@kirkland.com

              carlo.zenkner@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed, provided such Party remains fully responsible for the performance of any delegated obligations); provided that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and AAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, AAC shall bear and pay, or cause to be paid, at or promptly after Closing, all of the Transaction Expenses.

Section 12.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that State, without regard to any laws that might otherwise govern under applicable principles of conflicts or choice of law or otherwise; provided, however, that, (i) to the extent any provisions of this Agreement relate to the exercise of a director’s or officer’s fiduciary duties and/or similarly, statutory duties or obligations, in each case, of the Company and/or (ii) statutory provisions or other Laws of Bermuda are mandatorily applicable to the Merger and the Domestication, such provisions shall be governed by and in accordance with the laws of Bermuda.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (.PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Letter Agreement, dated as of April 20, 2021, by and between the Company and AAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or equityholders of any of the Parties shall not restrict the ability of the board of directors (or other body or entity performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or, subject to applicable Law, to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware (except to the extent, and solely to the extent, that any such Action that relates to the Merger or the Statutory Merger Agreement mandatorily must be brought in Bermuda), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, AAC acknowledges and agrees that the Company may, without breach of this Agreement, with respect to any Transaction Agreement to which the Company is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one (1) or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one (1) or more of the Company or the AAC Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party (or third party beneficiary, pursuant to the terms thereof) to any Transaction Agreement under such Transaction Agreement; provided such rights can only be enforced against the actual parties to the applicable Transaction Agreements in accordance with the terms thereof.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 9.05(a)), and (b) this Article XII.

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company; (iii) the AAC Representations constitute the sole and exclusive representations and warranties of AAC; (iv) except for the Company Representations by the Company and the AAC Representations by the AAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the AAC Representations by the AAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction

Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, AAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Obligations are Several. Except as expressly provided in this Agreement, all obligations, representations, warranties, covenants and agreements of the Parties contained in this Agreement are several and not joint.

Section 12.18 Legal Representation. Each of the Parties hereby, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, recognizes that Kirkland & Ellis LLP (“Counsel”) has served and may serve as counsel to some or all of the Company, on the one hand, and Company Parent and its Affiliates (individually and collectively, the “Company Parent Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and agrees that, following consummation of the transactions contemplated hereby, Counsel (or any of its successors) may serve as counsel to any member of the Company Parent Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Company Parent Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing the Company or any of its Subsidiaries or Company Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that with respect to any Privileged Communications such privilege from and after the Closing shall be controlled by Company Parent. As to any privileged attorney-client communications prior to the Closing between (x) Counsel and the Company or Counsel and any of the Company’s Subsidiaries or (y) Counsel and Company Owner or its Affiliates, in each case in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), AAC, the Company and each of its Subsidiaries, together with any of their respective

Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Merger and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) Company Parent, and none of AAC, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall take any action based on any copies of such records or intentionally access them, subject to the following sentence. In the event that the Company is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, the Company shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that the Company shall promptly notify Company Parent in writing (prior to the disclosure by the Company of any Privileged Communications to the extent practicable) so that Company Parent can seek a protective order, at its sole cost and expense (it being agreed that in no event shall any of the foregoing Persons be required to commence or pursue any litigation), and the Company agrees to use commercially reasonable efforts to assist therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date set forth above.

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ Richard N. Massey
Name:	Richard N. Massey
Title:	Chief Executive Officer

WAVE MERGER SUB LIMITED

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Director

WYNN INTERACTIVE LTD.

By:	/s/ Craig S. Billings
Name:	Craig S. Billings
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ANNEX B

Amended & Restated Bye-laws of

Wynn Interactive Limited

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

conyers.com

INTERPRETATION		B-1
1.	DEFINITIONS	B-1

SHARES		B-4
2.	Power to Issue Shares	B-4
3.	Power of the Company to Purchase its Shares	B-4
4.	Rights Attaching to Shares	B-4
5.	Calls on Shares	B-8
6.	Forfeiture of Shares	B-9
7.	Share Certificates	B-10
8.	Fractional Shares	B-10
REGISTRATION OF SHARES		B-10
9.	Register of Members	B-10
10.	Registered Holder Absolute Owner	B-10
11.	Transfer of Registered Shares	B-11
12.	Transmission of Registered Shares	B-11

ALTERATION OF SHARE CAPITAL		B-13
13.	Power to Alter Capital	B-13
14.	Variation of Rights Attaching to Shares	B-13
DIVIDENDS AND CAPITALISATION		B-13
15.	Dividends	B-13
16.	Power to Set Aside Profits	B-13
17.	Method of Payment	B-13
18.	Capitalisation	B-14

MEETINGS OF MEMBERS		B-14
19.	Annual General Meetings	B-14
20.	Special General Meetings	B-16
21.	Requisitioned General Meetings	B-16
22.	Notice	B-16
23.	Giving Notice and Access	B-17
24.	Postponement or cancellation of General Meeting	B-17
25.	Electronic Participation and security in Meetings	B-17
26.	Quorum at General Meetings	B-18
27.	Chairman to Preside at General Meetings	B-18
28.	Voting on Resolutions	B-18
29.	Power to Demand a Vote on a Poll	B-18
30.	Voting by Joint Holders of Shares	B-19
31.	Instrument of Proxy	B-19
32.	Representation of Corporate Member	B-20
33.	Adjournment of General Meeting	B-20
34.	Written Resolutions	B-20
35.	Directors Attendance at General Meetings	B-21

DIRECTORS AND OFFICERS		B-21
36.	Election of Directors	B-21
37.	Number of Directors	B-22
38.	Classes of Directors	B-22
39.	Term of Office of Directors	B-22
40.	Removal of Directors	B-23
41.	Vacancy in the Office of Director	B-23
42.	Remuneration of Directors	B-23

B-i

43.	Defect in Appointment	B-23
44.	Directors to Manage Business	B-23
45.	Powers of the Board of Directors	B-24
46.	Register of Directors and Officers	B-25
47.	Appointment of Officers	B-25
48.	Appointment of Secretary	B-25
49.	Duties of Officers	B-25
50.	Remuneration of Officers	B-25
51.	Conflicts of Interest	B-25
52.	Indemnification and Exculpation of Directors and Officers	B-26

MEETINGS OF THE BOARD OF DIRECTORS		B-30
53.	Board Meetings	B-30
54.	Notice of Board Meetings	B-30
55.	Electronic Participation in Meetings	B-30
56.	Representation of Corporate Director	B-30
57.	Quorum at Board Meetings	B-31
58.	Board to Continue in the Event of Vacancy	B-31
59.	Chairman to Preside	B-31
60.	Written Resolutions	B-31
61.	Validity of Prior Acts of the Board	B-31

CORPORATE RECORDS		B-31
62.	Minutes	B-31
63.	Place Where Corporate Records Kept	B-32
64.	Form and Use of Seal	B-32

ACCOUNTS		B-32
65.	Records of Account	B-32
66.	Financial Year End	B-32

AUDITS		B-32
67.	Annual Audit	B-32
68.	Appointment of Auditor	B-32
69.	Remuneration of Auditor	B-33
70.	Duties of Auditor	B-33
71.	Access to Records	B-33
73.	Vacancy in the Office of Auditor	B-33

BUSINESS COMBINATIONS		B-33
74.	Business Combinations	B-33

VOLUNTARY WINDING-UP AND DISSOLUTION		B-34
75.	Winding-Up	B-34

CHANGES TO CONSTITUTION		B-34
76.	Changes to Bye-laws	B-34
77.	Discontinuance	B-34

RESTRICTIONS		B-34
78.	No Gaming or Gaming Activities	B-34
79.	Holding Company	B-34
80.	Finding of Unsuitability or Disqualification	B-34
81.	Definitions Governing Bye-Laws 78-80	B-36

B-ii

Wynn Interactive Limited

INTERPRETATION

1.	DEFINITIONS

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Companies Act 1981;

“Affiliate”	means an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof;

“Auditor”	includes an individual, company or partnership;

“Beneficially Own” or “Beneficial Owner”	has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act;

“Board”	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities;

“Class A Share”	means a Class A share of a par value of US$0.0001 in the share capital of the Company;

“Class C Share”	means a Class C share of a par value of US$0.0001 in the share capital of the Company;

“Class V Share”	means a Class V share of a par value of US$0.0001 in the share capital of the Company;

“Company”	the company for which these Bye-laws are approved and confirmed;

“Company Consolidated Total Debt Ratio”	means, as of any date of determination, the ratio of (i) the aggregate indebtedness for borrowed money of the Company and its subsidiaries as of such date (without duplication and excluding intercompany indebtedness) minus the amount of unrestricted cash and cash equivalents that would be stated on the consolidated balance sheet of the Company as of such date to (ii) the consolidated EBITDA of the Company and its subsidiaries for the most recently ended four fiscal quarters for which financial statements are available (which may be internal financial statements) immediately preceding the date of such determination;

“Company Excessive Leverage Event”	means a Company Consolidated Total Debt Ratio in excess of 2.5 times;

“Company Group”	means the Company, each subsidiary of the Company (in each case so long as such subsidiary remains a subsidiary of the Company) and each other person that is controlled either directly or indirectly by the Company (in each case for so long as such person continues to be controlled either directly or indirectly by the Company);

“Director”	a director of the Company;

Wynn Interactive Limited

“EBITDA”	means earnings before interest, taxes, depreciation and amortization;

“Equity Securities”	means any and all Shares and other equity securities of the Company and Share Equivalents of the Company;

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time;

“Funding Party”	means Cannae Holdings, Inc.;

“Initial Business Combination”	the merger of WIL and Wave Merger Sub Limited, a Bermuda exempted company and a wholly owned subsidiary of the Company, being the merger from which WIL is the surviving company and a wholly owned subsidiary of the Company;

“Member”	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

“Memorandum of Association”	means the memorandum of association of the Company;

“notice”	written notice as further provided in these Bye-laws unless otherwise specifically stated;

“Officer”	any person appointed by the Board to hold an office in the Company;

“Organizational Documents”	means the Memorandum of Association, the Bye-laws and any other similar organizational documents of the Company;

“Permitted Transfer”[1]	means a transfer of Shares: (i) for bona fide estate planning purposes, that does not involve a disposition for value (other than with respect to any such gift for which the donor receives (a) equity interest of such donee or (b) such donee’s interests in the donor), (ii) by will, other testamentary document or intestate succession; (iii) to a partnership, limited liability company or other entity of which the transferor and the immediate family of the transferor are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii); or (v) if the transferor is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the transferor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor or affiliates of the transferor (including, for the avoidance of doubt, where the transferor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (b) as part of a distribution to members or shareholders of the Transferor;

[1]	Note to Draft: Additional exception for pledges in connection with third party debt to be added to long form document.

Wynn Interactive Limited

“Register of Directors and Officers”	the register of directors and officers referred to in these Bye-laws;

“Register of Members”	the register of members referred to in these Bye-laws;

“Resident Representative”	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

“Secretary”	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“SPAC Sponsor”	means Austerlitz Acquisition Sponsor, LP I;

“Share Equivalents”	means, with respect to any person, all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) common shares or other equity securities of such person (including any notes or other indebtedness convertible into or exchangeable for common shares or other equity securities of such person) and all other rights to purchase or otherwise acquire equity securities or securities convertible into, or exchangeable or exercisable for, equity securities;

“Share”	means a Class A Share, a Class C Share, a Class V Share or a Preference Share and includes a fraction of a share in the Company;

“Treasury Share”	a Share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

“WIL”	means the Company formerly known as Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda;

“WSI”	means WSI Investment, LLC, a Nevada limited liability company and a member of the Company as of the date of adoption of these Bye-laws; and

“Wynn Group”	means Wynn Resorts, Limited and each Person (other than any member of the Company Group) that is an Affiliate of WSI.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the phrase “issued and outstanding” in relation to shares, means shares in issue other than Treasury Shares;

Wynn Interactive Limited

(g)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(h)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.

In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1.

Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.

Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	Power of the Company to Purchase its Shares

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1.

At the date these Bye-laws are adopted, the share capital of the Company is divided into three classes: (i) Class A Shares; (ii) Class C Shares and (iii) Class V Shares. The holders of Class A Shares, Class C Shares and Class V Shares shall vote together as a single class on all matters (subject to Bye-law 14 “Variation of Rights Attaching to Shares”) and shall, subject to these Bye-laws and unless as otherwise expressly stated herein:

(a)	rank pari passu in all respects, including, without limitation in respect of the rights set out in (b) and (c) and (d) following;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.2.

The following is a statement of the additional designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of shares of the Company.

Wynn Interactive Limited

A.	CLASS A SHARES

(1) Voting. The holders of the Class A Shares are entitled to notice of and to attend all general meetings of the Company and to one (1) vote for each Class A Share held at all general meetings of the Company (including, for greater certainty upon the adoption of resolutions in writing in lieu of a general meeting). There shall be no cumulative voting. The Board shall have the power to designate any undesignated and unissued portion of the Company’s share capital as additional Class A Shares and to allot and issue such additional Class A Shares on such terms and conditions as it may determine. The rights conferred upon the holders of the Class A Shares shall not be deemed to be varied by such creation or allotment and issue of additional Class A Shares.

B.	CLASS C SHARES

(1) Voting. The holders of the Class C Shares are entitled to notice of and to attend all general meetings of the Company and to one (1) vote for each Class C Share held at all general meetings of the Company (including, for greater certainty upon the adoption of resolutions in writing in lieu of a general meeting). There shall be no cumulative voting. The number of authorised Class C Shares may be increased or decreased (but not below the number of authorised Class C Shares then issued) by (in addition to any vote of the holders of one or more other classes of shares of the Company that may be required by the terms of the Memorandum of Association or these Bye-laws) the affirmative vote of the holders of the Company’s issued shares representing a majority of the voting power of the issued and outstanding shares entitled to vote.

(2) Conversion. Class C Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Class C Share Conversion Ratio”), at the earlier of (x) a time following the closing of the Initial Business Combination in which the last reported sale price of the Class A Shares for any 20 trading days within a 30-trading day period equals or exceeds:

(a) US$15.25 if occurring before the third (3rd) anniversary of the closing of the Initial Business Combination;

(b) US$23.00 if occurring before the sixth (6th) anniversary of the closing of the Initial Business Combination; or

(c) US$35.00 if occurring before the ninth (9th) anniversary of the closing of the Initial Business Combination,

and (y) the date on which the Company completes a merger, amalgamation, share exchange, reorganisation or other similar transaction that results in both a Change of Control (as defined below) and all holders of Class A Shares and Class V Shares having the right to exchange their Class A Shares and Class V Shares for cash, securities or other property. For the avoidance of doubt, all Class C Shares shall automatically convert to Class A Shares upon the first to occur of any of this Bye-law 4.2B(2)(x)(a), (b) or (c), or Bye-law 4.2B(2)(y) above, at the Initial Class C Share Conversion Ratio.

(3) “Change of Control” means the occurrence of any one of the following after the consummation of a Business Combination (but, for greater certainty, not in connection with the Initial Business Combination) if any of the following occurs:

(a) a “person” or “group” (other than a member of the Wynn Group) within the meaning of Section 13(d) of the Exchange Act, other than the Company, any of its wholly owned subsidiaries and the Company’s and its wholly-owned subsidiaries’ respective employee benefit plans:

(i) has become the direct or indirect Beneficial Owner of Shares representing more than 50% of the voting power of the Shares; and

(ii) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in (b)(i) below has occurred; provided, however, that a “person” or “group” shall not be deemed a Beneficial Owner of, or to Own Beneficially, any securities tendered pursuant to a tender or exchange offer

Wynn Interactive Limited

made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder;

(b) the consummation of:

(i) any recapitalisation, reclassification or change of the Shares in issue (other than a change in par value, or changes resulting from a sub-division or consolidation) as a result of which all of the Shares in issue would be converted into, or exchanged for, shares, other securities, or other property or assets;

(ii) any share exchange, consolidation, amalgamation or merger of the Company pursuant to which all of the Class A Shares and Class V Shares in issue shall be converted into cash, securities or other property or assets (including any combination or consolidation thereof); or

(iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Company’s consolidated assets, taken as a whole, to any person or entity (other than one of the Company’s wholly owned subsidiaries or a member of the Wynn Group);

provided, however, that a transaction described in (b)(i) or (ii) in which the holders of all classes of the Company’s common shares immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common shares of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this (b);

(c) (i) the Members approve any plan or proposal for the Company’s liquidation (other than a liquidation that shall occur contemporaneously with a transaction described in (b)(ii) above); or

(ii) Class A Shares cease to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors);

provided, however, that a transaction or transactions described in (a) or (b) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of Shares, excluding cash payments for fractional Shares and cash payments made in respect of dissenters’ rights, in connection with such transaction or transactions consists of Shares that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests in which Class C Shares convert into.

(4) The foregoing Initial Class C Share Conversion Ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the date of adoption of these Bye-laws without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class C Shares in issue.

(5) References in this Bye-law to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class C Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class C Shares have been converted or exchanged at a price per Class C Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

(6) Notwithstanding anything to the contrary in this Bye-law, in no event may any Class C Share convert into Class A Shares at a ratio that is less than one-for-one.

Wynn Interactive Limited

(7) Catch-up Dividends. The holders of record the of Class C Shares shall be entitled to dividends without any interest thereon, on a pari passu basis with the other Shares, when and as declared by the Board; provided, however such dividends, if any, shall only be paid at such time that the Class C Shares convert to Class A Shares pursuant to Bye-law 4.2.B.

C.	CLASS V SHARES

(1) General. Except as expressly set forth in this Part C, Class V Shares shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Shares.

(2) Voting. The holders of the Class V Shares are entitled to notice of and to attend all general meetings of the Company and to ten (10) votes for each Class V Share held at all general meetings of the Company (including, for greater certainty upon the adoption of resolutions in writing in lieu of a general meeting). There shall be no cumulative voting. The number of authorised Class V Shares may be increased or decreased (but not below the number of authorised Class V Shares then issued) by the affirmative vote of the holders of the Company’s issued shares representing a majority of the voting power of the issued and outstanding shares entitled to vote (in addition to any vote of the holders of one or more other classes of shares of the Company that may be required by the terms of the Memorandum of Association or these Bye-laws).

(3) Conversion. Any or all Class V Shares held by a holder of Class V Shares shall automatically convert into Class A Shares on a one-for-one basis, without further action by the holder thereof, (i) at the option (exercised in writing to the Company and stating the number of such holder’s Class V Shares to be so converted) of such holder of such Class V Shares or (ii) upon the occurrence of a transfer (other than a Permitted Transfer) of such Class V Shares. The Register of Members of the Company shall be updated to effect such conversion and each outstanding share certificate that, immediately prior to such conversion, represented one or more Class V Shares shall be deemed to represent an equal number of Class A Shares, without the need for surrender or exchange thereof. The Company shall, upon the request of each such holder and upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing such holder’s Class A Shares. Upon the conversion of any Class V Share pursuant to the foregoing provisions, the number of authorised Class V Shares shall be diminished by the number of Class V Shares that were so converted and the number of Class A Shares shall increase in the same amount.

4.3.

The Board is authorised to provide for the issuance of Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to any Shares then issued and outstanding or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)

the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into shares of any other class) and, if so, the terms and conditions of such conversion or

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exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)

whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)	the rights of holders of that series to elect or appoint directors; and

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.

Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.5.

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1.

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not

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made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.

Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

6.	Forfeiture of Shares

6.1.

If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Wynn Interactive Limited (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2.

If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.

A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

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7.	Share Certificates

7.1.

Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.

If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4.	Notwithstanding any provisions of these Bye-laws:

(a)

the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)

unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	Register of Members

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2.

The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

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11.	Transfer of Registered Shares

11.1.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Wynn Interactive Limited (the “Company”)

FOR VALUE RECEIVED................... [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

11.2.

Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.3.

The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

11.4.

The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5.

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7.

Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

12.	Transmission of Registered Shares

12.1.

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder

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from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2.

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Wynn Interactive Limited (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

12.3.

On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4.

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

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ALTERATION OF SHARE CAPITAL

13.	Power to Alter Capital

13.1.

The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	Dividends

15.1.

The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by such Members, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

15.2.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

15.3.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4.

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

17.	Method of Payment

17.1.

Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or bank draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the Member may direct in writing, or by transfer to such account as the Member may direct in writing.

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17.2.

In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or bank draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may direct in writing, or by transfer to such account as the joint holders may direct in writing. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3.	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.4.

Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.5.

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	Capitalisation

18.1.

The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	Annual General Meetings

19.1.

An annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the president or the chairman of the Company (if any) or any two Directors or any Director and the Secretary or the Board shall appoint.

19.2.

Subject to Bye-law 36.2, Members of record seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver timely notice in writing (the “Annual General Meeting Notice”) to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Board with such deadline being a reasonable time before the Company begins to print and send its related proxy materials. In no event shall the adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of an

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Annual General Meeting Notice. For the avoidance of doubt, a Member shall not be entitled to bring business before the annual general meeting at the annual general meeting following expiration of the time periods set forth above.

19.3.	The Annual General Meeting Notice must set forth:

(a)

the business that the Member proposes to bring before the annual general meeting, a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bye-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made;

(b)

with respect to the Member giving the Annual General Meeting Notice and the Beneficial Owner, if any, on whose behalf the business is proposed: (i) the name and address of such Member as they appear on the Register of Members of the Company, and the name and address of such Beneficial Owner, (ii) the class and number of Shares which are owned of record by such Member and such Beneficial Owner as of the date of the notice, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of the class and number of Shares owned of record by the stockholder and such Beneficial Owner as of the record date for the meeting, (iii) a description of all agreements, arrangements, understandings or relationships between such party and any material interest of such party in the proposed business, (iv) a representation that the Member intends to appear in person or by proxy at the meeting to propose such nomination or business and (v) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal pursuant to Section 14 of the Exchange Act (whether or not such Member intends to deliver a proxy statement or conduct its own proxy solicitation);

(c)

with respect to the Member giving the Annual General Meeting Notice or, if the Annual General Meeting Notice is given on behalf of a Beneficial Owner on whose behalf the business is proposed, as to such Beneficial Owner, and if such Member or Beneficial Owner is an entity, as to each director, executive, managing member or control person of such entity (any such person, a “control person”): (i) the class and number of Shares which are Beneficially Owned by such Member or Beneficial Owner and by any control person as of the date of the Annual General Meeting Notice, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of the class and number of Shares Beneficially Owned by such Member or beneficial owner and by any control person as of the record date for the meeting, (ii) a description of any agreement, arrangement or understanding with respect the business between or among such Member or Beneficial Owner or control person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the Member, Beneficial Owner or control person) and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Annual General Meeting Notice by, or on behalf of, such Member or Beneficial Owner and by any control person or any other person acting in concert with any of the foregoing, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Shares, or maintain, increase or decrease the voting

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power of the Member or Beneficial Owner with respect to the Shares, and a representation that the Member will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (iv) a representation whether the Member or the Beneficial Owner, if any, and any control person will engage in a solicitation with respect to the nomination or business and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding Shares required to approve or adopt the business to be proposed (in person or by proxy) by the Member; and

(d)

a certification that the Member giving the Annual General Meeting Notice and the Beneficial Owner(s), if any, on whose behalf the nomination is made or the business is proposed, has or have complied with all applicable federal, state and other legal requirements in connection with such Member’s and/or each such Beneficial Owner’s acquisition of Shares or Equity Equivalents of the Company and/or such Member’s and/or each such Beneficial Owner’s acts or omissions as a Member, including, without limitation, in connection with such nomination or proposal.

19.4.

If the Member does not provide the information required under this Bye-law 19 to the Company within the time frames specified herein, or if the Member (or a qualified representative of the Member) does not appear at the meeting to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. The Board or the chair of the meeting shall have the power to determine whether notice of a nomination or of any business proposed to be brought before the meeting was properly made in accordance with the procedures set forth in this Bye-law 19. Notwithstanding the foregoing provisions hereof, a Member shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth herein.

20.	Special General Meetings

The president or the chairman of the Company (if any) or any two Directors or any Director and the Secretary or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	Requisitioned General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

22.	Notice

22.1.

At least 5 clear days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2.

At least 5 clear days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3.	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4.

A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend

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and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5.

The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

23.	Giving Notice and Access

23.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)

by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)

by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)

by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)

by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2.

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3.

In proving service under paragraphs 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

24.	Postponement or cancellation of General Meeting

The Secretary may, and on the instruction of the chairman or president of the Company or the Board, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to each Member in accordance with these Bye-laws.

25.	Electronic Participation and security in Meetings

25.1.

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

25.2.

The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general

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meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

26.	Quorum at General Meetings

26.1.

At any general meeting two or more persons present throughout the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares in the Company shall form a quorum for the transaction of business.

26.2.

If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

27.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote at a general meeting, the chairman of the Company, if there be one who is present, and if not the president of the Company, if there be one who is present, shall act as chairman of such meeting. In their absence a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

28.	Voting on Resolutions

28.1.

Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

28.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

28.3.

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

28.4.

In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

28.5.

At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

28.6.

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

29.	Power to Demand a Vote on a Poll

29.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

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(b)	at least three Members present in person or represented by proxy; or

(c)

any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)

any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

29.2.

Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

29.3.

A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

29.4.

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by one or more scrutineers appointed by the Board or, in the absence of such appointment, by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose, and the result of the poll shall be declared by the chairman of the meeting.

30.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

31.	Instrument of Proxy

31.1.	A Member may appoint a proxy by

(a)	an instrument in writing in substantially the following form or such other form as the Board may determine from time to time or the Board or the chairman of the meeting shall accept:

Proxy

Wynn Interactive Limited (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Wynn Interactive Limited

Signed this [date]

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

31.2.

The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

31.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

31.4.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

32.	Representation of Corporate Member

32.1.

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

32.2.

Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

33.	Adjournment of General Meeting

33.1.

The chairman of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

33.2.	The chairman of a general meeting may adjourn the meeting to another time and place without the consent or direction of the Members if it appears to him that:

(a)	it is likely to be impractical to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

33.3.

Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

34.	Written Resolutions

34.1.

Subject to these Bye-laws and subject to applicable law, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Bye-law.

Wynn Interactive Limited

34.2.

Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

34.3.

A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.

34.4.	A resolution in writing may be signed in any number of counterparts.

34.5.

A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

34.6.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

34.7.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

34.8.

For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

35.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

36.	Election of Directors

36.1.

Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected:

(a)

at an annual general meeting, such notice must be given not less than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Board with such deadline being a reasonable time before the Company begins to print and send its related proxy materials; and

(b)

at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

Wynn Interactive Limited

36.2.	The Board shall only nominate persons for election to the Board who are designated or identified as follows:

(a)

One Director nominee shall be a person designated in writing to the Board by the SPAC Sponsor for so long as SPAC Sponsor and the Funding Party continue to own in the aggregate, at least 50% or more of the issued Class A Shares which they collectively held at the time of completion of the Initial Business Combination and such ownership limitation shall equally apply to determine the SPAC Sponsor’s right to designate a replacement for such designee, whether during or at the end of the term of office of such Director;

(b)

Five Director nominees shall be persons designated in writing to the Board by WSI for so long as the Wynn Group continues to Beneficially Own at least 50% or more of the total outstanding Shares (excluding Class C Shares), provided that such right to designate nominees to serve on the Board shall be adjusted should such ownership of Shares declines, so as to be altered in accordance with the following:

Shares Beneficially Owned by the Wynn Group as a percentage of the Total Outstanding Shares (excluding Class C Shares)	Number of WSI Director Designees
50% or greater	5
40% or greater, but less than 50%	4
30% or greater, but less than 40%	3
20% or greater, but less than 30%	2
10% or greater, but less than 20%	1

(c)

Three Director nominees nominated by the Nominating and Corporate Governance Committee of the Board (or, if no such committee is in existence, the Board) and who qualify as independent under SEC rules and the rules of the national securities exchange on which the Company’s securities are listed.

36.3.

Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

36.4.	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

37.	Number of Directors

The Board shall consist of such number of Directors being not less than nine Directors and not more than such maximum number of Directors as the Board may from time to time determine.

38.	Classes of Directors

The Directors shall be divided by the Board into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.

39.	Term of Office of Directors

At the first general meeting which is held after the date of adoption of these Bye-laws for the purpose of electing Directors, the Class I Directors shall be elected for a three year term of office, the Class II Directors shall be elected for a two year term of office and the Class III Directors shall be elected for a one year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the

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number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 41.

40.	Removal of Directors

Subject to any provision to the contrary in these Bye-laws, the Members entitled to designate Director nominees, as applicable, shall have the exclusive right to (i) remove their Director nominees from the Board and (ii) designate Directors nominees for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board.

41.	Vacancy in the Office of Director

41.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies;

(d)	is found by the Board to be an Unsuitable Person or Disqualified Person in accordance with Bye-law 80; or

(e)	resigns his office by notice to the Company.

41.2.

The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, being found by the Board to be an Unsuitable Person or Disqualified Person, disqualification or resignation of any Director or as a result of an increase in the size of the Board. Provided that in either case, the provisions of Bye-law 36.2 shall mandatorily apply in determining persons to be nominated to fill such vacancy and if a vacancy arises in respect of a Director nominated by any person having designation rights in Bye-law 36.2, then such person shall have exclusive right to designate a person to be appointed by the Board to replace such Director.

42.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them (or, in the case of a director that is a corporation, by their representative or representatives) in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

43.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified or determined by the Board to be an Unsuitable Person or Disqualified Person or, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

44.	Directors to Manage Business

Subject to Bye-law 45.2 and Bye-law 45.3, the business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

Wynn Interactive Limited

45.	Powers of the Board of Directors

45.1.	The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)

exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)

appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)

appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)

delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)

authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

45.2.

The authority of the Board to manage the business of the Company and the powers of the Board contained in Bye-law 45.1 are subject to the following. For so long as the Wynn Group owns 50% or more of the issued Shares it held immediately following the closing of the Initial Business Combination (or, with respect to (a) below, for so long as the Wynn Group has a right to nominate a Director), the Company shall not and the Company shall procure that its subsidiaries shall not take any of the following actions without the prior written consent of the Wynn Group:

(a)	any increase or decrease in the size of the Board other than as provided for in these Bye-laws;

Wynn Interactive Limited

(b)

any amendment, change, waiver, alteration or repeal of any provision of the Organizational Documents of the Company that (i) amends or modifies any specific rights of any Member who is a member of the Wynn Group or (ii) materially and adversely affects any Member who is a member of the Wynn Group in its capacity as a Member;

(c)

any acquisition of the equity, assets, properties or business of any person, or entry into any joint venture with, or acquisition of ownership of any partnership or other interest in, any person (other than a wholly owned subsidiary of the Company) for aggregate consideration or aggregate capital contributions or investments (when taken together with any other such acquisitions or joint ventures in such fiscal year) by the Company or any of its subsidiaries (whether at closing or on a contingent basis) in excess of $75 million in the aggregate in any fiscal year;

(d)

any disposition of assets or properties of the Company or any of its subsidiaries (including through the issuance or sale of equity securities or Share Equivalents of its subsidiaries), for aggregate consideration (when taken together with any other such dispositions in such fiscal year) in excess of $75 million in the aggregate in any fiscal year;

(e)	the incurrence of any indebtedness for borrowed money in an amount that would result in a Company Excessive Leverage Event, after giving effect to such incurrence;

(f)	the termination or replacement of the highest ranking executive officer (other than for cause);

(g)	any declaration and payment of any dividends and distributions; or

(h)	any redemption, repurchase or acquisition of any Equity Securities.

45.3.

The authority of the Board to manage the business of the Company and the powers of the Board contained in Bye-law 45.1 are subject to the following. For so long as the Wynn Group owns 20% or more of the issued Shares it held immediately following the closing of the Initial Business Combination, the Company shall not and the Company shall procure that its subsidiaries shall not, without the prior written consent of the Wynn Group, make any material change to product branding (including any change with respect to the use of the Wynn name) or take any action (or fail to take any action) that negatively impacts the quality of product offerings, as such negative impact may be determined by the Wynn Group.

46.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

47.	Appointment of Officers

Subject to Bye-law 45.2(f), the Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

48.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

49.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

50.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

51.	Conflicts of Interest

51.1.

Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with

Wynn Interactive Limited

respect to remuneration, as may be agreed between the Company and such other counterparties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

51.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

51.3.	An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

52.	Indemnification and Exculpation of Directors and Officers

52.1.

The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnitee”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnitee shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any indemnitee. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

52.2.

The Company shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a Director or Officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a Director, Officer, partner, employee or trustee of, or in a similar capacity with, another company, corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons also to be included as an “Indemnitee” for purposes of this Bye-law 52.2), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any

Wynn Interactive Limited

criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any Indemnitee.

52.3.

The Company shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a Director or Officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another company, corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Bye-law 52.3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless, and only to the extent, that the Bermuda Supreme Court (the “Court”) shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court shall deem proper.

52.4.

As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Company in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Company to Indemnitee of its election so to assume such defense, the Company shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Bye-law 52.4. The Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Company, except as otherwise expressly provided by this Bye-law 52.4. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify Indemnitee under this Bye-law 52.4 for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Company shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

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52.5.

The Company may purchase and maintain insurance for the benefit of any Indemnitee against any liability incurred by him under the Act in his capacity as an Indemnitee or indemnifying such Indemnitee in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Indemnitee may be guilty in relation to the Company or any subsidiary thereof.

52.6.

Subject to the provisions of Bye-law 52.7, in the event of any action, suit, proceeding or investigation of which the Company receives notice under this Bye-law 52, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Company in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized in this Bye-law 52; and further provided that no such advancement of expenses shall be made under this Bye-law 52 if it is determined (in the manner described in Bye-law 52.7) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

52.7.

In order to obtain indemnification or advancement of expenses pursuant to any provision of this Bye-law 52, an Indemnitee shall submit to the Company a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Company of the written request of Indemnitee, unless (i) the Company has assumed the defense pursuant to Bye-law 52.4 (and none of the circumstances described in Bye-law 52.4 that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Company determines within such 60 day period that Indemnitee did not meet the applicable standard of conduct set forth in this Bye-law 52. Such determination shall be made in each instance (a) by a majority vote of the Board consisting of persons who are not at that time parties to the action, suit or proceeding in question (“Disinterested Directors”), whether or not a quorum, (b) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, whether or not a quorum, (c) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Company) in a written opinion, or (d) by the Members.

52.8.

The advance by the Company of moneys to an Indemnitee for the costs, charges and expenses incurred by the Indemnitee in defending any civil or criminal proceedings against him or her, shall be on condition that the Indemnitee shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against the Indemnitee. Notwithstanding any other provisions of this Bye-law 52, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Bye-law 52 and 52.3, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

52.9.

The right to indemnification or advancement of expenses as granted by this Bye-law 52 shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Bye-law 52.7 that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably

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incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Company.

52.10.

Notwithstanding anything to the contrary in this Bye-law 52, except as set forth in Bye-law 52.9, the Company shall not indemnify an Indemnitee pursuant to this Bye-law 52 in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board. Notwithstanding anything to the contrary in this Article, the Company shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

52.11.

No amendment, termination or repeal of this Bye-law 52 or of any relevant provisions of the Act or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

52.12.

The indemnification and advancement of expenses provided by this Bye-law 52 shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of Members or Disinterested Directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Company, and shall continue as to an Indemnitee who has ceased to be a Director or Officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Bye-law 52 shall be deemed to prohibit, and the Company is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Bye-law 52 . In addition, the Company may, to the extent authorized from time to time by its Board, grant indemnification rights to other employees or agents of the Company or other persons serving the Company.

52.13.

If an Indemnitee is entitled under any provision of this Bye-law 52 to indemnification by the Company for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

52.14.

The provisions of this Bye-law 52 shall be deemed to be a contract between the Company and each Indemnitee entitled to the benefits hereof at any time while this Bye-law 52 is in effect, in consideration of such person’s past or current and any future performance of services for the Company. Neither amendment, repeal or modification of any provision of this Bye-law 52 shall eliminate or reduce any right conferred by this Bye-law 52 in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Bye-law 52 shall continue notwithstanding that the individual has ceased to be an Indemnitee of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

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52.15.

The Company’s obligation, if any, to indemnify or provide advancement of expenses to any person under this 52 as a result of such person serving, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise (the “Primary Indemnitor”). Any indemnification or advancement of expenses under this Bye-law 52 owed by the Company as a result of a person serving, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

52.16.

If this Bye-law 52 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Bye-law that shall not have been invalidated and to the fullest extent permitted by applicable law.

52.17.

Any repeal or modification of this Bye-law 52 by the Company or by an amendment to Act shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a director prior to or at the time of such repeal or modification.

MEETINGS OF THE BOARD OF DIRECTORS

53.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

54.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

55.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

56.	Representation of Corporate Director

56.1.

A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any Board meeting and any person so authorised shall be entitled to

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exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

56.2.

Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be two Directors, provided that if there is only one Director for the time being in office the quorum shall be one.

58.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

59.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending a Board meeting, the chairman of the Company, if there be one who is present, and if not, the president of the Company, if there be one who is present, shall act as chairman at such Board meeting. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

60.	Written Resolutions

A resolution signed by (or in the case of a Director that is a corporation, on behalf of) all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director.

61.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

62.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, and meetings of committees appointed by the Board.

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63.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

64.	Form and Use of Seal

64.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

64.2.

A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

64.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

65.	Records of Account

65.1.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2.

Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

65.3.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

66.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

67.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

68.	Appointment of Auditor

68.1.	Subject to the Act, the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

68.2.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

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69.	Remuneration of Auditor

69.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

69.2.	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

70.	Duties of Auditor

70.1.

The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

70.2.

The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

71.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

72.	Financial Statements and the Auditor’s Report

72.1.	Subject to the following bye-law, the financial statements and/or the auditor’s report as required by the Act shall

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

72.2.

If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

73.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

BUSINESS COMBINATIONS

74.	Business Combinations

In respect of any Business Combination which the Act requires to be approved by the Members:

(a)	where such Business Combination has been approved by the Board, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 26 and 28 respectively; and

(b)

where such Business Combination has not been approved by the Board, the necessary Members’ approval shall require the affirmative vote of at least 66 2/3% of all the issued and outstanding voting shares of the Company.

(c)

For the purpose of this Bye-law 74, the term “Business Combination”, when used in reference to the Company means any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with any other company, partnership, unincorporated association or other entity.

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VOLUNTARY WINDING-UP AND DISSOLUTION

75.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

76.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

77.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

RESTRICTIONS

78.	No Gaming or Gaming Activities

The Company shall not carry on any Gaming or Gaming Activities.

79.	Holding Company

The Company is a holding company that may own or Control a number of Affiliates, some of which may hold Gaming licenses. The Company and all Persons owning or Controlling Securities shall comply with all applicable Gaming Laws. To the extent required by law, these Bye-laws shall be deemed to incorporate by reference all provisions of applicable Gaming Laws required to be included herein. To the extent that anything contained in these Bye-laws is inconsistent with Gaming Laws, the provisions of the Gaming Laws shall govern.

80.	Finding of Unsuitability or Disqualification

80.1.

The Shares Owned or Controlled by an Unsuitable Person or Disqualified Person or an Affiliate of an Unsuitable Person or Disqualified Person shall be subject to redemption by the Company, out of funds legally available therefor, by action of the Board, to the extent deemed necessary or advisable by the Board having regard to any direction, order or decision of a Gaming Authority in respect of any Affiliate of the Company. If the Board deems it necessary or advisable to redeem any such Shares in such circumstances, the Company shall give a Redemption Notice to the Unsuitable Person or Disqualified Person or its or their respective Affiliates and shall purchase on the Redemption Date the number of Shares specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Shares shall automatically be cancelled by operation of law without any action

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required to be taken by such Unsuitable Person or Disqualified Person or any Affiliate of such Unsuitable Person or Disqualified Person, as applicable and such Shares shall no longer be issued, the relevant Unsuitable Person or Disqualified Person or any Affiliate of such Unsuitable Person or Disqualified Person, as applicable, shall cease to be a member of the Company with respect to such Shares and all rights of such Unsuitable Person or Disqualified Person or any Affiliate of such Unsuitable Person or Disqualified Person therein, other than the right to receive the Redemption Price, shall cease. Such Unsuitable Person or Disqualified Person or its or their respective Affiliates shall surrender any certificates in issue representing any Shares to be redeemed in accordance with the requirements of the Redemption Notice, however surrender of any such certificates shall not be a prerequisite to the cancellation of such Shares in accordance with the foregoing.

80.2.

Should the Board determine that a Person is an Unsuitable Person or Disqualified Person, having regard to any direction, order or decision of a Gaming Authority in respect of any Affiliate of the Company and until the Shares Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person or Disqualified Person, such Unsuitable Person, Disqualified Person or any Affiliate thereof, as applicable, shall not be entitled: (i) to receive any dividend or interest with regard to such Shares, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Shares, and such Shares shall not for any purposes be included in any calculation of the share capital of the Company entitled to vote, or (iii) to receive any remuneration in any form from the Company or any Affiliated Company for services rendered or otherwise.

80.3.

All notices given by the Company pursuant to this Bye-law 80, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the Register of Members, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex, cable or other electronic means of communication and such notice shall be deemed to be given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by telegram, facsimile, telex or cable or other electronic means of communication.

80.4.

Any Unsuitable Person or Disqualified Person and any Affiliate of an Unsuitable Person or Disqualified Person shall indemnify and hold harmless the Company and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ fees, incurred by the Company and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person or Disqualified Person’s or its or their respective Affiliates’ continuing Ownership or Control of Shares, the neglect, refusal or other failure to comply with the provisions of this Bye-law 80.

80.5.

The Company is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Bye-law 80 and each holder of the Shares of the Company shall be deemed to have acknowledged, by acquiring the Shares of the Company, that the failure to comply with this Bye-law 80 will expose the Company to irreparable injury for which there is no adequate remedy at law and that the Company is entitled to injunctive or other equitable relief to enforce the provisions of this Bye-law 80.

80.6.

The Company’s rights of redemption provided in this Bye-law 80 shall not be exclusive of any other rights the Company may have or hereafter acquire under any agreement, provision of these Bye-laws or otherwise.

80.7.

Nothing contained in this Bye-law 80 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of any of the Company’s Affiliated Companies. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations and procedures of the Company not inconsistent with the express provisions of this Bye-law 80 for the purpose of determining whether any Person is an Unsuitable Person or Disqualified Person and for the orderly application, administration and

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implementation of the provisions of this Bye-law 80. Such regulations and procedures shall be kept on file with the Secretary of the Company, the secretary of its Affiliates and with the transfer agent, if any, of the Company and any Affiliated Companies, and shall be made available for inspection by the public and, upon request, mailed to any Member. The Board shall have exclusive authority and power to administer this Bye-law 80 and to exercise all rights and powers specifically granted to the Board or the Company, as may be necessary or advisable in the administration of this Bye-law 80. All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Company and all other Persons; provided, however, that the Board may delegate all or any portion of its duties and powers under this Bye-law 80 to a committee of the Board as it deems necessary or advisable.

80.8.

If any provision of this Bye-law 80 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceablilty shall not affect any other provision of this Bye-law 80.

80.9.

Nothing in this Bye-law 80 shall be deemed or construed to require the Company to redeem or repurchase any Shares Owned or Controlled by an Unsuitable Person or a Disqualified Person or an Affiliate of an Unsuitable Person or a Disqualified Person.

81.	Definitions Governing Bye-Laws 78 - 80

For the purpose of Bye-laws 78 to 80 (inclusive), the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

an “Affiliate” means any partnership, company, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Company including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities that are Affiliates of the Company, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

“Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

“Disqualified Person” means a Person (i) prohibited or disqualified from serving as a director of the Company pursuant to any rule of the SEC, the rules of the national securities exchange on which the Shares are listed, or (ii) whose position as a director of the Company prevents any Affiliated Company from obtaining a Gaming License or materially limits such Affiliated Company’s Gaming Activities in a Gaming Jurisdiction.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, including sports pools, poker, and casino games through mobile or internet technologies.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

Wynn Interactive Limited

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

“Interest” means the shares, stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Shares.

“Own” or “Ownership” (and derivatives of such terms) means (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Shares, by agreement, contract, agency or other manner and (iv) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

“Person” means an individual, partnership, corporation, limited liability company, trust or any other entity.

“Redemption Date” means the date specified in the Redemption Notice as the date on which the Shares Owned or Controlled by an Unsuitable Person or Disqualified Person or an Affiliate of an Unsuitable Person or Disqualified Person are to be redeemed by the Company.

“Redemption Notice” means that notice of redemption given by the Company to an Unsuitable Person or Disqualified Person or an Affiliate of an Unsuitable Person or Disqualified Person pursuant to Bye-law 80. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Shares to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such Shares shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Redemption Price” means the price to be paid by the Company for the Shares to be redeemed pursuant to Bye-law 80, which shall be that amount determined by the Board to be the fair value of the Shares to be redeemed; provided, however, that the price per Share represented by the Redemption Price shall in no event be in excess of the closing sales price per share of such Shares on the principal national securities exchange on which such Shares are then listed on the trading date on the day before the Redemption Notice is deemed given by the Company to the Unsuitable Person or Disqualified Person or an Affiliate of an Unsuitable Person or Disqualified Person or, if such Shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the Nasdaq National Market or SmallCap Market or, if the Shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by any other generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as the Board determines. Any promissory note shall contain such terms and conditions as the Board determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the Company or any Affiliate of the Company or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit, or other

Wynn Interactive Limited

debt or financing agreement of the Company or any Affiliate of the Company. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of 2% per annum.

“SEC” means the U.S. Securities and Exchange Commission.

“Unsuitable Person” means a Person who (i) is determined by a Gaming Authority to be unsuitable to Own or Control any Shares or unsuitable to be connected or affiliated with a Person engaged in Gaming Activities in a Gaming Jurisdiction, or (ii) causes any Affiliated Company to lose or to be threatened with the loss of any Gaming License.

Annex C

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT (this “Investor Rights Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among (i) Wynn Interactive Limited, an exempted company limited by shares incorporated in Bermuda, formerly named Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“WIL”); (ii) WSI Investment, LLC, a Nevada limited liability company (“Wynn”); (iii) Austerlitz Acquisition Sponsor, LP I, a Cayman Islands exempted limited partnership (“Sponsor”), and (iv) Cannae Holdings, Inc. (“Cannae”)1 Each of WIL, Wynn, Sponsor[, and Cannae] are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on May 10, 2021, WIL, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda (“Merger Sub”), and Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, (i) Merger Sub was merged with and into the Company such that the separate corporate existence of Merger Sub thereupon ceased in accordance with Section 104H of the Bermuda Companies Act (the “Merger”), (ii) the Company was the surviving company in the Merger, and (iii) the Merger had the effects set forth in the Business Combination Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act;

WHEREAS, pursuant to the Business Combination Agreement, WIL acquired from Wynn and certain other Persons all of the equity interests of the Company, in exchange for WIL Ordinary Shares; and

WHEREAS, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration by or before any Governmental Entity.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that (i) no Party shall be deemed an Affiliate of WIL or any of its Subsidiaries for purposes of this Investor Rights Agreement and (ii) neither WIL nor any of its Subsidiaries shall be deemed to be an Affiliate of any other Party for purposes of this Investor Rights Agreement.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

[1]	Note to Draft: Cannae to be a party if a Cannae Subscription is required.

“Board” means the board of directors of WIL.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Bermuda are authorized or required by Law to close.

“Bye-laws” means the bye-laws of WIL.

[“Cannae” has the meaning set forth in the Preamble.]

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Consolidation Threshold” means Beneficial Ownership by the Wynn Group, in the aggregate, of at least 50% of the voting power of the then outstanding WIL Ordinary Shares, or, with respect to any fiscal year, such other ownership percentage or circumstance as may result in any member of the Wynn Group being required during such fiscal year to consolidate WIL’s financial statements with its financial statements in accordance with GAAP.

“Continuing Ownership Percentage” means, with respect to any Person (or group of Persons, as applicable), as of the time of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate number of WIL Ordinary Shares that is Beneficially Owned by such Person (or group of Persons, as applicable) at such time, and the denominator of which is the aggregate number of WIL Ordinary Shares that was Beneficially Owned by such Person (or group of Persons, as applicable) immediately after the Closing (as adjusted for stock splits, combinations, reclassifications and similar transactions).

“Disqualified Director” means any Person (i) prohibited or disqualified from serving as a director of WIL pursuant to any rule or regulation of the SEC, the rules of the national securities exchange on which WIL’s securities are listed, or other applicable Law including Gaming Laws or (ii) whose position as a director of WIL prevents the WIL Group from obtaining a Gaming License or materially limits WIL Group’s Gaming Activities in any Gaming Jurisdiction.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means any and all WIL Ordinary Shares and other equity securities of WIL and Share Equivalents of WIL.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect from time to time.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, including sports pools, poker, and casino games through mobile or internet technologies.

“Gaming Authorities” shall mean all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction. “Gaming Jurisdiction” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

“Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

“Governmental Entity” means any federal, state, provincial, municipal, local or foreign government, governmental entity, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Independent Directors” means (i) the Initial Independent Directors and (ii) the directors to be nominated by the Nominating and Corporate Governance Committee of the Board (or, if no such committee is in existence, the Board) in accordance with Section 2.1(e).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Independent Director” has the meaning set forth in Section 2.1(a).

“Initial Sponsor Director” has the meaning set forth in Section 2.1(a).

“Initial Wynn Director” has the meaning set forth in Section 2.1(a).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Memorandum of Association” means the memorandum of association of WIL.

“Merger” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and are within such Party’s control and, in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties of the Board) necessary to cause such result, including (i) calling special meetings of shareholders, (ii) voting or providing a written consent or proxy, if applicable with respect to WIL Ordinary Shares, (ii) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Entities, such filings, registrations or similar actions as may be required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies) to the Board in connection with the annual or special meeting of shareholders of WIL.

“Organizational Documents” means the Memorandum of Association, the Bye-laws and any other similar organizational documents of WIL.

“Party” has the meaning set forth in the Preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Rating Agencies” means Moody’s Investors Service and Standard & Poor’s.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Equivalents” means, with respect to any Person, all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) common shares or other equity securities of such Person (including any notes or other indebtedness convertible into or exchangeable for common shares or other equity securities of such Person) and all other rights to purchase or otherwise acquire equity securities or securities convertible into, or exchangeable or exercisable for, equity securities.

“Sponsor Director” has the meaning set forth in Section 2.1(c).

“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Agreement” has the meaning given to such term in the Business Combination Agreement.

“Trigger Date” means the first date on which the Wynn Group no longer meets the Consolidation Threshold.

“Unsuitable Person” means a Person who (i) is determined by a Gaming Authority to be unsuitable to be connected (including as a director) or affiliated with a Person engaged in Gaming Activities in a Gaming Jurisdiction, or (ii) causes any member of the WIL Group to lose or to be threatened with the loss of any Gaming License.

“WIL” has the meaning set forth in the Preamble.

“WIL Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of WIL.

“WIL Class C Ordinary Shares” means the Class C ordinary shares, par value $0.0001 per share, of WIL.

“WIL Class V Ordinary Shares” means the Class V ordinary shares, par value $0.0001 per share, of WIL.

“WIL Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (i) the aggregate indebtedness for borrowed money of the WIL Group as of such date (without duplication and excluding intercompany indebtedness) minus the amount of unrestricted cash and cash equivalents that would be stated on the consolidated balance sheet of WIL as of such date to (ii) the consolidated EBITDA of the WIL Group for the most recently ended four fiscal quarters for which financial statements are available (which may be internal financial statements) immediately preceding the date of such determination.

“WIL Excessive Leverage Event” means a WIL Consolidated Total Debt Ratio in excess of 2.5 times.

“WIL Group” means WIL, each Subsidiary of WIL (in each case so long as such Subsidiary remains a Subsidiary of WIL) and each other Person that is controlled either directly or indirectly by WIL (in each case for so long as such Person continues to be controlled either directly or indirectly by WIL).

“WIL Ordinary Shares” means the WIL Class A Ordinary Shares, the WIL Class C Ordinary Shares and the WIL Class V Ordinary Shares.

“Wynn” has the meaning set forth in the Preamble.

“Wynn Annual Statement” means the audited annual financial statements and annual report to shareholders of Wynn.

“Wynn Director” has the meaning set forth in Section 2.1(d).

“Wynn Group” means Wynn Resorts, Limited and each Person (other than any member of the WIL Group) that is an Affiliate of Wynn.

“Wynn Policies” has the meaning set forth in Section 2.4.

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to all rules and regulations promulgated under such Law, and references in this Investor Rights Agreement to any form of the SEC, including Form 10-K, Form 10-Q and Form 8-K, include any successor forms.

(d) the words “include”, “includes” or “including,” as used in this Investor Rights Agreement, shall be deemed to be followed by the words “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be disjunctive but not exclusive.

(h) the language used in this Investor Rights Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(i) whenever this Investor Rights Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(j) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(k) references to agreements and other documents shall be deemed to include all subsequent amendments, restatements and other modifications thereto.

ARTICLE II.

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. The Board shall, as of the Effective Date, consist of nine directors allocated into the classes set forth in Section 2.1(b) below. Such nine initial directors shall consist of (i) one director nominated by Sponsor (the “Initial Sponsor Director”), who shall be [●], (ii) five directors appointed by Wynn (each, an “Initial Wynn Director”), who shall be [●], [●], [●], [●] and [●], and (iii) [●], [●] and [●] (the “Initial Independent Directors”).

(b) The Board shall be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i) the class I directors are [●];

(ii) the class II directors are [●]; and

(iii) the class III directors are [●].

The initial term of the Class I directors shall expire immediately following WIL’s first annual meeting of shareholders following the Closing. The initial term of the Class II directors shall expire immediately following WIL’s second annual meeting of shareholders following the Closing. The initial term of the Class III directors shall expire immediately following WIL’s third annual meeting of shareholders following the Closing.

(c) Sponsor Representation. WIL shall take all Necessary Action to include in the slate of nominees recommended by WIL for election as directors, at each annual or special meeting of shareholders at which directors are to be elected, a number of individuals designated by the Sponsor (each, a “Sponsor Director”) that, if elected, will result in the Sponsor having a number of directors serving on the Board as shown below:

WIL Class A Ordinary Shares Beneficially Owned by Sponsor and
Cannae (collectively) as a % of the WIL Class A Ordinary Shares
Beneficially Owned by Sponsor and Cannae (Collectively) as of
Immediately Following the Closing

Number of Sponsor Directors
50% or greater	1
Less than 50%	0

For clarity, the Initial Sponsor Director is a Sponsor Director.

(d) Wynn Representation. WIL shall take all Necessary Action to include in the slate of nominees recommended by WIL for election as directors, at each annual or special meeting of shareholders at which directors are to be elected, a number of individuals designated by Wynn (each, a “Wynn Director”) that, if elected, will result in Wynn having a number of directors serving on the Board as shown below:

WIL Ordinary Shares Beneficially Owned by the Wynn Group as a % of the Total Outstanding WIL Ordinary Shares (excluding WIL Class C Ordinary Shares)	Number of Wynn Directors
50% or greater	5
40% or greater, but less than 50%	4
30% or greater, but less than 40%	3
20% or greater, but less than 30%	2
10% or greater, but less than 20%	1
Less than 10%	0

For clarity, (i) the Initial Wynn Directors are Wynn Directors and (ii) Wynn’s rights to nominate directors hereunder are independent of, and without prejudice to, Wynn’s rights (including its right to vote in the election of directors) as a shareholder of WIL.

Each of Wynn, Cannae and Sponsor shall (i) use its reasonable best efforts to take all Necessary Action (other than clause (v) and (vi) of the definition of Necessary Action), to cause the election of the Sponsor Director (in the case of Wynn) and the election of each of the Wynn Directors (in the case of Cannae and Sponsor) and (ii) not vote in favor of the removal of the Sponsor Director (in the case of Wynn, other than for “cause”) or any Wynn Directors (in the case of Cannae and Sponsor, other than for “cause”).

(e) Independent Directors. Following the initial term of each of the Initial Independent Directors, at each annual or special meeting of shareholders at which directors of WIL are to be elected, the Nominating and Corporate Governance Committee of the Board (or, if no such committee is in existence, the Board) shall nominate three directors for election to the Board that the Board has affirmatively determined qualify as independent under SEC rules and the rules of the national securities exchange on which WIL’s securities are listed.

(f) No Intra-Term Resignations. For clarity, upon any decrease in the number of directors that Sponsor or Wynn is entitled to designate for nomination to the Board pursuant to Section 2.1(c) or Section 2.1(d), as applicable, no director appointed by such Party shall be required to tender their resignation (or be removed) as a result.

(g) Removal; Vacancies. Each Party, as applicable, shall have the exclusive right to (i) remove their nominees from the Board and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board.

(h) Reimbursement of Expenses. WIL shall reimburse the members of the Board for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i) Indemnification. (i) WIL shall provide each director nominated by a Party pursuant to this Investor Rights Agreement with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of WIL and (ii) WIL shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such director under applicable Law, the Organizational Documents or any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration provides broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) Review of Nominees. Any director nominee of Sponsor shall be subject to customary due diligence, including a review of a completed questionnaire and a background check. Based on the foregoing, WIL and Wynn may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, provided it does so in good faith and bases its objection on one or more of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee is the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such nominee from, or otherwise limiting the engagement of such nominee in, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such nominee to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction or by the SEC to have violated any federal or state securities Laws, and the judgment or finding has not been subsequently reversed, suspended or vacated or (5) such nominee is a Disqualified Director or an Unsuitable Person. In the event the Board or Wynn finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and therefore objects to such nominated director, Sponsor shall be entitled to propose a different nominee to the Board within 30 days of WIL’s or Wynn’s notice to Sponsor of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.1(j). No Party will nominate to the Board a Disqualified Director or Unsuitable Person and, if any nominee of a Party becomes a Disqualified Director or Unsuitable Person, such nominating Party shall take all Necessary Action to cause such director to tender their resignation or be removed immediately.

Section 2.2 WIL Activities; Approvals. WIL shall not take, and shall not permit WIL’s Subsidiaries to take, and the Board shall not authorize or approve, any of the following actions without the prior written approval of

Wynn for so long as the Wynn Group has a Continuing Ownership Percentage of 50% or more (or, with respect to clause (a) below, for so long as Wynn (or another member of the Wynn Group) has a right to nominate a director to the Board):

(a) any increase or decrease in the size of the Board;

(b) any amendment, change, waiver, alteration or repeal of any provision of the Organizational Documents that (i) modifies any specific rights of Wynn (or any member of the Wynn Group) or (ii) materially and adversely affects any member of the Wynn Group in its capacity as a shareholder of WIL;

(c) any acquisition of the equity, assets, properties or business of any Person, or entry into any joint venture with, or acquisition of ownership of any partnership or other interest in, any Person (other than a wholly owned Subsidiary of WIL) for aggregate consideration or aggregate capital contributions or investments (when taken together with any other such acquisitions or joint ventures in such fiscal year) by the WIL Group (whether at closing or on a contingent basis) in excess of $75 million in the aggregate in any fiscal year;

(d) any disposition of assets or properties of the WIL Group (including through the issuance or sale of equity securities or Share Equivalents of its Subsidiaries), for aggregate consideration (when taken together with any other such dispositions in such fiscal year) in excess of $75 million in the aggregate in any fiscal year;

(e) the incurrence of any indebtedness for borrowed money by WIL or its Subsidiaries in an amount that would result in, after giving pro forma effect to such incurrence, a WIL Excessive Leverage Event;

(f) the termination or replacement of the of the highest ranking executive officer of WIL (other than for cause);

(g) any declaration and payment of any dividends or distributions; or

(h) any redemption, repurchase or acquisition of any Equity Securities.

Furthermore, for so long as Wynn Group has a Continuing Ownership Percentage of 20% or more, WIL shall not make, and shall not permit its Subsidiaries to make, without the prior written approval of Wynn, any change to product branding (including any change with respect to use of the Wynn name) or take any action (or fail to take any action) that materially impacts the quality of the product offerings of the WIL Group.

Section 2.3 Restrictions on Other Agreements. No Party shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to the WIL Equity Securities owned by such Party if and to the extent the terms thereof conflict with the provisions of this Investor Rights Agreement (whether or not such proxy, voting trust, agreement or arrangement is with any other Party).

Section 2.4 Wynn Policies. The policies of the WIL Group shall not be inconsistent with the policies of Wynn Resorts, Limited provided to WIL (the “Wynn Policies”); provided, however, that in circumstances where a provision of WIL’s Organizational Documents or of any Transaction Agreement (including, for the avoidance of doubt, this Investor Rights Agreement) and a Wynn Policy would each apply, the provision in the Organizational Document or Transaction Agreement shall control with respect to the WIL Group. The provisions of this Section 2.4 shall terminate on the date that the Wynn Group has a Continuing Ownership Percentage of less than 20%.

Section 2.5 Controlled Company. Until the Trigger Date, to the extent permitted by applicable Law, WIL shall avail itself of all available “controlled company” exemptions to the corporate governance listing standards of the national securities exchange on which WIL’s securities are listed.

ARTICLE III.

FINANCIAL AND OTHER INFORMATION

Unless otherwise expressly provided, each of the covenants and agreements in this Article III shall terminate at the end of the fiscal year in which Trigger Date occurs, subject to clause (b) of Section 4.2.

Section 3.1 Annual and Quarterly Financial Information; Wynn Operating Reviews.

(a) WIL shall, at any time during any fiscal year, use reasonable best efforts to deliver to Wynn such corporate, finance and financial planning and analysis data and supporting information and materials relating to the WIL Group as Wynn may reasonably request for such year and each of the first, second and third quarter of each fiscal year within the reasonable time periods specified by Wynn. All annual consolidated financial statements of the WIL Group delivered to Wynn shall set forth in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Regulation S-X. All quarterly consolidated financial statements of the WIL Group delivered to Wynn shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of WIL the consolidated figures for the corresponding quarter and period of the previous fiscal year prepared in accordance with Regulation S-X. The information required to be delivered by this Section 3.1 shall include a discussion and analysis by management of the WIL Group’s consolidated financial condition and results of operations for the requisite years and quarterly periods (as applicable), including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303 of Regulation S-K (as applicable), and with respect to the annual reports, prepared for inclusion in the annual report to shareholders of any member of the Wynn Group. WIL shall provide Wynn an opportunity to meet with management of WIL to discuss such information required to be delivered by this Section 3.1 upon reasonable notice during normal business hours.

(b) (i) No later than the day prior to the day WIL publicly files any annual report on Form 10-K or quarterly report on Form 10-Q with the SEC, WIL shall deliver to Wynn the substantially final form of such annual report on Form 10-K or quarterly report on Form 10-Q, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of WIL and, with respect to the annual report on Form 10-K, the form of opinion WIL’s independent certified public accountants expect to provide thereon and (ii) WIL shall, if requested by Wynn, also deliver to Wynn all of the information required to be delivered by this Section 3.1, with respect to each Subsidiary of WIL which is itself required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to WIL required to be delivered to Wynn pursuant to Section 3.1(a).

Section 3.2 Wynn Public Filings. WIL shall cooperate, and cause its accountants to cooperate, with Wynn to the extent reasonably requested by Wynn in the preparation of Wynn Resort Limited’s press releases, public earnings releases, quarterly reports on Form 10-Q, annual reports to shareholders, annual reports on Form 10-K, any current reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Wynn Resorts, Limited or any of its Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Wynn Public Filings”). WIL agrees to use reasonable best efforts to provide to Wynn all information that Wynn reasonably requests in connection with any such Wynn Public Filings or that, in the judgment of Wynn’s legal department, is required to be disclosed therein under applicable Law. WIL agrees to use reasonable best efforts to provide such information in a timely manner to enable Wynn Resorts, Limited, as applicable, to prepare, print and release such Wynn Public Filings on such dates as Wynn shall determine. If and to the extent reasonably requested by Wynn, WIL shall diligently and promptly review all drafts of such Wynn Public Filings and prepare in a diligent and timely fashion any portion of such Wynn Public Filing pertaining to WIL or its Subsidiaries. Prior to any printing or public release of any Wynn Public Filing, an appropriate executive officer of WIL shall, if requested by Wynn, confirm to the best of such officer’s knowledge that the information provided by WIL relating to WIL Group in such Wynn Public Filing is accurate, true and complete in all material respects. Unless required by Law or GAAP or interpretations thereof, without the prior written consent of Wynn, WIL shall not publicly release any financial or other information that conflicts with the information with respect to WIL or the WIL Group that is provided by WIL for any Wynn Public Filing.

Section 3.3 Other Financial Reporting Matters; Gaming Information.

(a) Maintenance of Books and Records. WIL shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of WIL and such Subsidiaries; (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization; (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (z) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, so long as in effect.

(b) Fiscal Year. WIL shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.

(c) Other Financial Information. For so long as members of the Wynn Group Beneficially Own at least 10% of the voting power of the outstanding WIL Ordinary Shares on any date during the applicable fiscal year, WIL shall use reasonable best efforts to provide to Wynn upon the reasonable request of Wynn such other financial information and analyses of WIL and its Subsidiaries that may be necessary, by virtue of its equity ownership in WIL, for any member of the Wynn Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond in a timely manner to any reasonable requests for information regarding WIL and its Subsidiaries received by Wynn from investors or financial analysts; provided, however, that neither Wynn nor any member of the Wynn Group shall disclose any material, non-public information of WIL except pursuant to policies and procedures mutually agreed upon by Wynn and WIL for the disclosure of such information or as otherwise required by applicable Law. In connection therewith, WIL shall also permit Wynn, the Wynn Auditors and other representatives of Wynn to discuss the affairs, finances and accounts of any member of WIL Group with the officers of WIL and the WIL Auditors, all at such times and as often as Wynn may reasonably request upon reasonable notice during normal business hours.

(d) Public Information and SEC Reports. WIL and each of its Subsidiaries that files information with the SEC shall use reasonable best efforts to timely file and cooperate with Wynn in preparing reports, notices and proxy and information statements to be sent or made available by WIL or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by WIL or such Subsidiaries and all registration statements and prospectuses to be filed by WIL or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “WIL Public Documents”) and deliver to Wynn (to the attention of its senior securities counsel), no later than the date the same are printed for distribution to its shareholders, sent to its shareholders or filed with the SEC, whichever is earliest, final copies of all WIL Public Documents (except to the extent publicly available via the SEC’s EDGAR system). Upon reasonable advance notice from Wynn of its planned filing date for any given period (including reasonable notice of any changes to such date), WIL shall use reasonable best efforts to file (x) its quarterly report on Form 10-Q with the SEC on or about the same day as Wynn Resorts Limited’s planned filing date with the SEC for its quarterly reports for the corresponding period and (y) its annual report on Form 10-K with the SEC on or about the same day as Wynn Resorts Limited’s planned filing date with the SEC for its annual reports for the corresponding period; provided, that in no event shall WIL file such report for any given period prior to Wynn Resorts Limited’s filing of its own such report for the corresponding period, unless WIL is so required by Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by WIL or any of its Subsidiaries to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of WIL or any of its Subsidiaries. Wynn shall have the right to review, reasonably in advance of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by WIL or any of its Subsidiaries to the public that relate to financial or accounting matters and (2) all reports and other information prepared by WIL or any of its Subsidiaries for release to financial analysts or investors; provided, however, that neither Wynn nor any member of the Wynn Group shall disclose any material, non-public information of WIL except pursuant to policies and procedures mutually agreed upon by Wynn and WIL for the disclosure of such information or as otherwise required by applicable Law; provided, further, that, notwithstanding anything in this Article III to the contrary, for so long as members of the Wynn Group Beneficially Own at least 10% of the outstanding WIL Ordinary Shares on any date during the applicable fiscal year, Wynn shall have the right to review such press releases, public statements, reports and other information in advance if necessary, by virtue of its equity ownership in WIL, for any member of the Wynn Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond to any reasonable requests for information regarding WIL and its Subsidiaries received by Wynn from investors or financial analysts. No press release, report, registration, information or proxy statement, prospectus or other document which refers to, or contains information with respect to, any member of the Wynn Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by WIL or any of its Subsidiaries without the prior written consent of Wynn (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Wynn Group, except as may be required by Law (in such cases WIL shall use its reasonable best efforts to notify the relevant member of the Wynn Group and to obtain such member’s consent before making such filing with the SEC or otherwise making any such information public).

(e) Meetings with Financial Analysts. WIL shall notify Wynn reasonably in advance of the date of all scheduled meetings and conference calls to be held between WIL and members of the investment community (including any financial analysts), and of any conferences to be attended by management of WIL with members of the investment community, and shall consult with Wynn as to the appropriate timing for all such meetings, calls and conferences. WIL shall not schedule any such meeting or call or attend such conference on any date to which Wynn reasonably objects.

(f) Meetings with Rating Agencies. WIL shall notify Wynn reasonably in advance of the date of all scheduled meetings and conference calls to be held between WIL and any Rating Agencies, and shall consult with Wynn as to the appropriate timing for all such meetings, calls and conferences. WIL shall not schedule such meeting or call or attend such conference on any date to which Wynn reasonably objects.

(g) Earnings Releases. Wynn agrees that, unless required by Law (and subject to the last sentence of this paragraph) or unless WIL shall have consented thereto, no member of the Wynn Group will publicly release any quarterly, annual or other financial information of WIL or any of its Subsidiaries (“Company Information”) delivered to Wynn pursuant to this Article III prior to the time that Wynn Resorts Limited publicly releases financial information of Wynn Resorts Limited for the relevant period. Wynn will consult with WIL on the timing of their annual and quarterly earnings releases and Wynn and WIL will give each other an opportunity to review the information therein relating to WIL and its Subsidiaries and to comment thereon; provided, that Wynn shall have the sole right to determine the timing of all such releases if Wynn and WIL disagree. Upon reasonable advance notice from Wynn, WIL shall use reasonable best efforts to publicly release its financial results for each annual and quarterly period on the day of Wynn’s earnings release within a reasonable time following Wynn Resorts Limited’s release. If any member of the Wynn Group is required by Law to publicly release such Company Information prior to the public release of WIL’s financial information, Wynn will give WIL notice of such release of Company Information as soon as practicable but no later than two days prior to such release of Company Information.

(h) Wynn Annual Statements.

(i) Coordination of Auditors’ Opinions. WIL will use its reasonable best efforts to enable its independent certified public accountants (the “WIL Auditors”) to complete their audit such that they will date their opinion on WIL’s audited annual financial statements on the same date that Wynn Resorts Limited’s independent certified public accountants (the “Wynn Auditors”) date their opinion on the Wynn Annual Statements, and to enable Wynn Resorts Limited to meet its timetable for the printing, filing and public dissemination of the Wynn Annual Statements.

(ii) Access to Personnel and Working Papers. WIL will request WIL Auditors to make available to the Wynn Auditors both the personnel who performed or are performing the annual audit of WIL and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of WIL, in all cases within a reasonable time before the WIL Auditors’ opinion date, so that the Wynn Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the WIL Auditors as it relates to the Wynn Auditors’ report on the Wynn Annual Statements, all within sufficient time to enable Wynn to meet its timetable for the printing, filing and public dissemination of the Wynn Annual Statements. If the Wynn Auditors identify, in any management letter or other correspondence in connection with the annual audit of Wynn Resorts Limited, any issue with the accounting principles, any proposed adjustment or any similar area of concern with respect to WIL Group, Wynn shall promptly inform WIL and provide WIL with an excerpt of the applicable portions of such management letter or correspondence.

(i) Internal Auditors. WIL shall provide Wynn, the Wynn Auditors or other representatives of Wynn reasonable access upon reasonable notice during normal business hours to WIL’s and its Subsidiaries’ books and records so that Wynn may conduct reasonable audits relating to the financial statements provided by WIL pursuant to this Article III, as well as to the internal accounting controls and operations of WIL and its Subsidiaries.

(j) Accounting Estimates and Principles. WIL will give Wynn reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to WIL Group, and will give Wynn notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board. In connection therewith, WIL will consult with Wynn, and, if requested by Wynn, WIL will consult with the Wynn Auditors with respect thereto. As to material changes in accounting principles that could affect any member of the Wynn Group, WIL will not make any such changes without Wynn’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, if such a change would be sufficiently material to be required to be disclosed in WIL’s financial statements as filed with the SEC or otherwise publicly disclosed therein. If Wynn so requests, WIL will be required to obtain the concurrence of WIL Auditors as to such material change prior to its implementation. Wynn will use its reasonable best efforts to promptly respond to any request by WIL to make a change in accounting principles and, in any event, in sufficient time to enable WIL to comply with its obligations under Section 3.1.

(k) Management Certification. WIL’s chief executive officer (or highest ranked executive officer) and WIL’s chief financial or accounting officer shall submit quarterly representations (with such changes thereto prescribed by Wynn consistent with representations furnished to Wynn Resorts Limited by other business units of Wynn Resorts Limited or as otherwise required by applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects and the establishment and maintenance of disclosure controls and procedures and internal controls over financial reporting.

(l) Operating Review Process. WIL shall conduct its strategic and operational review process on a schedule that is consistent with that of Wynn Resorts Limited’s. WIL shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with Wynn Resorts Limited’s strategic and operational review process. In connection with strategic, operational or other reviews, relevant Wynn personnel (in addition to the members of the Board designated for nomination by Wynn) may participate at Wynn’s invitation. Wynn will notify WIL in advance of any such additional attendees.

(m) Accountants’ Reports. WIL agrees that for so long as members of the Wynn Group beneficially own at least 10% of the outstanding WIL Ordinary Shares on any date during the applicable fiscal year, WIL will promptly upon receipt of written notice from Wynn, but in no event later than five Business Days following the receipt thereof, deliver to Wynn copies of all reports submitted to WIL or any of its Subsidiaries by their independent certified public accountants, including each report submitted to WIL or any of its Subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.

(n) Gaming Information. WIL shall provide to Wynn such information relating to the WIL Group (and its directors, officers and employees) as Wynn reasonably requests in relation to the Wynn Group’s Gaming Licenses or as required for the Wynn Group to comply with any reporting or other requirements of any Gaming Authority.

Section 3.4 Exchange of Information. For so long as members of the Wynn Group beneficially own at least 10% of the outstanding WIL Ordinary Shares on any date during the applicable fiscal year, WIL, on behalf of itself and the other members of the WIL Group, agrees to use reasonable best efforts to provide, or cause to be provided, to Wynn, at any time after the date hereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the WIL Group which Wynn (or any member of the Wynn Group) reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on Wynn or a member of the Wynn Group (including under applicable securities or tax Laws) by a Governmental Entity having jurisdiction over Wynn or such member of the Wynn Group; (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against another Party; or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Investor Rights Agreement or any Transaction Agreement; provided, however, that in the event that WIL reasonably determines that any such provision of Information could violate any Law or agreement, or waive any attorney-client privilege, WIL and Wynn shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 3.5 Privilege. The provision of any information pursuant to this Article III shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither WIL or any member of WIL Group nor Wynn or any member of the Wynn Group will be required to provide any information pursuant to this Article III if the provision of such information would serve as a waiver of any Privilege afforded such information.

Section 3.6 Competing Businesses. WIL understands and acknowledges that (a) the Wynn Group may now or in the future engage in any business that may be competitive with the business of WIL or its Subsidiaries, evaluate, invest in (directly or indirectly, including providing financing to) or do business with, competitors or potential competitors of the WIL Group, and that the receipt of Information from the WIL Group is not intended to and shall not restrict or preclude such activities. Further, WIL understands and acknowledges that the Wynn Group may (x) have general knowledge with respect to the industry in which the WIL Group operates and that additional general industry knowledge may be gained by Wynn (and the Wynn Group) from reviewing Information provided by the WIL Group or its representatives that cannot be separated from Wynn’s overall knowledge and (y) retain certain mental impressions of such Information, and such general knowledge and mental impressions shall be permitted to be used in the Wynn Group’s business, including in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1 Assignment; Successors and Assigns; No Third Party Beneficiaries; No Partnership.

(a) No Party may assign, directly or indirectly, such Party’s rights or obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the other Parties; provided, that, without such prior written consent, Wynn may assign all or part of its rights or obligations hereunder to any member of the Wynn Group in connection with a transfer of Wynn’s WIL Ordinary Shares. Any attempted assignment of rights or obligations in violation of this Section 4.1(a) shall be null and void.

(b) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

(c) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective successors and permitted assigns, any rights or remedies under this Investor Rights Agreement or otherwise create any third-party beneficiary hereto.

(d) The Parties intend that WIL shall not be a partnership, and that no Party or its successor or permitted assignee be a partner of any other Party or its successor or permitted assignee by virtue of this Investor Rights Agreement for any purpose, and nothing in this Investor Rights Agreement shall be construed to suggest otherwise.

Section 4.2 Termination. This Investor Rights Agreement shall terminate automatically (without any action by any Party) as to:

(a) Sponsor and Cannae at such time at which Sponsor no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement; provided, that the obligations of Sponsor and Cannae to take Necessary Action pursuant to clause (ii) of the definition thereof to cause the Board to be constituted as set forth in Section 2.1 shall survive such termination until such time as Sponsor no longer Beneficially Owns any WIL Ordinary Shares; and

(b) Wynn at such time at which the Wynn Group no longer owns any WIL Ordinary Shares or, if earlier, such time as the Wynn Group has no ongoing rights pursuant to Section 2.1(d), Section 2.2 or Article III; provided, that the provisions of Article III shall survive the termination of this Investor Rights Agreement for so long as any member of the Wynn Group is required, in accordance with GAAP or SEC reporting requirements and by virtue of its equity ownership in WIL, to include financial or other information about the WIL Group in its financial statements, but only to the extent relating to such financial or other information about the WIL Group that any member of the Wynn Group is so required to include in its financial statements.

Section 4.3 Severability. If any provision of this Investor Rights Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Investor Rights Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Investor Rights Agreement, they shall take any actions necessary to render the remaining provisions of this Investor Rights Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Investor Rights Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 4.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with any schedule or exhibit to this Investor Rights Agreement, the Business Combination Agreement and all other Transaction Agreements, constitute the entire agreement among the Parties relating to the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby or thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Investor Rights Agreement exist between the Parties except as expressly set forth or referenced in this Investor Rights Agreement and the other Transaction Agreements.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the prior written consent of (i) WIL, (ii) Wynn, [(iii) Cannae] and (iv) Sponsor; provided, that a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 4.5 Counterparts; Electronic Delivery. This Investor Rights Agreement may be executed in two or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (.PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties irrevocably agree that this Investor Rights Agreement may be executed by way of electronic signatures and the Parties agree that this Investor Rights Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 4.6 Notices. All notices and other communications among the Parties under this Investor Rights Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to WIL, to:

Wynn Interactive Limited

3131 Las Vegas Blvd.

S., Las Vegas, NV 89109

Attention: Acting President

Email: Craig.Billings@wynnresorts.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Eric Schiele, P.C.

Jonathan Davis, P.C.

Carlo Zenkner

Email:     eric.schiele@kirkland.com

jonathan.davis@kirkland.com

carlo.zenkner@kirkland.com

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

  Sachin Kohli

Email:      michael.aiello@weil.com

sachin.kohli@weil.com

if to Sponsor, to:

Austerlitz Acquisition Sponsor, LP I

1701 Village Center Circle

Las Vegas, NV 89134

Attention: Michael L. Gravelle, General Counsel and

Corporate Secretary

E-mail: mgravelle@cannaeholdings.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Sachin Kohli

Email:      michael.aiello@weil.com

sachin.kohli@weil.com

if to Wynn, to:

Wynn Resorts Limited

3131 Las Vegas Blvd.

S., Las Vegas, NV 89109

Attention: Chief Financial Officer

Email: Craig.Billings@wynnresorts.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Eric Schiele, P.C.

Jonathan Davis, P.C.

Carlo Zenkner

Email:     eric.schiele@kirkland.com

jonathan.davis@kirkland.com

carlo.zenkner@kirkland.com

[if to Cannae, to:

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

Attention: Michael L. Gravelle, General Counsel and

Corporate Secretary

E-mail: mgravelle@cannaeholdings.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

  Sachin Kohli

Email:      michael.aiello@weil.com

sachin.kohli@weil.com]

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 4.7 Governing Law; Waiver of Jury Trial; Jurisdiction. This Investor Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed entirely in that state, without regard to any Laws that might otherwise govern under applicable principles of conflicts or choice of law or otherwise; provided, however, that, (i) to the extent any provisions of this Investor Rights Agreement relate to the exercise of a director’s or officer’s fiduciary duties and/or similar statutory duties or obligations, in each case, of WIL, or (ii) statutory provisions or other Laws of Bermuda are mandatorily applicable to provisions of this Investor Rights Agreement, such provisions shall be governed by, and construed in accordance with, the laws of Bermuda. Any Action based upon, arising out of or related to this Investor Rights Agreement or the transactions contemplated hereby may be brought in Nevada state court (or, only if the Nevada state courts decline to accept jurisdiction over a particular matter, then in the Federal court of the United States of America sitting in Clark County, Nevada) and any appellate court from any of such courts (except to the extent, and solely to the extent, that any such Action mandatorily must be brought in Bermuda), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum in each such court, agrees that all claims in respect of any such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Investor Rights Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.7. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.8 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Investor Rights Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Investor Rights Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Investor Rights Agreement in accordance with its terms, this being in addition to any other remedy to which they are or may be entitled to under this Investor Rights Agreement or applicable Law and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Investor Rights Agreement and without that right, none of the Parties would have entered into this Investor Rights Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Investor Rights Agreement and to enforce specifically the terms and provisions of this Investor Rights Agreement in accordance with this Section 4.8 shall not be required to provide any bond or other security in connection with any such enforcement.

Section 4.9 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and currently is proposed to be conducted.

(b) Such Party has the full power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this Investor Rights Agreement and the performance by such Party of its obligations hereunder does not and will not violate (i) any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any Law to which it is subject.

(d) Such Party is not currently in violation of any Law, which violation could reasonably be expected to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

(e) There is no currently pending Action that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

Section 4.10 No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named Parties hereto (and their successors and permitted assigns). All claims or causes of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement, may be made only against the Persons that are expressly identified as Parties hereto (and their successors and permitted assigns), as applicable; and, except for any successors or permitted assigns, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement.

Section 4.11 Adjustments. If there are any changes in the WIL Ordinary Shares as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate equitable adjustment shall be made to the provisions of this Investor Rights Agreement as may be required so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the WIL Ordinary Shares as so changed.

Section 4.12 Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further actions as any other Party may reasonably request in order to evidence or effectuate the provisions of this Investor Rights Agreement and to otherwise carry out the intent of the Parties hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

WIL:
WYNN INTERACTIVE LIMITED

By:
Name: [●]
Title: [●]

SPONSOR:
AUSTERLITZ ACQUISITION SPONSOR, LP I
By: Trasimene Capital AU, LP I, its general partner

By:
Name: [●]
Title: [●]

[CANNAE:]
CANNAE HOLDINGS, INC.

By:
Name: [●]
Title: [●]

[Signature Page to the Investor Rights Agreement]

WYNN:
WSI INVESTMENT, LLC
BY: WYNN RESORTS, LIMITED
ITS: SOLE MEMBER

By:
Name: [●]
Title: [●]

[Signature Page to the Investor Rights Agreement]

Annex D

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 2021 among Austerlitz Acquisition Corporation I (to be renamed Wynn Interactive, Ltd.), a Cayman Islands exempted company (the “Company”), and the persons identified on Schedule A hereto (each such person, together with each Affiliate of such person that acquires Registrable Securities (as defined below) from such first Person other than pursuant to a registered offering or Rule 144 (but only for so long as such Affiliate holds Registrable Securities), and their respective successors and permitted assigns, an “Investor”).

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble hereto.

“Block Trade” means any non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution.

“Board” means the board of directors (or any successor governing body) of the Company.

“Closing Date” means the date of this Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Company” has the meaning set forth in the preamble hereto and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Controlling Person” has the meaning set forth in Section 5(q).

“Demand Registration” has the meaning set forth in Section 2(c).

“DTCDRS” has the meaning set forth in Section 5(r).

“Effectiveness Deadline” has the meaning set forth in Section 2(b).

“Equity Securities” means (i) all of the issued Class A ordinary shares of the Company from time to time and all warrants and other equity securities convertible into, or exchangeable for, Class A ordinary shares of the Company, (ii) any Class A ordinary shares of the Company or other securities issued or issuable (without material condition) as a distribution with respect to, or in exchange for or in replacement of any of the foregoing shares or warrants or in exchange for or in replacement of other equity securities of the Company or its subsidiaries (including the Restricted Expense Shares), and (iii) any other securities issued or transferred in exchange for or upon conversion of any of the foregoing shares in clauses (i) and (ii) as a result of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Equity Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“immediate family” means any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin.

“Initial Registrable Securities” has the meaning set forth in Section 5(a)(ii).

“Initial Registration Statement” has the meaning set forth in Section 5(a)(ii).

“Inspectors” has the meaning set forth in Section 5(h).

“Investor” has the meaning set forth in the preamble hereto.

“Long-Form Registration” has the meaning set forth in Section 2(a).

“New Registration Statement” has the meaning set forth in Section 5(a)(ii).

“Permitted Transfer” means a Transfer of Equity Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes, that does not involve a disposition for value (other than with respect to any such gift for which the donor receives (a) equity interest of such donee or (b) such donee’s interests in the donor), provided that (x) the donee or donees thereof agree to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the donor and (y) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(ii) by will, other testamentary document or intestate succession, provided that (a) each Transferee agrees to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the Transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(iii) to any member or members of the Transferor’s immediate family or to any trust or limited family partnership for the direct or indirect benefit of the Transferor or the immediate family of the Transferor, provided that (a) the Transferee agrees to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the Transferor, (b) the Transfer does not involve a disposition for value (other than with respect to any such Transfer for which the Transferor receives (1) equity interest of such Transferee or (2) such Transferee’s interests in the Transferor), (c) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(iv) to a partnership, limited liability company or other entity of which the Transferor and the immediate family of the Transferor are the legal and beneficial owner of all of the outstanding equity securities or similar interests, provided that (a) the Transferee agrees to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the Transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(v) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (iv) above, provided that (a) the Transferee agrees to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the Transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(vi) if the Transferor is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the Transferor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Transferor or affiliates of the Transferor (including, for the avoidance of doubt, where the Transferor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the Transferor, provided that (a) each Transferee agrees to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the Transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, provided that (a) to the extent permitted by law, each Transferee agrees to be bound in writing by the Transfer restrictions set forth in Section 9 applicable to the Transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such Transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 9;

(viii) to the Company or an affiliated entity pursuant to any contractual arrangement that provides for the forfeiture of the Transferor’s securities in connection with the termination of the Transferor’s employment or other service relationship with the Company or an affiliated entity or the Transferor’s failure to meet certain conditions set out upon receipt of such securities,

(ix) as part of a sale of the Transferor’s Equity Securities acquired solely in transactions after the Closing Date;

(x) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase Equity Securities (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that (a) any such shares of Equity Securities received upon such exercise, vesting or settlement shall be subject to the terms of Section 9 applicable to the Transferor and (b) any public report or filing under the Exchange Act shall indicate in the footnotes thereto that such report or filing relates to the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Equity Securities;

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of the Company’s capital stock involving a Change of Control of the Company (for purposes hereof, “Change of Control” shall mean the Transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such Transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Transferor’s Equity Securities shall remain subject to the applicable provisions of Section 9; or

(xii) in connection with the exercise of options, settlement of restricted stock units or other equity awards or exercise of warrants or other derivative securities, provided that any Equity Securities received upon such exercise, vesting or settlement shall be subject to the applicable terms of Section 9.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Piggyback Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Public Offering” shall mean a public offering and sale of Equity Securities of the Company for cash, other than by the Company, pursuant to an effective registration statement under the Securities Act.

“Records” has the meaning set forth in Section 5(h).

“Registrable Securities” means (a) any Equity Securities beneficially owned or otherwise held directly or indirectly by any of the Investors, (b) any Equity Securities issued or issuable as a distribution with respect to, or in exchange for or in replacement of, any of the foregoing Equity Securities, including, without limitation, the Restricted Expense Shares, and (c) with respect to any Equity Securities described in subsections (a) and (b) by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Equity Securities (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, or (ii) such securities are sold or eligible to be sold or distributed pursuant to Rule 144 without limitation as to volume.

“Registration Date” means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.

“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Restricted Expense Shares” has the meaning given to such term in that certain Amended and Restated Sponsor Letter Agreement, dated as of [•], among the Company, Wynn Interactive Ltd. and certain Investors.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 6.

“Shelf Registration” has the meaning set forth in Section 2(c).

“Shelf Registration Statement” has the meaning set forth in Section 2(c).

“Shelf Supplement” has the meaning set forth in Section 2(d).

“Shelf Takedown” has the meaning set forth in Section 2(d).

“Shelf Takedown Notice” has the meaning set forth in Section 2(d).

“Short-Form Registration” has the meaning set forth in Section 2(c).

“Target Filing Date” has the meaning set forth in Section 2(c).

“Trading Day” means any day on which the Company’s Equity Securities are traded on a national securities exchange.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“WRL” means Wynn Resorts, Limited, a Nevada limited liability company.

“WRL Option Holders” means Matthew Maddox, Craig S. Billings, Ellen F. Whittemore, Sadok Kohen, Alp Guler and Norbert Teufelberger.

“WRL Option Securities” has the meaning set forth in Section 2(b).

2. Registration.

(a) To the extent that a Registration Statement filed pursuant to Section 2(b) or a Shelf Registration Statement is not available to effect the proposed transaction, each Investor may request that the Company register under the Securities Act all or any portion of its Registrable Securities pursuant to a Registration Statement on Form F-1, S-1 or any successor form thereto with respect to an underwritten public offering of Registrable Securities (each, a “Long-Form Registration”). Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 15 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-1, S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within 60 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(b) The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file (or confidentially submit) a Registration Statement to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2(b), and shall use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as possible after the filing thereof, but in no event later than the earlier of (i) the 60th day (or 135th day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2(b) shall be on Form F-3 or S-3, or if Form F-3 or S-3 is not then available to the Company, on Form F-1 or S-1 or such other form of registration statement as is then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the Commission, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2(b) shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to Section 2(b) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the holders thereof until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2(b), but in any event within one (1) business day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities. The provisions of Section 2(d) shall apply mutatis mutandis to any resale of Registrable Securities pursuant to a registration statement filed pursuant to this Section 2(b).

The Registration Statement filed pursuant to this Section 2(b) (or any Registration Statement filed pursuant to Section 2(c)) shall register for resale the Equity Securities that may be received upon the settlement of options held by the WRL Option Holders and vesting in December 2021 (the “WRL Option Securities”). The Company shall use its reasonable best efforts to cause such Registration Statement to remain effective, and to be supplemented and amended to the extent necessary, to ensure that such Registration Statement is available or, if not available, that another similar registration statement is continuously available, for the resale of such Equity Securities until all such Equity Securities have been sold pursuant to such Registration Statement or other methods.

Notwithstanding anything in this Agreement to the contrary, the Company shall not register any Equity Securities not held by the Investors (excluding WRL), except for the WRL Option Securities, prior to the first anniversary of the Closing Date. As soon as practicable after the first anniversary of the Closing Date, the Company shall amend the Registration Statement filed pursuant to this Section 2(b) or Section 2(c) (or file a new Registration Statement consistent with the terms of this Section 2(b) or Section 2(c)) that shall cover all the Registrable Securities held by WRL and any other Equity Securities issued, or issuable, upon the conversion of Class V ordinary shares of the Company that were issued on the Closing Date and are still held by the stockholder that received such Class V ordinary shares on the Closing Date; provided, that, the Company may file such amendment to the Registration Statement or such new Registration Statement, as applicable, prior to the first anniversary of the Closing Date, so long as such amended or new Registration Statement does not become effective prior to the first anniversary of the Closing Date. The Company shall use its reasonable best efforts to cause such Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of such securities until all such securities have been sold pursuant to such Registration Statement or other methods.

(c) The Company shall use its best efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form F-3, S-3 or any successor form thereto. As soon as practicable after the date hereof, but not later than the Target Filing Date, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) and (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. In addition, the Company shall use its best efforts to cause a Shelf Registration Statement filed pursuant to Section 2(c) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement (if the Company is eligible to file a Shelf Registration Statement) or other Registration Statement (if the Company is not so eligible) is continuously available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. For purposes hereof, “Target Filing Date” shall mean the date which is 30 days after the Company becomes qualified to register the offer and sale of securities under the Securities Act pursuant to a Shelf Registration Statement. If, after the filing of a Shelf Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration, the Company shall amend such Shelf Registration Statement to cover such additional Registrable Securities. At such time as the Company shall have qualified for the use of a Registration Statement on Form F-3, S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a Registration Statement on Form F-3, S-3 or any similar short-form Registration Statement (each, a “Short-Form Registration” and, collectively with each Long-Form Registration and Shelf Registration (as defined below), a “Demand Registration”). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 15 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within 30 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(d) At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight Block Trade, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have ten (10) business days, or, in the case an underwritten overnight Block Trade, two (2) business days, from the date such notice is given to notify the

Company in writing of their desire to be included in such Shelf Takedown. Each holder of Registrable Securities and the Company agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the holders of Registrable Securities of such first holder’s or the Company’s intention to deliver a Shelf Takedown Notice; provided, however, that none of the holders or the Company shall be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect. The Company shall prepare and file with the Commission a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its best efforts to cause such Shelf Supplement to be declared effective by the Commission as soon as practicable thereafter.

(e) The Company shall not be obligated to effect any Long-Form Registration (x) within 90 days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the shares of Registrable Securities requested to be included therein or (y) except with respect to the Registration Statement required to be filed pursuant to Section 2(b), while a lock-up agreement pursuant to Section 4 or any other lock-up agreement relating to such holder’s Registrable Securities is in effect and has not been waived with respect to any Investor. Notwithstanding anything otherwise to the contrary herein, the Company shall not be required to provide notice of any requested underwritten public offering to any holders of Registrable Securities whose shares are subject to any applicable lock-up arrangements at the time of such request, and any such holders shall not have the right to receive information on or participate in any such underwritten public offering.

The Company may postpone for up to 60 days the filing or effectiveness of a Registration Statement for a Demand Registration or the filing of a Shelf Supplement for a Shelf Takedown if the Board determines in its reasonable good faith judgment that such Demand Registration or Shelf Takedown would (i) materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Company may delay a Demand Registration or Shelf Takedown pursuant to the immediately preceding sentence only once in any period of 12 consecutive months.

(f) If the holders of the Registrable Securities initially requesting a Demand Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities included in the Demand Registration or Shelf Takedown shall, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(g) The Company shall not include in any Demand Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Demand Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Demand Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in the Demand Registration or Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such underwritten offering and/or the number of Equity Securities proposed to be included in such Demand Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration or Shelf Takedown (i) first, the Equity Securities that the holders of Registrable Securities propose to sell (pro rata based on the number of Registrable Securities held by such holders at the time the cutback is made), and (ii) second, the Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) (pro rata based on the number of Registrable Securities held by such holders at the time the cutback is made). If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

3. Piggyback Registration.

(a) Whenever the Company proposes to offer or sell any Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form F-4, S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement or, with respect to a Piggyback Shelf Takedown, the filing of a prospectus supplement to the applicable Piggyback Shelf Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3(b) and Section 3(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days after the Company’s notice has been given to each such holder. The Company agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the holders of Registrable Securities of its intention to effect a Piggyback Registration; provided, however, that the Company shall not be obligated hereby to provide any such advance notice (other than the advance notice set forth in the first sentence of this Section 3(a)) and, if provided, such advance notice shall not be binding in any respect. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2. If any Piggyback Registration Statement pursuant to which holders of Registrable Securities have registered the offer and sale of Registrable Securities is a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right to be notified of and to participate (it being specified that it shall not be obligated to participate) in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).

(b) If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown: (i) first, the Equity Securities that the Company proposes to sell; (ii) second, the Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities then owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders in such manner as they may agree.

(c) If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown: (i) first, the Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Equity Securities other than the Registrable Securities (on a fully diluted, as converted basis) and the number of Registrable Securities, as applicable, then owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the Equity Securities requested to be included therein by other holders of Equity Securities, allocated among such holders in such manner as they may agree.

(d) If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration or Piggyback Shelf Takedown, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

4. Lock-up Agreement. In connection with any registered offering of the Equity Securities or other equity securities of the Company, and upon the request of the managing underwriter in such offering, each holder of Registrable Securities agrees to execute a customary lock-up agreement; provided, that each such holder shall sign a lock-up agreement that contains restrictions that are no more restrictive than the restrictions contained in the lock-up agreements executed by any other holder of Registrable Securities participating in such offering. The Company shall cause its executive officers and its directors, which directors are selling Equity Securities in such offering (as applicable), and shall use reasonable best efforts to cause other holders of Equity Securities who beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) 10% or more of the then outstanding Equity Securities and holders of any of the Registrable Securities participating in such offering, to enter into lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the holders of Registrable Securities. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 4, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 4 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 10% of the outstanding Equity Securities. Notwithstanding the foregoing, no Investor shall be subject to such lock-up arrangements so long as such Investor holds less than 1% of the Equity Securities.

5. Registration Procedures. If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its best efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable:

(a) subject to Section 2(a), Section 2(b), Section 2(c) and Section 2(d), (i) prepare and file with the Commission a Registration Statement covering such Registrable Securities and use its best efforts to cause such Registration Statement to be declared effective; and (ii) if (A) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the Commission that covers Registrable Securities (the “Initial Registrable Securities”), (B) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, the Initial Registration Statement may no longer be used for offers and sales of any of the Initial Registrable Securities, and (C) any of the Initial Registrable Securities are Registrable Securities at the time that (B) above occurs, the Company shall prepare and file with the Commission within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a new Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed on continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “New Registration Statement”) and shall use its best efforts to cause such New Registration Statement to be declared effective by the Commission as soon as practicable thereafter;

(b) (i) in the case of a Long-Form Registration or a Short-Form Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days or, if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (ii) in the case of a Shelf-Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (A) 36 months after the effective date of such Registration Statement and (B) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement;

(c) within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(d) notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the Commission;

(e) furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f) use its best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);

(g) notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such

Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement;

(i) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j) use its best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Equity Securities are then listed or, if the Equity Securities are not then listed, on a national securities exchange selected by the holders of a majority of such Registrable Securities;

(k) in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(l) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than 30 days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(m) furnish to each underwriter, if any, (i) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(n) without limiting Section 5(f), use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(o) notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(p) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(q) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of counsel for the Company should be included;

(r) cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System (the “DTCDRS”);

(s) not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS;

(t) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable; and

(u) otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

6. Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) underwriting expenses (other than fees, commissions or discounts); (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Company’s counsel and accountants; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

7. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing

Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, then the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than customary representations and warranties regarding such holder, such holder’s ownership of its Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.

9. Rule 144 Compliance; Permitted Public Transfers.

(a) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(ii) use best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

(b) WRL agrees not to Transfer its Equity Securities, other than in Permitted Transfers, until the first anniversary of the Closing Date.

10. Preservation of Rights. The Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder.

11. Termination. Unless otherwise agreed in writing by the Company and the Investors, this Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding, and shall be of no further force or effect with respect to any party when such party no longer holds Registrable Securities; provided, that the provisions of Section 6, Section 7 and Section 9 shall survive any such termination.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications among the parties under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company:

Name: For the attention of: Address:	[●]

With a copy to: For the attention of: Address: E-mail:	[●]

If to any Investor, to such Investor’s address as set forth on Schedule A hereto.

13. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

14. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Investor may assign its rights hereunder to any purchaser or Transferee of Registrable Securities; provided, that (a) such Transfer is not prohibited by Section 4 or Section 9 and (b) such purchaser or Transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or Transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto.

15. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 7.

16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17. Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided, that any amendment or waiver that would materially adversely impact the rights of any Investor under this agreement in a manner different from the other Investors shall require the written consent of such Investor. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19. Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

20. Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that, to the extent statutory provisions or other laws of Bermuda or the Cayman Islands are mandatorily applicable to provisions of this Agreement, such provisions shall be governed by, and construed in accordance with, the laws of Bermuda or the Cayman Islands, as applicable. Any actions or claims based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of New York (except to the extent, and solely to the extent, that any such action or claim mandatorily must be brought in Bermuda or the Cayman Islands), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum in each such court, agrees that all claims in respect of any such action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 20. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21. Counterparts. This Agreement may be executed in counterparts (including by means of a telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

22. Further Assurances. Each of the parties to this Agreement shall, and shall cause their Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

Austerlitz Acquisition Corporation I (to be renamed Wynn Interactive, Ltd.)

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

INVESTORS:

Wynn Resorts, Limited

By:
Name:
Title:

Cannae Holdings, Inc.
By: [●]

By:
Name:
Title:

Austerlitz Acquisition Sponsor, LP I
By: [●]

By:
Name:
Title:

Dexter Fowler:

Hugh R. Harris:

Mark D. Linehan:

Erika Meinhardt:

[Signature page to Registration Rights Agreement]

Annex E

Dated [●]

AUSTERLITZ ACQUISITION CORPORATION I

WAVE MERGER SUB LIMITED

AND

WYNN INTERACTIVE LTD.

STATUTORY MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) dated [●] 2021 is made

AMONG:

(1)	WYNN INTERACTIVE, LTD., a Bermuda exempted company having its registered office at [●] (the “Company”);

(2)	AUSTERLITZ ACQUISITION CORPORATION I, a Cayman Islands exempted company having its registered office at [●] (“AAC”); and

(3)	WAVE MERGER SUB LIMITED, a Bermuda exempted company having its registered office at Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda (“Merger Sub”).

WHEREAS:

(1)	Merger Sub is a direct, wholly owned subsidiary of AAC.

(2)

Merger Sub and the Company have agreed to merge pursuant to Section 104H of the Companies Act (the “Merger”) and the Company will survive the Merger as a Bermuda exempted company (the “Surviving Company”) on the terms hereinafter appearing.

(2)

This Agreement is the “Statutory Merger Agreement” as referred to in the Business Combination Agreement among AAC, the Company and Merger Sub dated May 10, 2021 (the “Business Combination Agreement”) and the Merger is the “Merger” as referred to in the Business Combination Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions

1.1.

Words and expressions defined in the recitals to this Agreement and throughout this Agreement and as follows have the same meanings in this Agreement, and capitalised terms not defined in this Agreement shall have the meaning given to such terms in the Business Combination Agreement:

“Certificate of Merger” means the certificate of merger issued by the Bermuda Registrar of Companies with respect to the Merger;

“Companies Act” means the Bermuda Companies Act 1981, as amended;

“Effective Time” means the effective date, and (if applicable) time, of the Merger as set out in the Certificate of Merger;

“Merger” means the merger contemplated by this Agreement in accordance with Section 104H of the Companies Act; and

“Merger Conditions” means the conditions to the Merger set out in Article X of the Business Combination Agreement.

2.	Effectiveness of the Merger

2.1.

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Business Combination Agreement and in accordance with the Companies Act, at the Effective Time, the Company shall be merged with Merger Sub with the Company surviving such Merger and continuing as the Surviving Company and Merger Sub shall cease to exist and shall be struck off the Register of Companies in Bermuda.

2.2.	The Merger shall be conditional on:

(1)	the satisfaction (or, if capable of waiver, waiver) of each of the Merger Conditions in accordance with the Business Combination Agreement; and

(2)	the issuance of the Certificate of Merger by the Bermuda Registrar of Companies.

3.	Name

3.1.	The Surviving Company shall be named “Wynn Interactive Ltd.”.

4.	Constitutional Documents

4.1.	The memorandum of association of the Surviving Company shall be substantially in the form of the memorandum of association of the Company as in effect immediately prior to the Effective Time.

4.2	The bye-laws of the Surviving Company shall be substantially in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time.

5.	Directors and Officers

5.1.

The names and addresses of the persons proposed to be the inaugural directors of the Surviving Company, being the directors of the Company immediately prior to the Effective Time, and from and after the Effective Time, are as follows:

[name], [address]

[name], [address]

5.2.

Those individuals identified above shall hold office as directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors shall have been duly elected or appointed and qualified, in accordance with the Companies Act and the bye-laws of the Surviving Company.

5.3.

The management and supervision of the business and affairs of the Surviving Company shall be under the control of the directors of the Surviving Company from time to time subject to the Companies Act and the provisions of the constitutional documents of the Surviving Company.

5.4.

The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors shall have been duly elected or appointed and qualified, in accordance with the constitutional documents of the Surviving Company.

6.	Effect of Merger on Share Capital of Merger Sub and of the Company

6.1.	At the Effective Time, by virtue of the Merger and without any action on the part of AAC, Merger Sub, the Company or the holders of any share capital of Merger Sub or the Company:

(1) Share Capital of Merger Sub. Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into such number of fully paid and nonassessable common shares, par value $0.0001 per share, of the Surviving Company such that, when taken together with any Company Shares that remain issued and outstanding immediately following the Effective Time pursuant to Section 6.1(2)(b) of this Agreement, the number of common shares of the Surviving Company will equal the aggregate number of Company Shares issued and outstanding immediately prior to the Effective Time;

(2) Cancellation of Treasury Shares; Treatment of Shares Owned by Company Subsidiaries.

(a) All Company Shares issued and outstanding as of immediately prior to the Effective Time that are owned by the Company as treasury shares shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof;

(b) All Company Shares issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly-owned Subsidiary of the Company shall remain outstanding as shares of the same class of the Surviving Company and shall be unaffected by the Merger except that the number of shares of the Surviving Company represented thereby shall be adjusted as necessary such that each entity owns the same percentage of the issued and outstanding shares of such class of the Surviving Company immediately following the Effective Time as such entity owned of such class of Company Shares immediately prior to the Effective Time, and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof;

(3) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled or to remain issued and outstanding in accordance with Section 6.1(2) of this Agreement and Dissenting Shares, which shall be treated pursuant to Section 6.1(4) of this Agreement) shall be automatically converted into and shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as set forth on the Payment Allocation Schedule. Subject to Section 6.1(4) of this Agreement with respect to Dissenting Shares, at and as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced ownership of any Company Shares (a “Certificate”) or person entered in the Company’s Register of Members as the owner in book-entry of any uncertificated Company Shares that were issued and outstanding immediately prior to the Effective Time (a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Closing Merger Consideration as set forth on the Payment Allocation Schedule represented by such Certificate or Book-Entry Share, as applicable, without interest, upon the surrender thereof in accordance with Section 6.1 of this Agreement;

(4) Dissenting Shares.

(a) At the Effective Time, all Dissenting Shares shall be cancelled and, unless otherwise required by applicable Law, converted into the right to receive the Closing Merger Consideration and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Closing Merger Consideration, be entitled to receive the difference from the Company by payment made within one (1) month after such Appraised Fair Value is finally determined pursuant to such appraisal procedure; and

(b) In the event that a Dissenting Holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such Dissenting Holder’s Dissenting Shares shall be cancelled and converted as of the Effective Time into the right (subject to Section 3.04 of the Business Combination Agreement) to receive, for each such Dissenting Share, the Closing Merger Consideration.

8.	Miscellaneous

8.1.

This Agreement shall terminate automatically upon termination of the Business Combination Agreement in accordance with its terms. Without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto (including those which have accrued under the Business Combination Agreement), if this Agreement is terminated pursuant to this Section 8.1 then this Agreement shall terminate and there shall be no other liability between the parties thereto.

8.2	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

8.3.

This Agreement and the documents referred to in this Agreement, including the Business Combination Agreement and the Transaction Agreements, constitute the entire agreement between the parties with respect to the subject matter of and transactions referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

8.4.	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

8.5.

Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure or delay by any of the parties to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signing on behalf of such party.

8.6.	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

8.7.

This Agreement may be executed in one or more counterparts (including by pdf or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.8.

The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Business Combination Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the Business Combination Agreement, the Business Combination Agreement shall prevail.

9.	Notices

9.1.

All notices, requests and other communications to any party given under this Agreement shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:[1]

if to AAC or Merger Sub:

Austerlitz Acquisition Corporation I

1701 Village Center Circle

Las Vegas, NV 89134

Attn: Michael L. Gravelle, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello

 Sachin Kohli

E-mail: michael.aiello@weil.com

 sachin.kohli@weil.com

if to the Company:

[                 ]

[                 ]

[                 ]

Phone:

Email:

Attention:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Eric L. Schiele, P.C.

[1]	To be aligned with Section 12.02 of the Business Combination Agreement.

Jonathan L. Davis, P.C.

Carlo Zenkner

Email:	eric.schiele@kirkland.com
jonathan.davis@kirkland.com

carlo.zenkner@kirkland.com:

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. Bermuda time and such day is a business day in Bermuda. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

10.	Governing Law

10.1	This Agreement shall be governed by, and construed in accordance with, the Laws of Bermuda, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

10.2

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement shall be heard and determined in the courts of Bermuda and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 10.2 shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9.1 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final court judgment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of
AUSTERLITZ ACQUISITION CORPORATION I	WYNN INTERACTIVE LTD.

By:	By:

Name:	Name:

Title:	Title:

SIGNED for and on behalf of
WAVE MERGER SUB LIMITED

By:

Name:	Michael L. Gravelle

Title:	Director

Annex F

FORM OF

RACE BOOK AND SPORTS POOL SERVICES AGREEMENT

THIS RACE BOOK AND SPORTS POOL SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 (the “Execution Date”), by and between Wynn Las Vegas, LLC, a Nevada limited liability company (“Operator”), and WSI US, LLC, a Nevada limited liability company (“Company”), and, with respect to Section 4.8, Wynn MA, LLC, a Nevada limited liability company (“WMA”). Operator and Company shall be referred to herein collectively, as the “Parties” and each, as a “Party.”

RECITALS

A. Operator operates the hotel/casino resort known as the “Wynn Las Vegas Casino & Resort” and the “Encore at Wynn Las Vegas” located in Las Vegas, Nevada (collectively, the “Facility”).

B. The Parties agree that it shall be to their mutual benefit to enter into this Agreement pursuant to which Company shall provide services in connection with the operation of each race book and sports pool within the Facility (as each area may exist from time to time, collectively, the “RSB Area”), including Mobile RSB Gaming, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and incorporated into this Agreement and further agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules and Exhibits shall have the respective meanings assigned to such terms in Schedule 1 attached hereto.

ARTICLE 2

RACE BOOK AND SPORTS POOL FACILITY LICENSE

2.1 Exclusivity. Subject to the terms of this Agreement, Company shall be the exclusive third-party provider of Race Book and Sports Pool services in connection with the operation of any Race Book and Sports Pool (collectively, “RSB Operations”) of Operator in the State of Nevada. The Parties acknowledge and agree that Operator is unable to prohibit customers from accessing gaming applications provided by third parties through such customers’ personal devices.

2.2 License.

(a) Grant. Operator hereby grants to Company a non-exclusive, revocable license to access and use the RSB Area within the Facility during the Term solely for the purposes of providing the RSB Services, subject to the terms and provisions hereof, and Company shall not use or permit or suffer the use of the RSB Area for any other business or purpose. For the avoidance of doubt, the RSB Services shall not include the distribution, sale or service of liquor. The foregoing license and right of access and use are granted subject to Applicable Law, including, without limitation, any restrictions and limitations that may be imposed by the applicable Gaming Regulatory Authorities.

F-1

(b) “As-Is, Where Is.” Company agrees and acknowledges that (i) Operator has not made any representations respecting the condition of the RSB Area, any warranties or guarantees, expressed or implied, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to workmanship or any defects in material, any promise to decorate, alter, repair or improve the RSB Area either before or after the execution hereof (except as expressly provided herein), or any representations as to conformance with Applicable Law respecting the condition of the RSB Area or the Facility; and (ii) Company accepts the RSB Area in its present “AS IS, WHERE IS” condition.

(c) Access; Relocation. Notwithstanding the foregoing, Operator (i) shall have the right, along with its employees, agents and invitees, to access and use the RSB Area as reasonably necessary to operate the Facility and otherwise perform its obligations under this Agreement and Applicable Laws; and (ii) may, upon prior written notice to and in consultation with Company, relocate, or increase or decrease the size of, the RSB Area within the Facility from time to time in Operator’s discretion, each acting in good faith at all times. Any relocation shall be subject to the provisions of Section 2.3 and Section 5.3. Company shall not interfere with Operator or other permitted users’ rights to use any part of the Facility.

(d) No Alterations or Liens. Company shall not make or allow to be made any alterations, additions or improvements to or of the RSB Area or any part thereof without the prior written approval of Operator. Without limiting the foregoing, Company shall not engage any contractor to perform work within or in connection with the RSB Area without the prior written approval of Operator, which may be withheld and/or conditioned in Operator’s sole and absolute discretion. Company and Operator shall mutually agree (each acting reasonably and in good faith) on a procedure pursuant to which Company may request that certain alterations, additions or improvements be made by Operator to or of the RSB Area or any part thereof. Company shall not suffer any mechanics’ or materialmen’s lien to be filed against the RSB Area or the Facility, or any portion thereof, including, but not limited to, any fixtures therein, by reason of work, labor, services or materials performed or furnished to Company. If any such lien shall at any time be filed as aforesaid, Company may contest the same in good faith, but, notwithstanding such contest, Company shall, within ten (10) days after the filing thereof, cause such lien to be released of record by payment, bond, order of a court of competent jurisdiction, or otherwise. The lien release provisions of this Section 2.2(d) shall expressly survive the expiration or early termination of this Agreement.

(e) Reservation of Rights. The license granted in this Section 2.2 does not and shall not constitute an easement or tenancy of the real property comprising a portion of the Facility (collectively, the “Real Property”). This Agreement creates no estate or interest in the Real Property, and Operator is not required to utilize the statutory unlawful detainer proceedings to recover possession of such Real Property after termination of this Agreement. Notwithstanding anything herein to the contrary, Operator reserves all rights in the Real Property which are not inconsistent with the rights and license granted to Company by this Agreement including, without limitation, the right to change or modify and add to or subtract from the size and dimensions of the Facility, other tenanted or licensed space, the common areas, or any part thereof, the number, location and dimensions of buildings, the size, number and configuration of the parking areas, entrances, exits and parking aisle alignments, dimensions of hallways, malls and corridors, the number of floors in any building, the identity, size, type and location of other premises, tenants’ and licensees’ operations, and to design and decorate any portion of the Facility as it desires.

(f) Surrender. Upon the expiration or earlier termination of this Agreement, Company may remove all Company Equipment from the Facility provided Company repairs all damage caused by such removal. If Company fails to remove any Company Equipment from the Facility prior to the end of the Term, such remaining Company Equipment, at Operator’s option, (i) may become the property of Operator if Company fails to remove such remaining Company Equipment within thirty (30) days of Company’s receipt of notice from Operator that such equipment has not been removed; or (ii) may be stored at the Facility or another location at the expense of Company. Company shall hold Operator free and harmless from any liability whatsoever for the

F-2

removal and storage of such property, and Company shall repair or pay for the repair of any damage done to the Facility resulting from removing same. At the expiration of the Term, Company shall surrender the applicable RSB Area in good condition, broom clean, subject to the removal provisions of this Section, reasonable wear and tear and damage by unavoidable casualty excepted. The provisions of this Section 2.2(f) shall expressly survive the expiration or early termination of this Agreement.

2.3 Budget. In the event the RSB Area is to be updated or relocated, Operator will propose to Company a budget of the expenses related thereto, which budget may include line items for Capital Expenditures and Operating Expenses related thereto that will be allocated to Company (the “Budget”). Such Budget shall be subject to Company’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Operator will coordinate and consult with Company on a regular basis during the planning and design process for the to-be-relocated or to-be-updated RSB Area and the preparation of such Budget; provided, however, Company will have no approval rights in connection with such planning and design process or the preparation of such Budget. As used herein, “Approved Budget” means the applicable Budget as approved by Company.

ARTICLE 3

TERM OF AGREEMENT

3.1 Term. The term of this Agreement shall commence on the Execution Date and shall continue for seven (7) years from the Commencement Date as set forth hereunder (“Initial Term”), unless this Agreement is earlier terminated pursuant to the terms herein (including pursuant to Article 9), at which time, subject to Section 3.3, all rights and obligations of the Parties shall cease. Following the Initial Term, this Agreement shall automatically renew for successive one (1) year renewal terms (each a “Renewal Term”), upon all the terms and conditions contained herein. The Initial Term and any Renewal Terms shall be collectively referred to as the “Term.”

3.2 Special Termination Rights.

(a) Either Party may terminate this Agreement upon written notice to the other Party (i) in the event Operator sells or transfers the Facility or the RSB Operations at the Facility to a Person that is a not an Operator Entity; (ii) in the event Operator ceases operating the Facility or the RSB Operations at the Facility are closed indefinitely and not on a temporary basis; or (iii) in connection with a Renewal Term so long as notice is provided at least sixty (60) day’s prior to the commencement of a Renewal Term.

(b) Operator may terminate this Agreement upon written notice to Company in the event that Wynn Resorts Limited, directly or indirectly, no longer retains voting control of Wynn Interactive Ltd., an exempted company organized under the laws of Bermuda (“WI”) (or such successor to WI following the SPAC Transaction).

3.3 Obligations Upon Termination. In the event that this Agreement is terminated or expires:

(a) each Party shall, within sixty (60) days of such termination or expiration, pay to each other Party, all amounts owed and due to such Party under the terms of this Agreement, and, upon such payment, no Party shall have any further claim or right against the other, except as expressly provided hereunder; and

(b) Operator shall retain and receive any and all outstanding wagers or credits that exist as a result of the RSB Operations during the Term, and shall be obligated to make any payouts to patrons as a result of winning wagers placed during the Term; provided, however, that the Parties shall continue to comply with, and perform their obligations under, the provisions of Article 5 with respect to such wagers and credits.

(c) The provisions of this Section 3.3 shall expressly survive the expiration or earlier termination of this Agreement.

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ARTICLE 4

SERVICES

4.1 RSB Services. Generally, following the Commencement Date, Company shall provide the following services in connection with the Race Book and Sports Pool at the Facility (collectively, the “RSB Services”), in each case, subject to any applicable Gaming Approvals:

(a) provide information, advice and support for trading, setting odds and prices, monitoring data feeds, business intelligence and risk management to the RSB Operations at the Facility;

(b) at its sole cost and expense, and following an mutually agreed upon transition period, provide and adequately support the System as used at or for the RSB Operations in the Facility, and Company shall be primarily responsible for, and shall respond to, all regulatory inquiries regarding the System;

(c) ensure that the technology capability available at the RSB Area at the Facility is consistent with a first-class casino resort and no less advanced than the technology offered at other Race Book and Sports Pool operations in the market where the Facility operates;

(d) provide deployment of platform and maintenance of technology infrastructure;

(e) provide product design and management and coordinate with any third-party technology providers;

(f) maintain the equipment and fixtures necessary to conduct the RSB Operations including kiosks, tills, keyboards, printers and odds screens;

(g) provide marketing services to retain existing customers and acquire new customers;

(h) provide human resources, financial, information technology, compliance and legal services with respect to Company’s employees and the conduct of the RSB Services;

(i) fully comply with all Applicable Laws relating to the conduct of the RSB Services at the Facility and performance of its other obligations herein;

(j) maintain in good standing and effect all necessary and proper business licenses and other licenses and permits required to be held by Company in connection with the conduct of the RSB Services at the Facility;

(k) cooperate with Operator and its Affiliates to apply for, process and take all necessary steps to maintain and renew all Gaming Approvals for RSB Operations and for the transactions contemplated by this Agreement;

(l) such other services, if any, as are agreed by Company and Operator;

(m) employ an officer responsible for the oversight of the RSB Services (the “Services Officer”), the identity of whom shall be subject to Operator’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(n) ensure, and shall ensure its contractors and subcontractors have obtained and continue to maintain any applicable licenses, software or other intellectual property needed to effect the RSB Services; and

(o) coordinate with Operator regarding mutually agreed upon operating hours for the RSB Area, subject to applicable Gaming Laws and the general operating hours of the Facility.

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4.2 Operator Services. Generally, following the Commencement Date, Operator shall, or shall cause its Affiliates to, be responsible for the day-to-day RSB Operations at the Facility (except to the extent required to be provided by Company pursuant to Section 4.1) during the hours mutually agreed upon between the Parties, including, without limitation, providing the following services (collectively, the “Operator Services”):

(a) use commercially reasonable efforts to collect all Revenues of the RSB Operations as such amounts become due and payable;

(b) pay all Operating Expenses that are due and payable;

(c) pay all Gaming Taxes that are due and payable;

(d) provide accounting and similar functions for the RSB Operations;

(e) hire, train, supervise, discharge and determine, and pay the compensation, fringe benefits (including any retirement benefits), and establish the policies and other terms of employment of all personnel (other than the Services Officer or other employees of Company), as may be reasonably required for RSB Operations;

(f) purchase all inventories which in the normal course of business are necessary and proper for the RSB Operations;

(g) in cooperation with Company, apply for, process and take all necessary steps to maintain and renew all Gaming Approvals for RSB Operations and for the transactions contemplated by this Agreement;

(h) keep the RSB Area clean and in good working order, subject to ordinary wear and tear;

(i) perform (or cause to be performed and supervised) routine maintenance and repairs to the physical improvements within the RSB Area;

(j) provide for appropriate security and surveillance for the RSB Operations, including the hiring and supervision of security personnel, subject to Applicable Law;

(k) performing any such other services or tasks required under Applicable Law with respect to the RSB Operations;

(l) maintain the insurance policies with at least the amounts and the coverages currently in place with respect to the RSB Operations;

(m) arrange for cable or satellite television packages, including premium sports content;

(n) obtain employee uniforms and arrange for uniform dry cleaning;

(o) provide the Services Officer with any information reasonably requested to assess the performance of the RSB Operations;

(p) as soon as reasonably practicable, migrate all relevant systems of the RSB Operations at the Facility to Company systems; and

(q) provide food and beverage service to the RSB Area and, in compliance with Applicable Law and this Agreement, any complimentaries awarded to RSB Players as agreed between the Parties.

4.3 Conflict. In the event of any conflict between Operator and Company with respect to matters concerning the RSB Operations, the RSB Area, RSB Services and/or licensing matters relating to a Race Book and Sports

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Pool, as applicable, the Services Officer shall confer in good faith in an expedited manner with the appropriate officer of Operator (“RSB Executive”). RSB Executive shall at all material times be appropriately licensed and authorized by the relevant Gaming Regulatory Authority to the extent required for such individual to perform as contemplated herein, and make the relevant decisions in connection with the same (subject to Applicable Law), as set out in this Section 4.3. Operator hereby acknowledges that the availability of the RSB Executive is or may be material to the satisfactory commercial and/or operational performance of the Race Book and Sports Pool, so Operator hereby agrees that any matter so conferred to the RSB Executive shall, subject to compliance with Applicable Laws (including Gaming Laws), be:

(a) expediently dealt with, using commercially reasonable good faith efforts, including by having regard to the trading hours of the Race Book and Sports Pool (for example, but without limitation, in preparation for and during key sporting events); and

(b) adjudicated on at all times using commercially reasonable good faith efforts, with due and proper regard only to relevant matters, including those concerning the RSB Area or its operating licenses (and those of the relevant employees).

Operator hereby agrees to appoint, and make available to (following reasonable notice) the Company, one or more suitably qualified and authorized deputies (as determined by Operator in its commercially reasonable discretion) to fulfil RSB Executive’s obligations hereunder at any time when RSB Executive is unavailable, including due to absence or sickness. In the event of any other conflict arising relating to the RSB Services and the Operator Services, such matter shall be escalated to, and a resolution sought via, the periodic review procedure in Section 4.6 (a “Referred Matter”).

4.4 Trade Name. Following the Commencement Date, the RSB Operations at the Facility shall be conducted under the Trade Name unless another name is previously approved in writing by the Parties. Company shall comply with the Trademark License Agreement, dated October 23, 2020, as amended from time to time, by and among Wynn Resorts Holdings, LLC, Wynn Social Sports Global, Betbull Limited, and the other parties thereto, as amended, in conducting the RSB Services within the Facility.

4.5 Other RSB Services. Operator acknowledges and agrees that Company may enter into agreements to provide RSB Services to third parties and that such RSB Services would be subject to the terms and provisions of such third party agreements.

4.6 Periodic Review. On a calendar quarter basis, or a more frequent basis as mutually agreed between the Parties, or where a Referred Matter arises, Company and Operator shall promptly review the RSB Services, Operator Services, RSB Operations, Revenues and Operating Expenses (collectively, “Reviewed Matters”) and discuss in good faith any issues and any corresponding adjustments to the Reviewed Matters, subject to compliance with Applicable Laws (including Gaming Laws), with the mutual and good faith objective of (i) maximizing Net Gaming Revenue, (ii) optimizing operational efficiency and customer experience and/or (iii) maximizing commercial (including marketing) opportunities, all while balancing the necessity for acting and operating in compliance with Applicable Laws (including Gaming Laws). Parties agree that in the case of such a review arising as a result of a Referred Matter, such review shall take place as soon as commercially practicable under the circumstances following such Referred Matter having arisen pursuant to Section 4.3. In furtherance of the foregoing, subject to compliance with Applicable Laws (including Gaming Laws), the Parties shall work together in good faith to develop protocols, processes and guidelines to facilitate cohesive and efficient RSB Operations and provision of RSB Services and Operator Services. Company acknowledges and agrees that as long as Operator is licensed to operate the RSB Area by the Nevada Gaming Commission, it is ultimately responsible for such operation and shall have the final say with regard to any disagreements with regard to operation of the RSB Area.

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4.7 Vendors.

(a) Company agrees to perform due diligence or other background checks on its contractors or subcontractors to determine suitability under Gaming Laws to perform or assist with the RSB Services or RSB Operations and to share those findings with Operator as the Parties deem necessary and appropriate. In addition, at the request of Company, Operator agrees to provide Company commercially reasonable assistance with conducting such due diligence and background checks. To the extent that Operator objects in good faith to the use of any such contractors or subcontractors as a result of such due diligence or background check, the Parties agree to cooperate to determine an appropriate resolution with respect to such contractors or subcontractors, provided that failing to reach such an acceptable resolution shall not permit Company to engage such contractor or subcontractor to perform or assist with the RSB Services or RSB Operations.

(b) The Parties acknowledge and agree that all settlements from payment service providers related to the RSB Operations are the property of Company.

4.8 Massachusetts Race Book and Sports Pool. In the event that Operator’s Affiliate that operates Encore Boston Harbor Resort is permitted to offer Race Book and Sports Pool services at such facility in accordance with Applicable Law, the Parties or their respective Affiliates shall enter into an agreement on terms substantially similar to those herein for Company or its Affiliate to offer substantially similar RSB Services at such facility in exchange for compensation substantially similar to the compensation set forth herein.

ARTICLE 5

PROFITS AND LOSSES

5.1 Corporate Allocation Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not increase, reduce, modify or otherwise alter the rights or obligations of either Party regarding any reimbursements, advancements or any other cost sharing arrangements pursuant to the Corporate Allocation Agreement, dated October 23, 2020, by and among WI, Betbull Limited, Wynn Social Sports Global, and Wynn Resorts Limited, as amended from time to time; provided, however, to the extent any Operating Expenses or Capital Expenditures are allocated in such agreement, such Operating Expenses or Capital Expenditures shall be reimbursed in accordance with the terms thereof.

5.2 Net Gaming Revenue. On the thirtieth (30th) day of the month following the first Commencement Date and each month thereafter during the Term and the month immediately following the Term, Operator will pay to Company 30% of the Net Gaming Revenue for the prior month, if any (and Operator shall retain the remaining 70%). The payment obligations under this Section 5.2 shall expressly survive the expiration or earlier termination of this Agreement as necessary in the event there is a positive Net Gaming Revenue for the last month of the Term.

5.3 Audits.

(a) During the Term, and for a period of six (6) months thereafter, Company grants to Operator, and Operator grants to Company, the right to audit such other Party’s books, records, documents and agreements which are related to this Agreement on no less than thirty (30) calendar days’ written notice, solely to the extent reasonably necessary to confirm Operating Expenses, Capital Expenditures and that the payments payable hereunder (including calculation of Net Gaming Revenue) have been properly calculated and for no other purpose. Company and Operator may exercise this right once per year, commencing from the beginning of the Term.

(b) The audit rights set out in this Section 5.3 shall be subject to the following provisions:

(i) each Party conducting such audit shall, subject to Section 5.3(c) below, bear all costs associated in connection with the audit;

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(ii) the auditing Party shall conduct its audit in such manner so as to cause minimum business disruptions to the audited Party; and

(iii) all third parties engaged in connection with the audit shall (y) to the extent set forth in this Agreement, enter into no less onerous confidentiality obligations with the Party being audited than those set forth herein, or (z) enter into a customary confidentiality agreement on such terms as reasonably agreed to by the Parties.

(c) If any audit carried out in accordance with the provisions of this Article 5 reveals that an additional payment is due to the auditing Party of five percent (5%) or more in excess of what was actually paid during the audited period, then such auditing Party’s reasonable and documented costs of such audit shall be payable by the Party being audited together with all outstanding amounts properly due. The provisions of this Section 5.3 shall expressly survive the expiration or earlier termination of this Agreement for a period of six months.

5.4 Pre-Commencement Date Operations. Operator and/or Operator Entities shall retain any and all (a) liabilities arising from its operation of the RSB Area at the Facility prior to the Commencement Date; and (b) benefits, including tax benefits, arising from its operation of the RSB Area prior to the Commencement Date. Without limiting the foregoing, Operator and/or Operator Entities shall retain and receive any and all outstanding wagers or credits that exist as a result of its operation of the RSB Area at the Facility prior to the Commencement Date and shall be obligated to make any payouts to patrons as a result of winning wagers placed prior to the Commencement Date. The provisions of this Section 5.4 shall expressly survive the expiration or earlier termination of this Agreement.

5.5 Timing and Method of Payments. Except as otherwise expressly provided herein, payments due to either Party under this Article 5 shall be paid within thirty (30) days of written demand therefor by wire transfer of immediately available funds to an account designated by the Party to receive such payment.

ARTICLE 6

FINANCING OF OPERATOR

Operator shall have the absolute and unrestricted right from time to time in its sole and absolute discretion to encumber the Facility or any part thereof, and to assign all of its right, title and interest in and to the Facility and Operator’s interest in this Agreement as security for any mortgage and/or financing instrument, and discloses to Company that, as of the date hereof, it has obligated itself to do so. This Agreement is and throughout the Term will continue to be subject and subordinate to any mortgage, deed of trust, ground lease or other encumbrance now or hereafter placed upon the Facility, or any portion thereof, by an Operator Entity (the “Encumbrance(s)”). This Agreement is also now and will continue to be throughout the Term subject and subordinate to amendments, replacements, renewals and extensions of any Encumbrances (Company hereby agreeing to attorn to the party acquiring title to the Facility, as the case may be, as a result of the foreclosure, termination or transfer in lieu thereof of any such Encumbrance), provided that, with respect to any Encumbrance first placed upon the Facility after the execution of this Agreement, upon request by Company, Operator agrees to request from a lessor that owns the entirety of the Real Property of the Facility, a commercially reasonable subordination, non-disturbance and attornment agreement that generally provides that as long as Company has not failed to make all payments of amounts to be paid by Company under this Agreement, and the performance of all covenants, agreements and conditions to be performed by Company under this Agreement after receipt of any applicable notice and the expiration of any applicable cure period, and provided that Company attorns to the party acquiring title to the Facility as a result of the foreclosure, termination or transfer in lieu thereof of any such Encumbrance, then neither Company’s right to continue to use and access the RSB Area and to conduct its business thereon, in accordance with the terms of this Agreement, will be interfered with by the holder of any such Encumbrance, by any successor thereto or any successor to the Facility as a result of the foreclosure or termination thereof or transfer in lieu thereof, or by virtue of any such foreclosure, termination or transfer. Such

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subordination will be effective without the necessity of the execution and delivery of any further instruments on the part of Company to effectuate such subordination. Company agrees that the holder of any such Encumbrance, any successor thereto or any successor to the Facility as a result of the foreclosure or termination thereof or transfer in lieu thereof, or by virtue of any such foreclosure, termination or transfer shall not be bound by any amendment or modification of this Agreement made without such party’s express consent. However, Company agrees at any time hereafter, within ten (10) days after Operator’s written request therefor, to execute and deliver any instruments, releases or other documents in a form provided by Operator or any of its lenders or lessors that may be reasonably required for the purpose of subjecting and subordinating this Agreement, as above provided, to the lien of any such Encumbrance.

ARTICLE 7

INDEMNIFICATION; INSURANCE

7.1 Indemnification by Operator. Operator shall defend at its expense, hold harmless and indemnify Company and its Affiliates, and their respective officers, directors, stockholders, members, managers, partners, employees and agents (collectively, the “Company Indemnified Parties”), from and against all third party claims, judgments, costs, damages, expenses, fines, penalties, fees, awards, demands, losses and liabilities (including attorneys’ fees, court costs, costs of appeal and expert witness fees) of whatever nature (collectively, “Claims”) actually incurred by any Company Indemnified Parties resulting from or relating to (a) the breach by Operator of any of its representations, warranties, covenants or obligations contained in this Agreement or (b) the acts or omissions of Operator or its contractors, agents or employees.

7.2 Indemnification by Company. Company shall defend at its expense, hold harmless and indemnify Operator and the other Operator Entities, and their respective officers, directors, stockholders, members, managers, partners, employees and agents (collectively, the “Operator Indemnified Parties”), from and against all Claims actually incurred by any Operator Indemnified Parties resulting from or relating to (a) the breach by Company of any of its representations, warranties, covenants or obligations contained in this Agreement or (b) the acts or omissions of Company or its contractors, agents or employees.

7.3 Procedure. The following procedures will apply in the event a Company Indemnified Party or an Operator Indemnified Party (each, an “Indemnitee”) seeks indemnification pursuant to Section 7.1 or Section 7.2:

(a) the Indemnitee shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim, which notification shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the Claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). For the avoidance of doubt, a failure to give such notice shall not affect, limit or reduce the indemnification obligations of the Indemnifying Party hereunder, except to the extent such failure actually prejudices the Indemnifying Party’s ability to successfully defend the Claim giving rise to the indemnification claim;

(b) the Indemnitee shall make no admission as to liability and shall not compromise nor agree to any settlement of the claim without the prior written consent of the Indemnifying Party;

(c) the Indemnifying Party shall retain full control over the conduct of the claim, provided that: (i) it shall notify the Indemnitee of any material developments in the claim promptly; (ii) it shall use its commercially reasonable efforts to conduct the claim in a way that does not prejudice the reputation of the Indemnitee; and (iii) the Indemnitee shall cooperate with the Indemnifying Party in the conduct of the claim, including providing the Indemnifying Party with access to and use of all relevant business records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required (provided that the Indemnitee will be reimbursed by the Indemnifying Party for any reasonable out-of-pocket expense actually

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incurred in connection therewith). In requesting any such cooperation, the Indemnifying Party shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments that the Indemnitee believes should be given confidential treatment;

(d) the Indemnitee shall have the right to employ its own counsel in respect of any such claim, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless the Indemnifying Party has failed to undertake and prosecute the defense of such claim; and

(e) notwithstanding anything herein to the contrary, the Indemnifying Party shall have no obligation to defend or indemnify the Indemnitee from any Claim to the extent such Claim is related to or arises out of (i) the intentional wrongful act, fraud or gross negligence of any Indemnitee or (ii) actions taken by the Indemnifying Party at the express direction of any Indemnitee.

7.4 Insurance. During the Term, (a) Company shall obtain and maintain the insurance policies set forth on Exhibit A, attached hereto; and (b) Operator and/or its Affiliates shall maintain their existing insurance policies with at least the coverages in place as of the Execution Date except as mutually agreed upon by the Parties.

7.5 Survival. The provisions under Section 7.1, Section 7.2, and Section 7.3 shall expressly survive the expiration or earlier termination of this Agreement.

ARTICLE 8

GAMING MATTERS

8.1 Gaming Approvals. Company shall be solely responsible for obtaining and maintaining, and shall, at its sole cost and expense, obtain and maintain (and shall cause its Affiliates to obtain and maintain), all Gaming Approvals required to perform its obligations hereunder, for Company to receive the payments hereunder and to consummate the transactions contemplated hereby. Company shall file all applications and submit all information, documents and instruments as may be necessary to obtain any Gaming Approvals required hereunder as promptly as practicable. Company shall, and shall cause its Affiliates to, at all times comply with all Gaming Laws and requests from the Gaming Regulatory Authorities in connection with conducting the RSB Services.

8.2 Gaming Regulatory Matters.

(a) The Parties shall cooperate with each other and use their respective commercially reasonable efforts to address and remedy any Gaming Regulatory Matter to each Party’s reasonable satisfaction (including, without limitation, using commercially reasonable efforts to agree upon a process with the applicable Gaming Regulatory Authority with reasonably adequate time to permit the Causing Party to effectuate a remedy thereof). In furtherance of the foregoing, the Parties shall, and shall cause their respective Affiliates to, negotiate in good faith to amend this Agreement, solely to the extent necessary to remedy a Gaming Regulatory Matter; provided, that such amendment may be deemed an Adverse Gaming Consequence, if applicable.

(b) If after complying with subsection (a) above, the Affected Party reasonably determines that it is unlikely that a Gaming Regulatory Matter will be resolved to the satisfaction of the applicable Gaming Regulatory Authority, and the Affected Party, acting in good faith and on the advice of outside counsel (but, for the avoidance of doubt, a formal opinion of outside counsel is not required) or a recommendation of its independent compliance committee, makes a determination that the applicable Gaming Regulatory Matter continues to be problematic and could reasonably be expected to result in an investigation or adversary proceeding that would have an adverse effect on the Affected Party’s ability to operate its business in a material respect as then conducted or to be conducted in the applicable jurisdiction (an “Adverse Gaming Consequence”), then the Affected Party shall have the right to terminate this Agreement upon written notice to the Causing Party.

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ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

9.1 Company Event of Default. The occurrence of any of the following events shall constitute an event of default by Company under the terms of this Agreement (each, a “Company Event of Default”):

(a) any failure of Company to pay any amount payable by Company hereunder, within five (5) business days after receipt of written notice that the same is past due hereunder;

(b) except as provided above and below in this Section 9.1, any failure by Company to perform or observe any other terms, provisions, conditions and covenants of this Agreement for more than thirty (30) days after written notice of such failure;

(c) the bankruptcy or insolvency of Company or the filing by or against Company of a petition in bankruptcy or for reorganization or arrangement or for the appointment of a receiver or trustee of all or a portion of Company’s property, or Company’s assignment for the benefit of creditors; provided, however, that as to an involuntary filing, such filing shall be a Company Event of Default only if not dismissed within sixty (60) days after filing;

(d) this Agreement or Company’s interest herein or in the Facility or any improvements thereon or any property of Company are executed upon or attached, other than as expressly authorized by Operator in writing; and

(e) any breach by Company or any of its Affiliates of the provisions of Section 8.2 of this Agreement.

9.2 Operator’s Remedies. Upon the occurrence of any Company Event of Default, Operator may, at its option and in addition to any and all other legal and equitable remedies, immediately or at any time thereafter, (a) pursue an action at law against Company for Damages, (b) during the continuation of the Company Event of Default, cure the Company Event of Default in which case Company shall, upon demand, reimburse the reasonable third-party costs and expenses of Operator in effectuating such cure, and (c) terminate this Agreement upon written notice to the other Party.

9.3 Operator Event of Default. The occurrence of any of the following events shall constitute an event of default by Operator under the terms of this Agreement (each, a “Operator Event of Default”):

(a) any failure of Operator to pay any amount payable by Operator hereunder within five (5) business days after receipt of written notice that the same is past due hereunder;

(b) except as provided above and below in this Section 9.3, any failure by Operator to perform or observe any other terms, provisions, conditions and covenants of this Agreement for more than thirty (30) days after written notice of such failure;

(c) the bankruptcy or insolvency of Operator or the filing by or against Operator of a petition in bankruptcy or for reorganization or arrangement or for the appointment of a receiver or trustee of all or a portion of Operator’s property, or Operator’s assignment for the benefit of creditors; provided, however, that as to an involuntary filing, such filing shall be an Operator Event of Default only if not dismissed within sixty (60) days after filing; and

(d) any breach by Operator or any of its Affiliates of the provisions of Section 8.2 of this Agreement.

9.4 Company’s Remedies. Upon the occurrence of any Operator Event of Default, Company may, at its option and in addition to any and all other legal and equitable remedies, immediately or at any time thereafter,

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(a) pursue an action at law against Operator for Damages, (b) during the continuation of the Operator Event of Default, cure the Operator Event of Default in which case Operator shall, upon demand, reimburse the reasonable third-party costs and expenses of Company in effectuating such cure, and (c) terminate this Agreement upon written notice to the other Party.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Governing Law; Venue. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES IN CONNECTION THEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO, OR OTHERWISE APPLY, THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF NEVADA LOCATED IN CLARK COUNTY, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF THE STATE OF NEVADA LOCATED IN CLARK COUNTY FOR ANY DISPUTE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

10.2 Further Cooperation. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

10.3 Assignment. Company may not assign this Agreement or otherwise assign or dispose of all or any portion of its right, title, or interest herein to any Person without the prior written consent of Operator, which consent may be given or withheld in Operator’s sole and absolute discretion. Any assignment in violation of this section shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and each of their respective successors and permitted assigns.

10.4 Counterparts. This Agreement may be executed in any number of counterparts and delivered by electronic transmission by facsimile or in portable document format, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

10.5 Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission or electronic mail (provided any such facsimile transmission or electronic mail is confirmed either orally or by written confirmation), in each case addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Company:

WSI US, LLC

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: General Counsel

Email: jennifer.roberts@wynnbet.com

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If to Operator:

c/o Wynn Resorts Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: General Counsel

Email: ellen.whittemore@wynnresorts.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or electronic mail during normal business hours or on the next business day if delivered after business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, facsimile numbers and electronic mail addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section.

10.6 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

10.7 ENTIRE AGREEMENT; CONFLICTS. THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE EXHIBITS HERETO AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR SCHEDULE HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS OR SCHEDULES OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 10.7 (BUT ONLY TO THE EXTENT THE SAME DO NOT CONTRADICT OR CONFLICT WITH THE TERMS OF THIS AGREEMENT).

10.8 Amendments. This Agreement may be amended, supplemented or restated only by an instrument in writing executed by all of the Parties that are a party thereto.

10.9 Construction. Every covenant, term, and provision of this Agreement shall be construed and interpreted simply according to its fair meaning and shall not be construed or interpreted for or against any Party that drafted or caused its legal representative to draft such covenant, term, or provision.

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10.10 Force Majeure. Neither Party shall be held liable or responsible for delay or failure to perform its obligations under this Agreement occasioned by force majeure or any cause reasonably beyond its control, including, without limitation, pandemic, civil disturbance, fire, flood, earthquake, windstorm, unusually severe weather, act of labor trouble, lack of or inability to obtain raw materials, transportation, labor, fuel or supplies or governmental laws, acts, regulations, embargoes, or orders (whether or not such later proves to be invalid).

10.11 Parties in Interest. Nothing in this Agreement, express or implied, shall entitle any Person other than the Parties or their respective Affiliates, successors and permitted assigns to any claim, cause of action, remedy or right of any kind.

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.13 Non-Compensatory Damages. None of the Parties shall be entitled to recover from any other Party, or such Party’s Affiliates, any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby (except to the extent a Party is held liable for such damages to a third party or to the extent such damages are consequential or indirect damages that are the reasonably foreseeable result of a breach of this Agreement). Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waives any right to recover indirect, consequential, punitive, special or exemplary damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

10.14 Confidentiality. During the Term, each Party may receive certain non-public information and materials related to the Operator Services, RSB Services and the RSB Operations or other information regarding the other Party’s business, technology, partners, products and services, including the existence and the terms of this Agreement (collectively, “Confidential Information”). Each Party will not use or disclose to any third party any Confidential Information except as permitted by this Agreement or as authorized by the other Party’s prior written consent. Each Party will use commercially reasonable efforts to maintain the confidentiality of all such Confidential Information, and neither Party will use less effort than it ordinarily uses with respect to its own Confidential Information, but in no event less than reasonable care. The foregoing will not restrict either Party from disclosing Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party to contest such order or requirement; or on a confidential basis to its legal or financial advisors, prospective acquirers or investors, or Gaming Regulatory Authorities. Confidential Information excludes information that: (a) is or becomes generally known to the public through no fault of the recipient; (b) is rightfully known by the recipient at the time of disclosure without a confidentiality obligation; (c) is independently developed by the recipient without use of the disclosing Party’s Confidential Information; or (d) the recipient rightfully obtains from a third party without disclosure restrictions.

10.15 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in

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this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any reference to “days” means “calendar days” unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 5.00 p.m., Las Vegas time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (k) any reference “$” and “dollars” is to the lawful money of the United States of America; and (l) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.

10.16 Survival. The provisions of this Article 10 shall expressly survive the termination or earlier expiration of this Agreement.

(signature page follows)

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IN WITNESS WHEREOF, Operator and Company have caused this Agreement to be executed as of the Execution Date.

Operator: WYNN LAS VEGAS, LLC, a Nevada limited liability company,	Company: WSI US, LLC, a Nevada limited liability company

By:	By:
Name:	Name:
Its:	Its:

WMA: WYNN MA, LLC, a Nevada limited liability company

By:
Name:
Its:

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SCHEDULE 1

DEFINED TERMS

All capitalized terms used in this Agreement and its Schedules and Exhibits and not otherwise defined shall have the following meanings:

“Adverse Gaming Consequence” has the meaning set forth in Section 8.2(b).

“Affected Party” means, with respect to a Gaming Regulatory Matter, the Party who has been advised by the Gaming Regulatory Authority that it has a Gaming Regulatory Matter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person, including a direct or indirect wholly owned subsidiary of such Person as shall exist from time to time. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interests, by contract or otherwise. The terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Law” means all laws, statutes, ordinances, rules, regulations, promulgations, mandates and orders of all duly constituted Governmental Authorities applicable to the relevant Person or its property.

“Approved Budget” has the meaning set forth in Section 2.3.

“Budget” has the meaning set forth in Section 2.3.

“Capital Expenditures” means, for any period, all costs and expenses incurred during such period in connection with non-routine maintenance, repairs, replacements and alterations to the RSB Area normally capitalized under generally accepted accounting principles.

“Causing Party” means, with respect to a Gaming Regulatory Matter, the Party causing such Gaming Regulatory Matter.

“Claims” has the meaning set forth in Section 7.1.

“Commencement Date” means the date on which Company commences the conduct of the RSB Services at the Facility, which shall occur as soon as commercially and technically practicable following (i) Company’s receipt of all necessary Gaming Approvals to perform Company’s obligations hereunder and for Company to receive the payments hereunder, and (ii) the consummation of the SPAC Transaction.

“Company” has the meaning set forth in the introductory paragraph.

“Company Equipment” means all personal property of Company, including the System, and all equipment, furnishings, fixtures and other property of Company that can be removed and uninstalled from the Facility without causing more than minimal cosmetic damage to the Facility.

“Company Event of Default” has the meaning set forth in Section 9.1.

“Company Indemnified Parties” has the meaning set forth in Section 7.1.

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“Damages” means, except as provided in Section 10.13, all actual out-of-pocket losses and damages incurred or suffered by such Person.

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Encumbrance(s)” has the meaning set forth in Article 6.

“Equity Securities” means with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or the warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Facility” has the meaning set forth in Recital A.

“Gaming Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, findings of eligibility, registrations, exemptions and waivers of or from any Gaming Regulatory Authority.

“Gaming Laws” means those laws pursuant to which any Gaming Regulatory Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, NRS Chapter 464, and the regulations promulgated thereunder, and each applicable county or municipal code.

“Gaming Regulatory Authority” means any Governmental Authority responsible for or regulating gaming or gaming activities in any jurisdiction, including the NGC.

“Gaming Regulatory Matter” means, with respect to any Party, such Party has been advised by a Gaming Regulatory Authority that (i) either Party has violated Applicable Laws in any manner related to the RSB Operations or (ii) its continued relationship with another Party is a cause of concern for such Gaming Regulatory Authority and that the relationship in question may impact such Party’s or its Affiliate’s suitability or qualification to continue to hold a Gaming Approval or to receive a Gaming Approval (to the extent such Party or its Affiliate is in the process of seeking or intends to seek a Gaming Approval) from such Gaming Regulatory Authority or may otherwise jeopardize its standing as a licensee or qualifier, which in all cases could result in a significant adverse consequence for such Party or any of its Affiliates (as determined in good faith by the applicable affected Party).

“Gaming Taxes” means the gaming taxes levied on gaming revenues that may be imposed by any Governmental Authority on the gaming revenues from the RSB Operations, including the federal excise tax, but specifically excluding any federal, State, local, county or non-USA income, payroll, employment, severance, stamp, business tax, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other similar tax or duties.

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“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Indemnitee” has the meaning set forth in Section 7.3.

“Intellectual Property Rights” means, on a worldwide basis, any and all of a Party’s: (i) rights associated with works of authorship, including without limitation copyrights, moral rights, database rights and mask-works; (ii) rights in Trademarks; (iii) rights in trade secrets; (iv) rights in patents, designs, utility models, algorithms, and inventions; (v) other intellectual, proprietary and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) registrations, applications, renewals, extensions, continuations, divisions or reissues of any of the foregoing now or hereafter in force (including any rights in any of the foregoing); whether or not any of the foregoing are registered, and whether or not any of the foregoing are owned or licensed.

“Mobile Device” means a mobile communications device used in conjunction with a licensed Mobile RSB System that allow patrons to bet or wager on games, whether within a licensed gaming establishment or outside a licensed gaming establishment if permitted by applicable Gaming Laws.

“Mobile RSB Gaming” means the conduct of RSB Wagering games through communications devices (whether or not operated solely within a licensed gaming establishment) by the use of communications technology that allows a person to transmit information to a computer to assist in the placing of a bet or wager and corresponding information related to the display of the game, game outcomes or other similar information, for which Gaming Laws require such RSB Wagering to be an extension of the RSB Services provided at the Facility and require the license holder to be Operator or another Operator Entity. For the purposes of this definition, “communications technology” means any method used and the components employed by an establishment to facilitate the transmission of information, including, without limitation, transmission and reception by systems based on wireless network, wireless fidelity, wire, cable, radio, microwave, light, optics or computer data networks.

“Mobile RSB System” means the components of the System used to facilitate Mobile RSB Gaming.

“Net Gaming Revenue” means, for any period, the amount equal to the total gross gaming revenues derived from RSB Operations (i.e., the total of all sums wagered less the total of all sums actually paid out as winnings).

“NGC” means the Nevada Gaming Commission.

“NRS” means the Nevada Revised Statutes.

“Operating Expenses” means, for any period, all costs and expenses paid during such period in connection with RSB Operations in the aggregate.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, company, partnership (whether general or limited), limited liability partnership, limited liability company, corporation, trust, estate, association, nominee or other entity, including any Governmental Authority.

“Operator” has the meaning set forth in the introductory paragraph.

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“Operator Entity” means Operator and any of its Affiliates.

“Operator Event of Default” has the meaning set forth in Section 9.3.

“Operator Indemnified Parties” has the meaning set forth in Section 7.2.

“Operator Services” has the meaning set forth in Section 4.2.

“Race Book” means the business of accepting wagers pursuant to a nonrestricted gaming race book license subject to the Gaming Laws.

“Race Book Wager” means a wager accepted in a Race Book, including, without limitation, wagers taken by a nonrestricted gaming licensee that is licensed to take wagers on horse or other animal races using a pari-mutuel or non-pari-mutuel system of wagering, subject to the Gaming Laws.

“Real Property” has the meaning set forth in Section 2.2(e).

“Referred Matter” has the meaning set forth in Section 4.3.

“Remote Betting Systems” means cash and non-cash electronic wagering systems (e.g., kiosk, cellular phone or any other such remote devices that enable wagering other than at the Race Book or Sports Pool as may be permitted at the Facility in accordance with Applicable Laws), other than Wagering Stations, that are used to convey cash or account based RSB Wagering between a RSB Player and the Race Book and Sports Pool.

“Revenue” means all revenue and income of any kind derived directly or indirectly from the RSB Operations in the aggregate.

“RSB Area” has the meaning set forth in Recital B.

“RSB Executive” has the meaning set forth in Section 4.3.

“RSB Operations” has the meaning set forth in Section 2.1. For the avoidance of doubt, RSB Operations include, without limitation, Mobile RSB Gaming.

“RSB Player” means any person that places wagers at the Race Book and Sports Pool or through an account established there or with respect thereto.

“RSB Services” has the meaning set forth in Section 4.1.

“RSB Wagering” means all Race Book and Sports Pool wagering pursuant to nonrestricted or other licenses subject to the Gaming Laws.

“Services Officer” has the meaning set forth in Section 4.1(m).

“SPAC Transaction” means an acquisition, merger or other business combination or transfer or issuance of Equity Securities or otherwise between WI and a special purpose acquisition company where such acquisition, merger or other business combination or transfer or issuance results in the surviving entity (or its parent entity) being listed on a United States national securities exchange, and any sale or issuance of Equity Securities (including by means of a private placement) by such surviving entity (or its parent entity) consummated substantially concurrently with such acquisition, merger or other business combination or transfer or issuance, in each case, subject to satisfactory “know your customer” diligence, if applicable, and WI surviving such transaction as the operating company of WI’s business and the level at which financial statements are reported.

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“Sports Pool” means the business of accepting wagers pursuant to a nonrestricted gaming sports pool license (including, without limitation, athletic event wagering and other event wagering), as such license is defined by the Gaming Laws.

“Sports Pool Wager” means a wager made in a Sports Pool (including via any Mobile Device), but excluding Race Book Wagers. For clarification, Sports Pool Wagers include wagers on athletic events, sporting events or other events, other than horse or other animal races.

“System” means Company owned, licensed and/or operated system(s) and its components required by or used to support RSB Wagering, in each case, as currently existing and as hereafter modified, developed, prepared, purchased, licensed, acquired or otherwise received, conceived or made by Company or its Affiliates individually or jointly with others, including its respective representatives and agents, and related to RSB Wagering and Mobile Devices, including, all such developments as are originated or conceived during the Term, any Intellectual Property Rights embodied in, related to, or arising out of the foregoing, including the following components:

(i) any hardware, equipment and devices (e.g., the Wagering Stations, Remote Betting Systems, Mobile Devices, computer servers receiving and sending information from or to the Wagering Stations, betting devices or Mobile Devices, computers supporting RSB Wagering, communications equipment, data transmission equipment, wireless transmission devices to be used for RSB Wagering and the Mobile Devices, and hardware designed to provide security for the data on the System);

(ii) any applications, software, systems and tools (e.g., Mobile Devices software, custom software developed for use on computer servers that work with the Mobile Device and/or Wagering Station software, RSB Wagering software designed by or for Company, and software designed to provide security for data on the System);

(iii) any data, information and content available on or generated by the System; and

(iv) any communications Facility and lines (e.g., to enable servers and Mobile Devices to communicate, secure communications protocols designed to ensure the integrity and security of the communications between the computer servers and devices used for RSB Wagering).

“Term” has the meaning set forth in Section 3.1.

“Trade Name” means “WynnBET” or derivations thereof.

“Trademarks” means all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to, intent to use applications), including the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor and to obtain all other forms of injunctive, equitable and other relief related thereto, and all designs and logotypes related to such trademarks, in any and all forms, and all trademark registrations and applications for registration related to such trademarks.

“Wagering Stations” means those fixed terminal and installed tablet positions located at the Facility and made available to the RSB Player from which the RSB Player may use an account to make Race Book Wagers, Sports Pool Wagers, or event wagers.

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FORM OF

AMENDED AND RESTATED

ONLINE ACCESS AGREEMENT

between

WSI US, LLC

and

WYNN MA, LLC

[●], 2021

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ARTICLE 9 OWNERSHIP		F-38

9.1	WSI Ownership	F-38

ARTICLE 10 ADDITIONAL COVENANTS		F-39

10.1	Confidentiality	F-39
10.2	Public Statements	F-40

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		F-41

11.1	Representations and Warranties of WMA	F-41
11.2	Representations and Warranties of WSI	F-41

ARTICLE 12 TERM AND TERMINATION		F-42

12.1	Term	F-42
12.2	Termination	F-42
12.3	Wind-Down Period	F-43
12.4	Survival	F-43
12.5	Cure Rights	F-43
12.6	Limitation	F-44
12.7	Specific Performance	F-44

ARTICLE 13 INDEMNIFICATION		F-44

13.1	Indemnification of WSI	F-44
13.2	Indemnification of WMA	F-45
13.3	Third-Party Claims	F-45
13.4	Exclusive Remedies	F-46

ARTICLE 14 MISCELLANEOUS		F-47

14.1	Independent Contractors	F-47
14.2	No Third-Party Beneficiaries	F-47
14.3	Succession and Assignment	F-47
14.4	Governing Law	F-47
14.5	Waiver of Jury Trial	F-47
14.6	Amendment and Waiver	F-47
14.7	Entire Agreement	F-48
14.8	Counterparts; Facsimile; Electronic and Digital Signatures	F-48
14.9	Notices	F-48
14.10	Expenses	F-49
14.11	Joint Preparation of Agreement	F-49
14.12	Headings	F-49
14.13	Severability	F-49
14.14	Attorneys’ Fees	F-49
14.15	Further Assurances	F-49

F-24

AMENDED AND RESTATED ONLINE ACCESS AGREEMENT

This AMENDED AND RESTATED ONLINE ACCESS AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Execution Date”), is entered into by and between WSI US, LLC, a Nevada limited liability company, and its Permitted Assigns (“WSI”), and WYNN MA, LLC, a Nevada limited liability company and its Permitted Assigns (“WMA”). WSI and WMA are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A. WSI is a wholly owned subsidiary of WSI Resorts, Limited (“WRL”) and is the primary operating company for WRL’s interactive gaming and sports wagering business on behalf of WRL and its Affiliates (as defined below).

B. WMA is the owner and operator of a duly licensed Category 1 hotel casino in Massachusetts (the “WMA Casino”).

C. The Parties are parties to that certain Online Access Agreement, dated as of July [ ], 2020, (the “Original Services Agreement”), and the Parties desire to further amend and restate the Original Services Agreement upon the terms and conditions set forth herein.

D. Massachusetts House Bill Number No. 4559 proposes to authorize and regulate sports wagering in the Commonwealth of Massachusetts. The Parties acknowledge that the currently proposed bill may be amended, replaced or supplemented by a replacement or supplemental bill that, individually or in conjunction with the currently proposed bill, has substantially the same purpose as to authorizing and regulating sports wagering in the Commonwealth of Massachusetts. For purposes of this Agreement, the currently proposed bill, and any amendment, replacement or supplemental bill are collectively referenced herein as the “Massachusetts Bill”.

E. Following the enactment of the Massachusetts Bill (“the “Effective Date”), WMA will apply for a Category S1 license. In conjunction with WMA’s application for and receipt of a Category S1 License WMA will engage WSI to host, manage, and operate, pursuant to the WMA Category S1 license, WSI’s Sports Pool Operator License, and this Agreement, an online sports pool, and if legalized, online casino, exclusively within the Commonwealth of Massachusetts, in accordance with adopted Massachusetts Gaming Law (as defined below), all in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; RULES OF CONSTRUCTION; RECITALS

1.1 Defined Terms. Capitalized terms used in this Agreement, the recitals above and its schedules, exhibits and appendices, which are not otherwise defined herein, shall have the meanings ascribed to them as set forth in Schedule A hereto.

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1.2 Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to” and the words “include,” “includes,” “including,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms; (h) any notice under this Agreement shall be in writing and in English; (i) any reference to “days” means “calendar days” unless otherwise specified; (j) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 5.00 p.m., Boston, Massachusetts time; (k) references to a Person are also to its successors and Permitted Assigns; (l) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (m) any references to “$” and “dollars” is to the lawful money of the USA; (n) a reference to “unreasonably withheld” means “unreasonably withheld, conditioned or delayed”, and (o) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein (including this Agreement) means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.

1.3 Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as if set forth at length herein.

ARTICLE 2

OFFERING

2.1 Online Sports Pool Offering. Upon the execution of this Agreement by all Parties and pursuant to the terms and conditions contained herein WMA agrees to engage WSI, and WSI agrees, to provide, manage, control and administer one turnkey Online Sports Pool site under the WSI Brand as a contracted Third Party Online Sports Pool Operator pursuant to WMA’s Category S1 License. It is acknowledged and agreed by the Parties that in the event the Massachusetts Bill as enacted permits WMA, as the holder of a Category S1 license to conduct only one online sports pool, WMA will engage WSI to conduct the online sports pool and be the sole Third Party Online Sports Pool Operator to provide Online Sports Pool Services under the WSI Brand pursuant to WMA’s Category S1 license.

2.2 Submissions for Authority. No later than 90 days following the adoption and initial publication (the “Initial Publication”) by the Massachusetts Gaming Commission of all final regulations necessary for the receipt and maintenance by the Parties of their respective regulatory approvals to commence and continue commercial operations of WSI’s Online Sports Pool Operations, the Parties shall use their respective commercially reasonable efforts to submit all necessary applications and supporting documentation in order to obtain the necessary authority form the Massachusetts Gaming Commission to permit WSI to provide, manage, control and administer one turnkey Online Sports Pool site under the WSI Brand as a contracted Third Party Online Sports Pool Operator pursuant to WMA’s Category S1 License. The Parties shall, as set forth in more detail in Article 3 of this Agreement, cooperate with and provide all assistance reasonably requested by the other in connection with the preparation and submission of all such applications and supporting documentation.

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2.3 Online Casino. To the extent that during the Term, the Massachusetts Bill is amended or supplemented to allow the offering of an Online Casino, WMA shall be deemed to have granted to WSI the first opportunity to provide, manage, control and administer, one turnkey Online Casino site under the WSI Brand pursuant to such licensing mechanism permitting the WMA Casino to engage with a Third-Party to provide Online Casino Services, which Online Casino Services shall be provided by WSI on substantially the same terms as set forth in this Agreement for the provision by WSI of an Online Sports Pool Site, including, but not limited to, the payment of a Royalty Fee on the terms set forth in Section 8.1 of this Agreement.

2.3 Exclusivity. During the Term, neither WSI nor any of its Affiliates shall offer, provide, manage, control, administer, facilitate, or assist with Online Sports Pool services to a Third-Party in Massachusetts as being offered under this Agreement; provided that, WSI or its Affiliates may provide support services for any Third-Party in Massachusetts who is also a party to a market access agreement with WMA in Massachusetts. If WSI provides, manages, controls and administers an Online Casino as contemplated by Section 2.2 above, neither WSI nor any of Affiliates shall also offer, provide, manage, control, administer, facilitate or assist with Online Casino services to a Third-Party in Massachusetts; provided that, WSI or its Affiliates may provide support services for any Third-Party in Massachusetts who is also a party to a market access agreement with WMA in Massachusetts.

ARTICLE 3

OBLIGATIONS

3.1 Gaming Approvals.

3.1.1 At all times during the Term, each Party agrees to (or cause its appropriate Affiliate to) use commercially reasonable efforts to obtain and maintain all Governmental Approvals necessary to consummate the transactions contemplated herein, including cooperating with all Governmental Entities and timely complying with all filing deadlines and any requests of a Governmental Entity.

3.1.2 During the Term the Parties shall work together to identify issues, if any and as applicable, which could affect the granting (or timing thereof) of any Gaming Approvals, including the Category S1 license and Online Sports Pool Operator license. To the extent either Party identifies any such issues regarding the other Party or itself, prompt notice will be provided to the other Party.

3.1.3 During the Term, each Party shall use its commercially reasonable efforts to maintain and preserve all of its Gaming Approvals, including its Category S1 license or Online Sports Pool Operator license, as the case may be, and at all times ensure compliance in all material respects with all applicable Gaming Laws. Except as set forth in Section 8.3 each Party shall be solely responsible for its own (and its Affiliates), costs and expenses associated with obtaining and maintaining the requisite Gaming Approvals.

3.1.4 To the extent permitted by Law, each Party shall within five Business Days provide the other Party with any notice, correspondence or other information received in connection with any Gaming Authority or Governmental Entity that reasonably could have a material impact on the offering of the Online Sports Pool Services. Each Party shall provide to the other Party copies of all Gaming Approvals received by it pursuant to this Agreement promptly after receipt thereof.

3.1.5 As soon as reasonably practicable following full execution of this Agreement, the Effective Date and as permitted by the Massachusetts Gaming Commission, the Parties shall submit this Agreement to the Massachusetts Gaming Commission. No later than ninety (90) days following the Effective Date, WMA and WSI shall submit to the Massachusetts Gaming Commission applications and other regulatory documentation sufficient to support the Parties’ submission for a temporary license as contemplated by Massachusetts Bill. The

F-27

Parties shall use their best efforts to address any application deficiencies identified by the Massachusetts Gaming Commission in a timely manner and shall in all instances reasonably cooperate with the application efforts of the other.

3.2 Online Sports Pool Service.

3.2.1 The Online Sports Pool Service offered by WSI pursuant to this Agreement shall comply in all material respects with all applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security and financial Laws. To the extent required by Massachusetts Gaming Law, WSI will obtain certain services from WMA, and WMA will provide such services to WSI on commercially reasonable terms and conditions as may be agreed to by the Parties, that are required by the Massachusetts Gaming Law in order for WSI to obtain and maintain its Online Sports Pool Operator license and offer the Online Sports Pool Service.

3.2.2 Subject to any limitations imposed by applicable Gaming Laws, WSI shall provide, manage, administer and control all aspects of its Online Sports Pool Service in accordance with industry standards and the practices WSI generally uses within its other online gaming and sports wagering businesses, including (a) the development and operation thereof, including trade management and risk, (b) maintenance of any Enhancements, (c) updating, replacing and maintaining the WSI Equipment, (d) providing and maintaining any websites and domains, (e) determining the features and functionality associated with such Online Sports Pool Service; provided, that it must include Online Sports Pool Service at all times during the Term from and after the Commercial Operations Date, (f) marketing and promotion of the Online Sports Pool Service, (g) day-to-day management of the player network, including Verification Checks, fraud and collusion monitoring and control (at both an account and player level), (h) management of Player Incentives, loyalty programs and Player-Related Costs, (i) providing the payment processing system and services, (j) customer service functions, including resolution of any player disputes and (k) make commercially reasonable provision for backup and disaster recovery of its Online Sports Pool Service (collectively, the “WSI Obligations”). Notwithstanding anything to the contrary in this Agreement, WSI, at its sole cost and expense, shall be entitled to use Third-Party contractors or subcontractors to perform or assist with the WSI Obligations with respect to its Online Sports Pool Service, provided that (i) the Third-Party contractors or subcontractors obtain and maintain any necessary Gaming Approvals pursuant to Massachusetts Gaming Law, and (ii) WSI shall remain primarily liable under all applicable provisions of this Agreement for the actions or omissions of such Third-Party contractors or subcontractors. Notwithstanding and without limiting any of the foregoing, to the extent required by Massachusetts Bill, WMA shall be responsible for providing those services to WSI, if any, that are required pursuant to the WMA Category S1 license or WSI’s Online Sports Operator License, under the Massachusetts Gaming Law and WMA will participate as a party to any commercially reasonable agreement between WSI and a Third-Party contractor or subcontractor for the performance of any of the WSI Obligations (each, a “Vendor Contract”).

3.3 Domain Names. WSI will acquire, set up and maintain registration of the domain names (or designate an existing domain name or names that WSI or one of its Affiliates already owns or controls) for use with the offering of its Online Sports Pool Service (collectively, the “Domain Names”).

3.4 Massachusetts Provisioning. WSI shall employ commercially reasonable testing methods to verify the operation of its Online Sports Pool Service, including any such methods mandated under the Massachusetts Bill.

3.5 Unavailability. From time to time, WSI shall perform updating, fixes and maintenance services on its Online Sports Pool Service, including its Online Gaming Platform and related WSI Equipment as necessary (“Scheduled Maintenance”). WSI shall use commercially reasonable efforts to perform Scheduled Maintenance during off-peak hours. WMA acknowledges and agrees that the performance of Scheduled Maintenance or Force Majeure events may cause the Online Sports Pool Service to be temporarily unavailable for which unavailability WSI will not be liable.

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3.6 Suspension. In the event any Governmental Entity institutes, maintains or brings an Action under any Law seeking to temporarily or permanently enjoin (i) the offering or conduct of Online Sports Pool Services in general or in the manner contemplated by this Agreement, or (ii) the material rights or obligations of a Party hereunder, the Parties shall comply with any such injunction and order, and, if necessary, suspend the operation of the offering of WSI’s Online Sports Pool Service in the State of Massachusetts (a “Suspension”), until such time as the Action is dismissed or mooted (such period, the “Suspension Period”). During any Suspension Period, the Parties shall use their commercially reasonable efforts to address such Action, and shall reasonably cooperate in connection therewith. In the event the Suspension Period exceeds 12 months, then (a) WMA shall have a right to terminate this Agreement in such circumstances as the applicable Governmental Entity has advised the Parties that WSI’s actions, or omissions to act, are the proximate cause of the Suspension in which case WMA may seek to recover damages as further described in Article 13 below; (b) WSI shall have a right to terminate this Agreement in such circumstances as the applicable Governmental Entity has advised the Parties that WMA’s actions, or omissions to act, are the proximate cause of the Suspension in which case WSI may seek to recover damages as further described in Article 13 below; and (c) either Party shall have a right to terminate this Agreement in such circumstances as the applicable Governmental Entity has not specified that either Party’s actions, or omissions to act, are the proximate cause of the Suspension.

3.7 Insurance.

3.7.1 At all times following the Commercial Operations Date, each Party shall maintain, at a minimum, the insurance coverage in the amounts set forth on Schedule B.

3.7.2 All insurance coverage shall be primary and not contributory. All general liability insurance shall be written on an ISO “on occurrence” form. Each Party shall deliver to the other Party prior to the Commercial Operations Date, and from time to time as reasonably requested, a certificate or certificates of insurance evidencing the agreed to coverage. Failure to deliver such certificate or certificates of insurance does not relieve either Party from the obligation to obtain the necessary coverages as set forth in this Section 3.7.2 or Schedule B.

ARTICLE 4

REGULATORY COMPLIANCE AND PLAYER ACCOUNTS

4.1 Compliance.

4.1.1 In providing, managing, administering and controlling the Online Sports Pool Service as contemplated by this Agreement, WSI (a) shall not engage, retain or employ any Person (i) who is a Gaming Prohibited Person, or (ii) who is known by WSI to be in violation of applicable Laws (including the Massachusetts Gaming Law) and (b) shall comply with applicable Laws (including the Massachusetts Gaming Law) with respect to any investigation it must do with respect to any personnel it employs associated with the WSI Obligations and the Online Sports Pool Service.

4.1.2 The Parties agree that: (a) WSI’s Online Sports Pool Service shall comply with the relevant provisions of the Massachusetts Gaming Law; and (b) the Parties shall cooperate and coordinate to obtain all necessary authorizations and licenses respectively required by them relating to the certification of the Online Sports Pool Service under the Massachusetts Gaming Law.

4.1.3 Neither Party shall be in breach of this Agreement with respect to any action or omission if taken in order to comply with applicable Law, including the Massachusetts Gaming Law. In addition, neither Party shall require the other to act in any way that would cause the other Party to be in breach of applicable Laws, including the Massachusetts Gaming Law.

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4.1.4 WSI shall implement Verification Checks that are compliant in all material respects with the Massachusetts Gaming Law.

4.2 Compliance with Laws.

4.2.1 WSI and WMA shall cooperate with any Governmental Entity that has proper jurisdiction over the Online Sports Pool Service under the Massachusetts Gaming Law, if there is any request for information or investigation in relation to such Online Sports Pool Service to the extent required by applicable Laws. In such event, the Party or its Affiliate that is subject to the request for information or investigation shall (providing that they are not bound by a duty of confidentiality towards the Governmental Entity making such request or conducting such investigation) promptly give written notice to the other Party of such request or investigation, providing reasonable details.

4.2.2 WSI shall develop, implement and maintain data security policies, protocols and systems, including firewalls, security patches, anti-virus software, and data encryption processes, designed to reasonably protect in accordance with industry standards all WSI Customer Data and other data on the Online Sports Pool Service servers and systems against any data security breaches.

4.2.3 Each Party acknowledges that the other Party and its Affiliates conduct businesses that are subject to and exist because of privileged licenses issued by Gaming Authorities. Each Party acknowledges as well that such Gaming Authorities may revoke, suspend, limit or restrict any registrant, licensee or person otherwise found suitable if associated with an Unsuitable Person or entity. Therefore, each Party may conduct a background investigation on the other Party that would be necessary to satisfy requirements imposed on that Party or any of its Affiliates by Gaming Authorities, at such requesting Party’s expense. Each Party agrees to cooperate with the other Party’s reasonable requests for consents and other authorizations necessary to enable the requesting Party to complete the diligence contemplated by this Section 4.2.3.

4.2.4 Neither Party, nor, to the best of its knowledge, any of their respective Affiliates, is a Federally Prohibited Person or Gaming Prohibited Person, and each Party is in compliance in all material respects with all applicable orders, rules, regulations, and recommendations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and any Laws relating to terrorism or money laundering including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”), and the Money Laundering Control Act (18 United States Code Sections 1956 and 1957). Neither Party will knowingly engage in a business relationship with a Federally Prohibited Person or Gaming Prohibited Person during the Term.

4.2.5 In connection with their respective responsibilities and obligations under this Agreement, each Party shall comply, and WSI shall cause its Third-Party contractors and subcontractors to comply, in all material respects with all applicable Laws related to anti-corruption, anti-money laundering, and gaming, including those governing the providing of incentives, inducements, kickbacks, gratuities or bribes, including the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. §§ 78dd-l, et seq.) which preclude giving, offering or agreeing to give anything of value to foreign government officials or holders of and candidates for public office or political parties, their families and agents, directly or indirectly, in connection with obtaining or maintaining contracts or orders or obtaining other benefits.

ARTICLE 5

FACILITIES

5.1 Equipment. At WSI’s election, WMA shall provide space within the WMA Casino to host WSI Equipment necessary for operating WSI’s Online Sports Pool Service (the “Facility”). The cost of all

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improvements to all supporting systems, facilities, fixtures and other general infrastructure associated with the Facility to accommodate WSI Equipment (such as racks, electrical control panels and wiring, data and telecom lines with appropriate bandwidth, etc.), as well as expenses related to the ongoing servicing or supplying utilities (including, power, Internet connectivity and cooling) to the Facility shall be a WMA Reimbursed Expense and paid, in whole or in part, by WSI in accordance with Section 8.3.2. The cost of all WSI Equipment shall be borne by WSI.

5.2 License. If required by Section 5.1, WMA hereby grants WSI a non-exclusive, cost-free license with respect to the Facility to (a) access and occupy the Facility and (b) install, operate, maintain and repair any WSI Equipment therein (the “Equipment Room License”).

5.3 Equipment Room License Terms. As part of such Equipment Room License:

5.3.1 WSI shall have, as appurtenant to the Equipment Room License, non-exclusive rights to access common walkways necessary for access to the Facility.

5.3.2 WSI shall provide WMA (and shall keep up to date) a list of WSI’s employees, agents, subcontractors and contractors who will be entering the Facility on behalf of WSI (“Authorized WSI Personnel”).

5.3.3 During the Term, WSI and its Authorized WSI Personnel can (a) use the WSI Equipment, (b) install, operate, maintain and repair any WSI Equipment within the Facility, and (c) have non-exclusive rights to access the Facility 24 hours a day, seven days a week utilizing common walkways within the WMA Casino as necessary for access to the Facility.

5.3.4 Authorized WSI Personnel shall adhere in all material respects to WMA’s policies regarding access to the Facility. Notwithstanding anything in this Section 5.3.4 to the contrary, WSI may, free of charge, retain the WSI Equipment in the Facility for up to 60 days after the expiration or earlier termination of this Agreement and retain access to the Facility by Authorized WSI Personnel for the sole purpose of removing the WSI Equipment. WSI’s access to the Facility for this purpose shall be subject to all of the terms and conditions of this Agreement and all applicable Massachusetts Gaming Laws.

5.3.5 WMA shall arrange for the provision of maintenance and janitorial and other services to the Facility’s environmental systems, which costs shall be a WMA Reimbursed Expense in accordance with Section 8.3.2. The Facility shall be operated subject to security protocols designed to maintain the security of the Facility in accordance with both Massachusetts Gaming Laws and WMA’s standard practices and procedures for its facilities. Subject to the forgoing, WSI may establish and provide its own security systems and protocols for the Facility, provided that WMA has appropriate access to the Facility for maintenance, janitorial, and other services, subject to WMA’s compliance with the reasonable security systems and protocols established and maintained by WSI. To the extent permitted by the Massachusetts Gaming Laws, WSI shall be permitted to setup, maintain and operate a backup data center if it chooses to do so in its sole discretion and at its sole expense. Notwithstanding anything to the contrary in this Agreement, subject to the Massachusetts Gaming Laws, WSI may implement and maintain on WSI Equipment such physical, technical and administrative safeguards in connection with its Online Sports Pool Service as it deems necessary, in WSI’s sole and absolute discretion, to restrict access to WSI Customer Data only to those with authorized access by WSI.

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ARTICLE 6

ACCOUNTS

6.1 Player Accounts.

6.1.1 Subject to applicable Law, WSI shall establish the necessary deposit account to allow WSI Players to deposit or withdraw funds for use on WSI’s Online Sports Pool Service, through which bets, fees and winnings will be credited or debited (the “WSI Player Account”). If required by applicable Law, the WSI Player Account shall be opened and maintained at an Eligible Bank selected by WMA.

6.1.2 In accordance with, and subject to the licensing requirements set forth in, the Massachusetts Bill, WSI shall provide or procure payment-processing services with respect to the WSI Player Account, including:

(a) providing the necessary electronic gateways and interface for each of credit and debit card, wire transfer and any other payment methods offered from time to time, and processing of WSI Players’ deposits (the “Player Funds”) through such electronic gateways;

(b) processing of wagers, settlement of transactions, chargebacks and withdrawal of funds, utilizing real-time access to player information;

(c) deposit optimization services;

(d) re-presentment of charged back deposits that are contested by WSI to the relevant payment providers;

(e) ring-fencing such accounts to the extent required by the Massachusetts Gaming Laws for segregation and protection of Player Funds, and avoiding the commingling of such funds with other funds under any circumstances;

(f) reconciliation services, and

(g) enabling all WSI Players’ cash-outs and making all payouts to WSI Players.

6.1.3 In order for WSI to administer and manage the above services in Section 6.1.2 in relation to the WSI Player Account, WMA will, to the extent required by applicable Massachusetts Gaming Laws, (a) designate Persons identified by WSI with signatory authority on the WSI Player Account, and (b) designate Persons nominated by WSI to have full unfettered access to the WSI Player Account to effect all necessary WSI Players’ deposits and withdrawals and all transactions described in Section 6.1.2.

6.1.4 The Parties mutually acknowledge that except as may be otherwise provided in applicable Massachusetts Gaming Laws:

(a) Player Funds are the property of the WSI Players and shall be held in trust by WMA for the WSI Players’ benefit until such time that any amount becomes Gross Gaming Revenue and is transferred to the WSI Online Bank Account; and

(b) in no event shall WMA grant any security interest, lien or encumbrance in any of WMA’s right, title and interest in the WSI Player Account including any credits or proceeds thereto and all monies, checks and other instruments held or deposited therein.

6.2 Bankroll Account. To the extent required by applicable Massachusetts Gaming Laws, WSI agrees to establish and maintain a bankroll account for purposes of funding WSI Player payouts for winnings (the

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“Bankroll Account”), which Bankroll Account shall automatically move funds into the WSI Player Account to the extent necessary to fund winnings owed to a WSI Player as a result of playing WSI’s Online Sports Pool Service. In the event Massachusetts Gaming Laws requires the establishment and maintenance of a Bankroll Account, WSI shall fund the Bankroll Account and agrees that, at a minimum, during the Term and for 90 days following the expiration or termination of this Agreement (or such longer period as may be required by Gaming Authorities), WSI will ensure that the balance maintained in the Bankroll Account is at all times $50,000 greater than the sum of the daily ending cashable balance of the WSI Player Account, funds on game, and pending withdrawals or such greater amount as required by Law. To the extent required by applicable Massachusetts Gaming Laws, WMA will (i) designate Persons identified by WSI with signatory authority on the Bankroll Account, and (ii) designate Persons nominated by WSI to have full unfettered access to the Bankroll Account to affect all necessary payments and transfers such that the amount required to be maintained in the Bankroll Account is maintained and to the extent necessary, funds are moved into the WSI Player Account to the extent necessary to fund winnings owed to a WSI Player.

6.3 Online Bank Account. To the extent required by applicable Massachusetts Gaming Laws, WSI shall establish an account for the deposit and maintenance of all Gross Gaming Revenues (the “WSI Online Bank Account”). No such WSI Online Bank Account shall be opened or maintained other than in an Eligible Bank.

ARTICLE 7

TAXES AND REPORTING

7.1 Gaming Taxes. The Parties acknowledge and agree that unless otherwise required by applicable Massachusetts Gaming Laws, WSI shall be responsible for remitting all Gaming Taxes owed in connection with WSI’s Online Sports Pool Service to the applicable Governmental Entities, and for submitting Gross Gaming Revenue tax reports to the Gaming Authorities in connection with WSI’s Online Sports Pool Service. To the extent that applicable Massachusetts Gaming Laws require WMA, as the holder of the Class S1 license, to be responsible for remitting all such Gaming Taxes to the applicable Governmental Entities, and submitting Gross Gaming Revenue tax reports to the Gaming Authorities, WSI shall be responsible for providing to WMA: (a) consistent with Section 7.3.3, the necessary information for WMA to submit to the applicable Governmental Entities the reports related to the Gaming Tax owed in connection with the WSI’s Online Sports Pool Service, which (if permitted by Gaming Laws) shall separately identify the Gross Gaming Revenue and Gaming Tax of WSI’s Online Sports Pool Service from other Online Sports Pool Services operating on the WMA Casino’s Class S1 license and (b) the money necessary to satisfy the Gaming Taxes that are owed with respect to WSI’s Online Sports Pool Service, and WMA shall be responsible for remitting all such Gaming Taxes and submitting all such Gross Gaming Revenue Tax Reports to the applicable Governmental Entities or Gaming Authorities. In all circumstances, the Parties shall work together in good faith to respond and address any request of a Governmental Entity regarding the Gaming Tax owed in connection with WSI’s Online Sports Pool Service.

7.2 Player Withholding Taxes. The Parties acknowledge and agree that to the extent required by applicable Law in connection with WSI’s Online Sports Pool Service: (i) WSI shall be responsible for accounting for and remitting any Player Withholding Taxes; and (ii) WSI shall be responsible for informing WSI Players in respect of any such Player Withholding Taxes. Notwithstanding the foregoing, to the extent required by applicable Law, WMA shall remit such Player Withholding Taxes upon receipt of such amounts from WSI pursuant to Section 7.1(b) above.

7.3 Reporting.

7.3.1 In furtherance of the obligations in this Article 7, WSI shall comply with all applicable and material provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Tax Laws, including, if applicable, the prompt preparing, providing or filing, as applicable, of any CTRs, SARCs,

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W-2Gs, 1099 reports and any other forms, reports or WSI Player information that may be required by the Code or under Massachusetts Law.

7.3.2 WSI shall prepare and maintain (in accordance with its then-current accounting practices, systems and procedures) accurate and complete books of accounts relating to the operations of WSI’s Online Sports Pool Service. Subject to any requirements imposed under applicable Gaming Laws, the accounting systems and procedures so used by WSI shall not be inconsistent with applicable Law and, at a minimum, shall include an adequate system of internal accounting controls.

7.3.3 Each Party agrees that it will use its commercial reasonable efforts to cooperate with, and provide financial information, including supporting documentation, to the other Party hereto, as is necessary for such other Party to cause the preparation of financial statements, or the preparation of any other Tax filing, or other report submitted to any Governmental Entity. Further, the Parties will use their commercially reasonable efforts to coordinate the release of any public disclosure regarding the financial results of WSI’s Online Sports Pool Service, subject in all events to the provisions of Sections 10.1 and 10.2.

ARTICLE 8

FEES & ACCOUNTING

8.1 Royalty Fees. During the Term (including any Renewal Term), WSI shall pay to WMA a royalty (the “Royalty Fee”) equal to 1.0% of Net Gaming Revenue attributable to WSI’s Online Sports Pool Service, if any, during each 12-month period following the Commercial Operations Date (each such 12-month period, an “Operating Year”).

8.2 Statements.

8.2.1 To the extent required by the Massachusetts Gaming Laws, following the Commercial Operations Date: (a) WSI shall provide WMA with (i) a daily (and weekly) gross revenue report for each gaming day (and week, as applicable) within 12 hours following the completion of such gaming day or week (as defined in the Massachusetts Gaming Laws) and (ii) the information reasonably required by WMA in order for it to comply with the obligations in respect of the reporting of Gaming Taxes to the relevant tax authorities; and (b) WMA shall on a monthly basis, promptly upon receipt of the last of the reports for such month and any applicable funds owed by WSI, make a payment to the Gaming Authorities equal to Gaming Taxes for the applicable month (as more particularly detailed in Section 8.4); provided, that if Gaming Taxes are required to be paid more frequently than monthly under the Gaming Regulations, then the time periods set forth in this Section 8.2.1 shall be adjusted to ensure timely payment of Gaming Taxes in accordance with such change in regulations.

8.2.2 Notwithstanding anything to the contrary set forth in Section 8.2.1, within (a) 12 hours following the completion of each gaming week following the Commercial Operations Date, WSI shall provide WMA with a gross revenue report relating to WSI’s Online Sports Pool Service for each such week (the “Weekly Report”); and (b) five Business Days of the end of each calendar month following the Commercial Operations Date, WSI shall provide WMA with a monthly operating statement relating to WSI’s Online Sports Pool Service (the “Monthly Statement”). The Weekly Report and the Monthly Statement shall each be provided electronically. Each Monthly Statement shall report in the case of WSI’s Online Sports Pool Service (a) WSI’s calculation of Gross Gaming Revenue and Net Gaming Revenue for the immediately preceding month, (b) WSI’s calculation of the total Gaming Taxes owed for the immediately preceding month, (c) any Eligible Promotional Gaming Credits that are eligible for deduction and issued by WSI through the Online Sports Pool Service and (d) if not otherwise prohibited by the Massachusetts Gaming Laws, the aggregate Gaming Taxes paid by WSI for the immediately preceding month. WSI agrees that any daily and weekly reports and all Monthly Statements shall conform in all respects to the Gaming Regulations.

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8.2.3 WSI shall prepare and maintain (in accordance with its then-current accounting practices, systems and procedures) accurate and complete books of accounts relating to the operations of WSI’s Online Sports Pool Service. Subject to any requirements imposed under applicable Gaming Laws, the accounting systems and procedures so used by WSI shall not be inconsistent with applicable Law and, at a minimum, shall (a) include an adequate system of internal accounting controls; and (b) be susceptible to audit. Each Party agrees that it will use its commercially reasonable efforts to cooperate with, and provide financial information, including supporting documentation, to the other Party hereto, as is reasonably necessary for such other Party to cause the preparation of audited financial statements, or the preparation of any other tax filing, or other report submitted to any Governmental Entity. Further, the Parties will use their commercially reasonable efforts to coordinate the release of any public disclosure regarding the financial results of WSI’s Online Sports Pool Service, subject in all events to the provisions of Sections 10.1 and 10.2.

8.3 Funding of Expenses.

8.3.1 Licensing Related Expenses. WSI shall be obligated to fund its Pro Rata Share of the Massachusetts Licensing Fees and Retainer Fee, including, if applicable, WSI’s Pro Rata Share of the Massachusetts Licensing Fees and Retainer Fees previously paid by WMA. WMA shall provide WSI with no less than 10 Business Days’ prior written notice of amounts it is obligated to fund under this subsection. To the extent that at any time during the Term (including any Renewal Term), WMA enters into any other contract relating to the provision of sports operations pursuant to a Category S1 license after any amounts are paid by WSI under this Section 8.3.1, then WMA shall reimburse WSI an amount equal to the difference between what WSI paid under this Section 8.3.1 and WSI’s Pro Rata Share assuming such additional contract relating to the provision of sports betting operations pursuant to the Category S1 license was in place at the time of such payment.

8.3.2 Reimbursed Expenses. WSI shall be obligated to reimburse all WMA Reimbursed Expenses as provided herein. By no later than the 15th Business Day of each month, WMA shall provide an invoice (each, an “Invoice”) to WSI that describes in reasonable detail any WMA Reimbursed Expenses that WMA has actually incurred during the immediately preceding month and for which WMA seeks reimbursement. Unless otherwise paid pursuant to Section 8.4.2(b), WSI shall pay all undisputed amounts reflected in such Invoice within 30 Business Days following receipt of any Invoice. Additionally, to the extent that WMA remits payment to the Gaming Authorities equal to Gaming Taxes for the applicable month as contemplated by Section 8.4.1, notwithstanding anything to the contrary set forth in this Article 8, at the time WMA realizes an actual Gaming Tax benefit from any WSI Promotional Tax Deduction which may be available under the Massachusetts Gaming Laws, WMA shall provide WSI a credit against any Gaming Taxes owed by WSI on the next monthly Invoice; provided, to the extent the amount of the credit for any applicable WSI Promotional Tax Deduction, exceeds the amount of the Gaming Taxes due and owing for the monthly Invoice in which the credit is given, such excess WSI Promotional Tax Deduction amount shall be credited against the Gaming Tax Payments owed by WSI on each such immediately subsequent monthly Invoice until the entirety of such excess is fully credited.

8.4 Distributions.

8.4.1 Regular Weekly Payments. On Monday (or such other day of the week as determined by WMA) of each week (excluding the Monthly True-Up as set forth in Section 8.4.2) from and after the Commercial Operations Date, the Parties agree and shall cause the proceeds in the WSI Online Bank Account to be distributed as follows:

(a) First, if WSI has not otherwise made such payments directly to the applicable Governmental Entity in compliance with Massachusetts Gaming Laws, an amount shall be remitted to WMA for payment to the applicable Governmental Entity equal: (i) to all applicable Gaming Taxes, then due and owing for such weekly period by WMA, plus (ii) an amount equal to any additional applicable Gaming Taxes owed to such Governmental Entities and not yet withheld for prior weekly periods (based on the monthly calculation set forth in the Monthly Statement); and

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(b) Thereafter, 90% of the remaining funds, or, for the sake of clarity, 90% of the proceeds in the WSI Online Bank Account if WSI has made the payments described in Section 8.4.1(a) directly to the applicable Governmental Entity, shall be transferred to WSI (such retained 10% in either circumstance being referred to herein as the “Holdback”).

8.4.2 Regular Monthly True-Ups. On the last Monday (or such other day of the week as determined by WMA pursuant to Section 8.4.1(a)) of each calendar month during the Term, the proceeds in the WSI Online Bank Account, including the Holdback, shall be distributed as follows (the “Monthly True-Up”):

(a) First, if WSI has not otherwise made such payments directly to the applicable Governmental Entity in compliance with Massachusetts Gaming Laws, an amount shall be remitted to WMA for payment to the applicable Governmental Entity equal to: (i) all Gaming Taxes, then due and payable for such monthly period to such Governmental Entity to the extent not distributed to WMA pursuant to Section 8.4.1, plus (ii) any additional Gaming Taxes owed for prior periods (based on the monthly calculation set forth in the Monthly Statement) to the extent not distributed to WMA pursuant to Section 8.4.1;

(b) Second, to WMA in an amount equal to any WMA Reimbursed Expenses, if any, identified in the Invoice, which WSI does not dispute in good faith and has not already paid, relating to the immediately preceding month (any disputed amounts shall be subject to good faith negotiations to resolve such dispute);

(c) Third, to WMA in an amount equal to any Royalty Fee payable for such month; and

(d) Thereafter, the remainder to WSI.

8.5 Late Payments. Any payments due pursuant to this Agreement that are paid after the applicable date due, shall accrue penalty interest at 5% per annum from and after such due date.

8.6 WSI Promotional Tax Deduction. If permitted, the WSI Promotional Tax Deductions shall be calculated on a monthly basis, shall be based on the immediately preceding month and the total WSI Promotional Tax Deductions for such period shall reduce the Gaming Taxes that are owed with respect to WSI’s Online Sports Pool Service the following calendar month.

8.7 Negative Rollover Balance. Notwithstanding anything to the contrary herein, if Gross Gaming Revenue is negative in any calendar month (such negative balance, the “Negative Rollover Balance”), the Net Gaming Revenue in any of the subsequent three months shall be reduced on a dollar-for-dollar basis until each such Negative Rollover Balance is zero.

8.8 Right to Inspect Books and Records. The Parties will keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Each Party is entitled, at its sole cost and expense, to: (a) inspect such books and records up to two times each calendar year, upon at least 15 days’ prior written notice to the other Party, or at any time during a calendar year for a commercially reasonable purpose related to the transactions contemplated by this Agreement, or upon demand by any Gaming Authority, by sending an authorized representative, agent, attorney or accountant to the then current business address of the other Party where such books and records are maintained; and (b) make or cause such authorized representative, agent, attorney or accountant to make copies and summaries of such books and records solely for use in connection with such inspection (such books and records, and copies and summaries, will be deemed confidential information).

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ARTICLE 9

OWNERSHIP

9.1 WSI Ownership.

9.1.1 WSI will own or license all right, title and interest in and to WSI’s Online Gaming Platform, WSI’s Online Sports Pool Service and WSI Equipment, and other than the rights expressly granted under this Agreement, WMA has no rights in and to the above. The Parties agree that there shall be no implied licenses under this Agreement and that WSI expressly reserves all rights not expressly granted to WMA hereunder.

9.1.2 WMA acknowledges that WSI is the owner or licensee of the WSI Brands and either WSI or such ultimate owner of the WSI Brands owns all goodwill associated therewith. WMA further acknowledges that its use of the WSI Brands, if any, as expressly provided for under this Agreement, inures to the benefit of WSI and that WMA shall not acquire any rights therein.

9.1.3 WSI may create, or may cause to be created, artwork in original form (“New Artwork”) or artwork derived from existing artwork, including the WSI Brands themselves and artwork derived from the display of the WSI Brands (“Derivative Artwork”) for use in WSI’s Online Sports Pool Service. Such use of any New Artwork or Derivative Artwork (or any existing artwork that is not modified) will not limit or otherwise restrict WSI’s rights in such artwork in any way, including any other use or exploitation of the artwork. WSI will own all right, title and interest in and to any New Artwork, any Derivative Artwork and any other content and material it contributes or develops for WSI’s Online Sports Pool Service. WMA shall not acquire any rights in the foregoing except as expressly granted under this Agreement and WSI expressly reserves all rights not so expressly granted.

9.1.4 WSI will own all right, title and interest in and to any Domain Names. WMA shall not acquire any rights in the foregoing except as expressly granted under this Agreement and WSI expressly reserves all rights not so expressly granted.

9.1.5 WMA may not reverse-engineer, decompile or disassemble any aspect of WSI’s Online Gaming Platform. WMA may not reproduce, display, perform, distribute, sell, modify or create derivative works based upon any aspect of WSI’s Online Gaming Platform or WSI’s Online Sports Pool Service. WMA shall not (a) permit any Persons to use any aspect of WSI’s Online Gaming Platform or WSI’s Online Sports Pool Service except as expressly stated hereunder or as otherwise agreed by the Parties or (b) use any aspect of WSI’s Online Gaming Platform or WSI’s Online Sports Pool Service in the operation of a service bureau.

9.1.6 WSI shall, to the extent permitted by Law, own all information related to the WSI Players, including personally identifiable information and rights thereto (“WSI Customer Data”), and WMA hereby assigns any and all current and future rights in the WSI Customer Data acquired through WSI’s Online Sports Pool Service to WSI provided, however, that WSI shall provide to WMA any and all WSI Customer Data that WMA is required to maintain under applicable Gaming Laws under two conditions: (i) nothing contained in this Section 9.1.6 shall limit WSI from exploiting the WSI Customer Data in any way and (ii) nothing contained in this Section 9.1.6 shall permit WMA to use WSI Customer Data for any purpose other than compliance with applicable Gaming Laws. WMA acknowledges and agrees that WSI Customer Data shall be confidential information and it shall not, and shall not permit any Person to, transfer or disclose any WSI Customer Data to any other Person: (a) without the prior written consent of WSI, which consent may be granted or withheld in WSI’s sole discretion, or (b) unless required by Law. WMA shall use the WSI Customer Data only in connection with its obligations hereunder and shall (i) hold it in strict confidence, (ii) use good industry practices to keep it secure and (iii) promptly notify WSI of any breach and assist WSI in taking any remedial action reasonably requested by WSI.

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9.1.7 Subject to applicable Laws, WSI shall be entitled to create, implement and amend the terms of use and privacy policies for WSI’s Online Sports Pool Service as it deems appropriate; provided, however, that WSI shall indemnify, in accordance with and as specified in Article 13 hereof, WMA against Third-Party Claims related to or arising out of any actual or alleged violations of such privacy policy or terms of use unless such violation was caused by any act of WMA or its Affiliates.

9.1.8 Such use and privacy policy shall provide, as required by applicable Law, for WMA to assign, transfer, or otherwise permit WSI to use such WSI Customer Data consistent with Section 9.1.6 and any other provisions of this Agreement and, if requested by WSI to comply with applicable Law, WMA shall make disclosures or obtain consent to assign, transfer, or otherwise permit WSI to use WSI Customer Data. To the extent WMA collects, stores, processes, or shares any WSI Customer Data, WMA shall utilize reasonable technical, physical, and administrative safeguards to protect any WSI Customer Data from misappropriation, unauthorized access, unauthorized disclosure, or any other Data Breach or security incident. WMA shall promptly and without unreasonable delay notify WSI upon learning of any actual or suspected misappropriation or unauthorized access to, or disclosure or use of WSI Customer Data collected, stored, processed, or shared by WMA in performance of this Agreement (a “Data Breach”). WMA shall promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and, in the case of an actual Data Breach, shall reasonably cooperate with WSI in connection with any independent investigation that WSI may desire to conduct with respect to such Data Breach. WMA shall reasonably cooperate with WSI in identifying any reasonable steps that should be implemented to limit, stop or otherwise remedy any actual or suspected Data Breach.

ARTICLE 10

ADDITIONAL COVENANTS

10.1 Confidentiality.

10.1.1 Each Party agrees that it will not, without the prior written consent of the other Party, disclose any Confidential Information of the other Party, except (a) as otherwise agreed to in writing by the Parties, and (b) to its Affiliates, officers, managers, members, general partners, employees, directors, agents, lender, advisors and contractors (collectively, “Representatives”). Further, each Party agrees to keep confidential all Confidential Information of the other Party and (A) will use such information solely in connection with the transactions contemplated hereby, and (B) will not disclose such information to any Person other than as allowed hereunder. Notwithstanding anything herein to the contrary, either Party may disclose such Confidential Information it reasonably deems necessary or advisable (1) to any Gaming Authority or pursuant to any Gaming Laws, or (2) for purposes of its and its Representatives’ compliance with any Laws (other than Gaming Laws, which is addressed in clause (1) above) to which it is subject, including any securities Laws; provided that, with respect to disclosures pursuant to clause (2) above, such Party agrees to promptly notify the other Party of the existence, terms and circumstances surrounding such disclosure unless prohibited by Law and exercise its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information, and if such order or assurance is not obtained, the Party shall be permitted to disclose only such portion of the other Party’s Confidential Information that it is advised by opinion of counsel is required to be disclosed. This Section 10.1.1 shall survive the termination of this Agreement for any reason for a period of five (5) years. Notwithstanding anything to the contrary contained herein, there shall be no restriction to the disclosure of any Confidential Information that the Parties have mutually agreed to previously publicly disclose.

10.1.2 Following the expiration or earlier termination of this Agreement, upon written request of a Party (the “Requesting Party”), all Confidential Information, including all copies, written notes, photographs, memoranda, analyses and other materials produced or taken by the other Party (the “Other Party”) or any of its Representatives, shall be destroyed or returned to the Requesting Party, unless otherwise authorized in writing by

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such Requesting Party. Such destruction or return of materials containing Confidential Information shall be certified by an officer of the Other Party. Notwithstanding the foregoing, the Other Party and its Representatives shall (i) be permitted to retain copies of the Confidential Information to the extent required to comply with applicable Law, Gaming Law, or the rules of any Gaming Authority or their respective bona fide internal document retention policies and (ii) not be required to destroy, delete, or modify any backup tapes or other media pursuant to automated archival processes in the ordinary course of business, provided that, notwithstanding anything to the contrary stated herein, any Confidential Information retained or archived pursuant to the foregoing clause (i) and (ii) shall remain subject to the confidentiality and non-use obligations of Section 10.1.1 for so long as such Confidential Information is retained or archived. Upon the release by the Other Party or any of its Representatives of any such retained or archived copies of the Confidential Information, all such Confidential Information, including all copies, written notes, photographs, memoranda, analyses and other materials retained or archived shall be destroyed and such destruction of materials containing Confidential Information shall be certified by an officer of the Other Party.

10.2 Public Statements.

10.2.1 Except for any public filings required by the Securities and Exchange Commission, each Party acknowledges that it shall not advertise, publish or otherwise disclose in any press release or other form of distribution: (i) its association with the other Party; or (ii) any aspects of this Agreement without the written consent of the other Party, which may be withheld by the other Party in its sole discretion. As to public filings required by the Securities and Exchange Commission, the disclosing Party shall provide notice to the other Party of the intended content of any such public filing as such content relates to this Agreement and the transactions contemplated hereby as soon as possible in advance of the intended filing date so that the other Party may provide comments to the intended content of any such public filing. The disclosing Party shall consider for inclusion in any such public filing any comments received from the other Party in good faith, and the disclosing Party shall disclose only such information as to this Agreement and the transactions contemplated hereby, or any portion of the other Party’s non-public proprietary information, that it is advised by opinion of counsel is required to be included in such public filing.

10.2.2 Notwithstanding anything to the contrary herein, nothing in this Section 10.2 shall restrict in any respect the ability of a Party or any of its Affiliates to communicate with, make any statements to, or fully disclose any information to any Gaming Authority other than unsolicited remarks by Party or its Affiliates to a Gaming Authority (it being agreed and acknowledged that remarks made pursuant to a duty or other obligation to report to a Gaming Authority shall not be deemed “unsolicited” for purposes of this Section 10.2.2), which remarks are made in bad faith with the intent of preventing such Party or its Affiliates from accessing a market. Whenever practicable, the disclosing Party shall with respect to any such communication or disclosures promptly notify the other Party of the existence, terms and circumstances surrounding such communication or disclosure, unless prohibited by Law, and exercise its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information, and if such order or assurance is not obtained, the Party shall be permitted to disclose only such portion of the other Party’s non-public proprietary information that it is advised by opinion of counsel is required to be disclosed.

10.2.3 This Section 10.2 shall survive the termination of this Agreement for any reason for a period of 5 years.

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ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of WMA. In order to induce WSI to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, WMA hereby represents and warrants as of the date hereof to WSI as follows:

11.1.1 Organization. WMA is a limited liability company, duly organized and validly existing under the Laws of the State of Nevada.

11.1.2 Authority and Validity. WMA has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by WMA of, and the performance by WMA of its obligations under this Agreement have been duly authorized by the requisite action on its part. This Agreement is the valid and binding obligation of WMA, enforceable against WMA in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

11.1.3 Non-Contravention. The execution, delivery and performance by WMA of this Agreement does not and will not (a) conflict with or violate any provision of WMA’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which WMA is a party or by which it is bound, (c) violate any Law to which WMA is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which WMA is a party or by which such member is bound or affected.

11.1.4 No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to WMA in connection with the execution, delivery and performance of this Agreement.

11.1.5 No Litigation. Except as disclosed in writing to WSI on or before the execution of this Agreement, there is no pending or, to WMA’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against WMA or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator that would be expected to have a material adverse effect on WMA’s business or operations, or on WMA’s ability to perform its obligations under this Agreement.

11.2 Representations and Warranties of WSI. In order to induce WMA to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, WSI hereby represents and warrants as of the date hereof to WMA as follows:

11.2.1 Organization and Qualification. WSI is a limited liability company duly organized and validly existing under the Laws of the State of Nevada. WSI is a wholly owned subsidiary of WRL and is the primary operating company for WRL’s interactive gaming and sports wagering business on behalf of WRL and its Affiliates.

11.2.2 Authority and Validity. WSI has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by WSI of, and the performance by WSI of its obligations under this Agreement have been duly authorized by the requisite company or other such organizational action on its part. This Agreement is the valid and binding obligation of WSI, enforceable against WSI in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

11.2.3 Non-Contravention. The execution, delivery and performance by WSI of this Agreement does not and will not (a) conflict with or violate any provision of any of WSI’s organizational documents, (b) result in

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any violation of or breach or default under or loss of rights under any contract or agreement to which WSI is a party or by which it is bound, (c) violate any Law to which WSI is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which WSI is a party or by which it is bound or affected.

11.2.4 No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to WSI in connection with the execution, delivery and performance of this Agreement.

11.2.5 No Litigation. Except as disclosed in writing to WMA on or before the execution of this Agreement, there is no pending or, to WSI’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against WSI or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator that would be expected to have a material adverse effect on WSI’s business or operations, or on WSI’s ability to perform its obligations under this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement comes into force on the Effective Date and subject to renewal pursuant to this Section 12.1 or earlier termination pursuant to Section 12.2 or mutual written agreement of the Parties, shall continue in force until the 10th anniversary of the first Commercial Operations Date (the “Initial Term”, and collectively with any Renewal Term (as hereinafter defined), the “Term”). Upon expiration of the Initial Term, WSI shall have the right, but not the obligation, to extend this Agreement for two additional 5-year terms (each, a “Renewal Term”), exercisable by providing written notice of renewal of this Agreement to WMA at least 6 months prior to the end of the Initial Term (with respect to the first Renewal Term) and the first Renewal Term (with respect to the second Renewal Term).

12.2 Termination.

12.2.1 Either Party can terminate this entire Agreement upon written notice to the other Party:

(a) in the event the other Party is an Unsuitable Person as determined in good faith by the terminating Party’s compliance committee (or similar body), provided, such terminating Party has utilized commercially reasonable efforts to cooperate with the other Party in an attempt to remedy any issue causing such Party to be an Unsuitable Person, which commercially reasonable efforts shall include, so long as not detrimental to the other Party in its sole discretion, providing a 30 day advance notice of termination and an ability to discuss such determination with the terminating Party;

(b) in the event the other Party is Bankrupt;

(c) any Gaming Authority disapproves this Agreement or indicates continuance of this Agreement would materially jeopardize any of its Gaming Approvals or subject the Party to any disciplinary action by a Gaming Authority, and the Parties, acting together in good faith, are not able, without materially detrimentally frustrating the commercial intent of this Agreement, to amend the Agreement in a timely manner so that the applicable Gaming Authority no longer disapproves this Agreement;

(d) in the event the offering or conduct of an Online Sports Pool Service is no longer permitted in the Commonwealth of Massachusetts (e.g., the Massachusetts Gaming Laws sunset without renewal); or

(e) if a Federal Online Gaming Law invalidates or preempts the Massachusetts Gaming Laws such that operation of any Online Sports Pool Service through a state gaming license in the Commonwealth of Massachusetts is no longer required.

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12.2.2 WMA can terminate this entire Agreement upon written notice to WSI:

(a) subject to the notice and cure requirements of Section 12.5, upon a material breach of this Agreement by WSI; or

(b) if WMA receives formal notification from a Gaming Authority within the Commonwealth of Massachusetts or is notified by the other Party that it has been so informed, that the operation of WSI’s Online Sports Pool Service (or any part thereof) is or is to be the subject of formal regulatory enforcement proceedings (the “Regulatory Proceedings”) and the Regulatory Proceedings either find a breach of Massachusetts Gaming Laws that cannot reasonably be cured within the time period required by the Gaming Authority.

12.2.3 WSI can terminate this entire Agreement upon written notice to WMA:

(a) within thirty (30) days following the Initial Publication of the Final Regulations, if WSI determines that any such regulations impose requirements on WSI, whether financial or otherwise, that would negatively impact, in any material respect, the viability of WSI’s commercial objectives in entering into this Agreement.

(b) subject to the notice and cure requirements of Section 12.5, upon a material breach of this Agreement by WMA;

(c) in the event WSI submits a complete application for the necessary Gaming Approvals and such Gaming Authority denies or rejects such application, and WSI is not able to amend its application in a timely manner so that the applicable Gaming Authority approves WSI’s application;

(d) at any time following the fifth anniversary of the Commercial Operations Date if WSI reasonably determines that the existing or anticipated market conditions in Massachusetts for WSI’s Online Sports Pool Service do not support the viability of WSI’s commercial objectives in entering into this Agreement;

(e) in the event that the WMA Casino has not obtained its Category S1 License within the twelve (12) month period commencing on the Publication Date; or

(f) in the event that WMA no longer holds a Category S1 License.

12.3 Wind-Down Period. If permitted by the Gaming Authorities, during the Wind-Down Period, WSI may continue providing WSI’s Online Sports Pool Service in the same technical manner that it was provided immediately prior to termination of this Agreement under the terms of this Agreement, and WSI and WMA shall provide each other commercially reasonable assistance with respect to the transition and termination of WSI’s Online Sports Pool Service during such Wind-Down Period.

12.4 Survival. Upon termination of this entire Agreement all rights and obligations of the Parties under this Agreement shall terminate, other than (i) Article 9, and Article 14, which will survive indefinitely, and (ii) Section 5.3.4, Section 12.3, this Section 12.4, Article 10, and Article 13, which survive upon the terms in those respective sections provided that all amounts owed to a Party for the period prior to such termination are paid to such Party as contemplated herein,.

12.5 Cure Rights. No Party shall be entitled to recover damages or terminate this Agreement pursuant to Section 12.2 by reason of any breach by another Party of its obligations hereunder, unless the breaching Party fails to remedy such breach within (a) 10 days following receipt of the non-breaching Party’s notice thereof with respect to any breaches of a monetary obligation, and (b) 30 days following receipt of the non-breaching Party’s notice thereof with respect to any other breaches (or, with respect to clause (b), if such cure cannot reasonably be accomplished within such 30-day period, the breaching Party shall not in good faith have commenced such cure

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within such 30-day period and shall not thereafter proceed diligently to completion, but in no event for a period greater than 120 days). The foregoing cure period will not apply to breaches of any representations or warranties hereunder incapable of being cured, fraud or willful misconduct, or to an application for injunctive relief. Chronic and repetitive breaches of the same kind and character shall not be curable.

12.6 Limitation. The Parties acknowledge that any dispute arising under this Agreement will be limited to the Persons that are parties to this Agreement and, except to the extent reasonably necessary in connection with an action to seek injunctive relief resulting from actions by such Person that result in a breach of this Agreement, no Party shall (a) commence any lawsuit, arbitration or otherwise seek to impose any liability whatsoever against any Person in its capacity as an officer, director, shareholder, member, employee or agent of a Party or (b) permit any Person claiming through such Party to assert a claim or impose any liability against any Person in its capacity as an officer, director, shareholder, member, employee or agent of a Party as to any matter or thing arising out of or relating to this Agreement or any alleged breach or default by Party hereto or thereto.

12.7 Specific Performance. If either Party defaults on any provision in this Agreement, the other non-defaulting Party, at its option, either may (a) in accordance with Sections 12.2.2(a) and 12.2.3(b) terminate this Agreement and pursue its actual damages or (b) pursue and obtain specific performance of such defaulting Party’s obligations hereunder (without the necessity of proving irreparable harm or posting a bond or other security).

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification of WSI. WMA hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, WSI and its Affiliates and their respective officers, directors, shareholders, members, managers, employees and agents, from, against and in respect of any and all liabilities, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, losses, fines, penalties, injuries, deficiencies, demands, fees, costs, amounts paid in settlement or indemnification (including reasonable attorneys’ and expert witness fees, costs and disbursements in connection with investigating, defending or settling any Action or threatened Action), and other expenses (collectively, “Claims”), in any instance arising out of :

13.1.1 any breach or default in performance by WMA of any representation, warranty, covenant or agreement contained in this Agreement;

13.1.2 any Action brought by a Third-Party, including any regulatory enforcement action, or notice of violation from a Governmental Entity, including a Gaming Authority, related to or arising or resulting from (each, a “WMA Third-Party Claim”);

13.1.3 any alleged violation of the Massachusetts Gaming Laws by WMA (unless a member of the WSI Group was negligent, or a member of the WSI Group breached this Agreement, and such negligence or breach was the primary factor causing such Gaming Authority to allege a violation of such Massachusetts Gaming Laws);

13.1.4 any alleged violation of the Massachusetts Gaming Laws by WSI or pursuant to or resulting from the offering of WSI’s Online Sports Pool Service if such alleged violation is attributable to WMA having been negligent, or having breached this Agreement, and such negligence or breach was the primary factor causing such Gaming Authority to allege a violation of the Massachusetts Gaming Laws;

13.1.5 the WMA Casino’s Class S1 license or other gaming licenses held by WMA being suspended, revoked, cancelled, not renewed or terminated, or WSI’s Gaming Approvals in the Commonwealth of Massachusetts being suspended, revoked, cancelled, not renewed or terminated due to the negligent act or omission of WMA or act or omission of WMA in breach of this Agreement;

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13.1.6 the offering of WSI’s Online Sports Pool Service, including any Claim by a WSI Player, in the case of (i) such Claim arises from an action or inaction by WMA in breach of any of its obligations under this Agreement, or (ii) WMA’s gross negligence, willful misconduct or malfeasance;

13.1.7 any Claim related to a Vendor Contract if the primary factor causing such Claim was WMA’s breach of this Agreement, the Vendor Contract or negligence or willful misconduct;

13.1.8 any claim against WSI arising out of the gross negligence or willful misconduct of WMA; or

13.1.9 . any actual or suspected misappropriation or unauthorized access to, or disclosure or use of WSI Customer Data, or breach of the Facility’s security protocols and systems described in Section 5.3.5, other than a Data Breach caused by WSI’s gross negligence or willful misconduct.

13.2 Indemnification of WMA. WSI hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, WMA and its Affiliates and their respective officers, directors, shareholders, members, managers, employees and agents from, against and in respect of any and all Claims, in any instance arising out of:

13.2.1 any breach or default in performance by WSI of any representation, warranty, covenant or agreement contained in this Agreement;

13.2.2 any Action brought by a Third-Party, including any regulatory enforcement action, or notice of violation from a Governmental Entity, including a Gaming Authority, related to or arising or resulting from (each, a “WSI Third-Party Claim”);

13.2.3 any claim brought on the basis that WSI’s offering of WSI’s Online Sports Pool Service pursuant to the terms of this Agreement infringes the intellectual property rights of a Third-Party;

13.2.4 any alleged violation of the Massachusetts Gaming Laws by WSI or pursuant to or resulting from the offering of WSI’s Online Sports Pool Service (unless WMA was negligent, or breached this Agreement, and such negligence or breach was the primary factor causing such Gaming Authority to allege a violation of the Massachusetts Gaming Laws);

13.2.5 the offering of WSI’s Online Sports Pool Service, including any Claim by a WSI Player, except in the case of (i) such Claim arises from an action or inaction by WMA in breach of any of its obligations under this Agreement, or (ii) WMA’s gross negligence, willful misconduct or malfeasance;

13.2.6 the WMA Casino’s Class S1 license or other gaming licenses held by WMA being suspended, revoked, cancelled, not renewed or terminated due to the negligent act or omission of WSI or an act or omission of WSI in breach of this Agreement;

13.2.7 any Claim related to a Vendor Contract (unless the primary factor causing such Claim was WMA’s breach of this Agreement, the Vendor Contract or negligence or willful misconduct);

13.2.8 any claim against WMA arising out of the gross negligence or willful misconduct of WSI; or

13.2.9 any actual or suspected misappropriation or unauthorized access to, or disclosure or use of WSI Customer Data, or breach of the Facility’s security protocols and systems described in Section 5.3.5, other than a Data Breach caused by WMA’s gross negligence or willful misconduct.

13.3 Third-Party Claims. If any Third-Party shall notify the Party possessing a right to indemnification under this Article 13 (the “Indemnified Party”) with respect to any matter which may give rise to a Third-Party

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Claim, then the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) thereof in writing (the “Third-Party Claim Notice”) describing the Third-Party Claim in reasonable detail. The timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not relieve any liability on the part of the Indemnifying Party under this Article 13 with respect to such Third-Party Claim except, and only to the extent, the Indemnifying Party suffers material prejudice by reason of such failure. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Third-Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld); provided however, if the Indemnified Party reasonably and in good faith determines that an adverse outcome of a Third-Party Claim may preclude or materially delay, impede, impair, threaten or jeopardize any Gaming Approval or such Indemnified Party’s Affiliates’ application for or ability to obtain or retain any Gaming Approval, such Indemnified Party shall have the right to defend such Third-Party Claim pursuant to Section 13.3.7. If the Indemnifying Party elects in writing within 20 days of receipt of the Third-Party Claim Notice to assume the defense of any such Third-Party Claim then:

13.3.1 notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees incurred on behalf of the Indemnified Party in connection with such Third-Party Claim following the Indemnifying Party’s election to assume the defense of such Third-Party Claim; provided, that the Indemnified Party may have counsel participate in the defense at the Indemnified Party’s own expense;

13.3.2 the Indemnified Party shall make available to the Indemnifying Party all books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Third-Party Claim;

13.3.3 the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such Third-Party Claim;

13.3.4 the Indemnified Party shall otherwise fully cooperate, without additional consideration, as reasonably requested by the Indemnifying Party in the defense of such Third-Party Claim;

13.3.5 without the consent of the Indemnifying Party, the Indemnified Party shall not admit any liability with respect to such Third-Party Claim; and

13.3.6 the Indemnifying Party shall have the exclusive right to settle, adjust, or compromise such Third-Party Claim, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other Person; provided, that any settlement that does not include as an unconditional term a release by the claimant to the Indemnified Party from all liability in respect to such claim or that contains any ongoing requirement or restriction of the Indemnified Party, requires the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

13.3.7 If the Indemnifying Party elects not to assume the defense of such Third-Party Claim, then the Indemnified Party shall proceed diligently to defend such Third-Party Claim with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third-Party Claim, or admit any liability with respect to such Third-Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

13.4 Exclusive Remedies. Notwithstanding anything to the contrary set forth herein, and other than the provisions of Section 13.3, except for an action by a non-defaulting Party for specific performance of a defaulting Party’s obligations hereunder by a non-defaulting Party if the other Party defaults on any provision in this Agreement (without the necessity of proving irreparable harm or posting a bond or other security) the

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remedies provided by this Article 13 shall be the sole and exclusive remedies of the Parties for all Claims resulting from, relating to or arising out of this Agreement, and no Party shall be entitled to an award of punitive or exemplary damages against any other Party.

ARTICLE 14

MISCELLANEOUS

14.1 Independent Contractors. The Parties are acting as independent contractors. Nothing contained in this Agreement shall create or be construed as creating a partnership, joint venture or agency relationship. Neither Party shall have the authority to bind the other Party in any respect.

14.2 No Third-Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and Permitted Assigns.

14.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and Permitted Assigns. Except as contemplated by Section 3.2.2, no Party may assign this Agreement or any of its rights, interests or obligations hereunder or delegate its responsibilities or obligations without the prior written approval of the other Party, which may be withheld in its sole and absolute discretion; provided, either Party shall be entitled to assign its rights in this Agreement to an Affiliate of such Party, without the need for such prior written approval, provided such assignment shall not relieve such assigning Party from liability hereunder.

14.4 Governing Law. THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCLUSIVE OF ANY CONFLICTS OF LAW PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW, SHALL GOVERN THIS AGREEMENT FOR ALL PURPOSES. EACH OF THE PARTIES HEREBY (A) SUBMITS TO THE JURISDICTION OF THE PERMITTED COURT FOR PURPOSES OF ENFORCING THIS AGREEMENT IN THE MANNER PROVIDED HEREIN, AND (B) WAIVES AND AGREES NOT TO ASSERT (BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE) IN ANY SUIT, ACTION, PROCEEDING OR DISPUTE PROPERLY BROUGHT OR MAINTAINED BEFORE THE PERMITTED COURT IN ACCORDANCE WITH THIS AGREEMENT, ANY CLAIM THAT (I) SUCH PARTY IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE PERMITTED COURT, (II) SUCH PARTY IS IMMUNE FROM EXTRATERRITORIAL INJUNCTIVE RELIEF, (III) SUCH SUIT, ACTION, PROCEEDING OR DISPUTE MAY NOT BE BROUGHT OR MAINTAINED IN THE PERMITTED COURT, OR SHOULD BE DISMISSED ON THE GROUNDS OF FORUM NON CONVENIENS, OR SHOULD BE TRANSFERRED TO ANY COURT OTHER THAN THE PERMITTED COURT, OR (IV) THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE PERMITTED COURT.

14.5 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

14.6 Amendment and Waiver. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by each Party. Any failure by either Party, at any time, to enforce or require the other Party’s compliance with any of the terms and

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conditions of this Agreement shall not constitute a waiver of such terms and conditions, nor limit the right of the non-defaulting Party to avail itself of any and all remedies it may have. The remedies provided for in this Agreement shall be cumulative with all other remedies at law or in equity. Notwithstanding any of the foregoing, WSI may unilaterally modify or amend any provision of this Agreement to the extent reasonably necessary to comply with changes in the Massachusetts Gaming Law so long as such modification or amendment is materially consistent with the intent of the Parties as otherwise expressed in this Agreement. WSI shall provide prompt written notice of any such unilateral modifications or amendments pursuant to the provisions of Section 14.9 below. In no event, however, shall any such unilateral modifications or amendments apply to the terms and provisions of Section 8.1 or Article 12 of this Agreement.

14.7 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter of this Agreement in any way.

14.8 Counterparts; Facsimile; Electronic and Digital Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument and may be sufficiently evidenced by one counterpart. Each Party may rely upon the facsimile signature of the other. In addition, at all times while the Agreement is in force, each Party expressly agrees to the use and acceptance of signatures by digital or other electronic means. In addition, each Party agrees (except with respect to documents required to be signed in the presence of a Third-Party or documents having an additional qualifying requirement in addition to the signature) that the use of a message which represents the document and is transformed by a digital signature, constitutes a sufficient signing of record. Subject to the foregoing restrictions, each Party further agrees that a digital or other electronic signature will be accorded the full legal force and effect of a handwritten signature under the Law governing the Agreement. Execution of this Agreement at different times and places by the Parties shall not affect the validity thereof.

14.9 Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 14.9. A notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery or by PDF shall be deemed given on the day sent (provided such PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).

If to WSI:

WSI US, LLC

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: President

with copies to:

WSI US, LLC

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Office of the General Counsel

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If to WMA:

Wynn MA, LLC

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: President

With copies to:

Wynn MA, LLC

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Office of the General Counsel

14.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

14.11 Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.12 Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

14.13 Severability. Any portion of this Agreement that is declared contrary to any Law or is otherwise invalid, shall be deemed stricken without impairing the validity of the remainder of such.

14.14 Attorneys’ Fees. In the event of any breach or action to compel compliance with this Agreement, the prevailing Party shall be entitled to recover all costs and expenses, including its reasonable attorneys’ fees.

14.15 Further Assurances. In case any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

WSI US, LLC		WYNN MA, LLC
By: WYNN AMERICA GROUP, LLC, its sole member By: WYNN RESORTS FINANCE, LLC, its sole member By: WYNN RESORTS HOLDINGS, LLC, its sole member By: WYNN RESORTS, LIMITED, its sole member

By:		By:
Name:	Craig S. Billings	Name:	Craig S. Billings
Title:	President and Treasurer	Title:	Chief Financial Officer and Treasurer

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Schedule A

Defined Terms

The following terms shall have the following meanings for all purposes of this Agreement. Such meanings shall be equally applicable to both the singular and the plural forms of the terms herein defined.

“Action” shall mean any action, arbitration, audit, claim, demand, proceeding, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or court or similar body or arbitrator.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by the ability to appoint directors, by contract, or otherwise. For purposes of this Agreement, no Party shall be deemed an Affiliate of the other Party.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Authorized WSI Personnel” has the meaning set forth in Section 5.3.2.

“Bankroll Account” has the meaning set forth in Section 6.2.

“Bankrupt” or “Bankruptcy” means with respect to any Person, that

(i)    such Person (A) makes a general assignment for the benefit of creditors, (B) files a voluntary bankruptcy petition, (C) becomes the subject of an order for relief or is declared insolvent in any Governmental Entity bankruptcy or insolvency proceedings, (D) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law, (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i), or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, or

(ii)    a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankruptcy Laws” means any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

“Brands” means any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the forgoing that in each case (a) are owned by a Party or its Affiliates or (b) such Party or its Affiliates has the right to use.

“Business Day” means any day in which banks are generally open for business in Boston, Massachusetts.

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“Category S1 License” has the meaning contemplated in the Massachusetts Gaming Laws.

“Claims” has the meaning set forth in Section 13.1.

“Code” has the meaning set forth in Section 7.3.3.

“Commercial Operations Date” means the date upon which WSI’s Online Sports Pool Service is first offered to Participants pursuant to this Agreement and the Massachusetts Gaming Laws.

“Confidential Information” means all confidential, non-public proprietary information obtained by a Party regarding the other Party in connection with the transactions contemplated hereby, whether obtained prior to, on or after the date of this Agreement, including, but not limited to: (i) the terms of this Agreement, (ii) the statements delivered pursuant to Section 8.2, (iii) trade secrets; or (iv) financial information. Confidential Information does not include: (a) information that is published or otherwise becomes available to the general public through no act or failure to act on the part of the Party receiving Confidential Information or any Third-Party who gains access to such information via such Party; (b) information that was available to a Party prior to the time of disclosure by or on behalf of the other Party; or (c) information that is subsequently acquired by a Party from a Third-Party who has a bona fide right to make such information available to such Party without restriction.

“Data Breach” has the meaning set forth in Section 9.1.8.

“Derivative Artwork” has the meaning set forth in Section 9.1.3.

“Domain Names” has the meaning set forth in Section 3.3.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Bank” means a full-service, commercial bank chartered under the Laws of the USA and having offices in the Commonwealth of Massachusetts.

“Eligible Promotional Gaming Credit” means any promotional gaming credit that is wagered through an authorized Online Sports Pool Services during a specific period available as a deduction from gross revenue to the extent permitted by applicable Massachusetts Gaming Laws.

“Enhancements” means improvements, enhancements, new releases, upgrades, updates, fixes, additions, substitutions and replacements from time to time made regarding WSI’s Online Gaming Platform, including those that any Third-Party supplying components of such WSI’s Online Gaming Platform markets or makes available to its customers from time to time to correct deficiencies in or improvements of such components.

“Equipment Room License” has the meaning set forth in Section 5.2.

“Exclusivity Period” has the meaning set forth in Section 12.2.3(a).

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Facility” has the meaning set forth in Section 5.1.

“Federal Online Gaming Law” means a USA federal Law that establishes the statutory framework, including authorizing the creation of necessary rules and regulations, which permits and governs the offering of any Online Sports Pool Service on an interstate level.

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“Federally Prohibited Person” shall mean any person: (1) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transaction with Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or a person who is identified as or affiliated with a person designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; (2) that is owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (3) with whom a regulated lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order; (4) who commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (5) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/tllsdn.pdf or at any replacement website or other replacement official publication of such list; and (6) who is an Affiliate of or affiliated with a person listed above.

“Final Regulations” has the meaning set forth in Section 2.2.

“Force Majeure” means any event which cannot be controlled, foreseen or prevented by using commercially reasonable efforts of a Party, and which materially and adversely affects and delays the performance of such Party of all or any portion of its obligations under this Agreement. Such an event includes unforeseen and unpreventable viruses or attacks to the network or any components of WSI’s Online Sports Pool Service or WSI’s Online Gaming Platform that are out of WSI’s control notwithstanding commercially reasonable security precautions and controls on the part of WSI, malfunctioning network, equipment or software or other disruptions in service, war, insurrection or civil disorder, military operations or terrorism, national or local emergency, acts or omissions of Governmental Entity, acts of God and natural disasters, fire, explosion, flood, theft or malicious damages, strike, lockout, similar industrial disputes, and Third-Party injunctions generally impacting the Internet gaming industry in the Commonwealth of Massachusetts. For purposes of this definition, anything within the control of an Affiliate of a Party shall be deemed to be within the control of such Party.

“Gaming Approvals” means any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming and gambling activities, or the use of gaming devices, equipment, supplies and associated equipment in the operation of a casino or other gaming enterprise (including Online Sports Pool Services) or the receipt or participation in revenues or revenues directly or indirectly derived therefrom.

“Gaming Authority” means, collectively, those international, federal, state, local, foreign and other governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for or involved in the regulation of gaming or gaming activities or the ownership of an interest in any Person that conducts gaming in any jurisdiction, including, within the Commonwealth of Massachusetts.

“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction, including the Massachusetts Gaming Laws.

“Gaming Prohibited Person” shall mean: (1) a person who is identified by any Gaming Authority as unsuitable to be associated with a gaming facility; (2) a person who has been denied an Gaming Approval in any jurisdiction; or (3) a person who has been subject to a suspension or revocation of a Gaming Approval in any jurisdiction.

“Gaming Regulations” means any applicable regulations (whether interim or final) promulgated by a Governmental Entity in Massachusetts pursuant to, or under authority granted by, the Massachusetts Gaming Laws.

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“Gaming Tax” means the gaming taxes levied on Internet gaming revenues as specified in the Massachusetts Gaming Laws, as well as any other taxes or fees that may be imposed by any Governmental Entity on Online Sports Pool Service gaming revenues, including the federal excise tax, but specifically excluding any federal, State, local, county or non-USA income, payroll, employment, severance, stamp, business tax, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other similar tax or duties.

“Governmental Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions and waivers of or from any Governmental Entity, including any Gaming Approvals.

“Governmental Entity” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority having or asserting executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any Gaming Authority.

“Gross Gaming Revenues” means the total gross gaming revenues derived from the offering or conduct of WSI’s Online Sports Pool Service (i.e., the total of all sums wagered by WSI Players less the total of all sums actually paid out as winnings to such WSI Players).

“Indemnified Party” has the meaning set forth in Section 13.3.

“Indemnifying Party” has the meaning set forth in Section 13.3.

“Initial Publication” has the meaning set forth in Section 2.2.

“Initial Term” has the meaning set forth in Section 12.1 of this Agreement.

“Internet” means the international computer network of interoperable packet switched data networks, including the world-wide web, without regard to the means (or nature of the device) by which a user accesses the same.

“Invoice” has the meaning set forth in Section 8.5.2.

“Law” means all applicable federal, state and local laws, statutes, regulations, codes, rules and ordinances including gaming, anti- corruption, environmental and labor laws, Occupational Safety and Health Administration (OSHA) regulations, the Telephone Consumer Protection Act (TCPA) together with regulations adopted by the Federal Communications Commission and Title III of the Americans with Disabilities Act.

“Massachusetts Gaming Commission” means the Massachusetts Gaming Commission.

“Massachusetts Gaming Laws” means the Massachusetts Bill, and the Gaming Regulations (each as modified, amended, or supplemented from time-to-time).

“Massachusetts Licensing Fees” means, to the extent provided by applicable Massachusetts Gaming Laws (i) the initial Category S1 license fee paid by WMA to a Governmental Entity pursuant to the Massachusetts Gaming Laws and fees for any renewals or annual installments of all of the foregoing, and (ii) any retainer fee paid by WMA to the Massachusetts Gaming Commission to cover initial and start-up costs of the Massachusetts Gaming Commission for the regulation and enforcement of Online Sports Pool Service operations and for law enforcement functions performed in relation thereto.

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“Monthly Statement” has the meaning set forth in Section 8.2.2.

“Monthly True-Up” has the meaning set forth in Section 8.4.2.

“Negative Rollover Balance” has the meaning set forth in Section 8.7.

“Net Gaming Revenue” means, for a particular period, Gross Gaming Revenues generated from WSI’s Online Sports Pool Service, reduced by (i) Gaming Tax, (ii) Player Incentives;and (iii) Player-Related Costs, in each case as applicable to WSI’s Online Sports Pool Service.

“New Artwork” has the meaning set forth in Section 9.1.3.

“Online Casino” means an offering of all casino-style games of chance via the Internet, mobile or other remote or electronic device or data network, as are or as shall, from time to time, be approved by the Massachusetts Gaming Commission to be made available to Participants in accordance with the Massachusetts Gaming Laws. For purposes of clarity, Online Sports Pool Service, free play/ play-for-fun social games and fantasy sports are expressly excluded from this definition.

“Online Casino Service” means the consumer facing Online Casino.

“Online Gaming Platform” means an online, interactive-software products to conduct, support and maintain an Online Casino Service and Online Sports Pool Service, including, (i) software games and applications, (ii) anti-money laundering, “know-your-customer” and problem-gaming functionality, (iii) player account, back-end registration and payment/cashier-system functions and components, (iv) responsible gaming controls, (v) back-office tools and (vi) affiliate, loyalty and bonus systems, each as updated, modified or enhanced from time to time.

“Online Sports Pool” means a wagering offering on any sports or athletic events, including individual performances in sports or athletic events, e-sports, motor racing, horse wagering or similar events via the Internet, mobile or other remote or electronic device or data network, as are or as shall, from time to time, be approved by the Massachusetts Gaming Commission to be made available to Participants in accordance with the Massachusetts Gaming Laws. For purposes of clarity, Online Casino and free play/play-for-fun social games are expressly excluded from this definition.

“Online Sports Pool Service” means the consumer facing Online Sports Pool.

“Operating Year” has the meaning set forth in Section 8.2.

“Other Party” has the meaning set forth in Section 10.1.

“Participants” means those Persons who are permitted, in accordance with the Massachusetts Gaming Laws, to participate in an Online Sports Pools, including Persons physically present in a jurisdiction other than the Commonwealth of Massachusetts which participate in such Online Sports Pools as a part of a common player pool to the extent permitted by such Massachusetts Gaming Laws.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“Permitted Assigns” means a wholly owned subsidiary of the Parties or an assignee approved pursuant to Section 14.3.

“Permitted Court” means any federal court located in Boston, Massachusetts.

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“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity.

“Player Funds” has the meaning set forth in Section 6.1.2(a).

“Player Incentives” means, subject to receipt of required Gaming Approvals, any sign-up bonuses, retention bonuses, cash credits, free-play, awarded to WSI Players at no cost to WSI Players loyalty points or other inducements offered to WSI Players to be redeemed for goods or cash in their player account for future plays on or withdrawal from WSI’s Online Sports Pool Service.

“Player-Related Costs” means any of the following amounts related to WSI’s Online Sports Pool Service: (i) league fees required by Massachusetts Gaming Laws; (ii) any refunds paid to WSI Players, (iii) payment processing, charge-backs and associated costs and fees (including credit card processing fees), (iv) Verification Checks and (v) geo-location fees.

“Pro Rata Share” means, as to each variety of Online Sports Pool Service offered by WSI under the Category S1 license, the ratio of WSI’s contract, pursuant to WMA’s Category S1 license, to offering a particular variety of Online Sports Pool Service under the Category S1 license to all third party contracts (as determined by the Massachusetts Gaming Commission) offering sports betting operations pursuant to the Category S1 license. Pro Rata Share shall be expressed as a fraction, the numerator of which is X and the denominator of which is Y, where X shall be one (representing WSI’s contract as a Third Party Internet Sports Betting Provider through WMA’s Category S1 license) and Y shall equal the total number of contracts relating to the provision of sports betting operations (as determined by the Massachusetts Gaming Commission) which WMA may enter into under the Category S1 license at the time such fraction is determined.

If, during the Term, any new provider of sports betting operations begins to conduct business under the Category S1 license, or any provider of sports betting operations ceases to conduct business under the Category S1 license, the Pro Rata Share shall be appropriately adjusted.

If, during the Term, any new provider of sports betting operations begins to conduct business under the Category S1 license, then WMA shall reimburse WSI for an appropriate portion of WSI’s Pro Rata Portion of the Massachusetts Licensing Fees and Retainer Fee paid by WSI, all in accordance with the terms of Section 8.3.1.

In the event there is ambiguity with respect to whether a reference to Pro Rata Share is applicable to only Online Sports Pool Service or all categories of sports betting operations, the Parties shall discuss the equitable approach and shall mutually determine the appropriate treatment.

“Player Withholding Tax” means any Tax that must be deducted and withheld upon settlement of the winnings to any WSI Players pursuant to applicable Law.

“Regulatory Proceedings” has the meaning set forth in Section 12.2.2(b).

“Renewal Term” has the meaning set forth in Section 12.1.

“Representatives” has the meaning set forth in Section 10.1.

“Requesting Party” has the meaning set forth in Section 10.1.

“Royalty Fee” has the meaning set forth in Section 8.1.

“Scheduled Maintenance” has the meaning set forth in Section 3.5.

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“Suspension” has the meaning set forth in Section 3.6.

“Suspension Period” has the meaning set forth in Section 3.6.

“Tax” means all taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character and description and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Term” has the meaning set forth in Section 12.1 of this Agreement.

“Third-Party” means any Person who is not a Party or such Party’s Affiliate, officer, manager, employee, general partner or director.

“Third-Party Claim” means a WMA Third-Party Claim or a WSI Third-Party Claim, as the context may require.

“Third-Party Claim Notice” has the meaning set forth in Section 13.3.

“Unsuitable Person” means a Person who (a) is a Gaming Prohibited Person, (b) causes a Party or any of its Affiliates to lose or to be threatened with the loss of any Gaming Approvals, or (c) is deemed likely, in the sole and absolute discretion of a Party based on verifiable information or information received from the Gaming Authorities or other reliable sources such as background checks, credit searches and searches of the public records, to (i) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming Approval or such Party’s Affiliates’ application for or ability to obtain or retain any Gaming Approval, or (ii) result in the imposition of materially burdensome terms and conditions on any Gaming Approval.

“USA” means the United States of America, including any state, territory or possession thereof.

“Vendor Contract” has the meaning set forth in Section 3.2.2.

“Vendor License” means any and all necessary Gaming Approvals, including any License, Category S1 license, Sports Betting Operator License, and Internet Sports Betting Operator License, as such terms are defined in Massachusetts Gaming Laws, which permits the holder to operate, manage, administer and make available an Online Sports Pool Service as anticipated by this Agreement, as issued by the Massachusetts Gaming Commission.

“Verification Checks” means the checks carried out in order to attempt to verify the age, identity, location, of a potential WSI Player in accordance with applicable Laws, including whether such player is excluded from play (including self-exclusion).

“WRL” means Wynn Resorts, Limited.

“Weekly Report” has the meaning set forth in Section 8.2.2.

“Wind Down Period” means, provided the Parties are permitted to do so under the Massachusetts Gaming Laws and if applicable, the 6-month period following termination of this Agreement.

“WSI” has the meaning set forth in the preamble of this Agreement.

“WSI Brand” means the “WSI” Brand or such other Brand that WSI or its Affiliates own that has national recognition.

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“WSI Customer Data” has the meaning set forth in Section 9.1.6.

“WSI Equipment” means any physical assets that WSI or its Affiliates directly or indirectly acquires, installs or maintains from time to time in order to offer WSI’s Online Sports Pool Service, including any equipment of WSI’s Online Sports Pool Service’s platform provider.

“WSI Obligations” has the meaning set forth in Section 3.2.2.

“WSI Online Bank Account” has the meaning set forth in Section 6.3.

“WSI Player” means a Person who has entered into standard terms of use agreement as required by WSI to play or engage in WSI’s Online Sports Pool Service.

“WSI Player Account” has the meaning set forth in Section 6.1.1.

“WSI Promotional Tax Deduction Sharing Ratio” means for any period, a percentage determined by dividing: (i) Eligible Promotional Gaming Credits wagered by WSI Players during such period; by (ii) the sum of the promotional gaming credits wagered during such period by (a) WSI Players, (b) any Person that plays on the Online Sports Pool Service offered under WMA’s Vendor License, and (c) by WMA with respect to its casino operations and with respect to its Online Sports Pool Services.

“WSI Promotional Tax Deductions” means for any period, an amount equal to the total reduction in Gaming Tax liability actually realized by WMA for such period as a result of Eligible Promotional Gaming Credits issued through any of its operations, including its land-based casino operations and any (including its own or another branded offering) Online Sports Pool Service utilizing its Vendor License for such period multiplied by the WSI Promotional Tax Deduction Sharing Ratio.

“WSI Third-Party Claim” has the meaning set forth in Section 13.2.

“WMA” has the meaning set forth in the preamble of this Agreement.

“WMA Casino” has the meaning set forth in the Recitals of this Agreement.

“WMA Reimbursed Expenses” means costs, fees, assessments, fines or penalties incurred by WMA for any reporting, investigation, certification or other regulatory requirements under applicable Gaming Regulations or imposed by the applicable Gaming Authority specifically relating solely to WSI or WSI’s Online Sports Pool Service (provided that (1) each such fine or penalty results solely from an act or omission of WSI; (2) WMA has, whenever possible, provided WSI with prior written notice of such fine or penalty; and (3) WMA has, whenever possible, given WSI a reasonable opportunity to advise on negotiating or contesting such fine or penalty with the applicable Governmental Entity, provided WMA should have final control on resolution). Notwithstanding the foregoing, expenses incurred by WMA which are solely related to WMA or any Third-Party offering online gambling services utilizing WMA’s Vendor License shall not be considered WMA Reimbursed Expenses.

“WMA Third-Party Claim” has the meaning set forth in Section 13.1.2

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FORM OF SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into by and between WSI US, LLC, a Nevada limited liability company (“Provider”) and Wynn MA, LLC, a Massachusetts limited liability company (“Wynn”) and is effective as of [●], 2021 (the “Effective Date”). Each of Provider and Wynn are referred to herein as a “Party”, and together as the “Parties.”

WHEREAS, Wynn desires to engage Provider to provide certain technical services, and Provider agrees to provide such services subject to the terms and conditions set forth therein;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and good and valuable consideration, the receipt and sufficiency of which is hereby agreed to and acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth below:

(a) “Access Agreements” means the Caesars Agreement and the Churchill Agreement.

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by the ability to appoint directors, by contract, or otherwise.

(c) “Caesars Agreement” means that certain Mutual Online Access Agreement between Wynn Resorts, Limited and Caesars Interactive Entertainment, LLC, dated as of September 10, 2018, as amended by Amendment No. 1, dated as of February 8, 2021.

(d) “Change of Control” means, with respect to Provider, (i) a transfer, directly or indirectly (including by merger), of all or substantially all of the assets of Provider to a Person other than Wynn Resorts, Limited or its Affiliates (including, but not limited to a transfer in liquidation of Provider), or (ii) the transfer, directly or indirectly, of at least 50.1% or more of the voting interests in Provider, whether by sale, merger or consolidation, to any single Person or two or more Affiliates of a Person other than Wynn Resorts, Limited or its Affiliates.

(e) “Churchill Agreement” means that certain Mutual Online Access Agreement between Wynn Resorts, Limited and Churchill Downs Incorporated, dated as of October 15, 2018.

(f) “Deliverables” means all deliverables created, conceived, developed or reduced to practice by or on behalf of Provider in the provision of the Services.

(g) “Gaming Authority” means those international, national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating gaming or gaming activities in any jurisdiction.

(h) “Gaming Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions and waivers of or from any Gaming Authority.

(i) “Gaming Laws” means those laws and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction.

(j) “Governmental Entity” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority having or asserting executive,

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legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any Gaming Authority.

(k) “Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, listing standard, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into legally binding effect by or under the authority of any Governmental Entity or the governing body of any national securities exchange, including all Gaming Laws.

(l) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

(m) “Services” means those day-to-day services necessary to fully manage and administer Wynn’s obligations under the Access Agreements.

(n) “Services Fee” a fee payable by Wynn to Provider for the Services and consists of (i) 50% of the market access fee paid to Wynn under the Caesars Agreement and (ii) 50% of the market access fee paid to Wynn under the Churchill Agreement.

2. Services.

(a) Provision of Services. During the Term, Provider shall for the benefit of Wynn provide the Services in connection with the day-to-day management and administration of the Access Agreements, including, without limitation, consulting, development, integration services and/or other services as mutually agreed upon by the Parties.

(b) Performance Standard. Provider shall provide the Services and any Deliverables to Wynn in a professional and timely manner, in accordance will all applicable Laws, and with that degree of knowledge, skill and judgment ordinarily possessed by operations providing like-kind services and/or products. Provider, at its sole cost and expense, shall be entitled to use pre-approved third party contractors or subcontractors to perform or assist with the Services, provided that Provider shall remain primarily liable under all applicable provisions of this Agreement. Wynn shall give proper access, to the extent legally permitted, to all data, systems and materials reasonably necessary for Provider to perform the Services.

(c) Third Party Agreements. In the event that any agreements need to be executed with third parties, other than with Provider’s Affiliates, relating to the Services (a “Third Party Agreement”), at Wynn’s election, Wynn can either directly enter into such Third Party Agreement or request Provider to execute and be party to such Third Party Agreement. The Parties shall cooperate in connection with each Third Party Agreement and use their commercially reasonable efforts to negotiate and execute any such Third Party Agreement; provided, that final terms of such Third Party Agreements shall be subject to Wynn’s reasonable approval, and shall contain such provisions as Wynn may request in order to comply with Wynn’s internal policies. If agreed to by the Parties, Wynn shall delegate the requisite authority to Provider with respect to such Third Party Agreement as may be reasonably necessary in order for Provider to act as Wynn’s agent and to fulfill Provider’s obligations hereunder. Wynn shall be directly responsible for all costs and fees under any such Third Party Agreement, other than those attributable to Provider’s breach thereunder. For the avoidance of doubt, nothing contained herein shall be deemed to give Provider authority to execute any Third Party Agreement or any amendment, waiver or modification thereto on behalf of Wynn.

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3. Compensation.

(a) Fees, Invoices and Payment Terms. Wynn shall provide Provider with a report evidencing the Service Fee during the previous month within ten (10) days of such information being known to Wynn. Wynn shall pay all undisputed Services Fees within ninety (90) days of delivering such report to Provider.

(b) Taxes. All Services Fees shall be exclusive of any applicable sales taxes and each Party shall be responsible for administering its own obligations under applicable sales tax law.

4. Term & Termination.

(a) Term. This Agreement shall continue from the Effective Date until the earlier of (i) the seventh anniversary of the Effective Date (the “Initial Term”) and (ii) the date that this Agreement is terminated in accordance with this Section 4 (collectively, the “Term”); provided, however, that at the expiration of the Initial Term, this Agreement shall renew automatically for successive one-year terms.

(b) Termination for Breach. Either Party may terminate this Agreement upon written notice if the other Party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of notice from the other Party reasonably specifying such failure, or if such failure cannot reasonably be cured within such thirty (30) day period, the other Party fails to (i) promptly commence to remedy such failure, (ii) continuously and diligently pursue the remedy of such failure, and (iii) cure such failure within a period of thirty (30) additional calendar days after receipt of the notice of failure (or such other time period as agreed upon by the parties).

(c) Termination for Change of Control. This Agreement shall terminate automatically if Provider undergoes a Change of Control.

5. Privileged Gaming License. Provider understands, acknowledges and agrees that, as a holder of privileged gaming licenses, Wynn and its Affiliates are required to adhere to strict Laws and regulations regarding vendor and other business relationships or associations. During the Term, to the extent that any prior disclosure becomes inaccurate, including but not limited to the initiation of any criminal proceeding or any civil or administrative proceeding or process which alleges any violations of Law, involving Provider or any of Provider’s owners or key principals, Provider shall disclose the information to Wynn within ten (10) calendar days from Provider becoming aware of the event. Provider agrees to comply with any background investigation conducted in connection with the disclosure of this updated information. If Provider is or becomes required to obtain a Gaming Approval to provide the Services, Provider shall use commercially reasonable efforts to secure said Gaming Approval at its sole cost and expense. Nothing contained herein alters the rights or remedies of Provider or Wynn under the License Agreement or any other agreement between the Parties or their Affiliates. Provider agrees to comply with all Laws or regulations governing anti-corruption, anti-bribery, foreign corrupt practices, and anti-money laundering Laws and regulations applicable to its business. Failure to do so could result in termination of this Agreement pursuant to this paragraph.

6. Confidentiality.

(a) Definition. Each Party recognizes that it might receive or become familiar with the trade secrets, confidential or proprietary information of the other Party. Each Party agrees that it will in perpetuity hold the other Party’s Confidential Information, as defined below, in confidence and will neither disclose such Confidential Information to third parties nor use such Confidential Information for any purpose other than as permitted in this Agreement. For the purposes of this Agreement, “Confidential Information” means any private, proprietary or confidential information of the other Party that is either marked as confidential or proprietary or, based on the content of the information or the circumstances of disclosure ought to be treated as confidential, including but not limited to trade secrets or other intellectual property; business affairs, plans or strategies; financial information, including projections and information gained through any credit verification; and information relating to software products, including product plans, source code, object code, processes, ideas, and designs.

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(b) Exceptions. Such restrictions will not apply to Confidential Information that the receiving Party can show: (i) the information is already, or otherwise becomes, publicly known by third parties other than by an act or omission of the receiving Party; (ii) the receiving Party knew prior to receiving such information from the other Party; (iii) the receiving Party independently develops without reference to the Confidential Information; (iv) the receiving Party lawfully receives from a third party having the right to disseminate such information without restriction on disclosure; or (v) disclosure is required by a governmental authority, including any Gaming Authority. Furthermore, each Party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law after providing the other Party with prior written notice and using commercially reasonable efforts to cooperate with the other Party to limit disclosure to the extent possible and reasonable, within the confines of such legal requirements. Either Party may also disclose the other Party’s Confidential Information to its employees, officers, representatives, agents, contractors, investors or advisers who need to know such information for the purposes of providing the Services hereunder, provided that such third parties acknowledge and agree to the disclosure limitations in this Agreement.

(c) Relief. The Parties agree and understand that, in the event of the unauthorized use or disclosure of any Confidential Information, monetary damages would be insufficient to compensate the Party against whom disclosure was made and that injunctive relief would be appropriate to prevent any such actual or threatened use or disclosure of Confidential Information. No remedy conferred on the aggrieved Party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to any other remedy at law or in equity. The election of one or more remedies by either Party will not constitute a waiver of the right to pursue any other available remedy.

7. Limitation of Liability; Indemnification.

(a) Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, LOSS OF BUSINESS, COST OF REPLACEMENT SERVICES) EVEN IF SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY AS PART OF LOSSES PURSUANT TO A CLAIM MADE IN ACCORDANCE WITH SECTION 8(b). EXCEPT WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 8(b) OR IN CONNECTION WITH A BREACH OF THE TERMS OF SECTION 8, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY EXCEED THE TOTAL AMOUNT PAID OR PAYABLE TO PROVIDER BY WYNN HEREUNDER IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM GIVING RISE TO LIABILITY.

(b) Indemnification.

(i) Provider agrees, at its expense, to defend, indemnify and hold harmless Wynn and its officers, directors and employees, from and against all third-party claims, suits and proceedings based on any claim relating to a breach or default in performance by Provider of any representation, warranty, covenant or agreement contained in this Agreement, and Provider will pay all reasonable legal fees, cost and expenses incurred by Wynn related to any such claims, suits or proceedings; and any final judgments awarded or settlements entered into on such claim, proceeding or suit.

(ii) Wynn agrees, at its expense, to defend, indemnify and hold harmless Provider and its officers, directors and employees, from and against all third-party claims, suits and proceedings based on any claim relating to a breach or default in performance by Wynn of any representation, warranty, covenant or agreement contained in this Agreement, and Wynn will pay all reasonable legal fees, cost and expenses incurred by Provider related to any such claims, suits or proceedings; and any final judgments awarded or settlements entered into on such claim, proceeding or suit.

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8. General.

(a) Force Majeure. Neither Party shall be liable for any delay or failure in the provision of any Services if such delay or failure is due to any cause beyond the control of such Party, including without limitation, fires, strikes, embargoes, explosions, earthquakes, floods, wars, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, acts of terrorism or similar acts, inability to secure necessary materials, services or products, acts or omissions of vendors or suppliers or other causes beyond its control whether or not similar to the foregoing.

(b) Assignment. This Agreement, including any Exhibit(s) hereunder, shall inure to the benefit of, be binding upon, and be enforceable against the Parties hereto and their respective successors and assigns. Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, except that either Party may assign, without the other Party’s consent, to its Affiliates. No assignment or delegation shall relieve the Provider of its obligations under this Agreement or any Exhibit(s).

(c) Notice. All notices required or permitted by this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) when confirmed, if sent by confirmed facsimile or confirmed electronic mail, (iv) one business day after being deposited with an overnight courier service or (v) on the date set forth on the receipt of registered or certified mail. If notice is sent to Wynn, it shall be addressed to the principal office of Wynn and to the attention of the General Counsel or to the General Counsel’s e-mail address provided to Provider, and if notice is sent to Provider, it shall be addressed to Provider’s physical address set forth on the signature page hereto or to the facsimile number or e-mail address provided by Provider to Wynn, or, in each case, such other address as a Party may request for receipt of notice by notifying the other in writing.

(d) Compliance with Law. Each Party shall at all times comply with all applicable Laws in its performance under this Agreement.

(e) Independent Contractor Status. The parties agree that Provider is an independent contractor; that Provider, unless otherwise agreed in writing by the parties, does not have the authority to bind Wynn in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of Wynn; that the persons performing Services hereunder are not agents or employees of Wynn; that Provider has and hereby retains the right to exercise full control of and supervision over the performance of Provider’s obligations hereunder, and full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between Provider and Wynn. Provider shall be responsible for its own taxes, including, but not limited to, income, payroll, sales, use, gross receipts, real estate, personal property or other taxes.

(f) Entire Agreement. This Agreement, together with the License Agreement, constitutes the entire understanding between the Parties and supersedes all negotiations, representations, prior discussions and preliminary agreements between the Parties related to the subject matter hereof.

(g) Survival. The obligations of the parties under this Agreement which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including, by way of illustration only and not limitation, those in Sections 4, 7, 8 and 9, shall survive termination, cancellation or expiration of this Agreement.

(h) Waiver. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

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(i) Governing Law; Venue. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to the conflicts of law provisions of the State of Massachusetts, or of any other state. Each Party consents and submits to the jurisdiction of the courts of the State of Massachusetts and of the federal district courts of Massachusetts in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each Party hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 9(c). Each Party hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

(j) Waiver of Jury Trial. Each of the Parties waives, to the fullest extent permitted by Law, any and all right to trial by jury in any legal proceeding (whether based on contract, tort or otherwise) arising out of or related to this Agreement.

(k) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(l) Counterparts/Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and same shall become effective when counterparts have been signed by each Party and each Party has delivered its signed counterpart to the other Party. A digital reproduction, portable document format (“.pdf”) or other reproduction of this Agreement may be executed by one or more Parties and delivered by such Party by electronic signature (including signature via DocuSign or similar services), electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

(m) Legal Representation and Construction of Agreement. The Parties acknowledge that this Agreement was drafted by both Parties. The Parties have had the opportunity to retain independent legal counsel with respect to the negotiation of this Agreement. They have independently, separately, and freely negotiated each and every provision of this Agreement as if all parties drafted it, and therefore, waive any statutory or common-law presumption that would serve to have this document construed in favor of, or against, any Party.

(n) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(signature page follows)

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IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed and delivered on its respective behalf by its duly authorized representative on the date first written above.

WSI US, LLC

By:

Name: Craig Billings

Title: President and Treasurer

Address: 3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109, United States
Attention: Craig Billings

Email: Craig.Billings@wynnresorts.com

WYNN MA, LLC

By:

Name: Allison Rankin

Title: Chief Financial Officer

Address: c/o Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Craig Billings

Email: allison.rankin@encorebostonharbor.com

SIGNATURE PAGE TO SERVICES AGREEMENT

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FIRST AMENDMENT TO

TRANSFER PRICING AGREEMENT

This FIRST AMENDMENT TO TRANSFER PRICING AGREEMENT (this “Amendment”), dated as of [●], May 10, 2021 (the “Effective Date”), is entered into by and between Betbull Limited, a limited liability company incorporated under the laws of Malta (“Betbull Limited”), Wynn Social Sports Global, a corporation organized in Nevada (“Wynn Social”) and Wynn America Group, LLC, a Nevada limited liability company (“Wynn”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Parties are party to that certain Transfer Pricing Agreement dated as of October 23, 2020 (as amended, the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and modify the Agreement as follows:

1. Schedule A to the Agreement is hereby replaced with Attachment A to this Amendment.

2. Except as modified hereby, the Agreement remains in full force and effect.

3. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada.

4. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that signatures transmitted by facsimile or electronically (including PDF) shall be binding as if they were original signatures.

*************

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

BETBULL LIMITED:

Betbull Limited

By:
Name:	Sadok Kohen
Title:	Director

[Signature Page to First Amendment to Transfer Pricing Agreement]

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WYNN SOCIAL:

Wynn Social Sports Global

By:
Name:	Craig Billings
Title:	Chief Executive Officer

[Signature Page to First Amendment to Transfer Pricing Agreement]

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WYNN:

Wynn America Group, LLC

By: Wynn Resorts Finance, LLC
Its: Sole Member

By: Wynn Resorts Holdings, LLC
Its: Sole Member

By: Wynn Resorts, Limited
Its: Sole Member

By:
Name:	Craig Billings
Title:President and Chief Financial Officer

[Signature Page to First Amendment to Transfer Pricing Agreement]

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FORM OF FIRST AMENDMENT TO

CORPORATE ALLOCATION AGREEMENT

This FIRST AMENDMENT TO CORPORATE ALLOCATION AGREEMENT (this “Amendment”), dated as of [●], 2021 (the “Effective Date”), is entered into by and among Wynn Interactive Ltd., an exempted company organized under the laws of Bermuda (the “Company”), Betbull Limited, a limited liability company incorporated under the laws of Malta (“Betbull Limited”), Wynn Social Sports Global, a corporation organized in Nevada (“Wynn Social”) and Wynn Resorts, Limited, a Nevada corporation (“Resorts”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company, Betbull Limited, Wynn Social, and Resorts are parties to that certain Corporate Allocation Agreement dated as of October 23, 2020 (as amended, the “Agreement”).

WHEREAS, the parties desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and modify the Agreement as follows:

1. Section 4(a) of the Agreement is hereby amended and replaced in its entirety with the following:

(a) On or before the last business day of each month, Resorts will provide an invoice separately to the Company, Wynn Social and Betbull Limited for (i) fifteen percent (15%) of the estimated aggregate cost of the Corporate Departments’ overhead expense allocation for the applicable month (calculated in accordance with the methodology set forth in Section 4(b) below), (ii) any additional Management Services requested by the Company and provided by Resorts and accrued during the applicable month (calculated at cost), and (iii) any other costs associated therewith and each of the Company, Wynn Social and Betbull Limited will reimburse Resorts for such overhead expense and associated cost prior to the first anniversary of the date of receipt of such invoice (such costs as hereinafter referred to as, the “Corporate Support Services Fee”).

2. Section 4(b) of the Agreement is hereby amended and replaced in its entirety with the following:

(b) The estimated annual overhead expense and costs will be the sum of each Corporate Department’s annual budgeted executive personnel costs (such costs, the “Departmental Executive Costs”) plus the sum of each Corporate Department’s annual budgeted other costs (such costs, the “Departmental Residual Costs”). The Departmental Executive Costs shall include all Corporate Department executive compensation, including, without limitation, salaries, bonuses, any forms of deferred compensation, vacation pay, fringe benefits and Statement of Financial Accounting Standards 123-R costs for nonqualified stock options and restricted stock. To the extent that Resorts pays or incurs any obligation for any out-of-pocket expenses, costs, losses, liabilities or damages in connection with the provision of Management Services and Investment Services, the Company, Wynn Social or Betbull Limited, as applicable, subject to the limitations set forth in Section 4(c), will pay or reimburse Resorts therefor, as well as for any reasonable out-of-pocket expenses incurred by Resorts in the performance of its obligations under this Agreement.

3. Except as modified hereby, the Agreement remains in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada.

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5. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that signatures transmitted by facsimile or electronically (including PDF) shall be binding as if they were original signatures.

*************

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

WYNN RESORTS, LIMITED

By:
Name:	Craig Billings
Title:	President and Chief Financial Officer

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BETBULL LIMITED

By:
Name:	Sadok Kohen
Title:	Director

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WYNN INTERACTIVE LTD.

By:
Name:	Craig Billings
Title:	Chief Executive Officer

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WYNN SOCIAL SPORTS GLOBAL

By:
Name:	Craig Billings
Title:	Chief Executive Officer

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FORM OF FIRST AMENDMENT TO

TRADEMARK LICENSE AGREEMENT

This FIRST AMENDMENT TO TRADEMARK LICENSE AGREEMENT (this “Amendment”), dated as of [●], 2021 (the “Effective Date”), is entered into by and among Wynn Resorts Holdings, LLC, a Nevada limited liability company (“Licensor”), Wynn Social Sports Global, a corporation organized in Nevada (“Wynn Social”), Betbull Limited, a company organized under the laws of Malta (“Betbull Limited”) and their subsidiaries that are signatory to the Agreement (as defined below) (collectively, together with Wynn Social and Betbull Limited, the “Licensees”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Licensor and the Licensees are parties to that certain Trademark License Agreement dated as of October 23, 2020 (as amended, the “Agreement”).

WHEREAS, the parties desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and modify the Agreement as follows:

1. Schedule B (Licensing Fee) to the Agreement is hereby replaced with Attachment A to this Amendment.

2. Except as modified hereby, the Agreement remains in full force and effect.

3. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada.

4. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that signatures transmitted by facsimile or electronically (including PDF) shall be binding as if they were original signatures.

*************

F-75

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

WYNN RESORTS HOLDINGS, LLC

By:	Wynn Resorts, Limited
Its:	Sole Member

By:
Name:	Craig Billings
Title:	President and Chief Financial Officer

[Signature Page to First Amendment to Trademark License Agreement]

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WYNN SOCIAL GAMING, LLC

By:
Name:	Craig Billings
Title:	Treasurer

[Signature Page to First Amendment to Trademark License Agreement]

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WSI US, LLC

By:
Name:	Craig Billings
Title:	President and Treasurer

[Signature Page to First Amendment to Trademark License Agreement]

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WYNN SOCIAL SPORTS GLOBAL

By:
Name:	Craig Billings
Title:	Chief Executive Officer

[Signature Page to First Amendment to Trademark License Agreement]

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BETBULL LIMITED (MALTA)

By:
Name:	Sadok Kohen
Title:	Director

[Signature Page to First Amendment to Trademark License Agreement]

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SOCIAL GAMES LIMITED (MALTA)

By:
Name:	Mark Attard
Title:	Director

[Signature Page to First Amendment to Trademark License Agreement]

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SOSYAL YAZILIM VE DANISMANLIK HIZMETLERI AS (TURKEY)

By:
Name:	Sadok Kohen
Title:	Director

[Signature Page to First Amendment to Trademark License Agreement]

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BETBULL GAMES LIMITED (MALTA)

By:
Name:	Mark Attard
Title:	Director

[Signature Page to First Amendment to Trademark License Agreement]

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SOCIAL SPORTS LIMITED (GIBRALTAR)

By:
Name:	Selvan Raj Soobiah
Title:	Director

[Signature Page to First Amendment to Trademark License Agreement]

F-84

BETBULL SOCIAL SPORTS UK LIMITED (UK)

By:
Name:	Sadok Kohen
Title:	Director

[Signature Page to First Amendment to Trademark License Agreement]

F-85

WYNN SOCIAL SPORTS US

By:
Name:	Craig Billings
Title:	Chief Executive Officer

[Signature Page to First Amendment to Trademark License Agreement]

F-86

Annex G

May 10, 2021

Austerlitz Acquisition Corporation I

1701 Village Center Circle

Las Vegas, NV 89134

Wynn Interactive Ltd.

c/o Wynn Resorts, Limited

Las Vegas Blvd, S 3131

Las Vegas, NV 89109

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“AAC”), Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”), and the other party thereto, and hereby amends and restates in its entirety (a) that certain letter, dated March 2, 2021, from Austerlitz Acquisition Sponsor, LP I, a Cayman Islands exempted limited partnership (the “Sponsor”) to AAC (the “Prior Sponsor Letter Agreement”) and (b) that certain letter, dated March 2, 2021 from each of the persons undersigned thereto to AAC (the “Prior Insider Letter Agreement” and, together with the Prior Sponsor Letter Agreement, the “Prior Letter Agreements”). Certain capitalized terms used herein are defined in Paragraph 11. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Business Combination Agreement.

On or prior to the date hereof, AAC obtained an equity commitment in the amount of up to $690,000,000 from Cannae Holdings, Inc. (“Cannae”, together with the Insiders, and the Sponsor, the “Sponsor Persons”) pursuant to the terms of that certain Backstop Facility Agreement by and between Cannae and AAC (the “Cannae Backstop Agreement”), which provides for a subscription by Cannae to subscribe to purchase a number of AAC Class A Ordinary Shares equal to the number of AAC Class A Ordinary Shares, if any, that are properly redeemed in connection with the Special Meeting for a purchase price of $10.00 per share (such subscriptions, the “Cannae Subscription”).

The Sponsor and certain of the Insiders are currently, and as of immediately prior to the Closing will be, the record owners of all of the outstanding AAC Class B Ordinary Shares (the “Founder Shares”), AAC Class C Ordinary Shares (the “Alignment Shares”), and Founder AAC Warrants, with each such Person’s ownership detailed on Schedule A hereto.

As described further in Paragraph 25, Schedule A will be updated from time to time to reflect any Sponsor Person ownership changes following the date hereof.

In order to induce AAC and the Company to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with AAC and the Company as follows:

1. Voting Obligations. During the period beginning on the date hereof and ending on the earliest to occur of (x) the Effective Time, and (y) such date and time as the Business Combination Agreement shall have been terminated validly in accordance with its terms (such period, the “Interim Period”), each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting, at any other meeting of the shareholders of AAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of AAC and in connection with any similar vote or consent of the holders of Founder AAC Warrants, in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of the AAC Shareholder Matters and any other matters necessary or advisable for consummation of the Transactions (including the Merger); and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) other than a Business Combination Proposal with the Company, its equityholders and their respective Affiliates and Representatives, and any other action that is intended, or would reasonably be expected, to impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions or result in a breach of any representation, warranty, covenant or other obligation or agreement of any AAC Party under the Business Combination Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement.

The obligations of the Sponsor Persons in this Paragraph 1 shall apply whether or not the board of directors of AAC (or, following the Transactions, the Company) or other governing body or any committee, subcommittee or subgroup thereof recommends the AAC Shareholder Matters or any other matters necessary or advisable for consummation of the Transactions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the AAC Board Recommendation.

2. Exclusivity. During the Interim Period, each Sponsor Person shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders and/or any of their Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving AAC (a “Business Combination Proposal”) or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders and their respective Affiliates and Representatives. Each Sponsor Person shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates.

3. Waiver of Certain Rights. Each Sponsor Person hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that AAC redeem its or their Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption; and

(b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against AAC, the Company, any Affiliate of AAC or the Company or any designee of a Sponsor Person or the Company acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Business Combination Agreement or the consummation of the Transactions.

4. Reasonable Best Efforts; Regulatory Undertakings.

(a) During the Interim Period, each Sponsor Person shall (i) use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article X of the Business Combination Agreement.

(b) Without limiting the generality of the foregoing, each Sponsor Person shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act, any necessary or appropriate filings pursuant to applicable Gaming Laws and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made. Each Sponsor Person shall supply as promptly as practicable (and shall respond no later than ten (10) Business Days following any request) any additional information and documentary material relating to such Sponsor Person that may be requested by any Governmental Authority, and each Sponsor Person shall (A) provide, or cause to be provided, as promptly as practicable, all agreements, documents, instruments, affidavits, statements or information (including, for the avoidance of doubt, nonpublic or other confidential financial or sensitive personally identifiable information as well as personal information of senior management, directors or control persons) that may be required or requested by any Governmental Authority relating to (i) such Sponsor Person (including any of its respective directors, officers, employees, partners, members, shareholders or control persons) and (ii) such Sponsor Person’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates, (B) make individuals with appropriate seniority and expertise available to participate in any discussions or hearings and (C) prepare and file any applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority.

(c) Each Sponsor Person appointed or designated, or proposed to be appointed or designated, to the board of directors of the Company or any Subsidiary, including pursuant to the terms of Section 9.09 of the Business Combination Agreement, shall use reasonable best efforts to comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with any such appointment, designation or proposed service, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and being available with respect to any discussions or hearings. Each Sponsor Person further acknowledges and agrees that, in the event an individual to designated as the Initial Sponsor Director (as defined in the Investor Rights Agreement) in accordance with Section 2.1(a) of the Investors Rights Agreement does not satisfy any requirement of a Governmental Authority to serve as a director, the Sponsor Person shall withdraw such individual and designate a replacement director in lieu of such person subject to terms and conditions of the AAC Bye-laws and the Investors Rights Agreement.

(d) Subject to paragraph 4(f), if any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each Sponsor Person shall, and shall cause its Affiliates to, cooperate with the Company in good faith and each Sponsor Person shall, and shall cause its Affiliates to, use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of Transactions; and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Transactions, including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by each Sponsor Person or its Affiliates to litigate in connection with such matters must be agreed upon by AAC and the Company.

(e) In addition to, and without prejudice to, the foregoing in this paragraph 4, each of Cannae and the Sponsor shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain, without the imposition of any Burdensome Condition, any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings and obtaining all Requisite Gaming Approvals) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of Cannae or the Sponsor, as applicable, or any of their respective controlled Affiliates and any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets); and (ii) taking or committing to take actions that after the Closing Date would limit the Cannae or Sponsor’s freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights (including, for clarity, its right to appoint a director pursuant to the Investor Rights Agreement) or assets (including, for clarity, any shares or other equity interests in AAC) of Cannae or the Sponsor, as applicable, or any of their respective controlled Affiliates or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date).

(f) Without limiting each Sponsor Person’s general efforts obligations set forth in this paragraph 4, solely with respect to Gaming Approvals, it is agreed that the Company shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions or nonactions, approvals consents, waivers, exemptions and approvals that may be sought by or from, any Gaming Authority, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the Transactions; provided, that the Company shall consult in good faith with the Sponsor regarding any such decisions and activities.

(g) From the date of this Agreement until Closing, no Sponsor Person shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, would reasonably be expected to, in any material respect (individually or in the aggregate), (i) impose any delay in obtaining, or increase the risk of not obtaining, without the imposition of any Burdensome Condition, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Purchaser Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

5. Transfer Restrictions.

(a) Interim Period. During the Interim Period, except as expressly contemplated by the Business Combination Agreement, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any such Sponsor Person’s Covered Shares. Notwithstanding the immediately preceding sentence, during the Interim Period Transfers of Covered Shares that are held by any Sponsor Person or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection are permitted, in accordance with applicable Law (including applicable securities Laws), (i) to the Sponsor Person’s officers or directors, any Affiliates or family members of such Sponsor Person’s officers or directors, to AAC, the Sponsor or Cannae, any respective then-current directors, officers, members or partners of AAC, the Sponsor or Cannae or their respective Affiliates, any Affiliates of AAC, the Sponsor or Cannae, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that each transferee contemplated by clauses (i) through (iv) (each, a “Permitted Transferee”) must enter into a written agreement with AAC and the Company, in form and substance reasonably satisfactory to the Company, agreeing to be bound by the restrictions, and subject to the obligations, in this Sponsor Agreement (and the Investor Rights Agreement).

(b) Post-Closing: Covered Shares. For the period beginning on the Closing Date until the earlier of (i) one (1) year thereafter, or (ii) if the VWAP of the AAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days commencing 150 days after the Closing Date (such applicable period, the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares, other than in connection with a Permitted Transfer. Following the expiration of the Lock-Up Period, each of Sponsor and Cannae (and their Permitted Transferees and transferees that have entered into a written agreement contemplated by the definition of Permitted Transfer) (i) may not sell, during any individual trading day, an amount equal to more than 10% of the number of AAC Class A Ordinary Shares beneficially owned by it on the immediately preceding Trading Day and (ii) shall structure execution of the sale of its AAC Class A Ordinary Shares in a manner that would not reasonably be expected to have a material and adverse impact on the trading price of the AAC Class A Ordinary Shares.

(c) Any Transfer in violation of the provisions of this Paragraph 5 shall be null and void ab initio and of no force or effect.

6. Exchange of Founder and Alignment Shares; Forfeited Founder and Alignment Shares; Waiver of Anti-Dilution Provision.

(a) Forfeited Founder and Alignment Shares. Each Sponsor Person that holds Founder Shares and Alignment Shares, along with each of AAC and the Company, acknowledges and agrees that, as applicable and subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 10.01 and 10.02 of the Business Combination Agreement:

(i) Immediately prior to the Closing, the applicable Sponsor Persons shall, in the aggregate and based on the percentages set forth on Schedule A hereto, forfeit and surrender to AAC an amount equal to the Forfeited Founder Shares (as defined below) for no consideration. Following such forfeiture, the Forfeited Founder Shares shall be cancelled, no longer outstanding and become void and of no further effect. “Forfeited Founder Shares” means a number of AAC Class B Ordinary Shares equal to 3,696,429 minus a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (x) the number of AAC Class A Ordinary Shares purchased by Cannae pursuant to the Cannae Backstop Agreement divided by sixty-nine million (69,000,000), by (y) 3,696,429.

(ii) Immediately prior to the Closing, the applicable Sponsor Persons shall, in the aggregate and based on the percentages set forth on Schedule A hereto, forfeit and surrender to AAC an amount equal to the Forfeited Alignment Shares (as defined below) for no consideration. Following such forfeiture, the Forfeited Alignment Shares shall be cancelled, no longer outstanding and become void and of no further effect. “Forfeited Alignment Shares” means a number of AAC Class C Ordinary Shares equal to 3,696,429 minus a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (x) the number of AAC Class A Ordinary Shares purchased by Cannae pursuant to the Cannae Backstop Agreement divided by sixty-nine million (69,000,000), by (y) 3,696,429.

(iii) At the Closing, in the event that the AAC Transaction Expenses exceed $34,150,000 (the “AAC Expense Cap” and such excess the “Expenses Overage”), the applicable Sponsor Persons shall, in the aggregate and based on the percentages set forth on Schedule A hereto (under the heading Founder Share Percentage), forfeit and surrender to AAC an amount equal to the Forfeited Expense Shares (as defined below) for no consideration. Following such forfeiture, the Forfeited Expense Shares shall be cancelled, no longer outstanding and become void and of no further effect. “Forfeited Expense Shares” means a number of AAC Class B Ordinary Shares equal to the Expenses Overage divided by 10.

(b) Waiver. The Sponsor Persons hereby waive, to the fullest extent permitted by Law, the anti-dilution adjustment with respect to

(i) the Initial Class B Share Conversion Ratio (as defined in the AAC Organizational Documents) pursuant to Article 17.3 of the AAC Organizational Documents in connection with the issuance of additional shares (including AAC Class A Ordinary Shares) in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Agreement and shall be void and of no force and effect following the earliest to occur of (x) the Effective Time (as defined in the Business Combination Agreement), and (y) such date and time as the Business Combination Agreement shall have been terminated validly in accordance with its terms; and

(ii) the Initial Class C Share Conversion Ratio (as defined in the AAC Organizational Documents) pursuant to Article 17.9 of the AAC Organizational Documents in connection with the issuance of additional shares (including AAC Class A Ordinary Shares) in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Agreement and shall be void and of no force and effect following the earliest to occur of (x) the Effective Time (as defined in the Business Combination Agreement), and (y) such date and time as the Business Combination Agreement shall have been terminated validly in accordance with its terms.

7. Other Covenants.

(a) Each of Cannae and Sponsor hereby agrees that it shall deliver to the Company and AAC a duly executed counterpart to the Company Registration Rights Agreement and the Investor Rights Agreement no later than three (3) Business Days prior to the Closing.

(b) Each Sponsor Person (other than Cannae) shall take all such actions necessary pursuant to Article 47 of the AAC Organizational Documents to effect the Domestication in accordance with the provisions of the Business Combination Agreement.

8. Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a) it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) in the case of Insiders only, its biographical information furnished to AAC, if any (including any such information included in the Registration Statement), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background;

(c) its questionnaire furnished to AAC, if any, is true and accurate in all material respects;

(d) it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(e) it has never been convicted of, or pleaded guilty to, any crime (i) involving any fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding; and

(f) it has never, nor any of its Representatives which may be considered in the process of determining the suitability of such Sponsor Person for any required Gaming Approval in connection with the Transactions, or (if applicable) any direct or indirect holder of its capital stock or other membership or equity interests who will be required to be licensed or found suitable or qualified under applicable Gaming Laws in connection with the Transactions (the foregoing persons collectively, the “Purchaser Licensed Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from any Government Authority with jurisdiction over Gaming Laws regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked any approval, or an application for an approval, by a Government Authority with jurisdiction over Gaming Laws. There are no facts which, if known to a Gaming Authority, would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Sponsor Person or (ii) result in a negative outcome in any licensing, suitability, registration or approval proceedings of any of the Purchaser Licensed Affiliates currently pending, or under the Gaming Approvals necessary for the consummation of the Transactions.

9. Certain Payments. Except as set forth on Schedule B hereto, no Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) AAC or the Company, shall receive from AAC or the Company, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, AAC’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and, subject to the terms of the Business Combination Agreement and as disclosed in connection therewith, each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations with respect thereof shall be due and owing by AAC or the Company or any of its Subsidiaries from and after the Closing: (i) reimbursement of funds advanced to AAC by the Sponsor to cover offering-related and organizational expenses; (ii) reimbursement for office space and administrative support services provided to AAC by Cannae, in the amount of $5,000 per month; and (iii) reimbursement of legal fees and expenses incurred by the Sponsor, officers or directors in connection with AAC’s formation and their services to AAC (all of which clauses (i) through (iii), for the avoidance of doubt, shall be AAC Transaction Expenses).    During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the Business Combination Agreement.

10. Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) AAC.

11. Definitions. As used herein, the following terms shall have the respective meanings set forth below. Terms used but not defined herein shall have the meanings given to them in the Business Combination Agreement.

(a) “AAC Registration Rights Agreement” means that AAC Registration Rights Agreement, dated as of March 2, 2021, by and among AAC, the Sponsor and the other parties thereto.

(b) “Beneficially Own” means to exercise voting or dispositive authority over a relevant security, as determined under Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

(c) “Business Combination” has the meaning given to it in the Prior Letter Agreements.

(d) “Company Person” means the Company and each of the directors and officers of the Company.

(e) “Company Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into in connection with the Closing, in substantially the form attached as Exhibit C to the Business Combination Agreement.

(f) “Covered Shares” means all Founder Shares, all Alignment Shares, all AAC Founder Warrants, all AAC Class A Ordinary Shares, and all shares issuable in connection with the Cannae Backstop Agreement, and any other shares of capital stock or equity securities of AAC (prior to the Merger) or AAC or its subsidiaries (following the Merger), or securities convertible into, exercisable or exchangeable for any of the foregoing, of which any Sponsor Person owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(g) “Insider” means William P. Foley, II, Hugh R. Harris, Mark D. Linehan, Erika Meinhardt, Richard N. Massey, David W. Ducommun, Bryan D. Coy, Ryan R. Caswell, Dexter Fowler and Michael L. Gravelle.

(h) “Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into in connection with the Closing, a substantially agreed form of which is attached as Exhibit B to the Business Combination Agreement.

(i) “IPO” has the meaning given to it in the Prior Letter Agreements.

(j) “Permitted Transfer” means a Transfer of Covered Shares:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes, that does not involve a disposition for value (other than with respect to any such gift for which the donor receives (a) equity interest of such donee or (b) such donee’s interests in the donor), provided that (x) the donee or donees thereof agree to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the donor and (y) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(ii) by will, other testamentary document or intestate succession, provided that (a) each transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(iii) to any member or members of the transferor’s immediate family or to any trust or limited family partnership for the direct or indirect benefit of the transferor or the immediate family of the transferor, provided that (a) the Transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor, (b) the Transfer does not involve a disposition for value (other than with respect to any such Transfer for which the transferor receives (1) equity interest of such transferee or (2) such transferee’s interests in the transferor), (c) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(iv) to a partnership, limited liability company or other entity of which the transferor and the immediate family of the transferor are the legal and beneficial owner of all of the outstanding equity securities or similar interests, provided that (a) the transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(v) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (iv) above, provided that (a) the transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(vi) if the transferor is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the transferor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor or affiliates of the transferor (including, for the avoidance of doubt, where the transferor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the transferor, provided that (a) each transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, provided that (a) to the extent permitted by law, each transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(viii) to AAC pursuant to any contractual arrangement that provides for the forfeiture of the transferor’s securities in connection with the termination of the transferor’s employment or other service relationship with AAC or an affiliated entity or the transferor’s failure to meet certain conditions set out upon receipt of such securities,

(ix) as part of a sale of the transferor’s Covered Shares acquired solely in transactions after the Closing Date;

(x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of AAC’s capital stock involving a Change of Control of AAC (for purposes hereof, “Change of Control” shall mean the Transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such Transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of AAC (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the transferor’s Covered Shares shall remain subject to the applicable provisions of Section 5(b); or

(xi) in connection with the exercise of options, settlement of restricted stock units or other equity awards or exercise of warrants or other derivative securities, provided that any Equity Securities received upon such exercise, vesting or settlement shall be subject to the applicable terms of Section 5(b).

(k) “Registration Statement” has the meaning given to it in the Prior Letter Agreements.

(l) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(m) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Refinitiv Workspace (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company’s board of directors.

12. Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other Transaction Agreements constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor Persons, the Prior Letter Agreements. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. Each of AAC and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the Business Combination Agreement and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of the Company or otherwise except for those expressly set forth in the Business Combination Agreement.

13. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that no such assignment or delegation shall relieve any Sponsor Person of its obligations hereunder. Any purported assignment in violation of this Paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

15. Captions; Counterparts. The headings and captions in this Sponsor Agreement are for convenience of reference only and shall not be considered a part of, modify or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.06 and 12.12 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

18. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.02 of the Business Combination Agreement to the applicable party as its principal place of business (or, in the case of the Insiders, to AAC).

19. Termination. This Sponsor Agreement shall terminate on the earlier of (i) the valid termination of the Business Combination Agreement (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, as the case may be) and (ii) the expiration of the Lock-Up Period (other than Paragraph 5(b), Paragraph 5(c), Paragraph 6 and Paragraphs 12 through 25 which shall survive such termination until all rights and obligations arising out of or related to each of Paragraph 5(b), Paragraph 5(c) and Paragraph 6 shall have been fully performed); provided, that no such termination (including one that results in a reversion to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, in each case under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

20. Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) to AAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (v) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (vi) except as disclosed pursuant to Section 5.14 of the Business Combination Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, AAC or the Company (or any of their respective Subsidiaries), or any Affiliates of any of the foregoing Persons in connection with the Business Combination Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which AAC, the Company, or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) prior to the Closing, the AAC Organizational Documents, and following the Closing, the AAC Bye-Laws, (C) the Business Combination Agreement, or (D) any applicable securities Laws; and (x) the Founder Shares, the Alignment Shares, the Founder AAC Warrants, AAC Class A Ordinary Shares, listed on Schedule A are the only equity securities in AAC or any of its Subsidiaries (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of AAC or any of its Subsidiaries) owned of record or Beneficially Owned by such Person as of the date hereof and as of immediately prior to the consummation of the Transactions on the Closing Date and such Person (or such Person’s general partner or managing member) has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares and none of such Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares, except as provided in this Sponsor Agreement.

21. Equitable Adjustments. If, and as often as, there are any changes in AAC, the Founder Shares, the Alignment Shares, the Founder AAC Warrants or the AAC Class A Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to AAC, the Founder Shares, the Alignment Shares, the Founder AAC Warrants or the AAC Class A Ordinary Shares, each as so changed; provided, however, that this Paragraph 21 shall not (a) be construed to permit any Sponsor Person to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Sponsor Agreement or (b) apply to the Domestication or any other transactions expressly contemplated by this Sponsor Agreement or any Transaction Agreement to the extent consummated in accordance with the terms contemplated by this Sponsor Agreement and/or such Transaction Agreement, as applicable.

22. Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes AAC and the Company to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of the Company. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes AAC and the Company, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing such Sponsor Person’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF MAY 10, 2021, BY AND AMONG AUSTERLITZ ACQUISITION CORPORATION I, WYNN INTERACTIVE LTD. AND THE OTHER SIGNATORIES THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

23. Specific Performance. Each Sponsor Person, the Company, and AAC acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Sponsor Person, the Company does not perform its obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Sponsor Person and the Company acknowledges and agrees that (i) each Sponsor Person, AAC, and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Paragraph 19, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties hereto would have entered into this Sponsor Agreement. Each Sponsor Person, AAC and the Company agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Sponsor Person, AAC and the Company acknowledges and agrees that any party seeking an injunction to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Paragraph 23 shall not be required to provide any bond or other security in connection with any such injunction.

24. Interpretation. Section 1.02 (Construction) and Section 12.05 (Expenses) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to natural person Sponsor Persons or Company Persons, such references shall be deemed references to “her”, “him” or “his”, as applicable.

25. Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify the Company of any increase, decrease or other change in the number of Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares or other Covered Shares held by or on behalf of such Sponsor Person (for the avoidance of doubt, such Sponsor Person acknowledges and agrees that Paragraph 5(a) prohibits all Transfers of its Covered Shares during the Interim Period except to Permitted Transferees). From and after the Closing, each Sponsor Person shall promptly notify the Company of any increase, decrease or other change in the Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, the Company shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to Founder Shares, Alignment Shares, Founder AAC Warrants, or AAC Class A Ordinary Shares (in the case of an Interim Period change) or other Covered Shares and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 25). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 12.

26. Termination of Existing AAC Registration Rights Agreement. Effective as of (but subject to the consummation of) the Closing, (a) the AAC Registration Rights Agreement is hereby terminated and of no force or effect, and (b) none of the parties thereto shall have any rights or obligations thereunder.

27. Additional Agreements. Each Sponsor hereby represents and warrants to AAC and the Company, severally and not jointly, that (i) on or prior to the date hereof, it has delivered to AAC and the Company a capitalization table showing all of the direct equity owners of such Sponsor (each, a “Sponsor Cap Table”) and (ii) its Sponsor Cap Table is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, each Sponsor shall provide written notice to AAC and the Company promptly following any change in its Sponsor Cap Table.

28. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement on the day and year first above written.

AUSTERLITZ ACQUISITION SPONSOR, LP I

By: Trasimene Capital AU, LP I, its general partner

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	General Counsel and Corporate Secretary

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and
Corporate Secretary

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ Richard N. Massey
Name:	Richard N. Massey
Title:	Chief Executive Officer

By:	/s/ William P. Foley, II
William P. Foley, II

By:	/s/ Hugh R. Harris
Name: Hugh R. Harris

By:	/s/ Mark D. Linehan
Name: Mark D. Linehan

By:	/s/ Erika Meinhardt
Name: Erika Meinhardt

By:	/s/ Richard N. Massey
Name: Richard N. Massey

By:	/s/ David W. Ducommun
Name: David W. Ducommun

By:	/s/ Bryan D. Coy
Name: Bryan D. Coy

By:	/s/ Ryan R. Caswell
Name: Ryan R. Caswell

By:	/s/ Dexter Fowler
Name: Dexter Fowler

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle

WYNN INTERACTIVE LTD.

By:	/s/ Craig S. Billings
Name:	Craig S. Billings
Title:	Chief Executive Officer

Annex H

BACKSTOP FACILITY AGREEMENT

This Backstop Facility Agreement (this “Agreement”) is entered into as of May 10, 2021, by and among Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (the “Company”), and Cannae Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (“Wave”), and Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda and direct, wholly owned subsidiary of AAC (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, in connection with the entry into the Business Combination Agreement, an allocation of up to $690,000,000.00 of committed capital of the Purchaser has been made to subscribe for a number of AAC Class A Ordinary Shares equal to the number of AAC Class A Ordinary Shares that are properly redeemed in connection with the Special Meeting, if any (the “AAC Shareholder Redemptions”); and

WHEREAS, the Purchaser is entering into this Agreement with the Company, whereby at the BPS Closing under the Business Combination Agreement, the Purchaser will acquire AAC Class A Ordinary Shares and the Company will issue and sell such AAC Class A Ordinary Shares to the Purchaser, on a private placement basis, solely to the extent necessary to fund AAC Shareholder Redemptions on a share for share basis and in the amount determined pursuant to Section 2(a)(i) hereof and subject to the limitations set forth herein (the “Backstop Purchase Shares”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Backstop Limit; Backstop Notice.

(a) Backstop Limit. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall never be required to pay a BPS Purchase Price (as defined below) in connection with the AAC Shareholder Redemptions greater than $690,000,000.00 (the “Backstop Limit”).

(b) Backstop Notice. On the date by which AAC Shareholder Redemptions are required to be made in accordance with the Company’s amended and restated memorandum and articles of association, as they may be amended from time to time (the “Memorandum and Articles”) (which date is two (2) Business Days prior to the date of the Special Meeting), to the extent the AAC Shareholder Redemptions is greater than zero (0), the Company shall (or, if the Company fails to deliver such notice, Wave shall be entitled to) deliver a written notice (the “Backstop Notice”) to the Purchaser (with a copy to Wave) setting forth:

(i) the total number of AAC Class A Ordinary Shares subject to the AAC Shareholder Redemptions (such number of AAC Class A Ordinary Shares, the “Subscription Amount”),

(ii) the resulting BPS Purchase Price (as calculated in accordance with Section 2(a)(i)), which number shall in no event be greater than the Backstop Limit, and

(iii) the Company’s wire instructions.

Notwithstanding the forgoing, the “Subscription Amount” shall not include any AAC Class A Ordinary Shares subject to the AAC Shareholder Redemptions that have been subsequently and validly withdrawn in accordance with the Company’s Memorandum and Articles and applicable Law. A Backstop Notice cannot be made, and the Company shall not be permitted to deliver a Backstop Notice or cause the Purchaser to acquire any Backstop Purchase Shares, to the extent the Company has a Subscription Amount equal to zero (0).

(c) For clarity, delivery of a Backstop Notice shall not be a condition to payment of the BPS Purchase Price, and any failure to deliver the Backstop Notice as required by this Agreement shall not impair, release or otherwise modify or amend the Company’s or the Purchaser’s obligations hereunder.

2. Sale and Purchase.

(a) Backstop Purchase Shares.

(i) Subject to the terms and conditions hereof, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a number of Backstop Purchase Shares equal to the Subscription Amount, for an aggregate purchase price equal to the product of (x) $10.00 multiplied by (y) the Subscription Amount (such aggregate purchase price, the “BPS Purchase Price”).

(ii) The closing of the sale of the Backstop Purchase Shares (the “BPS Closing”) shall be held on the Closing Date (immediately prior to the Closing and prior to the Domestication). At the BPS Closing, the Company will issue to the Purchaser the Backstop Purchase Shares, registered in the name of the Purchaser, against (and concurrently with) the payment of the BPS Purchase Price to the Company by wire transfer of immediately available funds to the account notified to the Purchaser by the Company.

(b) Delivery of Backstop Purchase Shares.

(i) The Company shall register the Purchaser as the owner of the Backstop Purchase Shares purchased by the Purchaser hereunder (individually or collectively, the “Securities”) in the register of stockholders of the Company and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the BPS Closing.

(ii) In addition to any notation or legend required under the Investor Rights Agreement or the Registration Rights Agreement, each register and book entry for the Backstop Purchase Shares purchased by the Purchaser hereunder shall contain a notation, and each certificate (if any) evidencing the Backstop Purchase Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(c) Legend Removal. Subject to any restrictions in the Registration Rights Agreement or Investor Rights Agreement, if the Backstop Purchase Shares are eligible to be sold without restriction under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchaser’s request, the Company will, at its sole expense, cause the Company’s transfer agent to remove the legend set forth in Section 2(b)(ii) hereof. In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, that authorize and direct the transfer agent to transfer such Backstop Purchase Shares without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could reasonably be expected to result in or facilitate transfers of Backstop Purchase Shares in violation of applicable law or if the Purchaser has not provided such information, documents or certificates as the Company’s counsel reasonably requests in connection with the legal opinion referred to above.

(d) Registration Rights. The Purchaser shall have registration rights to the extent set forth in the Registration Rights Agreement that will be entered into by and among AAC, Cannae, the Sponsor and certain other parties thereto in connection with the consummation of the Transactions (the “Registration Rights”). Concurrently with the BPS Closing, the Purchaser shall deliver to Wave and the Company a duly executed counterpart to each of the Registration Rights Agreement and the Investor Rights Agreement.

(e) Placement Fee. As part of Purchaser’s obligation to allocate committed capital under this Agreement, the Company agrees (contingent on Purchaser’s payment in full of the BPS Purchase Price) to pay the Purchaser a placement fee equal to $3,450,000 (the “Placement Fee”). The Placement Fee shall be paid in full at the Closing. The Company and the Purchaser each acknowledge and agree that the Placement Fee shall constitute Transaction Expenses pursuant to the terms of the Business Combination Agreement. Purchaser shall deliver wire instructions to the Company for the Placement Fee at least two (2) Business Days prior to the BPS Closing.

(f) Equitable Adjustments. If, between the date of this Agreement and the BPS Closing, the AAC Class A Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of AAC Class A Ordinary Shares will be appropriately adjusted to provide to the Purchaser the same economic effect as contemplated by this Agreement prior to such event.

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Company and Wave as follows:

(a) Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Purchaser has full power and authority to enter into this Agreement, the Investor Rights Agreement and the Registration Rights Agreement (collectively, the “Purchaser Agreements”). The Purchaser Agreements, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by the Purchaser Agreements.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of the Purchaser Agreements and the consummation by the Purchaser of the transactions contemplated by the Purchaser Agreements will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of Law applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the Purchaser Transactions).

(e) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of Law. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

(f) Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s existing and planned or expected business, management, financial affairs and the terms and conditions of the sale of the Securities with the Company’s management. In making its decision to purchase the Securities, the Purchaser represents that it has relied solely upon its own independent investigation and the Company’s representations, warranties and agreements herein. The Purchaser acknowledges and agrees that it has received and has had an adequate opportunity to review such financial and other information as it deems necessary in order to make an investment decision with respect to the Securities and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to its investment in the Securities. Without limiting the generality of the foregoing, the Purchaser acknowledges that it has reviewed the documents provided to it by the Company. The Purchaser represents and agrees that it and its professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Purchaser acknowledges that the information provided to it is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transactions, shall in no way affect such its obligation to purchase the Securities hereunder.

(g) Restricted Securities. The Purchaser understands that the sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except pursuant to the Registration Rights. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser acknowledges that the Company filed a Registration Statement on Form S-1 to consummate its initial public offering with the SEC (the “IPO”). The Purchaser understands that the sale of the Securities hereunder is not, and is not intended to be, part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such sale of the Securities.

(h) High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.

(i) Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j) No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the sale of the Securities.

(k) Residence. The principal place of business of the Purchaser is the office located at the address of the Purchaser set forth in Section 8(a) below.

(l) Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

(m) Adequacy of Financing. The Purchaser has, or will have at the BPS Closing, available to it sufficient immediately available funds to satisfy its obligations under this Agreement.

(n) Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with any underwriter of the IPO of the Company or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO of the Company.

(o) Absence of Litigation. There is no Action before or by any Governmental Authority pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of the Purchaser’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(p) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s Affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the sale and purchase of the Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 4 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s Affiliates (collectively, the “Company Parties”). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3(p) shall limit any claim or cause of action (or recovery in connection therewith) with respect to fraud. The Purchaser Parties separately specifically disclaim that they are relying upon any representations or warranties that may have been made by Wave, any person on behalf of Wave or any of the Wave’s Affiliates (including Wynn Resorts, Limited).

4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) Incorporation and Corporate Power. The Company is, as of the date hereof, an exempted company with limited liability duly incorporated under the Laws of the Cayman Islands, with all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b) Capitalization. The authorized share capital of the Company consists, as of the date hereof, of:

(i) 800,000,000 AAC Class A Ordinary Shares, 69,000,000 of which are issued and outstanding of which are issued and outstanding, and all of the outstanding AAC Class A Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws;

(ii) 80,000,000 AAC Class B Ordinary Shares, 14,785,714 of which are issued and outstanding, and all of the outstanding AAC Class B Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws; and

(iii) 80,000,000 AAC Class C Ordinary Shares, 14,785,714 of which are issued and outstanding, and all of the outstanding AAC Class B Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable laws; and

(iv) 1,000,000 AAC Preferred Shares, none of which are issued and outstanding.

(c) Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Backstop Purchase Shares at the BPS Closing has been taken or will be taken prior to the BPS Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the BPS Closing, and the issuance and delivery of the Backstop Purchase Shares has been taken or will be taken prior to the BPS Closing, as applicable. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Valid Issuance of Backstop Purchase Shares.

(i) The Backstop Purchase Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, will be validly issued, fully paid and nonassessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer, liens, encumbrances and charges specified under this Agreement, the Registration Rights Agreement or the Investor Rights Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 4(e) below, the Backstop Purchase Shares will be issued in compliance with all applicable federal and state securities laws.

(ii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii) — (iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for any filings required pursuant to Regulation D of the Securities Act, applicable state securities laws, the Gaming Approvals and pursuant to the Registration Rights.

(f) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not result in any violation or default (i) of any provisions of the Company’s Memorandum and Articles or its other governing documents, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which the Company is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which the Company is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which the Company is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g) Limited Operations and Operating History. As of the date hereof, the Company has not conducted any operations other than organizational activities and activities in connection with its IPO, its search for a potential business combination and financing in connection therewith.

(h) Absence of Litigation. There is no Action before or by any Governmental Authority pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(i) No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the sale of the Backstop Purchase Shares.

(j) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the sale and purchase of the Backstop Purchase Shares, the Purchaser Transactions or a potential business combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by any of the Purchaser Parties in connection with the sale and purchase of the Backstop Purchase Shares. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4(j) shall limit any claim or cause of action (or recovery in connection therewith) with respect to fraud.

5. Additional Agreements, Acknowledgements and Waivers of the Purchaser.

(a) Trust Account. Notwithstanding anything to the contrary set forth herein, the Purchaser acknowledges that the Company has established a trust account containing the proceeds of its IPO and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). The Purchaser agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Agreement; provided, however, that nothing in this Section 5(a) shall be deemed to limit the Purchaser’s right, title, interest or claim to the Trust Account by virtue of the Purchaser’s record or beneficial ownership of securities of the Company, including, but not limited to, any redemption right with respect to any such securities of the Company. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account. The Purchaser agrees and acknowledges that such waiver is material to this Agreement and has been specifically relied upon by the Company to induce the Company to enter into this Agreement and the Purchaser further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event the Purchaser, in connection with this Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Company’s stockholders, whether in the form of monetary damages or injunctive relief, the Purchaser, as applicable, shall be obligated to pay to the Company all of the Company’s legal fees and costs in connection with any such action in the event that the Company prevails in such action or proceeding.

(b) No Short Sales. The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Closing. For purposes of this Section 4(b), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

6. BPS Closing Conditions.

(a) The obligation of the Purchaser to purchase the Backstop Purchase Shares at the BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i) The Closing shall occur substantially concurrently with, and following, the purchase of the Backstop Purchase Shares;

(ii) The Company (or Wave) shall have paid (or shall pay, substantially concurrently with the payment of the BPS Purchase Price) the Placement Fee to the Purchaser;

(iii) The Subscription Amount shall be greater than zero (0);

(iv) The BPS Purchase Price shall not exceed $690,000,000; and

(v) There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Governmental Order in effect preventing the consummation of the transactions contemplated hereby.

(b) The obligation of the Company to sell the Backstop Purchase Shares at the BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:

(i) The Closing shall occur substantially concurrently with, and following, the purchase of the Backstop Purchase Shares;

(ii) The representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iii) The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the BPS Closing; and

(iv) There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Governmental Order in effect preventing the consummation of the transactions contemplated hereby.

(c) If requested by Wave, the Company will waive the conditions set forth in Section 6(b)(ii) and Section 6(b)(iii).

7. Termination. This Agreement may be terminated at any time prior to the BPS Closing:

(a) by written consent of each of the Company, the Purchaser and Wave; or

(b) automatically upon the valid termination of the Business Combination Agreement, as provided under the terms therein.

In the event of any termination of this Agreement pursuant to this Section 7, the BPS Purchase Price, if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser in accordance with written instructions provided by the Purchaser to the Company, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Section 5(a) shall survive termination of this Agreement.

8. General Provisions.

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(i)	If to the Purchaser, to:

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

Attn: Michael L. Gravelle, General Counsel and

Corporate Secretary

E-mail: mgravelle@cannaeholdings.com

(ii)	If to the Company, to:

Austerlitz Acquisition Corporation I

1701 Village Center Circle

Las Vegas, NV 89134

Attn: Michael L. Gravelle, General Counsel and

Corporate Secretary

E-mail: mgravelle@cannaeholdings.com

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:      Michael J. Aiello

Sachin Kohli

E-mail:  michael.aiello@weil.com

sachin.kohli@weil.com

and:

Wynn Interactive Limited

3131 Las Vegas Blvd.

S., Las Vegas, NV 89109

Attn:  Chief Executive Officer

Email: Craig.Billings@wynnresorts.com

and:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:      Eric Schiele, P.C.

  Jonathan Davis, P.C.

  Carlo Zenkner

Email:   eric.schiele@kirkland.com

jonathan.davis@kirkland.com

carlo.zenkner@kirkland.com

(b) Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement, relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto (and Wave) relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto (and Wave) except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

(c) No Third Party Beneficiaries. This Agreement shall be binding on, and inure solely to the benefit of, the parties hereto and their respective successors and assigns, and nothing set forth in this Agreement is intended to, or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, this Agreement; provided, however, that each of the Company and the Purchaser agrees that Wave is a intended third party beneficiary of this Agreement (including Sections 1(b), 2(d), 3, 6, 7(a) and 8) and may directly enforce each of the covenants and agreements of the Purchaser and the Company under this Agreement.

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement (including Sections 8(c) and 8(q)).

(e) Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party and Wave; provided, however, that no consent of the Company or Wave shall be required if such assignment or delegation is to a controlled Affiliate of Purchaser and such Affiliate executes the Registration Rights Agreement and Investor Rights Agreement in accordance with Section 2(d); provided, further, that no such assignment or delegation shall relieve the Purchaser of its obligations hereunder (including its obligation to purchase the Backstop Purchase Shares and pay the BPS Purchase Price) and the Company and Wave shall be entitled to pursue all rights and remedies against the Purchaser subject to the terms and conditions hereof. Any purported assignment or assumption of this Agreement or any right or obligation hereunder in contravention of this Section 8(e) shall be void ab initio.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

(g) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h) Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(i) Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(a) and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 8(i), a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(j) Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived, in whole or in part, except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided, that the prior written consent of Wave shall be required for any amendments, modifications, waivers or supplements (which shall include amendments which create additional conditionality, changes to the economics or delay the timing of any Backstop Notice).

(k) Waiver of Damages. Notwithstanding anything to the contrary contained herein, in no event shall any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement; provided, however, that in connection with any breach of Section 2(a) by the Purchaser, Wave (on behalf of itself and Wynn Resorts, Limited) will be entitled to recover all forms of damages (other than punitive damages), including for loss of business reputation, opportunity costs, time value of money and diminution of value, whether such damages are direct, indirect, consequential, special, exemplary or otherwise.

(l) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) Expenses. Except as otherwise expressly stated herein, the Company will be responsible for all costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants, transfer agents, stamp taxes and all of The Depository Trust Company’s fees associated with the issuance and resale of the Securities and the securities issuable upon conversion or exercise of the Securities.

(n) Construction. The parties (and Wave) hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto (and Wave) and no presumption or burden of proof will arise favoring or disfavoring any party hereto (or Wave) because of the authorship of any provision of this Agreement.

Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence. The prior written consent of Wave shall be required for any waiver by the Company or the Purchaser of any any default, misrepresentation, or breach of warranty or covenant hereunder.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, or upon the request of a Governmental Authority, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(q) Specific Performance; Enforcement. The Purchaser agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur to each of the Company and Wave in the event that the Purchaser does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Purchaser acknowledges and agrees that (i) each of Wave and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, Wave and the Company would not have entered into the Transaction Agreements (including this Agreement). The Purchaser agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that Wave or the Company have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Purchaser acknowledges and agrees that Wave or the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8(q), shall not be required to provide any bond or other security in connection with any such injunction. This Agreement may be enforced only by the Company, Wave and the Purchaser, and (other than Wave) none of the Company’s direct or indirect creditors nor any other person that is not a party to this Agreement shall have any right to enforce this Agreement or to cause the Company to enforce this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ David Ducommun
Name: David Ducommun
Title: President

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Backstop Facility Agreement]

ANNEX I

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 10, 2021, by and among Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“AAC”), WSI Investment, LLC, a Nevada limited liability company (the “Stockholder”), and, solely with respect to Section 1(a), Section 3(b), Section 6 and Sections 10 through 16 hereof, Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”). Each of AAC and the Stockholder (and, solely for with respect to Section 1(a), Section 3(b), Section 6 and Sections 10 through 16 hereof, the Company) are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on May 10, 2021, AAC, Wave Merger Sub Limited, an exempted company limited by shares incorporated in Bermuda (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, (i) Merger Sub shall be merged with and into the Company such that the separate corporate existence of Merger Sub shall thereupon cease in accordance with Section 104H of the Bermuda Companies Act (the “Merger”), (ii) the Company shall be the surviving company in the Merger, and (iii) the Merger shall have the effects set forth in the Business Combination Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act. As a result of the Merger, at the Effective Time (a) the Company (as the surviving company of the Merger) shall become a Subsidiary of AAC and (b) the Subject Company Shares (as defined below) shall be automatically converted into the right to receive a portion of the Closing Merger Consideration;

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Company Securities set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Business Combination Agreement and as a material inducement to AAC, Merger Sub and the Company agreeing to enter into the Business Combination Agreement and consummate the Transactions, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that AAC, Merger Sub and the Company would not have entered into and agreed to consummate the Transactions without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Stockholder Consent and Related Matters. (a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Form S-4 is declared effective under the

Securities Act, the Stockholder shall duly execute and deliver to the Company and AAC the Company Written Consent under which it shall irrevocably and unconditionally approve the Business Combination Agreement and consummation of the Transactions. Without limiting the generality of the foregoing, prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by AAC and the Company, for any matters, actions or proposals to be approved by the Stockholder in connection with, or otherwise in furtherance of, the Transactions, the Stockholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from AAC and the Company, and (ii) the Stockholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Acquisition Transaction or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 10.01 or 10.02 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of AAC, the Stockholder hereby irrevocably appoints AAC or any individual designated by AAC as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company’s shareholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company’s shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company’s shareholders or any action by written consent by the Company’s shareholders (including the Company Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder to AAC pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted to AAC in consideration for AAC entering into the Business Combination Agreement and agreeing to consummate the Transactions. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

2. Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives and agrees not to assert any appraisal rights pursuant to Section 106(6) of the Bermuda Companies Act or otherwise in connection with the Business Combination Agreement and the Transactions with respect to any and all Subject Company Shares held by the undersigned of record or beneficially owned.

3. Other Covenants and Agreements.

(a) The Stockholder shall be bound by and subject to Section 7.03 (No Claims Against Trust Account) of the Business Combination Agreement to the same extent as such provision applies to the Company, as if the Stockholder is directly party thereto.

(b) The Stockholder hereby agrees that it shall deliver to the Company and AAC a duly executed counterpart to the Registration Rights Agreement and the Investor Rights Agreement no later than three (3) Business Days prior to the Closing.

(c) The Stockholder acknowledges and agrees that AAC, Merger Sub and the Company are entering into the Business Combination Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement AAC, Merger Sub and the Company would not have entered into the Business Combination Agreement or agreed to consummate the Transactions.

4. Stockholder Representations and Warranties. The Stockholder represents and warrants as follows:

(a) The Stockholder is a limited liability company duly organized or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of formation.

(b) The Stockholder has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by AAC and the Company), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Laws or under that certain Shareholders’ Agreement, dated as of October 23, 2020, by and among the Company and the other parties thereto (the “Company Stockholders Agreement”)). Except for the Company Securities set forth on Schedule A hereto, together with any other Company Securities that the Stockholder acquires record or beneficial ownership after the date hereof, the Stockholder does not own, beneficially or of record, any Company Securities or have the right to acquire any Company Securities. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Stockholders Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Action pending or, to the Stockholder’s knowledge, threatened against or involving the Stockholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on its behalf, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, AAC and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Agreements and (ii) it has been furnished with or given access to such documents and information about the AAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Transaction Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Transaction Agreements to which it is or will be a party (or a third party beneficiary thereof) and no other representations or warranties of any AAC Party or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Transaction Agreements to which it is or will be a party (or a third party beneficiary thereof), none of the AAC Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

5. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of AAC (such consent not to be unreasonably withheld, conditioned or delayed), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise) and any exercise of any option or similar right with respect to; provided, that, a transfer shall not include (and the Stockholder shall not be restricted from making), any transfer of Subject Company Shares to an Affiliate of the Stockholder if, as a condition to such Transfer, such assignee executes a support agreement on terms substantially identical to this Agreement or any pledge or collateral arrangement that does not restrict the Stockholder from transferring the Subject Company Shares free and clear of all liens and encumbrances in connection with the Closing.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud, (ii) the representations and warranties set forth in Sections 4(g) and (h) shall each survive any termination of this Agreement and (iii) Section 3(a) (solely to the extent that it relates to Section 7.03 (No Claims Against Trust Account) and Section 7 shall survive the termination of this Agreement pursuant to Section 6(b).

7. Release. In consideration of and as a condition to Stockholder’s right to receive the consideration that is due to it in accordance with the Business Combination Agreement, and for other good and valuable consideration, the sufficiency of which Stockholder hereby agrees and acknowledges, from and after (and effective upon) the Effective Time, Stockholder hereby unconditionally, irrevocably and absolutely releases and forever discharges, to the maximum extent permitted by applicable law, AAC, the Company and any of their respective current or former Affiliates, and any of their respective current, former or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other Representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all losses, liabilities, obligations, claims, costs, demands, actions and causes of action, suits, debts, accounts, covenants, contracts, controversies, damages and judgments of every kind, nature and character (including, without limitation, any fiduciary duty claims and any claims for damages, costs, expenses, compensation and attorneys’, brokers’ and accountants’ fees and expenses), arising out of, in connection with or otherwise relating to any act, omission, harm, matter, transaction, claim, proceeding, affair or occurrence, whether arising under contract, tort, law, equity or otherwise, whether known or unknown, suspected or unsuspected that Stockholder and/or its Affiliates and its and their respective former, current or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other Representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, Stockholder’s “Related Parties”) now has, has ever had or at any time could have asserted against any of the Released Parties in such Stockholder’s capacity as a securityholder of the Company, arising out of, in connection with or otherwise relating to any matter, transaction, claim, proceeding, affair or occurrence at any time up to and including the Effective Time (collectively, the “Released Claims”). Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement will waive or preclude Stockholder from exercising Stockholder’s rights, if any, (A) to receive and be paid the portion of the Closing Merger Consideration payable under, and subject to the terms and conditions set forth in, the Business Combination Agreement in respect of each share of capital stock of the Company held by Stockholder immediately prior to the Effective Time, (B) under any Transaction Agreement, (C) to indemnification to which Stockholder may be entitled pursuant to an indemnification agreement with the Company or the certificate of incorporation, bylaws or other organizational documents of the Company, (D) with respect to any rights of such Stockholder and its Related Parties that do not result from, relate to or arise out of, or are not otherwise in connection with, Stockholder’s capacity as a securityholder of the Company, and (E) pursuant to agreements between the Company (or its Affiliates) and the Stockholder (or Affiliates of the Stockholder), (collectively, the “Retained Rights”). Stockholder, on behalf of itself and its Related Parties, hereby unconditionally, irrevocably and absolutely agrees, to the maximum extent permitted by applicable law, to (x) waive any and all rights with respect to the Subject Shares (other than the Retained Rights) and (y) refrain from, directly or indirectly, asserting, initiating or commencing (or allowing to be asserted, initiated or commenced on its behalf) any claim, cause of action, proceeding, suit, action, demand or similar process, in any agency or court, or before any tribunal, against any Released Party, directly or indirectly, arising out of, in connection with or otherwise relating to any Released Claim (but not any Retained Rights), it being the intent of Stockholder and its Related Parties that the Released Parties be, and by virtue of the execution of this Agreement the Released Parties will be, irrevocably, unconditionally, and absolutely forever released and discharged of and from any and all obligations and liabilities arising out of, in connection with or otherwise related in any way to the Released Claims (but not the Retained Rights). Stockholder understands and acknowledges on behalf of itself and its Related Parties that it is releasing potentially unknown claims, and that it may have limited knowledge with respect to some of the claims being released. Stockholder acknowledges that there is a risk that, after signing this Agreement, it may learn information that might have affected its decision to enter into this Agreement. Stockholder irrevocably and unconditionally assumes this risk and all other risks of any mistake in entering into this Agreement. Stockholder agrees that this Agreement is fairly and knowingly made.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of such Stockholder serving as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

9. No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of AAC or the Stockholder shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

10. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to AAC, to:
Austerlitz Acquisition Corporation I 1701 Village Center Circle Las Vegas, NV 89134

Attention:	Michael L. Gravelle, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention:	Michael J. Aiello Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com

If to the Stockholder, to:

Wynn Resorts, Limited 3131 Las Vegas Blvd. S., Las Vegas, NV 89109
Attention:	Chief Financial Officer
Email:	Craig.Billings@wynnresorts.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Eric L. Schiele, P.C.
Jonathan L. Davis, P.C.
Carlo Zenkner
Email:	eric.schiele@kirkland.com
jonathan.davis@kirkland.com
carlo.zenkner@kirkland.com

If to the Company, to:

Wynn Interactive Ltd 3131 Las Vegas Blvd. S., Las Vegas, NV 89109
Attention:	Chief Executive Officer
Email:	Craig.Billings@wynnresorts.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Eric L. Schiele, P.C. Jonathan L. Davis, P.C. Carlo Zenkner
Email:	eric.schiele@kirkland.com jonathan.davis@kirkland.com carlo.zenkner@kirkland.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

12. Amendments and Waivers; Assignment Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parties. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without AAC’s and the Company’s prior written consent (to be withheld or given in their respective sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 shall be void.

13. Fees and Expenses. Except as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

14. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

16. Miscellaneous. Sections 1.02 (Construction), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.11 (Severability), and 12.12 (Jurisdiction; Waiver of Trial by Jury) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Support Agreement as of the date first above written.

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ Richard N. Massey
Name:	Richard N. Massey
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

WSI INVESTMENT, LLC

By:	Wynn Resorts, Limited
Its:	Sole Member

By:	/s/ Craig S. Billings
Name: Craig S. Billings
Title: Chief Financial Officer and Treasurer

[Signature Page to Support Agreement]

WYNN INTERACTIVE LTD.

By:	/s/ Craig S. Billings
Name: Craig S. Billings
Title: Chief Executive Officer

[Signature Page to Support Agreement]

Annex J

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT, dated as of May 10, 2021 (this “Agreement”), is made by and between Austerlitz Acquisition Corporation I, a Cayman Islands exempted limited company (the “Company”) and Cannae Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Forward Purchase Agreement (as defined below).

WHEREAS, the Company and Purchaser (each, a “Party” and collectively, the “Parties”) are parties to that certain Forward Purchase Agreement, dated as of February 25, 2021 (the “Forward Purchase Agreement”);

WHEREAS, the Forward Purchase Agreement provides that immediately prior to the closing of the Company’s initial Business Combination, the Company shall issue and sell, and the Purchaser shall purchase, on a private placement basis, 5,000,000 Class A Shares and 1,250,000 Warrants for the FPA Purchase Price on the terms and conditions set forth therein;

WHEREAS, pursuant to Section 9(a) of the Forward Purchase Agreement, the Forward Purchase Agreement may be terminated at any time prior to the FPS Closing by mutual written consent of the Company and Purchaser; and

WHEREAS, each of the Company and Purchaser have determined to terminate the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree as follows:

1. Pursuant to Section 9(a) of the Forward Purchase Agreement, effective as of the date hereof, the Forward Purchase Agreement is hereby terminated;

2. Section 9 of the Forward Purchase Agreement shall govern the effect of the termination of the Forward Purchase Agreement; provided, that the reference to “this Section 8” in such section shall refer instead to “this Section 9”; and

3. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, representations, understandings, and arrangements, whether written or oral, among the Parties.

4. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

5. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[The remainder of this page is intentionally left blank.]

J-1

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PURCHASER:

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

COMPANY:

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ David Ducommun
Name: David Ducommun
Title: President

[Signature Page to Termination Agreement]

J-2

Annex K

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF CONTINUANCE OF COMPANY LIMITED BY SHARES

Section 132C(2)

MEMORANDUM OF CONTINUANCE

OF

Wynn Interactive Limited

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	The Company is an exempted company as defined by the Companies Act 1981.

3.	The authorised share capital of the Company is US$[●] divided into [[●] shares of par value US$[●] each].

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:- N/A

5.

Details of Incorporation: The Company was incorporated as an exempted company limited by shares under the laws of the Cayman Islands on 21 December 2020 under the name “Austerlitz Acquisition Corporation I”.

6.	The objects of the Company from the date of continuance are unrestricted.

7.	The following are provisions regarding the powers of the Company:

i) has the powers of a natural person;

ii) subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

iii) has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and

iv) has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.

Signed by a duly authorised person in the presence of a witness attesting the signature thereof:-

[●]
Director	Witness

Dated this                         , 2021

K-1

Annex L

WYNN INTERACTIVE LTD.

2021 OMNIBUS INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the Wynn Interactive Ltd. 2021 Omnibus Incentive Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Wynn Interactive Ltd., an exempt company organized under the laws of Bermuda (the “Company”), by linking the individual interests of the members of the Board, Employees and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s), unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2    “Affiliate” shall mean any Parent or Subsidiary.

2.3    “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4    “Applicable Law” shall mean any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax, gaming or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5    “Award” shall mean an Option, a Restricted Share award, a Restricted Share Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Share award, a Deferred Share Unit award, a Share Payment award or a Share Appreciation Right, in each case, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6    “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7    “Award Limit” shall have the meaning set forth in Section 3.3.

2.8    “Board” shall mean the Board of Directors of the Company.

2.9    “Change in Control” shall mean the occurrence of any one of the following events: (a) the direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than fifty percent (50%) of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions, excluding a transaction described in clause (c) below that does not constitute a Change in Control; (b) the direct or indirect sale or transfer by the Company of all or substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions; (c) the consummation of the merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than fifty percent (50%) of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not have Beneficial Ownership of more than fifty percent (50%) of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or (d) more than fifty percent (50%) of the members of the Company’s Board are individuals who were neither members of the Board as of the Effective Date nor individuals whose election (or nomination for election) to the Board was approved by a vote of at least fifty percent (50%) of the members of the Board immediately before such election or nomination (“Approved Directors”).

For purposes of determining whether a Change in Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (i) any Person or Group directly or indirectly having Beneficial Ownership of more than fifty percent (50%) of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (ii) any Person or Group of which the Company has Beneficial Ownership of more than fifty percent (50%) of the voting power of the issued and outstanding voting securities immediately before the transaction in question and (iii) any Person or Group of which more than fifty percent (50%) of the voting power of the issued and outstanding voting securities is owned, directly or indirectly, by Beneficial Owners of more than fifty percent (50%) of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, an individual shall not be deemed to be an Approved Director if such individual became a member of the Board as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), or as a result of an agreement to avoid or settle an Election Contest or Proxy Contest.

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in the Treasury Regulation §1.409A-3(i)(5) shall be consistent with such regulation.

2.10    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.11    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

2.12    “Company” shall have the meaning set forth in Article 1.

2.13    “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14    “Deferred Share Units” shall mean a right to receive Shares awarded under Section 9.5.

2.15    “Deferred Shares” shall mean a right to receive Shares awarded under Section 9.4.

2.16    “Director” shall mean a member of the Board, as constituted from time to time.

2.17    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, to the extent awarded under Section 9.2.

2.18    “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19    “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s shareholders.

2.20    “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.21    “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.22    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization, that affects the number or kind of Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

2.23    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24    “Expiration Date” shall have the meaning set forth in Section 13.1.

2.25    “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)    If the Shares are listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)    If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26    “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.27    “Holder” shall mean a person who has been granted an Award.

2.28    “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.29    “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.30    “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.31    “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.32    “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33    “Option Term” shall have the meaning set forth in Section 5.4.

2.34    “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.35    “Performance Award” shall mean a cash bonus award, share bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.

2.36    “Performance Goals” shall mean goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable. The Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.37    “Performance Share Unit” shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value, including dollar value of Shares.

2.38    “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.39    “Plan” shall have the meaning set forth in Article 1.

2.40    “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.41    “Restricted Share Units” shall mean the right to receive Shares awarded under Article 8.

2.42    “Restricted Shares” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.43    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.44    “Shares” shall mean the Class A Ordinary Shares of the Company.

2.45    “Share Appreciation Right” shall mean a share appreciation right granted under Article 10.

2.46    “Share Appreciation Right Term” shall have the meaning set forth in Section 10.4.

2.47    “Share Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.48    “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.49    “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, including, but not limited to, the WIL Replacement Options granted hereunder; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

2.50    “Termination of Service” shall mean:

(a)    As to Awards made to a person serving as a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b)    As to Awards made to a person serving as a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c)    As to Awards made to a person serving as an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate. For the avoidance of doubt, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, an Employee whose status changes from Employee to Non-Employee Director or Consultant shall be deemed to have experienced a Termination of Service (regardless of whether such conversion is immediate with no period of time in between such conversion).

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

2.51    “WIL Replacement Options” shall have the meaning set forth in that certain Business Combination Agreement, by and among Austerlitz Acquisition Corporation I, Wave Merger Sub Limited and Wynn Interactive Ltd., dated May 10, 2021.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares.

(a)    Subject to this Section 3.1 and Section 13.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan should not exceed 55,292,766 Shares, which number is subject to adjustment as provided herein (the “Share Limit”); provided, however, no more than 55,292,766 Shares may be issued upon the exercise of Incentive Stock Options. Notwithstanding the foregoing, the Share Limit shall be increased on the first day of each calendar year, beginning with calendar year 2022, by a number of Shares equal to the lesser of (i) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such lesser amount by which the Administrator may decide to increase the number of Shares as of such date.

(b)    Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (i) tendered in payment of an Option (including, for the avoidance of doubt, Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option), (ii) delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) subject to an Award that expires or is canceled, forfeited, surrendered, exchanged or terminated without issuance of the full number of Shares to which the Award related, (iv) subject to an Award under the Plan settled in cash (in whole or in part) or (v) repurchased by the Company under Section 7.5 at the same price paid by the Holder, so that such Shares are returned to the Company. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)    Substitute Awards (other than the WIL Replacement Options) shall not reduce the Shares authorized for grant under the Plan; WIL Replacement Options shall reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2    Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

3.3    Limitation on Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, in on event shall the compensation payable by the Company to a Non-Employee Director relating solely to his or her services as a Non-Employee Director during any calendar year, including the grant date value (determined under U.S. generally accepted accounting principles) of Awards, cash retainers and other compensation, exceed $750,000 in the aggregate in any calendar year; provided, that, the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

ARTICLE 4.

GRANTING OF AWARDS

4.1    Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2    Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4    At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, nor interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary, and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5    Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6    Non-Employee Director Awards. The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire and such other terms and conditions as the Administrator shall determine in its discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its discretion.

4.7    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to or in tandem with any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

GRANTING OF OPTIONS

5.1    Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2    Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option, unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of the Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of the Shares shall be determined as of the time the respective Options were granted.

5.3    Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4    Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Option relating to such a Termination of Service.

5.5    Option Vesting.

(a)    The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator, and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any Performance Goal or any other criteria selected by the Administrator, or a combination of any of the foregoing.

(b)    No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator, either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

5.6    Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per Share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (i) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (ii) the aggregate exercise price of such shares.

5.7    Substitution of Share Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Share Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 6.

EXERCISE OF OPTIONS

6.1    Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares, and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

6.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the share administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on Share certificates and issuing stop-transfer notices to agents and registrars;

(c)    In the event that the Option shall be exercised pursuant to the terms of the Plan, the Award Agreement and the Company’s governing documents, by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)    Full payment of the exercise price and applicable withholding taxes to the share administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.

6.3    Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder or (b) one year after the transfer of such Shares to such Holder.

ARTICLE 7.

AWARD OF RESTRICTED SHARES

7.1    Award of Restricted Shares.

(a)    The Administrator is authorized to grant Restricted Shares to Eligible Individuals and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate.

(b)    The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Shares.

7.3    Rights as Shareholders. Subject to the terms of the Plan (including Section 7.4), the Award Agreement and the Company’s governing documents, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3. In addition, with respect to Restricted Shares with service- and/or performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the service and/or performance-based vesting conditions are subsequently satisfied and the Restricted Shares fully vest.

7.4    Restrictions. All Restricted Shares (including any Shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, one or more Performance Goals, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.

7.5    Repurchase or Forfeiture of Restricted Shares. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per Share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and, if applicable, the Company shall not have a right of repurchase.

7.6    Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Shares must include an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares. The Company may, in its sole discretion, (a) retain physical possession of any Share certificate evidencing Restricted Shares until the restrictions thereon shall have lapsed and/or (b) require that the Share certificates evidencing Restricted Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a share power, endorsed in blank, relating to such Restricted Shares.

7.8    Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED SHARE UNITS

8.1    Grant of Restricted Share Units. The Administrator is authorized to grant Awards of Restricted Share Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2    Term. Except as otherwise provided herein, the term of a Restricted Share Unit award shall be set by the Administrator in its sole discretion.

8.3    Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Share Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4    Vesting of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Goals, Company performance, individual performance or other specific criteria or a combination of any of the foregoing, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5    Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Share Unit vests and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Share Unit vests. On the maturity date, the Company shall, subject to Section the terms of the Plan (including Section 11.4(e)), the Award Agreement and the Company’s governing documents, transfer to the Holder one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited or, in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.

8.6    Payment upon Termination of Service. An Award of Restricted Share Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

8.7    No Rights as a Shareholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Share Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Share Units, unless and until the same are transferred to the Holder pursuant to the terms of the Plan and the Award Agreement.

8.8    Dividend Equivalents. Subject to Section 9.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Share Units based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award of Restricted Share Units is granted to a Holder and the maturity date of such Award.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, SHARE PAYMENTS, DEFERRED SHARES, DEFERRED SHARE UNITS

9.1    Performance Awards.

(a)    The Administrator is authorized to grant Performance Awards, including Awards of Performance Share Units, to any Eligible Individual. The value of Performance Awards, including Performance Share Units, may be linked to any one or more of the Performance Goals or other specific criteria determined by the Administrator, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Share Unit awards, may be paid in cash, Shares or a combination of cash and Shares, as determined by the Administrator.

(b)    Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case, on a specified date or dates or over any period or periods determined by the Administrator.

9.2    Dividend Equivalents.

(a)    Dividend Equivalents may be granted by the Administrator based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with service- and/or performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the service- and/or performance-based vesting conditions are subsequently satisfied and the Award fully vests.

(b)    Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

9.3    Share Payments. The Administrator is authorized to make Share Payments to any Eligible Individual. The number or value of Shares of any Share Payment shall be determined by the Administrator and may be based upon one or more Performance Goals or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Share Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Share Payment shall have no rights as a Company shareholder with respect to such Share Payment until such time as the Share Payment has vested and the Shares underlying the Award have been issued to the Holder. Share Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4    Deferred Shares. The Administrator is authorized to grant Deferred Shares to any Eligible Individual. The number of shares of Deferred Shares shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Goals or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Share award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Shares shall have no rights as a Company shareholder with respect to such Deferred Shares until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.6    Deferred Share Units. The Administrator is authorized to grant Deferred Share Units to any Eligible Individual. The number of Deferred Share Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Goals or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Share Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Share Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Share Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Share Units shall have no rights as a Company shareholder with respect to such Deferred Share Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.7    Term. The term of a Performance Award, Dividend Equivalent award, Share Payment award, Deferred Share award and/or Deferred Share Unit award shall be set by the Administrator in its sole discretion.

9.8    Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Share Payment award, Deferred Shares or Shares distributed pursuant to a Deferred Share Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.9    Termination of Service. A Performance Award, Share Payment award, Dividend Equivalent award, Deferred Share award and/or Deferred Share Unit award is distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Share Payment award, Deferred Share award and/or Deferred Share Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF SHARE APPRECIATION RIGHTS

10.1    Grant of Share Appreciation Rights.

(a)    The Administrator is authorized to grant Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)    A Share Appreciation Right shall entitle the Holder (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per Share of the Share Appreciation Right from the Fair Market Value on the date of exercise of the Share Appreciation Right by (ii) the number of Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Share Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Share Appreciation Right is granted.

(c)    Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Share Appreciation Right that is a Substitute Award, the price per Share of the Shares subject to such Share Appreciation Right may be less than 100% of the Fair Market Value per Share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (A) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (B) the aggregate exercise price of such shares.

10.2    Share Appreciation Right Vesting.

(a)    The period during which the right to exercise, in whole or in part, a Share Appreciation Right vests in the Holder shall be set by the Administrator, and the Administrator may determine that a Share Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate or any other criteria selected by the Administrator. At any time after grant of a Share Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Share Appreciation Right vests.

(b)    No portion of a Share Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator, either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Share Appreciation Right.

10.3    Manner of Exercise. All or a portion of an exercisable Share Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the share administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Share Appreciation Right or such portion of the Share Appreciation Right;

(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)    In the event that the Share Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Share Appreciation Right.

10.4    Share Appreciation Right Term. The term of each Share Appreciation Right (the “Share Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Share Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Share Appreciation Rights, which time period may not extend beyond the expiration date of the Share Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 10.4, the Administrator may extend the Share Appreciation Right Term of any outstanding Share Appreciation Right, and may extend the time period during which vested Share Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Share Appreciation Right relating to such a Termination of Service.

10.5    Payment. Payment of the amounts payable with respect to Share Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised) or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1    Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2    Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required or permitted by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and subject to such terms and conditions as it may specify, allow or provide for the Company to withhold Shares otherwise issuable under an Award (or allow the surrender of Shares) in payment of such tax withholding. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase sufficient to satisfy the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with any applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation. Pursuant to Section 3.1(b)(ii), any such Shares withheld or surrendered will be available for future grants of Awards under the Plan.

11.3    Transferability of Awards.

(a)    Except as otherwise provided in Section 11.3(b):

(i)    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)    No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)    During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)    Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award, other than an Incentive Stock Option, to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)    Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or has a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse, or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

11.4    Conditions to Issuance of Shares.

(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with Applicable Law.

(b)    All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)    The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)    No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

11.5    Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a)    (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (A) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (B) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or breaches any other restrictive covenant that the Holder is bound, or (C) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b)    All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6    Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the shareholders of the Company, (a) authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share or (b) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the shareholders of the Company, to amend any outstanding Award to increase the price per Share or to cancel and replace an Award with the grant of an Award having a price per Share that is greater than or equal to the price per Share of the original Award.

ARTICLE 12.

ADMINISTRATION

12.1    Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an

“independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors, and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board, and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, to the extent consistent with Applicable Law and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

12.3    Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4    Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)    Designate Eligible Individuals to receive Awards;

(b)    Determine the type or types of Awards to be granted to each Eligible Individual;

(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price or purchase price, any Performance Goal, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition or other restrictive covenants and recapture of gain on an Award, based, in each case, on such considerations as the Administrator in its sole discretion determines;

(e)    Institute and determine the terms and conditions of an Exchange Program;

(f)    Determine whether, to what extent and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(g)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(h)    Decide all other matters that must be determined in connection with an Award;

(i)    Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)    Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(k)    To impose a “blackout” period during which Options or Share Appreciation Rights may not be exercised and/or any other Awards may not be settled;

(l)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(m)    Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects.

12.5    Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

12.6    Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1    Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2 or pursuant to the terms of Section 3.1, (a) increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (b) reduce the price per Share of any outstanding Option or Share Appreciation Right granted under the Plan or take any action prohibited under Section 11.6 or (c) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 13.9, or as otherwise required to comply with Applicable Law, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

13.2    Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)    In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than cash dividends) of Company assets to shareholders or any other change affecting the Shares or the price of the Shares (other than an Equity Restructuring), the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per Share for any outstanding Awards under the Plan.

(b)    In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)    To provide for either (A) termination or cancellation of any such Award in exchange for an amount of cash, Shares or other forms of property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, including any Option or Share Appreciation Right with an exercise price per Share equal to or in excess of the Fair Market Value of a Share or other applicable price in connection with the transaction or event described in this Section 13.2, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property, selected by the Administrator in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)    To provide that such Award be assumed or continued by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Shares or Deferred Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)    To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)    To provide that the Award cannot vest, be exercised or become payable after such event and will be terminated and cancelled.

(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i)    The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)    The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award Limit). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)    Upon a Change in Control, the Administrator may, in its sole discretion, do one or more of the following: (i) shorten the period during which Options or Share Appreciation Rights are exercisable (provided they remain exercisable for at least thirty (30) days after the date notice of such shortening is given to the holders of the Options or Share Appreciation Rights); (ii) accelerate any vesting schedule or lapse of restrictions to which an Award is subject; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume, continue or substitute the Awards in a manner consistent with the requirements of Section 409A of the Code (and in the case of Incentive Stock Options, for any assumed or substituted Option, in a manner consistent with Treasury Regulation §1.424-1 (and any amendment thereto)); or (iv) cancel Awards upon payment to the holders of the Awards in cash or other property, with respect to each Award to the extent then exercisable or vested (including, if applicable, any Awards as to which the vesting schedule has been accelerated as contemplated in clause (ii) above), of an amount that is the equivalent of the excess of the Fair Market Value of the Shares (at the effective time of the merger, reorganization, sale or other event) over (in the case of Options or Share Appreciation Rights) the exercise price of the Option or Share Appreciation Right; provided, however, that if the exercise price per Share of an Option or Share Appreciation Right exceeds the Fair Market Value of a Share (at the effective time of the merger, reorganization, sale or other event), such Award may be cancelled for no consideration. For the purposes of this Section 13.2(d), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock or shares of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock or shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control.

(e)    The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f)    No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)    The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)    Unless otherwise determined by the Administrator, no action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(i)    In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of the Shares, including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3    Approval of Plan by Shareholders. The Plan will be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such shareholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse, and no Shares shall be issued pursuant thereto, prior to the time when the Plan is approved by the shareholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12)-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

13.4    No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

13.5    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6    Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate to: (a) establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose, including, without limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including, but not limited to, state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company, as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

13.8    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Nevada without regard to conflicts of laws thereof or of any other jurisdiction.

13.10    Section 409A. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code, and to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. The Company shall have no liability to a Holder, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company, and in the event that any amount or benefit under the Plan becomes subject to penalties, interest or excise penalties under Section 409A of the Code, responsibility for payment of such penalties, interest or excise taxes shall rest solely with the affected Holder and not with the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or an Award Agreement providing for the payment of any amount or benefit in respect of an Award that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of the Plan or an Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in the Plan or any Award Agreement, if a Holder is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service” of such Holder and (b) the date of such Holder’s death, solely to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13.10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Holder in a lump sum, and all remaining payments and benefits due under the Plan or any Award Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.11    No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.13    Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15    Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20 Indemnification of directors and officers.

The Cayman Islands Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Austerlitz’s amended and restated memorandum and articles of association provided for indemnification of Austerlitz’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Austerlitz has entered into agreements with Austerlitz’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Austerlitz’s amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Austerlitz has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21 Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of May 10, 2021, by and among Austerlitz, Wave Merger Sub Limited, and Wynn Interactive Ltd. (included as Annex A to the proxy statement/prospectus).*

3.1	Amended and Restated Memorandum and Articles of Association of Austerlitz (incorporated by reference to Exhibit 3.1 to Austerlitz’s Form S-1, filed with the SEC on February 10, 2021).*

3.2	Bye-laws of Austerlitz, as will be in effect upon completion of the Domestication (included as Annex B to the proxy statement/prospectus).*

4.1	Specimen Unit Certificate of Austerlitz (incorporated by reference to Exhibit 4.1 to Austerlitz’s Form S-1, filed with the SEC on February 16, 2021).*

4.2	Specimen Class A Ordinary Share Certificate of Austerlitz (incorporated by reference to Exhibit 4.2 to Austerlitz’s Form S-1/A, filed with the SEC on February 16, 2021).*

4.3	Specimen Warrant Certificate of Austerlitz (incorporated by reference to Exhibit 4.3 to Austerlitz’s Form S-1, filed with the SEC on February 16, 2021).*

4.4	Warrant Agreement, between Austerlitz and Continental Stock Transfer & Trust Company, dated March 2, 2021 (incorporated by reference to Exhibit 4.1 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

5.1	Opinion of ASW Law Limited regarding the securities being offered.*

8.1	Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. income tax matters.*

8.2	Opinion of Kirkland & Ellis LLP regarding certain U.S. income tax matters.

10.1	Form of Investor Rights Agreement (included as Annex C to the proxy statement/prospectus).*

Exhibit Number	Description

10.2	Form of Amended & Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus).*

10.3	Form of Bermuda Statutory Merger Agreement (included as Annex E to the proxy statement/prospectus).*

10.4	Form of Intercompany Agreement (included as Annex F to the proxy statement/prospectus).*

10.5	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Austerlitz (incorporated by reference to Exhibit 10.1 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.6	Registration Rights Agreement among Austerlitz, the Sponsor, and certain other security holders named therein, dated March 2, 2021 (incorporated by reference to Exhibit 10.2 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.7	Private Placement Warrants Purchase Agreement between Austerlitz and the Sponsor, dated February 25, 2021 (incorporated by reference to Exhibit 10.3 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.8	Administrative Services Agreement between Austerlitz and Cannae Holdings, Inc., dated March 2, 2021 (incorporated by reference to Exhibit 10.4 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.9	Form of Letter Agreement, between Austerlitz and each of its officers and directors, dated March 2, 2021 (incorporated by reference to Exhibit 10.5 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.10	Letter Agreement, between Austerlitz and the Sponsor, dated March 2, 2021 (incorporated by reference to Exhibit 10.6 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.11	Form of Indemnity Agreement, between Austerlitz and each of its officers and directors, dated March 2, 2021 (incorporated by reference to Exhibit 10.7 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).*

10.12	Promissory Note issued to the Sponsor and Trasimene Capital Management, LLC, dated January 4, 2021 (incorporated by reference to Exhibit 10.6 to Austerlitz’s Form S-1, filed with the SEC on February 10, 2021).*

10.13	Securities Subscription Agreement between Austerlitz and the Sponsor, dated January 4, 2021 (incorporated by reference to Exhibit 10.7 to Austerlitz’s Form S-1, filed with the SEC on February 10, 2021).*

10.14	Form of Forward Purchase Agreement between Austerlitz and Cannae Holdings, Inc. (incorporated by reference to Exhibit 10.10 to Austerlitz’s Form S-1/A, filed with the SEC on February 2, 2021).*

10.15	Amended and Restated Sponsor Agreement, by and among Austerlitz, the Sponsor, and the Insiders, dated May 10, 2021 (incorporated by reference to Exhibit 10.1 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on May 10, 2021).*

10.16	Forward Purchase Agreement Mutual Termination Agreement, between Austerlitz and Cannae Holdings, Inc., dated May 10, 2021 (incorporated by reference to Exhibit 10.3 to Austerlitz’s Current Report on Form 8-K, filed with the SEC on May 10, 2021).*

10.17	Form of Wynn Interactive Limited 2021 Omnibus Incentive Plan (included as Annex L to the proxy statement/prospectus).*

21.1	List of Subsidiaries of Austerlitz.*

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Austerlitz.

Exhibit Number	Description

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for the Company.

23.3	Consent of Ernst & Young Malta Limited, independent auditor for Betbull.

23.4	Consent of ASW Law Limited (included as part of Exhibit 5.1).*

24.1	Power of Attorney (contained on the signature page hereto).*

99.1	Form of Proxy Card for Austerlitz Extraordinary General Meeting.*

99.2	Consent of William P. Foley, II to be named as director.*

99.3	Consent of Craig Billings to be named as director.*

99.4	Consent of Matt Maddox to be named as director.*

99.5	Consent of Ellen Whittemore to be named as director.*

99.6	Consent of Sadok Kohen to be named as director.*

99.7	Consent of Norbert Teufelberger to be named as director.*

101.INS	Inline XBRL Instance Document (the instance document does not appear in the interactive Data File because its XBRL tags are embedded within the Inline XBRL document)*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document*

101.SCH	Inline XBRL Taxonomy Extension Schema Document*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document*

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)*

*	Previously filed.
**	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

Item 22 Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; and

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on the 27th day of September, 2021.

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

* David W. Ducommun	President (Principal Executive Officer)	September 27, 2021

* Bryan D. Coy	Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2021

* Richard N. Massey	Director	September 27, 2021

* Hugh R. Harris	Director	September 27, 2021

* Mark D. Linehan	Director	September 27, 2021

* Erika Meinhardt	Director	September 27, 2021

* Dexter Fowler	Director	September 27, 2021

*

The undersigned, by signing his name hereto, does hereby sign this Amendment No. 3 to registration statement on Form S-4 on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers filed with the SEC.

*By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Attorney-in-fact